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Exhibit 99.1

140 Scott Drive Menlo Park, California 94025 Tel: +1.650.328.4600 Fax: +1.650.463.2600 www.lw.com

FIRM / AFFILIATE OFFICES
	Abu Dhabi	Moscow
	Barcelona	Munich
	Beijing	New Jersey
	Boston	New York
	Brussels	Orange County
	Chicago	Paris
April 6, 2012	Doha	Riyadh
	Dubai	Rome
	Frankfurt	San Diego
	Hamburg	San Francisco
	Hong Kong	Shanghai
	Houston	Silicon Valley
	London	Singapore
CONFIDENTIAL SUBMISSION	Los Angeles	Tokyo
	Madrid	Washington, D.C.
VIA HAND DELIVERY	Milan

Draft Registration Statement	File No. 048370-0008
U.S. Securities and Exchange Commission 100 F Street, N.E. Washington, D.C. 20549	Confidential Submission Pursuant to Title I, Section 106 under the Jumpstart Our Business Startups Act and Section 24(b)(2) of the Securities Exchange Act of 1934

Re:	KYTHERA Biopharmaceuticals, Inc.
Confidential Submission of Draft Registration Statement on Form S-l

Ladies and Gentlemen:

On behalf of KYTHERA Biopharmaceuticals, Inc., a Delaware corporation (the “Company”), and in connection with the confidential submission of its draft registration statement on Form S-l (the “Registration Statement”) on the date hereof, we hereby confidentially submit the draft Registration Statement pursuant to Title I, Section 106 under the Jumpstart Our Business Startups Act (the “JOBS Act”) and Section 24(b)(2) of the Securities Exchange Act of 1934, as amended, for non-public review by the staff (the “Staff”) of the Securities and Exchange Commission (the “Commission”) prior to the public filing of the Registration Statement. A copy of the Registration Statement is contained in the CD enclosed with this letter.

Pursuant to Title 1, Section 101 of the JOBS Act, the Company is an “emerging growth company” that had total annual gross revenues of less than $1.0 billion during its most recently completed fiscal year ended December 31, 2011. Therefore, the Company is permitted to make this confidential submission of the Registration Statement for review by the Staff, provided that the Registration Statement and all amendments thereto shall be publicly filed with the Commission not later than 21 days before the date on which the Company conducts a “road show,” as such term is defined in Title 17, Section 230.433(h)(4) of the Code of Federal Regulations. In addition, as an “emerging growth company,” the Company has availed itself of the exemption from disclosing certain executive compensation information in the Registration Statement pursuant to Title 1, Section 102 of the JOBS Act.

Please direct all notices and communications with respect to this confidential submission to each of the following:

Keith R. Leonard, President and Chief Executive Officer
Keith L. Klein, Esq., General Counsel
KYTHERA Biopharmaceuticals, Inc.
27200 West Agoura Road, Suite 200
Calabasas, CA 91301
Telephone: (818) 587-4500
Facsimile: (818) 587-4591

with a copy to:	Alan C. Mendelson, Esq.
Mark V. Roeder, Esq.
Latham & Watkins LLP
140 Scott Drive
Menlo Park, CA 94025
Telephone: (650) 463-4693 and (650) 463-3043
Facsimile: (650) 463-2600

Please indicate receipt of this confidential submission by date stamping the enclosed copy of this letter and returning it to our messenger, who has been instructed to wait. Please contact the undersigned at (650) 463-3014 or brian.cuneo@lw.com if you have any questions regarding the foregoing.

Very truly yours,

/s/ Brian J. Cuneo
Brian J. Cuneo
of LATHAM & WATKINS LLP

Enclosure(s)

Courtesy copy to:	Jeffrey Riedler, Assistant Director

cc:	Keith R. Leonard, KYTHERA Biopharmaceuticals, Inc.
John W. Smither, KYTHERA Biopharmaceuticals, Inc.
Keith L. Klein, KYTHERA Biopharmaceuticals, Inc.
Alan C. Mendelson, Latham & Watkins LLP
Mark V. Roeder, Latham & Watkins LLP

2

As filed with the Securities and Exchange Commission on April 6, 2012

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

KYTHERA Biopharmaceuticals, Inc.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	2834 (Primary Standard Industrial Classification Code Number)	03-0552903 (I.R.S. Employer Identification Number)
27200 West Agoura Road, Suite 200 Calabasas, CA 91301 (818) 587-4500 (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Keith R. Leonard, Jr.
President and Chief Executive Officer
KYTHERA Biopharmaceuticals, Inc.
27200 West Agoura Road, Suite 200
Calabasas, CA 91301
(818) 587-4500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Alan C. Mendelson, Esq. Mark V. Roeder, Esq. Latham & Watkins LLP 140 Scott Drive Menlo Park, CA 94025 Telephone: (650) 328-4600 Facsimile: (650) 463-2600	Keith L. Klein, Esq. General Counsel KYTHERA Biopharmaceuticals, Inc. 27200 West Agoura Road, Suite 200 Calabasas, CA 91301 Telephone: (818) 587-4500 Facsimile: (818) 587-4591	Alan F. Denenberg, Esq. Davis Polk & Wardwell LLP 1600 El Camino Real Menlo Park, CA 94025 Telephone: (650) 752-2000 Facsimile: (650) 752-2111

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☒	(Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)

Common Stock, $0.00001 par value	$86,250,000	$9,884.25

(1)
Includes offering price of shares that the underwriters have the option to purchase to cover over-allotments, if any.

(2)
Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated April 6, 2012

                         Shares

Common Stock

KYTHERA Biopharmaceuticals, Inc. is offering                shares of common stock. This is our initial public offering and no public market currently exists for our shares. We will apply to have our common stock approved for listing on The NASDAQ Global Market under the symbol "KYTH." We expect that the initial public offering price will be between $          and $          per share.

Investing in our common stock involves a high degree of risk. Before buying any shares, you should read carefully the discussion of the material risks of investing in our common stock under the heading "Risk Factors" starting on page 10 of this prospectus.

	Per share	Total

Public offering price	$	$
Underwriting discounts	$	$
Proceeds, before expenses, to KYTHERA Biopharmaceuticals, Inc.	$	$

We have granted the underwriters the right to purchase up to                additional shares of common stock to cover any over-allotments. The underwriters can exercise this right at any time within 30 days after the date of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of common stock to investors on or about            , 2012.

J.P. Morgan	Goldman, Sachs & Co.

Leerink Swann

Lazard Capital Markets

The date of this prospectus is                  , 2012

Neither we nor the underwriters have authorized anyone to provide you with information that is different from that contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the underwriters are offering to sell shares of common stock and seeking offers to buy shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date on the front of this prospectus, regardless of the time of delivery of this prospectus or any sale of shares of our common stock.

Until                    , 2012 (the 25th day after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

KYTHERA® and our logo are some of our trademarks used in this prospectus. This prospectus also includes trademarks, tradenames, and service marks that are the property of other organizations. Solely for convenience, our trademarks and tradenames referred to in this prospectus appear without the ® and ™ symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights, or the right of the applicable licensor to these trademarks and tradenames.

In this prospectus we refer to Bayer Consumer Care AG and Bayer's affiliate, Intendis GmbH, jointly as Bayer. We also refer to our License Agreement, dated August 26, 2010 with Bayer and our Services, Research, Development and Collaboration Agreement, dated August 26, 2010 with Intendis GmbH, jointly as our collaboration arrangement with Bayer.

i

Prospectus Summary

The items in the following summary are described in more detail later in this prospectus. This summary provides an overview of selected information and does not contain all of the information you should consider before buying our common stock. Therefore, you should read the entire prospectus carefully, especially the "Risk Factors" section beginning on page 10 and our financial statements and the related notes appearing at the end of this prospectus, before deciding to invest in our common stock. In this prospectus, unless the context otherwise requires, references to "we," "us," "our," or "KYTHERA," or "KYTHERA Biopharmaceuticals" refer to KYTHERA Biopharmaceuticals, Inc.

Overview

We are a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of novel prescription products for the aesthetic medicine market. Our objective is to develop first-in-class, non-surgical, prescription products using an approach that relies on the scientific rigor of biotechnology to address unmet needs in the rapidly-growing market for aesthetic medicine. Our initial focus is on the facial aesthetics market, which comprises the majority of the aesthetic medicine market. Our product candidate, ATX-101, is a potential first-in-class, injectable treatment currently in Phase III clinical development for the reduction of fat below the chin, or submental fat. Based on clinical trials conducted to date, ATX-101 has exhibited significant, meaningful and durable results in the reduction of submental fat. These results correspond with patient satisfaction measures demonstrating meaningful improvement in perceived chin appearance. If approved by applicable regulatory authorities, we believe ATX-101 will be an attractive non-surgical solution for the reduction of submental fat, representing a new product category within the rapidly growing facial aesthetics market.

ATX-101 is a proprietary synthetic formulation of sodium deoxycholate, a well-characterized endogenous compound involved in the natural breakdown of dietary fat. Our Phase II studies have demonstrated that ATX-101, when injected subcutaneously into the target fat deposit, reduces the localized fat deposit while leaving the surrounding tissue largely unaffected. We and our collaborator outside the United States and Canada, Bayer, are conducting multiple pivotal Phase III trials of ATX-101 for the reduction of submental fat. In Europe, Bayer is conducting two pivotal Phase III trials of ATX-101, which were initiated in late 2010. Data from these trials are expected to be reported in the second quarter of 2012 and are expected to provide the basis for Bayer's regulatory submissions for approval of ATX-101 in countries in Europe. We initiated our 1,000 patient pivotal Phase III clinical program for ATX-101 in the United States and Canada in March 2012 and expect to report results from these trials in 2013. These trials are expected to form the basis for our new drug application, or NDA, for approval of ATX-101 in the United States and Canada.

The Facial Aesthetics Market

The aesthetics market has grown dramatically in the United States, driven by a large population of consumers looking to minimize and delay signs of aging and improve their general appearance. In 2011, consumers spent nearly $10.0 billion on over 9.2 million physician-administered surgical and non-surgical aesthetic procedures in the United States, according to the American Society of Aesthetic Plastic Surgery, or ASAPS. This reflects the continuation of the steady rise in demand for aesthetic procedures over more than a decade. A strong consumer preference for non-surgical options and the increasing availability of effective alternatives has prompted broader adoption of non-surgical aesthetic procedures. These trends have made non-surgical procedures the primary driver of growth in the aesthetic medicine market, accounting for 82% of the total number of procedures performed in 2011.

Leading the growth in the non-surgical aesthetics market are facial injectables products, principally botulinum toxins and dermal fillers, which have solidified their place as the foundation of the aesthetic medicine market. According to ASAPS, in 2011, an estimated $1.7 billion was spent in the United States on approximately 5.7 million facial injectable procedures. According to other industry sources, the number of procedures performed in North America is expected to grow at a compounded annual growth rate of over 12% through 2016. Beyond the United States and Canada, the facial aesthetics market is also growing at a significant rate and we believe its long-term potential will approximate the North American market.

Demand for facial injectable procedures is driven by the considerable importance of the face to overall appearance. We believe the growing variety and accessibility of non-surgical aesthetic procedures combined with increased social acceptance of aesthetic medicine in general have contributed to the adoption of these procedures by a broader patient demographic. ASAPS reports that younger patients are increasingly opting for facial injectable treatments to delay the appearance of lines and wrinkles. Patients seek these facial procedures to help achieve a more youthful and rejuvenated appearance and preserve anatomical landmarks, while avoiding long recovery periods and the unnatural appearance that may result from surgery. We believe consumers' desire to minimize and delay the signs of aging will continue to fuel the growth in facial injectable procedures.

Unmet Need for Injectable Therapy in the Lower Face

Botulinum toxins and dermal fillers have created a market for non-surgical rejuvenation of the upper and mid-face, however the submental region of the face, or the area under the chin, remains an important yet unaddressed target for injectable facial treatment. Despite the patient and physician shift in favor of non-surgical and injectable procedures, there are no FDA-approved drugs for the reduction of submental fat, and liposuction and other surgical procedures remain the only proven treatment options. Although effective at fat reduction, these procedures may involve significant pain, downtime and expense, and involve the risks associated with invasive surgery. Specifically, submental liposuction requires wearing a wrap or sling for up to two weeks post-surgery to promote re-adherence of the skin.

Our Injectable Solution to Reshape the Lower Face

ATX-101 is an injectable, facial treatment that we are initially developing to remove unwanted fat under the chin. If approved by applicable regulatory authorities, we believe ATX-101 will be an attractive non-surgical solution for the reduction of submental fat, representing a new product category within the rapidly growing facial aesthetics market for the following reasons:

•
Significant, meaningful and durable results.  Our clinical studies demonstrated a marked reduction in submental fat, which corresponded with patient satisfaction measures demonstrating meaningful improvement in perceived chin appearance. In our Phase IIb study, ATX-101 demonstrated statistically significant reduction in all three efficacy measures: patient assessment, physician assessment and objective magnetic resonance imaging, or MRI. The same study showed that treatment with ATX-101 resulted in a statistically significant improvement in patient happiness and youthfulness, as well as a reduction in feeling embarrassed, bothered and self-conscious about their appearance. In addition, a preliminary analysis of our long-term follow-up study indicated that over 90% of subjects maintained at least the same level of correction approximately two years following their last treatment.

•
Ready group of target patients.  Our market research indicated that 78% of existing botulinum toxin or dermal filler patients had excess treatable submental fat and that 89% of dermal filler patients were also botulinum toxin patients. Taken together, we believe these results indicate that patients who have undergone, or are currently receiving facial injectable treatments, are highly likely to adopt new, similar procedures. Accordingly, we believe that there is a large, ready addressable market of experienced patients, already in our target physicians' practices, who are likely to adopt an injectable facial treatment for submental fat.

•
Low barrier to physician adoption.  If approved, we expect ATX-101 to be an easily adopted non-surgical solution for the reduction of submental fat. We believe the short treatment sessions and ease of administration should facilitate physician adoption of ATX-101 as a natural complementary therapy for physicians already administering botulinum toxins and dermal fillers. Unlike some aesthetic procedures that require a physician practice to acquire and make space for often expensive and bulky capital equipment, ATX-101 will not require capital equipment. In addition, given the patient self-pay model in aesthetic medicine, physicians receive procedure fees from patients at the time of service and are not exposed to reimbursement risks.

•
Facilitates physician practice expansion.  We believe ATX-101 will provide dermatologists and plastic surgeons an opportunity to expand the scope and reach of their current aesthetic medicine practices. If approved, ATX-101 for submental fat reduction will be positioned as a naturally complementary procedure for experienced toxin and dermal filler patients, while potentially being an attractive point of entry for new patients that have never received an aesthetic procedure. For example, our market research indicates that men have a significantly higher interest in an injectable solution for submental fat reduction versus other facial injectable treatment options, but according to ASAPS, only comprised 9.1% of the facial injectable market in 2011. We believe ATX-101 provides an opportunity for dermatologists and plastic surgeons to address a broader patient demographic within the facial aesthetics market while also expanding the scope of treatments they can offer to their patient base.

•
A favorable safety profile with no or limited downtime.  ATX-101 has been safe and well tolerated across all clinical studies completed to date, with the most notable side effects being local injection site reactions of typically mild to moderate severity and no systemic adverse effects. Treatment with ATX-101 also avoids the inherent risks and recovery time associated with general anesthesia and invasive surgical methods. Together, these attributes result in limited or no downtime, with most patients able to resume normal daily activity immediately after treatment.

ATX-101 Clinical Development Program

We are pursuing a rigorous, science-based clinical development program to support approval of ATX-101. Four pivotal Phase III clinical trials of ATX-101 for the reduction of submental fat are currently in progress, two in the United States and Canada and two in Europe. These clinical trials were designed based on promising results observed in three multi-center, double-blind, placebo-controlled Phase II studies that evaluated various dosing regimens for ATX-101 and also served to validate potential efficacy endpoints, including submental fat rating scales.

Bayer's Pivotal European Phase III Clinical Trials

In Europe, Bayer is conducting two pivotal multi-center, randomized, double-blind, placebo-controlled, Phase III clinical trials that are designed to assess the efficacy, safety and tolerability of ATX-101, dosed at 1 or 2 mg/cm2, vs. placebo for the reduction of moderate to severe submental fat. The trials have enrolled over 700 patients in over 60 centers in the United Kingdom, France, Germany, Belgium, Spain and Italy. Multiple clinician- and patient-reported efficacy endpoints are being assessed in these trials. Results from these trials are expected in the second quarter of 2012 and are anticipated to provide the basis for Bayer's regulatory submissions for approval of ATX-101 in countries in Europe.

Pivotal U.S. and Canadian Phase III Clinical Trials

Our pivotal U.S. and Canadian Phase III trials were initiated in March 2012 and are designed to assess the efficacy, safety and tolerability of ATX-101 for reduction of moderate to severe submental fat. These trials are identical multi-center, randomized, double-blind, placebo-controlled trials that compare subcutaneous injections of ATX-101 dosed at 2 mg/cm2 to similar injections of placebo, with the primary efficacy assessments at 12 weeks after final treatment. Patients may receive up to six treatments at 28-day intervals. Subjects agree to maintain consistent diet and exercise practices throughout the study in order to minimize potential changes in body weight. The trials are being conducted in approximately 70 centers across the United States and Canada and we plan to enroll approximately 1,000 patients across the two trials, randomized (1:1) to ATX-101 or placebo. These trials use both clinician- and patient-reported efficacy endpoints as principal efficacy measures. A secondary endpoint will measure the reduction in volume of submental fat using MRI in a subset of patients. We expect to report results from these trials in 2013.

Phase II Clinical Studies

ATX-101 has been the subject of three multi-center, randomized, double-blind, placebo-controlled Phase II studies, in a total of 284 patients, which evaluated various dosing regimens and served to validate both physician and patient efficacy endpoints. The Phase II program included two early Phase IIa studies, which formed the basis for Bayer's European Phase III clinical trials, and one Phase IIb study that provided the basis for the U.S. and Canadian Phase III clinical trials. In the Phase IIb study, ATX-101 was found to be well tolerated and resulted in a statistically significant reduction in submental fat, as assessed by three efficacy measures: a validated clinician scale, a validated patient scale and MRI to objectively measure submental fat volume. In addition, treatment with ATX-101 resulted in improvements in patients' self-perception as measured by a patient reported scale. Overall, subcutaneous treatment with ATX-101 has been observed to be safe and well tolerated across all clinical studies to date.

Our Collaboration with Bayer

In August 2010, we entered into a collaboration arrangement with Bayer to develop and commercialize ATX-101 outside the United States and Canada. We received an upfront payment of $43.6 million and are eligible to receive up to $330.0 million contingent upon Bayer's achievement of specified development, regulatory, manufacturing and commercialization milestones pursuant to the collaboration arrangement. In addition, ATX-101 is approved for commercial use in territories licensed to Bayer, we will be eligible to receive escalating royalties in the mid- to- high teens based on Bayer's net product sales of ATX-101. Bayer operates in over 80 countries and is well-positioned to commercialize ATX-101 outside the United States and Canada through its dermatology division, which reaches more than 50,000 dermatologists in markets worldwide.

Our Strategy

In order to achieve our objective of developing first-in-class, non-surgical, prescription products in aesthetic medicine, our near-term and long-term strategies include the following:

•
Develop and commercialize ATX-101 in the United States and Canada;

•
Maximize the value of ATX-101 through our collaboration arrangement with Bayer;

•
Assess and prioritize future indications for ATX-101;

•
Build KYTHERA into a leading aesthetics company;

•
Leverage our biotechnology and aesthetics experience;

•
Apply rigorous clinical, regulatory and scientific practices to the development of novel, FDA-regulated, aesthetic medicine product candidates such as ATX-101;

•
Be capital efficient and opportunistically expand our product portfolio; and

•
Continue to build a robust and defensible patent portfolio.

Risks Related to Our Business

Our ability to implement our business strategy is subject to numerous risks, as more fully described in the section entitled "Risk Factors" immediately following this prospectus summary. These risks include, among others:

•
We have a limited operating history and have incurred significant losses to date.

•
We will require substantial additional financing.

•
We are substantially dependent on the success of our only product candidate, ATX-101.

•
Neither we nor Bayer may obtain regulatory approval for the commercialization of ATX-101.

•
We are entirely dependent on Bayer for the commercialization of ATX-101 outside of the United States and Canada.

•
If ATX-101 is approved for commercial use, it will face significant competition.

•
We are substantially dependent on broad physician adoption of ATX-101 as a treatment for the reduction of submental fat.

•
Our intellectual property rights may not provide us with a meaningful commercial advantage and we may be subject to claims that ATX-101 or future product candidates infringe, misappropriate or otherwise violate the intellectual property rights of others.

Corporate Information

We were incorporated in Delaware in June 2004 under the name Dermion, Inc. We commenced operations in August 2005, and we changed our name to AESTHERx, Inc. In July 2006, we changed our name to KYTHERA Biopharmaceuticals, Inc. Our principal executive offices are located at 27200 West Agoura Road, Suite 200, Calabasas, California 91301, and our telephone number is (818) 587-4500. Our website address is http://www.kytherabiopharma.com. The information contained in, or that can be accessed through, our website is not part of this prospectus.

The Offering

Issuer	KYTHERA Biopharmaceuticals, Inc.
Common stock we are offering	shares
Common stock to be outstanding after the offering	shares
Over-allotment option	shares
Use of proceeds
We estimate that the net proceeds from this offering will be approximately $ million, or approximately $ million if the underwriters exercise their over-allotment option in full, at an assumed initial public offering price of $ per share, the midpoint of the range set forth on the cover page of this prospectus, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use substantially all of the net proceeds from this offering to fund our U.S. Phase III clinical trials of ATX-101, and the balance for working capital and general corporate purposes, including research and development. See "Use of Proceeds" on page 45 for a more complete description of the intended use of proceeds from this offering.
Risk factors	See "Risk Factors" beginning on page 10 and other information included in this prospectus for a discussion of factors that you should consider carefully before deciding to invest in our common stock.
Proposed symbol on The NASDAQ Global Market	"KYTH"

The number of shares of common stock to be outstanding after this offering is based on 34,197,417 shares of common stock outstanding as of December 31, 2011, and excludes the following:

•
3,795,550 shares of common stock issuable upon the exercise of outstanding stock options as of December 31, 2011 having a weighted-average exercise price of $1.43 per share;

•
851,767 shares of common stock issuable upon the exercise of outstanding warrants as of December 31, 2011 having a weighted-average exercise price of $3.41 per share;

•
1,668,817 shares of common stock reserved for issuance pursuant to future awards under our 2004 Stock Plan as of December 31, 2011, which will become available for issuance under our 2012 Equity Incentive Plan after consummation of this offering; and

•
1,000,000 shares of common stock reserved for issuance pursuant to future awards under our 2012 Equity Incentive Plan, as well as any automatic increases in the number of shares of our common stock reserved for future issuance under this plan, which will become effective immediately prior to the consummation of this offering.

Unless otherwise indicated, the number of shares of our common stock described above gives effect to:

•
the conversion of all 30,414,916 shares of our convertible preferred stock into an aggregate of 30,497,550 shares of common stock immediately prior to the consummation of this offering;

•
the conversion of all of our warrants exercisable for convertible preferred stock into warrants exercisable for 851,767 shares of common stock immediately prior to the consummation of this offering;

•
the adoption of our restated certificate of incorporation and restated bylaws immediately prior to the consummation of this offering; and

•
except as otherwise indicated, assumes no exercise of the underwriters' over-allotment option.

We refer to our Series A, Series B, Series C and Series D redeemable convertible preferred stock collectively as "redeemable convertible preferred stock" for financial reporting purposes and in the financial tables included in this prospectus, as more fully explained in Note 5 to our financial statements. In other parts of this prospectus, we refer to our Series A, Series B, Series C and Series D redeemable convertible preferred stock collectively as "preferred stock."

Summary Financial Data

The following tables set forth a summary of our historical financial data as of, and for the period ended on, the dates indicated. The statement of operations data for the years ended December 31, 2009, 2010 and 2011 are derived from our audited financial statements included elsewhere in this prospectus. You should read this data together with our audited financial statements and related notes appearing elsewhere in this prospectus and the information under the captions "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." Our historical results are not necessarily indicative of our future results.

	Year Ended December 31,
	2009	2010	2011
	(in thousands, except share and per share data)
Statement of Operations Data:
License income	$—	$4,488	$12,985
Sublicense expense	—	411	1,188

Gross margin	—	4,077	11,797
Operating expenses:
Research and development	9,823	14,842	15,766
General and administrative	4,930	6,785	6,879

Total operating expenses	14,753	21,627	22,645

Loss from operations	(14,753)	(17,550)	(10,848)
Warrant and other interest income (expense), net	(7)	589	(304)
Other income	—	930	—

Net loss	$(14,760)	$(16,031)	(11,152)

Per share information:
Net loss per share of common stock, basic and diluted	$(4.10)	$(4.40)	$(3.02)

Weighted-average number of shares used in computing net loss per share of common stock, basic and diluted(1)	3,597,000	3,641,000	3,696,000

Pro forma net loss per share of common stock, basic and diluted			$(0.38)

Weighted-average number of shares used in computing pro forma net loss per share of common stock, basic and diluted(1)			29,475,000

(1)
The pro forma net loss per share of common stock, basic and diluted, for the year ended December 31, 2011 reflects the conversion of all outstanding shares of our convertible preferred stock into shares of common stock immediately prior to the consummation of this offering. The pro forma net loss per share of common stock, basic and diluted, does not give effect to the issuance of shares from the proposed initial public offering nor do they give effect to potential dilutive securities where the impact would be anti-dilutive.

The table below presents our balance sheet data as of December 31, 2011:

•
on an actual basis;

•
on a pro forma basis to give effect to:

•
the conversion of all outstanding shares of our convertible preferred stock into an aggregate of 30,497,550 shares of common stock immediately prior to the consummation of this offering;

•
the conversion of all of our warrants exercisable for convertible preferred stock into warrants exercisable for 851,767 shares of common stock immediately prior to the consummation of this offering and the related reclassification of the redeemable convertible preferred stock warrant liability to additional paid-in capital; and

•
the filing and effectiveness of our amended and restated certificate of incorporation, which will occur immediately prior to the consummation of this offering; and

•
on a pro forma as adjusted basis to give further effect to the sale of                shares of common stock in this offering at an assumed initial public offering price of $          per share, the midpoint of the price range set forth on the cover page of this prospectus, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

	As of December 31, 2011
	Actual	Pro Forma	Pro Forma As Adjusted(1)
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$34,577	$34,577	$
Working capital	29,524	29,524
Total assets	45,079	45,079
Redeemable convertible preferred stock warrant liability	2,145	—		—
Redeemable convertible preferred stock	107,587	—		—
Accumulated deficit	(83,507)	(83,507)
Total stockholders' (deficit) equity	$(81,024)	$28,708	$

(1)
A $1.00 increase (decrease) in the assumed initial public offering price of $            per share, the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) each of pro forma as adjusted cash and cash equivalents, working capital, total assets and stockholders' equity by approximately $             million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same. We may also increase or decrease the number of shares we are offering. An increase (decrease) of 1,000,000 in the number of shares we are offering would increase (decrease) each of pro forma as adjusted cash and cash equivalents, working capital, total assets and stockholders' equity by approximately $             million, assuming the assumed initial public offering price per share, as set forth on the cover page of this prospectus, remains the same. The pro forma as adjusted information is illustrative only, and we will adjust this information based on the actual initial public offering price and other terms of this offering determined at pricing.

Risk Factors

Investing in our common stock involves a high degree of risk. You should carefully consider the risks described below, as well as the other information in this prospectus, including our financial statements and the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations," before deciding whether to invest in our common stock. The occurrence of any of the events or developments described below could harm our business, financial condition, results of operations and growth prospects. In such an event, the market price of our common stock could decline, and you may lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations.

Risks Related to Our Limited Operating History, Financial Condition and Capital Requirements

We have a limited operating history and have incurred significant losses since our inception and we anticipate that we will continue to incur losses for the foreseeable future. We have only one product candidate and no commercial sales, which, together with our limited operating history, makes it difficult to assess our future viability.

We are a clinical-stage biopharmaceutical company with a limited operating history. Biopharmaceutical product development is a highly speculative undertaking and involves a substantial degree of risk. To date, we have focused principally on developing our only product candidate, ATX-101, which is currently in Phase III clinical development. We are not profitable and have incurred losses in each year since our inception in June 2004. We have only a limited operating history upon which you can evaluate our business and prospects. In addition, we have limited experience and have not yet demonstrated an ability to successfully overcome many of the risks and uncertainties frequently encountered by companies in new and rapidly evolving fields, particularly in the biopharmaceutical industry. We have not generated any revenue from product sales to date. We continue to incur significant research and development and other expenses related to our ongoing operations. Our net loss for the years ended December 31, 2010 and 2011 was approximately $16.0 million and approximately $11.2 million, respectively. As of December 31, 2011, we had an accumulated deficit of $83.5 million. We expect to continue to incur losses for the foreseeable future, and we anticipate these losses will increase as we continue our development of, and seek regulatory approvals for, ATX-101, and begin to commercialize ATX-101. Even if we achieve profitability in the future, we may not be able to sustain profitability in subsequent periods. Our prior losses, combined with expected future losses, have had and will continue to have an adverse effect on our stockholders' equity and working capital.

We will require substantial additional financing to achieve our goals, and a failure to obtain this necessary capital when needed on acceptable terms, or at all, could force us to delay, limit, reduce or terminate our product development, other operations or commercialization efforts.

Since our inception, most of our resources have been dedicated to the preclinical and clinical development of our sole product candidate, ATX-101. In particular, we initiated our U.S. Phase III clinical program of ATX-101 in March 2012, which will require substantial funds to complete. We believe that we will continue to expend substantial resources for the foreseeable future for the clinical development of ATX-101 and development of any other product candidates we may choose to pursue. These expenditures will include costs associated with research and development, conducting preclinical studies and clinical trials, obtaining regulatory approvals, and manufacturing and supply as well as marketing and selling any products approved for sale. In addition, other unanticipated costs may arise. Because the outcome of any clinical trial is highly uncertain, we cannot reasonably estimate the actual amounts necessary to successfully complete the development and commercialization of ATX-101 and any future product candidates.

We believe that the net proceeds from this offering, together with our existing cash and cash equivalents and existing credit facility will allow us to fund our operating plan through at least the next 12 months. However, our operating plan may change as a result of many factors currently unknown to us, and we may need to seek additional funds sooner than planned, through public or private equity or debt financings or other sources, such as strategic collaborations. Such financing may result in dilution to stockholders, imposition of debt covenants and repayment obligations, or other restrictions that may affect our business. In addition, we may seek additional capital due to favorable market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans.

Our future capital requirements depend on many factors, including:

•
the results of Bayer's ongoing European Phase III clinical trials for ATX-101;

•
whether Bayer continues to pursue or terminates our collaboration arrangement for the development and commercialization of ATX-101;

•
the results of our U.S. Phase III clinical trials for ATX-101;

•
the amount and timing of any milestone payments or royalties we may receive from Bayer pursuant to our collaboration arrangement;

•
the timing of, and the costs involved in, obtaining regulatory approvals for ATX-101 or any future product candidates;

•
the number and characteristics of any additional product candidates we develop or acquire;

•
the scope, progress, results and costs of researching and developing ATX-101 or any future product candidates, and conducting preclinical and clinical trials;

•
the cost of commercialization activities if ATX-101 or any future product candidates are approved for sale, including marketing, sales and distribution costs;

•
the cost of manufacturing ATX-101 or any future product candidates and any products we successfully commercialize;

•
our ability to establish and maintain strategic collaborations, licensing or other arrangements and the financial terms of such agreements;

•
any product liability or other lawsuits related to our products;

•
our ability to draw funds from our existing credit facility;

•
the expenses needed to attract and retain skilled personnel;

•
the costs associated with being a public company;

•
the costs involved in preparing, filing, prosecuting, maintaining, defending and enforcing patent claims, including litigation costs and the outcome of such litigation; and

•
the timing, receipt and amount of sales of, or royalties on, any future approved products, if any.

Additional funds may not be available when we need them, on terms that are acceptable to us, or at all. If adequate funds are not available to us on a timely basis, we may be required to:

•
delay, limit, reduce or terminate preclinical studies, clinical trials or other development activities for ATX-101 or any future product candidate;

•
delay, limit, reduce or terminate our research and development activities; or

•
delay, limit, reduce or terminate our establishment of sales and marketing capabilities or other activities that may be necessary to commercialize ATX-101 or any future product candidate.

Risks Related to Our Business

We are substantially dependent on the success of our only product candidate, ATX-101, which is currently in Phase III clinical development.

To date, we have invested nearly all of our efforts and financial resources in the research and development of ATX-101, which is currently our only product candidate. In particular, we have completed four Phase I and three Phase II clinical studies, and we initiated our U.S. Phase III clinical trial for ATX-101 in March 2012.

Our near-term prospects, including our ability to finance our company and to enter into strategic collaborations and generate revenue, will depend heavily on the successful development and commercialization of ATX-101 and any future product candidates. The clinical and commercial success of ATX-101 will depend on a number of factors, including the following:

•
the results of Bayer's ongoing European Phase III clinical trials of ATX-101;

•
timely enrollment in and completion of our U.S. Phase III clinical trials or other clinical trials, which may be significantly slower than we currently anticipate and will depend substantially upon the satisfactory performance of third-party contractors;

•
our ability to demonstrate to the satisfaction of the FDA ATX-101's safety and efficacy through clinical trials;

•
Bayer's ability to obtain regulatory approval of ATX-101 outside the United States and Canada;

•
whether we or Bayer are required by the FDA or other similar foreign regulatory agencies to conduct additional clinical trials;

•
the ability of Bayer to successfully commercialize ATX-101 outside the United States and Canada, if approved for marketing and sale by applicable regulatory agencies;

•
our success in educating physicians and patients about the benefits, administration and use of ATX-101;

•
the prevalence and severity of adverse side effects;

•
the timely receipt of necessary marketing approvals from the FDA and similar foreign regulatory authorities;

•
achieving and maintaining compliance with all regulatory requirements applicable to ATX-101;

•
the availability, perceived advantages, relative cost, relative safety and relative efficacy of alternative and competing treatments;

•
the effectiveness of our own or our potential strategic collaborators' marketing, sales and distribution strategy and operations in the United States and Canada;

•
the ability of our third-party manufacturers to manufacture clinical trial supplies of ATX-101 or any future product candidates and to develop, validate and maintain a commercially viable manufacturing process that is compliant with current good manufacturing practices, or cGMP;

•
our ability to successfully commercialize ATX-101 in the United States and Canada, if approved for marketing and sale in such countries, whether alone or in collaboration with others;

•
our ability to enforce our intellectual property rights in and to ATX-101;

•
our ability to avoid third party patent interference or patent infringement claims;

•
acceptance of ATX-101 as safe and effective by patients and the medical community; and

•
a continued acceptable safety profile of ATX-101 following approval.

Many of these factors are beyond our control. Accordingly, we cannot assure you that we will ever be able to generate revenue through the sale of ATX-101. If we are not successful in commercializing ATX-101, or are significantly delayed in doing so, our business will be materially harmed.

We or Bayer may be unable to obtain regulatory approval for ATX-101 under applicable regulatory requirements. The denial or delay of any such approval would delay commercialization of ATX-101 and adversely impact our potential to generate revenue, our business and our results of operations.

To gain approval to market a drug product, we, or Bayer in the case of ATX-101 outside of the United States and Canada, must provide the FDA and foreign regulatory authorities with clinical data that adequately demonstrate the safety and efficacy of the product for the intended indication applied for in the NDA or other respective regulatory filing. Drug development is a long, expensive and uncertain process, and delay or failure can occur at any stage of any of our clinical trials. A number of companies in the pharmaceutical industry, including biotechnology companies, have suffered significant setbacks in clinical trials, even after promising results in earlier preclinical or clinical studies. These setbacks have been caused by, among other things, preclinical findings made while clinical studies were underway and safety or efficacy observations made in clinical studies, including previously unreported adverse events. Success in preclinical testing and early clinical trials does not ensure that later clinical trials will be successful, and the results of clinical trials by other parties may not be indicative of the results in trials we may conduct.

Our only product candidate, ATX-101, is currently in Phase III clinical development, and our business currently depends entirely on its successful development, regulatory approval and commercialization. We currently have no drug products approved for sale, and neither we nor Bayer may ever obtain regulatory approval to commercialize ATX-101. The research, testing, manufacturing, labeling, approval, sale, marketing and distribution of drug products are subject to extensive regulation by the FDA and other regulatory authorities in the United States and other countries, and such regulations differ from country to country. We are not permitted to market ATX-101 in the United States until we receive approval of an NDA from the FDA, and Bayer is not permitted to market ATX-101 in any foreign countries until it receives the requisite approval from the regulatory authorities of such countries.

The FDA or any foreign regulatory bodies can delay, limit or deny approval of ATX-101 for many reasons, including:

•
our inability to demonstrate to the satisfaction of the FDA or the applicable foreign regulatory body that ATX-101 is safe and effective for the requested indication;

•
the FDA's or the applicable foreign regulatory agency's disagreement with our trial protocol or the interpretation of data from preclinical studies or clinical trials;

•
our inability to demonstrate the clinical and other benefits of ATX-101 outweigh any safety or other perceived risks;

•
the FDA's or the applicable foreign regulatory agency's requirement for additional preclinical or clinical studies;

•
the FDA's or the applicable foreign regulatory agency's non-approval of the formulation, labeling and/or the specifications of ATX-101;

•
the FDA's or the applicable foreign regulatory agency's failure to approve the manufacturing processes or facilities of third-party manufacturers with which we or Bayer contract; or

•
the potential for approval policies or regulations of the FDA or the applicable foreign regulatory agencies to significantly change in a manner rendering our clinical data insufficient for approval.

Of the large number of drugs in development, only a small percentage successfully complete the FDA or other regulatory approval processes and are commercialized. Further, we are not conducting our U.S. Phase III clinical trials under a Special Protocol Assessment, or SPA. In the absence of an agreed SPA there can be no assurance that the FDA will agree with our Phase III clinical trial protocol.

Even if we or Bayer eventually complete clinical testing and receive approval of an NDA or foreign regulatory filing for ATX-101, the FDA or the applicable foreign regulatory agency may grant approval contingent on the performance of costly additional clinical trials which may be required after approval. The FDA or the applicable foreign regulatory agency also may approve ATX-101 for a more limited indication or a narrower patient population than we originally requested, and the FDA, or applicable foreign regulatory agency, may not approve the labeling that we and Bayer believe is necessary or desirable for the successful commercialization of ATX-101. Any delay in obtaining, or inability to obtain, applicable regulatory approval would delay or prevent commercialization of ATX-101 and would materially adversely impact our business and prospects.

Even if ATX-101 or any future product candidates obtain regulatory approval, they may never achieve market acceptance or commercial success.

Even if we obtain FDA or other regulatory approvals, ATX-101 or any future product candidates may not achieve market acceptance among physicians and patients, and may not be commercially successful.

Market acceptance of ATX-101 or any future product candidates for which we receive approval depends on a number of factors, including:

•
the safety and efficacy of the product as demonstrated in clinical trials;

•
the clinical indications for which the product is approved;

•
acceptance by physicians, major operators of clinics and patients of the product as a safe and effective treatment;

•
proper training and administration of our products by physicians;

•
the potential and perceived advantages of our product candidates over alternative treatments;

•
the cost of treatment in relation to alternative treatments and willingness to pay for our products, if approved, on the part of physicians and patients;

•
the willingness of patients to pay for ATX-101 and other aesthetic treatments in general, relative to other discretionary items, especially during economically challenging times;

•
relative convenience and ease of administration;

•
the prevalence and severity of adverse side effects; and

•
the effectiveness of our and Bayer's sales and marketing efforts.

Any failure by our product candidates that obtain regulatory approval to achieve market acceptance or commercial success would adversely affect our results of operations.

Clinical drug development involves a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results.

Clinical testing is expensive and can take many years to complete, and its outcome is inherently uncertain. Furthermore, we rely on contract research organizations, or CROs, and clinical trial sites to ensure the proper and timely conduct of our clinical trials and while we have agreements governing their committed activities, we have limited influence over their actual performance. Failure can occur at any time during the clinical trial process. The results of preclinical and clinical studies of our product candidates may not be predictive of the results of later-stage clinical trials. For example, the positive results generated to date in clinical studies for ATX-101 do not ensure that later clinical trials will demonstrate similar results. Product candidates in later stages of clinical trials may fail to show the desired safety and efficacy despite having progressed through preclinical studies and initial clinical trials. A number of companies in the biopharmaceutical industry have suffered significant setbacks in advanced clinical trials due to lack of efficacy or adverse safety profiles, notwithstanding promising results in earlier studies, and we cannot be certain that we will not face similar setbacks. Even if our clinical trials are completed, the results may not be sufficient to obtain regulatory approval for our product candidates.

Although we and Bayer have ongoing clinical trials for ATX-101, we or Bayer may experience delays in our ongoing clinical trials, and we do not know whether future clinical trials, if any, will begin on time, need to be redesigned, enroll an adequate number of patients on time or be completed on schedule, if at all. Clinical trials can be delayed or aborted for a variety of reasons, including delay or failure to:

•
obtain regulatory approval to commence a trial;

•
reach agreement on acceptable terms with prospective CROs and clinical trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

•
obtain institutional review board, or IRB, approval at each site;

•
recruit suitable patients to participate in a trial;

•
have patients complete a trial or return for post-treatment follow-up;

•
clinical sites to observe trial protocol or continue to participate in a trial;

•
address any patient safety concerns that arise during the course of a trial;

•
address any conflicts with new or existing laws or regulations;

•
add a sufficient number of clinical trial sites; or

•
manufacture sufficient quantities of product candidate for use in clinical trials.

Patient enrollment is a significant factor in the timing of clinical trials and is affected by many factors, including the size and nature of the patient population, the proximity of patients to clinical sites, the eligibility criteria for the trial, the design of the clinical trial, competing clinical trials and clinicians' and patients' perceptions as to the potential advantages of the drug being studied in relation to other available therapies, including any new drugs or treatments that may be approved for the indications we are investigating.

We could also encounter delays if a clinical trial is suspended or terminated by us, by the IRBs of the institutions in which such trials are being conducted, by the Data Safety Monitoring Board, or DSMB, for such trial or by the FDA or other regulatory authorities. Such authorities may suspend or terminate a clinical trial due to a number of factors, including failure to conduct the clinical trial in accordance with regulatory requirements or our clinical protocols, inspection of the clinical trial operations or trial site by the FDA or other regulatory authorities resulting in the imposition of a clinical hold, unforeseen safety issues or adverse side effects, failure to demonstrate a benefit from using a drug, changes in governmental regulations or administrative actions or lack of adequate funding to continue the clinical trial.

If we experience delays in the completion of, or termination of, any clinical trial of our product candidates, the commercial prospects of our product candidates may be harmed, and our ability to generate product revenues from any of these product candidates will be delayed. In addition, any delays in completing our clinical trials will increase our costs, slow down our product candidate development and approval process and jeopardize our ability to commence product sales and generate revenues. Any of these occurrences may significantly harm our business, financial condition and prospects significantly. In addition, many of the factors that cause, or lead to, a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of our product candidates.

The commercial success of ATX-101 outside of the United States and Canada depends significantly on the development and marketing efforts of Bayer, and if Bayer fails to perform as expected, or is unable to obtain the required regulatory approvals for ATX-101, the potential for us to generate future revenue from ATX-101 outside the United States and Canada would be significantly reduced and our business would be materially and adversely harmed.

In August 2010, we entered into a license agreement and a related collaboration agreement with Bayer. Under our collaboration arrangement, Bayer assumed responsibility for obtaining and maintaining regulatory approval for ATX-101 from regulatory agencies outside of the United States and Canada. Bayer is solely responsible for the commercialization of ATX-101 outside the United States and Canada, if regulatory approval is achieved in those territories. The potential for us to generate revenue from ATX-101 outside of the United States and Canada depends entirely on the successful development, regulatory approval, marketing and commercialization of ATX-101 by Bayer, which is outside of our control. Any of the following events or factors could have a material adverse effect on the potential for us to receive development, regulatory and commercial milestone payments and generate royalties from Bayer from the sale of ATX-101 outside of the United States and Canada:

•
negative results from Bayer's ongoing European Phase III clinical trials for ATX-101;

•
Bayer's receipt of or failure to comply with additional requests and recommendations from relevant foreign regulatory agencies, including any request for additional clinical trials;

•
Bayer's inability to obtain all necessary approvals from regulatory agencies outside the United States and Canada;

•
Bayer's failure to commit adequate resources to the development, regulatory approval, marketing and distribution of ATX-101;

•
any failure to manufacture ATX-101 in compliance with requirements of relevant regulatory agencies and in commercial quantities sufficient to meet market demand;

•
any failure of ATX-101 to achieve market acceptance by physicians and patients; and

•
any failure of ATX-101 to compete successfully against alternative products and therapies.

In order to obtain approval from applicable foreign regulatory agencies, for ATX-101, Bayer will need to demonstrate, through adequate and well-controlled clinical trials, that ATX-101 is safe and effective for each proposed indication. However, ATX-101 may not be approved by foreign regulatory agencies even if it achieves its specified endpoints in the current and/or future pivotal European Phase III clinical trials, which are overseen by Bayer. The applicable foreign regulatory agencies, may disagree with the trial design and the interpretation of data from clinical trials, may ask Bayer to conduct additional costly and time consuming clinical trials in order to obtain marketing approval or approval to enter into an advanced phase of development, or may change the requirements for approval even after it has reviewed and commented on the design for the clinical trials. The applicable foreign regulatory agencies, may also approve ATX-101 for more limited indications than Bayer may request, or may grant approval contingent on the performance of costly post-approval clinical trials. In addition, the applicable foreign regulatory agencies, may not approve the labeling claims that we believe are necessary or desirable for the successful commercialization of ATX-101.

If Bayer does not perform in the manner we expect or fulfill its responsibilities in a timely manner, or at all, the clinical development, regulatory approval and commercialization efforts related to ATX-101 in the territories Bayer has licensed from us could be delayed or terminated and it could become necessary for us to assume the responsibility at our own expense for the clinical development of ATX-101 outside the United States and Canada. In that event, we would likely be required to substantially limit the size and scope of the development and commercialization of ATX-101 or seek additional financing to fund further development, and our potential to generate future revenue from ATX-101 outside the United States and Canada would be significantly reduced and our business would be materially and adversely harmed.

ATX-101, if approved, will face significant competition and our failure to effectively compete may prevent us from achieving significant market penetration.

The aesthetic product market, and the facial aesthetics market in particular, is highly competitive and dynamic, and is characterized by rapid and substantial technological development and product innovations. We and Bayer are seeking regulatory approval of ATX-101 for the reduction in submental fat. While we do not believe there any other approved injectable treatments designed specifically for this indication, we anticipate that ATX-101, if approved, will face significant competition from other facial aesthetic products, including injectable botulinum toxins and dermal fillers. In addition, we expect that ATX-101, if approved, will compete with new and existing therapies for the treatment of localized fat, including, liposuction and other surgical procedures, as well as other new technologies aimed at fat reduction, including laser energy-based and ultrasound energy-based products. We believe that some of these products have been or may be marketed and used for the reduction of submental fat even though they have not been approved for that purpose. If approved, ATX-101 may also compete with unapproved and off-label fat reduction treatments. For example, we are aware that there are compounding pharmacies that have manufactured quantities of deoxycholic acid based formulations, which have been sold as fat reduction treatments. In order to compete successfully in the aesthetics market, we will have to demonstrate that the reduction of submental fat with ATX-101 is a worthwhile aesthetic treatment and is a superior alternative to existing therapies for the reduction of submental fat.

ATX-101, if approved, will compete against products and technologies that are not primarily related to fat reduction, such as injectable botulinum toxins and dermal fillers, for patient and physician resources and mindshare. The medical technology and aesthetic companies that offer these products also have a broad range of other product offerings, large direct sales forces, and long-term customer relationships with our target physicians, which could inhibit our market penetration efforts.

In addition, a substantial portion of our target physician market is comprised of plastic surgeons who utilize surgical methods for fat reduction. Such physicians may find it more advantageous to utilize surgical techniques to remove localized fat deposits rather than an injectable biopharmaceutical therapy such as ATX-101. Additionally, multiple non-invasive technologies for the reduction of fat or "body-countouring" have received marketing clearance from the FDA. In September 2010, Zeltiq Aesthetics, Inc. received clearance for their body-contouring system, CoolSculpting, which utilizes controlled cooling to reduce the temperature of fat cells in the treated area for the selective reduction of fat around the flanks. Zerona, a laser energy-based product marketed by Erchonia Corporation, and Liposonix, an ultrasound energy-based product marketed by Solta Medical, Inc., have also received FDA marketing clearance. While we do not believe these products are directly competitive with ATX-101, they may be considered as alternative treatments or therapies.

Due to less stringent regulatory requirements, there are many more aesthetic products and procedures available for use in international markets than are approved for use in the United States. There are also fewer limitations on the claims that our competitors in international markets can make about the effectiveness of their products and the manner in which they can market them. As a result, we face more competition in these markets than in the United States.

Many of these potential competitors are large, experienced companies that have substantially greater resources and brand recognition than we do. Competing in the aesthetic market could result in price-cutting, reduced profit margins, and limited market share, any of which would harm our business, financial condition, and results of operations.

The commercial success of ATX-101, if approved, will depend significantly on broad physician adoption and use of ATX-101.

The commercial success of ATX-101, if approved, will depend significantly on the broad adoption and use of ATX-101 by physicians for the treatment of submental fat. Physician adoption of ATX-101 for the treatment of submental fat, if approved, will depend on a number of factors, including:

•
the effectiveness of ATX-101 for the removal of submental fat as compared to existing therapies;

•
physician willingness to adopt a new therapy to remove submental fat;

•
overcoming any biases plastic surgeons may have toward surgical procedures for submental fat reduction;

•
patient satisfaction with the results and administration of ATX-101;

•
patient demand for submental fat reduction;

•
the revenue and profitability that ATX-101 will offer a physician as compared to alternative therapies; and

•
the difficulty of administering ATX-101.

If ATX-101 is approved for use and physicians do not broadly adopt it for the removal of submental fat, our financial performance will be adversely affected.

We rely completely on third party suppliers to manufacture our clinical drug supplies for ATX-101, and we intend to rely on third parties to produce commercial supplies of ATX-101 and preclinical, clinical and commercial supplies of any future product candidate.

We do not currently have, nor do we plan to acquire, the infrastructure or capability internally to manufacture our clinical drug supply of ATX-101, or any future product candidates, for use in the conduct of our preclinical studies and clinical trials and we lack the internal resources and the capability to manufacture any product candidates on a clinical or commercial scale. The facilities used by our contract manufacturers to manufacture the active pharmaceutical ingredient and final drug for ATX-101, or any future product candidates, must be approved by the FDA and other comparable foreign regulatory agencies pursuant to inspections that will be conducted after we submit our NDA or relevant foreign regulatory submission to the applicable regulatory agency.

We do not control the manufacturing process of, and are completely dependent on, our contract manufacturers for compliance with the regulatory requirements, known as current good manufacturing practices, or cGMPs, for manufacture of both active drug substances and finished drug products. If our contract manufacturers cannot successfully manufacture material that conforms to our specifications and the strict regulatory requirements of the FDA or foreign regulatory agencies, they will not be able to secure and/or maintain regulatory approval for their manufacturing facilities. In addition, we have no direct control over the ability of our contract manufacturers to maintain adequate quality control, quality assurance and qualified personnel. Furthermore, all of our contract manufacturers are engaged with other companies to supply and/or manufacture materials or products for such companies, which exposes our manufacturers to regulatory risks for the production of such materials and products. As a result, failure to meet the regulatory requirements for the production of those materials and products may affect the regulatory clearance of our contract manufacturers' facility generally. If the FDA or a comparable foreign regulatory agency does not approve these facilities for the manufacture of our product candidates or if it withdraws its approval in the future, we may need to find alternative manufacturing facilities, which would negatively impact our ability to develop, obtain regulatory approval for or market our product candidates, if approved.

We and our third-party suppliers continue to refine and improve the manufacturing process, certain aspects of which are complex and unique, and we may encounter difficulties with new or existing processes, particularly if we seek to increase our capacity significantly to commercialize ATX-101. Our reliance on contract manufacturers also exposes us to the possibility that they, or third parties with access to their facilities, will have access to and may appropriate our trade secrets or other proprietary information.

We expect to continue to depend on third-party contract manufacturers for the foreseeable future. We have entered into an exclusive agreement with Pfizer, Inc., or Pfizer, for the supply of key raw materials for ATX-101. We currently obtain our supply of synthetic deoxycholate from Albany Molecular Research, Inc., or AMRI, through individual purchase orders and do not have a long-term supply agreement with AMRI. Further, we have not yet entered into a long-term agreement with any alternate supplier of raw material for synthetic deoxycholate, which we may consider prior to commercial launch. We currently have a long-term agreement with Hospira, Inc., our fill/finish supplier; however, we do not have an alternative fill/finish supplier at this time. We may be unable to enter into long-term arrangements with alternative suppliers or do so on commercially reasonable terms, which could have a material adverse impact upon our business.

Many of our key suppliers are single-source suppliers. The loss of these suppliers, or their failure to supply us with the raw material for ATX-101 or the finished drug product, would materially and adversely affect our business.

We rely on our manufacturers to purchase from third-party suppliers the materials necessary to produce ATX-101 for our clinical trials. There are a limited number of suppliers for the raw materials that we use to manufacture our drugs and we may need to assess alternate suppliers to prevent a possible disruption of the manufacture of the materials necessary to produce our product candidates for our clinical trials, and if approved, ultimately for commercial sale. We do not have any control over the process or timing of the acquisition of these raw materials by our manufacturers. Moreover, we currently do not have any agreements for the commercial production of these raw materials. Although we generally do not begin a clinical trial unless we believe we have a sufficient supply of a product candidate to complete the clinical trial, any significant delay in the supply of ATX-101 or any future product candidate, or the raw material components thereof, for an ongoing clinical trial due to the need to replace a third-party manufacturer could considerably delay completion of our clinical trials, product testing and potential regulatory approval of ATX-101 or any future product candidates. If our manufacturers or we are unable to purchase these raw materials on acceptable terms, at sufficient quality levels, or in adequate quantities, if at all, the commercial launch of ATX-101 or any future product candidates would be delayed or there would be a shortage in supply, which would impair our ability to generate revenues from the sale of ATX-101 or any future product candidates.

In addition, we currently have ATX-101 manufactured in limited quantities sufficient only to meet the needs of our clinical trials, and we rely on third parties such as Pfizer, the supplier of the raw starting material for synthetic deoxycholate, and AMRI, the supplier of synthetic deoxycholate, which is the active ingredient in ATX-101, at key stages in our supply chain. To manufacture ATX-101 in the quantities that we believe would be required to meet anticipated market demand, our third-party manufacturers may need to increase manufacturing capacity, which could involve significant challenges and may require additional regulatory approvals. In addition, the development of commercial-scale manufacturing capabilities may require us and our third-party manufacturers to invest substantial additional funds and hire and retain the technical personnel who have the necessary manufacturing experience. Neither we nor our third-party manufacturers may successfully complete any required increase to existing manufacturing capacity in a timely manner, or at all.

Furthermore, if there is a disruption to our or our third-party manufacturers' or suppliers' relevant operations, which in the case of Pfizer are located solely in Kalamazoo, Michigan, we will have no other means of producing ATX-101 until they restore the affected facilities or we or they procure alternative manufacturing facilities. Additionally, any damage to or destruction of our or our third-party manufacturers' or suppliers' facilities or equipment may significantly impair our ability to manufacture ATX-101 on a timely basis.

We rely on third parties to conduct all our preclinical studies and clinical trials. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, we may be unable to obtain regulatory approval for or commercialize ATX-101 or any future product candidates.

We do not have the ability to independently conduct preclinical studies or clinical trials. We rely on medical institutions, clinical investigators, contract laboratories, collaborative partners and other third parties, such as CROs, to conduct clinical trials on our drug candidates. The third parties with whom we contract for execution of our clinical trials play a significant role in the conduct of these trials and the subsequent collection and analysis of data. However, these third parties are not our employees, and except for contractual duties and obligations, we have limited ability to control the amount or timing of resources that they devote to our programs. Although we rely on these third parties to conduct our preclinical studies and clinical trials, we remain responsible for ensuring that each of our preclinical studies and clinical trials is conducted in accordance with its investigational plan and protocol. Moreover, the FDA and foreign regulatory authorities require us to comply with regulations and standards, commonly referred to as cGCPs for conducting, monitoring, recording and reporting the results of clinical trials to ensure that the data and results are scientifically credible and accurate, and that the trial subjects are adequately informed of the potential risks of participating in clinical trials.

In addition, the execution of preclinical studies and clinical trials, and the subsequent compilation and analysis of the data produced, requires coordination among various parties. In order for these functions to be carried out effectively and efficiently, it is imperative that these parties communicate and coordinate with one another. Moreover, these third parties may also have relationships with other commercial entities, some of which may compete with us. These third parties may terminate their agreements with us upon as little as 30 days prior written notice of a material breach by us that is not cured within 30 days. Many of these agreements may also be terminated by such third parties under certain other circumstances, including our insolvency or our failure to comply with applicable laws. In general, these agreements require such third parties to reasonably cooperate with us at our expense for an orderly winding down of services of such third parties under the agreements. If the third parties conducting our clinical trials do not perform their contractual duties or obligations, experience work stoppages, do not meet expected deadlines, terminate their agreements with us or need to be replaced, or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to our clinical trial protocols or cGCPs, or for any other reason, we may need to enter into new arrangements with alternative third parties, which could be difficult, costly or impossible, and our clinical trials may be extended, delayed or terminated or may need to be repeated. If any of the foregoing were to occur, we may not be able to obtain regulatory approval for or commercialize the product candidate being tested in such trials.

Our ability to market ATX-101 in the United States and Canada, if approved, will be limited to use for reduction of submental fat, and if we want to expand the indications for which we may market ATX-101, we will need to obtain additional regulatory approvals, which may not be granted.

We are currently seeking regulatory approval for ATX-101 in the United States and Canada for the reduction of submental fat. If ATX-101 is approved, the applicable regulatory agency will restrict our ability to market or advertise ATX-101 for other specific body areas, which could limit physician and patient adoption. We may attempt to develop, promote and commercialize new treatment indications and protocols for ATX-101 in the future, but we cannot predict when or if we will receive the clearances required to do so. In addition, we would be required to conduct additional clinical trials or studies to support our applications, which would be time-consuming and expensive, and may produce results that do not result in regulatory approvals. If we do not obtain additional regulatory approvals, our ability to expand our business in the United States and Canada will be limited.

Even if ATX-101 is approved for commercialization, if there is not sufficient patient demand for ATX-101 procedures, our financial results and future prospects will be harmed.

Submental fat reduction with ATX-101 is an elective procedure, the cost of which must be borne by the patient, and we do not expect it to be reimbursable through government or private health insurance. The decision by a patient to elect to undergo treatment with ATX-101 may be influenced by a number of factors, such as:

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the success of any sales and marketing programs that we, or any third parties we engage, undertake, and as to which we have limited experience;

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the extent to which physicians recommend ATX-101 to their patients;

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the extent to which ATX-101 satisfies patient expectations;

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our ability to properly train physicians in the use of ATX-101 such that their patients do not experience excessive discomfort during treatment or adverse side effects;

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the cost, safety, and effectiveness of ATX-101 versus other aesthetic treatments;

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consumer sentiment about the benefits and risks of aesthetic procedures generally and ATX-101 in particular;

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the success of any direct-to-consumer marketing efforts we may initiate; and

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general consumer confidence, which may be impacted by economic and political conditions.

Our financial performance will be materially harmed if we cannot generate significant patient demand for ATX-101.

If competing products to ATX-101 are approved and commercialized, our results of operations would suffer due to a change in the royalty structure under our license agreement with Bayer.

Our license agreement with Bayer provides that if certain competing products are approved for the reduction of localized fat reduction and sold outside the United States and Canada by a third-party, our royalty rate for sales of ATX-101 by Bayer will be significantly reduced. If ATX-101 is approved and such competitive products are later approved and commercialized, our royalty revenue from Bayer's net product sales of ATX-101 may be reduced and, as a result, our business, including our near-term financial results would suffer.

We currently have no sales organization. If we are unable to establish sales capabilities on our own or through third parties, we may not be able to market and sell ATX-101 effectively in the United States and Canada or any future product candidates, if approved, or generate product revenue.

We currently do not have a sales organization. In order to commercialize ATX-101 in the United States and Canada, we must build our marketing, sales, distribution, managerial and other non-technical capabilities or make arrangements with third parties to perform these services, and we may not be successful in doing so. If ATX-101 receives regulatory approval, we expect to establish a sales organization with technical expertise and supporting distribution capabilities to commercialize our product candidates, which will be expensive and time consuming. We have no prior experience in the marketing, sale and distribution of pharmaceutical products and there are significant risks involved in building and managing a sales organization, including our ability to hire, retain, and incentivize qualified individuals, generate sufficient sales leads, provide adequate training to sales and marketing personnel, and effectively manage a geographically dispersed sales and marketing team. Any failure or delay in the development of our internal sales, marketing and distribution capabilities would adversely impact the commercialization of these products. We may choose to collaborate with third parties that have direct sales forces and established distribution systems, either to augment our own sales force and distribution systems or in lieu of our own sales force and distribution systems. If we are unable to enter into such arrangements on acceptable terms or at all, we may not be able to successfully commercialize ATX-101. If we are not successful in commercializing ATX-101 or any future product candidates, either on our own or through collaborations with one or more third parties, our future product revenue will suffer and we would incur significant additional losses.

We will need to increase the size of our organization, and we may experience difficulties in managing growth.

As of March 31, 2012, we had 40 full-time employees. We will need to continue to expand our managerial, operational, finance and other resources in order to manage our operations and clinical trials, continue our development activities and commercialize ATX-101 or any future product candidates. Our management and personnel, systems and facilities currently in place may not be adequate to support this future growth. Our need to effectively execute our growth strategy requires that we:

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manage our clinical trials effectively;

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identify, recruit, retain, incentivize and integrate additional employees;

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manage our internal development efforts effectively while carrying out our contractual obligations to third parties; and

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continue to improve our operational, financial and management controls, reporting systems and procedures.

If product liability lawsuits are brought against us, we may incur substantial liabilities and may be required to limit commercialization of ATX-101 or any future product candidates.

We face an inherent risk of product liability as a result of the clinical testing of our product candidates and will face an even greater risk if we commercialize any products. For example, we may be sued if any product we develop allegedly causes injury or is found to be otherwise unsuitable during product testing, manufacturing, marketing or sale. Any such product liability claims may include allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the product, negligence, strict liability, and a breach of warranties. Claims could also be asserted under state consumer protection acts. If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit commercialization of our product candidates. Even successful defense would require significant financial and management resources. Regardless of the merits or eventual outcome, liability claims may result in:

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decreased demand for ATX-101 or any future product candidates;

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injury to our reputation;

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withdrawal of clinical trial participants;

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costs to defend the related litigation;

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a diversion of management's time and our resources;

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substantial monetary awards to trial participants or patients;

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regulatory investigations, product recalls, withdrawals or labeling, marketing or promotional restrictions;

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loss of revenue; and

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the inability to commercialize ATX-101 or any future product candidates.

Our inability to obtain and maintain sufficient product liability insurance at an acceptable cost and scope of coverage to protect against potential product liability claims could prevent or inhibit the commercialization of ATX-101 or any future products we develop. We currently carry product liability insurance covering our clinical trials in the amount of $10.0 million in the aggregate. The rates we pay for such insurance will not increase and the scope of coverage reduced. Furthermore, although we maintain such insurance, any claim that may be brought against us could result in a court judgment or settlement in an amount that is not covered, in whole or in part, by our insurance or that is in excess of the limits of our insurance coverage. Our insurance policies also have various exclusions and deductibles, and we may be subject to a product liability claim for which we have no coverage. We will have to pay any amounts awarded by a court or negotiated in a settlement that exceed our coverage limitations or that are not covered by our insurance, and we may not have, or be able to obtain, sufficient capital to pay such amounts.

If we fail to attract and keep senior management and key scientific personnel, we may be unable to successfully develop ATX-101 or any future product candidates, conduct our clinical trials and commercialize ATX-101 or any future product candidates.

Our success depends in part on our continued ability to attract, retain and motivate highly qualified management, clinical and scientific personnel. We are highly dependent upon our senior management, particularly our President and Chief Executive Officer, as well as our senior scientists and other members of our senior management team. The loss of services of any of these individuals could delay or prevent the successful development of our product pipeline, completion of our planned clinical trials or the commercialization of ATX-101 or any future product candidates. Although we have entered into employment agreements with our senior management team, these agreements do not provide for a fixed term of service.

Although we have not historically experienced unique difficulties attracting and retaining qualified employees, we could experience such problems in the future. For example, competition for qualified personnel in the biotechnology and pharmaceuticals field is intense due to the limited number of individuals who possess the skills and experience required by our industry. We will need to hire additional personnel as we expand our clinical development and commercial activities. We may not be able to attract and retain quality personnel on acceptable terms, or at all. In addition, to the extent we hire personnel from competitors, we may be subject to allegations that they have been improperly solicited or that they have divulged proprietary or other confidential information, or that their former employers own their research output.

If we are not successful in discovering, developing, acquiring and commercializing additional product candidates, our ability to expand our business and achieve our strategic objectives would be impaired.

Although a substantial amount of our effort will focus on the continued clinical testing and potential approval of ATX-101, a key element of our strategy is to discover, develop and commercialize a portfolio of products to serve the aesthetic market. We are seeking to do so through our internal research programs and may explore strategic collaborations for the development or acquisition of new products. All of our other potential product candidates remain in the discovery stage. Research programs to identify product candidates require substantial technical, financial and human resources, whether or not any product candidates are ultimately identified. Our research programs may initially show promise in identifying potential product candidates, yet fail to yield product candidates for clinical development for many reasons, including the following:

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the research methodology used may not be successful in identifying potential product candidates;

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competitors may develop alternatives that render our product candidates obsolete or less attractive;

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product candidates we develop may nevertheless be covered by third parties' patents or other exclusive rights;

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a product candidate may on further study be shown to have harmful side effects or other characteristics that indicate it is unlikely to be effective or otherwise does not meet applicable regulatory criteria;

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a product candidate may not be capable of being produced in commercial quantities at an acceptable cost, or at all; and

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a product candidate may not be accepted as safe and effective by patients, the medical community or third-party payors, if applicable.

If we fail to develop and successfully commercialize other product candidates, our business and future prospects may be harmed and our business will be more vulnerable to any problems that we encounter in developing and commercializing ATX-101.

We will incur significant costs as a result of operating as a public company, and our management will devote substantial time to new compliance initiatives. We may fail to comply with the rules that apply to public companies, including Section 404 of the Sarbanes-Oxley Act of 2002, which could result in sanctions or other penalties that would harm our business.

We will incur significant legal, accounting and other expenses as a public company, including costs resulting from public company reporting obligations under the Securities Exchange Act of 1934, as amended, and regulations regarding corporate governance practices. The listing requirements of The NASDAQ Global Market require that we satisfy certain corporate governance requirements relating to director independence, distributing annual and interim reports, stockholder meetings, approvals and voting, soliciting proxies, conflicts of interest and a code of conduct. Our management and other personnel will need to devote a substantial amount of time to ensure that we comply with all of these requirements. Moreover, the reporting requirements, rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. Any changes we make to comply with these obligations may not be sufficient to allow us to satisfy our obligations as a public company on a timely basis, or at all. These reporting requirements, rules and regulations, coupled with the increase in potential litigation exposure associated with being a public company, could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors or board committees or to serve as executive officers, or to obtain certain types of insurance, including directors' and officers' insurance, on acceptable terms.

After this offering, we will be subject to Section 404 of The Sarbanes-Oxley Act of 2002 and the related rules of the Securities and Exchange Commission, which generally require our management and independent registered public accounting firm to report on the effectiveness of our internal control over financial reporting. Our management and, depending on the size of our public float and certain other financial factors, our independent registered public accounting firm, may have to provide the first of such reports as early as our annual report for the fiscal year ending December 31, 2013. To date, we have never conducted a review of our internal control for the purpose of providing the reports required by these rules. During the course of our review and testing, we may identify deficiencies and be unable to remediate them before we must provide the required reports. Furthermore, if we have a material weakness in our internal controls over financial reporting, we may not detect errors on a timely basis and our financial statements may be materially misstated. We or our independent registered public accounting firm may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting, which could harm our operating results, cause investors to lose confidence in our reported financial information and cause the trading price of our stock to fall. In addition, as a public company we will be required to file accurate and timely quarterly and annual reports with the SEC under the Securities Exchange Act of 1934, as amended. In order to report our results of operations and financial statements on an accurate and timely basis, we will depend on CROs to provide timely and accurate notice of their costs to us and, if ATX-101 is approved by relevant regulatory authorities and sold by Bayer, we would depend on Bayer to provide timely and accurate reports on royalties payable to us. Any failure to report our financial results on an accurate and timely basis could result in sanctions, lawsuits, delisting of our shares from The NASDAQ Global Market or other adverse consequences that would materially harm to our business.

Unfavorable global economic conditions could adversely affect our business, financial condition or results of operations.

Our results of operations could be adversely affected by general conditions in the global economy and in the global financial markets. Furthermore, the market for aesthetic medical procedures may be particularly vulnerable to unfavorable economic conditions. In particular, we do not expect ATX-101 to be reimbursed by any government or third-party payor and, as a result, demand for this product will be tied to discretionary spending levels of our targeted patient population. The recent global financial crisis caused extreme volatility and disruptions in the capital and credit markets. A severe or prolonged economic downturn, such as the recent global financial crisis, could result in a variety of risks to our business, including, weakened demand for ATX-101, if approved, and our ability to raise additional capital when needed on acceptable terms, if at all. This is particularly true in Europe, which is undergoing a continued severe economic crisis. A weak or declining economy could also strain our suppliers, possibly resulting in supply disruption, or cause our customers to delay making payments for our services. Any of the foregoing could harm our business and we cannot anticipate all of the ways in which the current economic climate and financial market conditions could adversely impact our business.

We or the third parties upon whom we depend may be adversely affected by earthquakes or other natural disasters and our business continuity and disaster recovery plans may not adequately protect us from a serious disaster.

Our corporate headquarters and other facilities are located in the Northern Los Angeles Area, which in the past has experienced both severe earthquakes and wildfires. We do not carry earthquake insurance. Earthquakes, wildfires or other natural disasters could severely disrupt our operations, and have a material adverse effect on our business, results of operations, financial condition and prospects.

If a natural disaster, power outage or other event occurred that prevented us from using all or a significant portion of our headquarters, that damaged critical infrastructure, such as our enterprise financial systems or manufacturing resource planning and enterprise quality systems, or that otherwise disrupted operations, it may be difficult or, in certain cases, impossible for us to continue our business for a substantial period of time. The disaster recovery and business continuity plans we have in place currently are limited and are unlikely to prove adequate in the event of a serious disaster or similar event. We may incur substantial expenses as a result of the limited nature of our disaster recovery and business continuity plans, which, particularly when taken together with our lack of earthquake insurance, could have a material adverse effect on our business.

Furthermore, integral parties in our supply chain are geographically concentrated and operating from single sites, increasing their vulnerability to natural disasters or other sudden, unforeseen and severe adverse events. If such an event were to affect our supply chain, it could have a material adverse effect on our business.

Our business involves the use of hazardous materials and we and our third-party manufacturers and suppliers must comply with environmental laws and regulations, which can be expensive and restrict how we do business.

Our research and development activities and our third-party manufacturers' and suppliers' activities involve the controlled storage, use and disposal of hazardous materials owned by us, including the components of our product and product candidates and other hazardous compounds. We and our manufacturers and suppliers are subject to laws and regulations governing the use, manufacture, storage, handling and disposal of these hazardous materials. In some cases, these hazardous materials and various wastes resulting from their use are stored at our and our manufacturers' facilities pending their use and disposal. We cannot eliminate the risk of contamination, which could cause an interruption of our commercialization efforts, research and development efforts and business operations, environmental damage resulting in costly clean-up and liabilities under applicable laws and regulations governing the use, storage, handling and disposal of these materials and specified waste products. Although we believe that the safety procedures utilized by our third-party manufacturers for handling and disposing of these materials generally comply with the standards prescribed by these laws and regulations, we cannot guarantee that this is the case or eliminate the risk of accidental contamination or injury from these materials. In such an event, we may be held liable for any resulting damages and such liability could exceed our resources and state or federal or other applicable authorities may curtail our use of certain materials and/or interrupt our business operations. Furthermore, environmental laws and regulations are complex, change frequently and have tended to become more stringent. We cannot predict the impact of such changes and cannot be certain of our future compliance. We do not currently carry biological or hazardous waste insurance coverage.

Risks Related to Intellectual Property

We may become subject to third parties' claims alleging infringement of patents and proprietary rights or seeking to invalidate our patents or proprietary rights, which would be costly, time consuming and, if successfully asserted against us, delay or prevent the development and commercialization of ATX-101 or any future product candidates.

There has been substantial litigation and other proceedings regarding patent and other intellectual property rights in the pharmaceutical and biotechnology industries. We cannot assure you that ATX-101 or any future product candidates will not infringe existing or future patents. Because patent applications can take many years to issue and may be confidential for 18 months or more after filing, there may be applications now pending of which we are unaware and which may later result in issued patents that we may infringe by commercializing ATX-101 or any future product candidates. Moreover, we may face claims from non-practicing entities, which have no relevant product revenue and against whom our own patent portfolio may thus have no deterrent effect.

We may be subject to third-party claims in the future against us or our collaborators that would cause us to incur substantial expenses and, if successful against us, could cause us to pay substantial damages, including treble damages and attorney's fees if we are found to be willfully infringing a third party's patents. We have agreed to indemnify Bayer against such claims brought against it, and may undertake similar obligations on behalf of other collaborators in the future. If a patent infringement suit were brought against us or our collaborators, we or they could be forced to stop or delay research, development, manufacturing or sales of the product candidate that is the subject of the suit. As a result of patent infringement claims, or in order to avoid potential claims, we or our collaborators may choose to seek, or be required to seek, a license from the third-party and would most likely be required to pay license fees or royalties or both. These licenses may not be available on acceptable terms, or at all. Even if we or our collaborators were able to obtain a license, the rights may be nonexclusive, which would give our competitors access to the same intellectual property. Ultimately, we could be prevented from commercializing a product, or forced to redesign it, or to cease some aspect of our business operations if, as a result of actual or threatened patent infringement claims, we or our collaborators are unable to enter into licenses on acceptable terms. Even if we are successful in defending such claims, infringement and other intellectual property litigation can be expensive and time-consuming to litigate and divert management's attention from our core business. Any of these events could harm our business significantly.

In addition to infringement claims against us, if third parties prepare and file patent applications in the United States that also claim technology to which we have rights, we may have to participate in interference proceedings in the United States Patent and Trademark Office, or the U.S. PTO, to determine the priority of invention. We may also become involved in similar opposition proceedings in the European Patent Office or similar offices in other jurisdictions regarding our intellectual property rights with respect to our products and technology.

If our efforts to protect the proprietary nature of the intellectual property related to ATX-101 or any future product candidates are not adequate, we may not be able to compete effectively in our market.

We rely upon a combination of patents, trade secret protection and confidentiality agreements to protect the intellectual property related to ATX-101 and our development programs. Any disclosure to or misappropriation by third parties of our confidential proprietary information could enable competitors to quickly duplicate or surpass our technological achievements, thus eroding our competitive position in our market.

The strength of patents in the biotechnology and pharmaceutical field involves complex legal and scientific questions and can be uncertain. The patent applications that we own or license may fail to result in issued patents in the United States or in foreign countries. Even if the patents do successfully issue, third parties may challenge the validity, enforceability or scope thereof, which may result in such patents being narrowed, invalidated or held unenforceable. Furthermore, even if they are unchallenged, our patents and patent applications may not adequately protect our intellectual property or prevent others from designing around our claims. For example, although the active ingredient in ATX-101 is a synthetic deoxycholate, the most common form of sodium deoxycholate is a naturally occurring substance (as are certain other aesthetic pharmaceuticals, including botulinum toxin), and is therefore not eligible for composition-of-matter patent protection in certain jurisdictions, including the United States. To the extent that naturally-occurring sodium deoxycholate products do not infringe claims in our method-of-use, formulation or other patents and patent applications, competitors may be able to offer and sell such products and compete with ATX-101. If the breadth or strength of protection provided by the patent applications we hold or pursue with respect to ATX-101 or any future product candidates is challenged, then it could threaten our ability to commercialize ATX-101 or any future product candidates. Further, if we encounter delays in our clinical trials, the period of time during which we could market ATX-101 or any future product candidates under patent protection would be reduced. Since patent applications in the United States and most other countries are confidential for a period of time after filing, we cannot be certain that we were the first to file any patent application related to our product candidates. Furthermore, an interference proceeding can be provoked by a third-party, or instituted by the U.S. PTO, to determine who was the first to invent any of the subject matter covered by the patent claims of our applications.

Even where laws provide protection, costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and the outcome of such litigation would be uncertain. Moreover, any actions we may bring to enforce our intellectual property against our competitors could provoke them to bring counterclaims against us, and some of our competitors have substantially greater intellectual property portfolios than we have.

We also rely on trade secret protection and confidentiality agreements to protect proprietary know-how that may not be patentable, processes for which patents may be difficult to obtain and/or enforce and any other elements of our product development processes that involve proprietary know-how, information or technology that is not covered by patents. Although we require all of our employees to assign their inventions to us, and endeavor to execute confidentiality agreements with all of our employees, consultants, advisors and any third parties who have access to our proprietary know-how, information or technology, we cannot be certain that we have executed such agreements with all parties who may have helped to develop our intellectual property or had access to our proprietary information, nor that our agreements will not be breached. We cannot guarantee that our trade secrets and other confidential proprietary information will not be disclosed or that competitors will not otherwise gain access to our trade secrets or independently develop substantially equivalent information and techniques. Further, the laws of some foreign countries do not protect proprietary rights to the same extent or in the same manner as the laws of the United States. As a result, we may encounter significant problems in protecting and defending our intellectual property both in the United States and abroad. If we are unable to prevent material disclosure of the intellectual property related to our technologies to third parties, we will not be able to establish or maintain a competitive advantage in our market, which could materially adversely affect our business, results of operations and financial condition.

Our issued patents could be found invalid or unenforceable if challenged in court.

If we, Bayer or one of our future collaborators were to initiate legal proceedings against a third party to enforce a patent covering ATX-101, or one of our future products, the defendant could counterclaim that our patent is invalid and/or unenforceable. In patent litigation in the United States, defendant counterclaims alleging invalidity and/or unenforceability are commonplace. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including lack of novelty, obviousness or non-enablement. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent withheld relevant information from the U.S. PTO, or made a misleading statement, during prosecution. Third parties may also raise similar claims before the U.S. PTO, even outside the context of litigation. The outcome following legal assertions of invalidity and unenforceability is unpredictable. With respect to the validity question, for example, we cannot be certain that there is no invalidating prior art, of which we and the patent examiner were unaware during prosecution. If a defendant were to prevail on a legal assertion of invalidity and/or unenforceability, we would lose at least part, and perhaps all, of the patent protection on ATX-101. Such a loss of patent protection would have a material adverse impact on our business.

If we fail to comply with our obligations under our intellectual property license with the Los Angeles Biomedical Research Institute, we could lose license rights that are important to our business.

We are a party to a license agreement with Los Angeles Biomedical Research Institute, or LA Biomed, pursuant to which we license key intellectual property relating to the active ingredient in ATX-101. This existing license imposes various diligence, royalty, insurance and other obligations on us. If we fail to comply with these obligations, LA Biomed may have the right to terminate the license, in which event we would not be able to develop or market ATX-101. If we lose such license rights, our business, results of operations, financial condition and prospects would be materially adversely affected. We may enter into additional licenses in the future and if we fail to comply with obligations under those agreements, we could suffer adverse consequences.

Changes in U.S. patent law could diminish the value of patents in general, thereby impairing our ability to protect our products.

As is the case with other biopharmaceutical companies, our success is heavily dependent on intellectual property, particularly patents. Obtaining and enforcing patents in the biopharmaceutical industry involve both technological and legal complexity. Therefore, obtaining and enforcing biopharmaceutical patents is costly, time-consuming and inherently uncertain. In addition, the United States has recently enacted and is currently implementing wide-ranging patent reform legislation. The United States Supreme Court has ruled on several patent cases in recent years, either narrowing the scope of patent protection available in certain circumstances or weakening the rights of patent owners in certain situations. In addition to increasing uncertainty with regard to our ability to obtain patents in the future, this combination of events has created uncertainty with respect to the value of patents, once obtained. Depending on decisions by the U.S. Congress, the federal courts, and the U.S. PTO, the laws and regulations governing patents could change in unpredictable ways that would weaken our ability to obtain new patents or to enforce our existing patents and patents that we might obtain in the future.

Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

The U.S. PTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other provisions during the patent process. There are situations in which noncompliance can result in abandonment or lapse of a patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, competitors might be able to enter the market earlier than would otherwise have been the case.

We have not yet registered trademarks for a commercial trade name for ATX-101 in the United States or Canada and failure to secure such registrations could adversely affect our business.

We have not yet registered trademarks for a commercial trade name for ATX-101 in the United States or Canada, the countries in which we have rights to commercialize it, if approved. During trademark registration proceedings, we may receive rejections. Although we are given an opportunity to respond to those rejections, we may be unable to overcome such rejections. In addition, in the U.S. PTO and in comparable agencies in many foreign jurisdictions, third parties are given an opportunity to oppose pending trademark applications and to seek to cancel registered trademarks. Opposition or cancellation proceedings may be filed against our trademarks, and our trademarks may not survive such proceedings. Moreover, any name we propose to use with our product candidates in the United States must be approved by the FDA, regardless of whether we have registered it, or applied to register it, as a trademark. The FDA typically conducts a review of proposed product names, including an evaluation of potential for confusion with other product names. If the FDA objects to any of our proposed proprietary product names, we may be required to expend significant additional resources in an effort to identify a suitable substitute name that would qualify under applicable trademark laws, not infringe the existing rights of third parties and be acceptable to the FDA.

We may not be able to protect our intellectual property rights throughout the world.

Filing, prosecuting and defending patents on product candidates in all countries throughout the world would be prohibitively expensive, and our intellectual property rights in some countries outside the United States can be less extensive than those in the United States. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the United States. Consequently, we may not be able to prevent third parties from practicing our inventions in all countries outside the United States, or from selling or importing products made using our inventions in and into the United States or other jurisdictions. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and further, may export otherwise infringing products to territories where we have patent protection, but enforcement is not as strong as that in the United States. These products may compete with our products and our patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.

Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents and other intellectual property protection, particularly those relating to biopharmaceuticals, which could make it difficult for us to stop the infringement of our patents or marketing of competing products in violation of our proprietary rights generally. Proceedings to enforce our patent rights in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license.

Risks Related to Government Regulation

The regulatory approval process is highly uncertain and we or Bayer may not obtain regulatory approval for the commercialization of ATX-101 or any future product candidates.

The research, testing, manufacturing, labeling, approval, selling, import, export, marketing and distribution of drug products are subject to extensive regulation by the FDA and other regulatory authorities in the United States and other countries, which regulations differ from country to country. Furthermore, we rely upon Bayer to obtain regulatory approval for ATX-101 outside the United States and Canada, and we cannot guarantee that they will be successful in doing so. Neither we nor any collaboration partner is permitted to market ATX-101 or any future product candidate in the United States until we receive approval of an NDA from the FDA. Neither we nor Bayer has submitted an application or obtained marketing approval for ATX-101 anywhere in the world. Obtaining regulatory approval of an NDA can be a lengthy, expensive and uncertain process. In addition, failure to comply with FDA and other applicable United States and foreign regulatory requirements may subject us to administrative or judicially imposed sanctions or other actions, including:

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warning letters;

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civil and criminal penalties;

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injunctions;

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withdrawal of approved products;

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product seizure or detention;

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product recalls;

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total or partial suspension of production; and

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refusal to approve pending NDAs or supplements to approved NDAs.

Prior to obtaining approval to commercialize a drug candidate in the United States or abroad, we or our collaborators must demonstrate with substantial evidence from well controlled clinical trials, and to the satisfaction of the FDA or other foreign regulatory agencies, that such drug candidates are safe and effective for their intended uses. Results from preclinical studies and clinical trials can be interpreted in different ways. Even if we and our collaborator believe the preclinical or clinical data for our drug candidates are promising, such data may not be sufficient to support approval by the FDA and other regulatory authorities. Administering drug candidates to humans may produce undesirable side effects, which could interrupt, delay or halt clinical trials and result in the FDA or other regulatory authorities denying approval of a drug candidate for any or all targeted indications.

Regulatory approval of an NDA or NDA supplement is not guaranteed, and the approval process is expensive and may take several years. The FDA also has substantial discretion in the approval process. Despite the time and expense exerted, failure can occur at any stage, and we could encounter problems that cause us to abandon or repeat clinical trials, or perform additional preclinical studies and clinical trials. The number of preclinical studies and clinical trials that will be required for FDA approval varies depending on the drug candidate, the disease or condition that the drug candidate is designed to address, and the regulations applicable to any particular drug candidate. The FDA can delay, limit or deny approval of a drug candidate for many reasons, including, but not limited to, the following:

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a drug candidate may not be deemed safe or effective;

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FDA officials may not find the data from preclinical studies and clinical trials sufficient;

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the FDA might not approve our third party manufacturers' processes or facilities; or

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the FDA may change its approval policies or adopt new regulations.

If ATX-101 or any future product candidate fails to demonstrate safety and efficacy in clinical trials or does not gain regulatory approval, our business and results of operations will be materially and adversely harmed.

Even if we receive regulatory approval for ATX-101 or any future product candidates, we will be subject to ongoing regulatory obligations and continued regulatory review, which may result in significant additional expense. Additionally, any product candidates, if approved, could be subject to labeling and other restrictions and market withdrawal and we may be subject to penalties if we fail to comply with regulatory requirements or experience unanticipated problems with our products.

Any regulatory approvals that we or our collaborators receive for ATX-101 or any future product candidates may also be subject to limitations on the approved indicated uses for which the product may be marketed or to the conditions of approval, or contain requirements for potentially costly post-marketing testing, including Phase IV clinical trials, and surveillance to monitor the safety and efficacy of the product candidate. In addition, if the applicable regulatory agency approves ATX-101 or any future product candidates, the manufacturing processes, labeling, packaging, distribution, adverse event reporting, storage, advertising, promotion and recordkeeping for the product will be subject to extensive and ongoing regulatory requirements. These requirements include submissions of safety and other post-marketing information and reports, registration, as well as continued compliance with cGMP and good clinical practices, or GCP, for any clinical trials that we conduct post-approval. Later discovery of previously unknown problems with ATX-101 or any future product candidates, including adverse events of unanticipated severity or frequency, or with our third-party manufacturers or manufacturing processes, or failure to comply with regulatory requirements, may result in, among other things:

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restrictions on the marketing or manufacturing of the product, withdrawal of the product from the market, or voluntary or mandatory product recalls;

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fines, warning letters or holds on clinical trials;

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refusal by the FDA to approve pending applications or supplements to approved applications filed by us or our strategic collaborators, or suspension or revocation of product license approvals;

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product seizure or detention, or refusal to permit the import or export of products; and

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injunctions or the imposition of civil or criminal penalties.

Regulatory agency policies may change and additional government regulations may be enacted that could prevent, limit or delay regulatory approval of our product candidates. We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, either in the United States or abroad. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any marketing approval that we may have obtained and we may not achieve or sustain profitability, which would adversely affect our business.

Failure of Bayer to obtain regulatory approvals in foreign jurisdictions for ATX-101 would prevent us from marketing our products internationally.

Bayer is responsible for the distribution and marketing of ATX-101 outside the United States and Canada. In order to market any product in the EEA (which is composed of the 27 Member States of the European Union plus Norway, Iceland and Liechtenstein) and many other foreign jurisdictions, separate regulatory approvals are required. In the EEA, medicinal products can only be commercialized after obtaining a Marketing Authorization, or MA. Before granting the MA, the EMA or the competent authorities of the Member States of the EEA make an assessment of the risk-benefit balance of the product on the basis of scientific criteria concerning its quality, safety and efficacy.

The approval procedures vary among countries and can involve additional clinical testing, and the time required to obtain approval may differ from that required to obtain FDA approval. Clinical trials conducted in one country may not be accepted by regulatory authorities in other countries. Approval by the FDA does not ensure approval by regulatory authorities in other countries, and approval by one or more foreign regulatory authorities does not ensure approval by regulatory authorities in other foreign countries or by the FDA. However, a failure or delay in obtaining regulatory approval in one country may have a negative effect on the regulatory process in others. The foreign regulatory approval process may include all of the risks associated with obtaining FDA approval. Bayer may not be able to file for regulatory approvals or to do so on a timely basis, and even if it does file it may not receive necessary approvals to commercialize our products in any market.

If approved, ATX-101 or any future products may cause or contribute to adverse medical events that we and Bayer are required to report to regulatory agencies and if we fail to do so, we could be subject to sanctions that would materially harm our business.

Some participants in our clinical studies have reported adverse effects after being treated with ATX-101. If we are successful in commercializing ATX-101 or any other products, FDA and foreign regulatory agency regulations require that we report certain information about adverse medical events if those products may have caused or contributed to those adverse events. The timing of our obligation to report would be triggered by the date we become aware of the adverse event as well as the nature of the event. We may fail to report adverse events we become aware of within the prescribed timeframe. We may also fail to appreciate that we have become aware of a reportable adverse event, especially if it is not reported to us as an adverse event or if it is an adverse event that is unexpected or removed in time from the use of our products. If we fail to comply with our reporting obligations, the FDA or a foreign regulatory agency could take action including criminal prosecution, the imposition of civil monetary penalties, seizure of our products, or delay in approval or clearance of future products.

We may in the future be subject to various U.S. federal and state laws pertaining to health care fraud and abuse, including anti-kickback, self-referral, false claims and fraud laws, and any violations by us of such laws could result in fines or other penalties.

While we do not expect that ATX-101, if approved, will subject us to the various U.S. federal and state laws intended to prevent health care fraud and abuse, we may in the future become subject to such laws. The federal anti-kickback statute prohibits the offer, receipt, or payment of remuneration in exchange for or to induce the referral of patients or the use of products or services that would be paid for in whole or part by Medicare, Medicaid or other federal health care programs. Remuneration has been broadly defined to include anything of value, including cash, improper discounts, and free or reduced price items and services. Many states have similar laws that apply to their state health care programs as well as private payors. Violations of the anti-kickback laws can result in exclusion from federal health care programs and substantial civil and criminal penalties.

The federal False Claims Act, or FCA, imposes liability on persons who, among other things, present or cause to be presented false or fraudulent claims for payment by a federal health care program. The FCA has been used to prosecute persons submitting claims for payment that are inaccurate or fraudulent, that are for services not provided as claimed, or for services that are not medically necessary. The FCA includes a whistleblower provision that allows individuals to bring actions on behalf of the federal government and share a portion of the recovery of successful claims. If our marketing or other arrangements were determined to violate anti-kickback or related laws, including the FCA, then our revenues could be adversely affected, which would likely harm our business, financial condition, and results of operations.

State and federal authorities have aggressively targeted medical technology companies for alleged violations of these anti-fraud statutes, based on improper research or consulting contracts with doctors, certain marketing arrangements that rely on volume-based pricing, off-label marketing schemes, and other improper promotional practices. Companies targeted in such prosecutions have paid substantial fines in the hundreds of millions of dollars or more, have been forced to implement extensive corrective action plans, and have often become subject to consent decrees severely restricting the manner in which they conduct their business. If we become the target of such an investigation or prosecution based on our contractual relationships with providers or institutions, or our marketing and promotional practices, we could face similar sanctions, which would materially harm our business.

Also, the U.S. Foreign Corrupt Practices Act and similar worldwide anti-bribery laws generally prohibit companies and their intermediaries from making improper payments to non-U.S. officials for the purpose of obtaining or retaining business. We cannot assure you that our internal control policies and procedures will protect us from reckless or negligent acts committed by our employees, future distributors, partners, collaborators or agents. Violations of these laws, or allegations of such violations, could result in fines, penalties, or prosecution and have a negative impact on our business, results of operations and reputation.

Legislative or regulatory healthcare reforms in the United States may make it more difficult and costly for us to obtain regulatory clearance or approval of ATX-101 or any future product candidates and to produce, market, and distribute our products after clearance or approval is obtained.

From time to time, legislation is drafted and introduced in Congress that could significantly change the statutory provisions governing the regulatory clearance or approval, manufacture, and marketing of regulated products or the reimbursement thereof. In addition, FDA regulations and guidance are often revised or reinterpreted by the FDA in ways that may significantly affect our business and our products. Any new regulations or revisions or reinterpretations of existing regulations may impose additional costs or lengthen review times of ATX-101 or any future product candidates. We cannot determine what effect changes in regulations, statutes, legal interpretation or policies, when and if promulgated, enacted or adopted may have on our business in the future. Such changes could, among other things, require:

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changes to manufacturing methods;

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recall, replacement, or discontinuance of one or more of our products; and

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additional record keeping.

Each of these would likely entail substantial time and cost and could materially harm our business and our financial results. In addition, delays in receipt of or failure to receive regulatory clearances or approvals for any future products would harm our business, financial condition, and results of operations.

Risks Related to Our Common Stock and This Offering

Our stock price may be volatile and you may not be able to resell shares of our common stock at or above the price you paid.

The trading price of our common stock following this offering could be highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control. These factors include those discussed in this "Risk Factors" section of this prospectus and others such as:

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results from Bayer's ongoing European Phase III clinical trials for ATX-101;

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announcements from Bayer related to our ongoing collaboration for ATX-101, including announcements regarding its intentions to commercialize ATX-101 outside the United States and Canada or its decision to terminate our collaboration arrangement and cease development and commercialization of ATX-101;

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results from, and any delays in, our U.S. Phase III clinical trials for ATX-101, or any other future clinical development programs;

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announcements of regulatory approval or disapproval of ATX-101 or any future product candidates;

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failure or discontinuation of any of our research and development programs;

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announcements relating to future licensing, collaboration or development agreements;

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delays in the commercialization of ATX-101 or any future product candidates;

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acquisitions and sales of new products, technologies or businesses;

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manufacturing and supply issues related to our product candidates for clinical trials or future product candidates for commercialization;

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quarterly variations in our results of operations or those of our future competitors;

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changes in earnings estimates or recommendations by securities analysts;

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announcements by us or our competitors of new products, significant contracts, commercial relationships, acquisitions or capital commitments;

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developments with respect to intellectual property rights;

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our commencement of, or involvement in, litigation;

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changes in financial estimates or guidance, including our ability to meet our future revenue and operating profit or loss estimates or guidance;

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any major changes in our board of directors or management;

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new legislation in the United States relating to the sale or pricing of pharmaceuticals;

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FDA or other U.S. or foreign regulatory actions affecting us or our industry;

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product liability claims or other litigation or public concern about the safety of our drug candidates or future drugs;

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market conditions in the pharmaceutical, biopharmaceutical and biotechnology sectors; and

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general economic conditions in the United States and abroad.

In addition, the stock markets in general, and the markets for pharmaceutical, biopharmaceutical and biotechnology stocks in particular, have experienced extreme volatility that may have been unrelated to the operating performance of the issuer. These broad market fluctuations may adversely affect the trading price or liquidity of our common stock. In the past, when the market price of a stock has been volatile, holders of that stock have sometimes instituted securities class action litigation against the issuer. If any of our stockholders were to bring such a lawsuit against us, we could incur substantial costs defending the lawsuit and the attention of our management would be diverted from the operation of our business.

An active, liquid and orderly market for our common stock may not develop, and you may not be able to resell your common stock at or above the public offering price.

Prior to this offering, there has been no public market for shares of our common stock, and an active public market for our shares may not develop or be sustained after this offering. We and the representatives of the underwriters will determine the initial public offering price of our common stock through negotiation. This price will not necessarily reflect the price at which investors in the market will be willing to buy and sell our shares following this offering. In addition, an active trading market may not develop following the consummation of this offering or, if it is developed, may not be sustained. The lack of an active market may impair your ability to sell your shares at the time you wish to sell them or at a price that you consider reasonable. An inactive market may also impair our ability to raise capital by selling shares and may impair our ability to acquire other businesses, applications, or technologies using our shares as consideration.

If securities or industry analysts do not publish research or reports about our business, or if they issue an adverse or misleading opinion regarding our stock, our stock price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. We do not currently have and may never obtain research coverage by securities and industry analysts. If no or few securities or industry analysts commence coverage of us, the trading price for our stock would be negatively impacted. In the event we obtain securities or industry analyst coverage, if any of the analysts who cover us issue an adverse or misleading opinion regarding us, our business model, our intellectual property or our stock performance, or if our clinical trials and operating results fail to meet the expectations of analysts, our stock price would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

Purchasers in this offering will experience immediate and substantial dilution in the book value of their investment.

The initial public offering price of our common stock is substantially higher than the pro forma net tangible book value per share of our common stock before giving effect to this offering. Accordingly, if you purchase our common stock in this offering, you will incur immediate substantial dilution of approximately $            per share, based on the assumed public offering price of $            per share and our pro forma net tangible book value as of December 31, 2011. In addition, following this offering, and assuming the sale by us of             shares of our common stock in this offering at the assumed initial public offering price of $            per share, purchasers in this offering will have contributed approximately        % of the total gross consideration paid by stockholders to us to purchase shares of our common stock, through December 31, 2011, but will own only approximately        % of the shares of common stock outstanding immediately after this offering. Furthermore, if the underwriters exercise their over-allotment option, or outstanding options and warrants are exercised, you could experience further dilution. For a further description of the dilution that you will experience immediately after this offering, see the section titled "Dilution."

If we sell shares of our common stock in future financings, stockholders may experience immediate dilution and, as a result, our stock price may decline.

We may from time to time issue additional shares of common stock at a discount from the current trading price of our common stock. As a result, our stockholders would experience immediate dilution upon the purchase of any shares of our common stock sold at such discount. In addition, as opportunities present themselves, we may enter into financing or similar arrangements in the future, including the issuance of debt securities, preferred stock or common stock. If we issue common stock or securities convertible into common stock, our common stockholders would experience additional dilution and, as a result, our stock price may decline.

Our principal stockholders and management own a significant percentage of our stock and will be able to exert significant control over matters subject to stockholder approval.

Prior to this offering as of March 15, 2012, our executive officers, directors, holders of 5% or more of our capital stock and their respective affiliates beneficially owned approximately 81.5% of our voting stock and, upon the closing of this offering, that same group will hold approximately        % of our outstanding voting stock (assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options). Therefore, even after this offering these stockholders will have the ability to influence us through this ownership position. These stockholders may be able to determine all matters requiring stockholder approval. For example, these stockholders may be able to control elections of directors, amendments of our organizational documents, or approval of any merger, sale of assets, or other major corporate transaction. This may prevent or discourage unsolicited acquisition proposals or offers for our common stock that you may feel are in your best interest as one of our stockholders.

Sales of a substantial number of shares of our common stock in the public market could cause our stock price to fall.

If our existing stockholders sell, or indicate an intention to sell, substantial amounts of our common stock in the public market after the lock-up and other legal restrictions on resale discussed in this prospectus lapse, the trading price of our common stock could decline. Based upon the number of shares outstanding as of December 31, 2011, upon the closing of this offering, we will have outstanding a total of             shares of common stock, assuming no exercise of the underwriters' overallotment option. Of these shares, approximately             shares of our common stock, plus any shares sold upon exercise of the underwriters' overallotment option, will be freely tradable, without restriction, in the public market immediately following this offering. J.P. Morgan Securities LLC and Goldman, Sachs & Co., however, may, in their sole discretion, permit our officers, directors and other stockholders who are subject to these lock-up agreements to sell shares prior to the expiration of the lock-up agreements.

The lock-up agreements pertaining to this offering will expire 180 days from the date of this prospectus (subject to extension upon the occurrence of specified events). After the lock-up agreements expire, up to an additional             shares of common stock, subject to vesting schedules, will be eligible for sale in the public market,              of which shares are held by directors, executive officers and other affiliates and will be subject to vesting schedules, volume limitations under Rule 144 under the Securities Act.

In addition,             shares of common stock that are either subject to outstanding options or reserved for future issuance under our equity incentive plans will become eligible for sale in the public market to the extent permitted by the provisions of various vesting schedules, the lock-up agreements and Rule 144 and Rule 701 under the Securities Act. If these additional shares of common stock are sold, or if it is perceived that they will be sold, in the public market, the trading price of our common stock could decline.

After this offering, the holders of approximately 31.3 million shares of our common stock, or approximately        % of our total outstanding common stock as of December 31, 2011, will be entitled to rights with respect to the registration of their shares under the Securities Act, subject to vesting schedules and to the lock-up agreements described above. Registration of these shares under the Securities Act would result in the shares becoming freely tradable without restriction under the Securities Act, except for shares purchased by affiliates. Any sales of securities by these stockholders could have a material adverse effect on the trading price of our common stock.

We have broad discretion to determine how to use the funds raised in this offering, and may use them in ways that may not enhance our operating results or the price of our common stock.

Our management will have broad discretion over the use of proceeds from this offering, and we could spend the proceeds from this offering in ways our stockholders may not agree with or that do not yield a favorable return, if at all. We currently intend to use substantially all of the net proceeds of this offering to fund our U.S. Phase III clinical trials of ATX-101, and the balance for working capital and general corporate purposes, including research and development. However, our use of these proceeds may differ substantially from our current plans. If we do not invest or apply the proceeds of this offering in ways that improve our operating results, we may fail to achieve expected financial results, which could cause our stock price to decline.

Provisions in our charter documents and under Delaware law could discourage a takeover that stockholders may consider favorable and may lead to entrenchment of management.

Our amended and restated certificate of incorporation and amended and restated bylaws that will be in effect immediately prior to the consummation of this offering will contain provisions that could delay or prevent changes in control or changes in our management without the consent of our board of directors. These provisions will include the following:

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a classified board of directors with three-year staggered terms, which may delay the ability of stockholders to change the membership of a majority of our board of directors;

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no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

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the exclusive right of our board of directors to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on our board of directors;

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the ability of our board of directors to authorize the issuance of shares of preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquiror;

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the ability of our board of directors to alter our bylaws without obtaining stockholder approval;

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the required approval of at least 66 2/3% of the shares entitled to vote at an election of directors to adopt, amend or repeal our bylaws or repeal the provisions of our amended and restated certificate of incorporation regarding the election and removal of directors;

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a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders;

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the requirement that a special meeting of stockholders may be called only by the chairman of the board of directors, the chief executive officer, the president or the board of directors, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors; and

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advance notice procedures that stockholders must comply with in order to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders' meeting, which may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect the acquiror's own slate of directors or otherwise attempting to obtain control of us.

In addition, these provisions would apply even if we were to receive an offer that some stockholders may consider beneficial.

We are also subject to the anti-takeover provisions contained in Section 203 of the Delaware General Corporation Law. Under Section 203, a corporation may not, in general, engage in a business combination with any holder of 15% or more of its capital stock unless the holder has held the stock for three years or, among other exceptions, the board of directors has approved the transaction. For a description of our capital stock, see the section titled "Description of Capital Stock."

Our employment agreements with our executive officers may require us to pay severance benefits to any of those persons who are terminated in connection with a change in control of us, which could harm our financial condition or results.

Our named executive officers are parties to employment agreements that contain change in control and severance provisions providing for aggregate cash payments of up to approximately $1.3 million for severance and other benefits and acceleration of vesting of stock options with a value of approximately $             million (as of December 31, 2011, based on the assumed public offering price of $            per share) in the event of a termination of employment in connection with a change in control of us. The accelerated vesting of options could result in dilution to our existing stockholders and harm the market price of our common stock. The payment of these severance benefits could harm our financial condition and results. In addition, these potential severance payments may discourage or prevent third parties from seeking a business combination with us.

We do not currently intend to pay dividends on our common stock, and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.

We do not currently intend to pay any cash dividends on our common stock for the foreseeable future. We currently intend to invest our future earnings, if any, to fund our growth. Additionally, the terms of our credit facility restrict our ability to pay dividends. Therefore, you are not likely to receive any dividends on your common stock for the foreseeable future. Since we do not intend to pay dividends, your ability to receive a return on your investment will depend on any future appreciation in the market value of our common stock. There is no guarantee that our common stock will appreciate or even maintain the price at which our holders have purchased it.

Special Note Regarding Forward-Looking Statements

This prospectus contains forward-looking statements concerning our business, operations and financial performance and condition, as well as our plans, objectives and expectations for our business operations and financial performance and condition. Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "aim," "anticipate," "assume," "believe," "contemplate," "continue," "could," "due," "estimate," "expect," "goal," "intend," "may," "objective," "plan," "predict," "potential," "positioned," "seek," "should," "target," will," "would," and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or other comparable terminology. These forward-looking statements include, but are not limited to, statements about:

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the timing of receipt of results from Bayer's ongoing Phase III clinical trials of our product candidate, ATX-101, in countries in Europe;

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our expectations regarding enrollment and timing of results in our U.S. Phase III clinical trials of ATX-101;

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the actual receipt and timing of any milestone payments or royalties from our collaborator, Bayer;

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the potential for commercialization of ATX-101 by us or our collaborator, Bayer;

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our expectations regarding the potential market size and opportunity for ATX-101, if approved for commercial use;

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estimates of our expenses, future revenue, capital requirements and our needs for additional financing;

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the timing or likelihood of regulatory filings and approvals;

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our ability to advance product candidates into, and successfully complete, clinical trials;

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the implementation of our business model, strategic plans for our business, product candidates and technology;

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the initiation, timing, progress and results of future preclinical studies and clinical trials, and our research and development programs;

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the scope of protection we are able to establish and maintain for intellectual property rights covering our product candidates and technology;

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our ability to maintain and establish collaborations or obtain additional funding;

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our use of proceeds from this offering;

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our financial performance; and

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developments and projections relating to our competitors and our industry.

These forward-looking statements are based on management's current expectations, estimates, forecasts, and projections about our business and the industry in which we operate and management's beliefs and assumptions and are not guarantees of future performance or development and involve known and unknown risks, uncertainties, and other factors that are in some cases beyond our control. As a result, any or all of our forward-looking statements in this prospectus may turn out to be inaccurate. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under "Risk Factors" and elsewhere in this prospectus. Potential investors are urged to consider these factors carefully in evaluating the forward-looking statements. These forward-looking statements speak only as of the date of this prospectus. Except as required by law, we assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future. You should, however, review the factors and risks we describe in the reports we will file from time to time with the SEC after the date of this prospectus. See "Where You Can Find More Information."

Market, Industry and Other Data

This prospectus also contains estimates, projections and other information concerning our industry, our business, and the markets for ATX-101, including data regarding the estimated size of those markets, their projected growth rates, the perceptions and preferences of patients and physicians regarding certain therapies and other prescription, prescriber and patient data, as well as data regarding market research, estimates and forecasts prepared by our management. Information that is based on estimates, forecasts, projections, market research or similar methodologies is inherently subject to uncertainties and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. Unless otherwise expressly stated, we obtained this industry, business, market and other data from reports, research surveys, studies and similar data prepared by market research firms and other third parties, industry, medical and general publications, government data and similar sources. In some cases, we do not expressly refer to the sources from which this data is derived. In that regard, when we refer to one or more sources of this type of data in any paragraph, you should assume that other data of this type appearing in the same paragraph is derived from the same sources, unless otherwise expressly stated or the context otherwise requires.

Use of Proceeds

We estimate that the net proceeds from the sale of                        shares of common stock in this offering will be approximately $             million at an assumed initial public offering price of $            per share, the midpoint of the range set forth on the cover page of this prospectus, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters exercise their over-allotment option in full, we estimate that net proceeds will be approximately $             million after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. Each $1.00 increase (decrease) in the assumed initial public offering price of $                per share (the midpoint of the price range set forth on the cover page of this prospectus) would increase (decrease) the net proceeds to us from this offering, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, by approximately $             million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same. We may also increase or decrease the number of shares we are offering. An increase (decrease) of 1,000,000 in the number of shares we are offering would increase (decrease) the net proceeds to us from this offering, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, by approximately $             million, assuming the assumed initial public offering price stays the same. We do not expect that a change in the offering price or the number of shares by these amounts would have a material effect on our intended uses of the net proceeds from this offering, although it may impact the amount of time prior to which we may need to seek additional capital.

We currently expect to use substantially all of the net proceeds from this offering to fund our U.S. Phase III clinical trials of ATX-101, and the balance for working capital and general corporate purposes, including research and development.

Our management will have broad discretion over the use of the net proceeds from this offering. The amounts and timing of our expenditures will depend upon numerous factors, including: the results of Bayer's ongoing European Phase III clinical trials for ATX-101; the results of our U.S. Phase III clinical trials for ATX-101; the amount and timing of any milestone payments or royalties we may receive from our collaborator, Bayer; the scope of research and development efforts; the timing and success of preclinical studies or clinical trials we may commence in the future; and the timing of regulatory submissions.

Pending the use of the proceeds from this offering, we intend to invest the net proceeds in short-term, interest-bearing, investment-grade securities, certificates of deposit or government securities.

Dividend Policy

We have never declared or paid cash dividends on our capital stock. We intend to retain all available funds and any future earnings, if any, to fund the development and expansion of our business and we do not anticipate paying any cash dividends in the foreseeable future. In addition, unless waived, the terms of our credit facility with Lighthouse Capital Partners VI, L.P. prohibit us from paying any cash dividends. Any future determination related to dividend policy will be made at the discretion of our board of directors.

Capitalization

The following table sets forth our capitalization as of December 31, 2011:

•
on an actual basis;

•
on a pro forma basis to give effect to:

•
the conversion of all outstanding shares of our convertible preferred stock into an aggregate of 30,497,550 shares of common stock immediately prior to the consummation of this offering;

•
the conversion of all of our warrants exercisable for convertible preferred stock into warrants exercisable for 851,767 shares of common stock immediately prior to the consummation of this offering and the related the reclassification of redeemable convertible preferred stock warrant liability to additional paid-in capital; and

•
the filing and effectiveness of our amended and restated certificate of incorporation, which will occur immediately prior to the consummation of this offering; and

•
on a pro forma as adjusted basis to give further effect to the issuance and sale by us of                        shares of our common stock in this offering at an assumed initial public offering price of $            per share (the midpoint of the range set forth on the cover page of this prospectus), after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

You should read this information together with our audited financial statements and related notes appearing elsewhere in this prospectus and the information set forth under the headings "Selected

Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

	As of December 31, 2011
	Actual	Pro Forma	Pro Forma As Adjusted
	(in thousands, except share and per share data)
		(unaudited)
Redeemable convertible preferred stock warrant liability	$2,145	—		—
Series A redeemable convertible preferred stock, $0.00001 par value per share, 4,775,000 shares authorized, 4,775,000 shares issued and outstanding, actual; no shares authorized, no shares issued and outstanding, pro forma and pro forma as adjusted	902	—		—
Series B redeemable convertible preferred stock, $0.00001 par value per share, 11,171,273 shares authorized, 10,527,780 shares issued and outstanding, actual; no shares authorized, no shares issued and outstanding, pro forma and pro forma as adjusted	30,193	—		—
Series C redeemable convertible preferred stock, $0.00001 par value per share, 8,300,000 shares authorized, 7,994,548 shares issued and outstanding, actual; no shares authorized, no shares issued and outstanding, pro forma and pro forma as adjusted	40,205	—		—
Series D redeemable convertible preferred stock, $0.00001 par value per share, 9,970,331 shares authorized, 7,117,588 shares issued and outstanding, actual; no shares authorized, no shares issued and outstanding, pro forma and pro forma as adjusted	36,287	—		—

Stockholders' equity (deficit):
Preferred stock, $0.00001 par value per share; no shares authorized, issued and outstanding, actual; 5,000,000 shares authorized, no shares issued and outstanding, pro forma and pro forma as adjusted	—	—		—
Common stock, $0.00001 par value per share; 45,000,000 shares authorized, 3,699,867 shares outstanding, actual; 300,000,000 shares authorized, 34,197,417 shares issued and outstanding, pro forma; 300,000,000 shares authorized, shares issued and outstanding, pro forma as adjusted; and additional paid in capital	2,483	112,215
Accumulated deficit	(83,507)	(83,507)

Total stockholders' (deficit) equity	(81,024)	28,708

Total capitalization	$28,708	$28,708	$

Each $1.00 increase (decrease) in the assumed initial public offering price of $            per share, the midpoint of the range set forth on the cover page of this prospectus, would increase (decrease) each of pro forma as adjusted additional paid-in capital, stockholders' equity and total capitalization by approximately $             million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same. We may also increase or decrease the number of shares we are offering. An increase (decrease) of 1,000,000 in the number of shares we are offering would increase (decrease) each of pro forma as adjusted additional paid-in capital, stockholders' equity and total capitalization by approximately $             million, assuming the assumed initial public offering price per share, as set forth on the cover page of this prospectus, remains the same. The pro forma as adjusted information is illustrative only, and we will adjust this information based on the actual initial public offering price and other terms of this offering determined at pricing.

The outstanding share information in the table above excludes the following:

•
3,795,550 shares of common stock issuable upon the exercise of outstanding stock options having a weighted-average exercise price of $1.43 per share;

•
851,767 shares of common stock issuable upon the exercise of outstanding warrants having a weighted-average exercise price of $3.41 per share;

•
1,668,817 shares of common stock reserved for issuance pursuant to future awards under our 2004 Stock Plan; and

•
1,000,000 shares of common stock reserved for issuance pursuant to future awards under our 2012 Equity Incentive Award Plan.

Dilution

If you invest in our common stock, your interest will be diluted to the extent of the difference between the initial public offering price per share of our common stock in this offering and the net tangible book value per share of our common stock after this offering. As of December 31, 2011, we had a historical net tangible book value of $(81.0) million, or $(21.90) per share of common stock. Our net tangible book value represents total tangible assets less total liabilities and convertible preferred stock, all divided by the number of shares of common stock outstanding on December 31, 2011. Our pro forma net tangible book value at December 31, 2011, before giving effect to this offering, was $28.7 million or $0.84 per share of our common stock. Pro forma net tangible book value, before the issuance and sale of shares in this offering, gives effect to:

  •
  the conversion of all outstanding shares of our convertible preferred stock into an aggregate of 30,497,550 shares of common stock immediately prior to the consummation of this offering;

  •
  the conversion of all of our warrants exercisable for convertible preferred stock into warrants exercisable for 851,767 shares of common stock immediately prior to the consummation of this offering and the related reclassification of the redeemable convertible preferred stock warrant liability to additional paid-in capital; and

  •
  the filing and effectiveness of our amended and restated certificate of incorporation, which will occur immediately prior to the consummation of this offering.

After giving effect to the sale of shares of common stock in this offering at an assumed initial public offering price of $        per share (the midpoint of the price range set forth on the cover page of this prospectus) and after deducting the underwriting discounts and commissions and estimated offering expenses, our pro forma as adjusted net tangible book value at December 31, 2011 would have been approximately $       million, or $            per share. This represents an immediate increase in pro forma as adjusted net tangible book value of $        per share to existing stockholders and an immediate dilution of $        per share to new investors. The following table illustrates this per share dilution:

Assumed initial public offering price per share		$
Historical net tangible book value per share as of December 31, 2011	$(21.90)
Pro forma increase in net tangible book value per share	22.74
Pro forma net tangible book value per share as of December 31, 2011	$0.84
Increase in pro forma net tangible book value per share attributable to new investors

Pro forma as adjusted net tangible book value per share after this offering

Dilution per share to new investors participating in this offering		$

A $1.00 increase (decrease) in the assumed initial public offering price of $            per share, the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) our pro forma as adjusted net tangible book value as of December 31, 2011 after this offering by approximately $             million, or approximately $            per share, and would decrease (increase) dilution to investors in this offering by approximately $            per share, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of shares we are offering. An increase (decrease) of 1,000,000 in the number of shares we are offering would increase (decrease) our pro forma as adjusted net tangible book value as of December 31, 2011 after this offering by approximately $             million, or approximately $            per share, and would decrease (increase) dilution to investors in this offering

by approximately $            per share, assuming the assumed initial public offering price per share remains the same, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. The pro forma as adjusted information is illustrative only, and we will adjust this information based on the actual initial public offering price and other terms of this offering determined at pricing.

If the underwriters fully exercise their over-allotment option, pro forma as adjusted net tangible book value after this offering would increase to approximately $            per share, and there would be an immediate dilution of approximately $            per share to new investors.

To the extent that outstanding options or warrants with an exercise price per share that is less than the pro forma as adjusted net tangible book value per share, before giving effect to the issuance and sale of shares in this offering, are exercised, new investors will experience further dilution. If all of our outstanding options and warrants described above were exercised, our pro forma net tangible book value as of December 31, 2011, before giving effect to the issuance and sale of shares in this offering, would have been approximately $37.0 million, or approximately $0.95 per share, and our pro forma as adjusted net tangible book value as of December 31, 2011 after this offering would have been approximately $             million, or approximately $            per share, causing dilution to new investors of approximately $            per share.

In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

The following table shows, as of December 31, 2011, on a pro forma as adjusted basis, after giving effect to the pro forma adjustments described above, the number of shares of common stock purchased from us, the total consideration paid to us and the average price paid per share by existing stockholders and by new investors purchasing common stock in this offering at an assumed initial public offering price of $            per share, before deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

	Shares Purchased			Total Consideration
								Average Price Per Share
	Number	Percent		Amount		Percent
Existing stockholders	34,197,417		%		$109,174,000		%	$3.19
Investors participating in this offering

Total		100.0%		$		100.0%

The number of shares of common stock to be outstanding after this offering is based on the number of shares outstanding as of December 31, 2011 and excludes the following:

•
3,795,550 shares of common stock issuable upon the exercise of outstanding stock options having a weighted-average exercise price of $1.43 per share;

•
851,767 shares of common stock issuable upon the exercise of outstanding warrants having a weighted-average exercise price of $3.41 per share;

•
1,668,817 shares of common stock reserved for issuance pursuant to future awards under our 2004 Stock Plan; and

•
1,000,000 shares of common stock reserved for issuance pursuant to future awards under our 2012 Equity Incentive Award Plan.

Selected Financial Data

You should read the following selected financial data together with our audited financial statements, the related notes appearing at the end of this prospectus and the information under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations." The selected financial data included in this section are not intended to replace the financial statements and the related notes included elsewhere in this prospectus.

We derived the selected statement of operations data for the years ended December 31, 2009, 2010 and 2011 and the balance sheet data as of December 31, 2010 and 2011 from our audited financial statements appearing elsewhere in this prospectus. The selected statement of operations data for the years ended December 31, 2007 and 2008 and the balance sheet data as of December 31, 2007, 2008 and 2009 are derived from our audited financial statements not included in this prospectus. Our historical results are not necessarily indicative of the results that may be expected in the future.

	Year Ended December 31,
	2007	2008	2009	2010	2011
	(in thousands, except share and per share data)
Statement of Operations Data:
License income	$—	$—	$—	$4,488	$12,985
Sublicense expense	—	—	—	411	1,188

Gross margin	—	—	—	4,077	11,797
Operating expenses:
Research and development	9,012	15,672	9,823	14,842	15,766
General and administrative	3,232	4,522	4,930	6,785	6,879

Total operating expenses:	12,244	20,194	14,753	21,627	22,645

Loss from operations	(12,244)	(20,194)	(14,753)	(17,550)	(10,848)
Warrant and other interest income (expense), net	810	457	(7)	589	(304)
Other income	—	—	—	930	—

Net loss	$(11,434)	$(19,737)	$(14,760)	$(16,031)	$(11,152)

Per share information:
Net loss per share of common stock, basic and diluted	$(3.23)	$(5.53)	$(4.10)	$(4.40)	$(3.02)

Weighted-average number of shares used in computing net loss per share of common stock, basic and diluted(1)	3,545,000	3,570,000	3,597,000	3,641,000	3,696,000

Pro forma net loss per share of common stock, basic and diluted					$(0.38)

Weighted-average number of shares used in computing pro forma net loss per share of common stock, basic and diluted(1)					29,475,000

(1)
The pro forma net loss per share of common stock, basic and diluted, for the year ended December 31, 2011 reflects the conversion of all outstanding shares of our convertible preferred stock into shares of common stock immediately prior to the consummation of this offering. The pro forma net loss per share of common stock, basic and diluted, does not give effect to the issuance of shares from the proposed initial public offering nor do they give effect to potential dilutive securities where the impact would be anti-dilutive.

	As of December 31,
	2007	2008	2009	2010	2011
	(in thousands)
Balance Sheet Data:
Cash, cash equivalents and marketable securities	$10,613	$24,536	$19,754	$21,676	$34,577
Working capital	9,640	20,920	16,912	3,890	29,524
Total assets	12,468	25,327	20,092	45,509	45,079
Redeemable convertible preferred stock warrant liability	1,493	1,528	1,601	1,031	2,145
Redeemable convertible preferred stock	31,095	60,933	70,930	71,300	107,587
Accumulated deficit	(21,827)	(41,564)	(56,324)	(72,355)	(83,507)
Total stockholders' deficit	(21,638)	(41,182)	(55,445)	(70,747)	(81,024)

Management's Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of financial condition and results of operations together with the section entitled "Selected Financial Data" and our financial statements and related notes included elsewhere in this prospectus. This discussion and other parts of this prospectus contain forward-looking statements that involve risk and uncertainties, such as statements of our plans, objectives, expectations and intentions. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the "Risk Factors" section.

Overview

We are a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of novel prescription products for the aesthetic medicine market. Our objective is to develop first-in-class, non-surgical, prescription products using an approach that relies on the scientific rigor of biotechnology to address unmet needs in the rapidly-growing market for aesthetic medicine. Our initial focus is on the facial aesthetics market, which comprises the majority of the aesthetic medicine market. Our product candidate, ATX-101, is a potential first-in-class, injectable treatment currently in Phase III clinical development for the reduction of fat below the chin, or submental fat. Based on clinical trials conducted to date, ATX-101 has exhibited significant, meaningful and durable results in the reduction of submental fat. These results correspond with patient satisfaction measures demonstrating meaningful improvement in perceived chin appearance. If approved by applicable regulatory authorities, we believe ATX-101 will be an attractive non-surgical solution for the reduction of submental fat, representing a new product category within the rapidly growing facial aesthetics market. ATX-101 is our only product candidate in clinical development and we are substantially dependent on its regulatory approval and successful commercialization.

Since commencing operations in August 2005, we have devoted substantially all our efforts to identify and develop products for the aesthetics market, recruiting personnel and raising capital. We have devoted predominantly all of our resources to the preclinical and clinical development of ATX-101. In August 2010, we entered into a license agreement and related collaboration agreement with Bayer to develop and commercialize ATX-101 for all indications. We have retained all rights to develop and commercialize ATX-101 in the United States and Canada and Bayer exclusively licensed the rights to ATX-101 in the rest of the world. We have not filed for approval with the FDA and Bayer has not filed for approval with any foreign regulatory agencies for the commercialization of ATX-101 and we have not generated any revenue from product sales. Through December 31, 2011, we have funded substantially all of our operations through the sale and issuance of our preferred stock and convertible debt and amounts received from U.S. Government grants and pursuant to our collaboration arrangement with Bayer.

We have never been profitable and, as of December 31, 2011, we had an accumulated deficit of $83.5 million. We incurred net losses of approximately $14.8 million, $16.0 million and $11.2 million in the years ended December 31, 2009, 2010 and 2011, respectively. We expect to continue to incur net operating losses for at least the next several years as we advance ATX-101 through clinical development, seek regulatory approval, prepare for and, if approved, proceed to commercialization. We have no manufacturing facilities and all of our manufacturing activities are contracted out to third parties. Additionally, we currently utilize third-party clinical research organizations, or CROs, to carry out our clinical development and we do not yet have a sales organization. We will need substantial additional funding to support our operating activities, especially as we approach anticipated regulatory approval in the United States and Canada and begin to establish our sales capabilities. Adequate funding may not be available to us on acceptable terms, or at all. Our failure to obtain sufficient funds on acceptable terms when needed could have a material adverse effect on our business, results of operations, and financial condition.

Financial Overview

Revenue

To date, all of our revenue has been derived from license fees we have received pursuant to our collaboration arrangement with Bayer. We have not generated any revenue from product sales.

In the future, if ATX-101 is approved for commercial sale in the United States and Canada, we may generate revenue from product sales. Pursuant to our license agreement with Bayer, we may generate revenue from a combination of payments of up to $330.0 million contingent upon Bayer's achievement of specified development, regulatory, manufacturing and commercialization milestones and tiered escalating royalties in the mid- to high teens on Bayer's sales of ATX-101. We expect to receive a $15.8 million milestone payment from Bayer in the second quarter of 2012 in connection with the conclusion of Bayer's European Phase III clinical trials for ATX-101. We expect that any revenue we generate from our license agreement will fluctuate from quarter to quarter as a result of the uncertain timing and amount of license fees, milestone payments, royalties and other payments.

Even if ATX-101 is approved for commercial sale, we do not expect to generate revenue from product sales until at least 2015, if at all. If we fail to complete the development of ATX-101, or other product candidates, in a timely manner or to obtain regulatory approval, our ability to generate future revenue, and our results of operations and financial position, would be materially adversely affected.

Research and Development Expenses

Major components of our research and development costs are personnel costs, including cash compensation and stock-based compensation expense, pre-clinical studies, clinical trials and related clinical manufacturing, materials and supplies, and fees paid to consultants and other entities that conduct certain research and development activities on our behalf. We expense all research and development costs in the periods in which they are incurred. To date, our research and development expenses have related predominately to the development of ATX-101. In the years ended December 31, 2009, 2010 and 2011, we spent $9.8 million, $14.8 million and $15.8 million, respectively, on research and development programs.

Conducting significant research and development is central to our business and strategy. Product candidates in later stages of clinical development generally have higher development costs than those in earlier stages of clinical development, primarily due to the increased size and greater duration of late stage clinical trials as compared to earlier clinical and preclinical development. We expect our research and development expenses will increase for the foreseeable future as we seek to complete our Phase III clinical development of ATX-101 in the United States and Canada, and to advance our early-stage research projects.

General and Administrative Expenses

Our general and administrative costs primarily consist of personnel costs, including cash compensation and stock-based compensation expense, associated with our executive, accounting and finance, legal, marketing and human resources departments. Other general and administrative expenses include costs in connection with patent filing, prosecution and defense, facility costs and professional fees for legal, consulting, marketing, audit and tax services. For fiscal years 2009, 2010 and 2011 our general and administrative expenses totaled approximately $4.9, $6.8 million and $6.9 million, respectively. We expect our general and administrative costs will increase as we increase our headcount and expand our facility and information technology to support our operations as a public company and as we look to prepare for a potential commercial launch of ATX-101, if approved for sale. Additionally, we anticipate increased expenses related to audit, legal, regulatory and tax-related services associated with maintaining compliance with exchange listing and Securities and Exchange Commission requirements, director and officer insurance premiums and investor relations costs associated with being a public company.

Other Income

Other income represents amounts received under the Qualified Therapeutic Discovery Credit Programs included in healthcare reform legislation enacted in March 2010. This program established a one-time pool of $1 billion for grants to small biotech companies developing novel therapeutics, which met certain requirements. Under this program, we received a one-time grant in 2010, which totaled $0.9 million, related to four research and development projects.

Collaboration Arrangement with Bayer

In August 2010, we entered into a license agreement with Bayer Consumer Care AG and a related collaboration agreement with Bayer's affiliate, Intendis GmbH. We refer to these agreements jointly as our collaboration arrangement with Bayer, and we refer to Bayer Consumer Care AG and Intendis GmbH jointly as Bayer. Pursuant to our collaboration arrangement, we licensed to Bayer all of the development and commercial rights to ATX-101 outside the United States and Canada. In connection with the arrangement, we received upfront payments of $43.6 million in 2010 comprised of license fees and amounts to fund collaboration efforts for the European Phase III clinical trials. We could potentially receive up to an aggregate of approximately $330.0 million contingent upon Bayer's achievement of specified development, regulatory, manufacturing and commercialization milestones, as well as escalating royalties from the mid- to high- teens on Bayer's net product sales of ATX-101.

License Fees

License fees we received in 2010 of approximately $21.3 million have been deferred and are being recognized on a straight-line basis over the expected period of substantial involvement in collaboration activities, which is expected to be through June 30, 2012. For a discussion of the accounting treatment of license fees pursuant to our license agreement with Bayer, please see "Critical Accounting Policies and Significant Judgments and Estimates—Revenue Recognition" below.

Collaboration Development Funds

Additionally, we received approximately $22.2 million to fund collaboration efforts primarily for Bayer's Phase III clinical trials currently ongoing in Europe, which were recorded as restricted cash and deferred development funds and are recognized as an offset to research and development expenses as the restricted cash is utilized to fund development activities.

Los Angeles Biomedical Research Institute

We entered into a license agreement with the Los Angeles Biomedical Research Institute, or LA Biomed, in August 2005, which granted us exclusive worldwide rights to key intellectual property for the active ingredient in ATX-101. As part of this license agreement, we incur sublicense fees equal to 10% of any non-royalty sublicense income, up to a total of an aggregate of $5.0 million. We are obligated to pay LA Biomed low- to mid-single digit royalties on net product sales of ATX-101 by us and Bayer. Additionally, we will incur a milestone payment of $0.5 million upon receipt of marketing approval.

In August 2010, due to the receipt of the license fee income from Bayer, we incurred non-royalty sublicense fees of $2.0 million, which was deferred and is being recorded as sublicense expense on a straight line basis over the same period as the license income recorded. During 2010, we made payments to LA Biomed in cash and stock totaling $0.4 million related to the non-royalty sublicense fee incurred. The remainder will be due upon consummation of this offering.

Critical Accounting Policies and Significant Judgments and Estimates

The preparation of our financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of our financial statements as well as the reported revenues and expenses during the reported periods. We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not apparent from other sources. Actual results may differ materially from these estimates.

While our significant accounting policies are described in the Notes to our financial statements appearing at the end of this prospectus, we believe that the following critical accounting policies are most important to understanding and evaluating our reported financial results.

Revenue Recognition

To date, we have only recognized revenue derived from license fees pursuant to our license agreement with Bayer executed in August 2010. In the future, we may receive revenue from the sale of our products, if approved, as well as royalties and milestone payments from our license agreement with Bayer. We recognize revenue when all of the following four criteria are present: persuasive evidence of an arrangement exists; delivery has occurred or services have been rendered; the fee is fixed or determinable; and collectability is reasonably assured. For arrangements that involve the delivery or performance of multiple products, services and/or rights to use assets, the elements are divided into separate units of accounting if certain criteria are met, including whether the delivered element has stand alone value to the collaborator and whether there is objective and reliable evidence of the fair value of the undelivered obligation(s). The consideration received is allocated among the separate units either on the basis of each unit's fair value or using the residual method and the applicable revenue recognition criteria is applied to each of the separate units.

Our license agreement with Bayer provides for various types of payments, including non-refundable upfront license fees, milestone payments, and royalties on Bayer's net product sales of ATX-101 under the terms of the license agreement.

The non-refundable upfront license payment we received upon execution of our license agreement with Bayer has continuing performance obligations under the terms of our collaboration arrangement with Bayer, including development and clinical manufacturing supply obligations. Due to these ongoing performance obligations, we determined that the license did not have stand alone value. We also did not have objective and reliable evidence of the fair value of these undelivered obligations. Accordingly, amounts received upfront under the license agreement were recorded as deferred revenue and revenue is recognized on a straight line basis over the expected period of substantial involvement in collaboration activities. The period over which these obligations are to be performed is based upon management's estimate of the development period, which is expected to be through June 30, 2012. Changes in management's estimate could change the period over which revenue is recognized. Short term deferred revenue represents amounts that are expected to be recognized within one year.

We recognize revenue from milestone payments when earned; provided that (i) the milestone event is substantive in that it can only be achieved based in whole or in part on either our performance or on the occurrence of a specific outcome resulting from our performance and its achievability was not reasonably assured at the inception of the agreement, (ii) we do not have ongoing performance obligations related to the achievement of the milestone and (iii) it would result in the receipt of additional payments. Milestone payments are considered substantive if all of the following conditions are met: the milestone payment is non-refundable; achievement of the milestone was not reasonably assured at the inception of the arrangement; substantive effort is involved to achieve the milestone; and the amount of the milestone payments appears reasonable in relation to the effort expended, the other milestones in the arrangement and the related risk associated with the achievement of the milestone. Any amounts received under the agreements in advance of performance, if deemed substantive, are recorded as deferred revenue and recognized as revenue as we complete our performance obligations.

Clinical Trial Accruals

As part of the process of preparing our financial statements, we are required to estimate our accrued expenses. Our clinical trial accrual process seeks to account for expenses resulting from our obligations under contract with vendors, consultants and clinical site agreements in connection with conducting clinical trials. The financial terms of these contracts are subject to negotiations, which vary from contract to contract and may result in payment flows that do not match the periods over which materials or services are provided to us under such contracts. Our objective is to reflect the appropriate trial expense in our financial statements by matching the appropriate expenses with the period in which services and efforts are expended. We account for these expenses according to the progress of the trial as measured by patient progression and the timing of various aspects of the trial. We determine accrual estimates through financial models that take into account discussion with applicable personnel and outside services providers as to the progress or state of completion of trials, or the services completed. During the course of a clinical trial, we adjust our rate of clinical expense recognition if actual results differ from our estimates. We make estimates of our accrued expenses as of each balance sheet date in our financial statements based on the facts and circumstances known to us at that time. Although we do not expect our estimates to be materially different from amounts actually incurred, our understanding of the status and timing of services performed relative to the actual status and timing of services performed may vary and may result in us reporting amounts that are too high or too low for any particular period. Our clinical trial accrual is dependent, in part, upon the receipt of timely and accurate reporting from clinical research organizations and other third-party vendors.

Stock-Based Compensation

We account for all stock-based compensation payments issued to employees and directors using an option pricing model for estimating fair value. Accordingly, stock-based compensation expense is measured based on the estimated fair value of the awards on the date of grant, net of forfeitures. Compensation expense is recognized for the portion that is ultimately expected to vest over the period during which the recipient renders the required services to us using the straight-line single option method. In accordance with authoritative guidance, the fair value of non-employee stock-based awards is re-measured as the awards vest, and the resulting value, if any, is recognized as expense during the period the related services are rendered.

Significant Factors, Assumptions and Methodologies Used in Determining Fair Value

We estimate the fair value of our stock-based awards to employees and directors using the Black-Scholes option pricing model. The Black-Scholes model requires the input of subjective assumptions, including (a) the expected stock price volatility, (b) the calculation of the expected term of the award, (c) the risk free interest rate and (d) expected dividends. Due to our limited operating history and a lack of company specific historical and implied volatility data, we have based our estimate of expected volatility on the historical volatility of a group of similar companies, which are publicly-traded. When selecting these public companies on which we have based our expected stock price volatility, we selected companies with comparable characteristics to us, including enterprise value, risk profiles, position within the industry, and with historical share price information sufficient to meet the expected life of our stock-based awards. The historical volatility data was computed using the daily closing prices for the selected companies' shares during the equivalent period of the calculated expected term of our stock-based awards. We will continue to apply this process until a sufficient amount of historical information regarding the volatility of our own stock price becomes available. We have estimated the expected life of our employee stock options using the "simplified" method, whereby, the expected life equals the arithmetic average of the vesting term and the original contractual term of the option. The risk-free interest rates for periods within the expected life of the option are based on the U.S. Treasury yield curve in effect during the period the options were granted. We have never paid, and do not expect to pay dividends in the foreseeable future.

The weighted-average assumptions used to estimate the fair value of stock options using the Black-Scholes option pricing model were as follows:

	Year Ended December 31,
	2009	2010	2011
Weighted-average exercise price of options granted	$1.92	$2.20	$2.75
Expected volatility	113%	77%	77%
Expected term (in years)	6.1	5.9	5.8
Weighted-average risk free interest rate	1.94%	1.82%	1.55%
Expected dividends	—	—	—

We are also required to estimate forfeitures at the time of grant, and revise those estimates in subsequent periods if actual forfeitures differ from our estimates. We use historical data to estimate pre-vesting option forfeitures and record stock-based compensation expense only for those awards that are expected to vest. To the extent that actual forfeitures differ from our estimates, the difference is recorded as a cumulative adjustment in the period the estimates were revised. For the year ended December 31, 2011, we applied a forfeiture rate, which was determined based on historical forfeitures. No forfeiture rate was applied for any period prior to January 1, 2011 as forfeitures prior to such date had been insignificant.

Total compensation cost recorded in the statements of operations, which includes stock-based compensation expense, restricted stock issued to our founders, which were subject to vesting conditions and are fully vested, and the value of stock and options issued to non-employees for services are allocated as follows:

	Year Ended December 31,
	2009	2010	2011
	(in thousands)
Research and development	$283	$510	$451
General and administrative	223	528	407

	$506	$1,038	$858

As of December 31, 2011, there was $1.7 million of unrecognized compensation cost related to unvested employee stock option agreements, which is expected to be recognized over a weighted-average period of approximately 2.2 years. For stock option awards subject to ratable vesting, we recognize compensation cost on a straight-line basis over the service period for the entire award. In future periods, our stock-based compensation expense is expected to increase as a result of recognizing our existing unrecognized stock-based compensation for awards that will vest and as we issue additional stock-based awards to attract and retain our employees.

Fair Value Estimate

We are required to estimate the fair value of the common stock underlying our stock-based awards when performing the fair value calculations with the Black-Scholes option-pricing model. The fair value of the common stock underlying our stock-based awards was determined on each grant date by our board of directors, with input from management. All options to purchase shares of our common stock are intended to be granted with an exercise price per share no less than the fair value per share of our common stock underlying those options on the date of grant, based on the information known to us on the date of grant. In the absence of a public trading market for our common stock, on each grant date, we develop an estimate of the fair value of our common stock in order to determine an exercise price for the option grants. Our determinations of the fair value of our common stock was done using methodologies, approaches and assumptions consistent with the American Institute of Certified Public Accountants, or AICPA, Audit and Accounting Practice Aid Series: Valuation of Privately Held Company Equity Securities Issued as Compensation, or the AICPA Practice Guide. In addition, our board of directors considered various objective and subjective factors, along with input from management, to determine the fair value of our common stock, including: external market conditions affecting the biotechnology industry, trends within the biotechnology industry, the prices at which we sold shares of preferred stock, the superior rights and preferences of the preferred stock relative to our common stock at the time of each grant, the results of operations, financial position, status of our research and development efforts, our stage of development and business strategy, the lack of an active public market for our common and our preferred stock, and the likelihood of achieving a liquidity event such as an initial public offering, or IPO, or sale of our company in light of prevailing market conditions.

The per share estimated fair value of common stock in the table below represents the determination by our board of directors of the fair value of our common stock as of the date of grant, taking into consideration the various objective and subjective factors described above, including the conclusions, if applicable, of contemporaneous valuations of our common stock as discussed below. We computed the per share weighted average estimated fair value for stock option grants based on the Black-Scholes option pricing model. The following table presents the grant dates and related exercise prices of stock options granted to employees from January 1, 2009 through March 14, 2012:

Date of issuance	Number of shares underlying option grants	Exercise price per share($)		Per share estimated fair value of common stock($)	Per share weighted average estimated fair value of options($)
January 21, 2009	366,924	$1.83	(1)	$1.83	$1.49
March 11, 2009	22,000	1.83		1.83	1.54
June 18, 2009	9,500	1.83		1.83	1.70
September 17, 2009	72,000	2.00		2.00	1.63
December 10, 2009	173,500	2.00		2.00	1.61
January 15, 2010	124,237	2.08	(2)	2.08	1.44
June 9, 2010	147,500	2.08		2.08	1.42
September 15, 2010	15,000	2.23		2.23	1.46
October 14, 2010	708,750	2.23		2.23	1.49
December 9, 2010	67,000	2.23		2.23	1.49
March 15, 2011	81,100	2.49		2.49	1.70
June 22, 2011	10,500	2.49		2.49	1.65
November 2, 2011	80,000	2.95		2.95	1.96
December 14, 2011	36,000	2.95		2.95	1.91
February 1, 2012	881,328	3.11		3.11	2.08
March 14, 2012	92,500	3.11		3.11	2.03

(1)
In addition, stock options to purchase 138,700 shares were granted with an exercise price equal to 110% of fair market value, or $2.01 per share, pursuant to the terms of the 2004 Stock Plan.

(2)
In addition, stock options to purchase 75,763 shares were granted with an exercise price equal to 110% of fair market value, or $2.29 per share, pursuant to the terms of the 2004 Stock Plan.

Our board of directors granted options at exercise prices that increased from $1.83 per share in 2009 up to $3.11 per share in 2012.

In determining the exercise prices of the options set forth in the table above granted in 2009 through March 14, 2012, our board of directors also considered the most recent contemporaneous valuations of our common stock, which were prepared as of November 30, 2008, August 31, 2009, December 31, 2009, August 31, 2010, January 31, 2011, June 30, 2011 September 30, 2011, and December 31, 2011 and based its determination in part on the analyses summarized below.

Contemporaneous Valuations

Our contemporaneous valuations utilized the probability-weighted expected return method, or PWERM, to allocate the enterprise value to the common stock. Under this method, the per share value of the common stock is estimated based upon the probability-weighted present value of expected future equity values for our common stock, under various possible future liquidity event scenarios, in light of the rights and preferences of each class of stock, discounted for a lack of marketability. The future liquidity event scenarios were: (1) IPO; (2) a strategic merger or sale of our company at a premium to the cumulative liquidation preference of the preferred stockholders; or (3) a dissolution or sale of our company at a value below the cumulative liquidation preference of the preferred stockholders. The timing of the future liquidity event scenarios is determined based primarily on input from our board of directors and management. The future values of our common stock in the

IPO scenarios and the strategic merger or sale scenarios were estimated by application of the market approach based on certain key assumptions, including the following:

•
our expected pre-money IPO valuation based on recently completed initial public offerings of similar stage biotechnology companies;

•
estimated third-party trade sale values based on recent transactions involving biotechnology companies; and

•
expected dates for a future exit or liquidity event based on key events and company timelines.

Stock option grants from January 21, 2009 to June 18, 2009

Our board of directors granted stock options on January 21, 2009, March 11, 2009 and June 18, 2009, with each having an exercise price of $1.83 per share. The exercise price per share was supported by a valuation as of November 30, 2008. The specific facts and circumstances considered by our board of directors for the November 30, 2008 valuation included the following:

•
During October to November 2008, we received data on our two Phase IIa studies for ATX-101 supporting the efficacy of the compound for the removal of submental fat. The results from the Phase IIa studies demonstrated statistically significant efficacy of ATX-101 as compared to placebo, and that ATX-101 was well tolerated.

We utilized the PWERM and the exit events considered included an IPO scenario, two separate strategic merger or sale scenarios at premiums to the cumulative liquidation preference of the preferred stockholders and a fourth scenario presuming a dissolution or sale below the aggregate convertible preferred stock liquidation preference. Given poor overall public market conditions, a probability weighting of 5.0% was used for the IPO scenario, a total of 70.0% was used for the strategic merger or sale scenarios, and 25.0% was used for the dissolution or sale at a price below liquidation preference scenario. The probability weightings assigned to the respective exit scenarios were primarily based on consideration of our stage of clinical development, industry clinical success rates, our expected near-term and long-term funding requirements, and an assessment of the current financing and biotechnology industry environments at the time of the valuation. The resulting value, which represented the estimated fair value of our common stock as of November 30, 2008, was $1.83 per share.

In addition to the objective and subjective factors discussed above, our board of directors also considered input from management and the valuation as of November 30, 2008. Management determined that no significant events or other circumstances had occurred between November 30, 2008 and June 18, 2009 that would indicate there was a change in the fair value of our common stock during that period.

Stock option grants from September 17, 2009 to December 10, 2009

Our board of directors granted stock options on September 17, 2009 and December 10, 2009, with each having an exercise price of $2.00 per share. The exercise price per share was supported by a valuation as of August 31, 2009. The specific facts and circumstances considered by our board of directors for the August 31, 2009 valuation included the following:

•
In August 2009, we met with the FDA for a guidance meeting relating to the clinical development of ATX-101. The results of the meeting with the FDA provided us with clarity on the clinical development and regulatory pathway for ATX-101. In particular, the FDA guided us to conduct a Phase IIb trial to address specific recommendations made by the FDA.

We utilized the PWERM and the exit events considered included an IPO scenario, three separate strategic merger or sale scenarios at premiums to the cumulative liquidation preference of the preferred stockholders and a fifth scenario presuming a dissolution or sale below the aggregate convertible preferred stock liquidation preference. Probability weighting of 10.0% was used for the IPO scenario, a total of 65.0% was used for the strategic merger or sale scenarios, and 25.0% was used for the dissolution or sale at a price below liquidation preference scenario. The probability weightings assigned to the respective exit scenarios were primarily based on consideration of our stage of clinical development, industry clinical success rates, our expected near-term and long-term funding requirements, and an assessment of the current financing and biotechnology industry environments at the time of the valuation. The resulting value, which represented the estimated fair value of our common stock as of August 31, 2009 was $2.00 per share.

In addition to the objective and subjective factors discussed above, our board of directors also considered input from management and the valuation as of August 31, 2009. Management determined that no significant events or other circumstances had occurred between August 31, 2009 and December 10, 2009 that would indicate there was a change in the fair value of our common stock during that period.

Stock option grants from January 15, 2010 to June 9, 2010

Our board of directors granted stock options on January 15, 2010 and June 9, 2010, with each having an exercise price of $2.08 per share. The exercise price per share was supported by a valuation as of December 31, 2009. We utilized the PWERM and the exit events considered included a long-term IPO scenario, two separate strategic merger or sale scenarios at premiums to the cumulative liquidation preference of the preferred stockholders and a fourth scenario presuming a dissolution or sale below the aggregate convertible preferred stock liquidation preference. Probability weighting of 20.0% was used for the long-term IPO scenario, a total of 55.0% was used for the strategic merger or sale scenarios, and 25.0% was used for the dissolution or sale at a price below liquidation preference scenario. The probability weightings assigned to the respective exit scenarios were primarily based on consideration of our stage of clinical development, industry clinical success rates, our expected near-term and long-term funding requirements, and an assessment of the current financing and biotechnology industry environments at the time of the valuation. The resulting value, which represented the estimated fair value of our common stock as of December 31, 2009, was $2.08 per share.

In addition to the objective and subjective factors discussed above, our board of directors also considered input from management and the valuation as of December 31, 2009. Management determined that no significant events or other circumstances had occurred between December 31, 2009 and June 9, 2010 that would indicate there was a change in the fair value of our common stock during that period.

Stock option grants from September 15, 2010 to December 9, 2010

Our board of directors granted stock options on September 15, 2010, October 14, 2010 and December 9, 2010, with each having an exercise price of $2.23 per share. The exercise price per share was supported by a valuation as of August 31, 2010. The specific facts and circumstances considered by our board of directors for the August 31, 2010 valuation included the following:

•
In August 2010, we entered into our collaboration arrangement with Bayer relating to the rights and continued development of ATX-101 outside of the United States and Canada. Pursuant to this arrangement, we received upfront payments of $43.6 million, comprised of license fees and amounts to fund collaboration efforts for the Phase III clinical trials in Europe. The arrangement also provided for payments up to $330.0 million contingent upon Bayer's achievement of specified development, regulatory, manufacturing and commercialization milestones, as well as royalties on Bayer's net product sales of ATX-101.

We utilized the PWERM and the exit events considered included a short-term IPO scenario, a long-term IPO scenario, four separate strategic merger or sale scenarios at premiums to the cumulative liquidation preference of the preferred stockholders and a seventh scenario presuming a dissolution or sale below the aggregate convertible preferred stock liquidation preference. Probability weighting of 25.0% was used for the short-term IPO scenario, 5.0% was used for the long-term IPO scenario, a total of 40.0% was used for the strategic merger or sale scenarios, and 30.0% was used for the dissolution or sale at a price below liquidation preference scenario. In our evaluation of potential exit scenarios, we determined that it was appropriate to include both a short-term and long-term IPO scenario based on the possibility that we would seek to raise capital in the public markets in advance of trial results from Bayer's European Phase III clinical trials and our U.S. Phase III clinical trials. The probability weightings assigned to the respective exit scenarios were primarily based on consideration of our stage of clinical development, industry clinical success rates, our expected near-term and long-term funding requirements, and an assessment of the current financing and biotechnology industry environments at the time of the valuation. In particular, based on our assessment of the current market conditions for biotechnology companies and current trends in the probability weighting of the dissolution scenario for such companies, we increased the probability of the dissolution scenario from 25% to 30%. The resulting value, which represented the estimated fair value of our common stock as of August 31, 2010, was $2.23 per share.

In addition to the objective and subjective factors discussed above, our board of directors also considered input from management and the valuation as of August 31, 2010. Management determined that no significant events or other circumstances had occurred between August 31, 2010 and December 9, 2010 that would indicate there was a change in the fair value of our common stock during that period.

Stock option grants from March 15, 2011 to June 22, 2011

Our board of directors granted stock options on March 15, 2011 and June 22, 2011, with each having an exercise price of $2.49 per share. The exercise price per share was supported by a valuation as of January 31, 2011. The specific facts and circumstances considered by our Board of Directors for the January 31, 2011 valuation included the following:

•
In January 2011, Bayer initiated its Phase III clinical trial of ATX-101 in countries in Europe.

•
We completed the U.S. Phase IIb study, which demonstrated statistically significant efficacy of ATX-101 as compared to placebo and that ATX-101 was well tolerated.

We utilized the PWERM and the exit events considered included a short-term IPO scenario, two long-term IPO scenarios, three separate strategic merger or sale scenarios at premiums to the cumulative liquidation preference of the preferred stockholders and a seventh scenario presuming a dissolution or sale below the aggregate convertible preferred stock liquidation preference. Probability weighting of 10.0% was used for the short-term IPO scenario, 20.0% was used for the long-term IPO scenarios, a total of 40.0% was used for the strategic merger or sale scenarios, and 30.0% was used for the dissolution or sale at a price below liquidation preference scenario. In our evaluation of potential exit scenarios, we determined that it continued to be appropriate to include both a short-term and long-term IPO scenario based on the possibility that we would seek to raise capital in the public markets in advance of Bayer's European Phase III clinical trials and our U.S. Phase III clinical trials with an adjustment to the respective probabilities based on an internal assessment of the likelihood of commencing a near-term IPO. The probability weightings assigned to the respective exit scenarios were primarily based on consideration of our stage of clinical development, industry clinical success rates, our expected near-term and long-term funding requirements, and an assessment of the current financing and biotechnology industry environments at the time of the valuation. The resulting value, which represented the estimated fair value of our common stock as of January 31, 2011, was $2.49 per share.

In addition to the objective and subjective factors discussed above, our board of directors also considered input from management and the valuation as of January 31, 2011. Management determined that no significant events or other circumstances had occurred between January 31, 2011 and June 22, 2011 that would indicate there was a change in the fair value of our common stock during that period.

Stock option grants from November 2, 2011 to December 14, 2011

Our board of directors granted stock options on November 2, 2011 and December 14, 2011, with each having an exercise price of $2.95 per share. The exercise price per share was supported by a valuation as of September 30, 2011. The specific facts and circumstances considered by our board of directors for the September 30, 2011 valuation included the following:

•
In August 2011, we completed a financing with gross proceeds of $37.4 million through the issuance of our Series D redeemable convertible preferred stock having a conversion price of $5.2581 per share.

We utilized the PWERM and the exit events considered included two long-term IPO scenarios, three separate strategic merger or sale scenarios at premiums to the cumulative liquidation preference of the preferred stockholders and a sixth scenario presuming a dissolution or sale below the aggregate convertible preferred stock liquidation preference. Probability weighting of 40.0% was used for the IPO scenarios, a total of 30.0% was used for the strategic merger or sale scenarios, and 30.0% was used for the dissolution or sale at a price below liquidation preference scenario. In our evaluation of potential exit scenarios, we determined that it was no longer appropriate to include both a short-term and long-term IPO scenario based on the completion of our Series D preferred stock financing in August 2011 and the possibility that we would seek to raise additional capital in advance of trial results from Bayer's European Phase III clinical trials. As such, we removed from the potential exit scenarios a short-term IPO and added an additional long-term IPO scenario to account for the possibility that we would pursue an IPO following the receipt of trial results from our U.S. Phase III clinical trials that were then in the design stage. The probability weightings assigned to the respective exit scenarios were primarily based on consideration of our stage of clinical development, industry clinical success rates, our expected near-term and long-term funding requirements, and an assessment of the current financing and biotechnology industry environments at the time of the valuation. The resulting value, which represented the estimated fair value of our common stock as of September 30, 2011, was $2.95 per share.

In addition to the objective and subjective factors discussed above, our board of directors also considered input from management and the valuation as of September 30, 2011. Management determined that no significant events or other circumstances had occurred between September 30, 2011 and December 14, 2011 that would indicate there was a change in the fair value of our common stock during that period.

Stock option grants from February 1, 2012 to March 14, 2012

Our board of directors granted stock options on February 1, 2012 and March 14, 2012, with each having an exercise price of $3.11 per share. The exercise price per share was supported by a valuation as of December 31, 2011. We utilized the PWERM and the exit events considered included two long-term IPO scenarios, three separate strategic merger or sale scenarios at premiums to the cumulative liquidation preference of the preferred stockholders and a sixth scenario presuming a dissolution or sale below the aggregate convertible preferred stock liquidation preference. Probability weighting of 40.0% was used for the IPO scenarios, a total of 30.0% was used for the strategic merger or sale scenarios, and 30.0% was used for the dissolution or sale at a price below liquidation preference scenario. In our evaluation of potential exit scenarios, we determined that it continued to be appropriate to include two long-term IPO scenarios based on the possibility that we would pursue an IPO following the receipt of trial results from our U.S. Phase III clinical trials. The probability weightings assigned to the respective exit scenarios were primarily based on consideration of our stage of clinical development, industry clinical success rates, our expected near-term and long-term funding requirements, and an assessment of the current financing and biotechnology industry environments at the time of the valuation. The resulting value, which represented the estimated fair value of our common stock as of December 31, 2011, was $3.11 per share.

In addition to the objective and subjective factors discussed above, our board of directors also considered input from management and the valuation as of December 31, 2011. Management determined that no significant events or other circumstances had occurred between December 31, 2011 and March 14, 2012 that would indicate there was a change in the fair value of our common stock during that period.

Redeemable Convertible Preferred Stock Warrants

Freestanding warrants that are related to the purchase of redeemable convertible preferred stock are classified as liabilities and recorded at fair value regardless of the timing of the redemption feature or the redemption price or the likelihood of redemption. The warrants are subject to re-measurement at each balance sheet date and any change in fair value is recognized as a component of warrant and other interest income or expense, net. Pursuant to the terms of these warrants, upon the conversion of the class of preferred stock underlying the warrant, the warrants automatically become exercisable for shares of our common stock based upon the conversion ratio of the underlying class of preferred stock. The consummation of this initial public offering will result in the conversion of all classes of our preferred stock into common stock. Upon such conversion of the underlying classes of preferred stock, the warrants will be classified as a component of equity and no longer be subject to re-measurement.

We will continue to adjust the liability for changes in fair value until the earlier of the conversion, exercise or expiration of the warrants.

Net Operating Loss Carryforwards

We recorded deferred tax assets of approximately $34.5 million as of December 31, 2011, which have been fully offset by a valuation allowance due to uncertainties surrounding our ability to realize these tax benefits. The deferred tax assets are primarily composed of federal and state tax net operating loss, or NOL, carryfowards, start-up expenditures and research and development tax credit carryforwards. As of December 31, 2011, we have federal NOL carryforwards of approximately $57.0 million available to reduce future taxable income, if any. These federal NOL carryforwards expire at various times through 2031. In general, if we experience a greater than 50 percentage point aggregate change in ownership of certain significant stockholders over a three-year period (a "Section 382 ownership change"), utilization of our pre-change NOL carryforwards are subject to an annual limitation under Section 382 of the Internal Revenue Code (and similar state laws). Such limitations may result in expiration of a portion of the NOL carryforwards before utilization and may be substantial. We have determined that we have experienced ownership changes in the past. If we experience a Section 382 ownership change in connection with this offering or as a result of future changes in our stock ownership, some of which changes are outside our control, the tax benefits related to the NOL carryforwards may be further limited or lost.

Results of Operations

Comparison of Years Ended December 31, 2010 and 2011

	Year Ended December 31,		Change
	2010	2011	$	%
	(in thousands, except percentages)
License income	$4,488	$12,985	$8,497	189%
Sublicense expense	411	1,188	777	189

Gross margin	4,077	11,797	7,720	189
Operating expenses:
Research and development	14,842	15,766	924	6
General and administrative	6,785	6,879	94	1

Total operating expenses	21,627	22,645	1,018	5

Loss from operations	(17,550)	(10,848)	6,702	(38)
Warrant and other interest income (expense), net	589	(304)	(893)	*
Other income	930	—	(930)	*

Net loss	$(16,031)	$(11,152)	$4,879	(30)%

*
Percentage not meaningful

License income.    License income represents the amortization of upfront license fees received in 2010 from our license agreement with Bayer, which was entered into in August 2010, and is expected to be amortized on a straight line basis through June 30, 2012. The increase of $8.5 million from $4.5 million for the year ended December 31, 2010 to $13.0 million for the year ended December 31, 2011 is due to the recognition of a full year of amortization of license income during 2011 compared to the partial year in 2010.

Sublicense expense.    Sublicense expense represents the amortization of our $2.0 million non-royalty sublicense fee payable to LA Biomed as a result of our receipt of license fee income pursuant to the license agreement with Bayer, which is being recognized on a straight-line basis over the same period as the license income is recorded. The increase of $0.8 million from $0.4 million for the year ended December 31, 2010 to $1.2 million for the year ended December 31, 2011 is due to the recognition of a full year of amortization during 2011 compared to a partial year in 2010.

Research and development expenses.    Research and development expenses increased $0.9 million, or 6%, from $14.8 million for the year ended December 31, 2010 to $15.8 million for the year ended December 31, 2011. The increase is primarily due to an increase in manufacturing costs of approximately $3.6 million, offset by a decrease in clinical expenses of $2.6 million. The increase in manufacturing costs was primarily due to commercial process validation work in connection with a new filing process in Europe, as well as the build-up of clinical supply in anticipation of upcoming

U.S. Phase III clinical trials. The decrease in clinical expenses is due to the timing of our clinical studies, as our U.S. Phase IIb study for ATX-101 was substantially completed in 2010 while in 2011 our U.S. Phase III clinical trials and related open label study were just getting underway. The European Phase III clinical trials for ATX-101 are funded through the deferred development fund associated with the collaboration agreement with Bayer, whereby restricted cash is utilized to fund development activities and expenditures are recognized as an offset to research and development expense.

General and administrative expenses.    General and administrative expenses increased by $0.1 million, or 1%, from $6.8 million for the year ended December 31, 2010 to $6.9 million for the year ended December 31, 2011. The increase is primarily due to increased spending on patent filings and related intellectual property costs, increased accounting fees associated with tax services and increased information technology and infrastructure costs, offset by decreased financing and legal costs associated with preparing and negotiating our collaboration arrangement with Bayer, which were incurred in 2010.

Warrant and other interest income (expense), net.    Warrant and other interest income (expense), net, decreased $0.9 million from income of $0.6 million for the year ended December 31, 2010 to expense of $0.3 million for the year ended December 31, 2011. The increase in warrant and other interest expense is due to the revaluation of the redeemable convertible preferred stock warrants.

Other income.    Other income decreased to $0 from $0.9 million for the year ended December 31, 2010. Amounts recorded in 2010 represented a one-time U.S. Government grant under the Qualified Therapeutic Discovery Credit Programs.

Comparison of Years Ended December 31, 2009 and 2010

	Year Ended December 31,		Change
	2009	2010	$	%
	(in thousands, except percentages)
License income	$—	$4,488	$4,488	*
Sublicense expense	—	411	411	*

Gross margin	—	4,077	4,077	*
Operating expenses:
Research and development	9,823	14,842	5,019	51%
General and administrative	4,930	6,785	1,855	38

Total operating expenses	14,753	21,627	6,874	47

Loss from operations	(14,753)	(17,550)	(2,797)	19
Warrant and other interest income (expense), net	(7)	589	596	*
Other income	—	930	930	*

Net loss	$(14,760)	$(16,031)	$(1,271)	9%

*
Percentage not meaningful

License income.    License income represents the amortization of a partial year of upfront license fees received in 2010 from our license agreement with Bayer, which was entered into in August 2010, and is expected to be amortized on a straight line basis through June 30, 2012. Accordingly, no license fees were amortized in 2009.

Sublicense expense.    Sublicense expense represents the amortization of a partial year of our $2.0 million non-royalty sublicense fee payable to LA Biomed as a result of our receipt of license fee income pursuant to the license agreement with Bayer entered into in August of 2010. Accordingly, no sublicense expense was recognized in 2009.

Research and development expenses.    Research and development expenses increased by $5.0 million, or 51%, from $9.8 million for the year ended December 31, 2009 to $14.8 million for the year ended December 31, 2010. The increase was mainly due to increased clinical study costs of approximately $4.2 million primarily related to our U.S. Phase IIb study for ATX-101 that was initiated in December 2009 and substantially completed in 2010, as well as increased personnel costs of approximately $0.5 million due to an increase in headcount.

General and administrative expenses.    General and administrative expense increased $1.9 million, or 38%, from $4.9 million for the year ended December 31, 2009 to $6.8 million for the year ended December 31, 2010. The increase was mainly due to an increase in personnel costs of approximately $0.9 million and an increase in financing and legal costs of approximately $0.7 million associated with preparing and negotiating our collaboration arrangement with Bayer, which were incurred in 2010.

Warrant and other interest income (expense), net.    Warrant and other interest income (expense), net, increased to $0.6 million of income for the year ended December 31, 2010 from expense of $7,000 for the year ended December 31, 2009. The increase was due to the revaluation of the redeemable convertible preferred stock warrants.

Other income.    Other income increased from $0 to $0.9 million for the year ended December 31, 2010 and represented a one-time U.S. Government grant under the Qualified Therapeutic Discovery Credit Programs.

Liquidity and Capital Resources

Since our inception, we have incurred net losses and negative cash flows from our operations. For the year ended December 31, 2011, we incurred a net loss of $11.2 million and used $22.7 million of cash flows for our operating activities. At December 31, 2011, we had an accumulated deficit of $83.5 million.

As of December 31, 2011, we had working capital of $29.5 million. Historically, we have principally financed our operations through private placements of redeemable convertible preferred stock and convertible debt, which was subsequently converted in 2006, and amounts received pursuant to our collaboration arrangement with Bayer for the development of our product candidate, ATX-101. Through December 31, 2011, we have received net proceeds of $107.6 million from the issuance of redeemable convertible preferred stock and convertible debt. At December 31, 2011, we had capital resources consisting of cash and cash equivalents and restricted cash of $42.0 million, of which $7.4 million was restricted, and access to $15.0 million through our credit facility. Our cash is invested primarily in money market funds and FDIC insured demand deposit accounts. Restricted cash was received in accordance with our collaboration arrangement with Bayer in order to fund European Phase III clinical trials and related costs for ATX-101.

Summary Statement of Cash Flows

The following table shows a summary of our cash flows for each of the three years ended December 31, 2009, 2010 and 2011.

	Years Ended December 31,
	2009	2010	2011
	(in thousands)
Net cash (used in) provided by
Operating activities	$(14,843)	$1,945	$(22,707)
Investing activities	(3,670)	12,597	(696)
Financing activities	10,005	58	36,304

Net (decrease) increase in cash and cash equivalents	$(8,508)	$14,600	$12,901

Net cash (used in) provided by operating activities.    Net cash used in operating activities was $22.7 million for the year ended December 31, 2011 and consisted primarily of a net loss of $11.2 million and stock-based compensation expense of $0.9 million. The significant items in the change in operating assets and liabilities include a decrease in deferred revenue of $13.0 million, a decrease in deferred development funds of $14.7 million, offset by a decrease in restricted cash of $14.4 million and a decrease in deferred sublicense payment of $1.2 million. The decrease in deferred revenue and deferred sublicense payment is due to the recognition of a portion of the upfront license payment received as part of our license agreement with Bayer and the related sublicense expense. The decrease in the deferred development funds and restricted cash is due to the continuing performance of our obligations under the collaboration agreement with Bayer.

Net cash provided by operating activities was $1.9 million for the year ended December 31, 2010 and consisted primarily of a net loss of $16.0 million and stock-based compensation of $1.0 million. The significant items in the change in operating assets and liabilities include an increase of $21.8 million of restricted cash offset by an increase in accounts payable and other accrued liabilities of $2.9 million, an increase in deferred revenue of $16.8 million and an increase in deferred development funds of $19.6 million. The increase in deferred revenue is due to the receipt of the upfront license payment under our license agreement with Bayer. The increase in the deferred development funds and restricted cash is due to the receipt of cash to fund the continued efforts in accordance with the collaboration agreement.

Net cash used in operating activities for the year ended December 31, 2009 was $14.8 million and was comprised of a net loss of $14.8 million.

Net cash (used in) provided by investing activities.    Net cash (used in) provided by investing activities for the year ended December 31, 2009, 2010 and 2011 was $(3.7) million, $12.6 million and $(0.7) million, respectively, and consisted of purchases of fixed assets, purchases of marketable securities, and proceeds from the sale of marketable securities. Net cash used in 2011 was for the purchases of fixed assets. Net cash provided by investing activities for the year ended December 31, 2010 was $12.6 million and consisted primarily of proceeds from the sale of marketable securities of $12.7 million. Net cash used in investing activities for the year ended December 31, 2009 was $3.7 million and was comprised mainly of purchases of marketable securities of $34.6 million offset by proceeds from the sale of marketable securities of $31.1 million.

Net cash provided by financing activities.    Net cash provided by financing activities of $36.3 million for the year ended December 31, 2011 was primarily due to proceeds from the issuance of Series D redeemable convertible preferred stock. Net cash provided by financing activities in 2010 was due to proceeds received from the exercise of stock options to purchase shares of our common stock. Net cash provided by financing activities was $10.0 million for the year ended December 31, 2009 and consisted primarily of proceeds from the issuance of Series C redeemable convertible preferred stock.

Operating and Capital Expenditure Requirements

We have not achieved profitability on a quarterly or annual basis since our inception and we expect to continue to incur net losses for the foreseeable future. We expect our cash expenditures to increase in the near term as we fund our U.S. Phase III clinical trials of our product candidate, ATX-101. Additionally, as a public company, we will incur significant audit, legal, and other expenses that we did not incur as a private company. We believe that our existing capital resources, including funds available through our credit facility, together with the net proceeds from this offering, will be sufficient to fund our operations for at least the next 12 months. However, we anticipate that we will need to raise substantial additional financing in the future to fund our operations. In order to meet these additional cash requirements, we may seek to sell additional equity or convertible debt securities that may result in dilution to our stockholders. If we raise additional funds through the issuance of convertible debt securities, these securities could have rights senior to those of our common stock and could contain covenants that restrict our operations. There can be no assurance that we will be able to obtain additional equity or debt financing on terms acceptable to us, if at all. Further, the achievement of milestones and receipt from Bayer of milestone payments and royalties, if ATX-101 is approved for commercial use in Bayer's licensed territories, are not assured. Our failure to obtain sufficient funds on acceptable terms when needed could have a material adverse effect on our business, results of operations, and financial condition.

Our future capital requirements depend on many factors, including:

•
the results of Bayer's ongoing European Phase III clinical trials for ATX-101;

•
whether Bayer continues to pursue or terminates our collaboration arrangement for the development and commercialization of ATX-101;

•
the results of our U.S. Phase III clinical trials for ATX-101;

•
the amount and timing of any milestone payments or royalties we may receive from Bayer pursuant to our collaboration arrangement;

•
the number and characteristics of any other product candidates we develop or acquire;

•
the scope, progress, results and costs of researching and developing ATX-101 or any future product candidates, and conducting preclinical and clinical trials;

•
the timing of, and the costs involved in, obtaining regulatory approvals for ATX-101 or any future product candidates;

•
the cost of commercialization activities if ATX-101 or any future product candidates are approved for sale, including marketing, sales and distribution costs;

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the cost of manufacturing ATX-101 and any future product candidates and any products we successfully commercialize;

•
our ability to establish and maintain strategic collaborations, licensing or other arrangements and the financial terms of such agreements;

•
any product liability or other lawsuits related to our products;

•
our ability to draw funds from our existing credit facility;

•
the expenses needed to attract and retain skilled personnel;

•
the costs associated with being a public company;

•
the costs involved in preparing, filing, prosecuting, maintaining, defending and enforcing patent claims, including litigation costs and the outcome of such litigation; and

•
the timing, receipt and amount of sales of, or royalties on, future approved products, if any.

Please see "Risk Factors" for additional risks associated with our substantial capital requirements.

Contractual Obligations and Commitments

The following is a summary of our long-term contractual cash obligations as of December 31, 2011.

	Payments Due by Period
Contractual Obligations	Total	Less than One Year	1-3 Years	3-5 Years	More than 5 Years
	(in thousands)
Operating lease obligations(1)	$676	$336	$340	—	—

Total contractual obligations	$676	$336	$340	—	—

(1)
We lease our facilities and certain equipment under operating leases.

Purchase Commitments

We have no material non-cancelable purchase commitments with contract manufacturers or service providers as we have generally contracted on a cancelable purchase order basis.

Los Angeles Biomedical Research Institute Obligation

Pursuant to the terms of our license agreement with LA Biomed, our long term payable of $1.6 million will be due upon the consummation of this offering.

Other Milestone-Based Commitments

We have obligations to make future payments to third parties that become due and payable on the achievement of certain development, regulatory and commercial milestones. Because the achievement and timing of these milestones is not fixed and determinable, such commitments have not been included on our balance sheet or in the Contractual Obligations and Commitments table above. The total aggregate amount of such commitments, excluding the long-term payable to LA Biomed discussed above, is approximately $3.5 million.

Credit Facility

On March 21, 2011, we entered into a credit facility with Lighthouse Capital Partners VI, L.P., which we refer to as our credit facility, whereby we have access to borrow up to $15.0 million of senior loan financing through January 1, 2012. On December 30, 2011, we amended our credit facility to provide for an extension of our drawdown period through December 1, 2012, provided that we had drawn down at least $5.0 million as of August 1, 2012. For each drawdown, we will make six months of interest only payments at a fixed rate of 11.5% followed by 30 months of interest and principal payments at a fixed rate of 8.5% and a final payment of 6% of the amount drawn. The debt is secured by all of our assets, except for intellectual property, which is subject to a negative pledge agreement. In accordance with the terms of the credit facility, we issued a warrant to Lighthouse Capital Partners in March 2011 to purchase 89,114 shares of our Series C redeemable convertible preferred stock at a price per share of $5.0497 and subsequently issued a warrant to Lighthouse Capital Partners in December 2011 to purchase up to 228,219 shares of our Series D redeemable convertible preferred stock at a price per share of $5.2581, which is initially exercisable for up to 114,109 shares. The warrant can be exercisable for up to 114,110 additional shares of Series D redeemable convertible preferred stock based on amounts drawn down on the credit facility.

The credit facility includes various covenants. As of December 31, 2011, no amounts were outstanding under our credit facility and we were in compliance with all required covenants.

Indemnification

In the normal course of business, we enter into contracts and agreements that contain a variety of representations and warranties and provide for general indemnifications. Our exposure under these agreements is unknown because it involves claims that may be made against us in the future, but have not yet been made. To date, we have not paid any claims or been required to defend any action related to our indemnification obligations. However, we may record charges in the future as a result of these indemnification obligations.

In accordance with our certificate of incorporation and bylaws, we have indemnification obligations to our officers and directors for specified events or occurrences, subject to some limits, while they are serving at our request in such capacities. There have been no claims to date, and we have director and officer insurance that may enable us to recover a portion of any amounts paid for future potential claims.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements (as defined by applicable SEC regulations) that are reasonably likely to have a current or future material effect on our financial condition, revenues and expenses results of operations, liquidity, capital expenditures or capital resources, except warrants and stock options.

Quantitative and Qualitative Disclosure About Market Risk

We are exposed to market risks in the ordinary course of our business. These market risks are principally limited to interest rate fluctuations and foreign currency exchange rates fluctuations. Due to the fixed interest rate of our credit facility, we do not currently have any exposure to changes in our interest expense as a result of changes in interest rates.

Cash and Cash Equivalents and Restricted Cash

As of December 31, 2011, we had cash and cash equivalents and restricted cash of $42.0 million, of which $7.4 million is restricted. The primary objective of our investment activities is to preserve principal and liquidity while maximizing income without significantly increasing risk. We do not enter into investments for trading or speculative purposes. At December 31, 2011, our cash and cash equivalents were comprised of funds in cash and money market accounts. Due to the short-term nature of our investment portfolio, we do not believe an immediate 10% increase in interest rates would have a material effect on the fair market value of our portfolio, and therefore, we do not expect our operating results or cash flows to be materially affected to any degree by a sudden change in market interest rates.

Foreign Currency Exchange Rate Fluctuations

As part of our license agreement with Bayer, we may, in the future, receive royalties and milestone payments based on sales of ATX-101 and certain milestone events, in each case, denominated in Euros. As such, in the future, we may be subject to fluctuations in foreign currency exchange rate risk. We are not currently exposed to any foreign currency exchange rate risk and, as a result, we do not currently hedge any foreign currency exposure.

Recent Accounting Pronouncements

In June 2011, a new accounting standard was issued that changed the disclosure requirements for the presentation of other comprehensive income, or OCI, in the financial statements, including the elimination of the option to present OCI in the statement of stockholders' equity. OCI and its components will be required to be presented for both interim and annual periods either in a single financial statement, the statement of comprehensive income, or in two separate but consecutive financial statements, consisting of a statement of income followed by a separate statement presenting OCI. This standard is required to be applied retrospectively for years ending after December 15, 2012, and interim and annual periods thereafter. The adoption of this standard is not expected to have a material impact on our financial statements.

Effective January 1, 2011, we prospectively adopted a new accounting standard that amended the guidance for revenue recognition related to multiple-deliverable revenue arrangements. The amendments in this guidance enabled vendors to account for products or services separately rather than as a combined unit upon meeting certain criteria and establish a hierarchy for determining the selling price of a deliverable. In addition, a vendor can determine a best estimate of selling price, in a manner that is consistent with that used to determine the price to sell the deliverable on a standalone basis, if a vendor does not have vendor-specific objective evidence or third party evidence of selling price. This guidance also eliminated the use of the residual method and requires a vendor to allocate revenue using the relative selling price method. The amendments are effective prospectively, with an option for retrospective restatement of the financial statements, for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010 with early adoption permitted at the beginning of an entity's fiscal year. The adoption did not have a significant impact on our reported results of operations.

Business

Overview

We are a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of novel prescription products for the aesthetic medicine market. Our objective is to develop first-in-class, non-surgical, prescription products using an approach that relies on the scientific rigor of biotechnology to address unmet needs in the rapidly-growing market for aesthetic medicine. Our initial focus is on the facial aesthetics market, which comprises the majority of the aesthetic medicine market. Our product candidate, ATX-101, is a potential first-in-class, injectable treatment currently in Phase III clinical development for the reduction of fat below the chin, or submental fat. Based on clinical trials conducted to date, ATX-101 has exhibited significant, meaningful and durable results in the reduction of submental fat. These results correspond with patient satisfaction measures demonstrating meaningful improvement in perceived chin appearance. If approved by applicable regulatory authorities, we believe ATX-101 will be an attractive non-surgical solution for the reduction of submental fat, representing a new product category within the rapidly growing facial aesthetics market.

In 2011, consumers spent nearly $10.0 billion on 9.2 million physician-administered aesthetic procedures, according to the American Society of Aesthetic Plastic Surgery, or ASAPS. This reflects the continuation of the steady rise in demand for aesthetics procedures over more than a decade. The primary driver of this growth is the demand for facial injectables, such as botulinum toxins and dermal fillers, which represented 44% of all physician-administered aesthetic procedures in the United States and Canada in 2011, and is the fastest growing segment of the aesthetic medicine market. While botulinum toxins and dermal fillers have created a market for non-surgical facial rejuvenation of the upper and mid-face as Food and Drug Administration, or FDA, approved injectables, liposuction and other surgical procedures remain the only proven treatment options for submental fat reduction. Although effective at fat reduction, these invasive procedures often involve significant pain, downtime and expense, as well as risks associated with invasive surgery.

We believe ATX-101 will be an attractive solution for the reduction of submental fat. ATX-101 is a proprietary synthetic formulation of sodium deoxycholate, a well-characterized endogenous compound involved in the natural breakdown of dietary fat. Our Phase II studies have demonstrated that ATX-101, when injected subcutaneously into the target fat deposit, reduces the localized fat deposit while leaving the surrounding tissue largely unaffected. We and our collaborator outside the United States and Canada, Bayer, are conducting multiple pivotal Phase III trials of ATX-101 for the reduction of submental fat. In Europe, Bayer is conducting two pivotal Phase III trials of ATX-101, which were initiated in late 2010. Data from these trials are expected to be reported in the second quarter of 2012 and are expected to provide the basis for Bayer's regulatory submissions for approval of ATX-101 in countries in Europe. We initiated our 1,000 patient pivotal Phase III clinical program for ATX-101 in the United States and Canada in March 2012 and expect to report results from these trials in 2013. These trials are expected to form the basis for our new drug application, or NDA, for approval of ATX-101 in the United States and Canada.

ATX-101 has been the subject of extensive preclinical and clinical development, including three Phase II studies, in a total of 284 patients that evaluated various dosing regimens and served to validate both physician and patient efficacy endpoints. In a 129 patient, multicenter, randomized, double-blind, placebo-controlled U.S. Phase IIb study, ATX-101 was found to be well-tolerated and resulted in a statistically significant reduction in submental fat, as assessed by three major efficacy measures: a validated clinician scale, a validated patient reported outcome scale and magnetic resonance imaging, or MRI, objectively measuring submental fat volume. In addition, treatment with ATX-101 resulted in improvements in patients' self-perception as measured by a patient reported scale.

In August 2010, we entered into a collaboration arrangement with Bayer to develop and commercialize ATX-101 for all indications outside the United States and Canada. We received an upfront payment of $43.6 million and are eligible to receive up to $330.0 million contingent upon Bayer's achievement of specified development, regulatory, manufacturing and commercialization milestones pursuant to the collaboration arrangement. In addition, ATX-101 is approved for commercial use in territories licensed to Bayer, we will be eligible to receive escalating royalties in the mid- to- high teens based on Bayer's net product sales of ATX-101. Bayer operates in over 80 countries and is well-positioned to commercialize ATX-101 outside the United States and Canada through its dermatology division, which reaches more than 50,000 dermatologists in markets worldwide.

The Aesthetics Market

Today's culture places significant value on physical appearance, leading to widespread adoption of anti-aging and aesthetic treatments among the U.S. population. The aesthetics market has grown dramatically in the United States, driven by a large population of consumers who are looking to delay signs of aging and improve general appearance. In 2011, consumers spent nearly $10.0 billion on over 9.2 million physician-administered surgical and non-surgical aesthetic procedures in the United States, according to ASAPS. This reflects a persistent rise in demand for aesthetic procedures over more than a decade. A strong consumer preference for non-surgical options and the increasing availability of effective alternatives has prompted adoption of non-surgical aesthetic procedures by a broader patient population. These trends have made non-surgical procedures the primary driver of growth in the aesthetic medicine market, accounting for 82% of the total number of procedures performed in 2011.

Facial Aesthetics—a Large, Rapidly Growing Market

Leading the growth in the non-surgical aesthetic market are facial injectables, principally botulinum toxins and dermal fillers, which have solidified their place as the foundation of the aesthetic medicine market. According to ASAPS, in 2011 an estimated $1.7 billion was spent by Americans on facial injectable procedures.

Demand for facial injectable procedures is driven by the considerable importance of the face to overall appearance. Patients seek these procedures to help achieve a more youthful and rejuvenated appearance and preserve anatomical landmarks, while avoiding long recovery periods and the unnatural appearance that may result from surgery. As such, injectables attract a significantly broader demographic compared to invasive surgery for neck or face lifts. ASAPS reports that younger patients are increasingly opting for facial injectable treatments to delay the appearance of lines and wrinkles. In addition, older men are increasingly trying to minimize and delay the signs of aging and are seeking facial injectable treatments, a market that has traditionally been dominated by female patients. In the United States and Canada, facial injectable procedures represented 44% of all physician-administered aesthetic procedures in the United States and Canada in 2011, and are the fastest growing segment of the aesthetic medicine market, according to ASAPS.

As most aesthetic procedures are entirely patient funded (not reimbursed by a third-party payor) and discretionary, there was an expectation that aesthetic procedure volume would decrease dramatically due to the recent global recession. Despite a decrease in procedure volumes between 2009 and 2010 as a result of the economy, injectable facial treatments proved relatively resilient, while high-cost aesthetic procedures experienced a steeper decline. We believe consumers' desire to minimize and delay the signs of aging will continue to fuel the growth in facial injectable procedures.

According to ASAPS, approximately 5.7 million facial injectable procedures were performed in the United States in 2011. The number of facial injectable procedures in North America is expected to grow at a compounded annual growth rate of over 12% through 2016, according to industry sources. We believe this projected growth in the facial injectable market will be driven by a number of trends including:

•
high patient demand for non-invasive aesthetic procedures;

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positive media promotion leading to heightened patient awareness and education and expanding patient pool/demographics;

•
affordability (relative to invasive surgical aesthetic procedures) driven by competitive pricing pressures;

•
more indications for current products, new product approvals and emerging alternative technologies;

•
increasing popularity of receiving several treatments in combination; and

•
more physician specialties performing facial injectable procedures.

Beyond the United States and Canada, the facial aesthetics market is also growing at a significant rate and we believe its long-term potential will approximate the North American market.

Patient and Physician Preference for Facial Injectables

We believe several factors contribute to patients' increased preference for facial injectables, including:

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significant and predictable results;

•
a cost-effective alternative to surgery;

•
minimal or no downtime;

•
avoidance of the stigma associated with the potentially unnatural results of surgery; and

•
high-degree of patient satisfaction.

In addition to offering features that are desirable to patients, facial injectable treatments also deliver benefits that are attractive to physicians, including:

•
ease of injectable administration, with office visits typically lasting 15 to 20 minutes;

•
high-degree of patient satisfaction leading to patient trust and loyalty;

•
ability to command premium procedure fees to reflect physician expertise and artistry;

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patient self-pay, insulating physicians from medical reimbursement risk;

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no capital equipment requirements and limited upfront costs; and

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demonstrated safety and efficacy supported by FDA approval.

We believe these benefits will drive rapid adoption of new FDA-approved injectable treatments among dermatologists and plastic surgeons, who together perform a significant majority of these procedures.

Unmet Need for Injectable Therapy in the Lower Face

Botulinum toxins and dermal fillers have created a market for non-surgical facial rejuvenation of the upper and mid-face. Despite this, the submental region of the face, or the area under the chin, remains an important yet unaddressed target for injectable facial treatments. The following graphic depicts the areas of the face in which currently-approved injectable products are used, and highlights the lack of treatments for the lower face.

According to Dermatologic Therapy, cosmetic patients often express concern over fat under the chin. In our assessment of 385 patients currently using botulinum toxins and dermal fillers, 78% had treatable fat in this area.

Despite the patient and physician shift in favor of non-surgical and injectable procedures, there are no FDA-approved drugs for the reduction of submental fat, and liposuction and other surgical procedures remain the only proven treatment options. Although effective at fat reduction, these procedures often involve significant pain, downtime and expense, and involve the risks associated with invasive surgery. Specifically, submental liposuction requires wearing a wrap or sling for up to two weeks post-surgery to promote re-adherence of the skin.

Our Injectable Solution to Reshape the Lower Face

ATX-101 is an injectable, facial treatment that we are initially developing to remove unwanted fat under the chin. Excess submental fat appears in an area of the body that is not easily concealed with clothing, makeup or accessories and has been found to impact adversely a patient's self-perception. If approved by applicable regulatory authorities, we believe ATX-101 will be an attractive non-surgical solution for the reduction of submental fat, representing a new product category within the rapidly growing facial aesthetics market, for the following reasons:

•
Significant, meaningful and durable results.  Our clinical studies demonstrated a marked reduction in submental fat, which corresponded with patient satisfaction measures demonstrating meaningful improvement in perceived chin appearance. In our Phase IIb study, ATX-101 demonstrated statistically significant reduction in all three efficacy measures: patient assessment, physician assessment and objective magnetic resonance imaging, or MRI. The same study showed that treatment with ATX-101 resulted in a statistically significant improvement in patient happiness and youthfulness, as well as a reduction in feeling embarrassed, bothered and self-conscious about their appearance. In addition, a preliminary analysis of our long-term follow-up study indicated that over 90% of subjects maintained at least the same level of correction approximately two years following their last treatment.

•
Ready group of target patients.  Our market research surveys indicated that 78% of existing botulinum toxin or dermal filler patients had excess treatable submental fat and that 89% of dermal filler patients were also botulinum toxin patients. Taken together, we believe these results indicate that patients who have undergone, or are currently receiving facial injectable treatments, are highly likely to adopt new, similar procedures. Accordingly, we believe that there is a large, ready addressable market of experienced patients, already in our target physicians' practices, who are likely to adopt an injectable facial treatment for submental fat.

•
Low barrier to physician adoption.  If approved, we expect ATX-101 to be an easily adopted non-surgical solution for the reduction of submental fat. We believe the short treatment sessions and ease of administration should facilitate physician adoption of ATX-101 as a natural complementary therapy for physicians already administering botulinum toxins and dermal fillers. Unlike some aesthetic procedures that require a physician practice to acquire and make space for often expensive and bulky capital equipment, ATX-101 will not require capital equipment. In addition, given the patient self-pay model in aesthetic medicine, physicians receive procedure fees from patients at the time of service and are not exposed to potential reimbursement risks.

•
Facilitates physician practice expansion.  We believe ATX-101 will provide dermatologists and plastic surgeons an opportunity to expand the scope and reach of their current aesthetic medicine practices. If approved, ATX-101 for submental fat reduction will be positioned as a naturally complementary procedure for experienced toxin and dermal filler patients, while potentially being an attractive point of entry for new patients that have never received an aesthetic procedure. For example, our market research indicates that men have a significantly higher interest in an injectable solution for submental fat reduction versus other facial injectable treatment options, but according to ASAPS, only comprised 9.1% of the facial injectable market in 2011. We believe ATX-101 provides an opportunity for dermatologists and plastic surgeons to address a broader patient demographic within the facial aesthetics market while also expanding the scope of treatments they can offer to their patient base.

•
A favorable safety profile with no or limited downtime.  ATX-101 has been safe and well tolerated across all clinical studies completed to date, with the most notable side effects being local injection site reactions of typically mild to moderate severity and no systemic adverse effects. Treatment with

  ATX-101 also avoids the inherent risks and recovery time associated with general anesthesia and invasive surgical methods. Together, these attributes result in limited or no downtime with most patients able to resume normal daily activity immediately after treatment.

Our Strategy

In order to achieve our objective of developing first-in-class, non-surgical, prescription products in aesthetic medicine, our near- and long-term strategies include:

Near-term:

•
Develop and commercialize ATX-101 in the United States and Canada for the non-surgical reduction of submental fat. We believe ATX-101 satisfies a significant unmet need and view it as a beachhead for our entry into the aesthetics market. If we are successful in receiving regulatory approval, we expect to build a sales organization to commercialize ATX-101 in the United States and Canada. We believe this would include establishing a specialty field sales force initially focused on core aesthetic dermatologists and plastic surgeons.

•
Maximize the value of ATX-101 through our collaboration arrangement with Bayer.  This collaboration allows early access to clinical data, substantial operating funding, and efficient, effective access to markets outside the United States and Canada. Bayer operates in over 80 countries and is well-positioned to commercialize ATX-101 through its dermatology division, which reaches more than 50,000 dermatologists in markets worldwide.

•
Assess and prioritize future indications for ATX-101.  While we are initially developing ATX-101 for the reduction of submental fat, we expect to assess future potential treatment indications for ATX-101. Over time we may develop ATX-101 for the reduction of other small, localized fat deposits in the body with high aesthetic value.

Long-term:

•
Build KYTHERA into a leading aesthetics company.  We are focused on high-value, self-pay aesthetic products that yield high patient satisfaction. We expect that ATX-101 will serve as a foundation for us to develop a franchise of aesthetic products. We intend to leverage ATX-101 to build KYTHERA into a leading biopharmaceutical company solely focused on aesthetics.

•
Leverage our biotechnology and aesthetics experience.  We strive to attract, retain and incentivize a unique team with significant biotech and aesthetic medicine capabilities to create an environment of high achievement. Our management team, with a combined 185 years of biotechnology and aesthetics experience, played a leadership role in securing FDA approval of marquee aesthetic products, such as BOTOX® and JUVEDERM®, and in successfully commercializing established biotechnology products such as Aranesp®, NEUPOGEN® and Neulasta®.

•
Apply rigorous clinical, regulatory and scientific practices to the development of novel, FDA-regulated, aesthetic medicine product candidates such as ATX-101.  We were founded on the premise of combining the scientific and clinical rigor of biotechnology with the attractive market potential of aesthetics. We believe applying scientific rigor to our product candidates allows both patients and physicians to be confident that the product is efficacious and safe based on clinical data.

•
Be capital efficient and opportunistically expand our product portfolio.  Our capital deployment decisions are an integral part of executing our strategy. To date, we have advanced ATX-101 into Phase III clinical development with an organization of approximately 40 people by taking a disciplined approach that utilizes a network of clinical research organizations and contract manufacturers. We are focused on differentiated opportunities in aesthetics, and have been disciplined in our evaluation of opportunities to date. We will continue to search for new opportunities and intend to advance only those product candidates that meet our criteria for innovation, novelty and large addressable market opportunity.

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Continue to build a robust and defensible patent portfolio.  Our ATX-101 patent estate consists, on a worldwide basis, of over 70 issued or allowed patents, including foreign counterparts, and over 70 additional pending patent applications. We will continue to aggressively pursue additional patent protection as well as take appropriate measures to obtain and maintain proprietary protection for our innovative technologies.

Our Drug Candidate: ATX-101

ATX-101 is our proprietary, injectable formulation of sodium deoxycholate, a well characterized component of human bile that is naturally occurring in the body to promote the breakdown of dietary fat. ATX-101 contains a synthetic form of sodium deoxycholate, and represents a promising non-surgical treatment for reducing localized fat deposits. It has been observed to be safe and effective in Phase I and Phase II studies for the reduction of submental fat. Sodium deoxycholate has a long track record of safe administration to humans and is a common excipient, or inactive ingredient, in the formulation of several marketed drug products.

Mechanism of Action

ATX-101 is designed to be a locally-injected drug that causes proximal, preferential destruction of adipocytes, or fat cells, with minimal effect on surrounding tissue. Upon subcutaneous injection under the skin, ATX-101 disrupts cell membranes in protein-poor tissues, such as fat, while being attenuated by proteins in protein-rich tissue, such as skin, muscle and blood vessels. This attenuation by protein-rich tissue results in the preferential destruction of adipocytes by ATX-101. The destruction of adipocytes, or adipocytolysis, elicits a natural response in which macrophages are attracted to remove cellular debris and fat particles through the lymphatic system. The macrophages also emit low levels of chemical messengers, known as cytokines, which attract fibroblasts, another cell type, to the area. Fibroblasts produce collagen, and it is believed that new collagen production, or neocollagenesis, promotes retraction of the skin in the areas of fat reduction. Importantly, the fat removal process with ATX-101 is incremental with each treatment, thereby allowing for control of the aesthetic outcome.

Nonclinical Program

In accordance with international guidelines and in consultation with the FDA, we have conducted a broad nonclinical development program for subcutaneously-administered ATX-101. The program included preclinical efficacy, safety pharmacology, pharmacokinetics/bioavailability and single/repeat-dose toxicity studies of ATX-101, including chronic studies of up to nine months duration. Genotoxicity, local tolerance and formulation bridging studies were also conducted, along with a complete battery of reproductive toxicity testing. Together, these studies supported the clinical development and anticipated future safety labeling of ATX-101 for the reduction of submental fat. We do not expect to be required by regulatory bodies to perform additional nonclinical studies.

Clinical Development Program

We are pursuing a rigorous, science-based clinical development program to support approval of ATX-101. Four pivotal Phase III clinical trials of ATX-101 for the reduction of submental fat are currently in progress, two in the United States and Canada and two in Europe. These clinical trials were designed based on promising results observed in three multi-center, double-blind, placebo-controlled Phase II studies that evaluated various dosing regimens for ATX-101 and also served to validate potential efficacy endpoints, including submental fat rating scales. Altogether, a total of 434 patients have participated in seven Phase I and Phase II clinical studies of ATX-101 for the treatment of submental fat reduction and two early studies for the treatment of superficial lipomas, a common type of benign fatty tumor found under the skin. An additional open-label long-term safety study of ATX-101 for the reduction of submental fat is ongoing in 162 patients. Overall, subcutaneous treatment with ATX-101 has been observed to be safe and well tolerated across all clinical studies to date.

Phase I Clinical Studies

Four Phase I studies were conducted in a total of 72 patients and evaluated safety, tolerability, pharmacokinetics and/or histopathology following administration of ATX-101, as described below:

  Pharmacokinetic study.    This open-label, single-center, dose-escalation, safety study was conducted in 24 patients. Each patient received a single ATX-101 treatment at 0-4mg/cm2, given subcutaneously into the submental fat, using a variety of concentrations, volumes and injection grid patterns. Treatment with ATX-101 was safe and well tolerated. The most common adverse effects were mild-to-moderate local injection site reactions. Peak deoxycholate blood levels occurred within about 30 minutes after administration of ATX-101 and were dose-related. At all doses, deoxycholate returned to endogenous levels within 12 to 24 hours.

  Histology study.    In this open-label, vehicle-controlled, multi-center study, various doses of ATX-101 were injected into the abdominal fat of 14 patients who were scheduled to undergo abdominoplasty at differing time points. Histological evaluation of the excised fat tissue demonstrated the initial destruction of adipocytes followed by a local immune response and thickening of fibrous septae within the fat tissue consistent with the proposed mechanism of action of ATX-101.

  Lipid study.    This 10-patient, open-label, single-center study evaluated blood levels of lipids and other biological markers following administration of ATX-101. Results confirmed that adipocytolysis induced by ATX-101 did not result in adverse levels of serum lipids (including cholesterol, triglycerides and free fatty acids) or metabolic and inflammatory markers.

  Formulation tolerability study.    The comfort and tolerability of two formulations of ATX-101, one with and one without a benzyl alcohol preservative, were compared in 24 patients in this single-dose study. Both formulations were considered acceptable for use in future studies. We intend to use the benzyl alcohol formulation for the U.S. market and the formulation without benzyl alcohol for Europe and certain other countries.

Phase II Clinical Studies of ATX-101 for the Reduction of Submental Fat

Three multi-center, randomized, double-blind, placebo-controlled Phase II studies were conducted in 284 patients and evaluated various dosing regimens of ATX-101 vs. placebo for the reduction of submental fat. The Phase II program included two early Phase IIa studies, which formed the basis for

Bayer's European Phase III studies, and one Phase IIb trial that provided the basis for the U.S. and Canadian Phase III trials.

  Phase IIa Studies.    The two initial Phase IIa studies were conducted in a total of 155 patients. The first study evaluated various concentrations of ATX-101 administered subcutaneously directly into the submental fat, using a grid pattern of small-volume injections. The exact number of injections was at the discretion of the clinician based on the distribution of submental fat in each particular patient. In a similar manner, the second Phase IIa study utilized a constant concentration of ATX-101 and varied the volume of each injection and the spacing of the grid pattern. In both studies, patients received up to four treatments at 28-day intervals, and agreed to maintain consistent diet and exercise practices throughout the study in order to minimize potential changes in body weight. Principal efficacy measures in these two early studies were a 5-point Clinician-Reported Submental Fat Rating Scale, or CR-SMFRS, and a 7-point patient-reported outcome scale, or PRO, assessing satisfaction with appearance of the face and chin. These rating instruments are similar to other rating scales used for approved aesthetic drug products and/or medical devices, such as botulinum toxins and dermal fillers. For both measures, we observed statistically significant improvements in patients treated with ATX-101, particularly patients dosed at 1 or 2 mg/cm2 and, following discussions with various European regulatory authorities, the Phase IIa data were deemed sufficient to inform the design of Bayer's European Phase III clinical trials.

  Phase IIb Study.    Subsequent discussions with the FDA led to the development of additional submental fat assessment tools, including a 5-point Patient-Reported Submental Fat Rating Scale, or PR-SMFRS, that parallels the clinician-reported assessment, and a 6-question Patient-Reported Submental Fat Impact Scale, or PR-SMFIS, that assesses the visual and psychological impacts of submental fat. These patient-reported scales, along with the CR-SMFRS, were rigorously validated, including demonstrations of multi-patient and multi-physician inter- and intra-rater reliability. These scales were used along with MRI assessments in a definitive Phase IIb dose-ranging study in 129 patients. This study compared ATX-101 at 1 or 2 mg/cm2 vs. placebo in patients with moderate to severe submental fat. Patients were allowed to receive up to six treatments at 28-day intervals and, as in previous studies, were requested to maintain consistent diet and exercise practices. Results from this study indicated that both doses were superior to placebo in most measures; however, the higher 2 mg/cm2 dose appeared to consistently outperform the lower 1 mg/cm2 dose. Compared to placebo-treated patients, dose-related improvements were observed in ATX-101-treated patients for mean changes in CR-SMFRS ratings (Figure 1), mean changes in PR-SMFRS ratings (Figure 2) and mean changes in submental fat volume (Figure 3) as assessed using MRI. In addition, treatment with ATX-101 resulted in improvements in patients' self-perception as measured by the PR-SMFIS (Figure 4). Treated patients reported statistically significant increases in happiness and youthfulness, as well as a reduction in feeling embarrassed, bothered and self-conscious about their appearance. Statistically significant (p<0.05) reductions are denoted by asterisks or p-values in the figures below.

Figure 1. Phase IIb study, Mean Change in Clinician Rating, SMFRS, by Treatment Group

Study Week
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Least Square Mean Change from Baseline
4 weeks after last treatment
12 weeks after last treatment
treatment period
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Primary Endpoint
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*
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Placebo ■ 1 mg/cm² ATX-101 ▲ 2 mg/cm² ATX-101

**p*<0.05, ***p*<0.01, ****p*<0.001 *mITT, ANCOVA, ATX-101 vs. placebo (n=129)*

mITT ≡ *modified Intent To Treat*, ANCOVA ≡ *Analysis of Covariance*

Figure 2. Phase IIb study, Mean Change in Patient Rating, SMFRS, by Treatment Group

Study Week
0
4
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treatment period
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Placebo
1 mg/cm² ATX-101
2 mg/cm² ATX-101
*p<0.05, ***p<0.001 mITT, ANCOVA, ATX 101 vs. placebo (n=129)
mITT ≡ modified Intent To Treat, ANCOVA ≡ Analysis of Covariance

Figure 3. Phase IIb study, Mean Change in MRI Volume of Submental Fat by Treatment Group

Figure 4. Phase IIb study, Mean Change in Patient Rating, SMFIS, by Treatment Group

Representative before/after photographs of three Phase IIb patients, one male and two females, are shown in Figures 5, 6 and 7, respectively.

Figure 5. Phase IIb study, 32-year-old male

This 32-year-old male entered the Phase IIb study weighing 81.8 kilograms with a body mass index, or BMI, of 25.2. At baseline, his submental fat was rated as grade 3 (severe) on both the clinician-rated (CR-SMFRS) and patient-rated (PR-SMFRS) 5-point scales. By the end of study at week 32, his weight and BMI were unchanged, but he achieved a 1-grade reduction in submental fat according to the clinician-reported scale and a 2-grade reduction according to the patient-reported scale.

Baseline	Week 32

BMI=25.2	CR-SMFRS=3	BMI: 25.2	CR-SMFRS=2
Wt=81.8 kg	PR-SMFRS=3	Wt=81.8 kg	PR-SMFRS=1

Figure 6. Phase IIb study, 33-year-old female

This 33-year-old female entered the Phase IIb study weighing 68.6 kilograms with a BMI of 25.8. At baseline, her submental fat was rated as grade 2 (moderate) on both the clinician-rated (CR-SMFRS) and patient-rated (PR-SMFRS) 5-point scales. By the end of study at week 32, her weight had increased slightly to 70.5 kilograms, with a BMI of 26.5. She achieved a 1-grade reduction in submental fat according to both the clinician- and patient-reported scales, reflecting a change from a moderate amount to a mild amount of submental fat.

Baseline	Week 32

BMI=25.8	CR-SMFRS=2	BMI: 26.5	CR-SMFRS=1
Wt=68.6 kg	PR-SMFRS=2	Wt=70.5 kg	PR-SMFRS=1

Figure 7. Phase IIb study, 52-year-old female

This 52-year-old female entered the Phase IIb study weighing 81.6 kilograms with a BMI of 27.6. At baseline, her submental fat was rated as grade 2 (moderate) on both the clinician-rated (CR-SMFRS) and patient-rated (PR-SMFRS) 5-point scales. By the end of study at week 32, her weight had decreased slightly to 79.8 kilograms, with a BMI of 26.7. She achieved a 2-grade reduction in submental fat according to both the clinician- and patient-reported scales, reflecting a change from a moderate amount to an absence of submental fat.

Baseline	Week 32

BMI=27.6	CR-SMFRS=2	BMI:26.7	CR-SMFRS=0
Wt=81.6 kg	PR-SMFRS=2	Wt=79.8 kg	PR-SMFRS=0

  As in our Phase IIa studies, the exact number of injections of ATX-101 in our Phase IIb study was at the discretion of the clinician based on the distribution of submental fat for each particular patient.

  Across all three Phase II studies, ATX-101 was safe and well tolerated in all dosing regimens. The observed safety profile of ATX-101 is characterized by transient, local injection site reactions of typically mild to moderate severity. Pain was the most common injection site reaction, followed by numbness, bruising, swelling, induration and redness. Less frequently, itching and tingling were reported. Most of the injection site reactions resolved within the 28-day treatment interval, with some cases of mild numbness and tingling extending beyond the treatment interval gradually diminishing over the treatment period. Rare instances of transient facial nerve or muscle impairment, which manifested in an asymmetric smile, have been reported in less than 0.2% of procedures and resolved within the treatment period. Across studies, the 1 and 2 mg/cm2 dosing regimens selected for use in later Phase III trials appeared to have slightly better tolerability than other regimens that included higher ATX-101 concentrations or volumes, or tighter injection grid spacing.

  Long-Term Phase II Follow-Up Study.    In an effort to assess long-term safety and duration of treatment effects, a separate observational study is capturing up to five years of long-term follow-up data on patients who completed Phase II studies of ATX-101 for submental fat reduction. A preliminary analysis of Phase IIa patients followed for two years indicated that the vast majority (>90%) of patients maintained at least the same level of aesthetic correction that was achieved during the preceding clinical trial. No long-term safety concerns were noted in the preliminary analysis.

Bayer's Pivotal European Phase III Clinical Trials

In Europe, Bayer is conducting two pivotal multi-center, randomized, double-blind, placebo-controlled, Phase III clinical trials that were designed to assess the efficacy, safety and tolerability of ATX-101, dosed at 1 or 2 mg/cm2, vs. placebo for the reduction of moderate to severe submental fat. The trials have enrolled over 700 patients in over 60 centers in the United Kingdom, France, Germany, Belgium, Spain and Italy. Multiple clinician- and patient-reported efficacy endpoints are being assessed in these trials, with the primary measures being the CR-SMFRS and a PRO assessing satisfaction with appearance of the face and chin, known as the Subject Self Rating Scale, or SSRS. Secondary endpoints include the PR-SMFRS, PR-SMFIS and caliper measurements of the submental area. Results from these trials are expected in the second quarter of 2012 and are anticipated to provide the basis for Bayer's regulatory submissions for approval of ATX-101 in countries in Europe.

Bayer has also initiated a long-term Phase III follow-up trial to assess long-term safety and duration of treatment effects.

Pivotal U.S. and Canadian Phase III Clinical Trials—"REFINE-1" and "REFINE-2"

Our pivotal U.S. and Canadian Phase III trials, known as REFINE-1 and REFINE-2, or Randomized Double-blind Evaluation of Submental Fat Reduction IN ATX-101 TrEated Patients, were initiated in March 2012 and are designed to confirm the efficacy, safety and tolerability of ATX-101 for reduction of moderate to severe submental fat. These trials are identical multi-center, randomized, double-blind, placebo-controlled trials that compare subcutaneous injections of ATX-101 dosed at 2 mg/cm2 to similar injections of placebo, with the primary efficacy assessments at 12 weeks after final treatment. Patients may receive up to six treatments at 28-day intervals. Patients agree to maintain consistent diet and exercise practices throughout the study in order to minimize potential changes in body weight. The trials are being conducted in approximately 70 centers across the United States and Canada and we plan to enroll approximately 1,000 patients across the two trials, randomized (1:1) to ATX-101 or placebo.

These Phase III trials have as principal efficacy measures both the CR-SMFRS and the PR-SMFRS. The two scales will be used as a composite to define a responder as a patient who simultaneously achieves pre-defined thresholds of change (e.g., 1-grade or 2-grade improvements) on both the clinician-reported and patient-reported measures. Secondary endpoints will measure the reduction in volume of submental fat using MRI in a subset of patients at selected centers, and improvement in the PR-SMFIS. We expect to report results for these trials in 2013. These trials are expected to form the basis for our NDA for approval of ATX-101 for the treatment of moderate to severe submental fat.

Additional Planned Clinical Studies of ATX-101 for Reduction of Submental Fat

We plan to initiate a small study in the second half of 2012 to characterize the pharmacokinetics of the final formulation of ATX-101. We also plan to initiate a clinical study focused on standard QT/QTc evaluations. Prior to our NDA submission to the FDA, we will initiate further clinical studies of ATX-101 focusing on patients with extreme amounts of submental fat and in patients over age 65. Completion of these clinical studies is not required for our NDA submission of ATX-101.

Other Clinical Studies

As noted above, a Phase I/II study was conducted in a total of 78 patients to evaluate the potential of ATX-101 as a treatment for superficial lipomas. In these studies, ATX-101 was administered directly into the lipomas by intralipomal injection, and the observed safety profile was similar to that seen in submental fat studies. Adverse effects typically consisted of mild-to-moderate local injection site reactions. While the specific adverse events were similar to those seen in our submental fat studies, the occurrence of local skin ulcerations above the lipomas of four patients appeared to be a notable difference. These occurred at higher doses (avg=7.5 mg/cm2) than are currently being tested and were believed to be due to reflux of excess ATX-101 from encapsulated lipomas. In addition, although there were suggestions of potential efficacy in terms of lipoma size reductions, the magnitude of effect was considered insufficient to warrant further study.

Sales and Marketing

We currently have limited marketing capabilities and no sales organization. We have retained all commercial rights to ATX-101 in the United States and Canada and, if ATX-101 is approved by the FDA, expect to access the market through a focused, specialized sales force. For territories outside of the United States and Canada, we have granted our collaborator, Bayer, exclusive rights to develop and commercialize ATX-101 for all indications.

Core Physicians

According to market research, dermatologists and plastic surgeons performed 60% to 80% of facial injectable procedures in 2010 in the United States. If approved for sale, we will focus our initial marketing of ATX-101 on those core dermatologists, plastic surgeons and facial plastic surgeons we identify as having substantial experience in performing facial injectable procedures. While plastic surgery specialties currently have tools, such as liposuction, for submental fat reduction, ATX-101, if approved as of today, would represent a significant opportunity to expand the number of potential patients. For the dermatologist community, ATX-101, if approved, will provide the only approved non-surgical tool for reduction of submental fat.

Patient Targeting

Our research indicates that the potential for ATX-101 to provide meaningful changes to lower facial appearance will interest both injectable "experienced" and injectable "naive" patients (i.e., patients that have not received injectable toxins or fillers). According to ASAPS, in 2011 there were an estimated 4.0 million cosmetic botulinum toxin procedures and 1.7 million dermal filler procedures performed in the United States and Canada, all of which were for aesthetic purposes. The likely early adopters of

ATX-101 will be injectable experienced patients, however, we also plan to target injectable-naive patients, as we believe ATX-101 provides a solution for a commonly desired aesthetic improvement. In 2011, women comprised 91% of the injectable procedures market; however, our internal market research indicates that men have a significantly higher interest in an injectable solution for reducing submental fat than other facial injectable treatments.

Competition

The aesthetic product market, and the facial aesthetic market in particular, is highly competitive and dynamic, and is characterized by rapid and substantial technological development and product innovations. Demand for ATX-101 could be limited by the treatments, products and technologies offered now or in the future. We and Bayer are seeking regulatory approval of ATX-101 for the reduction of submental fat. While we do not believe there are any other approved injectable treatments designed specifically for this indication, we anticipate that ATX-101, if approved, will face significant competition from surgical alternatives for submental fat reduction and other medical device technologies designed for the reduction of fat.

Surgical Submental Fat Reduction Market

Liposuction and neck surgical procedures remain the primary treatment options for submental fat reduction. While we believe that most patients seeking facial aesthetics prefer non-surgical modalities, we do expect that ATX-101 may compete indirectly with liposuction for physician preference and resources.

FDA Approved Technologies for Fat Reduction

The FDA has approved several medical devices for fat reduction. Although at this time none of these devices have been approved for the treatment of submental fat, there is the possibility that these devices could develop alternative application methods to accommodate use on the submental region. In addition, we may in the future face competition from new and emerging technologies.

Aesthetic Medicine Market Competition

Injectable botulinum toxins and dermal fillers dominate the aesthetic medicine market for facial rejuvenation. While we believe ATX-101 will be a complementary procedure to these existing facial injectables, for some patients we may compete for a share of their discretionary budget and share of mind within the physician's office for improving facial aesthetics.

Many of our potential competitors are large, experienced companies that have substantially greater resources and brand recognition than we do. For a description of the risks we face related to competition, please see "Risk Factors—Risks Related to Our Business—ATX-101, if approved, will face significant competition and our failure to effectively compete may prevent us from achieving significant market penetration" and "—The commercial success of ATX-101, if approved, will depend on broad physician adoption and use of ATX-101."

We believe that ATX-101 will compete largely on the basis of the following competitive factors: significant, meaningful and durable results; a ready group of target patients; favorable safety profile with limited or no downtime as compared to surgical alternatives; low barrier to physician adoption and the ability to facilitate physician practice expansion; our collaboration strategy with Bayer for sales outside the United States and Canada; and the effectiveness of sales and marketing programs and initiatives.

Strategic Relationships

ATX-101 Collaboration with Bayer Outside of the United States and Canada

In August 2010, we entered into a License Agreement with Bayer Consumer Care AG that provides for an exclusive license to develop, manufacture and commercialize ATX-101 outside of the United States and Canada. In connection with this license agreement, we entered into a related Services, Research, Development and Collaboration Agreement with Bayer's affiliate, Intendis GmbH, or collaboration agreement. We refer to these agreements jointly as our collaboration arrangement with Bayer, and we refer to Bayer Consumer Care AG and Intendis GmbH jointly as Bayer. In connection with the entry into the collaboration arrangement, Bayer paid us an upfront license fee of approximately $21.3 million and approximately $22.2 million for research and development to fund a portion of the European Phase III clinical trials. We are eligible to receive up to $330.0 million contingent upon Bayer's achievement of specified development, manufacturing, regulatory and commercialization milestones, as well as escalating royalties from the mid- to high- teens on Bayer's net product sales of ATX-101.

We are working together with Bayer to complete two ongoing European Phase III clinical trials that were initiated in late 2010.

License Agreement

Under the license agreement, each company is responsible for regulatory activities, interactions and submissions and commercial activities, including branding, within its territory. Bayer is responsible for the commercialization of ATX-101 outside of the United States and Canada, including conducting post-marketing clinical studies and preventing the sale of ATX-101 into unauthorized territories, and we are responsible for such activities in the United States and Canada. Bayer will utilize data from our nonclinical, clinical and drug substance manufacturing and quality programs for its European Marketing Authorization Application, among others. All ATX-101 clinical safety data will be shared between our companies.

Bayer may grant sublicenses under the license agreement as commercially necessary in Bayer's reasonable determination, and is obligated to pay us a portion of certain fees, milestones and royalties received pursuant to such sublicense.

We are responsible for all drug substance process development work and GMP drug substance supply. We are obligated to enter into and maintain agreements with suppliers and packagers to manufacture ATX-101 for clinical and other non-commercial uses of ATX-101 by us and Bayer. Furthermore, we are responsible for supplying sufficient quantities of synthetic deoxycholate to Bayer for commercial manufacture at a price equal to cost plus an agreed-upon management fee. Each company is responsible for its own commercial drug product manufacturing. In 2011, we completed method and analytic technology transfer to support Bayer's ATX-101 drug product manufacturing.

We are responsible for worldwide ATX-101 intellectual property and patent prosecution, including defending against any claims concerning patent infringement by ATX-101 in its commercialized form, whether sold by Bayer or us. We have also indemnified Bayer and its affiliates against certain damages and losses, including those due to certain intellectual property actions and personal liability claims relating to manufacturing defects.

Under the license agreement, we have the right, but not the obligation, to form a Joint Steering Committee with Bayer to coordinate developmental and regulatory activities relating to ATX-101 and otherwise pursuant to a project plan maintained by the Joint Steering Committee. Disputes within the

Joint Steering Committee not otherwise resolved between us and Bayer shall be submitted to arbitration as provided for more generally in the license agreement. The Joint Steering Committee, and any related subcommittees and operations, may be dissolved by Bayer if we undergo a change in control.

Bayer has the right to terminate the license agreement at any time upon advance notice of 180 days if Bayer determines that ATX-101 does not appear to be commercially viable or if there is a material change in circumstances that impacts the prospective profitability of ATX-101. The license agreement expires simultaneously with the expiration of royalties on a product-by-product/country-by-country basis, and expires in its entirety upon the expiration of royalties with respect to all products outside of the United States and Canada. Such royalties expire on the later of (i) the expiration of patent claims relating to ATX-101, (ii) the expiration of exclusivity extensions for ATX-101, or (iii) 15 years from the date of first commercial sale, each with respect to the relevant country. The royalty payments discussed above are subject to reduction in connection with, among other things, the entry of certain products competitive to ATX-101. The license agreement may also be terminated by us upon Bayer commencing an action that challenges the validity of ATX-101 related patents or if Bayer ceases or abandons developing ATX-101 outside of the United States and Canada. The license agreement may also be terminated by either party in the event of a material breach by the other party.

Services, Research, Development and Collaboration Agreement

Under the collaboration agreement, Bayer is obligated to use its commercially reasonable efforts to develop ATX-101 in certain major markets outside of the United States and Canada in accordance with the project plan maintained by the Joint Steering Committee. The collaboration agreement provides for a Project Plan Committee, consisting of us and Bayer, to oversee such development. Funds to execute the project plan, as well as compensation to Bayer for its services under the collaboration agreement, are paid out of a bank account controlled by us and funded by research and development payments from Bayer under the license agreement. We must transfer control of this bank account to Bayer if we undergo a change in control. Disputes within the Project Plan Committee not otherwise resolved between us and Bayer shall be submitted to arbitration as provided for more generally in the collaboration agreement.

The collaboration agreement expires upon the earlier of completion of development of ATX-101 by Bayer or a decision not to pursue further development and commercialization after completion of the European Phase III clinical trials. The collaboration agreement may also be terminated by either party in the event of a material breach by the other party.

Los Angeles BioMedical Research Institute

In August 2005, we entered into an exclusive license agreement with Los Angeles Biomedical Research Institute at Harbor/UCLA Medical Center, or LA Biomed, pursuant to which we obtained a worldwide exclusive license to practice, enforce and otherwise exploit certain patent rights related to the active ingredient in ATX-101. Our exclusive license requires us to pay LA Biomed upon achievement of certain development and performance milestones, including a milestone payment of $0.5 million upon receipt of marketing approval of ATX-101, as well as non-royalty sublicense fees equal to 10% of any sublicense income, up to an aggregate of $5.0 million. In August 2010, due to the receipt of the license fee income from Bayer, we incurred non-royalty sublicense fees of $2.0 million. During 2010, we made payments to LA Biomed in cash and stock totaling $0.4 million related to the sublicense fee incurred. The remainder will be due upon consummation of this offering.

Additionally, upon commercialization of a licensed product or service, we are obligated to pay low to mid single digit royalties on net product sales of ATX-101 by us and Bayer. We may terminate this license without penalty upon 90 days notice to LA Biomed and LA Biomed may terminate the license in certain circumstances if we fail to perform, or violate any term of the agreement, subject to applicable cure provisions. Subject to termination or default by us, the license remains in effect until the last patent or patent application in the licensed patent rights has expired or been revoked, invalidated or abandoned.

Manufacturing

We contract with third parties for the manufacture of ATX-101 and intend to do so in the future. We do not own or operate and we do not expect to own or operate, facilities for product manufacturing, storage and distribution, or testing. Because we rely on contract manufacturers, we have personnel with extensive technical, manufacturing, analytical and quality experience and strong project management discipline to oversee contract manufacturing and testing activities, and to compile manufacturing and quality information for our regulatory submissions.

Manufacturing is subject to extensive regulations that impose various procedural and documentation requirements, and which govern record keeping, manufacturing processes and controls, personnel, quality control and quality assurance, among others. Our systems and our contractors are required to be in compliance with these regulations, and this is assessed regularly through monitoring of performance and a formal audit program.

Drug Substance

We are responsible for supplying ATX-101 drug substance for all territories, including for Bayer's requirements. Our current drug substance supply chain involves three contractors: the supplier of raw material, the supplier of starting material for the drug compound and the supplier of the synthetic deoxycholate, which is the active ingredient in ATX-101. We currently have an exclusive supply agreement with Pfizer as the single-source supplier of a key raw material, and we intend to establish long-term supply agreements with our remaining suppliers. We currently operate under a purchase order program with AMRI, the supplier of the synthetic deoxycholate. We believe our current ATX-101 drug substance contractors have the scale, the systems and the experience to supply all remaining and planned clinical studies and the commercial launch in Europe, the United States and other territories. To ensure continuity in our supply chain, we plan to establish supply arrangements with alternative suppliers for certain portions of our supply chain, as appropriate.

The process to manufacture the drug substance is being validated at a scale we believe will be sufficient for commercial launch in the United States, Canada and the Bayer territories. Our process uses common synthetic chemistry and readily available materials. We have established an ongoing program to identify possible process changes to improve purity, yield, manufacturability, etc., and process changes will be implemented as warranted and appropriate. The drug substance has historically shown stability adequate to support a commercial launch, and stability studies to support registration are ongoing.

Drug substance used to manufacture ATX-101 for nonclinical studies and for most of our clinical studies through Phase II was purified from bovine bile. Drug substance used to manufacture ATX-101 for the Phase III trials in Europe, the United States and Canada was chemically synthesized and contains no ingredients of animal origin. The active ingredient in both animal-derived and synthetic drug substance is chemically identical.

Drug Product

The drug product is a terminally sterilized liquid parenteral formulation for injection. Drug product manufacturing uses common processes and readily available materials. Changes to the drug product over the course of development have been relatively minor and have included changes in buffer and salt concentration. The formulation we are using in our U.S. Phase III trials is the formulation anticipated for commercial launch in the United States and Canada. The formulation used in Bayer's European Phase III trials is the formulation anticipated for commercial launch in Europe.

The formulation used in the United States and Canada differs slightly from the formulation used in Europe based on the inclusion of benzyl alcohol as a preservative in the U.S. drug product. Both formulations have historically shown stability at room temperature adequate to support commercial launch, and stability studies to support registration are underway.

We are responsible for ATX-101 drug product manufacturing solely for the United States and Canada, while Bayer is responsible for drug product manufacturing for the rest of the world. We believe our current supply of drug product is sufficient to supply our ongoing Phase III clinical trials in the United States and Canada. We have entered into a long-term agreement with Hospira, which has redundant formulation fill/finish facilities, as our drug product fill/finish supplier. We believe Hospira has the scale, systems and experience to supply ATX-101 drug product for clinical needs and long-term commercial demand.

Intellectual Property

Our commercial success depends in part on our ability to obtain and maintain proprietary protection for our drug candidates, novel biological discoveries, and drug development technology and other know-how, to operate without infringing on the proprietary rights of others and to prevent others from infringing our proprietary rights. Our policy is to seek to protect our proprietary position by, among other methods, filing U.S. and foreign patent applications related to our proprietary technology, inventions and improvements that are important to the development and implementation of our business. We also rely on trade secrets, know-how, continuing technological innovation and potential in-licensing opportunities to develop and maintain our proprietary position.

As for the pharmaceutical products we develop and commercialize, as a normal course of business, we intend to pursue dosage and formulation patents, as well as method of use patents on novel indications for known compounds or for new compounds and, where possible, composition-of-matter patents. We also seek patent protection with respect to novel biological discoveries, including new targets and aesthetic applications. We have also pursued patents with respect to our proprietary manufacturing processes and drug development processes and technology. We have sought patent protection, either alone or jointly with our collaborators, as our collaboration agreements may dictate.

Our patent estate, on a worldwide basis, includes over 70 issued or allowed patents and over 70 pending patent applications with claims relating to our current clinical stage drug candidate, ATX-101 which contains synthetic deoxycholate. The issued patents include five patents issued by the U.S. Patent and Trademark Office, or U.S. PTO: two of which are related to method of use, or MOU, two related to manufacturing a synthetic form of deoxycholate, the active ingredient of ATX-101, and one related to the formulation of ATX-101. There are two European patents that were granted by the European Patent Office, or EPO, in 2011 both of which patents relate to MOU, which resulted in counterparts in the major markets of Europe. In accordance with EPO rules, opposition against either or both of these patents may be filed within the statutory nine month opposition period. If such an opposition is filed, we intend to vigorously defend against such opposition. We also have patents related to method of use issued or allowed in other countries, including Australia, Hong Kong, Israel, Mexico and New Zealand.

Sodium deoxycholate is a naturally occurring substance and in its natural form is not eligible for composition-of-matter patent protection in certain jurisdictions, including the United States. While we believe that method-of-use, manufacturing and formulation patents are more relevant to protecting our competitive position in the aesthetics market in particular, we have developed a synthetic form of deoxycholate, which we believe is eligible for composition-of-matter patent protection and we have composition-of-matter patent applications with respect to this synthetic form currently pending with the U.S. PTO. Further, patents covering synthetic deoxycholate as a composition-of-matter, manufacturing process and method of use have been granted in San Marino and South Africa.

Individual patents extend for varying periods depending on the date of filing of the patent application or the date of patent issuance and the legal term of patents in the countries in which they are obtained. Generally, patents issued for applications filed in the United States are effective for 20 years from the earliest effective filing date. In addition, in certain instances, a patent term can be extended to recapture a portion of the term effectively lost as a result of the FDA regulatory review period. However, the restoration period cannot be longer than five years and the total patent term including the restoration period must not exceed 14 years following FDA approval. The duration of foreign patents varies in accordance with provisions of applicable local law, but typically is also 20 years from the earliest effective filing date. Our issued patents will expire on dates ranging from 2025 to 2032. However, the actual protection afforded by a patent varies on a product by product basis, from country to country and depends upon many factors, including the type of patent, the scope of its coverage, the availability of regulatory-related extensions, the availability of legal remedies in a particular country and the validity and enforceability of the patent.

Furthermore, the patent positions of biotechnology and pharmaceutical products and processes like ATX-101 can be uncertain and involve complex legal and factual questions. No consistent policy regarding the breadth of claims allowed in such patents has emerged. The patent situation outside the United States is even more uncertain. Changes in either the patent laws or in interpretations of patent laws in the United States and other countries can diminish our ability to protect our inventions and enforce our intellectual property rights and more generally could affect the value of intellectual property. Accordingly, we cannot predict the breadth of claims that may be allowed or enforced in our patents or in third-party patents. The biotechnology and pharmaceutical industries are characterized by extensive litigation regarding patents and other intellectual property rights. Our ability to maintain and solidify our proprietary position for ATX-101 and its manufacturing will depend on our success in obtaining effective claims and enforcing those claims once granted. We do not know whether any of the patent applications that we may file or license from third parties will result in the issuance of any patents. The issued patents that we own or may receive in the future, may be challenged, invalidated or circumvented, and the rights granted under any issued patents may not provide us with proprietary protection or competitive advantages against competitors with similar technology. Furthermore, our competitors may be able to independently develop and commercialize similar drugs or duplicate our technology, business model or strategy without infringing our patents. Because of the extensive time required for clinical development and regulatory review of a drug we may develop, it is possible that, before any of our drugs can be commercialized, any related patent may expire or remain in force for only a short period following commercialization, thereby reducing any advantage of any such patent.

In addition to patents, we rely upon trade secrets and know-how and continuing technological innovation to develop and maintain our competitive position. We seek to protect our proprietary information, in part, using confidentiality agreements with our commercial partners, collaborators, employees and consultants and invention assignment agreements with our employees. We also have confidentiality agreements or invention assignment agreements with our commercial partners and selected consultants. These agreements are designed to protect our proprietary information and, in the case of the invention assignment agreements, to grant us ownership of technologies that are developed through a relationship with a third party. These agreements may be breached, and we may not have adequate remedies for any breach. In addition, our trade secrets may otherwise become known or be independently discovered by competitors. To the extent that our commercial partners, collaborators, employees and consultants use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions.

Our commercial success will also depend in part on not infringing upon the proprietary rights of third parties. It is uncertain whether the issuance of any third-party patent would require us to alter our development or commercial strategies, or our drugs or processes, obtain licenses or cease certain activities. Our breach of any license agreements or failure to obtain a license to proprietary rights that we may require to develop or commercialize our future drugs may have a material adverse impact on us. If third parties prepare and file patent applications in the United States that also claim technology to which we have rights, we may have to participate in interference proceedings in the U.S. PTO, to determine priority of invention.

In addition, substantial scientific and commercial research has been conducted for many years in the areas in which we have focused our development efforts, which has resulted in third parties having a number of pending patent applications. Patent applications in the United States which are foreign filed or for which publication is requested are published after 18 months from the priority date as are any foreign applications. Certain applications in the United States which are not foreign filed and for which a request for non-publication has been made will not be published until granted. Patent applications in the United States and elsewhere are published only after 18 months from the priority date. The publication of discoveries in the scientific or patent literature frequently occurs substantially later than the date on which the underlying discoveries were made. Therefore, patent applications relating to drugs similar to ATX-101 and any future drugs, discoveries or technologies we might develop may have already been filed by others without our knowledge.

Other Research and Development Programs

To date, our research and development has focused predominantly on the development of ATX-101 for the reduction of submental fat. However, we have initiated and terminated other development programs in the aesthetic field. Currently, we are working on several additional research programs, from which additional drug candidates may be identified in the future. The most advanced program centers around therapeutic intervention for hair loss. We maintain an active research interest in hair and fat biology, pigmentation modulation and facial contouring. In addition, we expect to assess future potential treatment indications for ATX-101 in the body with high aesthetic value.

Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Financial Overview—Research and Development" for the amounts spent on company-sponsored research and development for the past three fiscal years.

Government Regulation

The FDA and comparable regulatory authorities in state and local jurisdictions and in other countries impose substantial and burdensome requirements upon companies involved in the clinical development, manufacture, marketing and distribution of drugs. These agencies and other federal, state and local entities regulate research and development activities and the testing, manufacture, quality control, safety, effectiveness, labeling, storage, record keeping, approval, advertising and promotion, distribution, post-approval monitoring and reporting, sampling, and export and import of our product candidates.

In the United States, the FDA regulates drug products under the Federal Food, Drug, and Cosmetic Act, or FFDCA, and the FDA's implementing regulations. If we fail to comply with applicable FDA or other requirements at any time during the drug development process, clinical testing, the approval process or after approval, we may become subject to administrative or judicial sanctions. These sanctions could include the FDA's refusal to approve pending applications, license suspension or revocation, withdrawal of an approval, warning letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, civil penalties or criminal prosecution. Any FDA enforcement action could have a material adverse effect on us. FDA approval is required before any new unapproved drug or dosage form, including a new use of a previously approved drug, can be marketed in the United States.

The process required by the FDA before a drug may be marketed in the United States generally involves:

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completion of extensive preclinical laboratory tests, preclinical animal studies and formulation studies all performed in accordance with the FDA's current good laboratory practice, or cGLP, regulations;

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submission to the FDA of an investigational new drug, or IND, application which must become effective before human clinical trials in the United States may begin;

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approval by an independent institutional review board, or IRB, at each clinical trial site before each trial may be initiated;

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performance of adequate and well-controlled human clinical trials to establish the safety and efficacy of the drug candidate for each proposed indication;

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satisfactory completion of an FDA inspection of the manufacturing facility or facilities at which the drug is produced to assess compliance with current Good Manufacturing Practice, or cGMP, regulations;

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submission to the FDA of an NDA;

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satisfactory completion of a potential review by an FDA advisory committee, if applicable; and

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FDA review and approval of the NDA prior to any commercial marketing, sale or shipment of the drug.

The pre-clinical and clinical testing and approval process requires substantial time, effort and financial resources, and we cannot be certain that any approvals for our product candidates will be granted on a timely basis, if at all. Preclinical tests include laboratory evaluation of product chemistry, formulation, stability and toxicity, as well as animal studies to assess the characteristics and potential safety and efficacy of the product. The results of pre-clinical tests, together with manufacturing information, analytical data and a proposed clinical trial protocol and other information, are submitted as part of an IND to the FDA. Some pre-clinical testing may continue even after the IND is submitted. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, raises concerns or questions relating to one or more proposed clinical trials and places the clinical trial on a clinical hold, including concerns that human research subjects will be exposed to unreasonable health risks. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical trial can begin. As a result, our submission of an IND may not result in FDA authorization to commence a clinical trial. A separate submission to an existing IND must also be made for each successive clinical trial conducted during product development.

Clinical trials involve the administration of the investigational drug to human subjects under the supervision of qualified investigators. Clinical trials are conducted under protocols detailing, among other things, the objectives of the clinical trial, the parameters to be used in monitoring safety and the effectiveness criteria to be used. Each protocol must be submitted to the FDA as part of the IND. An independent institutional review board, or IRB, for each medical center proposing to conduct a clinical trial must also review and approve a plan for any clinical trial before it can begin at that center and the IRB must monitor the clinical trial until it is completed. The FDA, the IRB, or the sponsor may suspend or discontinue a clinical trial at any time on various grounds, including a finding that the subjects are being exposed to an unacceptable health risk. Clinical testing also must satisfy extensive Good Clinical Practice, or GCP, requirements, including the requirements for informed consent.

All clinical research performed in the United States in support of an NDA must be authorized in advance by the FDA under the IND regulations and procedures described above. However, a sponsor who wishes to conduct a clinical trial outside the United States may, but need not, obtain FDA authorization to conduct the clinical trial under an IND. If a foreign clinical trial is not conducted under an IND, the sponsor may submit data from the clinical trial to FDA in support of an NDA so long as the clinical trial is conducted in compliance with an international guideline for the ethical conduct of clinical research known as the Declaration of Helsinki and/or the laws and regulations of the country or countries in which the clinical trial is performed, whichever provides the greater protection to the participants in the clinical trial.

Clinical Trials

For purposes of NDA submission and approval, clinical trials are typically conducted in three or four sequential phases, which may overlap or be combined.

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Phase I:  Clinical trials are initially conducted in a limited population of subjects to test the drug candidate for safety, dose tolerance, absorption, metabolism, distribution and excretion in healthy humans or, on occasion, in patients with severe problems or life-threatening diseases to gain an early indication of its effectiveness.

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Phase II:  Clinical trials are generally conducted in a limited patient population to evaluate dosage tolerance and appropriate dosage, identify possible adverse effects and safety risks, and evaluate preliminarily the efficacy of the drug for specific targeted indications in patients with the disease or condition under study.

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Phase III:  Clinical trials, commonly referred to as pivotal studies, are typically conducted when Phase II clinical trials demonstrate that a dose range of the product candidate is effective and has an acceptable safety profile. Phase III clinical trials are generally undertaken with large numbers of patients, such as groups of several hundred to several thousand, to further evaluate dosage, to provide substantial evidence of clinical efficacy and to further test for safety in an expanded and diverse patient population at multiple, geographically-dispersed clinical trial sites.

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Phase IV:  In some cases, FDA may condition approval of an NDA for a product candidate on the sponsor's agreement to conduct additional clinical trials after NDA approval. In other cases, a sponsor may voluntarily conduct additional clinical trials post approval to gain more information about the drug. Such post approval trials are typically referred to as Phase IV clinical trials.

Concurrent with clinical trials, companies usually complete additional animal trials and must also develop additional information about the chemistry and physical characteristics of the drug and finalize a process for manufacturing the drug in commercial quantities in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the drug candidate and, among other things, the manufacturer must develop methods for testing the identity, strength, quality and purity of the final drug product. Additionally, appropriate packaging must be selected and tested and stability studies must be conducted to demonstrate that the drug candidate does not undergo unacceptable deterioration over its shelf life.

New Drug Applications

The results of preclinical studies and of the clinical trials, together with other detailed information, including extensive manufacturing information and information on the composition of the drug, are submitted to the FDA in the form of an NDA requesting approval to market the drug for one or more specified indications. The FDA reviews an NDA to determine, among other things, whether a drug is safe and effective for its intended use.

Once an NDA has been accepted for filing, by law the FDA has 180 days to review the application and respond to the applicant. However, the review process is often significantly extended by FDA requests for additional information or clarification. Under the Prescription Drug User Fee Act, the FDA has a goal of responding to NDAs within ten months of submission for standard review, but this timeframe is also often extended. The FDA may refer the application to an advisory committee for review, evaluation and recommendation as to whether the application should be approved. The FDA is not bound by the recommendation of an advisory committee, but it generally follows such recommendations. The FDA may deny approval of an NDA if the applicable statutory and regulatory criteria are not satisfied, or it may require additional clinical data or an additional Phase III clinical trial. Even if such data are submitted, the FDA may ultimately decide that the NDA does not satisfy the criteria for approval. Data from clinical trials are not always conclusive and the FDA may interpret data differently than we interpret data. Once the FDA approves an NDA, or supplement thereto, the FDA may withdraw the approval if ongoing regulatory requirements are not met or if safety problems are identified after the drug reaches the market. Where a withdrawal may not be appropriate, the FDA still may seize existing inventory of such drug or require a recall of any drug already on the market. In addition, the FDA may require testing, including Phase IV clinical trials and surveillance programs to monitor the effect of approved drugs which have been commercialized. The FDA has the authority to prevent or limit further marketing of a drug based on the results of these post-marketing programs.

Drugs may be marketed only for the FDA approved indications and in accordance with the provisions of the approved labeling. Further, if there are any modifications to the drug, including changes in indications, labeling, or manufacturing processes or facilities, the applicant may be required to submit and obtain FDA approval of a new NDA or NDA supplement, which may require us to develop additional data or conduct additional preclinical studies and clinical trials.

Before approving an application, the FDA will inspect the facility or the facilities at which the finished drug product, and sometimes the active drug ingredient, is manufactured, and will not approve the drug unless cGMP compliance is satisfactory. The FDA may also inspect the sites at which the clinical trials were conducted to assess their compliance, and will not approve the drug unless compliance with GCP requirements is satisfactory.

The testing and approval processes require substantial time, effort and financial resources, and each may take several years to complete. The FDA may not grant approval on a timely basis, or at all. Even if we believe a clinical trial has demonstrated safety and efficacy of one of our drug candidates for the treatment of a disease, the results may not be satisfactory to the FDA. Preclinical and clinical data may be interpreted by the FDA in different ways, which could delay, limit or prevent regulatory approval. We may encounter difficulties or unanticipated costs in our efforts to secure necessary governmental approvals which could delay or preclude us from marketing drugs. The FDA may limit the indications for use or place other conditions on any approvals that could restrict the commercial application of the drugs. After approval, certain changes to the approved drug, such as adding new indications, manufacturing changes, or additional labeling claims are subject to further FDA review and approval. Depending on the nature of the change proposed, an NDA supplement must be filed and approved before the change may be implemented. For many proposed post-approval changes to an NDA, the FDA has up to 180 days to review the application. As with new NDAs, the review process is often significantly extended by the FDA requests for additional information or clarification.

Special Protocol Assessment

An SPA is a written agreement with the FDA on the details of the design and planned analysis for a clinical trial. It is intended to form the basis for an NDA and may only be changed through a written agreement between the sponsor and the FDA. An SPA is generally binding upon the FDA unless the FDA determines that there are public health concerns unrecognized at the time the SPA agreement was entered into, other new scientific concerns regarding product safety or efficacy arise, or if the sponsor fails to comply with the agreed-upon trial protocols. We are not operating under an SPA for our U.S. Phase III trials of ATX-101.

Other Regulatory Requirements

Any drugs manufactured or distributed by us or our collaborators pursuant to FDA approvals would be subject to continuing regulation by the FDA, including recordkeeping requirements and reporting of adverse experiences associated with the drug. Drug manufacturers and their subcontractors are required to register their establishments with the FDA and certain state agencies, and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with ongoing regulatory requirements, including cGMPs, which impose certain procedural and documentation requirements upon us and our third party manufacturers. Failure to comply with the statutory and regulatory requirements can subject a manufacturer to possible legal or regulatory action, such as warning letters, suspension of manufacturing, seizure of product, injunctive action or possible civil penalties. We cannot be certain that we or our present or future third-party manufacturers or suppliers will be able to comply with the cGMP regulations and other ongoing FDA regulatory requirements. If we or our present or future third-party manufacturers or suppliers are not able to comply with these requirements, the FDA may halt our clinical trials, require us to recall a drug from distribution or withdraw approval of the NDA for that drug.

The FDA closely regulates the post-approval marketing and promotion of drugs, including standards and regulations for direct-to-consumer advertising, off-label promotion, industry-sponsored scientific and educational activities and promotional activities involving the internet. A company can make only those claims relating to safety and efficacy that are approved by the FDA. Failure to comply with these requirements can result in adverse publicity, warning letters, corrective advertising and potential civil and criminal penalties. Physicians may prescribe legally available drugs for uses that are not described in the product's labeling and that differ from those tested by us and approved by the FDA. Such off-label uses are common across medical specialties. Physicians may believe that such off-label uses are the best treatment for many patients in varied circumstances. The FDA does not regulate the behavior of physicians in their choice of treatments. The FDA does, however, impose stringent restrictions on manufacturers' communications regarding off-label use.

Other Healthcare Laws and Regulations

In the future, we may also be subject to healthcare regulation and enforcement by the federal government and the states and foreign governments in which we conduct our business. The laws that may affect our ability to operate include:

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the federal healthcare programs' Anti-Kickback Statute, which prohibits, among other things, persons from knowingly and willfully soliciting, receiving, offering or paying remuneration, directly or indirectly, in exchange for or to induce either the referral of an individual for, or the purchase, order or recommendation of, any good or service for which payment may be made under federal healthcare programs such as the Medicare and Medicaid programs;

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federal false claims laws which prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, claims for payment from Medicare, Medicaid, or other third-party payors that are false or fraudulent;

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federal criminal laws that prohibit executing a scheme to defraud any healthcare benefit program or making false statements relating to healthcare matters; the federal Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, which governs the conduct of certain electronic healthcare transactions and protects the security and privacy of protected health information; and

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state law equivalents of each of the above federal laws, such as anti-kickback and false claims laws which may apply to items or services reimbursed by any third-party payor, including commercial insurers.

If our operations are found to be in violation of any of the laws described above or any other governmental laws and regulations that apply to us, we may be subject to penalties, including civil and criminal penalties, damages, fines, the curtailment or restructuring of our operations, the exclusion from participation in federal and state healthcare programs and imprisonment, any of which could adversely affect our ability to operate our business and impact our financial results.

International Regulation

In addition to regulations in the United States, we, or our collaborators, will be subject to a variety of foreign regulations governing clinical trials and commercial sales and distribution of our future drugs. Whether or not we obtain FDA approval for a drug, we or our collaborators must obtain approval of a drug by the comparable regulatory authorities of foreign countries before commencing clinical trials or marketing of the drug in those countries. The approval process varies from country to country, and the time may be longer or shorter than that required for FDA approval. The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary greatly from country to country.

Under European Union regulatory systems, marketing authorizations may be submitted either under a centralized, decentralized or mutual recognition procedure. The centralized procedure provides for the grant of a single marking authorization that is valid for all European Union member states. The decentralized procedure includes selecting one "reference member state," or RMS, and submitting to more than one member state at the same time. The RMS National Competing Authority conducts a detailed review and prepares an assessment report, to which concerned member states provide comment. The mutual recognition procedure provides for mutual recognition of national approval decisions. Under this procedure, the holder of a national marking authorization may submit an application to the remaining member states post-initial approval. Within 90 days of receiving the applications and assessment report, each member state must decide whether to recognize approval.

In addition to regulations in Europe and the United States, we, or our collaborators, will be subject to a variety of foreign regulations governing clinical trials and commercial distribution of our future drugs.

Environmental Regulation

We are subject to numerous foreign, federal, state, and local environmental, health and safety laws and regulations relating to, among other matters, safe working conditions, product stewardship and end-of-life handling or disposition of products, and environmental protection, including those governing the generation, storage, handling, use, transportation and disposal of hazardous or potentially hazardous materials. Some of these laws and regulations require us to obtain licenses or permits to conduct our operations. Environmental laws and regulations are complex, change frequently and have tended to become more stringent over time. Although the costs to comply with applicable laws and regulations, including requirements in the European Union relating to the restriction of use of hazardous substances in products, have not been material, we cannot predict the impact on our business of new or amended laws or regulations or any changes in the way existing and future laws and regulations are interpreted or enforced, nor can we ensure we will be able to obtain or maintain any required licenses or permits.

Employees

As of March 31, 2012, we had 40 full-time employees, including a total of seven employees with M.D. or Ph.D. degrees. Within our workforce, 26 employees are engaged in research and development and 14 in business development, finance, legal, human resources, facilities, information technology and general management and administration. None of our employees are represented by labor unions or covered by collective bargaining agreements.

Facilities

Our corporate headquarters are located in Calabasas, California, where we lease and occupy 16,947 square feet of office space. The current term of our lease expires on December 31, 2013, with an option to extend the term for an additional three-year period.

We believe that our existing facilities are adequate for our current needs. When our lease expires, we may exercise our renewal option or look for additional or alternate space for our operations and we believe that suitable additional or alternative space will be available in the future on commercially reasonable terms.

Legal Proceedings

We are not currently a party to any material legal proceedings.

Management

Executive Officers, Key Employees and Directors

The following table sets forth information regarding our executive officers, key employees and directors, as of March 31, 2012:

Name	Age	Position(s)
Executive Officers
Keith R. Leonard, Jr.	50	Director, President and Chief Executive Officer
John W. Smither	59	Chief Financial Officer
Patricia S. Walker, M.D., Ph.D.	52	Chief Medical Officer
Keith L. Klein, J.D.	48	General Counsel
Jeffrey D. Webster	50	Senior Vice President, Operations
Key Employees
Deepak Chadha	42	Vice President, Regulatory Affairs
Nancy A. Jorgesen	44	Vice President, Product, Systems and Alliance Management
Serge Lichtsteiner, Ph.D.	50	Vice President, Research
Susan R. Lundeen	45	Vice President, Human Resources
Elisabeth A. Sandoval	50	Chief Commercial Officer
Non-Employee Directors
Nathaniel E. David, Ph.D.(3)	44	Director
Dennis Fenton, Ph.D.(1)(2)	60	Director
Hironori Hozoji	50	Director
François Kress(3)	45	Director
Robert T. Nelsen	48	Director
Camille Samuels(1)	40	Director
David Schnell, M.D.(2)(3)	51	Director
Joseph L. Turner(1)(2)	60	Director

(1)
Member of the audit committee.
(2)
Member of the compensation committee.
(3)
Member of the nominating and corporate governance committee.

Executive Officers

Keith R. Leonard, Jr. is our co-founder and has served as our President and Chief Executive Officer and as a member of our board of directors since August 2005. From October 1991 to November 2004, Mr. Leonard held various positions at Amgen Inc., a biotechnology company, and its affiliates, or Amgen. From October 2001 to November 2004, Mr. Leonard served as Senior Vice President and General Manager of Amgen Europe where he was responsible for all commercial operations in 28 European countries. Prior to that role, Mr. Leonard established Amgen's presence in rheumatology with the creation of the Rheumatology Business Unit, served as Head of Information Management, and served in leadership roles in sales and marketing, engineering, operations, and finance. Mr. Leonard is also a member of the board of directors of Affymax, Inc. and previously served on the board of ARYx Therapeutics, Inc. He was formerly an active duty officer in the U.S. Navy. Mr. Leonard received a B.S. in Engineering from the University of California, Los Angeles, a B.A. in History from the University of Maryland, a M.S. in Engineering from the University of California, Berkeley, and a M.B.A. from the Anderson School of Management at the University of California, Los Angeles. As our President, Chief Executive Officer and co-founder, Mr. Leonard brings expertise and knowledge regarding our business and operations to our board of directors. He also brings to our board of directors an extensive background in the biopharmaceutical industry and in leadership roles, providing both strategic and operational vision and guidance. We believe Mr. Leonard is qualified to serve on our board of directors based on his track record of branding, new product development, and value creation, each of which relates to our commercial opportunity.

John W. Smither has served as our Chief Financial Officer since November 2007. From February 1999 to October 2007, Mr. Smither held various positions at Amgen. From June 2001 to June 2004, Mr. Smither served as Chief Financial Officer of Amgen's European Division, where he was responsible for financial operations in 28 European countries. Prior to that role, Mr. Smither served as Head of Internal Audit and Executive Director of Corporate Accounting at Amgen. Prior to joining Amgen, Mr. Smither served as Audit Partner at Ernst & Young LLP, a public accounting firm, and as the Chief Financial Officer of several early stage companies. Mr. Smither received a B.S. in Accounting from California State University, Los Angeles. Mr. Smither is a Certified Public Accountant (inactive) and a member of the American Institute of Certified Public Accountants, the California Society of Certified Public Accountants and Financial Executives International.

Patricia S. Walker, M.D., Ph.D. has served as our Chief Medical Officer since May 2007. From August 2004 to April 2007, Dr. Walker served as Executive Vice President and Chief Science Officer at Allergan Medical (formerly known as Inamed Corporation). Prior to that experience, from July 1997 to August 2004, Dr. Walker held positions of increasing responsibility at Allergan Inc., a biomedical company, where she ultimately served as Vice President, Clinical Research and Development for skin care pharmaceuticals. Over the past 10 years, Dr. Walker was involved in key product approvals in dermatology and aesthetic medicine including the development and approval of Tazorac®, Azelex®, Avage®, BOTOX® Cosmetic, Hylaform®, Captique®, JUVEDERM®, Bioenterics® LAP-BAND® and Inamed® Silicone gel-filled Breast Implants. Dr. Walker received a M.D. and a Ph.D. in Physiology and Biophysics from the University of Iowa. Dr. Walker completed a residency in Dermatology and a research fellowship in the Dermatology Branch, National Cancer Institute at the National Institute of Health. Dr. Walker is a board certified Dermatologist.

Keith L. Klein, J.D. has served as our General Counsel since October 2006. From January 1991 to January 2006, Mr. Klein held various positions of increasing responsibility in the legal department of Amgen where he ultimately served as Senior Associate General Counsel, responsible for legal activities relating to the areas of sales and marketing, federal government affairs, corporate relationships, manufacturing, product supply, product development and real estate. Mr. Klein received a B.A. in economics from University of California, Los Angeles and a J.D. from the University of California, Davis.

Jeffrey D. Webster has served as our Senior Vice President, Operations since March 2007. From August 1996 to January 2005, Mr. Webster held various positions at Amgen where he ultimately served as Vice President, Operations Planning, responsible for product development, project management, training and development, and strategy functions within the operations function. Prior to that role, Mr. Webster served as the product development team leader for NEUPOGEN® / Neulasta® and held positions in process development, engineering, investor relations, marketing, product development, portfolio management, corporate development and strategy, and operations. Mr. Webster received a B.S. in Chemical Engineering from the University of California, Berkeley and a M.B.A. from San Jose State University.

Key Employees

Deepak Chadha has served as our Vice President, Regulatory Affairs since August 2007. From August 2004 to July 2007, Mr. Chadha served as Vice-President, Global Regulatory Affairs at Allergan, Inc.

where he assisted in building the Global Regulatory Affairs Department and was responsible for developing and implementing global regulatory strategies. Prior to that experience, from November 1999 to August 2004, Mr. Chadha held positions of increasing responsibility at Biomeasure Inc. and Stryker Biotech. Mr. Chadha received a B.S. in Pharmaceutical Sciences from Berhampur University in Orissa, India, a M.S. in Pharmaceutics from Hamdard University in New Delhi, India, and a M.B.A. in International Business from California State University, Dominguez Hills.

Nancy A. Jorgesen has served as our Vice President, Product, Systems and Alliance Management since January 2012. From January 2007 to December 2011, Ms. Jorgesen served as our Product Team Leader for ATX-101. She is also responsible for the alliance management of our partnership with Bayer. Ms. Jorgesen was previously at Amgen for over 10 years, where she held roles of increasing responsibility in Rheumatology product development, corporate process improvement and change management and molecular biology and protein chemistry research. Prior to that experience, Ms. Jorgesen served as the Product Development Team Leader for the Animal Health unit of Dow AgroSciences, a plant sciences company, focusing on the development of edible vaccines. Ms. Jorgesen received a B.S. in Microbiology and a M.A. in Biochemistry and Molecular Biology from the University of California, Santa Barbara and a M.B.A. from the University of Illinois at Urbana-Champaign.

Serge Lichtsteiner, Ph.D. has served as our Vice President, Research since September 2009. From November 2002 to August 2008, Dr. Lichtsteiner served successively as the Director of Molecular Biology, Director of Molecular and Cell Biology, and Director of Lead Discovery and Molecular Biology for Cytokinetics, Inc., a biotechnology company, where he was responsible for multiple functional teams in charge of generating the company's product pipeline and supporting all early stages of drug discovery efforts. Prior to that experience, from November 1991 to November 2002, Dr. Lichtsteiner served as Associate Director and Head of Molecular Biology at Pfizer Global Research and Development, an affiliate of Pfizer Inc., where he was responsible for a team focused on providing engineered, recombinant proteins to enable target validation and lead optimization. Dr. Lichtsteiner holds numerous pending and issued patents in oncology, drug discovery technology, and protein chemistry. Dr. Lichtsteiner received a B.S. in Biology, a M.S. in Molecular Biology, and a Ph.D. in Molecular Biology, all from the University of Geneva in Switzerland.

Susan R. Lundeen has served as our Vice President, Human Resources since October 2006. From September 2005 to June 2007, Ms. Lundeen was Vice President of Human Resources and Administration at Activus Healthcare Solutions, Inc., a healthcare company, where she was responsible for designing people systems and decision-making processes. Prior to that experience, from February 1993 to September 2005, Ms. Lundeen held various positions at Amgen and ultimately served as Senior Director of Human Resources responsible for Strategic Sourcing and Staffing. Ms. Lundeen received a B.A. in Psychology and Business Administration from California Lutheran University and currently sits on the Board of Regents for California Lutheran University.

Elisabeth A. Sandoval has served as our Chief Commercial Officer since March 2012. From December 2010 to March 2012, Ms. Sandoval served as Vice President of Global Marketing and Strategy at Bausch + Lomb Surgical, a medical device company, where she was responsible for creating and leading the global marketing team. Prior to that experience, she spent more than 20 years at Allergan from March 1988 to November 2010 where she held roles of increasing responsibility that spanned from research and development to sales and marketing. Her tenure at Allergan included the role of Vice President of Global Strategic Marketing for Allergan, where she was involved in the launch of JUVEDERM®, and headed the global marketing team for BOTOX® Cosmetic, LATISSE®, Natrelle® breast implants and LAP-BAND®. Ms. Sandoval received a B.S. in Biology from the University of California, Irvine and a M.B.A. from Pepperdine University.

Non-Employee Directors

Nathaniel David, Ph.D., is our co-founder and has served as a member of our board of directors since our inception in 2005 and as our Chief Science Officer from our inception until August 2009. In November 2002, Dr. David co-founded Syrrx, Inc., a biotechnology company, which was acquired by Takeda Pharmaceutical Company Limited and Achaogen. Dr. David has extensive experience creating and growing innovative biotechnology companies. Dr. David was named one of the top 100 innovators in the world under 35 (2002) by the MIT Technology Review. Dr. David holds numerous pending and issued patents in fields such as nanovolume crystallography, antibiotic resistance, energy production and aesthetic medicine. Dr. David sits on the board of trustees of the University of California Foundation and on the board of directors of Sapphire Energy, Inc. Dr. David received an AB in Biology from Harvard College and a Ph.D. in Molecular and Cellular Biology from the University of California, Berkeley. Dr. David brings to the board an extensive scientific and operational background gained as a research scientist, founder and executive focused on life science and pharmaceutical companies.

Dennis Fenton, Ph.D., has served as a member of our board of directors since June 2006. Now retired, Dr. Fenton most recently served as Executive Vice President of Operations at Amgen from 2000 to 2008, where he was responsible for worldwide operations, manufacturing, process development and quality. Starting in 1982, Dr. Fenton held numerous executive leadership roles in operations and sales and marketing at Amgen. Dr. Fenton also serves on the board of directors of Dendreon Corporation and XenoPort, Inc. and the board of trustees of the Keck Graduate Institute. Dr. Fenton received a B.S. in Biology from Manhattan College and a Ph.D. in Microbiology from Rutgers University. We believe Dr. Fenton is qualified to serve on our board, audit committee and compensation committee because Dr. Fenton's extensive operating experience provides him a thorough understanding of the transition from start-up company to public company, enabling him to provide management with invaluable resources to assist them in achieving their goals.

Hironori Hozoji has served as a member of our board of directors since May 2008. Mr. Hozoji is a seasoned venture capitalist with 16 years of experience at JAFCO Co., Ltd., a venture capital firm, in Tokyo, Japan. Since July 2002 he has served as an Investment Officer at JAFCO Life Science Investment in San Diego, California. Mr. Hozoji has led more than 50 investments totaling over $200 million in the U.S., Europe and Asia. Mr. Hozoji has led private investments for and/or served on the board of directors of numerous public and private companies including Affymax, Inc., Artisan Pharma, Inc., Agensys, Inc., and Ligocyte Pharmaceuticals, Inc., among others. Mr. Hozoji received a B.A. in Business Administration from Meiji University in Tokyo, Japan. As a venture capitalist focused on life science companies sitting on numerous boards, Mr. Hozoji provides financial and operational expertise regarding our industry.

François Kress has served as a member of our board of directors since October 2010. Mr. Kress serves as President and Chief Executive Officer for The ROW, a luxury fashion brand. Prior to joining The ROW, Mr. Kress served as President and Chief Executive Officer of US Operations for Prada S.A. Mr. Kress was previously Chief Executive Officer and Managing Director of Bulgari Corporation of America. Prior to that experience, Mr. Kress held numerous positions within LVMH (Moet-Hennessy Louis Vuitton), a fashion company, including President of Fendi North America, Chief Executive Officer of the LVMH Fashion Group Oceania (Australia and New Zealand) and President of Louis Vuitton Malletier Thailand. Mr. Kress serves as a Board Member on the Luxury Education Foundation. Mr. Kress received a degree in Engineering from the Ecole Polytechnique in Palaiseau, France and degrees in International Business and Civil Engineering from the Corps des Ponts et Chaussees in Paris, France. Mr. Kress provides the board with an extensive background in operational and strategic planning, as well as general executive and leadership expertise.

Robert T. Nelsen has served as a member of our board of directors since January 2006. Since 1994, Mr. Nelsen has served as a co-founder, assistant secretary and managing director of ARCH Venture Partners, a venture capital firm focused on early-stage technology companies. Mr. Nelsen has played a significant role in the early sourcing, financing and development of more than 30 companies. Mr. Nelsen is a director of Sapphire Energy, Inc., Ikaria, Inc., Fate Therapeutics, Inc., Agios Pharmaceuticals Inc., Ensemble Discovery Corp. and NeurogesX, Inc., among other companies, and previously served as a director of Adolor Corp., Illumina, Inc. and Caliper Life Sciences, Inc. Mr. Nelsen also serves on the board of Fred Hutchinson Cancer Research Institute. Mr. Nelsen received a B.S. in Economics and Biology from the University of Puget Sound and a M.B.A from the University of Chicago. Mr. Nelsen's experience as a venture capitalist building and serving on the boards of many public and private emerging companies, including several life sciences and pharmaceutical companies, gives him valuable insight into our industry as well as seasoned business judgment.

Camille Samuels has served as a member of our board of directors since our inception in August 2005. Ms. Samuels joined Versant Ventures, a venture capital firm, in 2000 where she currently serves as a Managing Director. Prior to joining Versant Ventures, Ms. Samuels led Tularik Inc.'s Technology Acquisition Group and was responsible for business development at Tularik, Inc. (subsequently acquired by Amgen, Inc.). Prior to that role, Ms. Samuels worked in business development and strategic planning at Genzyme Corporation, a biotechnology company, and Millennium Predictive Medicine Inc. and as a management consultant to healthcare and biotech companies at LEK Consulting. Ms. Samuels also serves on the board of directors of Achaogen, Inc., APT Pharmaceuticals, Inc. and Semprae Laboratories, Inc., and previously served on the board of directors of Transcept Pharmaceuticals, Inc. Ms. Samuels received a B.S. in Biology from Duke University and a M.B.A. from Harvard Business School. Ms. Samuels brings to our board and audit committee substantial experience as a venture capitalist both generally and in the life sciences industry, having served on the boards of several private and public companies, as well as relevant strategic and operational experience.

David Schnell, M.D., has served as a member of our board of directors since May 2006. Dr. Schnell co-founded and has been a Managing Director at Prospect Venture Partners since 1997. Prior to that experience, Dr. Schnell served as a Partner at Kleiner Perkins Caufield & Byers (KPCB), a venture capital firm. Prior to KPCB, Dr. Schnell served in various executive management positions in product marketing, strategic operations and business development in the U.S. and Switzerland at Sandoz Pharmaceuticals (presently Novartis International AG), a pharmaceutical company. Dr. Schnell has led private investments for and served on the board of directors of numerous public and private companies. Dr. Schnell currently serves on the Board of Directors of Alvine Pharmaceuticals, Lux Biosciences, NGM Biopharmaceuticals, Nora Therapeutics, Satori Pharmaceuticals and previously served on the Board of Directors of Amira Pharmaceuticals (acquired by Bristol-Myers Squibb), Gloucester Pharmaceuticals (acquired by Celgene Corporation), Rinat Neurosciences (acquired by Pfizer, Inc.), among others. Dr. Schnell received a B.S. in Biological Sciences from Stanford University, a M.A. in Health Services Research from Stanford University School of Medicine, and a M.D. from Harvard Medical School. We believe Dr. Schnell's medical background, venture and executive experience, and myriad directorships make him qualified to serve on our board of directors. In addition, Dr. Schnell brings insight on compensation-related matters to the compensation committee based on his breadth of exposure to emerging and public companies.

Joseph L. Turner has served as a member of our board of directors since January 2008. From 1999 to 2006, Mr. Turner served as the Chief Financial Officer at Myogen, Inc., a pharmaceutical company, where he led several rounds of financing and was pivotal in the negotiation of the sale of the company to Gilead Sciences. Prior to that experience, from 1992 to 1996, Mr. Turner served as Vice President of Finance at Cortech, Inc., a biopharmaceutical company. Mr. Turner has also served in other finance roles including Director of Finance, Eli Lilly and Company, a biopharmaceutical company, (Switzerland); Treasurer, Eli Lilly and Company (Switzerland); and Vice President of Finance, Centaur Pharmaceuticals, a pharmaceutical company. He serves on the boards of QLT Inc., Alexza Pharmaceuticals, Inc., Corcept Therapeutics, Inc. and Allos Therapeutics, Inc. Previously, he has served on the boards of NovaCardia, Inc., Sequel Pharmaceuticals, ApoLogic Inc. and SGX Pharmaceuticals. Mr. Turner received a B.A. in Chemistry from Swarthmore College, an M.A. in Molecular Biology from the University of Colorado at Boulder and a M.B.A. from the University of North Carolina at Chapel Hill. As a result of Mr. Turner's financial and accounting expertise, board service and strategic mergers and acquisition experience, he is familiar with a full range of corporate finance and board functions that are valuable toward his service on our board and audit and compensation committees. As chairperson of the audit committee, Mr. Turner also keeps the board abreast of current audit issues and collaborates with our independent registered public accounting firm and senior management team.

Board Composition

Director Independence

Our board of directors currently consists of nine members. Our board of directors has determined that all of our directors, other than Mr. Leonard, qualify as "independent" directors in accordance with the NASDAQ listing requirements. Mr. Leonard is not considered independent because he is an employee of KYTHERA. The NASDAQ independence definition includes a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees and that neither the director nor any of his family members has engaged in various types of business dealings with us. In addition, as required by NASDAQ rules, our board of directors has made a subjective determination as to each independent director that no relationships exist, which, in the opinion of our board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our board of directors reviewed and discussed information provided by the directors and us with regard to each director's business and personal activities and relationships as they may relate to us and our management. There are no family relationships among any of our directors or executive officers.

Classified Board of Directors

In accordance with our amended and restated certificate of incorporation to be in effect immediately prior to the consummation of this offering, our board of directors will be divided into three classes with staggered, three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Effective upon the consummation of this offering, our directors will be divided among the three classes as follows:

•
the Class I directors will be Dennis Fenton, Ph.D., François Kress and Joseph L. Turner, and their terms will expire at the annual meeting of stockholders to be held in 2013;

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the Class II directors will be Nathaniel David, Ph.D., Hironori Hozoji and Robert T. Nelsen, and their terms will expire at the annual meeting of stockholders to be held in 2014; and

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the Class III directors will be Keith R. Leonard, Jr., Camille Samuels and David Schnell, M.D., and their terms will expire at the annual meeting of stockholders to be held in 2015.

Our amended and restated certificate of incorporation will provide that the authorized number of directors may be changed only by resolution of the board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control of our company.

Voting Arrangements

The election of the members of our board of directors is governed by the amended and restated voting agreement that we entered into with certain holders of our common stock and certain holders of our preferred stock and the related provisions of our amended and restated certificate of incorporation. Pursuant to the voting agreement and these provisions:

•
the holders of a majority of our Series A Preferred Stock, voting separately as a single class, have the right to elect one director to our board of directors, who is designated by Versant Venture Capital II, L.P. and its affiliates for which Ms. Samuels has been designated;

•
the holders of a majority of our Series B Preferred Stock, voting separately as a single class, have the right to elect two directors to our board of directors, one of whom is designated by ARCH Venture Fund VI, L.P., for which Mr. Nelsen has been designated, and one of whom Prospect Venture Partners III, L.P., for which Dr. Schnell has been designated;

•
the holders of a majority of our Series C Preferred Stock, voting separately as a single class, have the right to elect one director to our board of directors, who is designated by JAFCO SuperV3 Investment Limited Partnership and its affiliates, for which Mr. Hozoji has been designated;

•
the holders of a majority of our common stock, voting separately as a single class, have the right to elect one director to our board of directors, who is the then-current chief executive officer, currently Mr. Leonard;

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the holders of a majority of our common stock, voting separately as a single class, and the holders of a majority of our preferred stock, voting separately as a single class, have the right to elect one director to our board of directors, currently Dr. David; and

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the holders of our preferred stock and common stock, voting together as a single class, have the right to elect the remaining three directors, who are currently Dr. Fenton and Messrs. Kress and Turner.

The holders of our common stock and preferred stock who are parties to our voting agreement are obligated to vote for such designees indicated above. The provisions of this voting agreement will terminate upon the consummation of this offering and our certificate of incorporation will be amended and restated, after which there will be no further contractual obligations or charter provisions regarding the election of our directors. Our directors hold office until their successors have been elected and qualified or appointed, or the earlier of their death, resignation or removal.

Leadership Structure of the Board

Our bylaws and corporate governance guidelines provide our board of directors with flexibility to combine or separate the positions of Chairman of the Board and Chief Executive Officer and/or the implementation of a lead director in accordance with its determination that utilizing one or the other structure would be in the best interests of our company. At the current time, we do not have a Chairman of the Board. Our board of directors believes that oversight of our company is the responsibility of our board of directors as a whole, and this responsibility can be properly discharged without a Chairman. Our President and Chief Executive Officer, Mr. Leonard, facilitates communications between members of our board of directors and works with management in the preparation of the agenda for each board meeting. All of our directors are encouraged to make suggestions for board of director's agenda items or pre-meeting materials. Dennis Fenton, Ph.D. currently serves as the lead independent director of the board of directors. In his role as Lead Independent Director, Dr. Fenton presides over the executive sessions of the board of directors in which Mr. Leonard does not participate and serves as a liaison to Mr. Leonard and management on behalf of the independent members of the board of directors.

Our board of directors has concluded that our current leadership structure is appropriate at this time. However, our board of directors will continue to periodically review our leadership structure and may make such changes in the future as it deems appropriate.

Role of Board in Risk Oversight Process

Risk assessment and oversight are an integral part of our governance and management processes. Our board of directors encourages management to promote a culture that incorporates risk management into our corporate strategy and day-to-day business operations. Management discusses strategic and operational risks at regular management meetings, and conducts specific strategic planning and review sessions during the year that include a focused discussion and analysis of the risks facing us. Throughout the year, senior management reviews these risks with the board of directors at regular board meetings as part of management presentations that focus on particular business functions, operations or strategies, and presents the steps taken by management to mitigate or eliminate such risks.

Our board of directors does not have a standing risk management committee, but rather administers this oversight function directly through our board of directors as a whole, as well as through various standing committees of our board of directors that address risks inherent in their respective areas of oversight. In particular, our board of directors is responsible for monitoring and assessing strategic risk exposure, our audit committee is responsible for overseeing our major financial risk exposures and the steps our management has taken to monitor and control these exposures. The audit committee also monitors compliance with legal and regulatory requirements. Our nominating and governance committee monitors the effectiveness of our corporate governance guidelines and considers and approves or disapproves any related-persons transactions. Our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

Board Committees

Audit Committee

Our audit committee oversees our corporate accounting and financial reporting process. Among other matters, the audit committee:

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appoints our independent registered public accounting firm;

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evaluates the independent registered public accounting firm's qualifications, independence and performance;

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determines the engagement of the independent registered public accounting firm;

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reviews and approves the scope of the annual audit and the audit fee;

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discusses with management and the independent registered public accounting firm the results of the annual audit and the review of our quarterly financial statements;

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approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services;

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monitors the rotation of partners of the independent registered public accounting firm on our engagement team as required by law;

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is responsible for reviewing our financial statements and our management's discussion and analysis of financial condition and results of operations to be included in our annual and quarterly reports to be filed with the SEC;

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reviews our critical accounting policies and estimates; and

•
annually reviews the audit committee charter and the committee's performance.

The current members of our audit committee are Joseph L. Turner, Dennis Fenton, Ph.D., and Camille Samuels. Mr. Turner serves as the chairperson of the committee. All members of our audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and NASDAQ. Our board of directors has determined that Mr. Turner is an audit committee financial expert as defined under the applicable rules of the SEC and has the requisite financial sophistication as defined under the applicable rules and regulations of NASDAQ. Under the rules of the SEC, members of the audit committee must also meet heightened independence standards. However, a minority of the members of the audit committee may be exempt from the heightened audit committee independence standards for one year from the date of effectiveness of the registration statement of which this prospectus forms a part. Our board of directors has determined that each of Ms. Samuels, Mr. Turner and Dr. Fenton are independent under the applicable rules of NASDAQ and Mr. Turner and Dr. Fenton are independent under the applicable rules of the SEC. Due to her relationship with Versant Ventures and its affiliated funds, which may be deemed to be an affiliate of us due to the size of its holdings in our securities, Ms. Samuels does not currently meet the heightened independence requirements under Rule 10A-3 of the Exchange Act but may meet such requirements following this offering. If necessary, our board of directors intends to appoint a new director meeting these heightened independence standards to replace Ms. Samuels as a member of our audit committee in reliance on the phase-in exemption pursuant to Rule 10A-3(b)(1)(iv)(A)(2) under the Exchange Act. Upon expiration of this phase-in exemption, one year from the effectiveness of the registration statement of which this prospectus forms a part, each of our audit committee members must meet the heightened independence requirements under Rule 10A-3(b)(1) under the Exchange Act. The audit committee operates under a written charter that satisfies the applicable standards of the SEC and NASDAQ.

Compensation Committee

Our compensation committee reviews and recommends policies relating to compensation and benefits of our officers and employees. The compensation committee reviews and recommends corporate goals and objectives relevant to compensation of our Chief Executive Officer and other executive officers, evaluates the performance of these officers in light of those goals and objectives and recommends to our board of directors the compensation of these officers based on such evaluations. The compensation committee also recommends to our board of directors the issuance of stock options and other awards under our stock plans. The compensation committee will review and evaluate, at least annually, the performance of the compensation committee and its members, including compliance by the compensation committee with its charter. The current members of our compensation committee are Dennis Fenton, Ph.D., David Schnell, M.D. and Joseph L. Turner. Dennis Fenton, Ph.D. serves as the chairperson of the committee. Each of the members of our compensation committee is independent under the applicable rules and regulations of The NASDAQ Global Market, is a "non-employee director" as defined in Rule 16b-3 promulgated under the Exchange Act and is an "outside director" as that term is defined in Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended, or Section 162(m). The compensation committee operates under a written charter.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee is responsible for making recommendations to our board of directors regarding candidates for directorships and the size and composition of our board of directors. In addition, the nominating and corporate governance committee is responsible for overseeing our corporate governance policies and reporting and making recommendations to our board of directors concerning governance matters. The current members of our nominating and corporate governance committee are Nathaniel David, Ph.D., François Kress and David Schnell, M.D. Dr. Schnell serves as the chairman of the committee. Each of the members of our nominating and corporate governance committee is an independent director under the applicable rules and regulations of NASDAQ relating to nominating and corporate governance committee independence. The nominating and corporate governance committee operates under a written charter.

Compensation Committee Interlocks and Insider Participation

During 2011, our compensation committee consisted of Camille Samuels, Dennis Fenton, Ph.D. and David Schnell, M.D. Ms. Samuels served as Chairperson of the compensation committee. None of the members of our compensation committee has at any time been one of our officers or employees. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers on our board of directors or compensation committee.

Board Diversity

Upon consummation of this offering, our nominating and corporate governance committee will be responsible for reviewing with the board of directors, on an annual basis, the appropriate characteristics, skills and experience required for the board of directors as a whole and its individual members. In evaluating the suitability of individual candidates (both new candidates and current members), the nominating and corporate governance committee, in recommending candidates for election, and the board of directors, in approving (and, in the case of vacancies, appointing) such candidates, will take into account many factors, including the following:

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personal and professional integrity;

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ethics and values;

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experience in corporate management, such as serving as an officer or former officer of a publicly held company;

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experience in the industries in which we compete;

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experience as a board member or executive officer of another publicly held company;

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diversity of expertise and experience in substantive matters pertaining to our business relative to other board members;

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conflicts of interest; and

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practical and mature business judgment.

Currently, our board of directors evaluates, and following the consummation of this offering will evaluate, each individual in the context of the board of directors as a whole, with the objective of assembling a group that can best maximize the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. Following the consummation of this offering, the code of business conduct and ethics will be available on our website at www.kytherabiopharma.com. We expect that any amendments to the code, or any waivers of its requirements, will be disclosed on our website. The reference to our web address does not constitute incorporation by reference of the information contained at or available through our website.

Limitation on Liability and Indemnification Matters

Our amended and restated certificate of incorporation, which will become effective immediately prior to the consummation of this offering, contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

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any breach of the director's duty of loyalty to us or our stockholders;

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any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

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unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

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any transaction from which the director derived an improper personal benefit.

Our amended and restated certificate of incorporation and amended and restated bylaws, which will become effective immediately prior to the consummation of this offering provide that we are required to indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law. Our amended and restated bylaws also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under Delaware law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys' fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors' and officers' liability insurance.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and our stockholders. Further, a stockholder's investment may be adversely affected to the extent that we pay the costs of settlement and damage

Director Compensation

The following table presents the total compensation for each person who served as a non-employee member of our board of directors during 2011. Other than as set forth in the table and described more fully below, in 2011 we did not pay any compensation, reimburse any expense of, make any equity awards or non-equity awards to, or pay any other compensation to any of the other non-employee members of our board of directors.

In 2011, the standard fee arrangements for our non-employee directors included an annual cash retainer of $20,000 for service as a director. In addition, the Lead Independent Director and the Chair of the audit committee of our board of directors each received an additional cash retainer of $5,000 for service in those roles. In addition, a non-employee director receives an option to purchase shares of our common stock upon his or her initial election or appointment to our board of directors. Historically, these options have vested in substantially equal monthly installments over the three-year period following the grant date, subject to continued service, and the number of shares of our common stock subject to the options have varied from director to director. Once the initial option grant vests in full, each non-employee director is eligible to receive an option to purchase 15,000 shares of our common stock. In 2011, Dr. Fenton and Mr. Turner were granted stock options exercisable for 15,000 shares of our common stock.

In connection with this offering, we intend to approve and implement a compensation program for our non-employee directors that consists of annual retainer fees and long-term equity awards.

2011 Director Compensation Table

The following table sets forth information for the year ended December 31, 2011 regarding the compensation awarded to, earned by or paid to our non-employee directors:

Name(1)	Fees Earned or Paid in Cash($)	Option Awards(2)(3)($)	All Other Compensation(4)($)	Total($)
Nathaniel David, Ph.D.	—	—	$11,250	$11,250
Dennis Fenton, Ph.D.	$25,000	$28,568	—	53,568
Hironori Hozoji	—	—	—	—
François Kress	20,000	—	—	20,000
Camille Samuels	—	—	—	—
David Schnell, M.D.	—	—	—	—
Joseph L. Turner	25,000	25,068	—	50,068

(1)
Mr. Leonard, who is President and Chief Executive Officer, receives no compensation for his service as a director, and, consequently, is not included in this table. The compensation received by Mr. Leonard as an employee during 2011 is presented in the 2011 Summary Compensation Table in "Executive Compensation." In addition, the non-employee members of our board of directors who serve as directors on behalf of some of our principal security holders received no compensation for their service as directors in 2011.

(2)
The amounts reported in the Option Awards column represent the grant date fair value of the stock options granted to the non-employee members of our board of directors during 2011 as computed in accordance with ASC 718. The assumptions used in calculating the grant date fair value of the stock options reported in the Option Awards column are set forth in Note 6 to the audited consolidated financial statements included in this prospectus. The amounts reported in this column exclude the impact of estimated forfeitures related to service-based vesting conditions. Note that the amounts reported in this column reflect the accounting cost for these stock options, and do not correspond to the actual economic value that may be received by the non-employee members of our board of directors from the options.

(3)
As of December 31, 2011, Messrs. Kress and Turner and Drs. David and Fenton held options covering 50,000, 65,000, 30,000 and 95,000 shares of our common stock, respectively.

(4)
In the case of Dr. David, the amount reported represents compensation paid to Dr. David in his former capacity as a consultant to us.

In March 2012, our board of directors approved a compensation policy for our non-employee directors to be effective in connection with the consummation of this offering, or the Post-IPO Director Compensation Program. Pursuant to the Post-IPO Director Compensation Program, our non-employee directors will receive cash compensation as follows:

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Each non-employee director will receive an annual cash retainer in the amount of $30,000 per year.

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The Lead Independent Director will receive an additional annual cash retainer in the amount of $15,000 per year.

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The chairperson of the audit committee will receive additional annual cash compensation in the amount of $15,000 per year for such chairperson's service on the audit committee. Each non-chairperson member of the audit committee will receive additional annual cash compensation in the amount of $7,000 per year for such member's service on the audit committee.

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The chairperson of the compensation committee will receive additional annual cash compensation in the amount of $10,000 per year for such chairperson's service on the compensation committee. Each non-chairperson member of the compensation committee will receive additional annual cash compensation in the amount of $5,000 per year for such member's service on the compensation committee.

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The chairperson of the nominating and corporate governance committee will receive additional annual cash compensation in the amount of $7,000 per year for such chairperson's service on the nominating and corporate governance committee. Each non-chairperson member of the nominating and corporate governance committee will receive additional annual cash compensation in the amount of $3,000 per year for such member's service on the nominating and corporate governance committee.

Under the Post-IPO Director Compensation Program, each non-employee director serving on our board of directors upon the consummation of this offering will receive a stock option grant covering 15,000 shares of our common stock. In addition, non-employee directors will receive a stock option grant covering 35,000 shares of our common stock upon a director's initial appointment or election to our board of directors and an annual stock option grant covering 17,500 shares of our common stock on the date of each annual stockholder's meeting thereafter, beginning in 2013. We expect each stock option granted under the Post-IPO Director Compensation Program will vest in substantially equal annual installments on each of the first three anniversaries of the applicable grant date, subject to continued service on our board of directors.

Executive Compensation

2011 Summary Compensation Table

The following table shows information regarding the compensation of our named executive officers for services performed in the year ended December 31, 2011.

Name and Principal Position	Year	Salary($)	Bonus($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total($)
Keith R. Leonard, Jr.	2011	$378,958	$—	$168,454	$7,350	$554,762
President and Chief Executive Officer
John W. Smither	2011	257,129	7,500	69,891	7,350	341,870
Chief Financial Officer
Patricia S. Walker, M.D., Ph.D.	2011	339,628	—	106,517	13,350	459,495
Chief Medical Officer

(1)
The amount reported in the Bonus column represents discretionary special cash incentive awards granted to the named executive officer during 2011 for outstanding performance not recognized as part of the 2011 Cash Incentive Plan.

(2)
The amounts reported in the Non-Equity Incentive Plan Compensation column represent the annual cash incentive awards earned by the named executive officer under the 2011 Cash Incentive Plan. These amounts were paid to the named executive officers in February 2012.

(3)
The amounts reported in the All Other Compensation column represent a company contribution of $7,350 credited to each named executive officer's account under our Section 401(k) Plan. In the case of Dr. Walker, this also includes a gasoline allowance of $6,000.

Narrative Disclosure to Summary Compensation Table

Employment Agreements

We have entered into agreements with each of the named executive officers in connection with his or her employment with us. With the exception of his own arrangement, each of these employment agreements was negotiated on our behalf by our Chief Executive Officer, with the oversight and approval of our board of directors.

These agreements provided for "at will" employment and set forth the terms and conditions of employment of each named executive officer, including base salary, target annual bonus opportunity, and standard employee benefit plan participation. These employment agreements were each subject to execution of our standard confidential information and invention assignment agreement.

As amended and restated effective as of April 2, 2012, the employment agreements provide for a base salary of $394,408, $268,946 and $349,195 for Messrs. Leonard and Smither and Dr. Walker, respectively, and a target bonus of 43%, 25% and 30%, respectively. During 2011, the salaries of Messrs. Leonard and Smither and Dr. Walker were $379,238, $257,364 and $339,850, respectively. Each named executive officer had the same target bonus opportunity during 2011 as those listed above.

Under each named executive officer's amended and restated employment agreement, the executive is entitled to 50% vesting acceleration for any as yet unvested equity awards, other than restricted stock, granted prior to April 2, 2012 upon a change in control of the company. The remaining equity awards granted prior to April 2, 2012 will vest in accordance with their pre-existing vesting schedules except that such vesting will fully accelerate on the first anniversary of a change in control of the company or, if earlier, termination of the named executive officer's employment by the company other than cause or by the named executive officer for good reason.

Each named executive officer is also eligible to receive a set number of months of base salary and reimbursement of COBRA continuation coverage upon a termination of employment without cause by the company more than one month prior to a change in control or more than 18 months after a change in control of the company. The number of months Mr. Leonard is entitled to is 12 and the number of months each of Mr. Smither and Dr. Walker is entitled to is six.

In the event one of our named executive officers is terminated by the company without cause or resigns for good reason during the period beginning one month prior to a change in control and ending 18 months after a change in control, the named executive officer is entitled to a set number of months of base salary and reimbursement of COBRA continuation coverage for a set number of months as well as the full acceleration of vesting of all equity awards, including restricted stock. The number of months Mr. Leonard is entitled to is 18 and the number of months each of Mr. Smither and Dr. Walker is entitled to is 12.

In order to be eligible for any severance benefits, the applicable named executive officer must execute and not revoke a release of all claims against the company within 60 days following his or her termination of employment.

2011 Cash Incentive Plan

We maintain an annual cash incentive compensation plan, or the 2011 Cash Incentive Plan, for purposes of providing cash incentive compensation opportunities to our executive officers. Under the 2011 Cash Incentive Plan, our board of directors has established the following target bonus opportunities for each of our named executive officers:

Named Executive Officer	Target Award Opportunity (as a percentage of base salary)(%)
Keith R. Leonard, Jr.	43%
John W. Smither	25
Patricia S. Walker, M.D., Ph.D.	30

Under the 2011 Cash Incentive Plan, each named executive officer was eligible to receive a maximum award equal to 147.5% of his or her target award opportunity. In the case of our Chief Executive Officer, his entire target annual cash incentive compensation opportunity is based on our actual performance as assessed against corporate performance measures. In the case of the other named executive officers, their target annual cash incentive compensation opportunities are weighted 75% on our actual performance as assessed against corporate performance measures and 25% on their actual performance as assessed against individual performance measures.

The corporate measures for the 2011 Cash Incentive Plan, which involved product development goals, research goals, commercial goals, and finance, business development, and organizational development goals, were as follows:

Performance Measure Category	Aggregate Weighting within the Corporate Performance Measures (%)	Description	Individual Weighting (%)
Product Development	75%	North American Program: -Successful outcome of End of Phase II meeting -Initiate U.S. Phase III -Progress ATX-101 IP per plan -Complete NDA work plan	75%

		Phase III European Program: -Successful relationship with European partners -Complete substance validation runs	25
Research	5	- Achieve proof of concept within one program -ATX-101 Research Mechanics of Action
Commercial	10	- Develop national KOLs -Conduct patient market research and related activities to culminate in trade name application
Finance, Business Development, and Organizational Development	10	- Achieve financial plan year-end cash balance of $10.0 million -Conclude in-license deal -Make key hires

The material individual performance goals for each of Mr. Smither and Dr. Walker are as follows:

•
Mr. Smither.  Mr. Smither had 10 performance objectives for 2011, of which achieving product development goals, a year-end cash balance of not less than $10.0 million and individual leadership development goals each had a material impact on the total cash incentive award payable to Mr. Smither.

•
Dr. Walker.  Dr. Walker had 14 performance objectives for 2011, of which achieving product development goals and individual leadership development goals each had a material impact on the total cash incentive award payable to Dr. Walker.

Our board of directors, based on recommendations from our Chief Executive Officer, determined the following achievement of individual performance objectives for Mr. Smither and Dr. Walker in 2011:

Named Executive Officer	Individual Achievement(%)
John W. Smither	125%
Patricia S. Walker, M.D., Ph.D.	108

Based on these determinations, our board of directors approved annual cash incentive compensation for the named executive officers as follows:

Named Executive Officer	Target Cash Incentive Award Opportunity($)	Actual Cash Incentive Award($)
Keith R. Leonard, Jr.	$163,072	$168,454
John W. Smither	63,341	69,891
Patricia S. Walker, M.D., Ph.D.	101,955	106,517

Equity Compensation

Outstanding Equity Awards at December 31, 2011

The following table sets forth specified information concerning unexercised stock options for each of the named executive officers outstanding as of December 31, 2011.

			Option Awards
			Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unearned Options (#)
	Vesting Commencement Date					Option Exercise Price ($)	Option Expiration Date
Name			Exercisable	Unexercisable
Keith R. Leonard, Jr.	01/1/2009	(1)	101,135	37,565	—	$2.01	01/21/2014
	01/1/2010	(2)	17,569	58,194	—	2.29	01/15/2015
	01/1/2010	(3)	54,306	19,931	—	2.08	01/15/2020
	10/1/2010	(1)	62,708	152,292	—	2.23	10/14/2020
John W. Smither	11/12/2007	(4)	210,000	—	—	$0.51	12/11/2017
	01/1/2009	(1)	32,813	12,187	—	1.83	01/21/2019
	10/1/2010	(1)	16,407	39,843	—	2.23	10/14/2020
Patricia S. Walker, M.D., Ph.D.	05/1/2007	(4)	340,000	—	—	$0.29	06/14/2017
	01/1/2009	(1)	40,104	14,896	—	1.83	01/21/2019
	10/1/2010	(1)	8,203	19,922	—	2.23	10/14/2020
	—	(5)	—	—	28,125	2.23	10/14/2020

(1)
The option vests over a four-year period as to 25% of the shares underlying the option award on the first anniversary of the vesting commencement date and as to 1/48th of the shares underlying the option award on each monthly anniversary thereafter, subject to such named executive officers' continued employment with us.

(2)
This option vested as to 17,569 shares of our common stock underlying the option on January 1, 2011 and will continue to vest as to 1,464 shares underlying the option on the first date of each month in 2012 and as to 3,125 shares underlying the option on the first date of each month from January 1, 2013 through January 1, 2014, subject to continued employment with us.

(3)
This option vested as to 19,931 shares of our common stock underlying the option on January 1, 2011 and as to 3,125 shares underlying the option on the first date of each month from February 1, 2011 through December 1, 2011 and will continue to vest as to 1,661 shares underlying the option on the first date of each month in 2012, subject to continued employment with us.

(4)
The option award is fully vested as of December 31, 2011.

(5)
The option vests in three substantially equal increments upon the satisfactory completion of each of the following milestones: (a) one-third upon the first patient enrollment in the U.S. Phase III clinical trial for ATX-101, (b) one-third upon the datalock for the U.S. Phase III clinical trial for ATX-101, and (c) one-third upon the acceptance of our NDA by the FDA for ATX-101, subject to continued employment with us.

Additional Narrative Disclosure

For a description of the material terms of the change in control and severance provisions of the employment agreements with our named executive officers, please see above under "Narrative Disclosure to Summary Compensation Table."

Equity Compensation Plans and Other Benefit Plans

2012 Equity Incentive Award Plan

We have adopted the 2012 Equity Incentive Award Plan, or 2012 Plan, which will be effective on the closing of this offering. The principal purpose of the 2012 Plan is to attract, retain and motivate selected employees, consultants and directors through the granting of stock-based compensation awards and cash-based performance bonus awards. The material terms of the 2012 Plan are summarized below.

Share Reserve.    Under the 2012 Plan, 1,000,000 shares of our common stock will be initially reserved for issuance pursuant to a variety of stock-based compensation awards, including stock options, stock appreciation rights, or SARs, restricted stock awards, restricted stock unit awards, deferred stock awards, dividend equivalent awards, stock payment awards, performance awards and other stock-based awards, plus the number of shares remaining available for future awards under the 2004 Stock Plan, as amended, as of the consummation of this offering. The number of shares initially reserved for issuance or transfer pursuant to awards under the 2012 Plan will be increased by (i) the number of shares represented by awards outstanding under our 2004 Stock Plan, as amended, that are forfeited or lapse unexercised and which following the effective date are not issued under our 2004 Stock Plan and (ii) an annual increase on the first day of each fiscal year beginning in 2013 and ending in 2022, equal to the least of (A) 4,000,000 shares, (B) four percent (4.0%) of the shares of stock outstanding (on an as converted basis) on the last day of the immediately preceding fiscal year and (C) such smaller number of shares of stock as determined by our board of directors; provided, however, that no more than 41,000,000 shares of stock may be issued upon the exercise of incentive stock options.

The following counting provisions will be in effect for the share reserve under the 2012 Plan:

•
to the extent that an award terminates, expires or lapses for any reason or an award is settled in cash without the delivery of shares, any shares subject to the award at such time will be available for future grants under the 2012 Plan;

•
to the extent shares are tendered or withheld to satisfy the grant, exercise price or tax withholding obligation with respect to any award under the 2012 Plan, such tendered or withheld shares will be available for future grants under the 2012 Plan;

•
to the extent that shares of our common stock are repurchased by us prior to vesting so that shares are returned to us, such shares will be available for future grants under the 2012 Plan;

•
the payment of dividend equivalents in cash in conjunction with any outstanding awards will not be counted against the shares available for issuance under the 2012 Plan; and

•
to the extent permitted by applicable law or any exchange rule, shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by us or any of our subsidiaries will not be counted against the shares available for issuance under the 2012 Plan.

Administration.    The compensation committee of our board of directors is expected to administer the 2012 Plan unless our board of directors assumes authority for administration. The compensation committee must consist of at least three members of our board of directors, each of whom is intended to qualify as an "outside director," within the meaning of Section 162(m) of the Code, a "non-employee director" for purposes of Rule 16b-3 under the Exchange Act and an "independent director" within the meaning of the rules of the applicable stock exchange, or other principal securities market on which shares of our common stock are traded. The 2012 Plan provides that the board or compensation committee may delegate its authority to grant awards to employees other than executive officers and certain senior executives of the company to a committee consisting of one or more members of our board of directors or one or more of our officers, other than awards made to our non-employee directors, which must be approved by our full board of directors.

Subject to the terms and conditions of the 2012 Plan, the administrator has the authority to select the persons to whom awards are to be made, to determine the number of shares to be subject to awards and the terms and conditions of awards, and to make all other determinations and to take all other actions necessary or advisable for the administration of the 2012 Plan. The administrator is also authorized to adopt, amend or rescind rules relating to administration of the 2012 Plan. Our board of directors may at any time remove the compensation committee as the administrator and revest in itself the authority to administer the 2012 Plan. The full board of directors will administer the 2012 Plan with respect to awards to non-employee directors.

Eligibility.    Options, SARs, restricted stock and all other stock-based and cash-based awards under the 2012 Plan may be granted to individuals who are then our officers, employees or consultants or are the officers, employees or consultants of certain of our subsidiaries. Such awards also may be granted to our directors. Only employees of our company or certain of our subsidiaries may be granted incentive stock options, or ISOs.

Awards.    The 2012 Plan provides that the administrator may grant or issue stock options, SARs, restricted stock, restricted stock units, deferred stock, dividend equivalents, performance awards, stock payments and other stock-based and cash-based awards, or any combination thereof. Each award will be set forth in a separate agreement with the person receiving the award and will indicate the type, terms and conditions of the award.

•
Nonstatutory Stock Options, or NSOs, will provide for the right to purchase shares of our common stock at a specified price which may not be less than fair market value on the date of grant, and usually will become exercisable (at the discretion of the administrator) in one or more installments after the grant date, subject to the participant's continued employment or service with us and/or subject to the satisfaction of corporate performance targets and individual performance targets established by the administrator. NSOs may be granted for any term specified by the administrator that does not exceed ten years.

•
Incentive Stock Options will be designed in a manner intended to comply with the provisions of Section 422 of the Code and will be subject to specified restrictions contained in the Code. Among such restrictions, ISOs must have an exercise price of not less than the fair market value of a share of common stock on the date of grant, may only be granted to employees, and must not be exercisable after a period of ten years measured from the date of grant. In the case of an ISO granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all classes of our capital stock, the 2012 Plan provides that the exercise price must be at least 110% of the fair market value of a share of common stock on the date of grant and the ISO must not be exercisable after a period of five years measured from the date of grant.

•
Restricted Stock may be granted to any eligible individual and made subject to such restrictions as may be determined by the administrator. Restricted stock, typically, may be forfeited for no consideration or repurchased by us at the original purchase price if the conditions or restrictions on vesting are not met. In general, restricted stock may not be sold or otherwise transferred until restrictions are removed or expire. Purchasers of restricted stock, unlike recipients of options, will have voting rights and will have the right to receive dividends, if any, prior to the time when the restrictions lapse, however, extraordinary dividends will generally be placed in escrow, and will not be released until restrictions are removed or expire.

•
Restricted Stock Units may be awarded to any eligible individual, typically without payment of consideration, but subject to vesting conditions based on continued employment or service or on performance criteria established by the administrator. Like restricted stock, restricted stock units may not be sold, or otherwise transferred or hypothecated, until vesting conditions are removed or expire. Unlike restricted stock, stock underlying restricted stock units will not be issued until the restricted stock units have vested, and recipients of restricted stock units generally will have no voting or dividend rights prior to the time when vesting conditions are satisfied.

•
Deferred Stock Awards represent the right to receive shares of our common stock on a future date. Deferred stock may not be sold or otherwise hypothecated or transferred until issued. Deferred stock will not be issued until the deferred stock award has vested, and recipients of deferred stock generally will have no voting or dividend rights prior to the time when the vesting conditions are satisfied and the shares are issued. Deferred stock awards generally will be forfeited, and the underlying shares of deferred stock will not be issued, if the applicable vesting conditions and other restrictions are not met.

•
Stock Appreciation Rights, or SARs, may be granted in connection with stock options or other awards, or separately. SARs granted in connection with stock options or other awards typically will provide for payments to the holder based upon increases in the price of our common stock over a set exercise price. The exercise price of any SAR granted under the 2012 Plan must be at least 100% of the fair market value of a share of our common stock on the date of grant. Except as required by Section 162(m) of the Code with respect to a SAR intended to qualify as performance-based compensation as described in Section 162(m) of the Code, there are no restrictions specified in the 2012 Plan on the exercise of SARs or the amount of gain realizable therefrom, although restrictions may be imposed by the administrator in the SAR agreements. SARs under the 2012 Plan will be settled in cash or shares of our common stock, or in a combination of both, at the election of the administrator.

•
Dividend Equivalents represent the value of the dividends, if any, per share paid by us, calculated with reference to the number of shares covered by the award. Dividend equivalents may be settled in cash or shares and at such times as determined by the compensation committee or board of directors, as applicable.

•
Performance Awards may be granted by the administrator on an individual or group basis. Generally, these awards will be based upon specific performance targets and may be paid in cash or in common stock or in a combination of both. Performance awards may include "phantom" stock awards that provide for payments based upon the value of our common stock. Performance awards may also include bonuses that may be granted by the administrator on an individual or group basis and which may be payable in cash or in common stock or in a combination of both.

•
Stock Payments may be authorized by the administrator in the form of common stock or an option or other right to purchase common stock as part of a deferred compensation or other arrangement in lieu of all or any part of compensation, including bonuses, that would otherwise be payable in cash to the employee, consultant or non-employee director.

Change in Control.    In the event of a change in control where the acquiror does not assume or replace awards granted, prior to the consummation of such transaction, awards issued under the 2012 Plan will be subject to accelerated vesting such that 100% of such awards will become vested and exercisable or payable, as applicable. In addition, the administrator will also have complete discretion to structure one or more awards under the 2012 Plan to provide that such awards will become vested and exercisable or payable on an accelerated basis in the event such awards are assumed or replaced with equivalent awards but the individual's service with us or the acquiring entity is subsequently terminated within a designated period following the change in control event. The administrator may also make appropriate adjustments to awards under the 2012 Plan and is authorized to provide for the acceleration, cash-out, termination, assumption, substitution or conversion of such awards in the event of a change in control or certain other unusual or nonrecurring events or transactions. Under the 2012 Plan, a change in control is generally defined as:

•
the transfer or exchange in a single transaction or series of related transactions by our stockholders of more than 50% of our voting stock to a person or group;

•
a change in the composition of our board of directors over a two-year period such that 50% or more of the members of the board of directors were elected through one or more contested elections;

•
a merger, consolidation, reorganization or business combination in which we are involved, directly or indirectly, other than a merger, consolidation, reorganization or business combination which results in our outstanding voting securities immediately before the transaction continuing to represent a majority of the voting power of the acquiring company's outstanding voting securities and after which no person or group beneficially owns 50% or more of the outstanding voting securities of the surviving entity immediately after the transaction;

•
the sale, exchange, or transfer of all or substantially all of our assets; or

•
stockholder approval of our liquidation or dissolution.

Adjustments of Awards.    In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation, spin-off, recapitalization, distribution of our assets to stockholders (other than normal cash dividends) or any other corporate event affecting the number of outstanding shares of our common stock or the share price of our common stock that would require adjustments to the 2012 Plan or any awards under the 2012 Plan in order to prevent the dilution or enlargement of the potential benefits intended to be made available thereunder, the administrator will make appropriate, proportionate adjustments to:

•
the aggregate number and type of shares subject to the 2012 Plan;

•
the number and kind of shares subject to outstanding awards and terms and conditions of outstanding awards (including, without limitation, any applicable performance targets or criteria with respect to such awards); and

•
the grant or exercise price per share of any outstanding awards under the 2012 Plan.

Amendment and Termination.    Our board of directors or the compensation committee (with board approval) may terminate, amend or modify the 2012 Plan at any time and from time to time. However, we must generally obtain stockholder approval:

•
to increase the number of shares available under the 2012 Plan (other than in connection with certain corporate events, as described above);

•
to grant options with an exercise price that is below 100% of the fair market value of shares of our common stock on the grant date;

•
to extend the exercise period for an option beyond ten years from the date of grant; or

•
to the extent required by applicable law, rule or regulation (including any applicable stock exchange rule).

Notwithstanding the foregoing, an option may be amended to reduce the per share exercise price below the per share exercise price of such option on the grant date and options may be granted in exchange for, or in connection with, the cancellation or surrender of options having a higher per share exercise price without receiving additional stockholder approval.

Termination.    The board of directors may terminate the 2012 Plan at any time. No incentive stock options may be granted pursuant to the 2012 Plan after the tenth anniversary of the effective date of the 2012 Plan, and no additional annual share increases to the 2012 Plan's aggregate share limit will occur from and after such anniversary. Any award that is outstanding on the termination date of the 2012 Plan will remain in force according to the terms of the 2012 Plan and the applicable award agreement.

Securities Laws and U.S. Federal Income Taxes.    The 2012 Plan is designed to comply with various securities and U.S. federal tax laws as follows:

•
Securities Laws.  The 2012 Plan is intended to conform to all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated by the SEC thereunder, including without limitation, Rule 16b-3. The 2012 Plan will be administered, and options will be granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations.

•
Section 409A of the Code.  Certain awards under the 2012 Plan may be considered "nonqualified deferred compensation" for purposes of Section 409A of the Code, which imposes certain additional requirements regarding the payment of deferred compensation. Generally, if at any time during a taxable year a nonqualified deferred compensation plan fails to meet the requirements of Section 409A of the Code, or is not operated in accordance with those requirements, all amounts deferred under the 2012 Plan and all other equity incentive plans for the taxable year and all preceding taxable years by any participant with respect to whom the failure relates are includible in gross income for the taxable year to the extent not subject to a substantial risk of forfeiture and not previously included in gross income. If a deferred amount is required to be included in income under Section 409A of the Code, the amount also is subject to interest and an additional income tax. The interest imposed is equal to the interest at the underpayment rate plus one percentage point, imposed on the underpayments that would have occurred had the compensation been includible in income for the taxable year when first deferred, or if later, when not subject to a substantial risk of forfeiture. The additional U.S. federal income tax is equal to 20% of the compensation required to be included in gross income. In addition, certain states, including California, have laws similar to Section 409A of the Code, which impose additional state penalty taxes on such compensation.

•
Section 162(m) of the Code.  In general, under Section 162(m) of the Code, income tax deductions of publicly held corporations may be limited to the extent total compensation (including, but not limited to, base salary, annual bonus, and income attributable to stock option exercises and other non-qualified benefits) for certain executive officers exceeds $1,000,000 (less the amount of any "excess parachute payments" as defined in Section 280G of the Code) in any taxable year of the corporation. However, under Section 162(m) of the Code, the deduction limit does not apply to certain "performance-based compensation" established by an independent compensation committee that is adequately disclosed to and approved by stockholders. In particular, stock options and SARs will satisfy the "performance-based compensation" exception if the awards are made by a qualifying compensation committee, the 2012 Plan sets the maximum number of shares that can be granted to any person within a specified period and the compensation is based solely on an increase in the stock price after the grant date. Specifically, the option exercise price must be equal to or greater than the fair market value of the stock subject to the award on the grant date. Under a Code Section 162(m) transition rule for compensation plans of corporations which are privately held and which become publicly held in an initial public offering, the 2012 Plan will not be subject to Section 162(m) of the Code until a specified transition date, which is the earlier of:

•
the material modification of the 2012 Plan;

•
the issuance of all of the shares of our common stock reserved for issuance under the 2012 Plan; or

•
the first meeting of our stockholders at which members of our board of directors are to be elected that occurs after the close of the third calendar year following the calendar year in which this offering occurs.

After the transition date, rights or awards granted under the 2012 Plan, other than options and SARs, will not qualify as "performance-based compensation" for purposes of Section 162(m) of the Code unless such rights or awards are granted or vest upon pre-established objective performance goals, the material terms of which are disclosed to and approved by our stockholders. Thus, after the transition date, we expect that such other rights or awards under the plan will not constitute performance-based compensation for purposes of Section 162(m) of the Code.

We intend to file with the SEC a registration statement on Form S-8 covering the shares of our common stock issuable under the 2012 Plan.

2004 Stock Plan

Our board of directors adopted, and our stockholders approved, the 2004 Stock Plan in June 2004. The 2004 Stock Plan provided for the grant of ISOs, NQSOs and stock purchase rights. As of December 31, 2011, options to purchase 3,795,550 shares of our common stock at a weighted average exercise price per share of $1.43 remained outstanding under the 2004 Stock Plan. No stock purchase rights have been granted under the 2004 Stock Plan. As of December 31, 2011, 1,668,817 shares of our common stock are available for future issuance pursuant to awards granted under the 2004 Stock Plan. Following this offering and in connection with the effectiveness of our 2012 Plan, the 2004 Stock Plan will terminate and no further awards will be granted under the 2004 Stock Plan. However, all outstanding awards will continue to be governed by their existing terms.

Administration.    Our board of directors, or a committee thereof appointed by our board of directors, has the authority to administer the 2004 Stock Plan and the awards granted under it.

Stock Options.    The 2004 Stock Plan provides for the grant of ISOs under the federal tax laws or NQSOs. ISOs may be granted only to employees. NQSOs and stock purchase rights may be granted to employees, directors or consultants. The exercise price of ISOs granted to employees who at the time of grant own stock representing more than 10% of the voting power of all classes of our common stock may not be less than 110% of the fair market value per share of our common stock on the date of grant, and the exercise price of ISOs granted to any other employees may not be less than 100% of the fair market value per share of our common stock on the date of grant. The exercise price of NQSOs to employees, directors or consultants who at the time of grant own stock representing more than 10% of the voting power of all classes of our common stock may not be less than 110% of the fair market value per share of our common stock on the date of grant, and the exercise price of nonstatutory stock options to all other employees, directors or consultants may not be less than 100% of the fair market value per share of our common stock on the date of grant. Shares subject to options under the 2004 Stock Plan generally vest in a series of installments over an optionee's period of service, with a minimum vesting rate of at least 20% per year over five years from the date of grant, except with respect to options granted to officers, directors and consultants.

In general, the maximum term of options granted is ten years. The maximum term of options granted to an optionee who owns stock representing more than 10% of the voting power of all classes of our common stock is five years. If an optionee's service relationship with us terminates other than by disability or death, the optionee may exercise the vested portion of any option in such period of time as specified in the optionee's option agreement, but in no event will such period be less than 30 days following the termination of service. If an optionee's service relationship with us terminates by disability or death, the optionee, or the optionee's designated beneficiary, as applicable, may exercise the vested portion of any option in such period of time as specified in the optionee's option agreement, but in no event will such period be less than 12 months following the termination of service. Shares of common stock representing any unvested portion underlying the option on the date of termination will immediately cease to be issuable and will become available for future issuance under the 2004 Stock Plan. If, after termination, the optionee does not exercise the option within the time period specified, the option will terminate and the shares of common stock covered by such option will become available for future issuance under the 2004 Stock Plan.

Restricted Stock Awards.    The 2004 Stock Plan provides that we may issue restricted stock awards, in addition to or in tandem with options granted under the 2004 Stock Plan and/or cash awards made outside of the 2004 Stock Plan. Each restricted stock award will be governed by a restricted stock purchase agreement. We will have the right to repurchase the restricted shares of our common stock upon the termination of the purchaser's status as an employee, director or consultant for any reason. The repurchase price for shares by the purchaser will be the original price paid by the purchaser Restricted stock, typically, may be forfeited for no consideration or repurchased by us at the original purchase price if the conditions or restrictions on vesting are not met. In general, restricted stock may not be sold or otherwise transferred until restrictions are removed or expire. Purchasers of restricted stock, unlike recipients of options, will have voting rights and will have the right to receive dividends, if any, prior to the time when the restrictions lapse, however, extraordinary dividends will generally be placed in escrow, and will not be released until restrictions are removed or expire.

Dissolution or Liquidation.    In the event of a proposed dissolution or liquidation, to the extent options have not been previously exercised or restricted stock has not vested, all such options will terminate immediately prior to the consummation of the proposed transaction and all such restricted stock shall be forfeited.

Merger or Change in Control.    If we undergo a merger or change in control, each award under the 2004 Stock Plan shall be treated as the administrator determines, including that awards shall be assumed or substitute by the successor corporation or a parent or subsidiary of the successor corporation. The administrator is not required to treat all awards similarly in the transaction. If any surviving corporation does not assume awards under the 2004 Stock Plan, or substitute an equivalent option of the successor corporation or a parent or subsidiary of the successor corporation, then the vesting of options or restricted stock held by participants in the 2004 Stock Plan will be accelerated and the options or restricted stock will become fully vested and the options shall be exercisable during the 15-day period specified below. The holder of such options not assumed or substituted will be notified by the 2004 Stock Plan administrator that the option is fully exercisable for a period of 15 days from the date of such notice and will be terminated if not exercised within such 15 day period.

Corporate Transaction.    In the event of certain corporate transactions, the administrator of the 2004 Stock Plan will adjust the number of shares of common stock that may be delivered under the 2004 Stock Plan and/or the number, class and price of shares of common stock covered by each outstanding option or restricted stock award.

401(k) Plan

Effective January 1, 2006, we adopted our 401(k) plan for employees. The 401(k) plan is intended to qualify under Section 401(k) of the Internal Revenue Service Code of 1986, as amended, so that contributions to the 401(k) plan by employees or by us, and the investment earnings thereon, are not taxable to the employees until withdrawn from the 401(k) plan, and so that contributions by us, if any, will be deductible by us when made. Under the 401(k) plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit and to have the amount of such reduction contributed to the 401(k) plan.

The 401(k) plan permits us to make contributions up to the limits allowed by law on behalf of all eligible employees.

Rule 10b5-1 Sales Plans

Our directors and executive officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from the director or officer. The director or officer may amend or terminate the plan in limited circumstances. Our directors and executive officers may also buy or sell additional shares of our common stock outside of a Rule 10b5-1 plan when they are not in possession of material, nonpublic information.

Certain Relationships and Related Party Transactions

The following is a description of transactions since January 1, 2009 to which we have been a party, in which the amount involved exceeds $120,000, and in which any of our directors, executive officers or holders of more than 5% of our capital stock, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest.

Sales and Purchases of Securities

Series D Preferred Stock Financing

In August 2011, we issued an aggregate of 7,117,588 shares of our Series D Preferred Stock at a price per share of $5.2581 for aggregate gross consideration of $37.4 million to twenty accredited investors. The table below sets forth the number of shares of Series D Preferred Stock sold to our directors, executive officers or holders of more than 5% of our capital stock, or an affiliate or immediate family member thereof:

Name	Number of Shares of Series D Preferred Stock	Aggregate Purchase Price($)
Fidelity Contrafund: Fidelity Advisor New Insights Fund	3,803,655	$19,999,998
Versant Venture Capital II, L.P.(1)	396,292	2,083,742
ARCH Venture Fund VI, L.P.	350,765	1,844,357
Prospect Venture Partners III, L.P.	312,064	1,640,863
JAFCO Super V3 Investment Limited Partnership	141,805	745,624

(1)
Includes 7,316 shares purchased by Versant Affiliates Fund II-A, L.P. and 3,446 shares purchased by Versant Side Fund II, L.P.

Issuance of Warrants to Purchase Series C and Series D Preferred Stock

In March 2011, we issued a warrant to purchase up to a maximum of 89,114 shares of our Series C Preferred Stock at a price per share of $5.0497 to Lighthouse Capital Partners VI, L.P. in connection with that certain Loan and Security Agreement No. 1991 dated March 21, 2011 with Lighthouse Capital Partners VI, L.P. whereby Lighthouse Capital Partners VI, L.P. committed to lend us up to $15.0 million pursuant to the terms therein. In December 2011, we amended the Loan and Security Agreement and issued a warrant to purchase up to 228,119 shares of our Series D Preferred Stock at a price per share of $5.2581, which is initially exercisable for 114,109 shares. The warrant can be exercisable for up to an additional 114,110 shares of our Series D Preferred Stock, based on draw downs under the Loan and Security Agreement.

Series C Preferred Stock Financing

In July 2009, we issued an aggregate of 1,980,316 shares of our Series C Preferred Stock at a price per share of $5.0497 for aggregate gross consideration of $10.0 million to fourteen accredited investors. The table below sets forth the number of shares of Series C Preferred Stock sold to our directors, executive officers or holders of more than 5% of our capital stock, or an affiliate or immediate family member thereof:

Name	Number of Shares of Series C Preferred Stock	Aggregate Purchase Price($)
Versant Venture Capital II, L.P.(1)	504,857	$2,549,376
ARCH Venture Fund VI, L.P.	443,489	2,239,486
Prospect Venture Partners III, L.P.	311,517	1,573,067
JAFCO Super V3 Investment Limited Partnership	89,214	450,504
JAFCO Life Science No. 1 Investment Enterprise Partnership	89,213	450,499
Joseph L. Turner	4,951	25,001
The Fenton Family Trust, dated Jan 23, 1991, Dennis M. Fenton and Linda M. Fenton, Trustees	4,951	25,001

(1)
Includes 9,321 shares purchased by Versant Affiliates Fund II-A, L.P. and 4,387 shares purchased by Versant Side Fund II, L.P.

Indemnification Agreements and Directors' and Officers' Liability Insurance

We have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys' fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person's services as a director or executive officer.

Investor Rights Agreements

We have entered into an amended and restated investor rights agreement with the purchasers of our outstanding preferred stock and certain holders of common stock and warrants to purchase our common stock and preferred stock, including entities with which certain of our directors are affiliated. As of December 31, 2011, the holders of approximately 31.3 million shares of our common stock, including the shares of common stock issuable upon the conversion of our preferred stock and shares of common stock issued upon exercise of warrants, are entitled to rights with respect to the registration of their shares under the Securities Act. For a more detailed description of these registration rights, see "Description of Capital Stock—Registration Rights." The investor rights agreement also provides for a right of first refusal in favor of certain holders of preferred stock with regard to certain issuances of our capital stock. The rights of first refusal will not apply to, and will terminate upon consummation of, this offering.

Voting Agreement

We have entered into an amended and restated voting agreement with certain holders of our common stock and holders of our convertible preferred stock. Upon the closing of this offering, the amended and restated voting agreement will terminate. For a description of the amended and restated voting agreement, see the section titled "Management—Board Composition—Voting Arrangements."

Right of First Refusal and Co-sale Agreement

We have entered into an amended and restated right of first refusal and co-sale agreement with certain holders of our common stock and holders of our preferred stock. This agreement provides for rights of first refusal and co-sale relating to the shares of our common stock and common stock issuable upon conversion of the shares of preferred stock held by the parties thereto. Upon the closing of this offering, the amended and restate right of first refusal and co-sale agreement will terminate.

Policies and Procedures for Related Party Transactions

Our board of directors has adopted a written related person transaction policy, to be effective upon the consummation of this offering, setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy will cover, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. In reviewing and approving any such transactions, our audit committee is tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm's length transaction and the extent of the related person's interest in the transaction. All of the transactions described in this section occurred prior to the adoption of this policy.

Principal Stockholders

The following table sets forth information relating to the beneficial ownership of our common stock as of March 15, 2012, by:

•
each person, or group of affiliated persons, known by us to beneficially own more than 5% of our outstanding shares of common stock;

•
each of our directors;

•
each of our named executive officers; and

•
all directors and executive officers as a group.

The number of shares beneficially owned by each entity, person, director or executive officer is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power as well as any shares that the individual has the right to acquire within 60 days of March 15, 2012 through the exercise of any stock option, warrants or other rights. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock held by that person.

The percentage of shares beneficially owned is computed on the basis of 34,211,412 shares of our common stock outstanding as of March 15, 2012, which reflects the assumed conversion of all of our outstanding shares of preferred stock into an aggregate of 30,497,545 shares of common stock. Shares of our common stock that a person has the right to acquire within 60 days of March 15, 2012 are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group. Unless otherwise indicated below, the address for each beneficial owner listed is c/o KYTHERA Biopharmaceuticals, Inc., at 27200 West Agoura Road, Suite 200, Calabasas, California 91301.

	Beneficial Ownership Prior to this Offering				Beneficial Ownership After this Offering
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Number of Shares Exercisable Within 60 Days	Number of Shares Beneficially Owned	Percentage of Beneficial Ownership	Number of Shares Beneficially Owned	Percentage of Beneficial Ownership
5% and Greater Stockholders
Entities affiliated with Versant Venture II, L.L.C.(1)	6,439,860	322,297	6,762,157	19.58%
ARCH Venture Fund VI, L.P.(2)	5,368,260	322,297	5,690,557	16.48%
Prospect Venture Partners III, L.P.(3)	5,062,696	—	5,062,696	14.80%
Entities Affiliated with JAFCO Co., Ltd.(4)	2,300,548	—	2,300,548	6.72%
Fidelity Contrafund: Fidelity Advisor New Insights Fund	3,803,655	—	3,803,655	11.12%
Named Executive Officers and Directors
Keith R. Leonard, Jr.(5)	3,001,132	288,187	3,289,319	9.53%
John W. Smither(6)	—	269,766	269,766	*
Patricia S. Walker, M.D., Ph.D.(7)	—	406,341	406,341	1.17%
Keith L. Klein, J.D.(8)	—	180,183	180,183	*
Jeffrey D. Webster(9)	—	323,007	323,007	*
Nathaniel David, Ph.D.(10)	1,459,354	23,052	1,482,406	4.33%
Dennis Fenton, Ph.D.(11)	8,856	78,749	87,605	*

	Beneficial Ownership Prior to this Offering				Beneficial Ownership After this Offering
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Number of Shares Exercisable Within 60 Days	Number of Shares Beneficially Owned	Percentage of Beneficial Ownership	Number of Shares Beneficially Owned	Percentage of Beneficial Ownership
Hironori Hozoji(12)	2,300,548	—	2,300,548	6.72%
François Kress(13)	—	23,611	23,611	*
Robert T. Nelsen(14)	5,368,260	322,297	5,690,557	16.48%
Camille Samuels(15)	6,439,860	322,297	6,762,157	19.58%
David Schnell, M.D.(16)	5,062,696	—	5,062,696	14.80%
Joseph L. Turner(17)	4,951	58,334	63,285	*
All directors and executive officers as a group (13 persons)(18)	23,645,657	2,295,824	25,941,481	71.06%

*
Indicates beneficial ownership of less than 1% of the total outstanding common stock.

(1)
Includes: (i) 6,190,542 shares held, and 313,544 shares that may be acquired pursuant to the exercise of warrants held prior to this offering, by Versant Venture Capital II, L.P., (ii) 111,564 shares held, and 5,950 shares that may be acquired pursuant to the exercise of warrants held prior to this offering, by Versant Affiliates Fund II-A, L.P., (iii) 54,754 shares held, and 2,803 shares that may be acquired pursuant to the exercise of warrants held prior to this offering, by Versant Side Fund II, L.P. and (iv) 83,000 shares held by Versant Venture Management L.L.C. Versant Venture II, L.L.C. is the general partner of Versant Venture Capital II, L.P., Versant Affiliates Fund II-A, L.P., and Versant Side Fund II, L.P. (together, the "Versant Funds"). Camille Samuels is a managing member of Versant Venture II, L.L.C. and a member of our board of directors. As a managing member of Versant Venture II, L.L.C. she, together with the other managing members Brian G. Atwood, Samuel D. Colella, Ross A. Jaffe, William J. Link, Donald B. Milder, Rebecca B. Robertson, Bradley J. Bolzon, Charles M. Warden and Barbara N. Lubash (together with Ms. Samuels, the "Managing Members"), are deemed to have voting and dispositive power over the shares held by the Versant Funds, and each Managing Member disclaims beneficial ownership of these shares, except to the extent of his or her pecuniary interest therein. The address of Versant Venture Management LLC is 3000 Sand Hill Road, Bldg. 4, Suite 210, Menlo Park, CA 94025.

(2)
Includes 5,368,260 shares held, and 322,297 shares that may be acquired pursuant to the exercise of warrants held prior to this offering, of record by ARCH Venture Fund VI, L.P. ("ARCH VI"). ARCH Venture Partners VI, L.P. (the "GPLP"), as the sole general partner of ARCH VI, may be deemed to beneficially own certain of the shares held of record by ARCH VI. The GPLP disclaims beneficial ownership of all shares held of record by ARCH VI in which the GPLP does not have an actual pecuniary interest. ARCH Venture Partners VI, LLC (the "GPLLC"), as the sole general partner of the GPLP, may be deemed to beneficially own certain of the shares held of record by ARCH VI. The GPLLC disclaims beneficial ownership of all shares held of record by ARCH VI in which it does not have an actual pecuniary interest. Robert T. Nelsen is a managing director of the GPLLC and a member of our board of directors. As a managing director of the GPLLC he, together with the other managing directors Keith Crandell and Clinton Bybee (together with Mr. Nelsen, the "Managing Directors"), are deemed to have voting and dispositive power over the shares held by ARCH VI, and may be deemed to beneficially own certain of the shares held of record by ARCH VI. The Managing Directors disclaim beneficial ownership of all shares held of record by ARCH VI in which they do not have an actual pecuniary interest. The address of ARCH VI is 8725 West Higgins Road, Suite 290, Chicago, IL 60631.

(3)
Includes 5,062,696 shares held by Prospect Venture Partners III, L.P. David Schnell, M.D., a member of our board of directors, is a managing member of Prospect Management Co. III, L.L.C., the general partner of Prospect Venture Partners III, L.P. The managing members of Prospect Management Co. III, L.L.C. are deemed to have voting and dispositive power over the shares held by Prospect Venture Partners III, L.P., and each disclaims beneficial ownership of these shares, except to the extent of his or her pecuniary interest therein. The address for Prospect Management Co. III, L.P. is 435 Tasso Street, Suite 200, Palo Alto, CA 94301.

(4)
Includes: (i) 1,221,177 shares held by JAFCO Super V3 Investment Limited Partnership and (ii) 1,079,371 shares held by JAFCO Life Science No. 1 Investment Enterprise Partnership. JAFCO Co., Ltd. is the general partner of JAFCO Super V3 Investment Limited Partnership and an executive partner of JAFCO Life Science No. 1 Investment Enterprise Partnership (together, the "JAFCO Funds"). Hironori Hozoji is a Principal of JAFCO Co., Ltd. and a member of our board of directors. The managing members of JAFCO Co., Ltd. are deemed to have voting and dispositive power over the shares held by the JAFCO Funds. The address of JAFCO Co., Ltd. is Otemachi First Square, West Tower 11F, 1-5-1 Otemachi, Chiyoda-ku, Tokyo 100-0004 Japan.

(5)
Consists of: (i) 2,650,998 shares held by Leonard Family Trust, dated 28 August, 1996, of which Mr. Leonard is a trustee, (ii) 175,067 shares held by Keith Richard Leonard Retained Annuity Trust, dated 12 April 2010, of which Mr. Leonard is a trustee, (iii) 175,067 shares held by Nanette LaRosa Leonard Retained Annuity Trust, dated 12 April 2010, of which Mr. Leonard is a trustee, and (iv) 288,187 shares that may be acquired pursuant to the exercise of stock options within 60 days of March 15, 2012. 3,500 shares of common stock is pledged to transfer to The UCLA Foundation 180 days after this initial public offering pursuant to a May 2, 2008 pledge by Mr. Leonard to the University of California, Los Angeles.

(6)
Consists of 269,766 shares that may be acquired pursuant to the exercise of stock options within 60 days of March 15, 2012.

(7)
Consists of 406,341 shares that may be acquired pursuant to the exercise of stock options within 60 days of March 15, 2012.

(8)
Consists of 180,183 shares that may be acquired pursuant to the exercise of stock options within 60 days of March 15, 2012.

(9)
Consists of 323,007 shares that may be acquired pursuant to the exercise of stock options within 60 days of March 15, 2012.

(10)
Consists of: (i) 1,459,354 shares held by Nathaniel David, Ph.D. and (ii) 23,052 shares that may be acquired pursuant to the exercise of stock options within 60 days of March 15, 2012.

(11)
Consists of: (i) 8,856 shares held by Dennis Fenton, Ph.D. and (ii) 78,749 shares that may be acquired pursuant to the exercise of stock options within 60 days of March 15, 2012.

(12)
Consists of shares described in Note (4) above.

(13)
Consists of 23,611 shares that may be acquired pursuant to the exercise of stock options within 60 days of March 15, 2012.

(14)
Consists of shares described in Note (2) above. Mr. Nelsen disclaims beneficial ownership of the shares held by ARCH Venture Partners VI, L.L.C. as described in Note (2) above, except to the extent of his pecuniary interest therein.

(15)
Consists of shares described in Note (1) above. Ms. Samuels disclaims beneficial ownership of the shares held by Versant Venture Management, L.L.C. as described in Note (1) above, except to the extent of her pecuniary interest therein.

(16)
Consists of shares described in Note (3) above. Dr. Schnell disclaims beneficial ownership of the shares held by Prospect Management Co. III, L.L.C. as described in Note (3) above, except to the extent of his pecuniary interest therein.

(17)
Consists of: (i) 4,951 shares held by Joseph L. Turner and (ii) 58,334 shares that may be acquired pursuant to the exercise of stock options within 60 days of March 15, 2012.

(18)
Includes 19,171,364 shares held, and 644,594 shares that may be acquired pursuant to the exercise of warrants held prior to this offering, by entities affiliated with certain of our directors and 6,125,523 shares beneficially owned by our executive officers and directors, which includes 1,651,230 shares that may be acquired pursuant to the exercise of stock options within 60 days of March 15, 2012.

Description of Capital Stock

The following summary describes our capital stock and the material provisions of our amended and restated certificate of incorporation and our amended and restated bylaws, which will become effective immediately prior to the consummation of this offering, the investor rights agreement to which we and certain of our stockholders are parties and of the Delaware General Corporation Law. Because the following is only a summary, it does not contain all of the information that may be important to you. For a complete description, you should refer to our amended and restated certificate of incorporation, amended and restated bylaws and investor rights agreement, copies of which have been filed as exhibits to the registration statement of which this prospectus is part.

General

Immediately prior to the consummation of this offering, we will file our amended and restated certificate of incorporation that authorizes 300,000,000 shares of common stock, $0.00001 par value per share, and 5,000,000 shares of preferred stock, $0.00001 par value per share. As of December 31, 2011, there were outstanding:

•
34,197,417 shares of our common stock held by approximately 81 stockholders of record;

•
851,767 shares of our common stock issuable upon exercise of outstanding warrants; and

•
3,795,550 shares of our common stock issuable upon exercise of outstanding stock options.

Common Stock

Voting Rights

Each holder of our common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Our stockholders do not have cumulative voting rights in the election of directors. Accordingly, holders of a majority of the voting shares are able to elect all of the directors.

Dividends

Subject to preferences that may be applicable to any then outstanding preferred stock, holders of our common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds. The terms of our credit facility currently prohibit us from paying cash dividends on our common stock.

Liquidation

In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of preferred stock.

Rights and Preferences

Holders of our common stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of our preferred stock that we may designate in the future.

Fully Paid and Nonassessable.

All of our outstanding shares of common stock are, and the shares of common stock to be issued in this offering will be, fully paid and nonassessable.

Preferred Stock

Immediately prior to the consummation of this offering, all outstanding shares of our preferred stock will be converted into shares of our common stock. See Note 5 to notes to our audited financial statements for a description of our currently outstanding preferred stock. Immediately prior to the consummation of this offering, our amended and restated certificate of incorporation will be amended and restated to delete all references to such shares of preferred stock. Upon the consummation of this offering, our board of directors will have the authority, without further action by our stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting, or the designation of, such series, any or all of which may be greater than the rights of common stock. The issuance of our preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon our liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of our company or other corporate action. Immediately after consummation of this offering, no shares of preferred stock will be outstanding, and we have no present plan to issue any shares of preferred stock.

Warrants

The following table sets forth information about outstanding warrants to purchase shares of our stock as of December 31, 2011. Immediately prior to the consummation of this offering, the warrants to purchase shares of our convertible preferred stock will convert into warrants to purchase our common stock based on the applicable conversion ratio of the preferred stock.

Class of stock underlying warrants	Number of shares exercisable prior to this offering	Number of shares of common stock exercisable following this offering	Exercise price per share($)	Expiration Date
Series B redeemable convertible preferred stock, par value $0.00001	643,493	648,544	$2.8538	January 17, 2013
Series C redeemable convertible preferred stock, par value $0.00001	89,114	89,114	5.0497	March 21, 2021
Series D redeemable convertible preferred stock, par value $0.00001(1)	114,109	114,109	5.2581	December 30, 2021

	846,716	851,767

(1)
The warrant may be exercisable for up to 228,219 shares of Series D redeemable convertible preferred stock in the event that we draw down additional funds under our amended Loan and Security Agreement with Lighthouse Capital Partners VI, L.P. Immediately prior to the consummation of this offering, the shares of Series D redeemable convertible preferred stock will convert into shares of our common stock on a one-to-one ratio.

Registration Rights

Under our amended and restated investor rights agreement, following the closing of this offering, the holders of approximately 31.3 million shares of common stock, including shares issuable upon exercise of warrants, or their transferees, have the right to require us to register their shares under the Securities Act so that those shares may be publicly resold, or to include their shares in any registration statement we file, in each case as described below.

Demand Registration Rights

Based on the number of shares outstanding as of December 31, 2011, after the consummation of this offering, the holders of approximately 31.3 million shares of our common stock, including shares issuable upon exercise of warrants, or their transferees, will be entitled to certain demand registration rights. Beginning 180 days following the effectiveness of the registration statement for which this prospectus is a part, the holders of at least 40% of these shares can, on not more than two occasions, request that we register all or a portion of their shares. Such request for registration must cover a number of shares with an anticipated aggregate offering price of at least $10.0 million. Additionally, we will not be required to effect a demand registration during the period beginning 60 days prior to the filing and 180 days following the effectiveness of a company-initiated registration statement relating to a public offering of our securities, provided that we have complied with certain notice requirements to the holders of these shares.

Form S-3 Registration Rights

Based on the number of shares outstanding as of December 31, 2011, after the consummation of this offering, the holders of approximately 31.3 million shares of our common stock, including shares issuable upon exercise of warrants, or their transferees, will be entitled to certain Form S-3 registration rights. Beginning 180 days following the effectiveness of the registration statement for which this prospectus is a part, the holders of these shares can make a written request that we register their shares on Form S-3 if we are eligible to file a registration statement on Form S-3 and if the aggregate price to the public of the shares offered is at least $1.0 million. These stockholders may make an unlimited number of requests for registration on Form S-3. However, we will not be required to effect a registration on Form S-3 during the period beginning 60 days prior to the filing and 180 days following the effectiveness of a company-initiated registration statement relating to a public offering of our securities, provided that we have complied with certain notice requirements to the holders of these shares.

Piggyback Registration Rights

Based on the number of shares outstanding as of December 31, 2011, after the consummation of this offering, in the event that we determine to register any of our securities under the Securities Act (subject to certain exceptions), either for our own account or for the account of other security holders, the holders of approximately 31.3 million shares of our common stock, including shares issuable upon exercise of warrants, or their transferees, will be entitled to certain "piggyback" registration rights allowing the holders to include their shares in such registration, subject to certain marketing and other limitations. As a result, whenever we propose to file a registration statement under the Securities Act, other than with respect to a registration related to employee benefit plans, the offer and sale of debt securities, or corporate reorganizations or certain other transactions, the holders of these shares are entitled to notice of the registration and have the right, subject to limitations that the underwriters may impose on the number of shares included in the registration, to include their shares in the registration.

In an underwritten offering, the managing underwriter, if any, has the right, subject to specified conditions, to limit the number of shares such holders may include.

Expenses of Registration

We will pay the registration expenses of the holders of the shares registered pursuant to the demand, piggyback and Form S-3 registration rights described above, including the expenses of one counsel for the selling holders up to $25,000.

Expiration of Registration Rights.

The demand, piggyback and Form S-3 registration rights described above will expire, with respect to any particular stockholder, upon the earlier of five years after the consummation of this offering or when that stockholder can sell all of its shares under Rule 144 of the Securities Act.

Anti-Takeover Effects of Provisions of our Amended and Restated Certificate of Incorporation, our Amended and Restated Bylaws and Delaware Law

Some provisions of Delaware law and our amended and restated certificate of incorporation and our amended and restated bylaws that will be in effect immediately prior to the consummation of this offering contain provisions that could make the following transactions more difficult: acquisition of us by means of a tender offer; acquisition of us by means of a proxy contest or otherwise; or removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that might result in a premium over the market price for our shares.

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Delaware Anti-Takeover Statute

We are subject to Section 203 of the Delaware General Corporation Law, which prohibits persons deemed "interested stockholders" from engaging in a "business combination" with a publicly-held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation's voting stock. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, such as discouraging takeover attempts that might result in a premium over the market price of our common stock.

Undesignated Preferred Stock

The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of our company.

Special Stockholder Meetings

Our charter documents provide that a special meeting of stockholders may be called only by our chairman of the board of directors, Chief Executive Officer or President, or by a resolution adopted by a majority of our board of directors.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.

Elimination of Stockholder Action by Written Consent

Our amended and restated certificate of incorporation eliminates the right of stockholders to act by written consent without a meeting.

Classified Board; Election and Removal of Directors

Our board of directors is divided into three classes. The directors in each class will serve for a three-year term, one class being elected each year by our stockholders, with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Because our stockholders do not have cumulative voting rights, our stockholders holding a majority of the shares of common stock outstanding will be able to elect all of our directors. In addition, the removal of any of our directors without cause will require a 66 2/3% stockholder vote. For more information on the classified board, see "Management—Board Composition." This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors.

Choice of Forum

Our amended and restated certificate of incorporation will provide that the Court of Chancery of the State of Delaware will be the exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against us arising pursuant to the Delaware General Corporation Law, our amended and restated certificate of incorporation or our bylaws; or any action asserting a claim against us that is governed by the internal affairs doctrine.

Amendment of Charter Provisions

The amendment of any of the above provisions, except for the provision making it possible for our board of directors to issue preferred stock, would require approval by holders of at least 66 2/3% of the voting power of our then outstanding voting stock.

The provisions of the Delaware General Corporation Law, our amended and restated certificate of incorporation and our amended and restated bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our Common Stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Limitations of Liability and Indemnification Matters

For a discussion of liability and indemnification, please see "Management—Limitation on Liability and Indemnification Matters."

The NASDAQ Global Market Listing

We intend to apply to have our common stock listed on The NASDAQ Global Market under the symbol "KYTH."

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is                  . The transfer agent and registrar's address is                  .

Shares Eligible for Future Sale

Prior to this offering, there has been no public market for our common stock. Future sales of our common stock, including shares issued upon the exercise of outstanding options or warrants, in the public market after this offering, or the perception that those sales may occur, could cause the prevailing market price for our common stock to fall or impair our ability to raise equity capital in the future. As described below, only a limited number of shares of our common stock will be available for sale in the public market for a period of several months after consummation of this offering due to contractual and legal restrictions on resale described below. Future sales of our common stock in the public market either before (to the extent permitted) or after restrictions lapse, or the perception that those sales may occur, could adversely affect the prevailing market price of our common stock at such time and our ability to raise equity capital at a time and price we deem appropriate.

Sale of Restricted Shares

Based on the number of shares of our common stock outstanding as of December 31, 2011, upon the closing of this offering and assuming (1) the conversion of our outstanding preferred stock into common stock, assuming an initial public offering price of          per share (the mid-point of the price range set forth on the cover page of this prospectus), (2) no exercise of the underwriters' option to purchase additional shares of common stock to cover over-allotments and (3) no exercise of outstanding options or warrants, we will have outstanding an aggregate of approximately                shares of common stock. Of these shares, all of the                shares of common stock to be sold in this offering, and any shares sold upon exercise of the underwriters' option to purchase additional shares to cover over-allotments, will be freely tradable in the public market without restriction or further registration under the Securities Act, unless the shares are held by any of our "affiliates" as such term is defined in Rule 144 of the Securities Act. All remaining shares of common stock held by existing stockholders immediately prior to the consummation of this offering will be "restricted securities" as such term is defined in Rule 144. These restricted securities were issued and sold by us, or will be issued and sold by us, in private transactions and are eligible for public sale only if registered under the Securities Act or if they qualify for an exemption from registration under the Securities Act, including the exemptions provided by Rule 144 or Rule 701, which rules are summarized below.

As a result of the lock-up agreements referred to below and the provisions of Rule 144 and Rule 701 under the Securities Act, the shares of our common stock (excluding the shares sold in this offering) that will be available for sale in the public market are as follows:

Approximate Number of Shares	First Date Available for Sale into Public Market
shares	180 days after the date of this prospectus, or longer if the lock-up period is extended, upon expiration of the lock-up agreements referred to below, subject in some cases to applicable volume limitations under Rule 144

Lock-Up Agreements

In connection with this offering, we, our directors, our executive officers and substantially all of our other stockholders and option holders have agreed, subject to certain exceptions, with the underwriters not to dispose of or hedge any shares of our common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of the lock-up agreement continuing through the date 180 days after the date of this prospectus, except with the prior written consent of J.P. Morgan Securities LLC and Goldman, Sachs & Co.

The 180-day restricted period described in the preceding paragraph will be automatically extended if:

•
during the last 17 days of the 180-day restricted period, we issue an earnings release or announce material news or a material event; or

•
prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period,

in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the date of the issuance of the earnings release or the announcement of the material news or material event.

Following the lock-up periods set forth in the agreements described above, and assuming that the representatives of the underwriters do not release any parties from these agreements and that there is no extension of the lock-up period, all of the shares of our common stock that are restricted securities or are held by our affiliates as of the date of this prospectus will be eligible for sale in the public market in compliance with Rule 144 under the Securities Act.

Rule 144

In general, under Rule 144, as currently in effect, once we have been subject to the public company reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, for at least 90 days, a person (or persons whose shares are required to be aggregated) who is not deemed to have been one of our "affiliates" for purposes of Rule 144 at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months, including the holding period of any prior owner other than one of our "affiliates," is entitled to sell those shares in the public market (subject to the lock-up agreement referred to above, if applicable) without complying with the manner of sale, volume limitations or notice provisions of Rule 144, but subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than "affiliates," then such person is entitled to sell such shares in the public market without complying with any of the requirements of Rule 144 (subject to the lock-up agreement referred to above, if applicable). In general, under Rule 144, as currently in effect, once we have been subject to the public company reporting requirements of the Exchange Act for at least 90 days, our "affiliates," as defined in Rule 144, who have beneficially owned the shares proposed to be sold for at least six months are entitled to sell in the public market, upon expiration of any applicable lock-up agreements and within any three-month period, a number of those shares of our common stock that does not exceed the greater of:

•
1% of the number of common shares then outstanding, which will equal approximately                shares of common stock immediately after this offering (calculated on the basis of the assumptions described above and assuming no exercise of the underwriter's option to purchase additional shares and no exercise of outstanding options or warrants); or

•
the average weekly trading volume of our common stock on The NASDAQ Global Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Such sales under Rule 144 by our "affiliates" or persons selling shares on behalf of our "affiliates" are also subject to certain manner of sale provisions, notice requirements and to the availability of current public information about us. Notwithstanding the availability of Rule 144, the holders of substantially all of our restricted securities have entered into lock-up agreements as referenced above and their restricted securities will become eligible for sale (subject to the above limitations under Rule 144) upon the expiration of the restrictions set forth in those agreements.

Rule 701

In general, under Rule 701 as currently in effect, any of our employees, directors, officers, consultants or advisors who acquired Common Stock from us in connection with a written compensatory stock or option plan or other written agreement in compliance with Rule 701 under the Securities Act before the effective date of the registration statement of which this prospectus is a part (to the extent such common stock is not subject to a lock-up agreement) is entitled to rely on Rule 701 to resell such shares beginning 90 days after we become subject to the public company reporting requirements of the Exchange Act in reliance on Rule 144, but without compliance with the holding period requirements contained in Rule 144. Accordingly, subject to any applicable lock-up agreements, beginning 90 days after we become subject to the public company reporting requirements of the Exchange Act, under Rule 701 persons who are not our "affiliates," as defined in Rule 144, may resell those shares without complying with the minimum holding period or public information requirements of Rule 144, and persons who are our "affiliates" may resell those shares without compliance with Rule 144's minimum holding period requirements (subject to the terms of the lock-up agreement referred to below, if applicable).

Registration Rights

Based on the number of shares outstanding as of December 31, 2011, after the consummation of this offering, the holders of approximately 31.3 million shares of our common stock, including shares issuable upon exercise of warrants, or their transferees, will, subject to any lock-up agreements they have entered into, be entitled to certain rights with respect to the registration of the offer and sale of those shares under the Securities Act. For a description of these registration rights, please see the section titled "Description of Capital Stock—Registration Rights." If the offer and sale of these shares are registered, they will be freely tradable without restriction under the Securities Act.

Stock Plans

We intend to file with the SEC a registration statement under the Securities Act covering the shares of common stock that we may issue upon exercise of outstanding options reserved for issuance under our 2004 Stock Plan, as amended, and our 2012 Equity Incentive Award Plan. Such registration statement is expected to be filed and become effective as soon as practicable after the consummation of this offering. Accordingly, shares registered under such registration statement will be available for sale in the open market following its effective date, subject to Rule 144 volume limitations and the lock-up agreements described above, if applicable.

Material United States Federal Income Tax Consequences
to Non-U.S. Holders of Our Common Stock

The following is a summary of the material United States federal income tax consequences to non-U.S. holders (as defined below) of the acquisition, ownership and disposition of our common stock issued pursuant to this offering. This discussion is not a complete analysis of all of the potential United States federal income tax consequences relating thereto, nor does it address any estate and gift tax consequences or any tax consequences arising under any state, local or foreign tax laws, or any other United States federal tax laws. This discussion is based on the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service, or IRS, all as in effect as of the date of this prospectus. These authorities may change, possibly retroactively, resulting in United States federal income tax consequences different from those discussed below. No ruling has been or will be sought from the IRS with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the acquisition, ownership or disposition of our common stock, or that any such contrary position would not be sustained by a court.

This discussion is limited to non-U.S. holders who purchase our common stock issued pursuant to this offering and who hold our common stock as a "capital asset" within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all of the United States federal income tax consequences that may be relevant to a particular holder in light of such holder's particular circumstances. This discussion also does not consider any specific facts or circumstances that may be relevant to holders subject to special rules under the United States federal income tax laws, including, without limitation:

•
United States expatriates or former long-term residents of the United States;

•
partnerships or other pass-through entities;

•
"controlled foreign corporations," "passive foreign investment companies" or corporations that accumulate earnings to avoid United States federal income tax;

•
banks, insurance companies, or other financial institutions;

•
brokers, dealers, or traders in securities, commodities or currencies;

•
tax-exempt organizations;

•
tax-qualified retirement plans; or

•
persons holding our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment.

PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING AND DISPOSING OF OUR COMMON STOCK, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS AND ANY OTHER UNITED STATES FEDERAL TAX LAWS.

Definition of Non-U.S. Holder

For purposes of this discussion, a non-U.S. holder is any beneficial owner of our common stock that is not a "U.S. person" or a partnership (or other entity treated as a partnership) for United States federal income tax purposes. A U.S. person is any of the following:

•
an individual citizen or resident of the United States;

•
a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized under the laws of the United States, any state therein or the District of Columbia;

•
an estate the income of which is subject to United States federal income tax regardless of its source; or

•
a trust (1) the administration of which is subject to the primary supervision of a United States court and all substantial decisions of which are controlled by one or more United States persons or (2) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Distributions on Our Common Stock

As stated above under "Dividend Policy", we do not intend to make distributions on our common stock for the foreseeable future. If, however, we make cash or other property distributions on our common stock, such distributions will constitute dividends for United States federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. Amounts not treated as dividends for United States federal income tax purposes will constitute a return of capital and will first be applied against and reduce a holder's adjusted tax basis in the common stock, but not below zero. Distributions in excess of our current and accumulated earnings and profits and in excess of a non-U.S. holder's tax basis in its shares will be treated as gain realized on the sale or other disposition of the common stock and will be treated as described under "Gain on Disposition of Our Common Stock" below.

Dividends paid to a non-U.S. holder of our common stock will be subject to United States federal withholding tax at a rate of 30% of the gross amount of the dividends, or such lower rate specified by an applicable income tax treaty. To receive the benefit of a reduced treaty rate, a non-U.S. holder must furnish to us or our paying agent a valid IRS Form W-8BEN (or applicable successor form) certifying such holder's qualification for the reduced rate. This certification must be provided to us or our paying agent prior to the payment of dividends and must be updated periodically. Non-U.S. holders that do not timely provide us or our paying agent with the required certification, but who qualify for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

If a non-U.S. holder holds our common stock in connection with the conduct of a trade or business in the United States, and dividends paid on the common stock are effectively connected with such holder's United States trade or business (and if required by an applicable income tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the United States), the non-U.S. holder will be exempt from United States federal withholding tax. To claim the exemption, the non-U.S. holder must furnish to us or our paying agent a properly executed IRS Form W-8ECI (or applicable successor form).

Any dividends paid on our common stock that are effectively connected with a non-U.S. holder's United States trade or business (and, if required by an applicable income tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the United States) will be subject to United States federal income tax on a net income basis at the regular graduated United States federal income tax rates in much the same manner as if such holder were a resident of the United States. A non-U.S. holder that is a foreign corporation also may be subject to a branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of a portion of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Non-U.S. holders are urged to consult any applicable income tax treaties that may provide for different rules.

A non-U.S. holder who claims the benefit of an applicable income tax treaty will be required to satisfy applicable certification and other requirements prior to the distribution date. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

Gain on Disposition of Our Common Stock

Subject to the discussion below under "Legislation Relating to Foreign Accounts," a non-U.S. holder will not be subject to United States federal income tax on any gain realized upon the sale or other disposition of our common stock, unless:

•
the gain is effectively connected with the non-U.S. holder's conduct of a trade or business in the United States, and if required by an applicable income tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the United States;

•
the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the calendar year of the disposition, and certain other requirements are met; or

•
our common stock constitutes a "United States real property interest" by reason of our status as a United States real property holding corporation, or USRPHC, for United States federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the non-U.S. holder's holding period for our common stock. The determination of whether we are a USRPHC depends on the fair market value of our United States real property interests relative to the fair market value of our other trade or business assets and our foreign real property interests.

We believe we are not currently and do not anticipate becoming a USRPHC for United States federal income tax purposes. Even if we become a USRPHC, however, so long as our common stock is regularly traded on an established securities market, such common stock will be treated as United States real property interests only if the non-U.S. holder actually or constructively holds more than 5% of our common stock.

Gain described in the first bullet point above will be subject to United States federal income tax on a net income basis at the regular graduated United States federal income tax rates in much the same manner as if such holder were a resident of the United States. Further, non-U.S. holders that are foreign corporations also may be subject to a branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of a portion of its effectively connected earnings and profits for the taxable year, as adjusted for certain items.

Gain described in the second bullet point above will be subject to United States federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty), but may be offset by United States source capital losses (even though the individual is not considered a resident of the United States).

Non-U.S. holders are urged to consult any applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

We must report annually to the IRS and to each non-U.S. holder the amount of distributions on our common stock paid to such holder and the amount of any tax withheld with respect to those distributions. These information reporting requirements apply even if no withholding was required because the distributions were effectively connected with the holder's conduct of a United States trade or business, or withholding was reduced or eliminated by an applicable income tax treaty. This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established. Backup withholding may apply to distribution payments to a non-U.S. holder of our common stock and information reporting and backup withholding may apply to the payments of the proceeds of a sale of our common stock within the United States or through certain United States-related financial intermediaries, unless the non-U.S. holder furnishes to the relevant paying agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN or IRS Form W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if the relevant paying agent has actual knowledge, or reason to know, that the holder is a U.S. person who is not an exempt recipient.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder's United States federal income tax liability, provided the required information is timely furnished to the IRS.

Legislation Relating to Foreign Accounts

Under legislation enacted in 2010, withholding taxes may apply to certain types of payments made to "foreign financial institutions" (as specially defined under those rules) and certain other non-U.S. entities. The failure to comply with additional certification, information reporting and other specified requirements could result in a withholding tax being imposed on payments of dividends and sales proceeds to foreign intermediaries and certain non-U.S. holders. A 30% withholding tax may be imposed on dividends on, or gross proceeds from the sale or other disposition of, our common stock paid to a foreign financial institution or to a non-financial foreign entity, unless (i) the foreign financial institution undertakes certain diligence and reporting, (ii) the non-financial foreign entity either certifies it does not have any substantial United States owners or furnishes identifying information regarding each substantial United States owner, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (i) above, it must enter into an agreement with the United States Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or United States-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to non-compliant foreign financial institutions and certain other account holders.

Although this legislation currently applies to applicable payments made after December 31, 2012, the IRS has recently issued Proposed Treasury Regulations providing that the withholding provisions described above will generally apply to payments of dividends on our common stock made on or after January 1, 2014 and to payments of gross proceeds from a sale or other disposition of such stock on or after January 1, 2015. Prospective investors should consult their tax advisors regarding this legislation.

Underwriting

We are offering the shares of common stock described in this prospectus through a number of underwriters. J.P. Morgan Securities LLC and Goldman, Sachs & Co. are acting as joint book-running managers of the offering and as representatives of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of shares of common stock listed next to its name in the following table:

Name	Number of Shares

J.P. Morgan Securities LLC
Goldman, Sachs & Co.
Leerink Swann LLC
Lazard Capital Markets LLC

Total

The underwriters are committed to purchase all the common shares offered by us if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the common shares directly to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $            per share. Any such dealers may resell shares to certain other brokers or dealers at a discount of up to $            per share from the initial public offering price. After the initial public offering of the shares, the offering price and other selling terms may be changed by the underwriters. Sales of shares made outside of the United States may be made by affiliates of the underwriters. The representatives have advised us that the underwriters do not intend to confirm discretionary sales in excess of 5% of the common shares offered in this offering. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters' right to reject any order in whole or in part.

The underwriters have an option to buy up to            additional shares of common stock from us to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus to exercise this over-allotment option. If any shares are purchased with this over-allotment option, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting fee is $             per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

	Without over- allotment exercise	With full over- allotment exercise

Per Share	$	$
Total	$	$

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $            .

A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed that we will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or any securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (ii) enter into any swap or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of any shares of common stock (regardless of whether any of these transactions are to be settled by the delivery of shares of common stock, or such other securities, in cash or otherwise) other than the shares to be sold hereunder and any shares of common stock of our company issued upon the exercise of options granted under company stock plans, in each case without the prior written consent of J.P. Morgan Securities LLC and Goldman, Sachs & Co. on behalf of the underwriters for a period of 180 days after the date of this prospectus. Notwithstanding the foregoing, if (1) during the last 17 days of the 180-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Our directors and executive officers, and substantially all of our stockholders have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which we and each of these persons or entities, with limited exceptions, for a period of 180 days after the date of this prospectus, may not, without the prior written consent of J.P. Morgan Securities LLC and Goldman, Sachs & Co., on behalf of the underwriters (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock (including, without limitation, common stock which may be deemed to be beneficially owned by such directors, executive officers, stockholders, managers and members in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant), (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, or (3) make any demand for or exercise any right with respect to the registration of any shares of our common stock or any security convertible into or exchangeable for our common stock. Notwithstanding the foregoing, if (1) during the last 17 days of the 180-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

We will apply to have our common stock approved for listing on The NASDAQ Global Market under the symbol "KYTH."

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be "covered" shorts, which are short positions in an amount not greater than the underwriters' over-allotment option referred to above, or may be "naked" shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the over-allotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act of 1933, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on The NASDAQ Global Market, in the over-the-counter market or otherwise.

Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiations among us and the representatives of the underwriters.

In determining the initial public offering price, we and the representatives of the underwriters expect to consider a number of factors including:

•
the information set forth in this prospectus and otherwise available to the representatives;

•
our prospects and the history and prospects for the industry in which we compete;

•
an assessment of our management;

•
our prospects for future earnings;

•
the general condition of the securities markets at the time of this offering;

•
the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and

•
other factors deemed relevant by the underwriters and us.

Neither we nor the underwriters can assure investors that an active trading market will develop for our shares of common stock, or that the shares will trade in the public market at or above the initial public offering price.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State") an offer to the public of any shares which are the subject of the offering contemplated by this prospectus (the "Shares") may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any Shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the book-running managers for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of Shares shall result in a requirement for the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an "offer to the public" in relation to any Shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any Shares to be offered so as to enable an investor to decide to purchase any Shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

Each of the book-running managers has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the Shares in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Shares in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Switzerland

This document, as well as any other material relating to the shares which are the subject of the offering contemplated by this prospectus, do not constitute an issue prospectus pursuant to Article 652a and/or 1156 of the Swiss Code of Obligations. The shares will not be listed on the SIX Swiss Exchange and, therefore, the documents relating to the shares, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange. The shares are being offered in Switzerland by way of a private placement, i.e., to a small number of selected investors only, without any public offer and only to investors who do not purchase the shares with the intention to distribute them to the public. The investors will be individually approached by the issuer from time to time. This document, as well as any other material relating to the shares, is personal and confidential and does not constitute an offer to any other person. This document may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without express consent of the issuer. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

Notice to Prospective Investors in Hong Kong

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the

Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Notice to Prospective Investors in Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

The underwriters and their respective affiliates are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing, and brokerage activities. Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Lazard Frères & Co. LLC referred this transaction to Lazard Capital Markets LLC and will receive a referral fee from Lazard Capital Markets LLC in connection therewith.

Legal Matters

The validity of the issuance of our common stock offered in this prospectus will be passed upon for us by Latham & Watkins LLP, Menlo Park, California. Certain legal matters in connection with this offering will be passed upon for the underwriters by Davis Polk & Wardwell LLP, Menlo Park, California. Latham & Watkins LLP and certain attorneys and investment funds affiliated with the firm collectively own an aggregate of 14,263 shares of our preferred stock which will be converted into shares of our common stock prior to the consummation of this offering.

Experts

Ernst & Young LLP, independent registered public accounting firm, has audited our financial statements at December 31, 2011 and 2010, and for each of the three years in the period ended December 31, 2011, as set forth in their report. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

Where You Can Find More Information

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information with respect to KYTHERA Biopharmaceuticals, Inc. and the common stock offered hereby, reference is made to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules filed therewith may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street N.E., Room 1580, Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from such offices upon the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address is www.sec.gov.

Upon consummation of this offering, we will become subject to the information and periodic reporting requirements of the Exchange Act and, in accordance therewith, will file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information will be available for inspection and copying at the public reference room and website of the SEC referred to above. We maintain a website at www.kytherabiopharma.com. Upon consummation of this offering, you may access our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The reference to our website address does not constitute incorporation by reference of the information contained on our website, and you should not consider the contents of our website in making an investment decision with respect to our common stock.

KYTHERA BIOPHARMACEUTICALS, INC.
Index to Financial Statements

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
of KYTHERA Biopharmaceuticals, Inc.

We have audited the accompanying balance sheets of KYTHERA Biopharmaceuticals, Inc. as of December 31, 2011 and 2010, and the related statements of operations, redeemable convertible preferred stock and stockholders' deficit, and cash flows for each of the three years in the period ended December 31, 2011. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of KYTHERA Biopharmaceuticals, Inc. at December 31, 2011 and 2010, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2011, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP
Los Angeles, California March 26, 2012

KYTHERA BIOPHARMACEUTICALS, INC.
Balance Sheets

	December 31,
	2011	2010
Assets
Current assets:
Cash and cash equivalents	$34,577,000	$21,676,000
Restricted cash, current portion	7,403,000	16,167,000
Deferred licensor payment, current portion	352,000	1,232,000
Prepaid expenses and other current assets	1,996,000	373,000

Total current assets	44,328,000	39,448,000
Property and equipment, net	720,000	82,000
Restricted cash—net of current portion	—	5,652,000
Deferred licensor payment—net of current portion	—	308,000
Other assets	31,000	19,000

Total assets	$45,079,000	$45,509,000

Liabilities, redeemable convertible preferred stock and stockholders' deficit
Current liabilities:
Accounts payable	$962,000	$628,000
Accrued personnel costs	1,500,000	1,551,000
Accrued costs for services	3,544,000	3,747,000
Deferred development funds, current portion	4,951,000	16,167,000
Deferred revenue, current portion	3,847,000	13,465,000

Total current liabilities	14,804,000	35,558,000
Deferred rent	7,000	5,000
Deferred revenue—net of current portion	—	3,366,000
Deferred development funds—net of current portion	—	3,436,000
Long term payable to licensor	1,560,000	1,560,000
Redeemable convertible preferred stock warrants	2,145,000	1,031,000

Total liabilities	18,516,000	44,956,000
Commitments and contingencies
Redeemable convertible preferred stock, $0.0001 par value per share:
Series A redeemable convertible preferred stock, 4,775,000 shares authorized, 4,775,000 shares issued and outstanding at December 31, 2011 and 2010, liquidation preference of $955,000 at December 31, 2011 and 2010	902,000	902,000
Series B redeemable convertible preferred stock, 11,171,000 shares authorized, 10,528,000 shares issued and outstanding at December 31, 2011 and 2010, liquidation preference of $30,280,000 at December 31, 2011 and 2010	30,193,000	30,193,000
Series C redeemable convertible preferred stock, 8,300,000 shares authorized, 7,994,000 shares issued and outstanding at December 31, 2011 and 2010, liquidation preference of $40,370,000 at December 31, 2011 and 2010	40,205,000	40,205,000
Series D redeemable convertible preferred stock, 9,970,000 shares authorized, 7,118,000 shares issued and outstanding at December 31, 2011, liquidation preference of $37,425,000 at December 31, 2011	36,287,000	—
Stockholders' deficit:
Common stock and additional paid-in capital, $0.00001 par value, 45,000,000 shares authorized, 3,700,000 and 3,687,000 shares issued and outstanding at December 31, 2011 and 2010, respectively	2,483,000	1,608,000
Accumulated other comprehensive loss	—	—
Accumulated deficit	(83,507,000)	(72,355,000)

Total stockholders' deficit	(81,024,000)	(70,747,000)

Total liabilities, redeemable convertible preferred stock and stockholders' deficit	$45,079,000	$45,509,000

See accompanying notes.

KYTHERA BIOPHARMACEUTICALS, INC.
Statements of Operations

	Year Ended December 31,
	2011	2010	2009
License income	$12,985,000	$4,488,000	$—
Sublicense expense	1,188,000	411,000	—

Gross margin	11,797,000	4,077,000	—
Operating expenses:
Research and development	15,766,000	14,842,000	9,823,000
General and administrative	6,879,000	6,785,000	4,930,000

Total operating expenses	22,645,000	21,627,000	14,753,000

Loss from operations	(10,848,000)	(17,550,000)	(14,753,000)
Warrant and other interest (expense) income, net	(304,000)	589,000	(7,000)
Other income	—	930,000	—

Net loss	$(11,152,000)	$(16,031,000)	$(14,760,000)

Per share information:
Net loss, basic and diluted	$(3.02)	$(4.40)	$(4.10)
Basic and diluted weighted average shares outstanding	3,696,000	3,641,000	3,597,000

See accompanying notes.

KYTHERA BIOPHARMACEUTICALS, INC.
Statements of Redeemable Convertible Preferred Stock and Stockholders' Deficit

	Redeemable Convertible Preferred Stock								Stockholders' Deficit
	Series A Redeemable Convertible Preferred Stock		Series B Redeemable Convertible Preferred Stock		Series C Redeemable Convertible Preferred Stock		Series D Redeemable Convertible Preferred Stock
									Common Stock and Additional Paid-in Capital
											Accumulated Other Comprehensive Income (loss)
												Accumulated Deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount			Total
Balance at December 31, 2008	4,775,000	$902,000	10,528,000	$30,193,000	5,941,000	$29,838,000	—	$—	3,584,000	$369,000	$13,000	$(41,564,000)	$(41,182,000)
Issuance of common stock in connection with exercise of stock options	—	—	—	—	—	—	—	—	16,000	8,000	—	—	8,000
Issuance of common stock in August 2009 at $1.83 per share for services	—	—	—	—	—	—	—	—	15,000	27,000	—	—	27,000
Issuance of Series C convertible preferred stock in July 2009 for cash at $5.0497 per share, net of issuance costs of $3,000	—	—	—	—	1,980,000	9,997,000	—	—	—	—	—	—	—
Compensation expense related to stock options and restricted common stock	—	—	—	—	—	—	—	—	—	479,000	—	—	479,000
Comprehensive loss:
Unrealized gain on marketable securities	—	—	—	—	—	—	—	—	—	—	(17,000)	—	(17,000)
Net loss	—	—	—	—	—	—	—	—	—	—	—	(14,760,000)	(14,760,000)

Total comprehensive loss													(14,777,000)

Balance at December 31, 2009	4,775,000	902,000	10,528,000	30,193,000	7,921,000	39,835,000	—	—	3,615,000	883,000	(4,000)	(56,324,000)	(55,445,000)
Issuance of common stock in connection with exercise of stock options	—	—	—	—	—	—	—	—	68,000	58,000	—	—	58,000
Issuance of common stock in January 2010 at $2.08 per share for services	—	—	—	—	—	—	—	—	4,000	9,000	—	—	9,000
Issuance of Series C convertible preferred stock in November 2010 at $5.0497 per share for services	—	—	—	—	73,000	370,000	—	—	—	—	—	—	—
Compensation expense related to stock options and restricted common stock	—	—	—	—	—	—	—	—	—	658,000	—	—	658,000
Comprehensive loss:
Unrealized gain on marketable securities	—	—	—	—	—	—	—	—	—	—	4,000	—	4,000
Net loss	—	—	—	—	—	—	—	—	—	—	—	(16,031,000)	(16,031,000)

Total comprehensive loss													(16,027,000)

Balance at December 31, 2010	4,775,000	902,000	10,528,000	30,193,000	7,994,000	40,205,000	—	—	3,687,000	1,608,000	—	(72,355,000)	(70,747,000)
Issuance of common stock in connection with exercise of stock options	—	$—	—	$—	—	$—	—	$—	32,000	$18,000	$—	$—	$18,000
Re-purchase of common stock in June 2011	—	—	—	—	—	—	—	—	(19,000)	(1,000)	—	—	(1,000)
Issuance of Series D convertible preferred stock in August 2011 for cash at $5.2581 per share, net of issuance costs of $1,138,000	—	—	—	—	—	—	7,118,000	36,287,000	—	—	—	—	—
Compensation expense related to stock options	—	—	—	—	—	—	—	—		858,000	—	—	858,000
Comprehensive loss:
Net loss	—	—	—	—	—	—	—	—		—	—	(11,152,000)	(11,152,000)

Total comprehensive loss													(11,152,000)

Balance at December 31, 2011	4,775,000	$902,000	10,528,000	$30,193,000	7,994,000	$40,205,000	7,118,000	$36,287,000	3,700,000	$2,483,000	$—	$(83,507,000)	$(81,024,000)

See accompanying notes.

KYTHERA BIOPHARMACEUTICALS, INC.
Statements of Cash Flows

	Year Ended December 31,
	2011	2010	2009
Operating activities
Net loss	$(11,152,000)	$(16,031,000)	$(14,760,000)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Amortization of (discount) on marketable securities	—	(16,000)	(31,000)
Amortization of redeemable convertible preferred stock warrant value	71,000	—	—
Depreciation	54,000	174,000	161,000
Loss on disposal of property and equipment	4,000	—	—
Revaluation of redeemable convertible preferred stock warrants	229,000	(570,000)	73,000
Stock-based compensation	858,000	1,037,000	506,000
Changes in assets and liabilities:
Prepaid expenses and other current assets	(809,000)	(209,000)	250,000
Restricted cash	14,416,000	(21,819,000)	—
Deferred sublicense payment	1,188,000	(1,540,000)	—
Other assets	(12,000)	—	—
Accounts payable and other accrued liabilities	80,000	2,920,000	(1,024,000)
Deferred revenue	(12,984,000)	16,831,000	—
Deferred development funds	(14,652,000)	19,603,000	—
Deferred long term payable to licensor	—	1,560,000	—
Deferred rent	2,000	5,000	(18,000)

Net cash (used in) provided by operating activities	(22,707,000)	1,945,000	(14,843,000)
Investing activities
Purchases of marketable securities	—	—	(34,645,000)
Proceeds from sales of marketable securities	—	12,697,000	31,058,000
Investment in property and equipment	(696,000)	(100,000)	(83,000)

Net cash provided by (used in) investing activities	(696,000)	12,597,000	(3,670,000)
Financing activities
Proceeds from common stock option exercises	17,000	58,000	8,000
Net proceeds from issuance of convertible preferred stock	36,287,000	—	9,997,000

Net cash provided by financing activities	36,304,000	58,000	10,005,000

Net increase (decrease) in cash and cash equivalents	12,901,000	14,600,000	(8,508,000)
Cash and cash equivalents at beginning of period	21,676,000	7,076,000	15,584,000

Cash and cash equivalents at end of period	$34,577,000	$21,676,000	$7,076,000

Supplemental disclosures related to non-cash activities
Issuance of redeemable convertible preferred stock warrants for senior loan facility commitment	$885,000	$—	$—
Issuance of redeemable convertible preferred stock for sublicense payment	$—	$195,000	$—
Issuance of redeemable convertible preferred stock for services rendered	$—	$175,000	$—
Issuance of common stock for services rendered	$—	$9,000	$27,000

See accompanying notes.

KYTHERA BIOPHARMACEUTICALS, INC.

Notes to Financial Statements

1. Organization and Basis of Presentation

KYTHERA Biopharmaceuticals, Inc. ("KYTHERA" or the "Company") is a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of novel prescription products for the aesthetic medicine market. The Company's objective is to develop first-in-class, non-surgical, prescription aesthetic products using an approach that relies on the scientific rigor of biotechnology to address unmet needs in the rapidly-growing market for aesthetic medicine. The Company's initial focus is on the facial aesthetics market, which comprises the majority of the aesthetics medicine market. The Company's product candidate, ATX-101, is a potential first-in-class, injectable treatment currently in Phase III clinical development for the reduction of fat below the chin, or submental fat.

KYTHERA was originally incorporated in Delaware in June 2004 under the name Dermion, Inc. It commenced operations in August 2005 and its name was changed to AESTHERx, Inc. In July 2006, the Company changed its name to KYTHERA Biopharmaceuticals, Inc.

Since commencement of operations in August 2005, the Company has devoted substantially all its efforts to the development of ATX-101, recruiting personnel and raising capital. In 2010, the Company entered into a License Agreement with Bayer Consumer Care AG and a Services, Research, Development and Collaboration Agreement with Bayer's Affiliate, Intendis GmbH, collectively referred to as the collaboration arrangement with Bayer. Bayer Consumer Care AG and Intendis GmbH are referred to jointly as Bayer.

The accompanying financial statements for the years ended December 31, 2011, 2010 and 2009 have been prepared on a going-concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business for the foreseeable future. Since inception in 2004, the Company has not been profitable and has incurred operating losses in each year. The Company has a limited operating history upon which you can evaluate its business and prospects. The Company has not generated any revenue from product sales to date and will continue to incur significant research and development and other expenses related to its ongoing operations. The Company has recorded net losses of $11,152,000, $16,031,000 and $14,760,000 for the years ended December 31, 2011, 2010 and 2009, respectively, and had an accumulated deficit of $83,507,000 as of December 31, 2011. The Company has funded its operations primarily through the sale and issuance of preferred stock, convertible debt, and amounts received pursuant to the collaboration arrangement with Bayer. Net working capital at December 31, 2011, was $29,524,000. The Company expects to continue to incur losses for the foreseeable future. At December 31, 2011, the Company had capital resources consisting of cash and cash equivalents and restricted cash of $41,980,000, of which $7,403,000 was restricted. The Company also has access to borrow up to $15,000,000 through its Credit Facility.

2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP.

KYTHERA BIOPHARMACEUTICALS, INC.

Notes to Financial Statements (Continued)

Reclassifications

Certain prior year amounts have been reclassified to conform to the current year presentation.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. Actual results could materially differ from those estimates. Management considers many factors in selecting appropriate financial accounting policies and controls, and in developing the estimates and assumptions that are used in the preparation of these financial statements. Management must apply significant judgment in this process. In addition, other factors may affect estimates, including: expected business and operational changes, sensitivity and volatility associated with the assumptions used in developing estimates, and whether historical trends are expected to be representative of future trends. The estimation process often may yield a range of potentially reasonable estimates of the ultimate future outcomes and management must select an amount that falls within that range of reasonable estimates. This process may result in actual results differing materially from those estimated amounts used in the preparation of the financial statements.

Segment Reporting

Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision-maker in making decisions regarding resource allocation and assessing performance. To date, the Company has viewed its operations and manages its business as one segment operating primarily in the United States.

Cash, Cash Equivalents and Marketable Securities

The Company considers all highly liquid securities with original final maturities of three months or less from the date of purchase to be cash equivalents. As of December 31, 2011 and 2010, cash and cash equivalents are comprised of funds in cash and money market accounts. From time to time, the Company maintains cash balances in excess of amounts insured by the Federal Deposit Insurance Corporation, or FDIC. The accounts are monitored by management to mitigate the risk.

From time to time, the Company invests in marketable securities, which are classified as available-for-sale securities and are stated at fair value as determined by quoted market prices. Any unrealized gain or loss on the investments is reported as a component of accumulated other comprehensive income within stockholders' deficit. Realized gains and losses and declines in value, if any, judged to be other-than-temporary on available-for-sale securities are reported in interest income or expense, net. When securities are sold, any associated unrealized gain or loss previously reported as a separate component of stockholders' deficit is reclassified out of stockholders' deficit and recorded in the statement of operations in the period sold. Accrued interest and dividends are included in interest income. The Company periodically reviews available-for-sale securities for other-than temporary declines in fair value below the cost basis, and whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

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Notes to Financial Statements (Continued)

As of December 31, 2011 and 2010, the Company did not have any marketable securities. There were no realized gains or losses from the sale of marketable securities for the year ended December 31, 2011. The Company recognized $1,000 and $5,000 of realized gains from the sale of marketable securities for the years ended December 31, 2010 and 2009, respectively.

Restricted Cash

Restricted cash of $7,403,000 and $21,819,000 at December 31, 2011 and 2010, respectively, represents restricted cash received through the collaboration arrangement with Bayer that will be used to fund its ongoing pivotal Phase III clinical trials in Europe and related costs for the ATX-101 development (see Note 7, "Commitments, Collaborations and Contingencies").

Payments the Company received to fund collaboration efforts for Bayer's European Phase III clinical trials were recorded as restricted cash and deferred development funds, and are recognized as an offset to development expenses as the restricted cash is utilized to fund such development activities.

Property and Equipment

Property and equipment are recorded at historical cost and consisted of the following:

	December 31,
	2011	2010
Cameras	$923,000	$237,000
Computer hardware and electronics	90,000	133,000
Furniture and fixtures	103,000	103,000
Software	12,000	12,000

	1,128,000	485,000
Less accumulated depreciation	(408,000)	(403,000)

	$720,000	$82,000

Depreciation is recorded using the straight-line method over the estimated useful lives of the assets (one to five years). The Company reviews its property and equipment assets for impairment in value whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company disposed of $54,000 and $34,000 of computer hardware and electronics for the years ended December 31, 2011 and 2010, with a recognized loss at disposal of $4,000 for the year end December 31, 2011. No loss on disposal was recognized during the years ended December 31, 2010 and 2009.

Concentration of Credit Risk

Financial instruments, which potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents and marketable securities. The primary objectives for the Company's investment portfolio are the preservation of capital and the maintenance of liquidity.

The Company's investment policy limits investments to certain types of instruments such as certificates of deposit, money market instruments, and obligations issued by U.S. government and U.S. government

KYTHERA BIOPHARMACEUTICALS, INC.

Notes to Financial Statements (Continued)

agencies, and places restrictions on maturities and concentration by type and issuer. From time to time, the Company maintains cash balances in excess of amounts insured by the FDIC. The accounts are monitored by management to mitigate the risk.

Stock-Based Compensation

The Company accounts for all stock-based payments issued to employees and directors using an option pricing model for estimating fair value. Accordingly, stock-based compensation expense is measured based on the estimated fair value of the awards on the date of grant, net of forfeitures. Compensation expense is recognized for the portion that is ultimately expected to vest over the period during which the recipient renders the required services to the Company using the straight-line single option method.

In accordance with authoritative guidance, the fair value of non-employee stock based awards is re-measured as the awards vest, and the resulting increase in fair value, if any, is recognized as expense in the period the related services are rendered.

Redeemable Convertible Preferred Stock Warrants

Freestanding warrants that are related to the purchase of redeemable convertible preferred stock are classified as liabilities and recorded at fair value regardless of the timing of the redemption feature or the redemption price or the likelihood of redemption. The warrants are subject to re-measurement at each balance sheet date and any change in fair value is recognized as a component of warrant and other interest (expense) income, net.

The Company will continue to adjust the liability for changes in fair value until the earlier of the exercise or expiration of the warrants.

Fair Value of Financial Instruments

The carrying amounts reported in the accompanying financial statements for cash and cash equivalents, accounts payable and accrued liabilities approximate their fair value because of the short-term nature of these accounts. The fair value of the warrant liability is discussed in Note 8, "Fair Value Measurements."

Revenue Recognition

The Company recognizes revenue when all of the following four criteria are present: persuasive evidence of an arrangement exists; delivery has occurred or services have been rendered; the fee is fixed or determinable; and collectability is reasonably assured.

For arrangements that involve the delivery of more than one element, each product, service and/or right to use assets is evaluated to determine whether it qualifies as a separate unit of accounting. This determination is based on whether the deliverable has "stand-alone value" to the customer. The consideration that is fixed or determinable is then allocated to each separate unit of accounting based on the relative selling price of each deliverable. The consideration allocated to each unit of accounting is recognized as the related goods or services are delivered, limited to the consideration that is not contingent upon future deliverables. Analyzing the arrangement to identify deliverables requires the use

KYTHERA BIOPHARMACEUTICALS, INC.

Notes to Financial Statements (Continued)

of judgment, and each deliverable may be an obligation to deliver services, a right or license to use an asset, or another performance obligation.

The Company's revenue is related to the license agreement with Bayer executed in 2010. This agreement provides for various types of payments, including non-refundable upfront license fees, milestone payments, and future royalties on Bayer's net product sales of ATX-101.

The Company received a non-refundable upfront license payment of approximately $21,319,000 from Bayer upon execution of the license agreement. The terms of the collaboration arrangement with Bayer include continuing performance obligations and development and clinical manufacturing supply obligations. Due to these ongoing performance obligations, the Company determined that the license did not have stand-alone value. The Company also did not have objective and reliable evidence of the fair value of these undelivered obligations. Accordingly, amounts received upfront under the license agreement were recorded as deferred revenue and is recognized on a straight line basis over the expected period of substantial involvement in collaboration activities, which is expected to be through June 30, 2012. The period over which these activities are to be performed is based upon management's estimate of the development period. Changes in management's estimate could change the period over which revenue is recognized. Current deferred revenue represents amounts, which are expected to be recognized within one year.

The Company recognizes revenue from milestone payments when earned, provided that (i) the milestone event is substantive in that it can only be achieved based in whole or in part on either the entity's performance or on the occurrence of a specific outcome resulting from the entity's performance and its achievability was not reasonably assured at the inception of the collaboration arrangement and (ii) the Company does not have ongoing performance obligations related to the achievement of the milestone earned and (iii) it would result in additional payments being due to the Company. Milestone payments are considered substantive if all of the following conditions are met: the milestone payment is non-refundable; achievement of the milestone was not reasonably assured at the inception of the arrangement; substantive effort is involved to achieve the milestone; and the amount of the milestone appears reasonable in relation to the effort expended, the other milestones in the arrangement and the related risk associated with the achievement of the milestone. Any amounts received under the collaboration arrangement in advance of performance, if deemed substantive, are recorded as deferred revenue and recognized as revenue as the Company completes its performance obligations.

Research and Development Costs

Major components of research and development (R&D) costs include cash compensation, stock-based compensation, pre-clinical studies, clinical trial and related clinical manufacturing, materials and supplies, and fees paid to consultants and other entities that conduct certain research and development activities on the Company's behalf. R&D costs, including upfront fees and milestones paid to collaborators, are expensed as goods are received or services rendered. Costs to acquire technologies to be used in research and development that have not reached technological feasibility and have no alternative future use are also expensed as incurred. Costs incurred in connection with clinical trial activities for which the underlying nature of the activities themselves do not directly relate to active research and development, such as costs incurred for market research and focus groups linked to clinical strategy as well as costs to build the Company's brand, are not included in R&D costs but are reflected as general and administrative expenses.

KYTHERA BIOPHARMACEUTICALS, INC.

Notes to Financial Statements (Continued)

The Company enters into agreements with various research institutions, contract laboratories, contract manufacturers and consultants. These agreements are generally on a fee-for-service basis and are cancelable.

Clinical Trial Accruals

As part of the process of preparing its financial statements, the Company is required to estimate its expenses resulting from its obligations under contracts with vendors and consultants and clinical site agreements in connection with conducting clinical trials. The financial terms of these contracts are subject to negotiations which vary from contract to contract and may result in payment flows that do not match the periods over which materials or services are provided to us under such contracts. The Company's objective is to reflect the appropriate trial expenses in its financial statements by matching those expenses with the period in which services and efforts are expended. The Company accounts for these expenses according to the progress of the trial as measured by patient progression and the timing of various aspects of the trial. The Company determines accrual estimates through financial models taking into account discussion with applicable personnel and outside service providers as to the progress or state of consummation of trials, or the services completed. During the course of a clinical trial, the Company adjusts its rate of clinical expense recognition if actual results differ from its estimates. The Company makes estimates of its accrued expenses as of each balance sheet date in its financial statements based on the facts and circumstances known to us at that time. Although the Company does not expect its estimates to be materially different from amounts actually incurred, its understanding of the status and timing of services performed relative to the actual status and timing of services performed may vary and may result in us reporting amounts that are too high or too low for any particular period. The Company's clinical trial accrual is dependent upon the timely and accurate reporting of contract research organizations and other third-party vendors.

Other Income

Other income represents amounts received under the Qualified Therapeutic Discovery Credit Programs included in healthcare reform legislation enacted in March 2010. This program established a one-time pool of $1 billion for grants to small biotech companies developing novel therapeutics which met certain requirements. Under this program, the Company received a non-recurring grant in 2010, which totaled $930,000, related to four research and development projects.

Basic and Dilutive Net Loss Per Common Share

Basic net loss per common share is computed by dividing net loss by the weighted-average number of common shares outstanding during the period, excluding the dilutive effects of converting redeemable preferred stock, warrants to purchase redeemable convertible preferred stock and options. Diluted net loss per common share is computed by dividing the net loss by the sum of the weighted-average number of common shares outstanding during the period plus the potential dilutive effects of redeemable convertible preferred stock and warrants to purchase redeemable convertible preferred stock, and options outstanding during the period calculated in accordance with the treasury stock method, but are excluded if their effect is anti-dilutive. Because the impact of these items is anti-dilutive during periods of net loss, there was no difference between basic and diluted loss per common share at December 31, 2011, 2010 and 2009.

KYTHERA BIOPHARMACEUTICALS, INC.

Notes to Financial Statements (Continued)

The calculation of weighted-average diluted shares outstanding excludes the dilutive effect of converting redeemable convertible preferred stock, warrants to purchase redeemable convertible preferred stock and options to purchase common stock, as the impact of such items are anti-dilutive during periods of net loss. Shares excluded from the calculation were 35,145,000, 27,716,000, and 26,612,000 for the fiscal years ended December 31, 2011, 2010 and 2009, respectively.

Income Taxes

The Company accounts for income taxes under the asset and liability method, which requires, among other things, that deferred income taxes be provided for temporary differences between the tax bases of the Company's assets and liabilities and their financial statement reported amounts. A valuation allowance is recorded when it is more likely than not that some portion or all of a deferred tax asset will not be realized. Management has considered estimated future taxable income and ongoing prudent and feasible tax planning strategies in assessing the amount of the valuation allowance. When the Company establishes or reduces the valuation allowance against its deferred tax assets, its provision for income taxes will increase or decrease, respectively, in the period such determination is made.

Additionally, the Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position. The tax benefit recognized in the financial statements for a particular tax position is based on the largest benefit that is more likely than not to be realized upon settlement. Accordingly, the Company establishes reserves for uncertain tax positions.

Comprehensive Loss

Comprehensive loss is comprised of net loss and other comprehensive income or loss. The only component of other comprehensive income or loss is unrealized gains and losses on marketable securities. Comprehensive gains and losses have been reflected in the statements of stockholders' deficit for all periods presented.

Collaboration Arrangements

A collaboration arrangement is defined as a contractual arrangement that has or may have significant financial milestones associated with success-based development, which include certain arrangements the Company has entered into regarding the research and development, manufacture and/or commercialization of products and product candidates. These collaborations generally provide for non-refundable, upfront license fees, research and development and commercial performance milestone payments, cost sharing and royalty payments. The collaboration agreements with third parties are performed on a "best efforts" basis with no guarantee of either technological or commercial success. The Company evaluates whether an arrangement is a collaboration arrangement at its inception based on the facts and circumstances specific to the arrangement. The Company reevaluates whether an arrangement qualifies or continues to qualify as a collaboration arrangement whenever there is a change in the anticipated or actual ultimate commercial success of the endeavor. See Note 7, "Commitments, Collaborations and Contingencies."

KYTHERA BIOPHARMACEUTICALS, INC.

Notes to Financial Statements (Continued)

Recent Accounting Pronouncements

In June 2011, a new accounting standard was issued that changed the disclosure requirements for the presentation of other comprehensive income, or OCI, in the financial statements, including the elimination of the option to present OCI in the statement of stockholders' equity (deficit). OCI and its components will be required to be presented for both interim and annual periods either in a single financial statement, the statement of comprehensive income, or in two separate but consecutive financial statements, consisting of a statement of income followed by a separate statement presenting OCI. This standard is required to be applied retrospectively for years ending after December 15, 2012, and interim and annual periods thereafter. The adoption of this standard is not expected to have a material impact on the Company's financial statements.

Effective January 1, 2011, the Company prospectively adopted a new accounting standard that amended the guidance for revenue recognition related to multiple-deliverable revenue arrangements. The amendments in this guidance enabled vendors to account for products or services separately rather than as a combined unit upon meeting certain criteria and establish a hierarchy for determining the selling price of a deliverable. In addition, a vendor can determine a best estimate of selling price, in a manner that is consistent with that used to determine the price to sell the deliverable on a standalone basis, if a vendor does not have vendor-specific objective evidence or third party evidence of selling price. This guidance also eliminated the use of the residual method and requires a vendor to allocate revenue using the relative selling price method. The amendments are effective prospectively, with an option for retrospective restatement of the financial statements, for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010 with early adoption permitted at the beginning of an entity's fiscal year. The adoption did not have a significant impact on the Company's reported results of operations.

3. Bridge Financing

In January 2006, the Company entered into bridge financing transactions by issuing convertible promissory notes and warrants, for aggregate proceeds of $8,051,000 from certain existing and new investors. The convertible notes bore interest at 8% and were automatically convertible into shares of the Company's preferred stock upon the occurrence of a qualified preferred stock financing as described in the convertible promissory note agreement. The estimated fair value of the warrants, totaling approximately $440,000, was treated as a deduction from the note proceeds (debt discount) and amortized as interest expense over the period the notes were outstanding. The warrants entitled the note holders to obtain a certain number of preferred shares, based on a specific formula outlined in the agreement, at the issuance price of the qualified preferred stock financing. When the Company completed its Series B redeemable convertible preferred stock (Series B Preferred) financing in May 2006, the aggregate principal and interest outstanding on the convertible notes of $8,247,000 was converted into approximately 2,867,000 shares of Series B Preferred at the issuance price of $2.8762 per share. In addition, the number and the exercise price of the warrants issued in connection with the bridge financing was established at the time of the issuance of the Series B Preferred, resulting in warrants exercisable for approximately 643,000 shares of Series B Preferred at an exercise price of $2.8762 per share. The warrants expire in May 2013.

The Company has classified the warrants as a liability and has re-measured the liability to estimated fair value at December 31, 2011, 2010 and 2009, using the Black-Scholes option pricing model under

KYTHERA BIOPHARMACEUTICALS, INC.

Notes to Financial Statements (Continued)

the following assumptions: contractual life according to the remaining terms of the warrants, no dividend yield, risk-free interest rate of 0.13%, 0.63% and 1.72% at December 31, 2011, 2010 and 2009, respectively, and volatility of 72%, 75% and 113% at December 31, 2011, 2010 and 2009, respectively.

The increase in the fair value of the warrants from issuance to December 31, 2011, totaled $856,000 and has been recorded in warrant and other interest income (expense), net, and included $265,000 of interest expense, $570,000 of interest income, and $73,000 of interest expense in the statements of operations for the years ended December 31, 2011, 2010 and 2009, respectively.

4. Credit Facility

On March 21, 2011, the Company executed a debt financing agreement whereby the Company has access to borrow up to $15,000,000 of senior loan financing through January 1, 2012. On December 30, 2011, the Company amended its credit facility to provide for an extension of its drawdown period through December 1, 2012, provided that it had drawn down at least $5.0 million as of August 1, 2012. For each draw, the Company shall make six months of interest only payments at a fixed rate of 11.5% followed by 30 months of interest and principal payments at a fixed rate of 8.5% and a final payment of 6% of the amount drawn. As of December 31, 2011, no amounts had been drawn. The debt is secured by all the Company's assets, except for the Company's intellectual property, which is subject to a negative pledge agreement.

Upon entry into the agreement, the Company issued warrants to purchase 89,000 Series C Preferred shares at an exercise price of $5.0497 which expire 10 years from the date of issuance, or March 21, 2021. The estimated fair value of the warrants at issuance of approximately $345,000 has been recorded as a deferred financing cost in prepaid expenses and other current assets and is being amortized to warrant and other interest income (expense), net, over the expected term of the loan.

Upon extension of the credit facility, the Company issued a warrant to purchase up to an additional 228,219 shares of its Series D Preferred at an exercise price of $5.2581 which expires 10 years from the date of issuance, or December 30, 2021. The warrant is initially exercisable for 114,109 shares of the Company's Series D Preferred and can be exercisable for up to 114,110 additional shares of Series D Preferred, based on 4% of the amount actually drawn at an exercise price of $5.2581. The estimated fair value of the warrant at issuance of approximately $540,000 has been recorded as a deferred financing cost in prepaid expenses and other current assets and is being amortized to warrant and other interest income (expense) over the expected term of the loan.

The Company has classified the warrants as a liability and has re-measured the liability to estimated fair value at December 31, 2011, using the Black-Scholes option pricing model under the following assumptions: contractual life according to the remaining terms of the warrants, no dividend yield, risk-free interest rate of 1.89% and 1.75% for the Series D Preferred warrants and Series C Preferred warrants, respectively, and volatility of 81% and 80% for the Series D Preferred warrants and Series C Preferred warrants, respectively.

The decrease in the fair value of the Series C Preferred warrants from issuance in March of 2011 to December 31, 2011, totaled $36,000 and has been recorded in warrant and other interest income (expense), net, in the statements of operations for the year ended December 31, 2011. There was no

KYTHERA BIOPHARMACEUTICALS, INC.

Notes to Financial Statements (Continued)

change in the fair value of the Series D Preferred warrants during the year ended December 31, 2011 due to the timing of issuance.

5. Redeemable Convertible Preferred Stock

In August 2005, the Company issued 4,525,000 shares of its Series A redeemable convertible preferred stock (Series A Preferred) at a price of $0.20 per share, for aggregate gross proceeds of $905,000. In addition, the Company issued an aggregate of 250,000 shares of Series A Preferred to service providers valued at $0.20 per share for services rendered.

In May 2006, the Company issued 10,431,000 shares of its Series B Preferred at a price of $2.8762 per share, for aggregate gross proceeds of $30,000,000 (including the conversion of the convertible promissory notes issued in January 2006). In addition, the Company issued an aggregate of approximately 97,000 shares of its Series B Preferred to Los Angeles Biomedical Research Institute pursuant to a license agreement which required the Company to issue shares of its capital stock with a value at issuance of $280,000. The Company recognized the $280,000 as research and development expense in 2005.

In May 2008, the Company issued 5,941,000 shares of Series C redeemable convertible preferred stock (Series C Preferred) at a price of $5.0497 per share, for aggregate gross proceeds of $30,000,000.

The Series C Preferred financing also provided for an additional $10,000,000 investment (Additional Investment) from the investors in the Series C Preferred financing, where upon approval of not less than 75% of the members of the board of directors, the Company had the right to request the Series C investors to purchase, on a pro-rata basis, $10,000,000 of Series C Preferred at the Series C price of $5.0497 per share. In the event a Series C investor elected not to participate in the Additional Investment, the Company was permitted to issue and sell such investor's pro rata portion of the Additional Investment to other investors approved by the board of directors.

On January 30, 2009, the Series C investors agreed to participate in the Additional Investment. The financing closed on July 1, 2009 and the Company issued 1,980,000 shares of its Series C Preferred for $10,000,000 in aggregate gross proceeds. In November of 2010, the Company issued an additional 73,000 shares of its Series C Preferred valued at $5.0497 per share in exchange for services. On January 25, 2011, the board of directors approved an increase in the authorized number of Series C Preferred shares, increasing the number of authorized shares to 8,300,000.

In August 2011, the Company issued 7,118,000 shares of its Series D redeemable convertible preferred stock (Series D Preferred) at a price of $5.2581 per share, for aggregate gross proceeds of $37,425,000.

The Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred (collectively, the Preferred Stock) have the following rights, preferences, and privileges:

Conversion Rights

Upon initial issuance, the Preferred Stock was convertible, at the option of the holder, into shares of common stock on a 1-for-1 basis. The Series A Preferred, Series C Preferred and Series D Preferred is currently convertible into common stock on a 1-for-1 basis. The Series B Preferred is currently

KYTHERA BIOPHARMACEUTICALS, INC.

Notes to Financial Statements (Continued)

convertible into shares of common stock on a 1-for-1.00785 basis. The conversion rate for each series of Preferred Stock is subject to appropriate adjustment in the event of any stock dividends, stock splits, combination of shares, reorganization, recapitalization, reclassification or similar events. Additionally, each share of Preferred Stock will automatically convert (i) immediately prior to the closing of a firm underwritten public offering of shares of common stock at a price per share not less than $8.63 per share with aggregate gross proceeds equal to, or in excess of $30,000,000, or (ii) upon the written consent for such conversion that is executed by the holders of at least 60% of the Preferred Stock then outstanding, voting together as a class on an as converted basis, and, if such conversion is not in connection with the Company's initial public offering, the holders of at least a majority of the Series C Preferred and Series D Preferred then outstanding, voting together as a separate class on an as converted basis. Preferred Stock is also subject to certain anti-dilution provisions.

Dividends

The holders of the Preferred Stock are entitled to receive dividends at the rate of $0.016, $0.23, $0.404 and $0.4207 per share per annum, on each outstanding share of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred, respectively (subject to adjustment in the event of any stock dividends, stock splits, combination of shares, reorganization, recapitalization, reclassification or similar events), payable in preference and priority to any payment of dividend on common stock of the Company. Payment of any dividends to the holders of the Preferred Stock shall be on a pro rata, pari passu basis. Such dividends are payable when and if declared by the Board of Directors and are noncumulative. No dividends may be paid without the written consent of at least a majority of the Series C Preferred and Series D Preferred then outstanding, voting together as a separate class on an as converted basis. Any additional dividends declared or paid in any year shall be declared and paid among the holders of the Preferred Stock and common stock then outstanding in proportion to the greatest whole number of shares of common stock which would be held by each such holder if all shares of the Preferred Stock were converted at the then effective conversion rate. No dividends have been declared through December 31, 2011.

Voting Rights

The holders of the Preferred Stock are entitled to the number of votes equal to the number of shares of common stock into which their preferred shares are convertible. Certain transactions and actions require the consent of the holders of at least 60% of the shares of outstanding Preferred Stock, as set forth in the Company's Amended and Restated Certificate of Incorporation.

Liquidation

In the event of any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary (a Liquidation Event), the holders of the Series D Preferred are entitled to receive with equal priority and pro rata, prior and in preference to any distribution of the assets of the Company to holders of Series A Preferred, Series B Preferred, Series C Preferred or common stock, by reason of their ownership, an amount equal to $5.2581 for each share of Series D Preferred plus any declared but unpaid dividends. Thereafter, the holders of Series C Preferred are entitled to receive with equal priority and pro rata, prior to and in preference to any distribution of the assets of the Company to the holders of Series A Preferred, Series B Preferred or common stock, by reason of their ownership, an amount equal to $5.0497 for each share of Series C Preferred plus any declared but unpaid dividends.

KYTHERA BIOPHARMACEUTICALS, INC.

Notes to Financial Statements (Continued)

Thereafter, the holders of Series A Preferred and Series B Preferred are entitled to receive with equal priority and pro rata, prior to and in preference to any distribution of the assets of the Company to the holders of common stock, by reason of their ownership, an amount equal to $0.20 for each share of Series A Preferred and $2.8762 for each share of Series B Preferred plus any declared but unpaid dividends. Thereafter, if assets remain in the Company, the holders of common stock receive all of the remaining assets on a pro rata basis.

The acquisition of the Company by another entity in which the stockholders of the Company do not own at least 50% of the total voting power represented by the voting securities of the surviving entity or a sale, lease or other conveyance of all or substantially all assets of the Company or a worldwide exclusive license of all or substantially all of the intellectual property of the Company in all fields of use of those exclusive licenses, lease or other disposition or conveyance of all or substantially all of the assets of the Company is considered a Liquidation Event. The treatment of any particular transaction or series of transactions as a Liquidation Event may be waived by the vote or written consent of the holders of at least 60% of the Preferred Stock then outstanding, voting as a separate class.

Redemption

After August 30, 2017, shares of Series A Preferred, Series B Preferred, Series C Preferred, and Series D Preferred shall be redeemable at the election of 60% of the Preferred Stock then outstanding, voting together on an as-converted basis. The redemption shall be effected first with respect to the Series D Preferred, second with respect to the Series C Preferred, and third on a pari passu basis with respect to the Series B Preferred and Series A Preferred. The redemption requires the Company to pay a per share sum equal to the original issue price of each such series of Preferred Stock plus an amount per share calculated at a rate of 8% per annum from the original issue date of each such series of Preferred Stock. The redemption values of the Series A, B, C and D Preferred shares as of December 31, 2011 would be $1,566,000, $46,864,000, $52,342,000 and $38,423,000, respectively. The shares would be redeemed in three equal annual installments after the written notice to redeem is issued. The first payment would occur no later than 60 days after such notice.

6. Stockholders' Deficit

Restricted Common Stock

In August 2005, the Company issued approximately 3,466,000 shares of its restricted common stock to its founders. The Company had a right to repurchase any unvested shares at a price of $0.01 upon termination over the vesting period of the shares. In 2011, the Company repurchased approximately 19,000 unvested shares. There were no repurchases or transfers of shares in 2010 or 2009. As of December 31, 2011, all outstanding founders' shares were fully vested. The Company accounted for this issuance using an option pricing model to estimate the fair value of the stock and recognized the fair value of the stock at issuance over the vesting period. No stock compensation expense was recognized during the year ended December 31, 2011. The Company recognized $16,000 and $37,000 in compensation expense during the years ended December 31, 2010 and 2009, respectively.

KYTHERA BIOPHARMACEUTICALS, INC.

Notes to Financial Statements (Continued)

Shares Reserved for Future Issuance

At December 31, 2011, shares of the Company's common stock reserved for future issuance are as follows:

Conversion of preferred stock	30,497,000
Common stock options outstanding	3,796,000
Common stock options available for grant	1,669,000
Warrants outstanding to purchase Series B Preferred	649,000
Warrants outstanding to purchase Series C Preferred	89,000
Warrants outstanding to purchase Series D Preferred	228,000

Total common shares reserved for future issuance	36,928,000

Stock Options

In January 2010, the board of directors approved the Amended and Restated 2004 Stock Plan (the Plan), which provides for the granting of incentive and nonstatutory stock options and restricted stock to its employees, directors, and consultants at the discretion of the board of directors. As of December 31, 2011 and 2010, a total of 5,588,000 and 4,369,000 shares, respectively, were authorized for grant under the Plan.

Stock options may be granted with exercise prices not less than the estimated fair value of the Company's common stock. Incentive stock options granted to individuals owning more than 10% of the total combined voting power of all classes of stock are exercisable up to five years from the date of grant. The Plan provides that the exercise price of any incentive stock option granted to a 10% stockholder cannot be less than 110% of the estimated fair value of the common stock on the date of grant. Except as set forth above, options granted under the Plan expire no later than ten years from the date of grant. Options granted to employees under the Plan vest over periods determined by the board of directors, generally over period of one to four years. The Company has granted certain performance-based incentive stock option awards that vest based on the achievement of certain predetermined milestones. The board of directors determines the estimated fair value of its common stock based on assistance from an independent third-party valuation. The fair value of the Company's common stock was determined to be $3.11, $2.23 and $2.08 at December 31, 2011, 2010 and 2009, respectively.

KYTHERA BIOPHARMACEUTICALS, INC.

Notes to Financial Statements (Continued)

A summary of stock option activity for the years ended December 31, 2011, 2010, and 2009 is as follows:

	Number of Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Weight- Average Intrinsic Value
Outstanding at December 31, 2008	1,910,000	$0.61	8.59
Granted	782,000	1.92
Exercised	(15,000)	0.50		$1.32
Forfeited	(21,000)	0.86

Outstanding at December 31, 2009	2,656,000	$0.99	8.10
Granted	1,138,000	2.20
Exercised	(67,000)	0.85		$1.32
Forfeited	(39,000)	1.25

Outstanding at December 31, 2010	3,688,000	$1.36	7.61
Granted	208,000	2.75	9.59
Exercised	(32,000)	0.56		$1.94
Forfeited	(68,000)	1.96

Outstanding at December 31, 2011	3,796,000	$1.43	6.76

Vested or expected to vest at December 31, 2011	3,765,000	$1.43	6.75
Exercisable at December 31, 2011	2,602,000	$1.07	6.15

At December 31, 2011, the aggregate intrinsic value of options outstanding and exercisable was $6,364,000 and $5,305,000, respectively.

The Company estimates the fair value of its share-based awards to employees and directors using the Black-Scholes option pricing model. The Black-Scholes model requires the input of highly complex and subjective assumptions, including (a) the expected stock price volatility, (b) the calculation of expected term of the award, (c) the risk free interest rate and (d) expected dividends. Due to the Company's limited operating history and a lack of company specific historical and implied volatility data, the Company has based its estimate of expected volatility on the historical volatility of a group of similar companies that are publicly traded. When selecting these public companies on which it has based its expected stock price volatility, the Company selected companies with comparable characteristics to it, including enterprise value, risk profiles, position within the industry, and with historical share price information sufficient to meet the expected life of the stock-based awards. The historical volatility data was computed using the daily closing prices for the selected companies' shares during the equivalent period of the calculated expected term of the stock-based awards. The Company will continue to apply this process until a sufficient amount of historical information regarding the volatility of its own stock price becomes available. The Company has estimated the expected life of its employee stock options using the "simplified" method, whereby, the expected life equals the arithmetic average of the vesting term and the original contractual term of the option due to its lack of sufficient historical data. The risk-free interest rates for periods within the expected life of the option are based on the U.S. Treasury yield curve in effect during the period the options were granted. The Company has never paid, and does not expect to pay dividends in the foreseeable future.

KYTHERA BIOPHARMACEUTICALS, INC.

Notes to Financial Statements (Continued)

The weighted-average assumptions used to estimate the fair value of stock options using the Black-Scholes option pricing model were as follows:

	2011	2010	2009
Weighted-average exercise price of options granted	$2.75	$2.20	$1.92
Expected volatility	77%	77%	113%
Expected term (in years)	5.8	5.9	6.1
Weighted-average risk free interest rate	1.55%	1.82%	1.94%
Expected dividends	0%	0%	0%

The Company is also required to estimate forfeitures at the time of grant, and revise those estimates in subsequent periods if actual forfeitures differ from its estimates. The Company uses historical data to estimate pre-vesting option forfeitures and record stock-based compensation expense only for those awards that are expected to vest. To the extent that actual forfeitures differ from the Company's estimates, the difference is recorded as a cumulative adjustment in the period the estimates were revised. For the year ended December 31, 2011, the Company applied a forfeiture rate based on the Company's historical forfeitures. No forfeiture rate was applied prior to January 1, 2011 as forfeitures prior to such date had been insignificant.

Total compensation cost recorded in the statements of operations, which includes stock-based compensation expense, restricted shares issued to founders subject to vesting and the value of stock and options issued to nonemployees for services are allocated as follows:

	December 31,
	2011	2010	2009
Research and development	$451,000	$510,000	$283,000
General and administrative	407,000	528,000	223,000

	$858,000	$1,038,000	$506,000

As of December 31, 2011, there was $1,665,000 of unrecognized compensation expense related to unvested employee stock option agreements, which is expected to be recognized over a weighted-average period of approximately 2.23 years. For stock option awards subject to graded vesting, the Company recognizes compensation cost on a straight-line basis over the service period for the entire award.

The Company continues to account for stock options issued to nonemployees using a fair value approach. The compensation costs of these arrangements are subject to re-measurement over the vesting terms as earned.

During the years ended December 31, 2011, 2010 and 2009, the Company granted nonemployees options to purchase approximately 50,000 and 4,000 and 52,000 shares of its common stock, respectively, at exercise prices ranging from $2.95 to $1.83 per share. Compensation expense related to nonemployee option grants of $50,000, $35,000 and $56,000 were recorded for the years ended December 31, 2011, 2010 and 2009, respectively.

KYTHERA BIOPHARMACEUTICALS, INC.

Notes to Financial Statements (Continued)

The fair value of nonemployee options in 2011 was estimated using the Black-Scholes option pricing model with the following weighted-average assumptions: no dividend yield, volatility of 76%, maximum contractual life of ten years, and a risk-free interest rate of 1.38%.

7. Commitments, Collaborations and Contingencies

Commitments

The Company leases its facilities and certain equipment under operating leases.

In 2011, the Company renegotiated its facility lease through December 31, 2013. The renegotiated lease commenced in June 2011, and the future minimum rental payments under the new lease are included in the future minimum rental payments below. The lease is subject to fixed rate escalation increases. As a result, the Company recognizes rent expense on a straight-line basis for the full amount of the commitment including the minimum rent increases over the life of the lease. Under the terms of the lease agreement, the Company expects to incur rent expense associated with its new office lease of $332,000 per year.

Rent expense under the Company's operating leases for the years ended December 31, 2011, 2010 and 2009, was $265,000, $180,000 and $196,000, respectively.

Future minimum lease payments are as follows at December 31, 2011:

Operating Leases
Years ended December 31:
2012	$336,000
2013	340,000
Thereafter	—

Total future minimum lease payments	$676,000

Collaboration Arrangements

From time to time, the Company enters into collaborative arrangements for its research and development and manufacturing activities. Each collaboration is unique in nature and the Company's significant agreements are discussed below.

Bayer

In August 2010, the Company entered into a license agreement with Bayer Consumer Care AG that provides Bayer with an exclusive license to develop, manufacture and commercialize ATX-101 outside of the United States and Canada. In connection with the License Agreement the Company also entered into a related Services, Research, Development and Collaboration Agreement with Bayer's affiliate, Intendis GmbH. These agreements are referred to jointly as the collaboration arrangement with Bayer, and Bayer Consumer Care AG and Intendis GmbH are referred to jointly as Bayer. In connection with the entry into the collaboration arrangement, Bayer paid the Company an upfront license fee of approximately $21,319,000 and approximately $22,247,000 for research and development to fund a

KYTHERA BIOPHARMACEUTICALS, INC.

Notes to Financial Statements (Continued)

portion of Bayer's European Phase III clinical trials. The Company is eligible to receive up to $330,000,000 for certain development, manufacturing, regulatory and commercialization contingent payments upon the achievement by Bayer of specified events under our collaborative arrangement, as well as escalating royalties from the mid- to high-teens on Bayer's net product sales of ATX-101. The first of these contingent event based payments of $15,800,000 will be due to the Company upon the conclusion of Bayer's European Phase III clinical trial for ATX-101. The license agreement also provides that if certain competing products are approved for the reduction of localized fat reduction and sold outside the United States and Canada by a third-party, the royalty rate for net product sales of ATX-101 by Bayer will be significantly reduced.

License fees of $21,319,000 have been deferred and are being recognized on a straight line basis over the period of substantial involvement in collaboration activities, which is expected to be through June 30, 2012.

Amounts to fund collaboration efforts of $22,247,000 were recorded as restricted cash and deferred development funds and are recognized as an offset to research and development expenses as the restricted cash is utilized to fund development activities. Deferred development funds and the related restricted cash are expected to be fully utilized to fund European clinical trial activities by December 31, 2012 and accordingly, such amounts have been presented as current on the balance sheet as of December 31, 2011. Restricted cash and deferred development funds were presented as current and long-term on the December 31, 2010 balance sheet based on the Company's estimate that $16,167,000 would be spent to fund development activities within the next 12 months.

Los Angeles Biomedical Research

In August 2005, the Company entered into an exclusive license agreement with Los Angeles Biomedical Research Institute at Harbor/UCLA Medical Center, or LA Biomed, pursuant to which it obtained a worldwide exclusive license to practice, enforce and otherwise exploit certain patent rights related to the use of the active ingredient in ATX-101. The exclusive license requires the Company to pay LA Biomed upon the achievement of certain development and performance milestones, including a milestone payment of $500,000 upon receipt of marketing approval of ATX-101, as well as non-royalty sublicense fees equal to 10% of any sublicense income, up to a total of $5,000,000. In August 2010, due to the receipt of the upfront license fee from Bayer, the Company incurred non-royalty sublicense fees of $1,950,000, which was deferred and is being recognized as sublicense fee expense on a straight line basis over the same period as the license income. During 2010, the Company made payments of cash and stock to LA Biomed totaling $390,000 related to the non-royalty sublicense fee incurred. The remainder of $1,560,000 will be due upon consummation of a public offering.

Contingencies

The Company may be subject to various litigation matters arising in the ordinary course of business from time to time. The Company is not subject to any currently pending legal matters or claims that would have a material adverse effect on its financial position, results of operations or cash flows.

KYTHERA BIOPHARMACEUTICALS, INC.

Notes to Financial Statements (Continued)

8. Fair Value Measurements

The Company applies various valuation approaches in determining the fair value of its financial assets and liabilities within a hierarchy that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company's assumptions about the inputs that market participants would use in pricing the asset or liability and are developed based on the best information available in the circumstances. The fair value hierarchy is broken down into three levels based on the source of inputs as follows:

  Level 1—Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access.

  Level 2—Valuations based on quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active and models for which all significant inputs are observable, either directly or indirectly.

  Level 3—Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

The availability of observable inputs can vary among the various types of financial assets and liabilities. To the extent that the valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, for financial statement disclosure purposes, the level in the fair value hierarchy within which the fair value measurement is categorized is based on the lowest level input that is significant to the overall fair value measurement.

At December 31, 2011 and 2010, the Company had cash equivalents comprised of U.S. Treasury securities money market accounts whose value is based using quoted market prices with no adjustments applied. Accordingly, these securities are classified as Level 1. The Company had no assets or liabilities classified as Level 2. The warrants issued for redeemable convertible preferred stock are categorized as Level 3. The fair values of these instruments are determined using models based on market observable inputs and management judgment. See discussion of fair value calculation at Note 3, "Bridge Financing" and Note 4, "Credit Facility." There were no material re-measurements to fair value during the years ended December 31, 2011, 2010 and 2009, of financial assets and liabilities that are not measured at fair value on a recurring basis.

KYTHERA BIOPHARMACEUTICALS, INC.

Notes to Financial Statements (Continued)

The following fair value hierarchy table presents information about each major category of the Company's financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2011 and 2010.

	Fair Value Measurement at December 31, 2011 using:
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance as of December 31, 2011
Assets:
Cash equivalents	$8,315,000	$—	$—	$8,315,000

Total	$8,315,000	$—	$—	$8,315,000

Liabilities:
Redeemable convertible preferred stock warrants	$—	$—	$2,145,000	$2,145,000

Total	$—	$—	$2,145,000	$2,145,000

	Fair Value Measurement at December 31, 2010 using:
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance as of December 31, 2010
Assets:
Cash equivalents	$20,315,000	$—	$—	$20,315,000

Total	$20,315,000	$—	$—	$20,315,000

Liabilities:
Redeemable convertible preferred stock warrants	$—	$—	$1,031,000	$1,031,000

Total	$—	$—	$1,031,000	$1,031,000

The following table presents the Company's assets and liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the year ended December 31, 2011:

	Assets		Liabilities
Balance at December 31, 2010		$—	$1,031,000
Settlements		—	—
Issuance of new warrants			885,000
Fair value increase included in interest income or expense, net			229,000

Balance at December 31, 2011	$		$2,145,000

The fair values of cash equivalents, accounts payable and accrued liabilities approximate their carrying values due to the short-term nature of these accounts.

KYTHERA BIOPHARMACEUTICALS, INC.

Notes to Financial Statements (Continued)

9. 401(k) Savings Plan

In 2006, the Company sponsored a defined contribution savings plan under Section 401(k) of the Internal Revenue Code (the 401(k) Plan). The 401(k) Plan covers all employees who meet defined minimum age and service requirements, and allows participants to defer a portion of their annual compensation on a pretax basis. The Company contributes a percentage of its eligible employees' earnings. For the years ended December 31, 2011, 2010 and 2009, the total amounts included in expense for its contributions were $156,000, $154,000 and $132,000, respectively.

10. Income Taxes

There is no provision for income taxes because the Company has incurred operating losses since inception. The Company recorded deferred tax assets of approximately $34,534,000 and $29,694,000 as of December 31, 2011 and 2010, respectively, which have been fully offset by a valuation allowance due to uncertainties surrounding its ability to generate future taxable income to realize these assets. The deferred tax assets are primarily composed of federal and state tax net operating loss, or NOL, carryfowards, start-up expenditures and R&D credit carryforwards. As of December 31, 2011, the Company has federal NOL carryforwards of approximately $57,000,000, which will expire at various times through 2031.

In general, if the Company experiences a greater than 50 percentage point aggregate change in ownership of certain significant stockholders over a three-year period (a "Section 382 ownership change"), utilization of its pre-change NOL carryforwards are subject to an annual limitation under Section 382 of the Internal Revenue Code (and similar state laws). The annual limitation generally is determined by multiplying the value of the Company's stock at the time of such ownership change (subject to certain adjustments) by the applicable long-term tax-exempt rate. Such limitations may result in expiration of a portion of the NOL carryforwards before utilization and may be substantial. The Company has determined that ownership changes have occurred in prior years which, after limitations, will likely result in approximately $800,000 of its NOL carryforwards expiring unutilized. Accordingly, the related deferred tax assets and corresponding valuation allowance have been removed from the components of deferred tax assets. The ability of the Company to use its remaining NOL carryforwards may be further limited or lost if the Company experiences a Section 382 ownership change in connection with this offering or as a result of future changes in its stock ownership.

KYTHERA BIOPHARMACEUTICALS, INC.

Notes to Financial Statements (Continued)

The components of deferred tax assets at December 31, 2011 and 2010 are as follows:

	December 31,
	2011	2010
Net operating losses	$22,809,000	$22,616,000
Start-up expenditures	6,108,000	6,712,000
Research & development credits	3,711,000	—
Deferred revenue	1,533,000	—
Stock compensation	198,000	104,000
Accruals	96,000	74,000
Depreciation	79,000	188,000
Valuation allowance	(34,534,000)	(29,694,000)

Total deferred income taxes	$—	$—

The components of the net income tax benefit for the years ended December 31, 2011, 2010 and 2009 are as follows:

	2011	2010	2009
Benefit for income taxes
Current	$—	$—	$—
Deferred	4,840,000	6,536,000	6,118,000
Valuation allowance	(4,840,000)	(6,536,000)	(6118,000)

Net income tax benefit	$—	$—	$—

A reconciliation of the difference between the benefit for income taxes and income taxes at the statutory U.S. federal income tax rate is as follows for the years ended December 31, 2011, 2010 and 2009:

	2011	2010	2009
Income tax benefit at statutory rate	$3,791,000	$5,451,000	$5,018,000
State income taxes	595,000	935,000	833,000
Research & development credits	2,926,000	—	—
Return to provision adjustments	(36,000)	(3,000)	—
Permanent items	(324,000)	(2,000)	(163,000)
Federal benefit of prior year state deferred items	(2,112,000)	155,000	430,000
Valuation allowance	(4,840,000)	(6,536,000)	(6,118,000)

Net benefit	$—	$—	$—

KYTHERA BIOPHARMACEUTICALS, INC.

Notes to Financial Statements (Continued)

The reconciliation of the total gross amounts of unrecognized tax benefits "UTBs" (excluding interest, penalties, and the federal tax benefit of state taxes related to UTBs) for the years ended December 31, 2011, 2010 and 2009, is as follows:

	2011	2010	2009
Balance at beginning of year	$—	$—	$—
Additions based on tax positions related to current year	655,000	—	—
Reductions for tax positions of prior years	—	—	—
Settlements	—	—	—

Balance at end of year	$655,000	$—	$—

If all of the UTBs were recognized, it would not impact the Company's effective tax rate because likely corresponding adjustments to deferred tax assets would be offset to recorded valuation allowances.

The Company's policy is to recognize interest expense and penalties related to income tax matters as a component of income tax expense. There was no accrued interest and penalties associated with uncertain tax positions as of December 31, 2011, 2010 and 2009.

11. Subsequent Events

The Company has completed an evaluation of all subsequent events through March 26, 2012, which is the issuance date of these financial statements and has concluded that no subsequent event has occurred that requires disclosure.

                        Shares

Common Stock

Prospectus

J.P. Morgan	Goldman, Sachs & Co.

Leerink Swann

Lazard Capital Markets

                  , 2012

PART II

Information Not Required in Prospectus

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the sale of Common Stock being registered. All amounts are estimates except for the Securities and Exchange Commission, or SEC, registration fee, the FINRA filing fee and The NASDAQ Global Market listing fee.

Item	Amount to be paid
SEC registration fee		$9,884
FINRA filing fee		9,125
The NASDAQ Global Market Listing fee		*
Printing and engraving expenses		*
Legal fees and expenses		*
Premium paid on director and officer insurance policy		*
Accounting fees and expenses		*
Blue Sky, qualification fees and expenses		*
Transfer Agent fees and expenses		*
Miscellaneous expenses		*

Total	$	*

*
To be completed by amendment.

Item 14. Indemnification of Directors and Officers.

As permitted by Section 102 of the Delaware General Corporation Law, we have adopted provisions in our amended and restated certificate of incorporation and bylaws that limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•
any breach of the director's duty of loyalty to us or our stockholders;

•
any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•
any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

•
any transaction from which the director derived an improper personal benefit.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. Our amended and restated certificate of incorporation also authorizes us to indemnify our officers, directors and other agents to the fullest extent permitted under Delaware law.

As permitted by Section 145 of the Delaware General Corporation Law, our amended and restated bylaws provide that:

•
we may indemnify our directors, officers, and employees to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

•
we may advance expenses to our directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

•
the rights provided in our amended and restated bylaws are not exclusive.

Our amended and restated certificate of incorporation, attached as Exhibit 3.2 hereto, and our amended and restated bylaws, attached as Exhibit 3.4 hereto, provide for the indemnification provisions described above and elsewhere herein. We intend to enter into separate indemnification agreements with our directors and officers which may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements generally require us, among other things, to indemnify our officers and directors against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. These indemnification agreements also generally require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified. In addition, we have purchased a policy of directors' and officers' liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act.

The form of Underwriting Agreement, to be attached as Exhibit 1.1 hereto, provides for indemnification by the underwriters of us and our officers who sign this Registration Statement and directors for specified liabilities, including matters arising under the Securities Act.

Item 15. Recent Sales of Unregistered Securities.

The following list sets forth information as to all securities we have sold since January 1, 2009, which were not registered under the Securities Act.

1.
In June 2009, we issued an aggregate of 15,000 shares of our common stock to an accredited investor as partial consideration for the license of certain intellectual property rights.

2.
In July 2009, we issued an aggregate of 1,980,316 shares of our Series C Preferred Stock at a price per share of $5.0497 per share for aggregate gross consideration of $10.0 million to fourteen accredited investors.

3.
In October 2010, we issued an aggregate of 73,286 shares of our Series C Preferred Stock at a price per share of $5.0497 per share for aggregate gross consideration of $370,072 to five investors.

4.
In March 2011, we issued a warrant to purchase up to a maximum of 237,638 shares of our Series C Preferred Stock at a price per share of $5.0497 to Lighthouse Capital Partners VI, L.P. in connection with that certain Loan and Security Agreement No. 1991 dated March 21, 2011 with Lighthouse Capital Partners VI, L.P. whereby Lighthouse Capital Partners VI, L.P. committed to lend us up to $15.0 million pursuant to the terms therein. In December 2011, the warrant was amended to provide for the exercise of up to 89,114 shares of our Series C Preferred Stock.

5.
In August 2011, we issued an aggregate of 7,117,588 shares of our Series D Preferred Stock at a price per share of $5.2581 per share for aggregate gross consideration of $37.4 million to twenty accredited investors.

6.
In December of 2011, we issued warrants to purchase up to a maximum of 228,219 shares of our Series D Preferred Stock at a price per share of $5.2581 to Lighthouse Capital Partners VI, L.P. in connection with Amendment No. 01 to Loan and Security Agreement no. 1991 dated December 30, 2011 with Lighthouse Capital Partners VI, L.P. whereby Lighthouse Capital Partners VI, L.P. extended the draw period for the commitment to lend us up to $15.0 million.

7.
In February 2012, we issued an aggregate of 14,000 shares of our common stock to three investors as partial consideration for certain intellectual property rights.

8.
We granted stock options and stock awards to employees, directors and consultants under our 2004 Stock Plan covering an aggregate of 3,102,302 shares of common stock, at a weighted-average average exercise price of $2.45 per share. Of these, options covering an aggregate of 77,972 shares were cancelled without being exercised.

9.
We sold an aggregate of 114,753 shares of common stock to employees, directors and consultants for cash consideration in the aggregate amount of $83,222 upon the exercise of stock options and stock awards.

We claimed exemption from registration under the Securities Act for the sale and issuance of securities in the transactions described in paragraphs (1)-(7) by virtue of Section 4(2) and/or Regulation D promulgated thereunder as transactions not involving any public offering. All of the purchasers of unregistered securities for which we relied on Section 4(2) and/or Regulation D represented that they were accredited investors as defined under the Securities Act. We claimed such exemption on the basis that (a) the purchasers in each case represented that they intended to acquire the securities for investment only and not with a view to the distribution thereof and that they either received adequate information about the registrant or had access, through employment or other relationships, to such information and (b) appropriate legends were affixed to the stock certificates issued in such transactions.

We claimed exemption from registration under the Securities Act for the sales and issuances of securities in the transactions described in paragraphs (8)-(9) above under Section 4(2) of the Securities Act in that such sales and issuances did not involve a public offering or under Rule 701 promulgated under the Securities Act, in that they were offered and sold either pursuant to written compensatory plans or pursuant to a written contract relating to compensation, as provided by Rule 701.

Item 16. Exhibits and Financial Statement Schedules.

(a)    Exhibits. See the Exhibit Index attached to this Registration Statement, which is incorporated by reference herein.

(b)    Financial Statement Schedules. Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

1.
For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

2.
For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Calabasas, California, on April 6, 2012.

KYTHERA BIOPHARMACEUTICALS, INC.
By:	/s/ Keith R. Leonard Keith R. Leonard, Jr. President and Chief Executive Officer

Power of Attorney

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Keith R. Leonard, Jr. and John W. Smither, and each of them acting individually, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement, including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, with full power of each to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Keith R. Leonard Keith R. Leonard, Jr.	Director, President and Chief Executive Officer (Principal Executive Officer)	April 6, 2012
/s/ John W. Smither John W. Smither	Chief Financial Officer (Principal Financial and Accounting Officer)	April 6, 2012
/s/ Nathaniel David Nathaniel David, Ph.D.	Director	April 6, 2012
/s/ Dennis Fenton Dennis Fenton, Ph.D.	Director	April 6, 2012
/s/ Hironori Hozoji Hironori Hozoji	Director	April 6, 2012

Signature	Title	Date

/s/ François Kress François Kress	Director	April 6, 2012
/s/ Robert T. Nelsen Robert T. Nelsen	Director	April 6, 2012
/s/ Camille Samuels Camille Samuels	Director	April 6, 2012
/s/ David Schnell David Schnell, M.D.	Director	April 6, 2012
/s/ Joseph L. Turner Joseph L. Turner	Director	April 6, 2012

Exhibit Index

Exhibit Number		Description
1.1	*	Form of Underwriting Agreement.
3.1		Fifth Amended and Restated Certificate of Incorporation, currently in effect.
3.2		Form of Sixth Amended and Restated Certificate of Incorporation, to be in effect immediately prior to the consummation of this offering.
3.3		Bylaws, currently in effect.
3.4		Form of Amended and Restated Bylaws, to be in effect immediately prior to the consummation of this offering.
4.1		Reference is made to exhibits 3.1 through 3.4.
4.2	*	Form of Common Stock Certificate.
4.3		Form of warrant to purchase shares of Series B Redeemable Convertible Preferred Stock issued to security holders in connection with a convertible note financing.
4.4		Warrant to purchase shares of Series C Redeemable Convertible Preferred Stock issued to Lighthouse Capital Partners VI, L.P., as amended.
4.5		Warrant issued to purchase shares of Series D Redeemable Convertible Preferred Stock issued to Lighthouse Capital Partners VI, L.P.
5.1	*	Opinion of Latham & Watkins LLP.
10.1	(a)	Third Amended and Restated Investor Rights Agreement, dated August 30, 2011, between KYTHERA Biopharmaceuticals, Inc. and certain of its stockholders.
10.1	(b)	Amendment, dated January 27, 2012, to Third Amended and Restated Investor Rights Agreement, dated August 30, 2011, between KYTHERA Biopharmaceuticals, Inc. and certain of its stockholders.
10.2		Form of Indemnity Agreement for directors and officers.
10.3	(a)	Loan and Security Agreement No. 1991, dated as of March 21, 2011, by and between Lighthouse Capital Partners VI, L.P. and KYTHERA Biopharmaceuticals, Inc.
10.3	(b)
Amendment No. 1, dated December 30, 2011, to that certain Loan and Security Agreement No. 1991, dated as of March 21, 2011, by and between Lighthouse Capital Partners VI, L.P. and KYTHERA Biopharmaceuticals, Inc.
10.4	(a)	Standard Multi-Tenant Office Lease—Gross, dated December 2009, by and between 27200 Associates, L.L.C. and KYTHERA Biopharmaceuticals, Inc.
10.4	(b)	First Amendment, dated January 8, 2010, to that the certain Standard Multi-Tenant Office Lease-Gross, dated December 2009, by and between 27200 Associates, L.L.C. and KYTHERA Biopharmaceuticals, Inc.
10.4	(c)	Second Amendment, dated April 21, 2011, to that the certain Standard Multi-Tenant Office Lease-Gross, dated December 2009, by and between 27200 Associates, L.L.C. and KYTHERA Biopharmaceuticals, Inc.
10.4	(d)	Third Amendment, dated March 23, 2012, to that the certain Standard Multi-Tenant Office Lease-Gross, dated December 2009, by and between 27200 Associates, L.L.C. and KYTHERA Biopharmaceuticals, Inc.

Exhibit Number		Description
10.5	(a)†	License Agreement, dated August 26, 2010, by and between Bayer Consumer Care AG and KYTHERA Biopharmaceuticals, Inc.
10.5	(b)†	First Amendment, dated March 21, 2011, to that certain License Agreement, dated August 26, 2010, by and between Bayer Consumer Care AG and KYTHERA Biopharmaceuticals, Inc.
10.5	(c)†	Second Amendment, dated April 2, 2012, to that certain License Agreement, dated August 26, 2010, by and between Bayer Consumer Care AG and KYTHERA Biopharmaceuticals, Inc.
10.6	(a)†	Services, Research, Development and Collaboration Agreement, dated August 26, 2010, by and between Intendis GmbH and KYTHERA Biopharmaceuticals, Inc.
10.6	(b)†
First Amendment, dated November 17, 2010, to that certain Services, Research, Development and Collaboration Agreement, dated August 26, 2010, by and between Intendis GmbH and KYTHERA Biopharmaceuticals, Inc.
10.6	(c)†
Second Amendment, dated April 2, 2012, to that certain Services, Research, Development and Collaboration Agreement, dated August 26, 2010, by and between Intendis GmbH and KYTHERA Biopharmaceuticals, Inc.
10.7	(a)*	License Agreement, dated August 29, 2005, by and between KYTHERA Biopharmaceuticals and Los Angeles Biomedical Research Institute at Harbor/UCLA Medical Center.
10.7	(b)*
Amendment, dated August 18, 2010, to that certain License Agreement, dated August 29, 2005, by and between KYTHERA Biopharmaceuticals and Los Angeles Biomedical Research Institute at Harbor/UCLA Medical Center.
10.8	*	Manufacturing and Supply Agreement, dated July 7, 2009, by and between Pfizer, Inc. and KYTHERA Biopharmaceuticals, Inc.
10.9	*	Development and Supply Agreement, dated November 29, 2010, by and between Hospira Worldwide, Inc. and KYTHERA Biopharmaceuticals, Inc.
10.10	(a)#	KYTHERA Biopharmaceuticals, Inc. 2004 Stock Plan, as amended.
10.10	(b)#	Form of Stock Option Grant Notice and Stock Option Agreement under the 2004 Stock Plan, as amended.
10.11	(a)#	KYTHERA Biopharmaceuticals, Inc. 2012 Equity Incentive Award Plan.
10.11	(b)#	Form of Stock Option Grant Notice and Stock Option Agreement under the 2012 Equity Incentive Award Plan.
10.11	(c)#	Form of Restricted Stock Award Agreement and Restricted Stock Unit Award Grant Notice under the 2012 Equity Incentive Award Plan.
10.12	#*	Amended and Restated Employment Agreement, dated April 2, 2012, by and between Keith R. Leonard, Jr. and KYTHERA Biopharmaceuticals, Inc.
10.13	#*	Amended and Restated Employment Agreement, dated April 2, 2012, by and between John W. Smither and KYTHERA Biopharmaceuticals, Inc.
10.14	#*	Amended and Restated Employment Agreement, dated April 2, 2012, by and between Patricia S. Walker, M.D., Ph.D., and KYTHERA Biopharmaceuticals, Inc.
10.15	#*	Amended and Restated Employment Agreement, dated April 2, 2012, by and between Keith L. Klein, J.D. and KYTHERA Biopharmaceuticals, Inc.

Exhibit Number		Description
10.16	#*	Amended and Restated Employment Agreement, dated April 2, 2012, by and between Jeffrey D. Webster and KYTHERA Biopharmaceuticals, Inc.
10.17	#	Non-employee Director Compensation Program.
23.1		Consent of independent registered public accounting firm.
23.2	*	Consent of Latham & Watkins LLP (included in Exhibit 5.1).
24.1		Power of Attorney. Reference is made to the signature page to the Registration Statement.

*
To be filed by amendment.

†
Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment and this exhibit has been filed separately with the SEC.

#
Indicates management contract or compensatory plan.

Exhibit 3.1

FIFTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

KYTHERA BIOPHARMACEUTICALS, INC.

Kythera Biopharmaceuticals, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies that:

A.                                    The name of the Corporation is Kythera Biopharmaceuticals, Inc.  The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on June 3, 2004 under the name Dermion, Inc.

B.                                    This Fifth Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, and restates, integrates and further amends the provisions of the Corporation’s Certificate of Incorporation.

C.                                    The text of the Certificate of Incorporation is amended and restated to read as set forth in EXHIBIT A attached hereto.

IN WITNESS WHEREOF, Kythera Biopharmaceuticals, Inc. has caused this Fifth Amended and Restated Certificate of Incorporation to be signed by Keith Leonard, a duly authorized officer of the Corporation, on August 30, 2011.

/s/ Keith Leonard
Keith Leonard
Chief Executive Officer

EXHIBIT A

ARTICLE I

The name of the corporation is Kythera Biopharmaceuticals, Inc. (the “Corporation”).

ARTICLE II

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE III

The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, 19808.  The name of the registered agent at such address is Corporation Service Company.

ARTICLE IV

The total number of shares of stock that the corporation shall have authority to issue is 79,216,604 consisting of 45,000,000 shares of Common Stock, $0.00001 par value per share, and 34,216,604 shares of Preferred Stock, $0.00001 par value per share.  The first series of Preferred Stock shall be designated “Series A Preferred Stock” and shall consist of 4,775,000 shares.  The second series of Preferred Stock shall be designated “Series B Preferred Stock” and shall consist of 11,171,273 shares.  The third series of Preferred Stock shall be designated “Series C Preferred Stock” and shall consist of 8,300,000 shares.  The fourth series of Preferred Stock shall be designated “Series D Preferred Stock” and shall consist of 9,970,331 shares.

ARTICLE V

The terms and provisions of the Common Stock and Preferred Stock are as follows:

1.                                      Definitions.  For purposes of this ARTICLE V, the following definitions shall apply:

(a)               “Conversion Price” shall mean $0.20 per share for the Series A Preferred Stock, $2.8538 per share for the Series B Preferred Stock, $5.0497 per share for the Series C Preferred Stock and $5.2581 per share for the Series D Preferred Stock (in each case subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein).

(b)               “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities convertible into or exchangeable for Common Stock.

(c)                “Corporation” shall mean Kythera Biopharmaceuticals, Inc.

(d)               “Distribution” shall mean the transfer of cash or other property without consideration whether by way of dividend or otherwise, other than dividends on Common Stock payable in Common Stock, or the purchase or redemption of shares of the Corporation for cash or property other than: (i) repurchases of Common Stock issued to or held by employees, officers,

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directors or consultants of the Corporation or its subsidiaries at no greater than cost upon termination of their employment or services pursuant to agreements providing for the right of said repurchase, (ii) repurchases of Common Stock issued in connection with the settlement of disputes with any stockholder if unanimously approved by the Corporation’s Board of Directors, (iii) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries pursuant to rights of first refusal contained in agreements providing for such right, or (iv) any other repurchase or redemption of capital stock of the Corporation approved by (x) the holders of at least sixty percent (60%) of the Preferred Stock of the Corporation, voting together as a separate class on an as-converted basis and (y) the holders of at least a majority of the outstanding shares of Series C Preferred Stock and Series D Preferred Stock voting together as a separate class on an as-converted basis.

(e)                “Dividend Rate” shall mean an annual rate of $0.016 per share for the Series A Preferred Stock, $0.23 per share for the Series B Preferred, $0.404 per share for the Series C Preferred and $0.4207 per share for the Series D Preferred (in each case subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein).

(f)                 “Liquidation Preference” shall mean $0.20 per share for the Series A Preferred Stock, $2.8762 per share for the Series B Preferred, $5.0497 per share for the Series C Preferred and $5.2581 per share for the Series D Preferred Stock (in each case subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein).

(g)                “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(h)               “Original Issue Date” shall mean, with respect to shares of Preferred Stock, the first date on which such shares of Preferred Stock were issued by the Corporation.

(i)                   “Original Issue Price” shall mean $0.20 per share for the Series A Preferred Stock, $2.8762 per share for the Series B Preferred Stock, $5.0497 per share for the Series C Preferred and $5.2581 per share for the Series D Preferred Stock (in each case subject to adjustment from time to time for Recapitalizations with respect to the Preferred Stock as set forth elsewhere herein).

(j)                  “Preferred Stock” shall mean the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock.

(k)               “Recapitalization” shall mean any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event.

2.                                      Dividends.

(a)               Preferred Stock.  In any calendar year, the holders of outstanding shares of Preferred Stock shall be entitled to receive dividends, payable in cash or in kind, when, as and if declared by the Board of Directors, out of any assets at the time legally available therefor, at the Dividend Rate specified for such shares of Preferred Stock, payable in preference and priority to any declaration or payment of any Distribution on Common Stock of the Corporation in such calendar year.  No Distributions shall be made with respect to the Common Stock until all declared dividends

3

on the Preferred Stock have been paid or set aside for payment to the Preferred Stock holders.  Payment of any dividends to the holders of the Preferred Stock shall be on a pro rata, pari passu basis.  No Distributions shall be made without the approval of at least a majority of the outstanding shares of Series C Preferred Stock and Series D Preferred Stock voting together as a separate class on an as-converted basis. The right to receive dividends on shares of Preferred Stock shall not be cumulative, and no right to such dividends shall accrue to holders of Preferred Stock by reason of the fact that dividends on said shares are not declared or paid in any calendar year.

(b)               Additional Dividends.  After the payment or setting aside for payment of the dividends as described in Section 2(a) above, any additional dividends (other than dividends payable solely in Common Stock) declared or paid in any fiscal year shall be declared or paid among the holders of the Preferred Stock and Common Stock then outstanding in proportion to the greatest whole number of shares of Common Stock which would be held by each such holder if all shares of Preferred Stock were converted at the then-effective Conversion Rate (as defined in Section 4(a) hereof).

(c)                Non-Cash Distributions.  Whenever a Distribution provided for in this Section 2 shall be payable in property other than cash, the value of such Distribution shall be deemed to be the fair market value of such property as determined in good faith by the Board of Directors.

(d)               Consent to Certain Distributions.  As authorized by Section 402.5(c) of the California Corporations Code, if Section 502 or Section 503 of the California Corporations Code is applicable to a payment made by the Corporation then such applicable section or sections shall not apply if such payment is a payment made by the Corporation in connection with (i) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries at no greater than cost upon termination of their employment or services pursuant to agreements providing for the right of said repurchase, (ii) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries pursuant to rights of first refusal contained in agreements providing for such right, (iii) repurchases of Common Stock issued in connection with the settlement of disputes with any stockholder if unanimously approved by the Corporation’s Board of Directors, or (iv) any other repurchase or redemption of Common Stock or Preferred Stock approved by (x) the holders of at least sixty percent (60%) of the Preferred Stock of the Corporation, voting together as a separate class on an as-converted basis and (y) the holders of at least a majority of the Series C Preferred Stock and the Series D Preferred Stock, voting together as a separate class on an as-converted basis.

3.                                      Liquidation Rights.

(a)               Series D Liquidation Preference.  In the event of a Liquidation Event (as defined in Section 3(f) below), the holders of the Series D Preferred Stock shall be entitled to receive, prior and in preference to any Distribution of any of the assets of the Corporation to the holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Common Stock by reason of their ownership of such stock, an amount per share for each share of Series D Preferred Stock held by them equal to the sum of (i) the Liquidation Preference specified for such share of Series D Preferred Stock and (ii) all declared but unpaid dividends (if any) on such share of Series D Preferred Stock.  If upon the Liquidation Event the assets of the Corporation legally available for distribution to the holders of the Series D Preferred Stock are insufficient to permit the payment to

4

such holders of the full amounts specified in this Section 3(a), then the entire assets of the Corporation legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Series D Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Section 3(a).

(b)               Series C Liquidation Preference. Upon the completion of the payments in the full amounts as specified in Section 3(a) above, in the event of a Liquidation Event, the holders of the Series C Preferred Stock shall be entitled to receive, prior and in preference to any Distribution of any of the assets of the Corporation to the holders of the Series A Preferred Stock, Series B Preferred Stock or Common Stock by reason of their ownership of such stock, an amount per share for each share of Series C Preferred Stock held by them equal to the sum of (i) the Liquidation Preference specified for such share of Series C Preferred Stock and (ii) all declared but unpaid dividends (if any) on such share of Series C Preferred Stock.  If upon the Liquidation Event the assets of the Corporation legally available for distribution to the holders of the Series C Preferred Stock are insufficient to permit the payment to such holders of the full amounts specified in this Section 3(a), then the entire remaining assets of the Corporation legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Series C Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Section 3(a).

(c)                Series A and Series B  Liquidation Preferences.  Upon the completion of the payments of the full amounts specified in Section 3(a) and 3(b) above, in the event of a Liquidation Event, the holders of the Series A Preferred Stock and Series B Preferred Stock shall be entitled to receive, on a pari passu basis and prior and in preference to any Distribution of any of the assets of the Corporation to the holders of the Common Stock by reason of their ownership of such stock, an amount per share for each share of Series A Preferred Stock and Series B Preferred Stock held by them equal to the sum of (i) the Liquidation Preference specified for such share of Series A Preferred Stock and Series B Preferred Stock, respectively, and (ii) all declared but unpaid dividends (if any) on such share of Series A Preferred Stock and Series B Preferred Stock, respectively. If upon the Liquidation Event the assets of the Corporation legally available for distribution to the holders of the Series A Preferred Stock and Series B Preferred Stock are insufficient to permit the payment to such holders of the full amounts specified in this Section 3(c), then the entire remaining assets of the Corporation legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Series A Preferred Stock and Series B Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Section 3(c).

(d)               Remaining Assets.  After the payment or setting aside for payment to the holders of Preferred Stock of the full amounts specified in Sections 3(a), 3(b) and 3(c) above, the entire remaining assets of the Corporation legally available for distribution shall be distributed pro rata to holders of the Common Stock of the Corporation in proportion to the number of shares of Common Stock held by them.

(e)                Shares not Treated as Both Preferred Stock and Common Stock in any Distribution.  Shares of Preferred Stock shall not be entitled to be converted into shares of Common Stock in order to participate in any Distribution, or series of Distributions, as shares of Common Stock, without first foregoing participation in the Distribution, or series of Distributions, as shares of Preferred Stock as set forth in Section 3(a), 3(b) or 3(c), as the case may be.

5

(f)                 Reorganization.  For purposes of this Section 3, a “Liquidation Event” shall be deemed to be occasioned by, or to include, (a) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions to which the Corporation is party (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any sale of stock for capital raising purposes) other than a transaction or series of transactions in which the holders of the voting securities of the Corporation outstanding immediately prior to such transaction continue to retain (either by such voting securities remaining outstanding or by such voting securities being converted into voting securities of the surviving entity), as a result of shares in the Corporation held by such holders prior to such transaction, at least fifty percent (50%) of the total voting power represented by the voting securities of the Corporation or such surviving entity outstanding immediately after such transaction or series of transactions; (b) a sale, lease or other conveyance of all or substantially all of the assets of the Corporation or a worldwide exclusive license of all or substantially all of the intellectual property of the Corporation in all or substantially all fields of use; or (c) any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.  The treatment of any particular transaction or series of related transactions as a Liquidation Event may be waived by the vote or written consent of (x) the holders of at least 60% of the outstanding Preferred Stock, voting together as a separate class on an as-converted basis and (y) the holders of at least a majority of the Series C Preferred Stock and the Series D Preferred Stock, voting together as a separate class on an as-converted basis.

(g)                Valuation of Non-Cash Consideration.  If any assets of the Corporation distributed to stockholders in connection with any liquidation, dissolution, or winding up of the Corporation are other than cash, then the value of such assets shall be their fair market value as determined in good faith by the Board of Directors, except that any publicly-traded securities to be distributed to stockholders in a Liquidation Event shall be valued as follows:

(i)             If the securities are then traded on a national securities exchange or national quotation system, then the value of the securities shall be deemed to be the average of the closing prices of the securities on such exchange or system over the ten (10) trading day period ending five (5) trading days prior to the Distribution;

(ii)          if the securities are actively traded over-the-counter, then the value of the securities shall be deemed to be the average of the closing bid prices of the securities over the ten (10) trading day period ending five (5) trading days prior to the Distribution.

In the event of a merger or other acquisition of the Corporation by another entity, the Distribution date shall be deemed to be the date such transaction closes.

For the purposes of this subsection 3(g), “trading day” shall mean any day which the exchange or system on which the securities to be distributed are traded is open and “closing prices” or “closing bid prices” shall be deemed to be: (i) for securities traded primarily on the New York Stock Exchange, the American Stock Exchange or Nasdaq Stock Market, the last reported trade price or sale price, as the case may be, at 4:00 p.m., New York time, on that day and (ii) for securities listed or traded on other exchanges, markets and systems, the last reported trade price or sale price as of the end of the regular hours trading period for such exchange, market or system.  Notwithstanding the foregoing, if after the date hereof, the closing price as of the end of the regular hours trading period for any relevant exchange, market or system as of a given trading day shall be

6

determined in a different manner than as set forth above, then the fair market value shall be determined to be the closing price of the stock as of such other established end of the regular hours trading period for such exchange, market, or system.  However, if the definitive agreement for a Liquidation Event values the securities to be received by the Corporation’s stockholders based on different time periods from those set forth above, the fair market value shall be determined as of the time periods set forth in such definitive agreement, notwithstanding anything in this subsection 3(g) to the contrary.

(h)               Alternative Liquidation Payment. Notwithstanding Sections 3(a), (b), (c) and (d), if, upon a Liquidation Event, the holders of outstanding shares of Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock or Series A Preferred Stock, as applicable, would receive more than the aggregate amount to be received under Section 3(a), (b) or (c), as applicable, in the event all of their shares of Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock or Series A Preferred Stock, as applicable, were converted into shares of Common Stock immediately prior to such Liquidation Event and such shares of Common Stock received a liquidating distribution or distributions from the Corporation, then each holder of outstanding shares of Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock or Series A Preferred Stock, as applicable, in connection with such Liquidation Event shall be entitled to be paid in cash, in lieu of the payments described in Sections 3(a), (b) and (c), as applicable, an amount per share of Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock or Series A Preferred Stock, as applicable, equal to such amount as would have been payable in respect of each share of Common Stock (including any fraction thereof) issuable upon conversion of such share of Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock or Series A Preferred Stock, as applicable, had such share of Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock or Series A Preferred Stock, as applicable, been converted to Common Stock immediately prior to such Liquidation Event.

4.                                      Conversion.  The holders of the Preferred Stock shall have conversion rights as follows:

(a)               Right to Convert.  Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Preferred Stock, into that number of fully-paid, nonassessable shares of Common Stock determined by dividing the Original Issue Price for the Preferred Stock by the Conversion Price for the Preferred Stock.  (The number of shares of Common Stock into which each share of Preferred Stock may be converted is hereinafter referred to as the “Conversion Rate” for each such series.)  Upon any decrease or increase in the Conversion Price for the Preferred Stock, as described in this Section 4, the Conversion Rate for the Preferred Stock shall be appropriately increased or decreased.

(b)               Automatic Conversion.  Each share of Preferred Stock shall automatically be converted into fully-paid, non-assessable shares of Common Stock at the then effective Conversion Rate for such share (i) immediately prior to the closing of a firm commitment underwritten initial public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended (the “Securities Act”), covering the offer and sale of the Corporation’s Common Stock, provided that the offering price per share is not less than $8.63 (as adjusted for Recapitalizations) and the aggregate gross proceeds to the Corporation are not less than $30,000,000 (before deduction

7

of underwriters’ commissions and expenses), or (ii) upon the receipt by the Corporation of a written request for such conversion that is executed by (x) the holders of at least 60% of the Preferred Stock then outstanding, voting together as a class on an as-converted basis and (y) if such written request is not in connection with a firm commitment underwritten initial public offering pursuant to an effective registration statement filed under the Securities Act covering the offer and sale of the Corporation’s Common Stock, the holders of at least a majority of the outstanding shares of Series C Preferred Stock and Series D Preferred Stock voting together as a separate class on an as-converted basis (each of the events referred to in (i) and (ii) are referred to herein as an “Automatic Conversion Event”).

(c)                Mechanics of Conversion.  No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock.  In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of a share of Common Stock as determined by the Board of Directors.  For such purpose, all shares of Preferred Stock held by each holder of Preferred Stock shall be aggregated, and any resulting fractional share of Common Stock shall be paid in cash.  Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock, and to receive certificates therefor, such holder shall either (A) surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock or (B) notify the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and execute an agreement satisfactory to the Corporation to indemnify the Corporation (but without posting any bond) from any loss incurred by it in connection with such certificates, and shall give written notice to the Corporation at such office that such holder elects to convert the same; provided, however, that on the date of an Automatic Conversion Event, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided further, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such Automatic Conversion Event unless either the certificates evidencing such shares of Preferred Stock are delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation (but without posting any bond) from any loss incurred by it in connection with such certificates.  On the date of the occurrence of an Automatic Conversion Event, each holder of record of shares of Preferred Stock shall be deemed to be the holder of record of the Common Stock issuable upon such conversion, notwithstanding that the certificates representing such shares of Preferred Stock shall not have been surrendered at the office of the Corporation, that notice from the Corporation shall not have been received by any holder of record of shares of Preferred Stock, or that the certificates evidencing such shares of Common Stock shall not then be actually delivered to such holder.

The Corporation shall, as soon as practicable after such delivery, or after such agreement and indemnification, issue and deliver at such office to such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock, plus any declared and unpaid dividends on the converted Preferred Stock.  Such conversion shall be deemed to have been made immediately prior to the close of business on the date of delivery of the notice of conversion set forth above, and

8

the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date; provided, however, that if the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act or a merger, sale, financing, or liquidation of the Corporation or other event, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing of such transaction or upon the occurrence of such event, in which case the person(s) entitled to receive the Common Stock issuable upon such conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such transaction or the occurrence of such event.

(d)               Adjustments to Conversion Price for Diluting Issues.

(i)             Special Definition.  For purposes of this paragraph 4(d), “Additional Shares of Common” shall mean all shares of Common Stock issued (or, pursuant to paragraph 4(d)(iii), deemed to be issued) by the Corporation after the filing of this Fifth Amended and Restated Certificate of Incorporation, other than issuances or deemed issuances of:

(1)                                 up to 5,424,117 shares of Common Stock and options, warrants or other rights to purchase Common Stock (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein) issued to employees, officers or directors of, or consultants or advisors to the Corporation or any subsidiary pursuant to the Corporation’s Amended and Restated 2004 Stock Plan (the “Plan”) and options to purchase 41,000 shares of Common Stock (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein) issued outside of the Plan;

(2)                                 shares of Common Stock issued upon the exercise or conversion of Options or Convertible Securities outstanding as of the date of the filing of this Fifth Amended and Restated Certificate of Incorporation (the “Filing Date”), but solely to the extent disclosed in or pursuant to that certain Series D Preferred Stock Purchase Agreement of the Corporation dated on or about the Filing Date;

(3)                                 shares of Common Stock issued or issuable as a dividend or distribution on Preferred Stock or pursuant to any event for which adjustment is made pursuant to paragraph 4(e), 4(f) or 4(g) hereof;

(4)                                 shares of Common Stock issued in a registered public offering under the Securities Act;

(5)                                 shares of Common Stock issued or issuable pursuant to the acquisition of another corporation by the Corporation by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement, provided, that such issuances are approved by the Board of Directors, including approval by at least 3 of 4 directors elected solely by holders of a series of Preferred Stock;

(6)                                 shares of Common Stock issued or issuable to banks, equipment lessors or other financial institutions pursuant to a debt financing or commercial leasing transaction approved by the Board of Directors, including approval by at least 3 of 4 directors elected solely by holders of a series of Preferred Stock;

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(7)                                 shares of Common Stock issued or issuable in connection with any settlement of any action, suit, proceeding or litigation approved by the Board of Directors, including approval by at least 3 of 4 directors elected solely by holders of a series of Preferred Stock;

(8)                                 shares of Common Stock issued or issuable in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships approved by the Board of Directors, including approval by at least 3 of 4 directors elected solely by holders of a series of Preferred Stock;

(9)                                 shares of Common Stock issuable upon conversion of shares of Preferred Stock;

(10)                          shares of Common Stock issued or issuable to suppliers or third-party service providers in connection with the provision of goods or services pursuant to transactions approved by the Board of Directors, including approval by at least 3 of 4 directors elected solely by holders of a series of Preferred Stock; and

(11)                          shares of Common Stock and options, warrants or other rights to purchase Common Stock approved by the Board of Directors (including approval by at least 3 of 4 directors elected solely by holders of a series of Preferred Stock), and which (x) the holders of at least sixty percent (60%) of the then outstanding Preferred Stock, voting together as a separate class on an as-converted basis and (y) the holders of at least a majority of the Series C Preferred Stock and the Series D Preferred Stock, voting together as a separate class on an as-converted basis, agree in writing (prospectively or retrospectively) shall not constitute Additional Shares of Common.

(ii)          No Adjustment of Conversion Price.  No adjustment in the Conversion Price of any series of Preferred Stock shall be made in respect of the issuance of Additional Shares of Common unless the consideration per share (as determined pursuant to paragraph 4(d)(v)) for an Additional Share of Common issued or deemed to be issued by the Corporation is less than the Conversion Price in effect on the date of, and immediately prior to such issue, for such series of Preferred Stock.

(iii)       Deemed Issue of Additional Shares of Common.  In the event the Corporation at any time or from time to time after the Filing Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities, the conversion or exchange of such Convertible Securities or, in the case of Options for Convertible Securities, the exercise of such Options and the conversion or exchange of the underlying securities, shall be deemed to have been issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which shares are deemed to be issued:

(1)                                 no further adjustment in the Conversion Price of the Preferred Stock shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock

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in connection with the exercise of such Options or conversion or exchange of such Convertible Securities;

(2)                                 if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any change in the consideration payable to the Corporation or in the number of shares of Common Stock issuable upon the exercise, conversion or exchange thereof (other than a change pursuant to the anti-dilution provisions of such Options or Convertible Securities such as a change pursuant to this Section 4(d) with respect to the Preferred Stock or pursuant to Recapitalization provisions of such Options or Convertible Securities such as Sections 4(e), 4(f) and 4(g) hereof), the Conversion Price of the Preferred Stock and any subsequent adjustments based thereon shall be recomputed to reflect such change as if such change had been in effect as of the original issue thereof (or upon the occurrence of the record date with respect thereto);

(3)                                 no readjustment pursuant to clause (2) above shall have the effect of increasing the Conversion Price of the Preferred Stock to an amount above the Conversion Price that would have resulted from any other issuances of Additional Shares of Common and any other adjustments provided for herein between the original adjustment date and such readjustment date;

(4)                                 upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price of the Preferred Stock computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall, upon such expiration, be recomputed as if:

(a)                                 in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of such exercised Options plus the consideration actually received by the Corporation upon such exercise or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and

(b)                                 in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common deemed to have been then issued was the consideration actually received by the Corporation for the issue of such exercised Options, plus the consideration deemed to have been received by the Corporation (determined pursuant to Section 4(d)(v)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised; and

(5)                                 if such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Conversion Price which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the Conversion Price shall be adjusted pursuant to this paragraph 4(d)(iii) as of the actual date of their issuance.

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(iv)      Adjustment of Conversion Price Upon Issuance of Additional Shares of Common.  In the event the Corporation shall issue Additional Shares of Common (including Additional Shares of Common deemed to be issued pursuant to paragraph 4(d)(iii)) without consideration or for a consideration per share less than the applicable Conversion Price of any series of Preferred Stock in effect on the date of and immediately prior to such issue, then, the Conversion Price of such series of Preferred Stock shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares which the Aggregate Consideration (as defined in Section 4(d)(v) below) received by the Corporation for the total number of Additional Shares of Common so issued would purchase at such Conversion Price, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common so issued.  Notwithstanding the foregoing, the Conversion Price shall not be reduced at such time if the amount of such reduction would be less than $0.01, but any such amount shall be carried forward, and a reduction will be made with respect to such amount at the time of, and together with, any subsequent reduction which, together with such amount and any other amounts so carried forward, equal $0.01 or more in the aggregate.  For the purposes of this Subsection 4(d)(iv), all shares of Common Stock issuable upon conversion of all outstanding shares of Preferred Stock and the exercise and/or conversion of any other outstanding Convertible Securities and all outstanding Options shall be deemed to be outstanding.

(v)         Determination of Consideration.  For purposes of this subsection 4(d), the “Aggregate Consideration” received by the Corporation for the issue (or deemed issue) of any Additional Shares of Common shall be computed as follows:

(1)                                 Cash and Property.  Such consideration shall:

(a)                                 insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with such issuance;

(b)                                 insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

(c)                                  in the event Additional Shares of Common are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (a) and (b) above, as reasonably determined in good faith by the Board of Directors.

(2)                                 Options and Convertible Securities.  The consideration per share received by the Corporation for Additional Shares of Common deemed to have been issued pursuant to paragraph 4(d)(iii) shall be determined by dividing

(w)                     the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate

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amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

(x)                                 the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(e)                Adjustments for Subdivisions or Combinations of Common Stock.  In the event the outstanding shares of Common Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Common Stock without a corresponding subdivision of the applicable series of Preferred Stock, the Conversion Prices of the Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased.  In the event the outstanding shares of Common Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Common Stock without a corresponding combination of the applicable series of Preferred Stock, the Conversion Prices in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(f)                 Adjustments for Subdivisions or Combinations of Preferred Stock.  In the event the outstanding shares of Preferred Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Preferred Stock, the Dividend Rate, Original Issue Price and Liquidation Preference of each affected series of Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased.  In the event the outstanding shares of Preferred Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Preferred Stock, the Dividend Rate, Original Issue Price and Liquidation Preference of each affected series of Preferred Stock in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(g)                Adjustments for Reclassification, Exchange and Substitution.  Subject to Section 3 above, if there shall be a Recapitalization with respect to the Common Stock issuable upon conversion of the Preferred Stock (other than a subdivision or combination of shares provided for above), then, in any such event, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, each holder of such Preferred Stock shall have the right thereafter to convert such shares of Preferred Stock into a number of shares of such other class or classes of stock which a holder of the number of shares of Common Stock deliverable upon conversion of the Preferred Stock immediately before that change would have been entitled to receive in such Recapitalization, all subject to further adjustment as provided herein with respect to such other shares.

(h)               Certificate as to Adjustments.  Upon the occurrence of each adjustment or readjustment of the Conversion Price of a series of Preferred Stock pursuant to this Section 4, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance

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with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.  The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the applicable Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Preferred Stock.

(i)                   Waiver of Adjustment of Conversion Price.  Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price of the Preferred Stock may be waived, either before or after the issuance causing the adjustment, upon the consent or vote of (x) the Board of Directors (including approval by at least 3 of 4 directors elected solely by holders of a series of Preferred Stock) and (y) (A) the holders of at least sixty percent (60%) of the then outstanding Preferred Stock, voting together as a class on an as-converted basis and (B) the holders of at least a majority of the Series C Preferred Stock and the Series D Preferred Stock, voting together as a separate class on an as-converted basis.

(j)                  Notices of Record Date.  In the event that the Corporation shall propose at any time:

(i)    to declare any Distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

(ii)   to effect any Recapitalization of its outstanding Common Stock; or

(iii)  to enter into any transaction deemed to be a Liquidation Event pursuant to Section 3(f);

then, in connection with each such event, the Corporation shall send to the holders of the Preferred Stock at least ten (10) days’ prior written notice of the date on which a record shall be taken for such Distribution (and specifying the date on which the holders of Common Stock shall be entitled thereto and, if applicable, the amount and character of such Distribution) or for determining rights to vote in respect of the matters referred to in (ii) and (iii) above.

Such written notice shall be given by first class mail (or express courier), postage prepaid, addressed to the holders of Preferred Stock at the address for each such holder as shown on the books of the Corporation and shall be deemed given on the date such notice is mailed.

The notice provisions set forth in this section may be shortened or waived prospectively or retrospectively by the vote or written consent of (i) the holders of at least sixty percent (60%) of the Preferred Stock, voting together as a class on an as-converted basis and (ii) the holders of at least a majority of the outstanding shares of Series C Preferred Stock and Series D Preferred Stock voting together as a separate class on an as-converted basis.

(k)               Reservation of Stock Issuable Upon Conversion.  The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its

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shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

5.                                      Redemption.

(a)               At any time after the sixth anniversary of the first sale and issuance by the Company of any shares of Series D Preferred, any holder or holders of not less than sixty percent (60%) of the then outstanding shares of Preferred Stock voting together as a separate class on an as-converted basis may by written notice to the Corporation elect to exercise the redemption rights set forth in this Section 5 (the “Stockholder Notice”).  Upon receipt of any such Stockholder Notice, the Corporation shall promptly deliver written notice of the proposed redemption to all other holders of then outstanding shares of Preferred Stock, and the Corporation shall redeem, in the manner specified in this Section 5(a), out of funds legally available therefor, all (but not less than all) outstanding shares of Preferred Stock held by such holder(s), together with all (but not less than all) outstanding shares of Preferred Stock requested to be redeemed by any other holder joining in such request within twenty (20) days after the Corporation has delivered such written notice, which have not been converted into Common Stock pursuant to Section 4 hereof, in three (3) equal annual installments, with the first installment occurring within sixty (60) days following the receipt by the Corporation of the Stockholder Notice (the “Initial Redemption Date”).  The second installment shall occur on the first anniversary of the Initial Redemption Date. The third installment shall occur on the second anniversary of the Initial Redemption Date.  The date of each such installment shall be referred to as a “Redemption Date.”  The Corporation shall redeem the shares of Preferred Stock by paying in cash an amount per share equal to the Original Issue Price for such Preferred Stock, plus an amount per share equal to eight percent (8%) of such Original Issue Price per annum from the applicable Original Issue Date to and until cash payment is made with respect to such shares (the “Redemption Price”).  The number of shares of Preferred Stock that the Corporation shall be required under this Section 5 to redeem on any one (1) Redemption Date shall be equal to the amount determined by dividing: (a) the aggregate number of shares of Preferred Stock outstanding immediately prior to the Redemption Date for which redemption is requested hereunder by (b) the number of remaining Redemption Dates (including the Redemption Date to which such calculation applies).

(b)               Notwithstanding anything to the contrary set forth herein, any redemption effected pursuant to Section 5(a) shall be made first, with respect to the Series D Preferred Stock, second, with respect to the Series C Preferred Stock, and third, on a pari passu basis with respect to the Series B Preferred Stock and Series A Preferred Stock, it being understood that no shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock may be redeemed at any Redemption Date until all shares of Series D Preferred Stock requested to be redeemed pursuant to Section 5(a) shall have been so redeemed and that no shares of Series A Preferred Stock or Series B Preferred Stock may be redeemed at any Redemption Date until all shares of Series C Preferred Stock requested to be redeemed pursuant to Section 5(a) shall have been so redeemed.

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(c)                At least fifteen (15), but no more than thirty (30) days prior to each Redemption Date, written notice shall be mailed, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Preferred Stock to be redeemed, at the address last shown on the records of the Corporation for such holder, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, the Redemption Date, the Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, the holder’s certificate or certificates representing the shares to be redeemed (the “Redemption Notice”).  Except as provided herein, on or after the Redemption Date each holder of Preferred Stock to be redeemed shall surrender to the Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled.  In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

(d)               From and after the applicable Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of shares of Preferred Stock designated for redemption in the Redemption Notice as holders of Preferred Stock to be redeemed (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to the shares designated for redemption on such date, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.  If the funds legally available for redemption of the Preferred Stock shall be insufficient to permit the payment to such holders of the full respective Redemption Prices, the Corporation shall effect such redemption first, pro rata among the holders of Series D Preferred Stock, second pro rata among the holders of Series C Preferred Stock, and third, pro rata among the holders of Series B Preferred Stock and Series A Preferred Stock.  If the entire amount available for redemption is insufficient to fully redeem the Series D Preferred Stock then being redeemed pursuant to the terms hereof, each holder of Series D Preferred Stock shall receive a redemption payment equal to a fraction of the aggregate amount available for redemption for all series of Preferred Stock, the numerator of which is the number of shares of Series D Preferred Stock held by such holder, and the denominator of which is the number of shares of Series D Preferred Stock outstanding.  If after making or setting aside payment of the Redemption Price payable to the holders of the Series D Preferred Stock, the entire amount remaining available for redemption is insufficient to fully redeem the Series C Preferred Stock then being redeemed pursuant to the terms hereof, each holder of Series C Preferred Stock shall receive a redemption payment equal to a fraction of the aggregate amount available for redemption for all shares of Series C Preferred Stock, Series B Preferred Stock and Series A Preferred Stock, the numerator of which is the number of shares of Series C Preferred Stock held by such holder, and the denominator of which is the number of shares of Series C Preferred Stock outstanding.  If after making or setting aside payment of the Redemption Price payable to the holders of the Series D Preferred Stock and Series C Preferred Stock then being redeemed pursuant to the terms hereof, the entire amount remaining available for redemption is insufficient to fully redeem the Series B Preferred Stock and Series A Preferred Stock then being redeemed pursuant to the terms hereof, each holder of Series B Preferred Stock and Series A Preferred Stock, as applicable, shall receive a redemption payment equal to a fraction of the aggregate amount available for redemption for all shares of Series B Preferred Stock and Series A Preferred Stock, the numerator of which is the number of shares of Series B Preferred Stock and

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Series A Preferred Stock, as applicable, held by such holder with each number multiplied by the Redemption Price of each share of Series B Preferred Stock and Series A Preferred Stock, as applicable, held by such holder, and the denominator of which is the number of shares of Series B Preferred Stock and Series A Preferred Stock, as applicable, outstanding multiplied by the Redemption Price of each such outstanding share of Series B Preferred Stock and Series A Preferred Stock, as applicable.  The shares of Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein (including payment of the Redemption Price).  At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Preferred Stock such funds will immediately be used to redeem the balance of the shares which the Corporation has become obliged to redeem on any Redemption Date, but which it has not redeemed.

(e)                On or prior to each Redemption Date, the Corporation shall deposit the full Redemption Price of all shares of Preferred Stock designated for redemption in the Redemption Notice and not yet redeemed with a bank or trust corporation having aggregate capital and surplus in excess of $100,000,000, as a trust fund for the benefit of the respective holders of the shares designated for redemption and not yet redeemed, with irrevocable instructions and authority to the bank or trust corporation to pay the Redemption Price for such shares to their respective holders on or after the Redemption Date upon receipt of notification from the Corporation that such holder has surrendered a share certificate to the Corporation pursuant to Section 5(c) above.  As of the Redemption Date, the deposit shall constitute full payment of the shares to their holders, and from and after the Redemption Date the shares so called for redemption shall be redeemed and shall be deemed to be no longer outstanding, and the holders thereof shall cease to be stockholders with respect to such shares and shall have no rights with respect thereto except the right to receive from the bank or trust corporation payment of the Redemption Price of the shares, without interest, upon surrender of their certificates therefor.  Such instructions shall also provide that any moneys deposited by the Corporation pursuant to this Section 5(e) for the redemption of shares thereafter converted into shares of the Corporation’s Common Stock pursuant to Section 4 hereof prior to the Redemption Date shall be returned to the Corporation forthwith upon such conversion.  The balance of any moneys deposited by the Corporation pursuant to this Section 5(e) remaining unclaimed at the expiration of two (2) years following the Redemption Date shall thereafter be returned to the Corporation upon its request expressed in a resolution of its Board of Directors.

6.                                      Voting.

(a)               Restricted Class Voting.  Except as otherwise expressly provided herein or as required by law, the holders of Preferred Stock and the holders of Common Stock shall vote together and not as separate classes.

(b)               No Series Voting.  Other than as provided herein or required by law, there shall be no series voting.

(c)                Preferred Stock.  Each holder of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which the shares of Preferred Stock held by such holder could be converted as of the record date.  The holders of shares of the Preferred Stock shall be entitled to vote on all matters on which the Common Stock shall be entitled to vote.  Holders of Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance

17

with the Bylaws of the Corporation.  Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted), shall be disregarded.

(d)               Election of Directors.  So long as any shares of Series C Preferred remain outstanding, the holders of a majority of the Series C Preferred then outstanding, voting as a separate class, shall be entitled to elect one (1) member of the Corporation’s Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director.  So long as any shares of Series B Preferred remain outstanding, the holders of a majority of the Series B Preferred then outstanding, voting as a separate class, shall be entitled to elect two (2) members of the Corporation’s Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by their resignation, death or removal.  So long as any shares of Series A Preferred remain outstanding, the holders of a majority of the Series A Preferred then outstanding, voting as a separate class, shall be entitled to elect one (1) member of the Corporation’s Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director.  The holders of a majority of the Common Stock then outstanding, voting as a separate class, shall be entitled to elect one (1) member of the Corporation’s Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director.  The holders of a majority of the Common Stock then outstanding, voting as a separate class and with the consent of the holders of a majority of the Preferred Stock then outstanding, shall be entitled to elect one (1) member of the Corporation’s Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director.  The holders of Common Stock and Preferred Stock, voting together as a single class on an as-converted basis, shall be entitled to elect any additional members of the Corporation’s Board of Directors, and to remove from office any such director and to fill any vacancy caused by the resignation, death or removal of any such director.

(e)                Adjustment in Authorized Common Stock.  The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by an affirmative vote of the holders of a majority of the stock of the Corporation voting together on an-as-converted basis irrespective of §242(b) of the Delaware General Corporation Law.

(f)                 Common Stock.  Each holder of shares of Common Stock shall be entitled to one vote for each share thereof held.

(g)                California Section 2115.  So long as Section 2115 of the California General Corporation Law makes Section 708 subdivisions (a), (b) and (c) of the California General Corporation Law applicable to the Corporation, the Corporation’s stockholders shall have the right to cumulate their votes in connection with the election of directors as provided by Section 708 subdivisions (a), (b) and (c) of the California General Corporation Law.

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7.                                      Amendments and Changes.  As long as any of the Preferred Stock shall be issued and outstanding, the Corporation shall not (by amendment, reclassification, merger, consolidation or otherwise), without first obtaining the approval (by vote or written consent as provided by law) of the holders of at least 60% of the outstanding shares of the Preferred Stock, voting together as a separate class on an-as-converted basis:

(a)               amend, alter or repeal any provision of the Certificate of Incorporation or Bylaws of the Corporation if such action would affect the rights, preferences, privileges or powers of, or restrictions provided for the benefit of the Preferred Stock or otherwise alter or change the rights, preferences and privileges of Preferred Stock;

(b)               increase or decrease (other than for decreases resulting from conversion of the Preferred Stock) the authorized number of shares of Common Stock or Preferred Stock;

(c)                authorize or create any new class or series of shares having rights, preferences or privileges senior to or pari passu with any series of the Preferred Stock;

(d)               redeem or repurchase any shares of Common Stock (other than pursuant to equity incentive agreements or restricted stock purchase agreements with service providers giving the Corporation the right to repurchase such shares at no greater than cost upon termination of service provider relationship);

(e)                enter into any transaction or series of related transactions deemed to be a Liquidation Event pursuant to Section 3(f) above;

(f)                 voluntarily liquidate or dissolve;

(g)                change the authorized number of directors of the Corporation;

(h)               declare or pay any Distribution with respect to the Preferred Stock (other than pursuant to Section 5 hereof) or Common Stock of the Corporation;

(i)                   establish any subsidiary of the Corporation;

(j)                  enter into any transaction with any affiliate (as defined under Rule 144 of the Securities Act) other than in the ordinary course of business; or

(k)               amend this Section 7.

8.                                      Amendments and Changes.  So long as at least 2,000,000 shares of Series C Preferred Stock or Series D Preferred Stock shall be issued and outstanding, the Corporation shall not (by amendment, reclassification, merger, consolidation or otherwise), without first obtaining the approval (by vote or written consent as provided by law) of the holders of at least a majority of the outstanding shares of the Series C Preferred Stock and Series D Preferred Stock, voting together as a separate class on an-as-converted basis:

(a)               amend, alter or repeal any provision of the Certificate of Incorporation or Bylaws of the Corporation if such action would affect the rights, preferences, privileges or powers of, or

19

restrictions provided for the benefit of the Series C Preferred Stock or Series D Preferred Stock or otherwise alter or change the rights, preferences and privileges of the Series C Preferred Stock or Series D Preferred Stock;

(b)               increase or decrease (other than for decreases resulting from conversion of the Preferred Stock) the authorized number of shares of Common Stock or Preferred Stock;

(c)                authorize or create any new class or series of shares having rights, preferences or privileges senior to or pari passu with the Series C Preferred Stock or Series D Preferred Stock;

(d)               redeem or repurchase any shares of Common Stock (other than pursuant to equity incentive agreements or restricted stock purchase agreements with service providers giving the Corporation the right to repurchase such shares at no greater than cost upon termination of service provider relationship);

(e)                enter into any transaction or series of related transactions deemed to be a Liquidation Event pursuant to Section 3(f) above;

(f)                 voluntarily liquidate or dissolve;

(g)                change the authorized number of directors of the Corporation;

(h)               declare or pay any Distribution with respect to the Preferred Stock (other than pursuant to Section 5 hereof) or Common Stock of the Corporation;

(i)                   establish any subsidiary of the Corporation;

(j)                  enter into any transaction with any affiliate (as defined under Rule 144 of the Securities Act) other than in the ordinary course of business; or

(k)               amend this Section 8.

9.                                      Protective Provisions

(a)               Series D. Consent of the holders of at least sixty percent (60%) of the Series D Preferred, voting as a separate series, shall be required for any action that (i) materially and adversely affects the rights, preferences or privileges of the Series D Preferred in a manner different than the other series of Preferred Stock, or (ii) amends or waives any provision of the Company’s Certificate of Incorporation or Bylaws that materially and adversely affects the rights, preferences or privileges of the Series D Preferred in a manner different than the other series of Preferred Stock, including any amendment to this Section 8(a), it being understood that the Series D Preferred shall not be affected differently because of the proportional differences in the amounts of respective issue prices, conversion prices, liquidation preferences and redemption prices that arise out of differences in the Original Issue Price compared to other series of Preferred Stock).

(b)               Series C.  Consent of the holders of at least sixty percent (60%) of the Series C Preferred, voting as a separate series, shall be required for any action that (i) materially and adversely affects the rights, preferences or privileges of the Series C Preferred in a manner different

20

than the other series of Preferred Stock, or (ii) amends or waives any provision of the Company’s Certificate of Incorporation or Bylaws that materially and adversely affects the rights, preferences or privileges of the Series C Preferred in a manner different than the other series of Preferred Stock, including any amendment to this Section 8(b), it being understood that the Series C Preferred shall not be affected differently because of the proportional differences in the amounts of respective issue prices, conversion prices, liquidation preferences and redemption prices that arise out of differences in the Original Issue Price compared to other series of Preferred Stock).

(c)                Series B. Consent of the holders of at least a majority of the Series B Preferred shall be required for any action that (i) materially and adversely affects the rights, preferences or privileges of the Series B Preferred in a manner different than the other series of Preferred Stock, or (ii) amends or waives any provision of the Company’s Certificate of Incorporation or Bylaws that materially and adversely affects the rights, preferences or privileges of the Series B Preferred in a manner different than the other series of Preferred Stock, it being understood that the Series B Preferred shall not be affected differently because of the proportional differences in the amounts of respective issue prices, conversion prices, liquidation preferences and redemption prices that arise out of differences in the Original Issue Price compared to other series of Preferred Stock).

(d)               Series A. Consent of the holders of at least a majority of the Series A Preferred shall be required for any action that (i) materially and adversely affects the rights, preferences or privileges of the Series A Preferred in a manner different than the other series of Preferred Stock, or (ii) amends or waives any provision of the Company’s Certificate of Incorporation or Bylaws that materially and adversely affects the rights, preferences or privileges of the Series A Preferred in a manner different than the other series of Preferred Stock, it being understood that the Series A Preferred shall not be affected differently because of the proportional differences in the amounts of respective issue prices, conversion prices, liquidation preferences and redemption prices that arise out of differences in the Original Issue Price compared to other series of Preferred Stock).

For the avoidance of doubt, (i) the creation, authorization or issuance of a new class or series of shares (including any security convertible into or exercisable for any such shares) having rights, preferences or privileges senior to or on a parity with the Series D Preferred Stock (the “New Preferred”) and (ii) the inclusion of such New Preferred in the definition of “Preferred Stock” in the Corporation’s Certificate of Incorporation or any amendment thereto will not be deemed to adversely affect any such series of Preferred Stock differently than the other series of Preferred Stock.

10.                               Reissuance of Preferred Stock.  In the event that any shares of Preferred Stock shall be converted pursuant to Section 4 or otherwise repurchased by the Corporation, the shares so converted, redeemed or repurchased shall be cancelled and shall not be issuable by the Corporation.

11.                               Notices.  Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice required by the provisions of this ARTICLE V to be given to the holders of Preferred Stock shall be deemed given (a) if deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder’s address appearing on the books of the Corporation, (b) if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice; (c) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice; and (d) if by a

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posting on an electronic network together with separate notice, by a method set forth above, to the stockholder of such specific posting, upon the later of (i) such posting and (ii) the giving of such separate notice.

12.                               The Corporation is to have perpetual existence.

ARTICLE VI

Elections of directors need not be by written ballot unless a stockholder demands election by written ballot at the meeting and before voting begins or unless the Bylaws of the Corporation shall so provide.

ARTICLE VII

Unless otherwise set forth herein, and subject to the rights of the holders of Preferred Stock set forth in ARTICLE V Section 7 hereof, the number of directors which constitute the Board of Directors of the Corporation shall be designated in the Bylaws of the Corporation.

ARTICLE VIII

In furtherance and not in limitation of the powers conferred by statute, and subject to the rights of the holders of Preferred Stock set forth in ARTICLE V Section 7 hereof, the Board of Directors of the Corporation is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

ARTICLE IX

1.                                      To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as it may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director.

2.                                      The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person or such person’s testator or intestate is or was a director or, officer of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation.

3.                                      Neither any amendment nor repeal of this ARTICLE IX, nor the adoption of any provision of the Corporation’s Certificate of Incorporation inconsistent with this ARTICLE IX, shall eliminate or reduce the effect of this ARTICLE IX, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this ARTICLE IX, would accrue or arise, prior to such amendment, repeal or adoption of any inconsistent provision.

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ARTICLE X

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide.  The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE XI

Except as provided in ARTICLE IX above, and subject to the rights of the holders of Preferred Stock set forth in Section 7 and Section 8 of ARTICLE V hereof, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

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Exhibit 3.2

SIXTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

KYTHERA BIOPHARMACEUTICALS, INC.

Keith Leonard and Keith Klein, hereby certifies that:

ONE:             The name of this corporation is Kythera Biopharmaceuticals, Inc.

The corporation was incorporated on June 3, 2004 under the name Dermion, Inc. pursuant to the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”) and the original certificate of incorporation was filed with the Secretary of State of the State of Delaware on June 3, 2004.

TWO:            They are the Chief Executive Officer and the Secretary of Kythera Biopharmaceuticals, Inc., a Delaware corporation.

THREE:       This Sixth Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242, 245 and 228 of the Delaware General Corporation Law, and prompt written notice will be duly given pursuant to Section 228 of the Delaware General Corporation Law.

FOUR:           This Amended and Restated Certificate of Incorporation amends and restates the Fifth Amended and Restated Certificate of Incorporation, as amended, to read as follows:

ARTICLE I

The name of the corporation is Kythera Biopharmaceuticals, Inc. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, 19808.  The name of its registered agent at such address is Corporation Service Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law.

ARTICLE IV

A.            This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.”  The total number of shares that the Corporation is authorized to issue is Three Hundred and Five Million (305,000,000), divided into Three Hundred Million (300,000,000) shares of common stock, and Five Million (5,000,000) shares of Preferred Stock.  The Common Stock shall have a par value of $0.00001 per share and the Preferred Stock shall have a par value of $0.00001 per share.

B.            The Preferred Stock may be issued from time to time in one or more series.  The Board of Directors of the Corporation (the “Board of Directors”) is hereby authorized, by filing a certificate (a “Certificate of Designation”) pursuant to the Delaware General Corporation Law, to fix or alter from time to time the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions of any wholly unissued series of Preferred Stock, and to establish from time to time the number of shares constituting any such series or any of them; and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding.  In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

ARTICLE V

For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A.            (1)           The management of the business and the conduct of the affairs of the Corporation shall be vested in the Board of Directors.  The number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors.

(2)           The directors shall be divided into three classes, designated as Class I, Class II and Class III, as nearly equal in number as possible.  Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors.  At the first annual meeting of stockholders following the effectiveness of this Amended and Restated Certificate of Incorporation (the “Qualifying Record Date”), the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years.  At the second annual meeting of stockholders following the Qualifying Record Date, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years.  At the third annual meeting of stockholders following the Qualifying Record Date, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years.  At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

Notwithstanding the foregoing provisions of this Article V(A), each director shall serve until his successor is duly elected and qualified or until his death, resignation or removal.  No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

(3)           The Board of Directors or any individual director may be removed from office at any time (i) with cause by the affirmative vote of the holders of a majority of the voting power of

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all the then outstanding shares of voting stock of the Corporation entitled to vote at an election of directors (the “Voting Stock”) or (ii) without cause by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all the then-outstanding shares of the Voting Stock.

(4)           Any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders, except as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, and not by the stockholders.  Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.

B.            (1)           Subject to Article X of the Bylaws, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal Bylaws of the Corporation.  Notwithstanding the foregoing, the Bylaws of the Corporation may be rescinded, altered, amended or repealed in any respect by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all the then-outstanding shares of the Voting Stock.

(2)           The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

ARTICLE VI

A.            Subject to the rights of the holders of series of Preferred Stock or any other class of stock or series thereof having a preference over the Common Stock as to dividends or upon liquidation, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation, and the taking of any action by written consent of the stockholders in lieu of a meeting of the stockholders is specifically denied.

B.            Special meetings of the stockholders of the Corporation may be called, for any purpose or purposes, by the Board of Directors, chairperson of the Board of Directors, chief executive officer or president (in the absence of a chief executive officer), but such special meetings may not be called by any other person or persons.

C.            Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

ARTICLE VII

A.            To the maximum extent permitted by the Delaware General Corporation Law, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally

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liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.  If the Delaware General Corporation Law is amended after approval by the stockholders of this Article VII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.

B.            The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer, employee or agent of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director, officer, employee or agent at the request of the Corporation or any predecessor to the Corporation.

C.            Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of the Corporation’s certificate of incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE VIII

The Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the General Corporation Law of Delaware or this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation, or (iv) any action asserting a claim against the Corporation governed by the internal affairs doctrine.

ARTICLE IX

Notwithstanding any other provisions of this Amended and Restated Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Voting Stock required by law, this Amended and Restated Certificate of Incorporation or any Certificate of Designation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the Voting Stock, voting together as a single class, shall be required to alter, amend or repeal Articles V, VI, VII, VIII and IX.

ARTICLE X

This Amended and Restated Certificate of Incorporation shall be effective as of [8:00 a.m.] Eastern Time on [             , 2012].

* * * *

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IN WITNESS WHEREOF, the undersigned have executed this Sixth Amended and Restated Certificate of Incorporation on this  [•]  day of  [•], 2012.

By:
Keith Leonard
President and Chief Executive Officer

By:
Keith Klein
Secretary

Exhibit 3.3

BYLAWS OF

AESTHERx, INC.

(amended and restated as of August 18, 2005)

i

TABLE OF CONTENTS

(continued)

ii

BYLAWS OF AESTHERx, INC.

ARTICLE I — CORPORATE OFFICES

1.1          REGISTERED OFFICE.

The registered office of AESTHERx, Inc. shall be fixed in the corporation’s certificate of incorporation, as the same may be amended from time to time.

1.2          OTHER OFFICES.

The corporation’s Board of Directors (the “Board”) may at any time establish other offices at any place or places where the corporation is qualified to do business.

ARTICLE II — MEETINGS OF STOCKHOLDERS

2.1          PLACE OF MEETINGS.

Meetings of stockholders shall be held at any place, within or outside the State of Delaware, designated by the Board.  The Board may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the Delaware General Corporation Law (the “DGCL”).  In the absence of any such designation or determination, stockholders’ meetings shall be held at the corporation’s principal executive office.

2.2          ANNUAL MEETING.

The annual meeting of stockholders shall be held each year.  The Board shall designate the date and time of the annual meeting.  In the absence of such designation the annual meeting of stockholders shall be held on the second Tuesday of May of each year at 10:00 a.m.  However, if such day falls on a legal holiday, then the meeting shall be held at the same time and place on the next succeeding business day.  At the annual meeting, directors shall be elected and any other proper business may be transacted.

2.3          SPECIAL MEETING.

A special meeting of the stockholders may be called at any time by the Board, chairperson of the Board, chief executive officer or president (in the absence of a chief executive officer) or by one or more stockholders holding shares in the aggregate entitled to cast not less than 10% of the votes at that meeting.

If any person(s) other than the Board calls a special meeting, the request shall:

(i)            be in writing;

(ii)           specify the time of such meeting and the general nature of the business proposed to be transacted; and

(iii)          be delivered personally or sent by registered mail or by facsimile transmission to the chairperson of the Board, the chief executive officer, the president (in the absence of a chief executive officer) or the secretary of the corporation.

The officer(s) receiving the request shall cause notice to be promptly given to the stockholders entitled to vote at such meeting, in accordance with the provisions of Sections 2.4 and 2.5 of these bylaws, that a meeting will be held at the time requested by the person or persons calling the meeting.  No business may be transacted at such special meeting other than the business specified in such notice to stockholders.  Nothing contained in this paragraph of this Section 2.3 shall be construed as limiting, fixing, or affecting the time when a meeting of stockholders called by action of the Board may be held.

2.4          NOTICE OF STOCKHOLDERS’ MEETINGS.

All notices of meetings of stockholders shall be sent or otherwise given in accordance with either Section 2.5 or Section 8.1 of these bylaws not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting.  The notice shall specify the place, if any, date and hour of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

2.5          MANNER OF GIVING NOTICE; AFFIDAVIT OF NOTICE.

Notice of any meeting of stockholders shall be given:

(i)            if mailed, when deposited in the United States mail, postage prepaid, directed to the stockholder at his or her address as it appears on the corporation’s records; or

(ii)           if electronically transmitted as provided in Section 8.1 of these bylaws.

An affidavit of the secretary or an assistant secretary of the corporation or of the transfer agent or any other agent of the corporation that the notice has been given by mail or by a form of electronic transmission, as applicable, shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

2.6          QUORUM.

The holders of a majority of the stock issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders.  If, however, such quorum is not present or represented at any meeting of the stockholders, then either (i) the chairperson of the meeting, or (ii) the stockholders entitled to vote at the meeting, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented.  At such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.

2.7          ADJOURNED MEETING; NOTICE.

When a meeting is adjourned to another time or place, unless these bylaws otherwise require, notice need not be given of the adjourned meeting if the time, place if any thereof, and the means of remote communications if any by which stockholders and proxy holders may be deemed to be present in person and

2

vote at such adjourned meeting are announced at the meeting at which the adjournment is taken.  At the continuation of the adjourned meeting, the corporation may transact any business that might have been transacted at the original meeting.  If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

2.8          CONDUCT OF BUSINESS.

The chairperson of any meeting of stockholders shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of business.

2.9          VOTING.

The stockholders entitled to vote at any meeting of stockholders shall be determined in accordance with the provisions of Section 2.11 of these bylaws, subject to Section 217 (relating to voting rights of fiduciaries, pledgors and joint owners of stock) and Section 218 (relating to voting trusts and other voting agreements) of the DGCL.

Except as may otherwise be provided in the certificate of incorporation or these bylaws, each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder.

2.10        STOCKHOLDER ACTION BY WRITTEN CONSENT WITHOUT A MEETING.

Unless otherwise provided in the certificate of incorporation, any action required by the DGCL to be taken at any annual or special meeting of stockholders of a corporation, or any action that may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the corporation as provided in Section 228 of the DGCL.  In the event that the action that is consented to is such as would have required the filing of a certificate under any provision of the DGCL, if such action had been voted on by stockholders at a meeting thereof, the certificate filed under such provision shall state, in lieu of any statement required by such provision concerning any vote of stockholders, that written consent has been given in accordance with Section 228 of the DGCL.

2.11        RECORD DATE FOR STOCKHOLDER NOTICE; VOTING; GIVING CONSENTS.

In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board may fix, in advance, a record date, which record date shall not precede the date on which the resolution fixing the record date is adopted and which shall not be more than 60 nor less than 10 days before the date of such meeting, nor more than 60 days prior to any other such action.

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If the Board does not so fix a record date:

(i)            The record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

(ii)           The record date for determining stockholders entitled to express consent to corporate action in writing without a meeting, when no prior action by the Board is necessary, shall be the day on which the first written consent is expressed.

(iii)          The record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.

2.12        PROXIES.

Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period.  The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL.

2.13        LIST OF STOCKHOLDERS ENTITLED TO VOTE.

The officer who has charge of the stock ledger of the corporation shall prepare and make, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder.  The corporation shall not be required to include electronic mail addresses or other electronic contact information on such list.  Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least 10 days prior to the meeting:  (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the corporation’s principal executive office.  In the event that the corporation determines to make the list available on an electronic network, the corporation may take reasonable steps to ensure that such information is available only to stockholders of the corporation.  If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.  If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.  Such list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them.

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ARTICLE III — DIRECTORS

3.1          POWERS.

Subject to the provisions of the DGCL and any limitations in the certificate of incorporation or these bylaws relating to action required to be approved by the stockholders or by the outstanding shares, the business and affairs of the corporation shall be managed and all corporate powers shall be exercised by or under the direction of the Board.

3.2          NUMBER OF DIRECTORS.

The authorized number of directors shall be determined from time to time by resolution of the Board, provided the Board shall consist of at least one member.  No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

3.3          ELECTION, QUALIFICATION AND TERM OF OFFICE OF DIRECTORS.

Except as provided in Section 3.4 of these bylaws, directors shall be elected at each annual meeting of stockholders to hold office until the next annual meeting.  Directors need not be stockholders unless so required by the certificate of incorporation or these bylaws.  The certificate of incorporation or these bylaws may prescribe other qualifications for directors.  Each director, including a director elected to fill a vacancy, shall hold office until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal.

All elections of directors shall be by written ballot, unless otherwise provided in the certificate of incorporation; if authorized by the Board, such requirement of a written ballot shall be satisfied by a ballot submitted by electronic transmission, provided that any such electronic transmission must be either set forth or be submitted with information from which it can be determined that the electronic transmission authorized by the stockholder or proxy holder.

3.4          RESIGNATION AND VACANCIES.

Any director may resign at any time upon notice given in writing or by electronic transmission to the corporation.  When one or more directors so resigns and the resignation is effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in this section in the filling of other vacancies.

Unless otherwise provided in the certificate of incorporation or these bylaws:

(i)            Vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

(ii)           Whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by the provisions of the certificate of incorporation, vacancies and newly created directorships of such class or classes or series may be filled by a majority of the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected.

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If at any time, by reason of death or resignation or other cause, the corporation should have no directors in office, then any officer or any stockholder or an executor, administrator, trustee or guardian of a stockholder, or other fiduciary entrusted with like responsibility for the person or estate of a stockholder, may call a special meeting of stockholders in accordance with the provisions of the certificate of incorporation or these bylaws, or may apply to the Court of Chancery for a decree summarily ordering an election as provided in Section 211 of the DGCL.

If, at the time of filling any vacancy or any newly created directorship, the directors then in office constitute less than a majority of the whole Board (as constituted immediately prior to any such increase), then the Court of Chancery may, upon application of any stockholder or stockholders holding at least 10% of the total number of the shares at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office as aforesaid, which election shall be governed by the provisions of Section 211 of the DGCL as far as applicable.

3.5          PLACE OF MEETINGS; MEETINGS BY TELEPHONE.

The Board may hold meetings, both regular and special, either within or outside the State of Delaware.

Unless otherwise restricted by the certificate of incorporation or these bylaws, members of the Board, or any committee designated by the Board, may participate in a meeting of the Board, or any committee, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

3.6          REGULAR MEETINGS.

Regular meetings of the Board may be held without notice at such time and at such place as shall from time to time be determined by the Board.

3.7          SPECIAL MEETINGS; NOTICE.

Special meetings of the Board for any purpose or purposes may be called at any time by the chairperson of the Board, the chief executive officer, the president, the secretary or any two directors.

Notice of the time and place of special meetings shall be:

(i)            delivered personally by hand, by courier or by telephone;

(ii)           sent by United States first-class mail, postage prepaid;

(iii)          sent by facsimile; or

(iv)          sent by electronic mail,

directed to each director at that director’s address, telephone number, facsimile number or electronic mail address, as the case may be, as shown on the corporation’s records.

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If the notice is (i) delivered personally by hand, by courier or by telephone, (ii) sent by facsimile or (iii) sent by electronic mail, it shall be delivered or sent at least 24 hours before the time of the holding of the meeting.  If the notice is sent by United States mail, it shall be deposited in the United States mail at least four days before the time of the holding of the meeting.  Any oral notice may be communicated to the director.  The notice need not specify the place of the meeting (if the meeting is to be held at the corporation’s principal executive office) nor the purpose of the meeting.

3.8                               QUORUM.

At all meetings of the Board, a majority of the authorized number of directors shall constitute a quorum for the transaction of business.  The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board, except as may be otherwise specifically provided by statute, the certificate of incorporation or these bylaws.  If a quorum is not present at any meeting of the Board, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of directors, if any action taken is approved by at least a majority of the required quorum for that meeting.

3.9                               BOARD ACTION BY WRITTEN CONSENT WITHOUT A MEETING.

Unless otherwise restricted by the certificate of incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board or committee.  Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

3.10                        FEES AND COMPENSATION OF DIRECTORS.

Unless otherwise restricted by the certificate of incorporation or these bylaws, the Board shall have the authority to fix the compensation of directors.

3.11                        APPROVAL OF LOANS TO OFFICERS.

The corporation may lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the corporation or of its subsidiary, including any officer or employee who is a director of the corporation or its subsidiary, whenever, in the judgment of the Board, such loan, guaranty or assistance may reasonably be expected to benefit the corporation.  The loan, guaranty or other assistance may be with or without interest and may be unsecured, or secured in such manner as the Board shall approve, including, without limitation, a pledge of shares of stock of the corporation.

3.12                        REMOVAL OF DIRECTORS.

Unless otherwise restricted by statute, the certificate of incorporation or these bylaws, any director or the entire Board may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

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No reduction of the authorized number of directors shall have the effect of removing any director prior to the expiration of such director’s term of office.

ARTICLE IV — COMMITTEES

4.1                               COMMITTEES OF DIRECTORS.

The Board may designate one or more committees, each committee to consist of one or more of the directors of the corporation.  The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.  In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member.  Any such committee, to the extent provided in the resolution of the Board or in these bylaws, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopt, amend or repeal any bylaw of the corporation,

4.2                               COMMITTEE MINUTES.

Each committee shall keep regular minutes of its meetings and report the same to the Board when required.

4.3                               MEETINGS AND ACTION OF COMMITTEES.

Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of:

(i)                                     Section 3.5 (place of meetings and meetings by telephone);

(ii)                                  Section 3.6 (regular meetings);

(iii)                               Section 3.7 (special meetings and notice);

(iv)                              Section 3.8 (quorum);

(v)                                 Section 7.13 (waiver of notice); and

(vi)                              Section 3.9 (action without a meeting)

with such changes in the context of those bylaws as are necessary to substitute the committee and its members for the Board and its members.   However:

(i)                                     the time of regular meetings of committees may be determined either by resolution of the Board or by resolution of the committee;

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(ii)                                  special meetings of committees may also be called by resolution of the Board; and

(iii)                               notice of special meetings of committees shall also be given to all alternate members, who shall have the right to attend all meetings of the committee.  The Board may adopt rules for the government of any committee not inconsistent with the provisions of these bylaws.

ARTICLE V — OFFICERS

5.1                               OFFICERS.

The officers of the corporation shall be a president and a secretary.  The corporation may also have, at the discretion of the Board, a chairperson of the Board, a vice chairperson of the Board, a chief executive officer, a chief financial officer or treasurer, one or more vice presidents, one or more assistant vice presidents, one or more assistant treasurers, one or more assistant secretaries, and any such other officers as may be appointed in accordance with the provisions of these bylaws.  Any number of offices may be held by the same person.

5.2                               APPOINTMENT OF OFFICERS.

The Board shall appoint the officers of the corporation, except such officers as may be appointed in accordance with the provisions of Sections 5.3 and 5.5 of these bylaws, subject to the rights, if any, of an officer under any contract of employment.

5.3                               SUBORDINATE OFFICERS.

The Board may appoint, or empower the chief executive officer or, in the absence of a chief executive officer, the president, to appoint, such other officers and agents as the business of the corporation may require.  Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as the Board may from time to time determine.

5.4                               REMOVAL AND RESIGNATION OF OFFICERS.

Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by an affirmative vote of the majority of the Board at any regular or special meeting of the Board or, except in the case of an officer chosen by the Board, by any officer upon whom such power of removal may be conferred by the Board.

Any officer may resign at any time by giving written notice to the corporation.  Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice.  Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the corporation under any contract to which the officer is a party.

5.5                               VACANCIES IN OFFICES.

Any vacancy occurring in any office of the corporation shall be filled by the Board or as provided in Section 5.2.

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5.6                               CHAIRPERSON OF THE BOARD.

The chairperson of the Board, if such an officer be elected, shall, if present, preside at meetings of the Board and exercise and perform such other powers and duties as may from time to time be assigned to him by the Board or as may be prescribed by these bylaws.  If there is no chief executive officer or president, then the chairperson of the Board shall also be the chief executive officer of the corporation and shall have the powers and duties prescribed in Section 5.7 of these bylaws.

5.7                               CHIEF EXECUTIVE OFFICER.

Subject to such supervisory powers, if any, as the Board may give to the chairperson of the Board, the chief executive officer, if any, shall, subject to the control of the Board, have general supervision, direction, and control of the business and affairs of the corporation and shall report directly to the Board.  All other officers, officials, employees and agents shall report directly or indirectly to the chief executive officer.  The chief executive officer shall see that all orders and resolutions of the Board are carried into effect.  The chief executive officer shall serve as chairperson of and preside at all meetings of the stockholders.  In the absence of a chairperson of the Board, the chief executive officer shall preside at all meetings of the Board.

5.8                               PRESIDENT.

In the absence or disability of the chief executive officer, the president shall perform all the duties of the chief executive officer.  When acting as the chief executive officer, the president shall have all the powers of, and be subject to all the restrictions upon, the chief executive officer.  The president shall have such other powers and perform such other duties as from time to time may be prescribed for him by the Board, these bylaws, the chief executive officer or the chairperson of the Board.

5.9                               VICE PRESIDENTS.

In the absence or disability of the president, the vice presidents, if any, in order of their rank as fixed by the Board or, if not ranked, a vice president designated by the Board, shall perform all the duties of the president.  When acting as the president, the appropriate vice president shall have all the powers of, and be subject to all the restrictions upon, the president.  The vice presidents shall have such other powers and perform such other duties as from time to time may be prescribed for them respectively by the Board, these bylaws, the chairperson of the Board, the chief executive officer or, in the absence of a chief executive officer, the president.

5.10                        SECRETARY.

The secretary shall keep or cause to be kept, at the principal executive office of the corporation or such other place as the Board may direct, a book of minutes of all meetings and actions of directors, committees of directors, and stockholders.  The minutes shall show

(i)                                     the time and place of each meeting;

(ii)                                  whether regular or special (and, if special, how authorized and the notice given);

(iii)                               the names of those present at directors’ meetings or committee meetings;

(iv)                              the number of shares present or represented at stockholders’ meetings;

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(v)                                 and the proceedings thereof.

The secretary shall keep, or cause to be kept, at the principal executive office of the corporation or at the office of the corporation’s transfer agent or registrar, as determined by resolution of the Board, a share register, or a duplicate share register showing;

(i)                                     the names of all stockholders and their addresses;

(ii)                                  the number and classes of shares held by each;

(iii)                               the number and date of certificates evidencing such shares; and

(iv)                              the number and date of cancellation of every certificate surrendered for cancellation.

The secretary shall give, or cause to be given, notice of all meetings of the stockholders and of the Board required to be given by law or by these bylaws.  The secretary shall keep the seal of the corporation, if one be adopted, in safe custody and shall have such other powers and perform such other duties as may be prescribed by the Board or by these bylaws.

5.11                        CHIEF FINANCIAL OFFICER.

The chief financial officer shall keep and maintain, or cause to be kept and maintained, adequate and correct books and records of accounts of the properties and business transactions of the corporation, including accounts of its assets, liabilities, receipts, disbursements, gains, losses, capital retained earnings, and shares. The books of account shall at all reasonable times be open to inspection by any director.

The chief financial officer shall deposit all moneys and other valuables in the name and to the credit of the corporation with such depositories as the Board may designate. The chief financial officer shall disburse the funds of the corporation as may be ordered by the Board, shall render to the chief executive officer or, in the absence of a chief executive officer, the president and directors, whenever they request it, an account of all his or her transactions as chief financial officer and of the financial condition of the corporation, and shall have other powers and perform such other duties as may be prescribed by the Board or these bylaws.

The chief financial officer shall be the treasurer of the corporation.

5.12                        ASSISTANT SECRETARY.

The assistant secretary, or, if there is more than one, the assistant secretaries in the order determined by the stockholders or Board (or if there be no such determination, then in the order of their election) shall, in the absence of the secretary or in the event of the secretary’s inability or refusal to act, perform the duties and exercise the powers of the secretary and shall perform such other duties and have such other powers as may be prescribed by the Board or these bylaws.

5.13                        ASSISTANT TREASURER.

The assistant treasurer, or, if there is more than one, the assistant treasurers, in the order determined by the stockholders or Board (or if there be no such determination, then in the order of their election), shall, in the absence of the chief financial officer or in the event of the chief financial officer’s inability or refusal to

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act, perform the duties and exercise the powers of the chief financial officer and shall perform such other duties and have such other powers as may be prescribed by the Board or these bylaws.

5.14                        REPRESENTATION OF SHARES OF OTHER CORPORATIONS.

The chairperson of the Board, the president, any vice president, the treasurer, the secretary or assistant secretary of this corporation, or any other person authorized by the Board or the president or a vice president, is authorized to vote, represent, and exercise on behalf of this corporation all rights incident to any and all shares of any other corporation or corporations standing in the name of this corporation.  The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

5.15                        AUTHORITY AND DUTIES OF OFFICERS.

In addition to the foregoing authority and duties, all officers of the corporation shall respectively have such authority and perform such duties in the management of the business of the corporation as may be designated from time to time by the Board or the stockholders.

ARTICLE VI — RECORDS AND REPORTS

6.1                               MAINTENANCE AND INSPECTION OF RECORDS.

The corporation shall, either at its principal executive office or at such place or places as designated by the Board, keep a record of its stockholders listing their names and addresses and the number and class of shares held by each stockholder, a copy of these bylaws as amended to date, accounting books, and other records.

Any stockholder of record, in person or by attorney or other agent, shall, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose the corporation’s stock ledger, a list of its stockholders, and its other books and records and to make copies or extracts therefrom.  A proper purpose shall mean a purpose reasonably related to such person’s interest as a stockholder.  In every instance where an attorney or other agent is the person who seeks the right to inspection, the demand under oath shall be accompanied by a power of attorney or such other writing that authorizes the attorney or other agent so to act on behalf of the stockholder.  The demand under oath shall be directed to the corporation at its registered office in Delaware or at its principal executive office.

6.2                               INSPECTION BY DIRECTORS.

Any director shall have the right to examine the corporation’s stock ledger, a list of its stockholders, and its other books and records for a purpose reasonably related to his or her position as a director.  The Court of Chancery is hereby vested with the exclusive jurisdiction to determine whether a director is entitled to the inspection sought.  The Court may summarily order the corporation to permit the director to inspect any and all books and records, the stock ledger, and the stock list and to make copies or extracts therefrom.  The Court may, in its discretion, prescribe any limitations or conditions with reference to the inspection, or award such other and further relief as the Court may deem just and proper.

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ARTICLE VII — GENERAL MATTERS

7.1          CHECKS.

From time to time, the Board shall determine by resolution which person or persons may sign or endorse all checks, drafts, other orders for payment of money, notes or other evidences of indebtedness that are issued in the name of or payable to the corporation, and only the persons so authorized shall sign or endorse those instruments.

7.2          EXECUTION OF CORPORATE CONTRACTS AND INSTRUMENTS.

The Board, except as otherwise provided in these bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the corporation; such authority may be general or confined to specific instances.  Unless so authorized or ratified by the Board or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

7.3          STOCK CERTIFICATES; PARTLY PAID SHARES.

The shares of the corporation shall be represented by certificates, provided that the Board may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares.  Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the corporation.  Notwithstanding the adoption of such a resolution by the Board, every holder of stock represented by certificates and upon request every holder of uncertificated shares shall be entitled to have a certificate signed by, or in the name of the corporation by the chairperson or vice-chairperson of the Board, or the president or vice-president, and by the treasurer or an assistant treasurer, or the secretary or an assistant secretary of such corporation representing the number of shares registered in certificate form.  Any or all of the signatures on the certificate may be a facsimile.  In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue.

The corporation may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor.  Upon the face or back of each stock certificate issued to represent any such partly paid shares, upon the books and records of the corporation in the case of uncertificated partly paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated.  Upon the declaration of any dividend on fully paid shares, the corporation shall declare a dividend upon partly paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.

7.4          SPECIAL DESIGNATION ON CERTIFICATES.

If the corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences, and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate that the corporation shall issue to represent such class or series of stock; provided, however, that, except as otherwise

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provided in Section 202 of the DGCL, in lieu of the foregoing requirements there may be set forth on the face or back of the certificate that the corporation shall issue to represent such class or series of stock a statement that the corporation will furnish without charge to each stockholder who so requests the powers, the designations, the preferences, and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

7.5          LOST CERTIFICATES.

Except as provided in this Section 7.5, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the corporation and cancelled at the same time.  The corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

7.6          CONSTRUCTION; DEFINITIONS.

Unless the context requires otherwise, the general provisions, rules of construction, and definitions in the DGCL shall govern the construction of these bylaws.  Without limiting the generality of this provision, the singular number includes the plural, the plural number includes the singular, and the term “person” includes both a corporation and a natural person.

7.7          DIVIDENDS.

The Board, subject to any restrictions contained in either (i) the DGCL, or (ii) the certificate of incorporation, may declare and pay dividends upon the shares of its capital stock.  Dividends may be paid in cash, in property, or in shares of the corporation’s capital stock.

The Board may set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the corporation, and meeting contingencies.

7.8          FISCAL YEAR.

The fiscal year of the corporation shall be fixed by resolution of the Board and may be changed by the Board.

7.9          SEAL.

The corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board.  The corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

7.10        TRANSFER OF STOCK.

Upon surrender to the corporation or the transfer agent of the corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer, it shall be the duty of the corporation to issue a new certificate to the person entitled thereto, cancel the old certificate, and record the transaction in its books.

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7.11        STOCK TRANSFER AGREEMENTS.

The corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the corporation to restrict the transfer of shares of stock of the corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

7.12        REGISTERED STOCKHOLDERS.

The corporation:

(i)            shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner;

(ii)           shall be entitled to hold liable for calls and assessments the person registered on its books as the owner of shares; and

(iii)          shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

7.13        WAIVER OF NOTICE.

Whenever notice is required to be given under any provision of the DGCL, the certificate of incorporation or these bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice.  Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.  Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the certificate of incorporation or these bylaws.

ARTICLE VIII — NOTICE BY ELECTRONIC TRANSMISSION

8.1          NOTICE BY ELECTRONIC TRANSMISSION.

Without limiting the manner by which notice otherwise may be given effectively to stockholders pursuant to the DGCL, the certificate of incorporation or these bylaws, any notice to stockholders given by the corporation under any provision of the DGCL, the certificate of incorporation or these bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given.  Any such consent shall be revocable by the stockholder by written notice to the corporation.  Any such consent shall be deemed revoked if:

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(i)            the corporation is unable to deliver by electronic transmission two consecutive notices given by the corporation in accordance with such consent; and

(ii)           such inability becomes known to the secretary or an assistant secretary of the corporation or to the transfer agent, or other person responsible for the giving of notice.

However, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action.

Any notice given pursuant to the preceding paragraph shall be deemed given:

(i)            if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice;

(ii)           if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice;

(iii)          if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and

(iv)          if by any other form of electronic transmission, when directed to the stockholder.

An affidavit of the secretary or an assistant secretary or of the transfer agent or other agent of the corporation that the notice has been given by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

8.2          DEFINITION OF ELECTRONIC TRANSMISSION.

An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved, and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

8.3          INAPPLICABILITY.

Notice by a form of electronic transmission shall not apply to Sections 164, 296, 311, 312 or 324 of the DGCL.

ARTICLE IX — INDEMNIFICATION

9.1  INDEMNIFICATION OF DIRECTORS AND OFFICERS

The corporation shall indemnify and hold harmless, to the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, any director or officer of the corporation who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by

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such person in connection with any such action, suit, or proceeding.  The corporation shall be required to indemnify a person in connection with a proceeding initiated by such person only if the proceeding was authorized by the Board of Directors of the corporation.

9.2  INDEMNIFICATION OF OTHERS

The corporation shall have the power to indemnify and hold harmless, to the extent permitted by applicable law as it presently exists or may hereafter be amended, any employee or agent of the corporation who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was an employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such action, suit, or proceeding.

9.3  PREPAYMENT OF EXPENSES

The corporation shall pay the expenses incurred by any officer or director of the corporation, and may pay the expenses incurred by any employee or agent of the corporation, in defending any proceeding in advance of its final disposition; provided, however, that the payment of expenses incurred by a person in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the person to repay all amounts advanced if it should be ultimately determined that the person is not entitled to be indemnified under this Article 9 or otherwise.

9.4  DETERMINATION; CLAIM

If a claim for indemnification or payment of expenses under this Article 9 is not paid in full within sixty days after a written claim therefor has been received by the corporation the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim.  In any such action the corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

9.5  NON-EXCLUSIVITY OF RIGHTS

The rights conferred on any person by this Article 9 shall not be exclusive of any other rights that such person may have or hereafter acquire under any statute, provision of the certificate of incorporation, these bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

9.6  INSURANCE

The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of the General Corporation Law of Delaware.

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9.7  OTHER INDEMNIFICATION

The corporation’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or non-profit entity shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.

9.8  AMENDMENT OR REPEAL

Any repeal or modification of the foregoing provisions of this Article 9 shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

ARTICLE X — AMENDMENTS

These bylaws may be adopted, amended or repealed by the stockholders entitled to vote.  However, the corporation may, in its certificate of incorporation, confer the power to adopt, amend or repeal bylaws upon the directors.  The fact that such power has been so conferred upon the directors shall not divest the stockholders of the power, nor limit their power to adopt, amend or repeal bylaws.

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AESTHERx, INC.

CERTIFICATE OF AMENDMENT OF BYLAWS

The undersigned hereby certifies that he is the duly elected, qualified, and acting Secretary of AESTHERx, Inc., a Delaware corporation and that the foregoing bylaws, comprising twenty-three (23) pages, were amended and restated as the corporation’s bylaws on August 18, 2005 by the corporation’s board of directors.

IN WITNESS WHEREOF, the undersigned has hereunto set his hand this 18th day of August 2005.

/s/ Amit Munshi
Amit Munshi, Secretary

Exhibit 3.4

AMENDED AND RESTATED BYLAWS OF

KYTHERA BIOPHARMACEUTICALS, INC.

(a Delaware corporation)

i

TABLE OF CONTENTS

(continued)

ii

AMENDED AND RESTATED
BYLAWS OF

KYTHERA BIOPHARMACEUTICALS, INC.

ARTICLE I - CORPORATE OFFICES

1.1                               REGISTERED OFFICE.

The registered office of Kythera Biopharmaceuticals, Inc. (the “Corporation”) shall be fixed in the Corporation’s certificate of incorporation, as the same may be amended from time to time (the “certificate of incorporation”).

1.2                               OTHER OFFICES.

The Corporation’s board of directors (the “Board”) may at any time establish other offices at any place or places where the Corporation is qualified to do business.

ARTICLE II - MEETINGS OF STOCKHOLDERS

2.1                               PLACE OF MEETINGS.

Meetings of stockholders shall be held at any place, within or outside the State of Delaware, designated by the Board.  The Board may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the Delaware General Corporation Law (the “DGCL”).  In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive office.

2.2                               ANNUAL MEETING.

The Board shall designate the date and time of the annual meeting.  At the annual meeting, directors shall be elected and other proper business properly brought before the meeting in accordance with Section 2.4 of this Article II may be transacted.

2.3                               SPECIAL MEETING.

A special meeting of the stockholders may be called at any time by the Board, chairperson of the Board, chief executive officer or president (in the absence of a chief executive officer), but such special meetings may not be called by any other person or persons.

No business may be transacted at such special meeting other than the business specified in such notice to stockholders.  Nothing contained in this paragraph of this Section 2.3 shall be construed as limiting, fixing, or affecting the time when a meeting of stockholders called by action of the Board may be held.

2.4                               ADVANCE NOTICE PROCEDURES FOR BUSINESS BROUGHT BEFORE A MEETING.

(i)                  At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (a) specified in a notice of meeting given by or at the direction of the Board, (b) if not specified in a notice of meeting, otherwise brought before the meeting by or at the direction of the Board or the chairperson of the Board, or (c) otherwise properly brought before the meeting by a stockholder present in person who (A)(1) was a beneficial owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.4 and at the time of the meeting, (2) is entitled to vote at the meeting and (3) has complied with this Section 2.4 in all applicable respects, or (B) properly made such proposal in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (as so amended and inclusive of such rules and regulations, the “Exchange Act”). The foregoing clause (c) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of the stockholders.  The only matters that may be brought before a special meeting are the matters specified in the notice of meeting given by or at the direction of the person calling the meeting pursuant to Section 2.3 of these bylaws, and stockholders shall not be permitted to propose business to be brought before a special meeting of the stockholders.  For purposes of this Section 2.4, “present in person” shall mean that the stockholder proposing that the business be brought before the annual meeting of the Corporation, or, if the proposing stockholder is not an individual, a qualified representative of such proposing stockholder, appear at such annual meeting.  A “qualified representative” of such proposing stockholder shall be, if such proposing stockholder is (x) a general or limited partnership, any general partner or person who functions as a general partner of the general or limited partnership or who controls the general or limited partnership, (y) a corporation or a limited liability company, any officer or person who functions as an officer of the corporation or limited liability company or any officer, director, general partner or person who functions as an officer, director or general partner of any entity ultimately in control of the corporation or limited liability company or (z) a trust, any trustee of such trust.  Stockholders seeking to nominate persons for election to the Board must comply with Section 2.5 of these bylaws, and this Section 2.4 shall not be applicable to nominations except as expressly provided in Section 2.5 of these bylaws.

(ii)               Without qualification, for business to be properly brought before an annual meeting by a stockholder, the stockholder must (a) provide Timely Notice (as defined below) thereof in writing and in proper form to the Secretary of the Corporation and (b) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.4. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred twenty (120) days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the ninetieth (90th) day prior to such annual meeting or, if later, the tenth (10th) day following the day on which public disclosure of the date of such annual meeting was first made (such notice within such time periods, “Timely Notice”).  In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of Timely Notice as described above.

(iii)            To be in proper form for purposes of this Section 2.4, a stockholder’s notice to the Secretary shall set forth:

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(a)         As to each Proposing Person (as defined below), (A) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records); and (B) the class or series and number of shares of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person, except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future (the disclosures to be made pursuant to the foregoing clauses (A) and (B) are referred to as “Stockholder Information”);

(b)         As to each Proposing Person, (A) the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) (“Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such Proposing Person with respect to any shares of any class or series of shares of the Corporation; provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer, (B) any rights to dividends on the shares of any class or series of shares of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, (C)(x) if such Proposing Person is (i) a general or limited partnership, syndicate or other group, the identity of each general partner and each person who functions as a general partner of the general or limited partnership, each member of the syndicate or group and each person controlling the general partner or member, (ii) a corporation or a limited liability company, the identity of each officer and each person who functions as an officer of the corporation or limited liability company, each person controlling the corporation or limited liability company and each officer, director, general partner and person who functions as an officer, director or general partner of any entity ultimately in control of the corporation or limited liability company or (iii) a trust, any trustee of such trust (each such person or persons set forth in the preceding clauses (i), (ii) and (iii), a “Responsible Person”), any fiduciary duties owed by such Responsible Person to the equity holders or other beneficiaries of such Proposing Person and any material interests or relationships of such Responsible Person that are not shared generally by other record or beneficial holders of the shares of any class or series of the Corporation and that reasonably could have influenced the decision of such Proposing Person to propose such business to be brought before the meeting, and (y) if such Proposing Person is a natural person, any material interests or relationships of such

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natural person that are not shared generally by other record or beneficial holders of the shares of any class or series of the Corporation and that reasonably could have influenced the decision of such Proposing Person to propose such business to be brought before the meeting, (D) any material shares or any Synthetic Equity Position in any principal competitor of the Corporation in any principal industry of the Corporation held by such Proposing Persons, (E) a summary of any material discussions regarding the business proposed to be brought before the meeting (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other record or beneficial holder of the shares of any class or series of the Corporation (including their names), (F) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation, (G) any other material relationship between such Proposing Person, on the one hand, and the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation, on the other hand, (H) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement) and (I) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (A) through (I) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner; and

(c)          As to each item of business that the stockholder proposes to bring before the annual meeting, (A) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person, (B) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the bylaws of the Corporation, the language of the proposed amendment), (C) a reasonably detailed description of all agreements, arrangements and understandings between or among any of the Proposing Persons or between or among any Proposing Person and any other person or entity (including their names) in connection with the proposal of such business by such stockholder and (D) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; provided, however, that the disclosures required by this Section 2.4(iii) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner.

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(iv)                              For purposes of this Section 2.4, the term “Proposing Person” shall mean (a) the stockholder providing the notice of business proposed to be brought before an annual meeting, (b) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made and (c) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation or associate (within the meaning of Rule 12b-2 under the Exchange Act for the purposes of these bylaws) of such stockholder or beneficial owner.

(v)                                 A Proposing Person shall update and supplement its notice to the Corporation of its intent to propose business at an annual meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.4 shall be true and correct as of the record date for notice of the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for notice of the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof).

(vi)                              Notwithstanding anything in these bylaws to the contrary, no business shall be conducted at an annual meeting that is not properly brought before the meeting in accordance with this Section 2.4.  The presiding officer of the meeting shall, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with this Section 2.4, and if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

(vii)                           This Section 2.4 is expressly intended to apply to any business proposed to be brought before an annual meeting of stockholders, other than any proposal made in accordance with Rule 14a-8 under the Exchange Act and included in the Corporation’s proxy statement.  In addition to the requirements of this Section 2.4 with respect to any business proposed to be brought before an annual meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Section 2.4 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(viii)                        For purposes of these bylaws, “public disclosure” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

2.5       ADVANCE NOTICE PROCEDURES FOR NOMINATIONS OF DIRECTORS.

(i)                                     Nominations of any person for election to the Board at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) may be made at such meeting only (a) by or at the direction of the Board, including by any committee or persons authorized to do so by the Board or these bylaws, or (b) by a stockholder present in person (A) who was a beneficial owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.5 and at the time of the meeting, (B) is entitled to vote at the meeting and (C) has complied with this Section 2.5 as to such notice and nomination.

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The foregoing clause (b) shall be the exclusive means for a stockholder to make any nomination of a person or persons for election to the Board at an annual meeting or special meeting.  For purposes of this Section 2.5, “present in person” shall mean that the stockholder proposing that the business be brought before the meeting of the Corporation, or, if the proposing stockholder is not an individual, a qualified representative of such stockholder, appear at such meeting.  A “qualified representative” of such proposing stockholder shall be, if such proposing stockholder is (x) a general or limited partnership, any general partner or person who functions as a general partner of the general or limited partnership or who controls the general or limited partnership, (y) a corporation or a limited liability company, any officer or person who functions as an officer of the corporation or limited liability company or any officer, director, general partner or person who functions as an officer, director or general partner of any entity ultimately in control of the corporation or limited liability company or (z) a trust, any trustee of such trust.

(ii)                                  Without qualification, for a stockholder to make any nomination of a person or persons for election to the Board at an annual meeting, the stockholder must (a) provide Timely Notice (as defined in Section 2.4(ii) of these bylaws) thereof in writing and in proper form to the Secretary of the Corporation, (b) provide the information with respect to such stockholder and its proposed nominee as required by this Section 2.5, and (c) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5.  Without qualification, if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting, then for a stockholder to make any nomination of a person or persons for election to the Board at a special meeting, the stockholder must (a) provide timely notice thereof in writing and in proper form to the Secretary of the Corporation at the principal executive offices of the Corporation, (b) provide the information with respect to such stockholder and its proposed nominee as required by this Section 2.5, and (c) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5.  To be timely, a stockholder’s notice for nominations to be made at a special meeting must be delivered to, or mailed and received at, the principal executive offices of the Corporation not earlier than the one hundred twentieth (120th) day prior to such special meeting and not later than the ninetieth (90th) day prior to such special meeting or, if later, the tenth (10th) day following the day on which public disclosure (as defined in Section 2.4(ix) of these bylaws) of the date of such special meeting was first made.  In no event shall any adjournment or postponement of an annual meeting or special meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above.

(iii)                               To be in proper form for purposes of this Section 2.5, a stockholder’s notice to the Secretary shall set forth:

(a)         As to each Nominating Person (as defined below), the Stockholder Information (as defined in Section 2.4(iii)(a) of these bylaws) except that for purposes of this Section 2.5, the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(iii)(a);

(b)         As to each Nominating Person, any Disclosable Interests (as defined in Section 2.4(iii)(b), except that for purposes of this Section 2.5 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(iii)(b) and the disclosure with respect to the business to be brought before the meeting in Section 2.4(iii)(b) shall be made with respect to the election of directors at the meeting);

(c)          As to each person whom a Nominating Person proposes to nominate for election as a director, (A) all information with respect to such proposed nominee that would be

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required to be set forth in a stockholder’s notice pursuant to this Section 2.5 if such proposed nominee were a Nominating Person, (B) all information relating to such proposed nominee that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such proposed nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (C) a description of any direct or indirect material interest in any material contract or agreement between or among any Nominating Person, on the one hand, and each proposed nominee or his or her respective associates or any other participants in such solicitation, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the proposed nominee were a director or executive officer of such registrant (the disclosures to be made pursuant to the foregoing clauses (A) through (C) are referred to as “Nominee Information”), and (D) a completed and signed questionnaire, representation and agreement as provided in Section 2.5(vi); and

(d)         The Corporation may require any proposed nominee to furnish such other information (A) as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation in accordance with the Corporation’s Corporate Governance Guidelines or (B) that could be material to a reasonable stockholder’s understanding of the independence or lack of independence of such proposed nominee.

(iv)                              For purposes of this Section 2.5, the term “Nominating Person” shall mean (a) the stockholder providing the notice of the nomination proposed to be made at the meeting, (b) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made and (c) any associate of such stockholder or beneficial owner or any other participant in such solicitation.

(v)                                 A stockholder providing notice of any nomination proposed to be made at a meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.5 shall be true and correct as of the record date for notice of the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for notice of the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof).

(vi)                              To be eligible to be a nominee for election as a director of the Corporation at an annual or special meeting, the proposed nominee must be nominated in the manner prescribed in Section 2.5 and must deliver (in accordance with the time period prescribed for delivery in a notice to such proposed nominee given by or on behalf of the Board), to the Secretary at the principal executive offices of the Corporation, (a) a completed written questionnaire (in a form provided by the Corporation) with respect to the background, qualifications, stock ownership and independence of such proposed nominee and (b) a written

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representation and agreement (in form provided by the Corporation) that such proposed nominee (A) is not and, if elected as a director during his or her term of office, will not become a party to (1) any agreement, arrangement or understanding with, and has not given and will not give any commitment or assurance to, any person or entity as to how such proposed nominee, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) or (2) any Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply, if elected as a director of the Corporation, with such proposed nominee’s fiduciary duties under applicable law, (B) is not, and will not become a party to, any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation or reimbursement for service as a director and (C) if elected as a director of the Corporation, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading and other policies and guidelines of the Corporation applicable to directors and in effect during such person’s term in office as a director (and, if requested by any proposed nominee, the Secretary of the Corporation shall provide to such proposed nominee all such policies and guidelines then in effect).

(vii)                           In addition to the requirements of this Section 2.5 with respect to any nomination proposed to be made at a meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations.

(viii)                        No proposed nominee shall be eligible for nomination as a director of the Corporation unless such proposed nominee and the Nominating Person seeking to place such proposed nominee’s name in nomination have complied with this Section 2.5, as applicable.  The presiding officer at the meeting shall, if the facts warrant, determine that a nomination was not properly made in accordance with this Section 2.5, and if he or she should so determine, he or she shall so declare such determination to the meeting, the defective nomination shall be disregarded and any ballots cast for the proposed nominee in question (but in the case of any form of ballot listing other qualified nominees, only the ballots case for the nominee in question) shall be void and of no force or effect.

2.6       NOTICE OF STOCKHOLDERS’ MEETINGS.

Unless otherwise provided by law, the certificate of incorporation or these bylaws, the notice of any meeting of stockholders shall be sent or otherwise given in accordance with either Section 2.7 or Section 8.1 of these bylaws not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting.  The notice shall specify the place, if any, date and hour of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

2.7                               MANNER OF GIVING NOTICE; AFFIDAVIT OF NOTICE.

Notice of any meeting of stockholders shall be deemed given:

(i)                                     if mailed, when deposited in the United States mail, postage prepaid, directed to the stockholder at his or her address as it appears on the Corporation’s records; or

(ii)                                  if electronically transmitted as provided in Section 8.1 of these bylaws.

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An affidavit of the secretary or an assistant secretary of the Corporation or of the transfer agent or any other agent of the Corporation that the notice has been given by mail or by a form of electronic transmission, as applicable, shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

2.8                               QUORUM.

Unless otherwise provided by law, the certificate of incorporation or these bylaws, the holders of a majority in voting power of the stock issued and outstanding and entitled to vote, present in person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders.  If, however, a quorum is not present or represented at any meeting of the stockholders, then either (i) the chairperson of the meeting or (ii) a majority in voting power of the stockholders entitled to vote at the meeting, present in person, or by remote communication, if applicable, or represented by proxy, shall have power to adjourn the meeting from time to time in the manner provided in Section 2.9 of these bylaws until a quorum is present or represented.  At such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.

2.9                               ADJOURNED MEETING; NOTICE.

When a meeting is adjourned to another time or place, unless these bylaws otherwise require, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken.  At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting.  If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

2.10                        CONDUCT OF BUSINESS.

The chairperson of any meeting of stockholders shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of business.

2.11                        VOTING.

The stockholders entitled to vote at any meeting of stockholders shall be determined in accordance with the provisions of Section 2.13 of these bylaws, subject to Section 217 (relating to voting rights of fiduciaries, pledgors and joint owners of stock) and Section 218 (relating to voting trusts and other voting agreements) of the DGCL.

Except as may be otherwise provided in the certificate of incorporation or these bylaws, each stockholder shall be entitled to one (1) vote for each share of capital stock held by such stockholder.

At all duly called or convened meetings of stockholders, at which a quorum is present, for the election of directors, a plurality of the votes cast shall be sufficient to elect a director.  Except as otherwise provided by the certificate of incorporation, these bylaws, the rules or regulations of any stock exchange applicable to the Corporation, or applicable law or pursuant to any regulation applicable to the Corporation or its securities, all other elections and questions presented to the stockholders at a duly called or convened meeting, at which

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a quorum is present, shall be decided by the majority of the votes cast affirmatively or negatively (excluding abstentions) and shall be valid and binding upon the Corporation.

2.12                        STOCKHOLDER ACTION BY WRITTEN CONSENT WITHOUT A MEETING.

Subject to the rights of the holders of the shares of any series of Preferred Stock or any other class of stock or series thereof having a preference over the Common Stock as to dividends or upon liquidation, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

2.13                        RECORD DATE FOR STOCKHOLDER NOTICE; VOTING; GIVING CONSENTS.

In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board may fix, in advance, a record date, which record date shall not precede the date on which the resolution fixing the record date is adopted and which shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting, nor more than sixty (60) days prior to any other such action.

If the Board does not so fix a record date:

(i)                                     The record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

(ii)                                  The record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.

2.14                        PROXIES.

Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period.  The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL.  A proxy may be in the form of a telegram, cablegram or other means of electronic transmission which sets forth or is submitted with information from which it can be determined that the telegram, cablegram or other means of electronic transmission was authorized by the stockholder.

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2.15                        LIST OF STOCKHOLDERS ENTITLED TO VOTE.

The officer who has charge of the stock ledger of the Corporation shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder.  The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list.  Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least ten (10) days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the Corporation’s principal executive office.  In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation.  If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.  If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.  Such list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them.

2.16                        INSPECTORS OF ELECTION.

Before any meeting of stockholders, the Board shall appoint an inspector or inspectors of election to act at the meeting or its adjournment and make a written report thereof.  The number of inspectors shall be either one (1) or three (3).  If any person appointed as inspector fails to appear or fails or refuses to act, then the chairperson of the meeting may, and upon the request of any stockholder or a stockholder’s proxy shall, appoint a person to fill that vacancy.

Such inspectors shall:

(i)                                     determine the number of shares outstanding and the voting power of each, the number of shares represented at the meeting, the existence of a quorum, and the authenticity, validity, and effect of proxies;

(ii)                                  receive votes or ballots;

(iii)                               hear and determine all challenges and questions in any way arising in connection with the right to vote;

(iv)                              count and tabulate all votes;

(v)                                 determine when the polls shall close;

(vi)                              determine the result; and

(vii)                           do any other acts that may be proper to conduct the election or vote with fairness to all stockholders.

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The inspectors of election shall perform their duties impartially, in good faith, to the best of their ability and as expeditiously as is practical.  If there are three (3) inspectors of election, the decision, act or certificate of a majority is effective in all respects as the decision, act or certificate of all.  Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein.

ARTICLE III - DIRECTORS

3.1                               POWERS.

Subject to the provisions of the DGCL and any limitations in the certificate of incorporation or these bylaws relating to action required to be approved by the stockholders or by the outstanding shares, the business and affairs of the Corporation shall be managed and all corporate powers shall be exercised by or under the direction of the Board.

3.2                               NUMBER OF DIRECTORS.

The authorized number of directors shall be determined from time to time by resolution of the Board, provided the Board shall consist of at least one (1) member.  No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

3.3                               ELECTION, QUALIFICATION AND TERM OF OFFICE OF DIRECTORS.

Except as provided in Section 3.4 of these bylaws, each director, including a director elected to fill a vacancy, shall hold office until the expiration of the term for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal.  Directors need not be stockholders unless so required by the certificate of incorporation or these bylaws.  The certificate of incorporation or these bylaws may prescribe other qualifications for directors.

If so provided in the certificate of incorporation, the directors of the Corporation shall be divided into three (3) classes.

3.4                               RESIGNATION AND VACANCIES.

Any director may resign at any time upon notice given in writing or by electronic transmission to the Corporation.  When one or more directors so resigns and the resignation is effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in this section in the filling of other vacancies.

Unless otherwise provided in the certificate of incorporation or these bylaws, vacancies and newly created directorships resulting from any increase in the authorized number of directors shall, unless the Board determines by resolution that any such vacancies or newly created directorships shall be filled by stockholders, be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.  Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such

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director’s successor shall have been elected and qualified. A vacancy in the Board of Directors shall be deemed to exist under these bylaws in the case of the death, removal or resignation of any director.

3.5                               PLACE OF MEETINGS; MEETINGS BY TELEPHONE.

The Board may hold meetings, both regular and special, either within or outside the State of Delaware.

Unless otherwise restricted by the certificate of incorporation or these bylaws, members of the Board, or any committee designated by the Board, may participate in a meeting of the Board, or any committee, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting pursuant to this bylaw shall constitute presence in person at the meeting.

3.6                               REGULAR MEETINGS.

Regular meetings of the Board may be held without notice at such time and at such place as shall from time to time be determined by the Board.

3.7                               SPECIAL MEETINGS; NOTICE.

Special meetings of the Board for any purpose or purposes may be called at any time by the chairperson of the Board, the chief executive officer, the president, the secretary or a majority of the authorized number of directors.

Notice of the time and place of special meetings shall be:

(i)                                     delivered personally by hand, by courier or by telephone;

(ii)                                  sent by United States first-class mail, postage prepaid;

(iii)                               sent by facsimile; or

(iv)                              sent by electronic mail,

directed to each director at that director’s address, telephone number, facsimile number or electronic mail address, as the case may be, as shown on the Corporation’s records.

If the notice is (i) delivered personally by hand, by courier or by telephone, (ii) sent by facsimile or (iii) sent by electronic mail, it shall be delivered or sent at least twenty-four (24) hours before the time of the holding of the meeting.  If the notice is sent by United States mail, it shall be deposited in the United States mail at least four (4) days before the time of the holding of the meeting.  Any oral notice may be communicated to the director.  The notice need not specify the place of the meeting (if the meeting is to be held at the Corporation’s principal executive office) nor the purpose of the meeting.

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3.8                               QUORUM.

At all meetings of the Board, a majority of the authorized number of directors shall constitute a quorum for the transaction of business.  The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board, except as may be otherwise specifically provided by statute, the certificate of incorporation or these bylaws.  If a quorum is not present at any meeting of the Board, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of directors, if any action taken is approved by at least a majority of the required quorum for that meeting.

3.9                               BOARD ACTION BY WRITTEN CONSENT WITHOUT A MEETING.

Unless otherwise restricted by the certificate of incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board or committee.  Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

3.10                        FEES AND COMPENSATION OF DIRECTORS.

Unless otherwise restricted by the certificate of incorporation or these bylaws, the Board shall have the authority to fix the compensation of directors.

3.11                        REMOVAL OF DIRECTORS.

Except as otherwise provided by the DGCL, the Board of Directors or any individual director may be removed from office at any time (i) with cause by the affirmative vote of the holders of a majority of the voting power of all the then outstanding shares of voting stock of the Corporation entitled to vote at an election of directors (the “Voting Stock”) or (ii) without cause by the affirmative vote of the holders of at least sixty six and two thirds percent (66-2/3%) of the voting power of all the then outstanding shares of the Voting Stock.

No reduction of the authorized number of directors shall have the effect of removing any director prior to the expiration of such director’s term of office.

ARTICLE IV - COMMITTEES

4.1                               COMMITTEES OF DIRECTORS.

The Board may designate one (1) or more committees, each committee to consist of one (1) or more of the directors of the Corporation.  The Board may designate one (1) or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.  In the absence or disqualification of a member of a committee, the member or members thereof present at any

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meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member.  Any such committee, to the extent provided in the resolution of the Board or in these bylaws, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopt, amend or repeal any bylaw of the Corporation.

4.2                               COMMITTEE MINUTES.

Each committee shall keep regular minutes of its meetings and report the same to the Board when required.

4.3                               MEETINGS AND ACTION OF COMMITTEES.

Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of:

(i)                                     Section 3.5 (place of meetings and meetings by telephone);

(ii)                                  Section 3.6 (regular meetings);

(iii)                               Section 3.7 (special meetings and notice);

(iv)                              Section 3.8 (quorum);

(v)                                 Section 7.12 (waiver of notice); and

(vi)                              Section 3.9 (action without a meeting),

with such changes in the context of those bylaws as are necessary to substitute the committee and its members for the Board and its members.  However:

(i)                                     the time of regular meetings of committees may be determined either by resolution of the Board or by resolution of the committee;

(ii)                                  special meetings of committees may also be called by resolution of the Board; and

(iii)                               notice of special meetings of committees shall also be given to all alternate members, who shall have the right to attend all meetings of the committee.  The Board may adopt rules for the government of any committee not inconsistent with the provisions of these bylaws.

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ARTICLE V - OFFICERS

5.1                               OFFICERS.

The officers of the Corporation shall be a president and a secretary.  The Corporation may also have, at the discretion of the Board, a chairperson of the Board, a vice chairperson of the Board, a chief executive officer, a chief financial officer or treasurer, one (1) or more vice presidents, one (1) or more assistant vice presidents, one (1) or more assistant treasurers, one (1) or more assistant secretaries, and any such other officers as may be appointed in accordance with the provisions of these bylaws.  Any number of offices may be held by the same person.

5.2                               APPOINTMENT OF OFFICERS.

The Board shall appoint the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3 of these bylaws, subject to the rights, if any, of an officer under any contract of employment.

5.3                               SUBORDINATE OFFICERS.

The Board may appoint, or empower the chief executive officer or, in the absence of a chief executive officer, the president, to appoint, such other officers and agents as the business of the Corporation may require.  Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as the Board may from time to time determine.

5.4                               REMOVAL AND RESIGNATION OF OFFICERS.

Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by an affirmative vote of the majority of the Board at any regular or special meeting of the Board or, except in the case of an officer chosen by the Board, by any officer upon whom such power of removal may be conferred by the Board.

Any officer may resign at any time by giving written notice to the Corporation.  Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice.  Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

5.5                               VACANCIES IN OFFICES.

Any vacancy occurring in any office of the Corporation shall be filled by the Board or as provided in Section 5.2.

5.6                               REPRESENTATION OF SHARES OF OTHER CORPORATIONS.

The chairperson of the Board, the president, any vice president, the treasurer, the secretary or assistant secretary of this Corporation, or any other person authorized by the Board or the president or a vice president, is authorized to vote, represent and exercise on behalf of this Corporation all rights incident to any and all shares of any other corporation or corporations standing in the name of this Corporation.  The authority

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granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

5.7                               AUTHORITY AND DUTIES OF OFFICERS.

All officers of the Corporation shall respectively have such authority and perform such duties in the management of the business of the Corporation as may be designated from time to time by the Board or the stockholders and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board.

ARTICLE VI - RECORDS AND REPORTS

6.1                               MAINTENANCE AND INSPECTION OF RECORDS.

The Corporation shall, either at its principal executive office or at such place or places as designated by the Board, keep a record of its stockholders listing their names and addresses and the number and class of shares held by each stockholder, a copy of these bylaws as amended to date, accounting books and other records.

Any stockholder of record, in person or by attorney or other agent, shall, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose the Corporation’s stock ledger, a list of its stockholders, and its other books and records and to make copies or extracts therefrom.  A proper purpose shall mean a purpose reasonably related to such person’s interest as a stockholder.  In every instance where an attorney or other agent is the person who seeks the right to inspection, the demand under oath shall be accompanied by a power of attorney or such other writing that authorizes the attorney or other agent so to act on behalf of the stockholder.  The demand under oath shall be directed to the Corporation at its registered office in Delaware or at its principal executive office.

6.2                               INSPECTION BY DIRECTORS.

Any director shall have the right to examine the Corporation’s stock ledger, a list of its stockholders, and its other books and records for a purpose reasonably related to his or her position as a director.  The Court of Chancery is hereby vested with the exclusive jurisdiction to determine whether a director is entitled to the inspection sought.  The Court may summarily order the Corporation to permit the director to inspect any and all books and records, the stock ledger, and the stock list and to make copies or extracts therefrom.  The Court may, in its discretion, prescribe any limitations or conditions with reference to the inspection, or award such other and further relief as the Court may deem just and proper.

ARTICLE VII - GENERAL MATTERS

7.1                               EXECUTION OF CORPORATE CONTRACTS AND INSTRUMENTS.

The Board, except as otherwise provided in these bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances.  Unless so authorized or ratified by the Board or within the agency power of an officer, no officer, agent or employee shall have any power or

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authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

7.2                               STOCK CERTIFICATES; PARTLY PAID SHARES.

The shares of the Corporation shall be represented by certificates or shall be uncertificated.  Certificates for the shares of stock, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock represented by a certificate shall be entitled to have a certificate signed by, or in the name of the Corporation by the chairperson or vice-chairperson of the Board, or the president or vice-president, and by the treasurer or an assistant treasurer, or the secretary or an assistant secretary of the Corporation representing the number of shares registered in certificate form.  Any or all of the signatures on the certificate may be a facsimile.  In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue.

The Corporation may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor.  Upon the face or back of each stock certificate issued to represent any such partly paid shares, upon the books and records of the Corporation in the case of uncertificated partly paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated.  Upon the declaration of any dividend on fully paid shares, the Corporation shall declare a dividend upon partly paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.

7.3                               SPECIAL DESIGNATION ON CERTIFICATES.

If the Corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate that the Corporation shall issue to represent such class or series of stock; provided, however, that, except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate that the Corporation shall issue to represent such class or series of stock a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

7.4                               LOST CERTIFICATES.

Except as provided in this Section 7.4, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Corporation and cancelled at the same time.  The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

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7.5                               CONSTRUCTION; DEFINITIONS.

Unless the context requires otherwise, the general provisions, rules of construction and definitions in the DGCL shall govern the construction of these bylaws.  Without limiting the generality of this provision, the singular number includes the plural, the plural number includes the singular, and the term “person” includes both a corporation and a natural person.

7.6                               DIVIDENDS.

The Board, subject to any restrictions contained in either (i) the DGCL or (ii) the certificate of incorporation, may declare and pay dividends upon the shares of its capital stock.  Dividends may be paid in cash, in property or in shares of the Corporation’s capital stock.

The Board may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the Corporation, and meeting contingencies.

7.7                               FISCAL YEAR.

The fiscal year of the Corporation shall be fixed by resolution of the Board and may be changed by the Board.

7.8                               SEAL.

The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board.  The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

7.9                               TRANSFER OF STOCK.

Shares of the Corporation shall be transferable in the manner prescribed by law and in these bylaws.  Shares of stock of the Corporation shall be transferred on the books of the Corporation only by the holder of record thereof or by such holder’s attorney duly authorized in writing, upon surrender to the Corporation of the certificate or certificates representing such shares endorsed by the appropriate person or persons (or by delivery of duly executed instructions with respect to uncertificated shares), with such evidence of the authenticity of such endorsement or execution, transfer, authorization and other matters as the Corporation may reasonably require, and accompanied by all necessary stock transfer stamps.  No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing the names of the persons from and to whom it was transferred.

7.10                        STOCK TRANSFER AGREEMENTS.

The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

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7.11                        REGISTERED STOCKHOLDERS.

The Corporation:

(i)                                     shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner;

(ii)                                  shall be entitled to hold liable for calls and assessments the person registered on its books as the owner of shares; and

(iii)                               shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

7.12                        WAIVER OF NOTICE.

Whenever notice is required to be given under any provision of the DGCL, the certificate of incorporation or these bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice.  Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.  Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the certificate of incorporation or these bylaws.

ARTICLE VIII - NOTICE BY ELECTRONIC TRANSMISSION

8.1                               NOTICE BY ELECTRONIC TRANSMISSION.

Without limiting the manner by which notice otherwise may be given effectively to stockholders pursuant to the DGCL, the certificate of incorporation or these bylaws, any notice to stockholders given by the Corporation under any provision of the DGCL, the certificate of incorporation or these bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given.  Any such consent shall be revocable by the stockholder by written notice to the Corporation.  Any such consent shall be deemed revoked if:

(i)                                     the Corporation is unable to deliver by electronic transmission two (2) consecutive notices given by the Corporation in accordance with such consent; and

(ii)                                  such inability becomes known to the secretary or an assistant secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice.

However, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action.

Any notice given pursuant to the preceding paragraph shall be deemed given:

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(i)            if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice;

(ii)           if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice;

(iii)          if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and

(iv)          if by any other form of electronic transmission, when directed to the stockholder.

An affidavit of the secretary or an assistant secretary or of the transfer agent or other agent of the Corporation that the notice has been given by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

8.2                               DEFINITION OF ELECTRONIC TRANSMISSION.

An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

ARTICLE IX - INDEMNIFICATION

9.1                               INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Corporation shall indemnify and hold harmless, to the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, any director or officer of the Corporation who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person in connection with any such Proceeding.  Notwithstanding the preceding sentence, except as otherwise provided in Section 9.4, the Corporation shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized in the specific case by the Board.

9.2                               INDEMNIFICATION OF OTHERS.

The Corporation shall have the power to indemnify and hold harmless, to the extent permitted by applicable law as it presently exists or may hereafter be amended, any employee or agent of the Corporation who was or is made or is threatened to be made a party or is otherwise involved in any Proceeding by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity,

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including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such Proceeding.

9.3                               PREPAYMENT OF EXPENSES.

The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by any officer or director of the Corporation, and may pay the expenses incurred by any employee or agent of the Corporation, in defending any Proceeding in advance of its final disposition; provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the person to repay all amounts advanced if it should be ultimately determined that the person is not entitled to be indemnified under this Article IX or otherwise.

9.4                               DETERMINATION; CLAIM.

If a claim for indemnification (following the final disposition of such Proceeding) or advancement of expenses under this Article IX is not paid in full within sixty (60) days after a written claim therefor has been received by the Corporation the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law.  In any such action the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

9.5                               NON-EXCLUSIVITY OF RIGHTS.

The rights conferred on any person by this Article IX shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the certificate of incorporation, these bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

9.6                               INSURANCE.

The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust enterprise or non-profit entity against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of the DGCL.

9.7                               OTHER INDEMNIFICATION.

The Corporation’s obligation, if any, to indemnify or advance expenses to any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or non-profit entity shall be reduced by any amount such person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.

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9.8                               CONTINUATION OF INDEMNIFICATION.

The rights to indemnification and to prepayment of expenses provided by, or granted pursuant to, this Article IX shall continue notwithstanding that the person has ceased to be a director or officer of the Corporation and shall inure to the benefit of the estate, heirs, executors, administrators, legatees and distributees of such person.

9.9                               AMENDMENT OR REPEAL.

The provisions of this Article IX shall constitute a contract between the Corporation, on the one hand, and, on the other hand, each individual who serves or has served as a director or officer of the Corporation (whether before or after the adoption of these bylaws), in consideration of such person’s performance of such services, and pursuant to this Article IX the Corporation intends to be legally bound to each such current or former director or officer of the Corporation.  With respect to current and former directors and officers of the Corporation, the rights conferred under this Article IX are present contractual rights and such rights are fully vested, and shall be deemed to have vested fully, immediately upon adoption of theses bylaws.  With respect to any directors or officers of the Corporation who commence service following adoption of these bylaws, the rights conferred under this provision shall be present contractual rights and such rights shall fully vest, and be deemed to have vested fully, immediately upon such director or officer commencing service as a director or officer of the Corporation.  Any repeal or modification of the foregoing provisions of this Article IX shall not adversely affect any right or protection (i) hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification or (ii) under any agreement providing for indemnification or advancement of expenses to an officer or director of the Corporation in effect prior to the time of such repeal or modification.

ARTICLE X - AMENDMENTS

Subject to the limitations set forth in Section 9.9 of these bylaws or the provisions of the certificate of incorporation, the Board is expressly empowered to adopt, amend or repeal the bylaws of the Corporation. Any adoption, amendment or repeal of the bylaws of the Corporation by the Board shall require the approval of a majority of the authorized number of directors. The stockholders also shall have power to adopt, amend or repeal the bylaws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by the certificate of incorporation, such action by stockholders shall require the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the capital stock of the corporation entitled to vote at an election of directors.

23

KYTHERA BIOPHARMACEUTICALS, INC.

CERTIFICATE OF AMENDMENT AND RESTATEMENT OF BYLAWS

The undersigned hereby certifies that he or she is the duly elected, qualified, and acting Secretary of Kythera Biopharmaceuticals, Inc., a Delaware corporation, and that the foregoing bylaws, comprising 26 pages, were amended and restated on [•] by the Corporation’s board of directors.

IN WITNESS WHEREOF, the undersigned has hereunto set his or her hand this [•] day of [•], 2012.

Keith Klein
Secretary

Exhibit 4.3

FINAL

THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF APPLICABLE STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM.

Void after

January 17, 2013

AESTHERX, INC.

WARRANT TO PURCHASE SHARES

This Warrant is issued to                                                             or its registered assign (the “Holder”) by AESTHERX, INC., a Delaware corporation (the “Company”), pursuant to the terms of that certain Note and Warrant Purchase Agreement (the “Note Purchase Agreement”) of even date herewith, in connection with the Company’s issuance to the holder of this Warrant of a Convertible Promissory Note (the “Note”). This Warrant is one of the “Series B Warrants” issued pursuant to the Note and Purchase Agreement. Pursuant to the terms of the Note Purchase Agreement, simultaneously with a Replacement Event (as defined in the Note Purchase Agreement), (i) without any further action of the Company or the Holder, this Warrant shall be automatically cancelled and neither the Company nor the Holder shall have any rights arising hereunder and (ii) the Company shall issue to each Holder as a replacement for this Warrant a Fallback Warrant (as defined in the Note Purchase Agreement).

1.                                      Purchase of Shares. Subject to the terms and conditions hereinafter set forth and set forth in the Note Purchase Agreement, the holder of this Warrant is entitled, upon surrender of this Warrant at the principal office of the Company (or at such other place as the Company shall notify the holder hereof in writing), to purchase from the Company up to the number of fully paid and nonassessable Shares (as defined below), that equals the quotient obtained by dividing (a) the Warrant Coverage Amount (as defined below) by (b) the Exercise Price (as defined below).

2.                                      Definitions.

(a)     Exercise Price. The exercise price for the Shares shall be the price per share of equity securities sold to investors in a Qualified Equity Financing (such price, as adjusted from time to time, is herein referred to as the “Exercise Price”).

(b)     Exercise Period. This Warrant shall be exercisable, in whole or in part, during the term commencing on the closing date of a Qualified Equity Financing (as defined below) and ending on the expiration of this Warrant pursuant to Section 14 hereof.

(c)     Warrant Coverage Amount.

(i)     The term “Warrant Coverage Amount” shall mean the product of the Pre-Money Coefficient and the principal amount of the Note.

(ii)    The Pre-Money Coefficient shall equal: (A) 10% if the fully diluted pre-money valuation of the Company in the Qualified Equity Financing (based on the price per share of investors investing in such Qualified Equity Financing) is less than or equal to $20 million, (ii) 50% if the pre-money valuation in the Qualified Equity Financing is equal to or exceeds $50 million or (iii) for pre-money values in the Qualified Equity Financing greater than $20 million and less than $50 million, a percentage derived by multiplying 0.01 by Y as the solution to the following equation:

Y = (4/3)(X) - 16.6667; where X = the pre-money valuation of the Company expressed in millions to the nearest million.

For example, on a pre-money valuation of $30,000,000, the solution would be: Y = (4/3)(30) - 16.6667; yielding a value for Y of 23.3333 which would translate to a Pre-Money Coefficient (rounded down to the nearest percent) of 23%

(d)     The Shares. The term “Shares” shall mean shares of the Company’s the class and series of preferred stock issued to investors in a Qualified Equity Financing; provided however that in the event that this Warrant is exercised in connection with or after the consummation of the Company’s initial underwritten public offering of its securities (the “IPO”), the term “Shares” shall mean the Company’s common stock issued in the IPO.

3.                                      Method of Exercise. While this Warrant remains outstanding and exercisable in accordance with Section 2 above, the holder may exercise, in whole or in part, the purchase rights evidenced hereby. Such exercise shall be effected by:

(i)     the surrender of the Warrant, together with a notice of exercise to the Secretary of the Company at its principal offices; and

(ii)    (x) the payment to the Company of an amount in cash equal to the aggregate Exercise Price for the number of Shares being purchased, (y) the cancellation by Holder of indebtedness or other obligations of the Company to Holder in an amount in cash equal to the aggregate Exercise Price for the number of Shares being purchased, or (z) by a combination of (x) and (y).

4.                                      Net Exercise. In lieu of cash exercising this Warrant, the holder of this Warrant may elect to receive shares equal to the value of this Warrant (or the portion thereof being canceled) by surrender of this Warrant at the principal office of the Company together with notice of such election, in which event the Company shall issue to the holder hereof a number of Shares computed using the following formula:

Y (A - B)

X =            A

Where

X —                     The number of Shares to be issued to the holder of this Warrant.

Y —                     The number of Shares purchasable under this Warrant.

A —                     The fair market value of one Share.

B —                     The Exercise Price (as adjusted to the date of such calculations).

For purposes of this Section 4, the fair market value of a Share shall mean the average of the closing bid and asked prices of Shares quoted in the over-the-counter market in which the Shares are traded or the closing price quoted on any exchange on which the Shares are listed, whichever is applicable, as published in the Western Edition of The Wall Street Journal for the ten (10) trading days prior to the date of determination of fair market value (or such shorter period of time during which such stock was traded over-the-counter or on such exchange). If the Shares are not traded on the over-the-counter market or on an exchange, the fair market value shall be the price per Share that the Company could obtain from a willing buyer for Shares sold by the Company from authorized but unissued Shares, as such prices shall be determined in good faith by the Company’s Board of Directors.

5.                                      Certificates for Shares. Upon the exercise of the purchase rights evidenced by this Warrant, one or more certificates for the number of Shares so purchased shall be issued as soon as practicable thereafter, and in any event within thirty (30) days of the delivery of the subscription notice.

6.                                      Issuance of Shares. The Company covenants that the Shares, when issued pursuant to the exercise of this Warrant, will be duly and validly issued, fully paid and nonassessable and free from all taxes, liens, and charges with respect to the issuance thereof.

7.                                      Adjustment of Exercise Price and Number of Shares. The number of and kind of securities purchasable upon exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time as follows:

(a)     Subdivisions, Combinations and Other Issuances. If the Company shall at any time prior to the expiration of this Warrant subdivide the Shares, by split-up or otherwise, or combine its Shares, or issue additional shares of its Shares as a dividend, the number of Shares issuable on the exercise of this Warrant shall forthwith be proportionately increased in the case of a subdivision or stock dividend, or proportionately decreased in the case of a combination. Appropriate adjustments shall also be made to the purchase price payable per share, but the aggregate purchase price payable for the total number of Shares purchasable under this Warrant (as adjusted) shall remain the same. Any adjustment under this Section 7(a) shall become effective at the close of business on the date the subdivision or combination becomes effective, or as of the record date of such dividend, or in the event that no record date is fixed, upon the making of such dividend.

(b)     Reclassification, Reorganization and Consolidation. In case of any reclassification, capital reorganization, or change in the capital stock of the Company (other than as a result of a subdivision, combination, or stock dividend provided for in Section 7(a) above), then the Company shall make appropriate provision so that the holder of this Warrant shall have the right at any time prior to the expiration of this Warrant to purchase, at a total price equal to that payable upon the exercise of this Warrant, the kind and amount of shares of stock and other securities and property receivable in connection with such reclassification, reorganization, or change by a holder of the same number of Shares as were purchasable by the holder of this Warrant immediately prior to such reclassification, reorganization, or change. In any such case appropriate provisions shall be made with respect to the rights and interest of the holder of this Warrant so that the provisions hereof shall thereafter be applicable with respect to any shares of stock or other securities and property deliverable upon exercise hereof, and appropriate adjustments shall be made to the purchase price per share payable hereunder, provided the aggregate purchase price shall remain the same.

(c)     Notice of Adjustment. When any adjustment is required to be made in the number or kind of shares purchasable upon exercise of the Warrant, or in the Exercise Price, the Company shall promptly notify the holder of such event and of the number of Shares or other securities or property thereafter purchasable upon exercise of this Warrant.

8.                                      No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant, but in lieu of such fractional shares the Company shall make a cash payment therefor on the basis of the Exercise Price then in effect.

9.                                      Representations of the Company. The Company represents that all corporate actions on the part of the Company, its officers, directors and stockholders necessary for the sale and issuance of this Warrant have been taken, provided however, that the authorization of the preferred stock issuable upon exercise of this Warrant and the reservation of all capital stock of the Company issuable upon conversion or exercise of this Warrant and the securities issuable upon conversion thereon shall be effected by the Company promptly following the issuance of this Warrant.

10.                               Representations and Warranties by the Holder. The Holder represents and warrants to the Company as follows:

(a)     This Warrant and the Shares issuable upon exercise thereof are being acquired for its own account, for investment and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act of 1933, as amended (the “Act”). Upon exercise of this Warrant, the Holder shall, if so requested by the Company, confirm in writing, in a form satisfactory to the Company, that the securities issuable upon exercise of this Warrant are being acquired for investment and not with a view toward distribution or resale.

(b)     The Holder understands that the Warrant and the Shares have not been registered under the Act by reason of their issuance in a transaction exempt from the registration and prospectus delivery requirements of the Act pursuant to Section 4(2) thereof, and that the Holder must therefore be able to bear the economic risk of such investment indefinitely, unless a subsequent disposition thereof is registered under the Act or is exempted from such registration. The Holder further understands that the Warrant Shares have not been qualified under the California Securities Law of 1968 (the “California Law”) by reason of their issuance in a transaction exempt from the qualification requirements of the California Law pursuant to Section 25102(f) thereof, which exemption depends upon, among other things, the bona fide nature of the Holder’s investment intent expressed above.

(c)     The Holder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the purchase of this Warrant and the

Shares purchasable pursuant to the terms of this Warrant and of protecting its interests in connection therewith.

(d)     The Holder is able to bear the economic risk of the purchase of the Shares pursuant to the terms of this Warrant.

(e)     The Holder is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Act.

11.                               Restrictive Legend.

The Shares (unless registered under the Act) shall be stamped or imprinted with a legend in substantially the following form:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF, AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SUCH SHARES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS. COPIES OF THE AGREEMENT COVERING THE PURCHASE OF THESE SHARES AND RESTRICTING THEIR TRANSFER MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE COMPANY AT THE PRINCIPAL EXECUTIVE OFFICES OF THE COMPANY.

12.                               Warrants Transferable. Subject to compliance with the terms and conditions of this Section 12, this Warrant and all rights hereunder are transferable, in whole, without charge to the holder hereof (except for transfer taxes), upon surrender of this Warrant properly endorsed or accompanied by written instructions of transfer. With respect to any offer, sale or other disposition of this Warrant or any Shares acquired pursuant to the exercise of this Warrant prior to registration of such Warrant or Shares, the holder hereof agrees to give written notice to the Company prior thereto, describing briefly the manner thereof, together, if requested by the Company a written opinion of such holder’s counsel or other evidence to the effect that such offer, sale or other disposition may be effected without registration or qualification (under the Act as then in effect or any federal or state securities law then in effect) of this Warrant or the Shares and indicating whether or not under the Act certificates for this Warrant or the Shares to be sold or otherwise disposed of require any restrictive legend as to applicable restrictions on transferability in order to ensure compliance with such law. Upon receiving such information, the Company, as promptly as practicable, shall notify such holder that such holder may sell or otherwise dispose of this Warrant or such Shares, all in accordance with the terms of the notice delivered to the Company. If a determination has been made pursuant to this Section 12 that the information provided to the Company is not reasonably satisfactory to the Company, the Company shall so notify the holder promptly with details thereof after such determination has been made. Each certificate representing this Warrant or the Shares transferred in accordance with this Section 12 shall bear a legend as to the applicable restrictions on transferability in order to ensure compliance with such laws, unless in the aforesaid opinion of counsel for the holder, such legend is not required in order to ensure compliance with such laws. The Company may issue stop transfer instructions to its transfer agent in connection with such restrictions.

13.                               Rights of Stockholders. No holder of this Warrant shall be entitled, as a Warrant holder, to vote or receive dividends or be deemed the holder of the Shares or any other securities of the Company which may at any time be issuable on the exercise hereof for any purpose, nor shall anything contained herein be construed to confer upon the holder of this Warrant, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of stock, reclassification of stock, change of par value, consolidation, merger, conveyance, or otherwise) or to receive notice of meetings, or to receive dividends or subscription rights or otherwise until the Warrant shall have been exercised and the Shares purchasable upon the exercise hereof shall have become deliverable, as provided herein.

14.                               Expiration of Warrant; Notice of Certain Events Terminating This Warrant.

(a)     This Warrant shall expire and shall no longer be exercisable upon the earlier to occur of:

(i)     5:00 p.m., California local time, on January 17, 2013; or

(ii)     the Contingent Conversion (as defined in the Note);

(b)     The Company shall provide at least ten (10) days prior written notice of any event set forth in Section 14(a)(ii).

15.                               Notices. All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier, (a) five (5) days after deposit with the U.S. Postal Service or other applicable postal service, if delivered by first class mail, postage prepaid, (b) upon delivery, if delivered by hand, (c) one business day after the business day of deposit with Federal Express or similar overnight courier, freight prepaid or (d) one business day after the business day of facsimile transmission, if delivered by facsimile transmission with copy by first class mail, postage prepaid, and shall be addressed (i) if to the Holder, at the Holder’s address as set forth on the Schedule of Investors to the Note Purchase Agreement, and (ii) if to the Company, at the address of its principal corporate offices (attention: President), with a copy to Troy Foster, Wilson Sonsini Goodrich & Rosati, P.C., 650 Page Mill Road, Palo Alto, California 94304, or at such other address as a party may designate by ten days advance written notice to the other party pursuant to the provisions above.

16.                               “Market Stand-Off” Agreement. Holder hereby agrees that, during the period of duration specified by the Company and an underwriter of common stock or other securities of the Company, following the effective date of a registration statement of the Company filed under the Act, it shall not, to the extent requested by the Company and such underwriter, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any securities of the Company held by it at any time during such period except common stock included in such registration; provided, however, that:

(a)     all officers and directors of the Company enter into similar agreements;

(b)     the Company obtains from persons who hold five percent (5%) or greater of the Company’s outstanding capital stock, a lock-up agreement similar to that set forth in this Section 16; and

(c)     such market stand-off time period shall not exceed one hundred eighty (180) days for the Company’s initial public offering, and ninety (90) days for any subsequent public offerings.

Holder agrees to provide to the other underwriters of any public offering such further agreements as such underwriter may reasonably request in connection with this market stand-off agreement, provided that the terms of such agreements are substantially consistent with the provisions of this Section 16. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

Notwithstanding the foregoing, the obligations described in this Section 16 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms which may be promulgated in the future, or a registration relating solely to an SEC Rule 145 transaction.

17.                               Registration Rights Agreement. The registration rights of the Holder (including Holders’ successors) with respect to the Common Stock issuable upon conversion of the Shares issuable upon exercise of this Warrant will be the same as granted to the holders of Shares issued in the Qualified Equity Financing.

18.                               Governing Law. This Warrant and all actions arising out of or in connection with this Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of law provisions of the State of California or of any other state.

19.                               Rights and Obligations Survive Exercise of Warrant. Unless otherwise provided herein, the rights and obligations of the Company, of the holder of this Warrant and of the holder of the Shares issued upon exercise of this Warrant, shall survive the exercise of this Warrant.

Issued this 17th day of January 2006.

AESTHERX, INC.

Keith Leonard, Chief Executive Officer

EXHIBIT A

NOTICE OF EXERCISE

TO:                           AESTHERX, INC.

6303 Owensmouth Ave., 10th floor

Woodland Hills, CA 91367

Attention: President

1.                                      The undersigned hereby elects to purchase                                       Shares of                                                    pursuant to the terms of the attached Warrant.

2.                                      Method of Exercise (Please initial the applicable blank):

☐                                    The undersigned elects to exercise the attached Warrant by means of a cash payment, and tenders herewith payment in full for the purchase price of the shares being purchased, together with all applicable transfer taxes, if any.

☐                                    The undersigned elects to exercise the attached Warrant by means of the net exercise provisions of Section 4 of the Warrant.

3.                                      Please issue a certificate or certificates representing said Shares in the name of the undersigned or in such other name as is specified below:

(Name)

(Address)

4.                                      The undersigned hereby represents and warrants that the aforesaid Shares are being acquired for the account of the undersigned for investment and not with a view to, or for resale, in connection with the distribution thereof, and that the undersigned has no present intention of distributing or reselling such shares and all representations and warranties of the undersigned set forth in Section 10 of the attached Warrant (including Section 10 (e) thereof) are true and correct as of the date hereof.

(Signature)

(Name)

(Date)	(Title)

EXHIBIT B

FORM OF TRANSFER

(To be signed only upon transfer of Warrant)

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto                                                                                                  the right represented by the attached Warrant to purchase                       shares of                                      of AESTHERX, INC. to which the attached Warrant relates, and appoints                                           Attorney to transfer such right on the books of                                                , with full power of substitution in the premises.

Dated:

(Signature must conform in all respects to name of Holder as specified on the face of the Warrant)

Address:

Signed in the presence of:

Exhibit 4.4

THIS WARRANT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR TRANSFERRED UNLESS SUCH SALE OR TRANSFER IS IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF SUCH ACT AND APPLICABLE LAWS OR SOME OTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND APPLICABLE LAWS IS AVAILABLE WITH RESPECT THERETO.

PREFERRED STOCK PURCHASE WARRANT

Warrant No.	Number of Shares: a maximum of 237,638
Series C Preferred Stock
Subject to determination as set forth below

KYTHERA BIOPHARMACEUTICALS, INC.

Effective as of March 21, 2011

Void after March 21, 2021

1.                                      Issuance.  This Preferred Stock Purchase Warrant (the “Warrant”) is issued to LIGHTHOUSE CAPITAL PARTNERS VI, L.P. by KYTHERA BIOPHARMACEUTICALS, INC., a Delaware corporation (hereinafter with its successors called the “Company”).

2.                                      Purchase Price; Number of Shares.

(a)                                 The registered holder of this Warrant (the “Holder”), is entitled upon surrender of this Warrant with the subscription form annexed hereto duly executed, at the principal office of the Company, to purchase from the Company, at a price per share of $5.0497 (the “Purchase Price”), up to a maximum of 237,638 fully paid and nonassessable shares of the Company’s Series C Preferred Stock, $0.00001 par value (the “Preferred Stock”).  Commencing on the date hereof, 89,114 (the “Exercise Quantity”) of shares of Preferred Stock are immediately available for purchase hereunder.

(b)                                 On the Commitment Termination Date, the Exercise Quantity shall automatically be increased by such additional number of shares (rounded to the nearest whole number) as is equal to (A) 5% of the amount of Aggregate Advances funded under the Loan Agreement, if any, divided by (B) the Purchase Price.

In addition to other terms which may be defined herein, the following terms, as used in this Warrant, shall have the following meanings:

(i)                                    “Aggregate Advances” means the aggregate original dollar amount of Advances made under the Loan Agreement, whether such Advances are outstanding or prepaid, at the time of any scheduled adjustment to the Exercise Quantity.

(ii)                                “Loan Agreement” means that certain Loan and Security Agreement No. 1991 dated March 21, 2011 between the Company and Lighthouse Capital Partners VI, L.P.

Any term not defined herein shall have the meaning as set forth in the Loan Agreement.

Until such time as this Warrant is exercised in full or expires, the Purchase Price and the securities issuable upon exercise of this Warrant are subject to adjustment as hereinafter provided.  The person or persons in whose name or names any certificate representing shares of Preferred Stock is issued hereunder shall be deemed to have become the holder of record of the shares represented thereby as at the close of business on the date this Warrant is exercised with respect to such shares, whether or not the transfer books of the Company shall be closed.

3.                                      Payment of Purchase Price.  The Purchase Price may be paid (i) in cash or by check, (ii) by the surrender by the Holder to the Company of any promissory notes or other obligations issued by the Company, with all such notes and obligations so surrendered being credited against the Purchase Price in an amount equal to the principal amount thereof plus accrued interest to the date of surrender, or (iii) by any combination of the foregoing.

4.                                      Net Issue Election.  The Holder may elect to receive, without the payment by the Holder of any additional consideration, shares of Preferred Stock equal to the value of this Warrant or any portion hereof by the surrender of this Warrant or such portion to the Company, with the net issue election notice annexed hereto duly executed, at the principal office of the Company.  Thereupon, the Company shall issue to the Holder such number of fully paid and nonassessable shares of Preferred Stock as is computed using the following formula:

X= Y(A-B)
A

where:            X =                             the number of shares of Preferred Stock to be issued to the Holder pursuant to this Section 4.

Y =                             the number of shares of Preferred Stock covered by this Warrant in respect of which the net issue election is made pursuant to this Section 4.

A =                             the Fair Market Value (defined below) of one share of Preferred Stock, as determined at the time the net issue election is made pursuant to this Section 4.

B =                             the Purchase Price in effect under this Warrant at the time the net issue election is made pursuant to this Section 4.

“Fair Market Value” of a share of Preferred Stock (or fully paid and nonassessable shares of the Company’s common stock, $0.00001 par value (the “Common Stock”) if the Preferred Stock has been automatically converted into Common Stock) as of the date that the net issue election is made (the “Determination Date”) shall mean:

(i)                                    If the net issue election is made in connection with and contingent upon the closing of the sale of the Company’s Common Stock to the public in a public offering pursuant to a Registration Statement under the 1933 Act (a “Public Offering”), and if the Company’s Registration Statement relating to such Public Offering (“Registration Statement”) has been declared effective by the Securities and Exchange Commission, then the initial “Price to Public” specified in the final prospectus with respect to such offering multiplied by the number of shares of Common Stock into which each share of Preferred Stock is then convertible.

(ii)                                If the net issue election is not made in connection with and contingent upon a Public Offering, then as follows:

(a)                                 If traded on a national securities exchange, market or system, the fair market value of the Common Stock shall be deemed to be the average of the closing or last reported sale prices of the Common Stock on such national exchange, market or system over the five day period ending five trading days prior to the Determination Date, and the fair market value of the Preferred Stock shall be deemed to be such fair market value of the Common Stock multiplied by the number of shares of Common Stock into which each share of Preferred Stock is then convertible;

(b)                                 If otherwise traded in an over-the-counter market, the fair market value of the Common Stock shall be deemed to be the average of the closing ask prices of the Common Stock over the five day period ending five trading days prior to the Determination Date, and the fair market value of the Preferred Stock shall be deemed to be such fair market value of the Common Stock multiplied by the number of shares of Common Stock into which each share of Preferred Stock is then convertible; and

(c)                                  If there is no public market for the Common Stock, then fair market value shall be determined in good faith by the Company’s Board of Directors.

5.                                      Partial Exercise.  This Warrant may be exercised in part, and the Holder shall be entitled to receive a new warrant, which shall be dated as of the date of this Warrant, covering the number of shares in respect of which this Warrant shall not have been exercised.

6.                                      Fractional Shares.  In no event shall any fractional share of Preferred Stock be issued upon any exercise of this Warrant.  If, upon exercise of this Warrant in its entirety, the Holder would, except as provided in  this Section 6, be entitled to receive a fractional share of Preferred Stock, then the Company shall issue the next higher number of full shares of Preferred Stock, issuing a full share with respect to such fractional share.

7.                                      Expiration Date; Automatic Exercise.   This Warrant shall expire at the close of business on March 21, 2021, and shall be void thereafter (the “Expiration Date”).  Notwithstanding the term of this Warrant fixed pursuant to this Section 7, and provided Holder has received advance written notice of at least twenty (20) days and has not earlier exercised this Warrant, and provided this Warrant has not been assumed by the successor entity (or parent thereof), upon the consummation of a Merger (as defined below), this Warrant shall automatically be exercised pursuant to Section 4 hereof, without any action by Holder.  “Merger” means: (i) a sale of all or substantially all of the Company’s assets to an Unaffiliated Entity (as defined below), or (ii) the merger, consolidation or acquisition of the Company with, into or by an Unaffiliated Entity (other than a merger or consolidation for the principle purpose of changing the domicile of the Company or a bona fide round of preferred stock equity financing), that results in the transfer of fifty percent (50%) or more of the outstanding voting power of the Company.  “Unaffiliated Entity” means any entity that is owned or controlled by parties who own less than twenty percent (20%) of the combined voting power of the voting securities of the Company immediately prior to such merger, consolidation or acquisition.  Notwithstanding the foregoing, in the event that any outstanding warrants to purchase equity securities of the Company are assumed by the successor entity of a Merger (or parent thereof), this Warrant shall also be similarly assumed.  The Company agrees to promptly give the Holder written notice of any proposed Merger and written notice of termination of any proposed Merger.  Notwithstanding anything to the contrary in this Warrant, the Holder may rescind any exercise of its purchase rights after a notice of termination of the proposed Merger if the exercise of this Warrant occurred after the Company notified the Holder that the Merger was proposed or if the exercise was otherwise precipitated by such proposed Merger, provided, however that such rescission right must be exercised within thirty (30) days of receipt of such written notice of termination of the proposed Merger.  In the event of such rescission, this Warrant will continue to be exercisable on the same terms and conditions.

8.                                      Reserved Shares; Valid Issuance.  The Company covenants that it will at all times from and after the date hereof reserve and keep available such number of its authorized shares of  Preferred Stock and Common Stock free from all preemptive or similar rights therein, as will be sufficient to permit, respectively, the exercise of this Warrant in full and the conversion into shares of Common Stock of all shares of Preferred Stock receivable upon such exercise.  The Company further covenants that such shares as may be issued pursuant to such exercise and/or conversion will, upon issuance, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof.

9.                                      Stock Splits and Dividends.  If after the date hereof the Company shall subdivide the Preferred Stock, by split-up or otherwise, or combine the Preferred Stock, or issue additional shares of Preferred Stock in payment of a stock dividend on the Preferred Stock, the number of shares of Preferred Stock issuable on the exercise of this Warrant shall forthwith be proportionately increased in the case of a subdivision or stock dividend, or proportionately decreased in the case of a combination, and the Purchase Price shall forthwith be proportionately decreased in the case of a subdivision or stock dividend, or proportionately increased in the case of a combination.

10.                               Adjustments for Diluting Issuances.  The other antidilution rights applicable to the Preferred Stock of the Company are set forth in the Amended and Restated Certificate of Incorporation, as amended from time to time (the “Articles”), a true and complete copy in its current form which is attached hereto as Exhibit A. Such antidilution rights shall not be restated, amended or modified in any manner which affects the Holder differently than the holders of Preferred Stock without such Holder’s prior written consent.  Notwithstanding the foregoing and for the avoidance of doubt, the Company may amend its Articles with the requisite consent of the holders of the Company’s preferred stock and Common Stock or such holders may waive their rights thereunder, so long as such amendment or waiver does not affect the shares of Preferred Stock subject to this Warrant in a manner different from the effect that such amendments or waivers have generally on the rights, preferences, privileges or restrictions of the other shares of the same series of stock (without taking into account the particular circumstances of any holder).  The Company shall promptly provide the Holder hereof with any restatement, amendment or modification to the Articles promptly after the same has been made.

11.                               Mergers and Reclassifications.  Subject to Section 7, after the date hereof the Company shall enter into any Reorganization (as hereinafter defined), then, as a condition of such Reorganization, lawful provisions shall be made, and duly executed documents evidencing the same from the Company or its successor shall be delivered to the Holder, so that the Holder shall thereafter have the right to purchase, at a total price not to exceed that payable upon the exercise of this Warrant in full, the kind and amount of shares of stock and other securities and property receivable upon such Reorganization by a holder of the number of shares of Preferred Stock which might have been purchased by the Holder immediately prior to such Reorganization, and in any such case appropriate provisions shall be made with respect to the rights and interest of the Holder to the end that the provisions hereof (including without limitation, provisions for the adjustment of the Purchase Price and the number of shares issuable hereunder and the provisions relating to the net issue election) shall thereafter be applicable in relation to any shares of stock or other securities and property thereafter deliverable upon exercise hereof.  For the purposes of this Section 11, the term “Reorganization” shall include without limitation any reclassification, capital reorganization or change of the Preferred Stock (other than as a result of a subdivision, combination or stock dividend provided for in Section 9 hereof), or any consolidation of the Company with, or merger of the Company into, another corporation or other business organization (other than a merger in which the Company is the surviving corporation and which does not result in any reclassification or change of the outstanding Preferred Stock), or any sale or conveyance to another corporation or other business organization of all or substantially all of the assets of the Company.

12.                               Certificate of Adjustment.  Whenever the Purchase Price is adjusted, as herein provided, the Company shall promptly deliver to the Holder a certificate of the Company’s chief financial officer setting forth the Purchase Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

13.                               Notices of Record Date, Etc.  In the event of:

(a)                                 any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase, sell or otherwise acquire or dispose of any shares of stock of any class or any other securities or property, or to receive any other right;

(b)                                 any reclassification of the capital stock of the Company, capital reorganization of the Company, consolidation or merger involving the Company, or sale or conveyance of all or substantially all of its assets, including a Merger; or

(c)                                  any voluntary or involuntary dissolution, liquidation or winding-up of the Company, including a Merger;

then in each such event the Company will provide or cause to be provided to the Holder a written notice thereof.  Such notice shall be provided at least ten (10) business days prior to the date specified in such notice on which any such action is to be taken.

14.                               Representations, Warranties and Covenants.  This Warrant is issued and delivered by the Company and accepted by each Holder on the basis of the following representations, warranties and covenants made by the Company:

(a)                                 The Company has all necessary authority to issue, execute and deliver this Warrant and to perform its obligations hereunder.  This Warrant has been duly authorized issued, executed and delivered by the Company and is the valid and binding obligation of the Company, enforceable in accordance with its terms.

(b)                                 The shares of Preferred Stock issuable upon the exercise of this Warrant have been duly authorized and reserved for issuance by the Company and, when issued in accordance with the terms hereof, will be validly issued, fully paid and nonassessable.

(c)                                  The issuance, execution and delivery of this Warrant do not, and the issuance of the shares of Preferred Stock upon the exercise of this Warrant in accordance with the terms hereof will not, (i) violate or contravene the Company’s Articles or by-laws, or any law, statute, regulation, rule, judgment or order applicable to the Company, (ii) violate, contravene or result in a breach or default under any contract, agreement or instrument to which the Company is a party or by which the Company or any of its assets are bound or (iii) require the consent or approval of or the filing of any notice or registration with any person or entity.

(d)                                 As long as this Warrant is, or any shares of Preferred Stock issued upon exercise of this Warrant or any shares of Common Stock issued upon conversion of such shares of Preferred Stock are, issued and outstanding, the Company will provide to the Holder the financial and other information described in the Loan Agreement, provided, however, the obligations to provide financial and other information shall terminate upon the consummation of a Public Offering.

(e)                                  As of the date hereof, the authorized capital stock of the Company consists of (i) 32,582,244 shares of Common Stock, of which 3,686,766 shares are issued and outstanding and 237,638 shares are reserved for issuance upon the exercise of this Warrant with respect to Common Stock and the conversion of the Preferred Stock into Common Stock if this Warrant is exercised with respect to Preferred Stock, (ii) 4,775,000 shares of Series A Preferred Stock, all of which are issued and outstanding shares; (iii) 11,171,273 shares of Series B Preferred Stock, of which 10,527,780 are issued and outstanding shares; and (iv) 8,300,000 shares of Series C Preferred Stock, of which 7,994,548 are issued and outstanding shares.  Attached hereto as Exhibit B is a capitalization table summarizing the capitalization of the Company.  Once per calendar quarter, the Company will provide Holder with a current capitalization table indicating changes, if any, to the number of outstanding shares of common stock and preferred stock.

15.                               Registration Rights.  The Company agrees to amend the Company’s Second Amended and Restated Investor Rights Agreement dated as of May 18, 2008 as set forth in Amendment No. 1 to the Second Amended and Restated Investor Rights Agreement, attached hereto as Exhibit C.

16.                               Amendment.  The terms of this Warrant may be amended, modified or waived only with the written consent of the Holder and the Company.

17.                               Representations and Covenants of the Holder.  This Warrant has been entered into by the Company in reliance upon the following representations and covenants of the Holder, which by its execution hereof the Holder hereby confirms:

(a)                                 Investment Purpose.  The right to acquire Preferred Stock or the Preferred Stock issuable upon exercise of the Holder’s rights contained herein will be acquired for investment and not with a view to the sale or distribution of any part thereof, and the Holder has no present intention of selling or engaging in any public distribution of the same except pursuant to a registration or exemption.

(b)                                 Accredited Investor.  Holder is an “accredited investor” within the meaning of the Securities and Exchange Rule 501 of Regulation D, as presently in effect.

(c)                                  Private Issue.  The Holder understands (i) that the Preferred Stock issuable upon exercise of the Holder’s rights contained herein is not registered under the 1933 Act or qualified under applicable state securities laws on the ground that the issuance contemplated by this Warrant will be exempt from the registration and qualifications requirements thereof, and (ii) that the Company’s reliance on such exemption is predicated on the representations set forth in this Section 17.

(d)                                 Financial Risk.  The Holder has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment and has the ability to bear the economic risks of its investment.

18.                               Notices, Transfers, Etc.

(a)                                 Any notice or written communication required or permitted to be given to the Holder may be given by certified mail or delivered to the Holder at the address most recently provided by the Holder to the Company.

(b)                                 Subject to compliance with applicable federal and state securities laws, this Warrant may be transferred by the Holder with respect to any or all of the shares purchasable hereunder.  Upon surrender of this Warrant to the Company, together with the assignment notice annexed hereto duly executed, for transfer of this Warrant as an entirety by the Holder, the Company shall issue a new warrant of the same denomination to the assignee.  Upon surrender of this Warrant to the Company, together with the assignment hereof properly endorsed, by the Holder for transfer with respect to a portion of the shares of Preferred Stock purchasable hereunder, the Company shall issue a new warrant to the assignee, in such denomination as shall be requested by the Holder hereof, and shall issue to such Holder a new warrant covering the number of shares in respect of which this Warrant shall not have been transferred.

(c)                                  In case this Warrant shall be mutilated, lost, stolen or destroyed, the Company shall issue a new warrant of like tenor and denomination and deliver the same (i) in exchange and substitution for and upon surrender and cancellation of any mutilated Warrant, or (ii) in lieu of any Warrant lost, stolen or destroyed, upon receipt of an affidavit of the Holder or other evidence reasonably satisfactory to the Company of the loss, theft or destruction of such Warrant

19.                               No Impairment.  The Company will not, by amendment of its Articles or through any reclassification, capital reorganization, consolidation, merger, sale or conveyance of assets, dissolution, liquidation, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance of performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder.  Notwithstanding the foregoing for the avoidance of doubt, the Company hall not be deemed to have impaired Holder’s rights if it amends its Articles with the requisite consent of the holders of the Company’s preferred stock or Common Stock or such holders waive their rights thereunder, and such amendments and waivers do not affect the shares of Preferred Stock subject to this Warrant in a manner different from the effect that such amendments or waivers have generally on the rights, preferences, privileges or restrictions of the other shares of the same series of stock (without taking into account the particular circumstances of any Holder).

20.                               Governing Law.  The provisions and terms of this Warrant shall be governed by and construed in accordance with the internal laws of the State of California without giving effect to its principles regarding conflicts of laws.

21.                               Successors and Assigns.  This Warrant shall be binding upon the Company’s successors and assigns and shall inure to the benefit of the Holder’s successors, legal representatives and permitted assigns.

22.                               Business Days.  If the last or appointed day for the taking of any action required or the expiration of any rights granted herein shall be a Saturday or Sunday or a legal holiday in California, then such action may be taken or right may be exercised on the next succeeding day which is not a Saturday or Sunday or such a legal holiday.

23.                               Qualifying Public Offering.  If the Company shall effect a firm commitment underwritten public offering of shares of Common Stock which results in the conversion of the Preferred Stock into Common Stock pursuant to the Company’s Articles in effect immediately prior to such offering, then, effective upon such conversion, this Warrant shall change from the right to purchase shares of Preferred Stock to the right to purchase shares of Common Stock, and the Holder shall thereupon have the right to purchase, at a total price equal to that payable upon the exercise of this Warrant in full, the number of shares of Common Stock which would have been receivable by the Holder upon the exercise of this Warrant for shares of Preferred Stock immediately prior to such conversion of such shares of Preferred Stock into shares of Common Stock, and in such event appropriate provisions shall be made with respect to the rights and interest of the Holder to the end that the provisions hereof (including, without limitation, the provisions for the adjustment of the Purchase Price and of the number of shares purchasable upon exercise of this Warrant and the provisions relating to the net issue election) shall thereafter be applicable to any shares of Common Stock deliverable upon the exercise hereof.

KYTHERA BIOPHARMACEUTICALS, INC.

By:	/s/ Keith R. Leonard

Name:	Keith R. Leonard

Title:	President & CEO

Agreed and Accepted:

LIGHTHOUSE CAPITAL PARTNERS VI, L.P.

By:	Lighthouse Management Partners VI, L.L.C. its general partner

By:	/s/ Ryan Turner

Name:	Ryan Turner

Title:	Managing Director

Subscription

To:

Date:

The undersigned hereby subscribes for                                   shares of Preferred Stock covered by this Warrant.  The certificate(s) for such shares shall be issued in the name of the undersigned or as otherwise indicated below:

Signature

Name for Registration

Mailing Address

Net Issue Election Notice

To:	Date:

The undersigned hereby elects under Section 4 to surrender the right to purchase shares of Preferred Stock pursuant to this Warrant.  The certificate(s) for such shares issuable upon such net issue election shall be issued in the name of the undersigned or as otherwise indicated below:

Signature

Name for Registration

Mailing Address

Assignment

For value received                                                                                          hereby sells, assigns and transfers unto

[Please print or typewrite name and address of Assignee]

the within Warrant, and does hereby irrevocably constitute and appoint                                                                                        its attorney to transfer the within Warrant on the books of the within named Company with full power of substitution on the premises.

Dated:

Signature

Name for Registration

In the Presence of:

KYTHERA BIOPHARMACEUTICALS, INC.

AMENDMENT TO PREFERRED STOCK PURCHASE WARRANT

August 30, 2011

This Amendment to Preferred Stock Purchase Warrant (this “Amendment”) is entered into as of the date first written above by and between Kythera Biopharmaceuticals, Inc., a Delaware corporation (the “Company”), and Lighthouse Capital Partners VI, L.P. (the “Holder”), in connection with that certain Preferred Stock Purchase Warrant issued by the Company to the Holder on March 21, 2011 (the “Warrant”), pursuant to that certain Loan and Security Agreement No. 1991 dated March 21, 2011 between the Company and the Holder (the “Loan Agreement”).  Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Warrant.

RECITALS

WHEREAS, pursuant to Section 16 of the Warrant, any provision of the Warrant may be amended by the written consent of the Company and the Holder;

WHEREAS, the Company and the Holder, desire to amend the Warrant as set forth below.

AGREEMENT

NOW, THEREFORE, the parties agree as follows:

1.              A new Section 24 of the Warrant is hereby added to the Warrant and shall read in its entirety as follows:

“24.                         Automatic Conversion of Preferred Stock.  In the event the requisite holders of the Company’s Preferred Stock elect to convert shares of Preferred Stock into Common Stock pursuant to the Company’s Articles in effect immediately prior to such conversion, then, effective upon such conversion, this Warrant shall change from the right to purchase shares of Preferred Stock to the right to purchase shares of Common Stock, and the Holder shall thereupon have the right to purchase, at a total price equal to that payable upon the exercise of this Warrant in full, the number of shares of Common Stock which would have been receivable by the Holder upon the exercise of this Warrant for shares of Preferred Stock immediately prior to such conversion of such shares of Preferred Stock into shares of Common Stock, and in such event appropriate provisions shall be made with respect to the rights and interest of the Holder to the end that the provisions hereof (including, without limitation, the provisions for the adjustment of the Purchase Price and of the number of shares purchasable upon exercise of this Warrant and the provisions relating to the net issue election) shall thereafter be applicable to any shares of Common Stock deliverable upon the exercise hereof.”

2.              This Amendment may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

3.              The provisions and terms of this Amendment shall be governed by and construed in accordance with the internal laws of the State of California without giving effect to its principles regarding conflicts of laws.

4.              This Amendment shall be binding upon the Company’s successors and assigns and shall inure to the benefit of the Holder’s successors, legal representatives and permitted assigns.

5.              Except as set forth above, the Warrant shall continue in effect in accordance with its terms.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the date first written above.

COMPANY:

KYTHERA BIOPHARMACEUTICALS, INC.

By:	/s/ Keith Leonard

Name:	Keith Leonard

Title:	President and Chief Executive Officer

SIGNATURE PAGE TO AMENDMENT TO WARRANT

IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the date first written above.

LIGHTHOUSE CAPITAL PARTNERS VI, L.P.

By:	Lighthouse Management Partners VI, L.L.C.
its general partner

By:	/s/ Cristy Barnes

Name:	Cristy Barnes

Title:	Managing Director

SIGNATURE PAGE TO AMENDMENT TO WARRANT

AMENDMENT NO. 02

Dated December 30, 2011

TO

that certain Preferred Stock Warrant Agreement dated as of March 21, 2011,

as amended on August 30, 2011, (as amended the “Warrant”)

by and between LIGHTHOUSE CAPITAL PARTNERS VI, L.P. (“Holder”)

and KYTHERA BIOPHARMACEUTICALS, INC. (“Company”).

(All capitalized terms not otherwise defined herein shall have the meanings given to such terms in the Warrant.)

Without limiting or amending any other provisions of the Warrant, Holder and Company agree to the following:

a)                                     Section 2 shall be deleted and replaced with the following:

2.                                      Purchase Price; Number of Shares.

(a)                                 The registered holder of this Warrant (the “Holder”), is entitled upon surrender of this Warrant with the subscription form annexed hereto duly executed, at the principal office of the Company, to purchase from the Company, at a price per share of $5.0497 (the “Purchase Price”), 89,114 fully paid and nonassessable shares of the Company’s Series C Preferred Stock, $0.00001 par value (the “Preferred Stock”).

In addition to other terms which may be defined herein, the following terms, as used in this Warrant, shall have the following meanings:

(i)                                    “Loan Agreement” means that certain Loan and Security Agreement No. 1991 dated March 21, 2011 between the Company and Lighthouse Capital Partners VI, L.P.

Any term not defined herein shall have the meaning as set forth in the Loan Agreement.

Until such time as this Warrant is exercised in full or expires, the Purchase Price and the securities issuable upon exercise of this Warrant are subject to adjustment as hereinafter provided.  The person or persons in whose name or names any certificate representing shares of Preferred Stock is issued hereunder shall be deemed to have become the holder of record of the shares represented thereby as at the close of business on the date this Warrant is exercised with respect to such shares, whether or not the transfer books of the Company shall be closed.

Except as amended hereby, the Warrant remains unmodified and unchanged.

COMPANY:		HOLDER:

KYTHERA BIOPHARMACEUTICALS, INC.		LIGHTHOUSE CAPITAL PARTNERS VI, L.P.

By:	/s/ Keith R. Leonard, Jr.	By:	LIGHTHOUSE MANAGEMENT
PARTNERS VI, L.L.C., its general partner
Name:	Keith R. Leonard, Jr.

Title:	President & CEO		By:	/s/ Ryan Turner

			Name:	Ryan Turner

			Title:	Managing Director

Exhibit 4.5

THIS WARRANT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR TRANSFERRED UNLESS SUCH SALE OR TRANSFER IS IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF SUCH ACT AND APPLICABLE LAWS OR SOME OTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND APPLICABLE LAWS IS AVAILABLE WITH RESPECT THERETO.

PREFERRED STOCK PURCHASE WARRANT

Warrant No.	Number of Shares: a maximum of 228,219
Series D Preferred Stock
Subject to determination as set forth below

KYTHERA BIOPHARMACEUTICALS, INC.

Effective as of December 30, 2011

Void after December 30, 2021

1.                                      Issuance.  This Preferred Stock Purchase Warrant (the “Warrant”) is issued to LIGHTHOUSE CAPITAL PARTNERS VI, L.P. by KYTHERA BIOPHARMACEUTICALS, INC., a Delaware corporation (hereinafter with its successors called the “Company”).

2.                                      Purchase Price; Number of Shares.

(a)                                 The registered holder of this Warrant (the “Holder”), is entitled upon surrender of this Warrant with the subscription form annexed hereto duly executed, at the principal office of the Company, to purchase from the Company, at a price per share of $5.2581 (the “Purchase Price”), up to a maximum of 228,219 fully paid and nonassessable shares of the Company’s Series D Preferred Stock, $0.00001 par value (the “Preferred Stock”).  Commencing on the date hereof, 114,109 (the “Exercise Quantity”) of shares of Preferred Stock are immediately available for purchase hereunder.

(b)                                 On the Commitment Termination Date, the Exercise Quantity shall automatically be increased by such additional number of shares (rounded to the nearest whole number) as is equal to (A) 4% of the amount of Aggregate Advances funded under the Loan Agreement, if any, divided by (B) the Purchase Price.

In addition to other terms which may be defined herein, the following terms, as used in this Warrant, shall have the following meanings:

(i)                                    “Aggregate Advances” means the aggregate original dollar amount of Advances made under the Loan Agreement, whether such Advances are outstanding or prepaid, at the time of any scheduled adjustment to the Exercise Quantity.

(ii)                                “Loan Agreement” means that certain Loan and Security Agreement No. 1991 dated March 21, 2011, as amended between the Company and Lighthouse Capital Partners VI, L.P.

Any term not defined herein shall have the meaning as set forth in the Loan Agreement.

Until such time as this Warrant is exercised in full or expires, the Purchase Price and the securities issuable upon exercise of this Warrant are subject to adjustment as hereinafter provided.  The person or persons in whose name or names any certificate representing shares of Preferred Stock is issued hereunder shall be deemed to have become the holder of record of the shares represented thereby as at the close of business on the date this Warrant is exercised with respect to such shares, whether or not the transfer books of the Company shall be closed.

3.                                      Payment of Purchase Price.  The Purchase Price may be paid (i) in cash or by check, (ii) by the surrender by the Holder to the Company of any promissory notes or other obligations issued by the Company, with all such notes and obligations so surrendered being credited against the Purchase Price in an amount equal to the principal amount thereof plus accrued interest to the date of surrender, or (iii) by any combination of the foregoing.

4.                                      Net Issue Election.  The Holder may elect to receive, without the payment by the Holder of any additional consideration, shares of Preferred Stock equal to the value of this Warrant or any portion hereof by the surrender of this Warrant or such portion to the Company, with the net issue election notice annexed hereto duly executed, at the principal office of the Company.  Thereupon, the Company shall issue to the Holder such number of fully paid and nonassessable shares of Preferred Stock as is computed using the following formula:

X= Y(A-B)

A

where:            X =                             the number of shares of Preferred Stock to be issued to the Holder pursuant to this Section 4.

Y =                             the number of shares of Preferred Stock covered by this Warrant in respect of which the net issue election is made pursuant to this Section 4.

A =                             the Fair Market Value (defined below) of one share of Preferred Stock, as determined at the time the net issue election is made pursuant to this Section 4.

B =                             the Purchase Price in effect under this Warrant at the time the net issue election is made pursuant to this Section 4.

“Fair Market Value” of a share of Preferred Stock (or fully paid and nonassessable shares of the Company’s common stock, $0.00001 par value (the “Common Stock”) if the Preferred Stock has been automatically converted into Common Stock) as of the date that the net issue election is made (the “Determination Date”) shall mean:

(i)                                    If the net issue election is made in connection with and contingent upon the closing of the sale of the Company’s Common Stock to the public in a public offering pursuant to a Registration Statement under the 1933 Act (a “Public Offering”), and if the Company’s Registration Statement relating to such Public Offering (“Registration Statement”) has been declared effective by the Securities and Exchange Commission, then the initial “Price to Public” specified in the final prospectus with respect to such offering multiplied by the number of shares of Common Stock into which each share of Preferred Stock is then convertible.

(ii)                                If the net issue election is not made in connection with and contingent upon a Public Offering, then as follows:

(a)                                 If traded on a national securities exchange, market or system, the fair market value of the Common Stock shall be deemed to be the average of the closing or last reported sale prices of the Common Stock on such national exchange, market or system over the five day period ending five trading days prior to the Determination Date, and the fair market value of the Preferred Stock shall be deemed to be such fair market value of the Common Stock multiplied by the number of shares of Common Stock into which each share of Preferred Stock is then convertible;

(b)                                 If otherwise traded in an over-the-counter market, the fair market value of the Common Stock shall be deemed to be the average of the closing ask prices of the Common Stock over the five day period ending five trading days prior to the Determination Date, and the fair market value of the Preferred Stock shall be deemed to be such fair market value of the Common Stock multiplied by the number of shares of Common Stock into which each share of Preferred Stock is then convertible; and

(c)                                  If there is no public market for the Common Stock, then fair market value shall be determined in good faith by the Company’s Board of Directors.

5.                                      Partial Exercise.  This Warrant may be exercised in part, and the Holder shall be entitled to receive a new warrant, which shall be dated as of the date of this Warrant, covering the number of shares in respect of which this Warrant shall not have been exercised.

6.                                      Fractional Shares.  In no event shall any fractional share of Preferred Stock be issued upon any exercise of this Warrant.  If, upon exercise of this Warrant in its entirety, the Holder would, except as provided in this Section 6, be entitled to receive a fractional share of Preferred Stock, then the Company shall issue the next higher number of full shares of Preferred Stock, issuing a full share with respect to such fractional share.

7.                                      Expiration Date; Automatic Exercise.                            This Warrant shall expire at the close of business on December 30, 2021, and shall be void thereafter (the “Expiration Date”).  Notwithstanding the term of this Warrant fixed pursuant to this Section 7, and provided Holder has received advance written notice of at least twenty (20) days and has not earlier exercised this Warrant, and provided this Warrant has not been assumed by the successor entity (or parent thereof), upon the consummation of a Merger (as defined below), this Warrant shall automatically be exercised pursuant to Section 4 hereof, without any action by Holder.  “Merger” means: (i) a sale of all or substantially all of the Company’s assets to an Unaffiliated Entity (as defined below), or (ii) the merger, consolidation or acquisition of the Company with, into or by an Unaffiliated Entity (other than a merger or consolidation for the principle purpose of changing the domicile of the Company or a bona fide round of preferred stock equity financing), that results in the transfer of fifty percent (50%) or more of the outstanding voting power of the Company.  “Unaffiliated Entity” means any entity that is owned or controlled by parties who own less than twenty percent (20%) of the combined voting power of the voting securities of the Company immediately prior to such merger, consolidation or acquisition.  Notwithstanding the foregoing, in the event that any outstanding warrants to purchase equity securities of the Company are assumed by the successor entity of a Merger (or parent thereof), this Warrant shall also be similarly assumed.  The Company agrees to promptly give the Holder written notice of any proposed Merger and written notice of termination of any proposed Merger.  Notwithstanding anything to the contrary in this Warrant, the Holder may rescind any exercise of its purchase rights after a notice of termination of the proposed Merger if the exercise of this Warrant occurred after the Company notified the Holder that the Merger was proposed or if the exercise was otherwise precipitated by such proposed Merger, provided, however that such rescission right must be exercised within thirty (30) days of receipt of such written notice of termination of the proposed Merger.  In the event of such rescission, this Warrant will continue to be exercisable on the same terms and conditions.

8.                                      Reserved Shares; Valid Issuance.  The Company covenants that it will at all times from and after the date hereof reserve and keep available such number of its authorized shares of Preferred Stock and Common Stock free from all preemptive or similar rights therein, as will be sufficient to permit, respectively, the exercise of this Warrant in full and the conversion into shares of Common Stock of all shares of Preferred Stock receivable upon such exercise.  The Company further covenants that such shares as may be issued pursuant to such exercise and/or conversion will, upon issuance, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof.

9.                                      Stock Splits and Dividends.  If after the date hereof the Company shall subdivide the Preferred Stock, by split-up or otherwise, or combine the Preferred Stock, or issue additional shares of Preferred Stock in payment of a stock dividend on the Preferred Stock, the number of shares of Preferred Stock issuable on the exercise of this Warrant shall forthwith be proportionately increased in the case of a subdivision or stock dividend, or proportionately decreased in the case of a combination, and the Purchase Price shall forthwith be proportionately decreased in the case of a subdivision or stock dividend, or proportionately increased in the case of a combination.

10.                               Adjustments for Diluting Issuances.  The other antidilution rights applicable to the Preferred Stock of the Company are set forth in the Amended and Restated Certificate of Incorporation, as amended from time to time (the “Articles”), a true and complete copy in its current form which is attached hereto as Exhibit A. Such antidilution rights shall not be restated, amended or modified in any manner which affects the Holder differently than the holders of Preferred Stock without such Holder’s prior written consent.  Notwithstanding the foregoing and for the avoidance of doubt, the Company may amend its Articles with the requisite consent of the holders of the Company’s preferred stock and Common Stock or such holders may waive their rights thereunder, so long as such amendment or waiver does not affect the shares of Preferred Stock subject to this Warrant in a manner different from the effect that such amendments or waivers have generally on the rights, preferences, privileges or restrictions of the other shares of the same series of stock (without taking into account the particular circumstances of any holder).  The Company shall promptly provide the Holder hereof with any restatement, amendment or modification to the Articles promptly after the same has been made.

11.                               Mergers and Reclassifications.  Subject to Section 7, after the date hereof the Company shall enter into any Reorganization (as hereinafter defined), then, as a condition of such Reorganization, lawful provisions shall be made, and duly executed documents evidencing the same from the Company or its successor shall be delivered to the Holder, so that the Holder shall thereafter have the right to purchase, at a total price not to exceed that payable upon the exercise of this Warrant in full, the kind and amount of shares of stock and other securities and property receivable upon such Reorganization by a holder of the number of shares of Preferred Stock which might have been purchased by the Holder immediately prior to such Reorganization, and in any such case appropriate provisions shall be made with respect to the rights and interest of the Holder to the end that the provisions hereof (including without limitation, provisions for the adjustment of the Purchase Price and the number of shares issuable hereunder and the provisions relating to the net issue election) shall thereafter be applicable in relation to any shares of stock or other securities and property thereafter deliverable upon exercise hereof.  For the purposes of this Section 11, the term “Reorganization” shall include without limitation any reclassification, capital reorganization or change of the Preferred Stock (other than as a result of a subdivision, combination or stock dividend provided for in Section 9 hereof), or any consolidation of the Company with, or merger of the Company into, another corporation or other business organization (other than a merger in which the Company is the surviving corporation and which does not result in any reclassification or change of the outstanding Preferred Stock), or any sale or conveyance to another corporation or other business organization of all or substantially all of the assets of the Company.

12.                               Certificate of Adjustment.  Whenever the Purchase Price is adjusted, as herein provided, the Company shall promptly deliver to the Holder a certificate of the Company’s chief financial officer setting forth the Purchase Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

13.                               Notices of Record Date, Etc.  In the event of:

(a)                                 any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase, sell or otherwise acquire or dispose of any shares of stock of any class or any other securities or property, or to receive any other right;

(b)                                 any reclassification of the capital stock of the Company, capital reorganization of the Company, consolidation or merger involving the Company, or sale or conveyance of all or substantially all of its assets, including a Merger; or

(c)                                  any voluntary or involuntary dissolution, liquidation or winding-up of the Company, including a Merger;

then in each such event the Company will provide or cause to be provided to the Holder a written notice thereof.  Such notice shall be provided at least ten (10) business days prior to the date specified in such notice on which any such action is to be taken.

14.                               Representations, Warranties and Covenants.  This Warrant is issued and delivered by the Company and accepted by each Holder on the basis of the following representations, warranties and covenants made by the Company:

(a)                                 The Company has all necessary authority to issue, execute and deliver this Warrant and to perform its obligations hereunder.  This Warrant has been duly authorized issued, executed and delivered by the Company and is the valid and binding obligation of the Company, enforceable in accordance with its terms.

(b)                                 The shares of Preferred Stock issuable upon the exercise of this Warrant have been duly authorized and reserved for issuance by the Company and, when issued in accordance with the terms hereof, will be validly issued, fully paid and nonassessable.

(c)                                  The issuance, execution and delivery of this Warrant do not, and the issuance of the shares of Preferred Stock upon the exercise of this Warrant in accordance with the terms hereof will not, (i) violate or contravene the Company’s Articles or by-laws, or any law, statute, regulation, rule, judgment or order applicable to the Company, (ii) violate, contravene or result in a breach or default under any contract, agreement or instrument to which the Company is a party or by which the Company or any of its assets are bound or (iii) require the consent or approval of or the filing of any notice or registration with any person or entity.

(d)                                 As long as this Warrant is, or any shares of Preferred Stock issued upon exercise of this Warrant or any shares of Common Stock issued upon conversion of such shares of Preferred Stock are, issued and outstanding, the Company will provide to the Holder the financial and other information described in the Loan Agreement, provided, however, the obligations to provide financial and other information shall terminate upon the consummation of a Public Offering.

(e)                                  As of the date hereof, the authorized capital stock of the Company consists of (i) 45,000,000 shares of Common Stock, of which 3,699,867 shares are issued and outstanding and 228,219 shares are reserved for issuance upon the exercise of this Warrant with respect to Common Stock and the conversion of the Preferred Stock into Common Stock if this Warrant is exercised with respect to Preferred Stock, (ii) 4,775,000 shares of Series A Preferred Stock, all of which are issued and outstanding shares; (iii) 11,171,273 shares of Series B Preferred Stock, of which 10,527,780 are issued and outstanding shares; (iv) 8,300,000 shares of Series C Preferred Stock, of which 7,994,548 are issued and outstanding shares; and (v) 9,970,331 shares of Series D Preferred Stock, of which 7,117,588 are issued and outstanding shares.  Attached hereto as Exhibit B is a capitalization table summarizing the capitalization of the Company.  Once per calendar quarter, the Company will provide Holder with a current capitalization table indicating changes, if any, to the number of outstanding shares of common stock and preferred stock.

15.                               Registration Rights.  The Company agrees to amend the Company’s Third Amended and Restated Investor Rights Agreement dated as of August 30, 2011 as set forth in Amendment No. 1 to the Third Amended and Restated Investor Rights Agreement, attached hereto as Exhibit C within forty-five (45) days of the date hereof.

16.                               Amendment.  The terms of this Warrant may be amended, modified or waived only with the written consent of the Holder and the Company.

17.                               Representations and Covenants of the Holder.  This Warrant has been entered into by the Company in reliance upon the following representations and covenants of the Holder, which by its execution hereof the Holder hereby confirms:

(a)                                 Investment Purpose.  The right to acquire Preferred Stock or the Preferred Stock issuable upon exercise of the Holder’s rights contained herein will be acquired for investment and not with a view to the sale or distribution of any part thereof, and the Holder has no present intention of selling or engaging in any public distribution of the same except pursuant to a registration or exemption.

(b)                                 Accredited Investor.  Holder is an “accredited investor” within the meaning of the Securities and Exchange Rule 501 of Regulation D, as presently in effect.

(c)                                  Private Issue.  The Holder understands (i) that the Preferred Stock issuable upon exercise of the Holder’s rights contained herein is not registered under the 1933 Act or qualified under applicable state securities laws on the ground that the issuance contemplated by this Warrant will be exempt from the registration and qualifications requirements thereof, and (ii) that the Company’s reliance on such exemption is predicated on the representations set forth in this Section 17.

(d)                                 Financial Risk.  The Holder has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment and has the ability to bear the economic risks of its investment.

18.                               Notices, Transfers, Etc.

(a)                                 Any notice or written communication required or permitted to be given to the Holder may be given by certified mail or delivered to the Holder at the address most recently provided by the Holder to the Company.

(b)                                 Subject to compliance with applicable federal and state securities laws, this Warrant may be transferred by the Holder with respect to any or all of the shares purchasable hereunder.  Upon surrender of this Warrant to the Company, together with the assignment notice annexed hereto duly executed, for transfer of this Warrant as an entirety by the Holder, the Company shall issue a new warrant of the same denomination to the assignee.  Upon surrender of this Warrant to the Company, together with the assignment hereof properly endorsed, by the Holder for transfer with respect to a portion of the shares of Preferred Stock purchasable hereunder, the Company shall issue a new warrant to the assignee, in such denomination as shall be requested by the Holder hereof, and shall issue to such Holder a new warrant covering the number of shares in respect of which this Warrant shall not have been transferred.

(c)                                  In case this Warrant shall be mutilated, lost, stolen or destroyed, the Company shall issue a new warrant of like tenor and denomination and deliver the same (i) in exchange and substitution for and upon surrender and cancellation of any mutilated Warrant, or (ii) in lieu of any Warrant lost, stolen or destroyed, upon receipt of an affidavit of the Holder or other evidence reasonably satisfactory to the Company of the loss, theft or destruction of such Warrant

19.                               No Impairment.  The Company will not, by amendment of its Articles or through any reclassification, capital reorganization, consolidation, merger, sale or conveyance of assets, dissolution, liquidation, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance of performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder.  Notwithstanding the foregoing for the avoidance of doubt, the Company hall not be deemed to have impaired Holder’s rights if it amends its Articles with the requisite consent of the holders of the Company’s preferred stock or Common Stock or such holders waive their rights thereunder, and such amendments and waivers do not affect the shares of Preferred Stock subject to this Warrant in a manner different from the effect that such amendments or waivers have generally on the rights, preferences, privileges or restrictions of the other shares of the same series of stock (without taking into account the particular circumstances of any Holder).

20.                               Governing Law.  The provisions and terms of this Warrant shall be governed by and construed in accordance with the internal laws of the State of California without giving effect to its principles regarding conflicts of laws.

21.                               Successors and Assigns.  This Warrant shall be binding upon the Company’s successors and assigns and shall inure to the benefit of the Holder’s successors, legal representatives and permitted assigns.

22.                               Business Days.  If the last or appointed day for the taking of any action required or the expiration of any rights granted herein shall be a Saturday or Sunday or a legal holiday in California, then such action may be taken or right may be exercised on the next succeeding day which is not a Saturday or Sunday or such a legal holiday.

23.          Qualifying Public Offering.  If the Company shall effect a firm commitment underwritten public offering of shares of Common Stock which results in the conversion of the Preferred Stock into Common Stock pursuant to the Company’s Articles in effect immediately prior to such offering, then, effective upon such conversion, this Warrant shall change from the right to purchase shares of Preferred Stock to the right to purchase shares of Common Stock, and the Holder shall thereupon have the right to purchase, at a total price equal to that payable upon the exercise of this Warrant in full, the number of shares of Common Stock which would have been receivable by the Holder upon the exercise of this Warrant for shares of Preferred Stock immediately prior to such conversion of such shares of Preferred Stock into shares of Common Stock, and in such event appropriate provisions shall be made with respect to the rights and interest of the Holder to the end that the provisions hereof (including, without limitation, the provisions for the adjustment of the Purchase Price and of the number of shares purchasable upon exercise of this Warrant and the provisions relating to the net issue election) shall thereafter be applicable to any shares of Common Stock deliverable upon the exercise hereof.

24.          Automatic Conversion of Preferred Stock.  In the event the requisite holders of the Company’s Preferred Stock elect to convert shares of Preferred Stock into Common Stock pursuant to the Company’s Articles in effect immediately prior to such conversion, then, effective upon such conversion, this Warrant shall change from the right to purchase shares of Preferred Stock to the right to purchase shares of Common Stock, and the Holder shall thereupon have the right to purchase, at a total price equal to that payable upon the exercise of this Warrant in full, the number of shares of Common Stock which would have been receivable by the Holder upon the exercise of this Warrant for shares of Preferred Stock immediately prior to such conversion of such shares of Preferred Stock into shares of Common Stock, and in such event appropriate provisions shall be made with respect to the rights and interest of the Holder to the end that the provisions hereof (including, without limitation, the provisions for the adjustment of the Purchase Price and of the number of shares purchasable upon exercise of this Warrant and the provisions relating to the net issue election) shall thereafter be applicable to any shares of Common Stock deliverable upon the exercise hereof.

KYTHERA BIOPHARMACEUTICALS, INC.

By:	/s/ Keith R. Leonard

Name:	Keith R. Leonard

Title:	President & CEO

Agreed and Accepted:

LIGHTHOUSE CAPITAL PARTNERS VI, L.P.

By:	Lighthouse Management Partners VI, L.L.C.
its general partner

By:	/s/ Ryan Turner

Name:	Ryan Turner

Title:	Managing Director

Subscription

To:

Date:

The undersigned hereby subscribes for                                    shares of Preferred Stock covered by this Warrant.  The certificate(s) for such shares shall be issued in the name of the undersigned or as otherwise indicated below:

Signature

Name for Registration

Mailing Address

Net Issue Election Notice

To:	Date:

The undersigned hereby elects under Section 4 to surrender the right to purchase shares of Preferred Stock pursuant to this Warrant.  The certificate(s) for such shares issuable upon such net issue election shall be issued in the name of the undersigned or as otherwise indicated below:

Signature

Name for Registration

Mailing Address

Assignment

For value received                                                           hereby sells, assigns and transfers unto

[Please print or typewrite name and address of Assignee]

the within Warrant, and does hereby irrevocably constitute and appoint                                                       its attorney to transfer the within Warrant on the books of the within named Company with full power of substitution on the premises.

Dated:

Signature

Name for Registration

In the Presence of:

Exhibit 10.1(a)

KYTHERA BIOPHARMACEUTICALS, INC.

THIRD AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

August 30, 2011

CONFIDENTIAL

5.13	Termination Upon Change of Control	20
5.14	Conflict	20
5.15	Attorneys’ Fees	20
5.16	Aggregation	21

EXHIBITS AND SCHEDULES

EXHIBIT A Investors

SCHEDULE 1 Notice and Waiver/Election or Right of First Refusal

KYTHERA BIOPHARMACEUTICALS, INC.

THIRD AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

This Third Amended and Restated Investor Rights Agreement (this “Agreement”) is made as of August 30, 2011, by and among Kythera Biopharmaceuticals, Inc., a Delaware corporation (the “Company”), and the persons and entities (each, an “Investor” and collectively, the “Investors”) listed on Exhibit A hereto.  Unless otherwise defined herein, capitalized terms used in this Agreement have the meanings ascribed to them in Section 1.

RECITALS

WHEREAS: The Company and certain of the Investors entered into a Second Amended and Restated Investor Rights Agreement, dated May 16, 2008 (the “Prior Agreement”).

WHEREAS: Certain of the Investors are parties to the Series D Preferred Stock Purchase Agreement of even date herewith, among the Company and the Investors listed on the Schedule of Investors thereto (the “Purchase Agreement”), and it is a condition to the closing of the sale of the Series D Preferred Stock to the Investors listed on such Schedule of Investors that the Investors and the Company execute and deliver this Agreement.

WHEREAS: This Agreement hereby amends, restates and supersedes in its entirety the Prior Agreement.

NOW, THEREFORE: In consideration of the mutual promises and covenants set forth herein, and other consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

Section 1
Definitions

1.1       Certain Definitions.  As used in this Agreement, the following terms shall have the meanings set forth below:

(a)         “Change of Control” shall have the meaning set forth in Section 5.13 hereto.

(b)         “Commission” shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

(c)          “Common Stock” means the Common Stock of the Company.

(d)         “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

(e)          “Holder” shall mean any Investor who holds Registrable Securities and any holder of Registrable Securities to whom the registration rights conferred by this Agreement have been duly and validly transferred in accordance with Section 2.12 of this Agreement.

(f)           “Indemnified Party” shall have the meaning set forth in Section 2.6(c) hereto.

(g)          “Indemnifying Party” shall have the meaning set forth in Section 2.6(c) hereto.

(h)         “Initial Closing” shall mean the date of the first sale of shares of the Company’s Series D Preferred Stock pursuant to the Purchase Agreement.

(i)             “Initial Public Offering” shall mean the closing of the Company’s first firm commitment underwritten public offering of the Company’s Common Stock registered under the Securities Act.

(j)            “Initiating Holders” shall mean any Holder or Holders who in the aggregate hold more than forty percent (40%) of the outstanding Registrable Securities.

(k)         “Investors” shall have the meaning set forth in the preamble hereto.

(l)             “Major Investor” shall have the meaning set forth in Section 3.1 hereto.

(m)     “New Securities” shall have the meaning set forth in Section 4.1(a) hereto.

(n)         “Preferred Stock” shall mean the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock.

(o)         “Purchase Agreement” shall have the meaning set forth in the Recitals hereto.

(p)         “Qualified Initial Public Offering” means the closing of the Company’s first firm commitment underwritten initial public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, covering the offer and sale of the Company’s Common Stock, provided that, the offering price per share is not less than $8.63 (as adjusted for any stock dividends, stock splits, combinations of shares, reorganizations, recapitalizations, reclassifications or other similar events) and the aggregate gross proceeds to the Company are not less than $30,000,000 (before deduction of underwriters’ commissions and expenses).

(q)         “Registrable Securities” shall mean (i) shares of Common Stock issuable or issued pursuant to the conversion of the Shares and (ii) any Common Stock issued as a dividend or other distribution with respect to or in exchange for or in replacement of the shares referenced in (i) above; provided, however, that Registrable Securities shall not include any shares of Common Stock described in clause (i) or (ii) above which have previously been registered or which have been sold to the public either pursuant to a registration statement or Rule 144, or which have been sold in a private transaction in which the transferor’s rights under this Agreement are not validly assigned in accordance with this Agreement.

(r)            The terms “register,” “registered” and “registration” shall refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration or ordering of the effectiveness of such registration statement.

(s)           “Registration Expenses” shall mean all expenses incurred in effecting any registration pursuant to this Agreement, including, without limitation, all registration, qualification, and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company and one special counsel for the Holders (subject to the limitations set forth in Section 2.4), blue sky fees and expenses, and expenses of any regular or special audits incident to or required by any such registration, but shall not include Selling Expenses and the compensation of regular employees of the Company, which shall be paid in any event by the Company.

(t)            “Restricted Securities” shall mean any Registrable Securities required to bear the first legend set forth in Section 2.8(c) hereto.

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(u)         “Rule 144” shall mean Rule 144 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

(v)         “Rule 145” shall mean Rule 145 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

(w)       “Rule 415” shall mean Rule 415 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

(x)         “Securities Act” shall mean the Securities Act of 1933, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

(y)         “Selling Expenses” shall mean all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities and fees and disbursements of counsel for any Holder other than the fees and disbursements of one special counsel for the Holders, which shall be a Registration Expense.

(z)          “Series A Preferred Stock” shall mean the shares of Series A Preferred Stock of the Company.

(aa)  “Series B Preferred Stock” shall mean the shares of Series B Preferred Stock of the Company.

(bb)  “Series C Preferred Stock” shall mean the shares of Series C Preferred Stock of the Company issued pursuant to the Purchase Agreement and the shares of Series C Preferred Stock of the Company issued or issuable pursuant to that certain Preferred Stock Purchase Warrant, dated March 21, 2011, issued to Lighthouse Capital Partners VI, L.P. by the Company.

(cc)    “Series D Preferred Stock” shall mean the shares of Series D Preferred Stock of the Company issued pursuant to the Purchase Agreement.

(dd)  “Shares” shall mean the Preferred Stock held from time to time by the Investors listed on Exhibit A hereto and their permitted assigns.

(ee)    “Significant Holders” shall have the meaning set forth in Section 3.1 hereto.

(ff)      “Supermajority of the Board” shall mean the affirmative vote of not less than seventy-five percent (75%) of the then-sitting directors, with any fraction rounded up.  By way of illustration, Supermajority of the Board shall mean, at such time as the Board (as defined below) is composed of eight (8) directors, the affirmative vote of not less than six (6) directors and, at such time as the Board is composed of nine (9) directors, the affirmative vote of not less than seven (7) directors.

(gg)    “Withdrawn Registration” shall mean a forfeited demand registration under Section 2.1 in accordance with the terms and conditions of Section 2.4.

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Section 2
Registration Rights

2.1       Requested Registration

(a)         Request for Registration.  Subject to the conditions set forth in this Section 2.1, if the Company shall receive from Initiating Holders a written request signed by such Initiating Holders that the Company effect any registration with respect to all or a part of the Registrable Securities (such request shall state the number of shares of Registrable Securities to be disposed of and the intended methods of disposition of such shares by such Initiating Holders), the Company will:

(i)             promptly give written notice of the proposed registration to all other Holders; and

(ii)          as soon as practicable, and in any event within (x) sixty (60) days after the date such request is given by the Initiating Holders in the case of a registration under this Section 2.1 or (y) forty-five (45) days after the date such request is given by the Holders in the case of a registration under Section 2.3, file and use its best efforts to effect such registration (including, without limitation, filing post-effective amendments, appropriate qualifications under applicable blue sky or other state securities laws, and appropriate compliance with the Securities Act) and to permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request received by the Company within twenty (20) days after such written notice from the Company is mailed or delivered.

(b)         Limitations on Requested Registration.  The Company shall not be obligated to effect, or to take any action to effect, any such registration pursuant to this Section 2.1:

(i)             Prior to the earlier of (A) the second (2nd) year anniversary of the date of this Agreement or (B) one hundred eighty (180) days following the effective date of the first registration statement filed by the Company covering an underwritten offering of any of its securities to the general public;

(ii)          If the Company delivers notice to the holders of the Registrable Securities within thirty (30) days of any such registration request of its intent to file a registration statement for an Initial Public Offering within ninety (90) days;

(iii)       If the Initiating Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration statement, propose to sell Registrable Securities and such other securities (if any) the aggregate proceeds of which (without deduction for underwriter’s discounts and expenses related to the issuance) are less than $10,000,000;

(iv)      In any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification, or compliance, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(v)         After the Company has initiated two (2) such registrations pursuant to this Section 2.1; (counting for these purposes only (x) registrations which have been declared or ordered effective and been maintained as effective in accordance with this Agreement, and (y) Withdrawn Registrations);

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(vi)      During the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of filing of, and ending on a date one hundred eighty (180) days after the effective date of, a Company-initiated registration; provided that, the Company is actively employing in good faith best efforts to cause such registration statement to become effective; or

(vii)   If the Initiating Holders propose to dispose of shares of Registrable Securities which may be immediately registered on Form S-3 pursuant to a request made under Section 2.3 hereof.

(c)          Deferral.  If (i) in the good faith judgment of the Board of Directors of the Company, the filing of a registration statement covering the Registrable Securities would be materially detrimental to the Company and the Board of Directors of the Company concludes, as a result, that it is in the best interests of the Company to defer the filing of such registration statement at such time, and (ii) the Company shall furnish to such Holders a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be materially detrimental to the Company for such registration statement to be filed in the near future and that it is, therefore, in the best interests of the Company to defer the filing of such registration statement, then the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders provided, however, that the Company shall not defer its obligation in this manner more than once in any twelve-month period; and provided further that the Company shall not register any securities for its own account or that of any other stockholder during such ninety (90) day period other than pursuant to a registration relating to the sale of securities to employees of the Company or a subsidiary pursuant to a stock option, stock purchase, or similar plan, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered.

(d)         Other Shares.  The registration statement filed pursuant to the request of the Initiating Holders may, subject to the provisions of Section 2.1(e), include securities of the Company being sold for the account of the Company.

(e)          Underwriting.  If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2.1 and the Company shall include such information in the written notice given pursuant to Section 2.1(a)(i).  The right of any Holder to include all or any portion of its Registrable Securities in a registration pursuant to this Section 2.1 shall be conditioned upon such Holder’s participation in an underwriting and the inclusion of such Holder’s Registrable Securities to the extent provided herein.  If the Company shall request inclusion in any registration pursuant to Section 2.1 of securities being sold for its own account, or if other persons shall request inclusion in any registration pursuant to Section 2.1, the Initiating Holders shall, on behalf of all Holders, offer to include such securities in the underwriting and such offer shall be conditioned upon the participation of the Company or such other persons in such underwriting and the inclusion of the Company’s and such person’s other securities of the Company and their acceptance of the further applicable provisions of this Section 2 (including Section 2.10).  The Company shall (together with all Holders proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected for such underwriting by a majority in interest of the Initiating Holders, which underwriters are reasonably acceptable to the Company.

Notwithstanding any other provision of this Section 2.1, if the underwriters advise the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, the number of Registrable Securities that may be so included shall be allocated among all Holders requesting to include Registrable Securities in such registration statement based on the pro rata percentage of Registrable Securities held by such Holders, assuming conversion; provided, however, that the number of shares of Registrable Securities to be included in such registration statement shall not be reduced unless all other securities of the Company are first entirely excluded from the registration statement.

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If a person who has requested inclusion in such registration as provided above does not agree to the terms of any such underwriting, such person shall be excluded therefrom by written notice from the Company, the underwriter or the Initiating Holders. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall also be withdrawn from such registration.  If shares are so withdrawn from the registration and if the number of shares to be included in such registration was previously reduced as a result of marketing factors pursuant to this Section 2.1(e), then the Company shall then offer to all Holders who have retained rights to include securities in the registration the right to include additional Registrable Securities in the registration in an aggregate amount equal to the number of shares so withdrawn, with such shares to be allocated among such Holders requesting additional inclusion, as set forth above.

2.2       Company Registration

(a)         Company Registration.  If the Company shall determine to register any of its securities either for its own account or the account of a security holder or holders, other than a registration pursuant to Section 2.1 or 2.3, a registration relating solely to employee benefit plans, a registration relating to the offer and sale of debt securities, a registration relating to a corporate reorganization or other Rule 145 transaction, a registration on any registration form that does not permit secondary sales and, provided that, a registration statement covering the sale of Registrable Securities is not then effective or available (pursuant to the terms hereof) for sales by the Holders, the Company will:

(i)             at least twenty (20) days prior to the anticipated filing date of such registration statement promptly give written notice of the proposed registration to all Holders; and

(ii)          use its commercially reasonable efforts to include in such registration (and any related qualification under blue sky laws or other compliance), except as set forth in Section 2.2(b) below, and in any underwriting involved therein, all of such Registrable Securities as are specified in a written request or requests made by any Holder or Holders received by the Company within ten (10) days after such written notice from the Company is mailed or delivered.  Such written request may specify all or a part of a Holder’s Registrable Securities.

(b)         Underwriting.  If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 2.2(a)(i). In such event, the right of any Holder to registration pursuant to this Section 2.2 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein.  All Holders proposing to distribute their securities through such underwriting shall (together with the Company and the other holders of securities of the Company with registration rights to participate therein distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected by the Company.

Notwithstanding any other provision of this Section 2.2, if the underwriters advise the Company in writing that marketing factors require a limitation on the number of shares to be underwritten, the underwriters may exclude all Registrable Securities from, or limit the number of Registrable Securities to be included in, the registration and underwriting.  The Company shall so advise all holders of securities requesting registration, and the number of shares of securities that are entitled to be included in the registration and underwriting shall be allocated, as follows: (i) first, to the Company for securities being sold for its own account, (ii) second, to the Holders requesting to include Registrable Securities in such registration statement based on the pro rata percentage of Registrable Securities held by such Holders, assuming conversion and (iii) third, to the other Holders requesting to include other shares in such registration statement based on the pro rata percentage of other shares held by such other Holders, assuming conversion. Notwithstanding the foregoing, no such exclusion or allocation shall reduce the amount of securities of the Holders included in such registration statement below 30% of the total amount of securities included in such

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registration statement, unless such offering is the Initial Public Offering and such registration statement does not include shares of any other selling stockholders, in which event any or all of the Registrable Securities of the Holders may be excluded in accordance with this paragraph.

If a person who has requested inclusion in such registration as provided above does not agree to the terms of any such underwriting, such person shall also be excluded therefrom by written notice from the Company or the underwriter.  Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall be withdrawn from such registration.

(c)          Right to Terminate Registration.  The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration.

2.3       Registration on Form S-3

(a)         Request for Form S-3 Registration.  After its Initial Public Offering, the Company shall use its commercially reasonable efforts to qualify for registration on Form S-3 or any comparable or successor form or forms.  After the Company has qualified for the use of Form S-3, in addition to the rights contained in the foregoing provisions of this Section 2 and subject to the conditions set forth in this Section 2.3, if the Company shall receive from a Holder or Holders of Registrable Securities a written request that the Company effect any registration on Form S-3 or any similar short form registration statement with respect to all or part of the Registrable Securities (such request shall state the number of shares of Registrable Securities to be disposed of and the intended methods of disposition of such shares by such Holder or Holders), the Company will take all such action with respect to such Registrable Securities as required by Section 2.1(a)(i) and (ii).

(b)         Limitations on Form S-3 Registration.  The Company shall not be obligated to effect, or take any action to effect, any such registration pursuant to this Section 2.3:

(i)             In the circumstances described in either Sections 2.1(b)(i), 2.1(b)(iv) or 2.1(b)(vi); or

(ii)          If the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) on Form S-3 at an aggregate price to the public of less than $l,000,000.

(c)          Deferral.  The provisions of Section 2.1(c) shall apply to any registration pursuant to this Section 2.3.

(d)         Underwriting.  If the Holders of Registrable Securities requesting registration under this Section 2.3 intend to distribute the Registrable Securities covered by their request by means of an underwriting, the provisions of Section 2.1(e) shall apply to such registration.  Notwithstanding anything contained herein to the contrary, registrations effected pursuant to this Section 2.3 shall not be counted as requests for registration or registrations effected pursuant to Section 2.1.

2.4       Expenses of Registration.  All Registration Expenses incurred in connection with registrations pursuant to Sections 2.1, 2.2 and 2.3 hereof shall be borne by the Company, including the expense of one special counsel of the Holders selling the Registrable Securities not to exceed $25,000; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.1 or Section 2.3 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered or because a sufficient number of Holders shall have withdrawn so that the minimum offering conditions set forth in Section 2.1 or Section 2.3, as applicable, are no longer satisfied (in which case all participating Holders shall bear such expenses pro rata

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among each other based on the number of Registrable Securities requested to be so registered), unless (a) the Holders of a majority of the Registrable Securities agree to forfeit their right to a demand registration pursuant to Section 2.1 or (b) the withdrawal is based upon material adverse information concerning the condition or business of the Company of which the Holders were not aware at the time of the registration request.  All Selling Expenses relating to securities registered on behalf of the Holders shall be borne by the holders of securities included in such registration pro rata among each other on the basis of the number of Registrable Securities so registered.

2.5       Registration Procedures.  In the case of each registration effected by the Company pursuant to Section 2, the Company will keep each Holder advised in writing as to the initiation of each registration and as to the completion thereof.  At its expense, the Company will use its commercially reasonable efforts to:

(a)         Keep such registration effective for a period ending on the earlier of the date which is one hundred twenty (120) days from the effective date of the registration statement or such time as the Holder or Holders have completed the distribution described in the registration statement relating thereto; provided, however, that such one hundred twenty (120) day period shall be extended for a period of time equal to the period the Holders refrain, at the request of an underwriter of Common Stock (or other securities) of the Company, from selling any securities included in such registration;

(b)         Prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for the period set forth in subsection (a) above;

(c)          Furnish such number of prospectuses, including any preliminary prospectuses, and other documents incident thereto, including any amendment of or supplement to the prospectus, all in conformance with the requirements of the Securities Act, as a Holder from time to time may reasonably request;

(d)         Use its reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdiction as shall be reasonably requested by the Holders; provided that, the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions unless the Company is required to do so under the Securities Act;

(e)          Notify each seller of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in light of the circumstances then existing, and following such notification promptly prepare and furnish to such seller a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in light of the circumstances then existing;

(f)           Provide a transfer agent and registrar for all Registrable Securities registered pursuant to such registration statement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(g)          Comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve months, but not more than eighteen (18) months, beginning with the first month after the effective date of the Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act;

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(h)         Cause all such Registrable Securities registered pursuant hereto to be listed on each securities exchange on which similar securities issued by the Company are then listed (or if similar securities issued by the Company are not yet listed, then on such exchange as the Company shall determine);

(i)             In connection with any underwritten offering pursuant to a registration statement filed pursuant to Section 2.1 hereof, enter into an underwriting agreement in form reasonably necessary to effect the offer and sale of Common Stock, provided that, such underwriting agreement contains reasonable and customary provisions, and, provided further, that each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement;

(j)            Use its best efforts to furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and (ii) a letter, dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering addressed to the underwriters;

(k)         Make available to each selling Holder, any underwriter participating in any disposition pursuant to a registration statement, and any attorney, accountant or other agent or representative retained by any such selling Holder or underwriter, all financial and other records, pertinent corporate documents and properties of the Company, as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors, employees and independent accountants to supply all information reasonably requested by any such selling Holder, underwriter, attorney, accountant or agent in connection with such registration statement, in each case subject to such Holder, underwriter, or attorney, accountant, agent or representative thereof, as applicable, entering into such confidentiality arrangements as the Company may reasonably request; and

(l)             Otherwise cooperate with the underwriter or underwriters, the Commission and other regulatory agencies and take all actions and execute and deliver or cause to be executed and delivered all documents reasonably necessary to effect the registration of any Registrable Securities hereunder.

2.6       Indemnification

(a)         To the extent permitted by law, the Company will indemnify and hold harmless each Holder, each of its officers, directors, members and partners, legal counsel, and accountants and each person controlling such Holder within the meaning of Section 15 of the Securities Act, with respect to which registration, qualification, or compliance has been effected pursuant to this Section 2, and each underwriter, if any, and each person who controls within the meaning of Section 15 of the Securities Act any underwriter, against all expenses, claims, losses, damages, and liabilities (or actions, proceedings, investigations, or settlements in respect thereof) arising out of or based on: (i) any untrue statement (or alleged untrue statement) of a material fact contained or incorporated by reference in any prospectus, offering circular, or other document (including any related registration statement, notification, or the like) incident to any such registration, qualification, or compliance, (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation (or alleged violation) by the Company of the Securities Act, any state securities laws or any rule or regulation thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any offering covered by such registration, qualification, or compliance, and the Company will reimburse each such Holder, each of its officers, directors, members, partners, legal counsel, and

9

accountants and each person controlling such Holder, each such underwriter, and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such claim, loss, damage, liability, or action, as such expenses are incurred; provided that, the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability, or action arises out of or is based on any untrue statement or omission in reliance upon or in conformity with written information furnished to the Company by such Holder, any of such Holder’s officers, directors, partners, legal counsel or accountants, any person controlling such Holder, such underwriter or any person who controls any such underwriter and stated to be specifically for use therein; and, provided further, that the indemnity agreement contained in this Section 2.6(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld).

(b)         To the extent permitted by law, each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification, or compliance is being effected, indemnify and hold harmless the Company, each of its directors, officers, legal counsel and accountants and each underwriter, if any, of the Company’s securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, each other Holder selling securities in such registration statement, and each of their officers, directors, and partners, and each person controlling such Holder, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on: (i) any untrue statement (or alleged untrue statement) of a material fact made by such Holder or its representative that is contained or incorporated by reference in any such registration statement, prospectus, offering circular, or other document, or (ii) any omission (or alleged omission) to state therein a material fact made by such Holder or its representative that is required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company and each other aforementioned person for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability, or action as such expenses are incurred, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular, or other document in reliance upon and in conformity with written information furnished to the Company by such Holder and stated to be specifically for use therein; provided, however, that the obligations of such Holder hereunder shall not apply to amounts paid in settlement of any such claims, losses, damages, or liabilities (or actions in respect thereof) if such settlement is effected without the consent of such Holder (which consent shall not be unreasonably withheld); and, provided that, in no event shall any indemnity under this Section 2.6 exceed the net proceeds from the offering received by such Holder except in the case of fraud by such Holder.

(c)          Each party entitled to indemnification under this Section 2.6 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of such claim or any litigation resulting therefrom; provided that, counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld), and the Indemnified Party may participate in such defense at such party’s expense; provided, however, that an Indemnified Party (together with all other Indemnified Parties which may be represented without conflict by one counsel) shall have the right to retain one (1) separate counsel, with the reasonable fees and expenses to be paid by the Indemnifying Party, if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between such Indemnified Party and any other party represented by such counsel in such proceeding.  Notwithstanding the foregoing, the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 2.6, to the extent such failure is not prejudicial.  No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that

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does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.  Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom.

(d)         If the indemnification provided for in this Section 2.6 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage, or expense referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations, provided that, in no event shall any contribution by a Holder under this Section 2.6(d) exceed the net proceeds from the offering received by such Holder, except in the case of fraud by such Holder.  The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

(e)          Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

2.7       Obligations of Each Holder.  In connection with any registration of Registrable Securities pursuant to this Agreement, each Holder shall:

(a)         timely furnish to the Company such information regarding such Holder and the distribution proposed by such Holder as the Company may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification, or compliance referred to in this Section 2;

(b)         upon receipt of notice from the Company of the happening of any event of the kind described in Section 2.5(e), immediately discontinue any sale or other disposition of Registrable Securities until the filing of an amendment or supplement as described in Section 2.5(e) and the receipt of the copies of such amended or supplemented prospectus, and, if so directed, such Holder shall deliver to the Company (at the Company’s expense) all copies, other than permanent file copies in such Holder’s possession, of the prospectus covering such Registrable Securities that is current at the time of such notice;

(c)          to the extent required by applicable law, deliver a prospectus to the purchaser of such Registrable Securities;

(d)         notify the Company when it has sold all of the Registrable Securities held by it; and

(e)          notify the Company at any time when any information supplied by such Holder in writing for inclusion in a registration statement or related prospectus includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in light of the circumstances then existing; immediately discontinue any sale or other disposition of Registrable Securities until the filing of an amendment or supplement to such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such shares, such prospectus shall not

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include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in light of the circumstances then existing; and use commercially reasonable efforts to assist the Company as may be appropriate to make such amendment or supplement effective for such purpose.

2.8       Restrictions on Transfer

(a)         The holder of each certificate representing Registrable Securities by acceptance thereof agrees to comply in all respects with the provisions of this Section 2.8.  Each Holder agrees not to make any sale, assignment, transfer, pledge or other disposition of all or any portion of the Restricted Securities, or any beneficial interest therein, unless and until (x) the transferee thereof has agreed in writing for the benefit of the Company to take and hold such Restricted Securities subject to, and to be bound by, the terms and conditions set forth in this Agreement, including, without limitation, this Section 2.8 and Section 2.10 and (y), except for transfers permitted under Section 2.8(b):

(i)             There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(ii)          Such Holder shall have given prior written notice to the Company of such Holder’s intention to make such disposition and shall have furnished the Company with a description of the manner and circumstances of the proposed disposition, and, such Holder shall have furnished the Company (if requested by the Company), at its expense, with (i) an opinion of counsel, reasonably satisfactory to the Company, to the effect that such disposition will not require registration of such Restricted Securities under the Securities Act or (ii) a “no action” letter from the Commission to the effect that the transfer of such securities without registration will not result in a recommendation by the staff of the Commission that action be taken with respect thereto, whereupon the holder of such Restricted Securities shall be entitled to transfer such Restricted Securities in accordance with the terms of the notice delivered by the Holder to the Company.

(b)         Permitted transfers include (i) a transfer not involving a change in beneficial ownership, or (ii) in transactions involving the distribution without consideration of Restricted Securities by any Holder to (x) a parent, subsidiary or other affiliate of, or entity under common investment management with, such Holder, or (y) any of its partners, members or other equity owners, or retired partners, retired members or other equity owners, or to the estate of any of its partners, members or other equity owners or retired partners, retired members or other equity owners (so long as, in the case of clauses (i) and (ii), the transferee agrees in writing for the benefit of the Company to take and hold such securities and to be bound by the terms and conditions of this Agreement, including Sections 2.8 and 2.10 hereof) or (iii) transfers in compliance with Rule 144, as long as the Company is furnished with satisfactory evidence of compliance with such Rule; provided that, in each case, the Holder thereof shall give written notice to the Company of such Holder’s intention to effect such disposition and shall have furnished the Company with a description of the manner and circumstances of the proposed disposition.

(c)          Each certificate representing Registrable Securities shall (unless otherwise permitted by the provisions of this Agreement) be stamped or otherwise imprinted with a legend substantially similar to the following (in addition to any legend required under applicable state securities laws):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO REGISTRATION

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OR AN EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE, INCLUDING A LOCK-UP PERIOD IN THE EVENT OF A PUBLIC OFFERING, AS SET FORTH IN AN INVESTOR RIGHTS AGREEMENT, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE COMPANY.

The Holders consent to the Company making a notation on its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer established in this Section 2.8.

(d)         The first legend referring to federal and state securities laws identified in Section 2.8(c) hereof stamped on a certificate evidencing the Restricted Securities and the stock transfer instructions and record notations with respect to such Restricted Securities shall be removed and the Company shall issue a certificate without such legend to the holder of such Restricted Securities if (i) such securities are registered under the Securities Act, or (ii) if requested by the Company, such holder provides the Company with an opinion of counsel reasonably acceptable to the Company to the effect that a public sale or transfer of such securities may be made without registration under the Securities Act, or (iii) such holder provides the Company with reasonable assurances, which may, at the option of the Company, include an opinion of counsel satisfactory to the Company, that such securities can be sold pursuant to Rule 144.

2.9       Rule 144 Reporting.  With a view to making available the benefits of certain rules and regulations of the Commission that may permit the sale of the Restricted Securities to the public without registration, the Company agrees to use its commercially reasonable efforts to:

(a)         Make and keep public information regarding the Company available as those terms are understood and defined in Rule 144, at all times from and after the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;

(b)         Take such action, including the voluntary registration of its Common Stock under Section 12 of the Exchange Act, as is necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its securities to the general public is declared effective;

(c)          File with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act at any time after it has become subject to such reporting requirements; and

(d)         So long as a Holder owns any Restricted Securities, furnish to the Holder forthwith upon written request a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time from and after ninety (90) days following the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as a Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing a Holder to sell any such securities without registration.

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2.10                        Market Stand-Off Agreement.  Each Holder hereby agrees that such Holder shall not sell or otherwise transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale with respect to, any Common Stock (or other securities) of the Company held by such Holder (other than those included in the registration) for such period of time following the Company’s Initial Public Offering as may be requested by the Company or the underwriters (not to exceed one hundred eighty (180) days following the effective date of the Company’s Initial Public Offering); provided that, all officers, directors, and other two percent (2%) shareholders of the Company are similarly bound; provided further that, any Common Stock acquired by a Holder in the Initial Public Offering or on the open market after the completion of the Initial Public Offering shall not be subject to the obligations described in this Section 2.10.  Notwithstanding the foregoing, such one hundred eighty (180) day period may be extended as required to comply with Rule 2711 of the Financial Industry Regulatory Authority, Inc. (including, any successor rule thereto or any similar stock exchange rule).  The obligations described in this Section 2.10 shall not apply to a registration relating solely to employee benefit plans on Form S-l or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a transaction on Form S-4 or similar forms that may be promulgated in the future.  Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply pro rata to all Holders subject to such agreements, based on the number of shares subject to such agreements.  The Company may impose stop-transfer instructions and may stamp each such certificate with the second legend set forth in Section 2.8(c) hereof with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of such one hundred eighty (180) day period (or such longer period as may be required to comply with Rule 2711 of the Financial Industry Regulatory Authority, Inc. (including, any successor rule thereto or any similar stock exchange rule)).  Each Holder agrees to execute a market standoff agreement with said underwriters in customary form consistent with the provisions of this Section 2.10.

2.11                        Delay of Registration.  No Holder shall have any right to take any action to restrain, enjoin, or otherwise delay any registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.12                        Transfer or Assignment of Registration Rights.  The rights to cause the Company to register securities granted to a Holder by the Company under this Section 2 may be transferred or assigned by a Holder only to a transferee or assignee of Registrable Securities which (a) is a subsidiary, parent, general partner, limited partner, former partner, member or former member of a Holder, is an affiliate (as defined under Rule 144 promulgated under the Securities Act) or any entity under common investment management with the transferring Holder, (b) is a Holder’s family member or trust for the benefit of an individual Holder, (c) acquires at least one hundred thousand (100,000) shares of Registrable Securities (subject to subsequent adjustments for stock splits, stock dividends, reverse stock splits, and the like), or (d) receives at least 50% of the shares of Series C Preferred or Series D Preferred originally issued to any Major Investor; provided that, such transfer or assignment of Registrable Securities is effected in accordance with the terms of Section 2.8 hereof.

2.13                        Limitations on Subsequent Registration Rights.  From and after the date of this Agreement, the Company shall not, without the prior written consent of the holders of at least sixty percent (60%) of Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company giving such holder or prospective holder any registration rights.

2.14                        Termination of Registration Rights.  The right of any Holder to request registration or inclusion in any registration pursuant to Section 2.1, 2.2 or 2.3 shall terminate on the earlier of (i) such date, on or after the closing of the Company’s first registered public offering of Common Stock, on which all shares of Registrable Securities held or entitled to be held upon conversion by such Holder may immediately be sold under Rule 144 during any ninety (90)-day period, and (ii) five (5) years after the closing of the Company’s Qualified Initial Public Offering.

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Section 3
Covenants of the Company

The Company hereby covenants and agrees, as follows:

3.1       Basic Financial Information Rights.  The Company will furnish the following reports to each of Prospect Venture Partners III, L.P., Versant Ventures II, LLC (or its affiliate), ARCH Venture Fund VI, L.P., Altitude Life Science Ventures, L.P., JAFCO Life Sciences, Partner Funds Management, IFA PE Domestic Fund, LP and Fidelity Contrafund: Fidelity Advisor New Insights Fund (in each case, together with its affiliates, each, a “Major Investor”), so long as such Major Investor continues to hold shares of Preferred Stock, and to each Holder who owns at least 500,000 shares of Preferred Stock and/or Common Stock (subject to subsequent adjustments for stock splits, stock dividends, reverse stock splits, and the like) (a “Significant Holder”):

(a)         as soon as practicable after the end of each fiscal year of the Company, and in any event within one hundred twenty (120) days after the end of each fiscal year of the Company, an audited consolidated balance sheet of the Company and its subsidiaries, if any, as at the end of such fiscal year, and audited consolidated statements of income and cash flows of the Company and its subsidiaries, if any, for such year, prepared in accordance with U.S. generally accepted accounting principles consistently applied and audited by an accounting firm acceptable to the Board of Directors;

(b)         as soon as practicable after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company, and in any event within forty-five (45) days after the end of the first, second, and third quarterly accounting periods in each fiscal year of the Company, an unaudited consolidated balance sheet of the Company and its subsidiaries, if any, as of the end of each such quarterly period, and unaudited consolidated statements of income and cash flows of the Company and its subsidiaries, if any, for such period, prepared in accordance with U.S. generally accepted accounting principles consistently applied, subject to changes resulting from normal year-end audit adjustments;

(c)          as soon as practicable after the end of each month, and in any event within thirty (30) days of the end of each month, an unaudited income statement and statement of cash flows and balance sheet for and as of the end of such month;

(d)                                 as soon as practicable after the end of each month, and in any event within thirty (30) days of the end of each month, monthly and year-to-date financial statements compared against plan and an updated capitalization table listing all share, option, warrant and debt holders as of each month end; and

(e)          as soon as practicable, and in any event thirty (30) days prior to the beginning of the next fiscal year, a copy of the Company’s annual budget and operating plan, as approved by the Board of Directors;

provided that, the financial information rights pursuant to clauses (a)-(e) above shall terminate upon the closing of a Qualified Initial Public Offering or upon a Change of Control in which the stockholders of the Company receive cash and/or unrestricted securities that are actively traded on a national securities exchange.

3.2       Inspection Rights.  The Company shall permit each Significant Holder and Major Investor and such Significant Holder’s or Major Investor’s accountants and counsel, at such party’s expense, to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be requested by the Significant Holder or Major Investor, including such access as is reasonably necessary for it to comply with applicable laws and regulations and reporting obligations.

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3.3       Confidentiality.  Anything in this Agreement to the contrary notwithstanding, no Major Investor or Significant Holder by reason of this Agreement shall have access to any trade secrets or classified information of the Company.  The Company shall not be required to comply with any information rights of Section 3 in respect of any Major Investor or Significant Holder whom the Board of Directors reasonably determines to be a competitor or an officer, employee or director of a competitor.  Each Major Investor and Significant Holder covenants not to use Confidential Information (as defined below) in violation of the Exchange Act or reproduce, disclose or disseminate Confidential Information to any other person (other than its employees or agents having a need to know the contents of such information, its attorneys, and limited partners obligated to maintain the confidentiality of such information), except in connection with the exercise of rights under this Agreement, unless such Major Investor or Significant Holder, as applicable, is required to disclose such information by a governmental authority; provided that, nothing in this Agreement shall be construed to limit or in any way prevent any Major Investor or Significant Holder, as applicable, from investing in a competitor of the Company.  The obligations of each Major Investor and Significant Holder under this Section 3.3 shall survive until such time as all Confidential Information of the Company disclosed hereunder becomes publicly known and made generally available through no action or inaction of the Major Investors or Significant Holders, but in no event more than one (1) year after the last disclosure of Confidential Information under this Agreement. “Confidential Information” means any nonpublic information disclosed by the Company to any Major Investor or Significant Holder pursuant to this Agreement or pursuant to the exercise of rights hereunder other than information that (i) was publicly known and made generally available in the public domain prior to the time of disclosure by the disclosing party; (ii) becomes publicly known and made generally available after disclosure by the Company to any of the Major Investors or Significant Holders through no action or inaction of the Major Investors or Significant Holders; (iii) is already in the possession of any of the Major Investors or Significant Holders at the time of disclosure by the Company as shown by such Major Investor’s or Significant Holder’s files and records immediately prior to the time of disclosure; (iv) is obtained by any of the Major Investors or Significant Holders from a third party lawfully in possession of such information and without a breach of such third party’s obligations of confidentiality; or (v) is independently developed by any of the Major Investors or Significant Holders without use of or reference to the Company’s Confidential Information, as shown by documents and other competent evidence in the receiving party’s possession.

3.4       Stock Vesting.  Unless otherwise approved by the Board of Directors, including at least three (3) of four (4) directors elected solely by holders of a series of Preferred Stock, all stock options and other stock equivalents issued after the date of this Agreement to employees shall be subject to vesting as follows: (a) twenty-five percent (25%) of such stock shall vest at the end of the first year following the earlier of the date of issuance or, solely in the case of an initial grant upon commencement of services, such person’s services commencement date with the Company, and (b) seventy-five percent (75%) of such stock shall vest in equal monthly installments over the remaining three (3) years.

3.5       Increase of Option Pool.  The Board of Directors shall not increase the authorized number of shares reserved for the issuance of options, warrants or other rights to purchase Common Stock or other securities under the Company’s 2004 Stock Option Plan or other option plan for directors, employees and consultants without the approval of either of (x) at least three (3) of four (4) directors elected solely by holders of a series of Preferred Stock or (y) a Supermajority of the Board.

3.6       D&O Insurance.  Unless otherwise unanimously agreed by the Board of Directors following the Initial Closing, the Company covenants and agrees to maintain in full force and effect a directors’ and officers’ insurance policy with appropriate coverage.

3.7       Confidential Information and Inventions Assignment Agreements.  The Company shall require all employees and technical consultants (e.g., other than professional service providers such as accountants and attorneys) to execute and deliver to the Company confidential information and invention assignment agreements substantially in the form previously delivered to the Investors.

3.8       Termination of Covenants.  The covenants set forth in this Section 3 shall terminate and be of no further force and effect after the closing of the Company’s Qualified Initial Public Offering.

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Section 4
Right of First Refusal

4.1       Right of First Refusal to Significant Holders and Major Investors

(a)         The Company hereby grants to each Significant Holder and Major Investor, the right of first refusal to purchase its pro rata share of New Securities (as defined in this Section 4.1(a)) which the Company may, from time to time, propose to sell and issue after the date of this Agreement.  A pro rata share, for purposes of this right of first refusal, is equal to the ratio of (a) the number of shares of Common Stock owned by such Significant Holder and/or Major Investor immediately prior to the issuance of New Securities (assuming full conversion of the Shares and exercise of all outstanding convertible securities, rights, options and warrants, directly or indirectly, into Common Stock held by such Holder) to (b) the total number of shares of Common Stock outstanding immediately prior to the issuance of New Securities (assuming full conversion of the Shares and exercise of all outstanding convertible securities, rights, options and warrants) (the “Initial Pro Rata Share”).  “New Securities” shall mean any capital stock (including Common Stock and/or Preferred Stock) of the Company whether now authorized or not, and rights, convertible securities, options or warrants to purchase such capital stock, and securities of any type whatsoever that are, or may become, exercisable or convertible into capital stock that is deemed to be Additional Shares of Common (as such term is defined in the Company’s Amended and Restated Certificate of Incorporation) other than shares of Series D Preferred Stock issued pursuant to the Purchase Agreement.

(b)         In the event the Company proposes to undertake an issuance of New Securities, it shall give each Significant Holder and Major Investor written notice of its intention, describing the type of New Securities, and their price and the general terms upon which the Company proposes to issue the same.  Each such Holder shall have ten (10) days after any such notice is mailed or delivered to agree to purchase such Holder’s pro rata share of such New Securities for the price and upon the terms specified in the notice by giving written notice to the Company, in substantially the form attached hereto as Schedule 1, and stating therein the quantity of New Securities to be purchased.

(c)          The Company shall promptly, in writing, inform each Significant Holder and Major Investor that elects to purchase all the shares available to it (each a “Fully-Exercising Holder”) of any other Significant Holder or and Major Investor’s failure to do likewise.  During the ten (10) day period commencing after receipt of such information, each Fully-Exercising Holder shall be entitled to obtain that portion of the New Securities for which other Holders were entitled to subscribe but which were not subscribed for by such Holders that is equal to its pro rata share.  For the purposes of this Section 4.1(c), a pro rata share is equal to the ratio of (a) the Initial Pro Rata Share of such Significant Holder and/or Major Investor that is a Fully-Exercising Holder to (b) the sum of all Initial Pro Rata Shares of all Fully-Exercising Holders.

(d)         In the event that the Holders fail to exercise fully the right of first refusal and over-allotment rights, if any, within said ten (10) day period and after the expiration of the ten (10) day period for the exercise of the over-allotment provisions of Section 4.1(c) (the “Election Period”), the Company shall have ninety (90) days thereafter to sell or enter into an agreement (pursuant to which the sale of New Securities covered thereby shall be closed, if at all, within ninety (90) days from the date of said agreement) to sell that portion of the New Securities with respect to which the relevant Holders’ right of first refusal option set forth in this Section 4.1 was not exercised, at a price and upon terms no more favorable to the purchasers thereof than specified in the Company’s notice to such Holders delivered pursuant to Section 4.1(b).  In the event the Company has not sold within such ninety (90) day period following the Election Period, or such ninety (90) day period following the date of said agreement, the Company shall not thereafter issue or sell any New Securities, without first again offering such securities to the Significant Holders and Major Investor in the manner provided in this Section 4.1.

(e)          The right of first refusal granted under this Agreement shall expire upon, and shall not be applicable to the Company’s Qualified Initial Public Offering or a Change of Control.

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Section 5
Miscellaneous

5.1       Amendment.  Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument referencing this Agreement and signed by the Company and the Holders holding at least sixty percent (60%) of the Registrable Securities (excluding any of such shares that have been sold to the public or pursuant to Rule 144); provided, however, that Holders purchasing shares of Series D Preferred Stock in a Subsequent Closing after the Initial Closing (each as defined in the Purchase Agreement) may become parties to this Agreement by executing a counterpart of this Agreement without any amendment of this Agreement pursuant to this paragraph or any consent or approval of any other Holder; provided, further, that any termination of this Agreement or any amendment, waiver or discharge of Section 3.1, Section 3.4 and Section 3.5 hereof shall also require the prior written consent of each of the Major Investors; provided, further, that if any amendment, waiver, discharge or termination affects any Investor in a disproportionate and adverse manner relative to the other Investors, the consent of such Investor shall also be required for such amendment, waiver, discharge or termination; provided, further, that any amendment that adversely affects the rights and obligations of the holders of Series D Preferred Stock pursuant to this Agreement shall require the consent or approval of holders of a majority of the shares of Series D Preferred Stock held by all Investors, it being understood that any amendment to this Agreement in connection with a financing transaction of the Company to provide holders of the Company’s securities rights substantially similar to the Series D Preferred Stock shall not constitute an amendment that adversely affects the rights and obligations of the holders of the Series D Preferred Stock.  Any such amendment, waiver, discharge or termination effected in accordance with this paragraph shall be binding upon each Holder and each future holder of all such securities of Holder.  Each Holder acknowledges that by the operation of but subject to the limitations set forth in this paragraph, the holders of at least sixty percent (60%) of the Registrable Securities (excluding any of such shares that have been sold to the public or pursuant to Rule 144) and as applicable, each of the Major Investors, and as applicable, the holders of a majority of the shares of Series D Preferred Stock held by all Investors, will have the right and power to diminish or eliminate all rights of such Holder under this Agreement.

5.2       Notices.  All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by facsimile, electronic mail or otherwise delivered by hand or by messenger addressed:

(a)         if to an Investor, at the Investor’s address, facsimile number or electronic mail address as shown in the Company’s records, as may be updated in accordance with the provisions hereof;

(b)         if to any Holder, at such address, facsimile number or electronic mail address as shown in the Company’s records, or, until any such holder so furnishes an address, facsimile number or electronic mail address to the Company, then to and at the address, facsimile number or electronic mail address of the last holder of such shares for which the Company has contact information in its records; or

(c)          if to the Company, one copy should be sent Kythera Biopharmaceuticals, Inc., 27200 West Agoura Road, Suite 200, Calabasas, California 91301, Attn: Chief Executive Officer, or at such other address as the Company shall have furnished to the Investors, with a copy to each of Alan C. Mendelson and Mark V. Roeder, Latham & Watkins LLP, 140 Scott Drive, Menlo Park, California 94025.

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Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given when delivered if delivered personally, or, if sent by mail, at the earlier of its receipt or 72 hours in the case of domestic mail and seven (7) days in the case of international mail after the same has been deposited in a regularly maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid, if sent by facsimile, upon confirmation of facsimile transfer or if sent by electronic mail, upon confirmation of delivery when directed to the electronic mail address set forth in the Company’s records or on Exhibit A hereto.  In the event of any conflict between the Company’s books and records and this Agreement or any notice delivered hereunder, the Company’s books and records will control absent fraud or error.

5.3       Governing Law.  This Agreement shall be governed in all respects by the internal laws of the State of California as applied to agreements entered into among California residents to be performed entirely within California, without regard to principles of conflicts of law.

5.4       Successors and Assigns.  Without the prior written consent of the Company, this Agreement, and any and all rights, duties and obligations hereunder, shall not be assigned, transferred, delegated or sublicensed by any Investor to any third party unless such transferee is a subsidiary, parent, general partner, limited partner, former partner, member or former member of a such an Investor, is an affiliate (as defined under Rule 144) or any entity under common investment management with the transferring Investor.  Any attempt by an Investor to assign, transfer, delegate or sublicense any rights, duties or obligations that arise under this Agreement, other than as permitted by the immediately preceding sentence, shall be void.  Notwithstanding the foregoing, any Investor may transfer any or all of its rights and obligations under this Agreement to any permitted transferee of Registrable Securities held by such Investor pursuant to this Agreement.  Except as otherwise provided herein, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

5.5       Entire Agreement.  This Agreement and the exhibits hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and explicitly supersedes the Prior Agreement, which agreement is amended and restated in its entirety as set forth herein.  No party hereto shall be liable or bound to any other party in any manner with regard to the subjects hereof or thereof by any warranties, representations or covenants except as specifically set forth herein.

5.6       Delays or Omissions.  Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party to this Agreement upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy of such non-defaulting party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement or by law or otherwise afforded to any party to this Agreement, shall be cumulative and not alternative.

5.7       Severability.  If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement, and such court will replace such illegal, void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision.  The balance of this Agreement shall be enforceable in accordance with its terms.

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5.8       Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.  All references in this Agreement to sections, paragraphs and exhibits shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits attached hereto.

5.9       Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties that execute such counterparts, and all of which together shall constitute one instrument.

5.10                        Telecopy Execution and Delivery.  A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto and delivered by such party by facsimile, electronic mail (including .pdf format) or any similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen.  Such execution and delivery shall be considered valid, binding and effective for all purposes.  At the request of any party hereto, all parties hereto agree to execute and deliver an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

5.11                        Jurisdiction; Venue.  With respect to any disputes arising out of or related to this Agreement, the parties consent to the exclusive jurisdiction of, and venue in, the state courts in Los Angeles County in the State of California (or in the event of exclusive federal jurisdiction, the courts of the Central District of California).

5.12                        Further Assurances.  Each party hereto agrees to execute and deliver, by the proper exercise of its corporate, limited liability company, partnership or other powers, all such other and additional instruments and documents and do all such other acts and things as may be necessary to more fully effectuate this Agreement.

5.13                        Termination Upon Change of Control.  Notwithstanding anything to the contrary herein, this Agreement (excluding any then-existing obligations) shall terminate upon a Change of Control.  “Change of Control” shall mean (a) the acquisition of the Company by another entity by means of any transaction or series of related transactions to which the Company is party (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any sale of stock for capital raising purposes) other than a transaction or series of transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction continue to retain (either by such voting securities remaining outstanding or by such voting securities being converted into voting securities of the surviving entity), as a result of shares in the Company held by such holders prior to such transaction, at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such transaction or series of transactions; (b) a sale, lease or other conveyance of all or substantially all of the assets of the Company or a worldwide exclusive license of all or substantially all of the intellectual property of the Company in all or substantially all fields of use; or (c) any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary.

5.14                        Conflict.  In the event of any conflict between the terms of this Agreement and the Company’s Certificate of Incorporation or its Bylaws, the terms of the Company’s Certificate of Incorporation or its Bylaws, as the case may be, will control.

5.15                        Attorneys’ Fees.  In the event that any suit or action is instituted to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

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5.16                        Aggregation.  All shares of Preferred Stock of the Company held or acquired by affiliated entities or persons of an Investor (including but not limited to: (i) a constituent partner or a retired partner of an Investor that is a partnership; (ii) a parent, subsidiary or other affiliate of an Investor that is a corporation; (iii) an immediate family member living in the same household, a descendant, or a trust therefore, in the case of an Investor who is an individual; or (iv) a member of an Investor that is a limited liability company) shall be aggregated together for the purpose of determining the availability of any rights under this Agreement which are triggered by the beneficial ownership of a threshold number of shares of the Company’s capital stock.

5.17                        Massachusetts Business Trust. A copy of the Agreement and Declaration of Trust of Fidelity Contrafund: Fidelity Advisor New Insights Fund (“Fidelity Contrafund”) or any affiliate thereof is on file with the Secretary of State of the Commonwealth of Massachusetts and notice is hereby given that this Agreement is executed on behalf of the trustees of Fidelity Contrafund or any affiliate thereof as trustees and not individually and that the obligations of this Agreement are not binding on any of the trustees, officers or stockholders of Fidelity Contrafund or any affiliate thereof individually but are binding only upon Fidelity Contrafund or any affiliate thereof and its assets and property.

[Signature page follows]

21

IN WITNESS WHEREOF, the parties hereto have executed this Third Amended and Restated Investor Rights Agreement effective as of the day and year first above written.

COMPANY:

KYTHERA BIOPHARMACEUTICALS, INC.
a Delaware corporation

/s/ Keith Leonard
Name: Keith Leonard
Title: President and Chief Executive Officer

[Signature Page to Third Amended and Restated Investor Rights Agreement]

INVESTOR:

JAFCO Super V3 Investment Limited Partnership

By:	JAFCO Co., Ltd.
Its:	General Partner

/s/ Shinichi Fuki
Name: Shinichi Fuki
Title: President and CEO

JAFCO Life Science No. 1 Investment Enterprise Partnership

By:	JAFCO Co., Ltd.
Its:	Executive Partner

/s/ Shinichi Fuki
Name: Shinichi Fuki
Title: President and CEO

[Signature Page to Third Amended and Restated Investor Rights Agreement]

INVESTOR:

Prospect Venture Partners III, L.P.

By:	Prospect Management Co. III, L.L.C.
Its:	General Partner

/s/ David Schnell
Name: David Schnell
Title: Managing Director

[Signature Page to Third Amended and Restated Investor Rights Agreement]

INVESTOR:

Versant Venture Capital II, L.P.

By:	Versant Ventures II, LLC
Its:	General Partner

/s/ Camille D. Samuels
Name: Camille D. Samuels
Title: Managing Director

Versant Side Fund II, L.P.

By:	Versant Ventures II, LLC
Its:	General Partner

/s/ Camille D. Samuels
Name: Camille D. Samuels
Title: Managing Director

Versant Affiliates Fund II-A, L.P.

By:	Versant Ventures II, LLC
Its:	General Partner

/s/ Camille D. Samuels
Name: Camille D. Samuels
Title: Managing Director

[Signature Page to Third Amended and Restated Investor Rights Agreement]

INVESTOR:

ARCH Venture Fund VI, L.P.

By:	ARCH Venture Partners VI, L.P.
Its:	General Partner
By:	ARCH Venture Partners VI, LLC
Its:	General Partner

/s/ Robert T. Nelsen
Name: Robert T. Nelsen
Title: Managing Director

Altitude Life Science Ventures, L.P.

By:	Altitude Life Science Management, LLC
Its:	General Partner

/s/ David Maki
Name: David Maki
Title: Member

[Signature Page to Third Amended and Restated Investor Rights Agreement]

INVESTOR:

BBT Fund, L.P.

By:	BBT Genpar, L.P.
Its:	General Partner
By:	BBT-FW, Inc.
Its:	General Partner

By:	/s/ William O. Reimann
Name:	William O. Reimann
Title:	Vice President

[Signature Page to Third Amended and Restated Investor Rights Agreement]

INVESTOR:

PFM Healthcare Fund, L.P.

/s/ Eric Moore
Name: Eric Moore
Title: Chief Financial Officer

PFM Healthcare Offshore Fund, Ltd.

/s/ Eric Moore
Name: Eric Moore
Title: Chief Financial Officer

PFM Healthcare Principals Fund, L.P.

/s/ Eric Moore
Name: Eric Moore
Title: Chief Financial Officer

[Signature Page to Third Amended and Restated Investor Rights Agreement]

INVESTOR:

Lighthouse Capital Partners, VI, L.P.

By:	Lighthouse Management Partners VI, LLC
Its:	General Partner

By:	/s/ Cristy Barnes
Name:	Cristy Barnes
Title:	Managing Director

Leerink Swann Co-Investment Fund LLC

By:	/s/ Joseph R. Gentile
Name:	Joseph R. Gentile
Title:	CAO

[Signature Page to Third Amended and Restated Investor Rights Agreement]

INVESTOR:

Kristina Burow

Kevin Young

Thomas and Christine Carlucci

/s/ Joseph L. Turner
Joseph L. Turner

/s/ Keith Leonard
Keith Leonard

/s/ Nathaniel David
Nathaniel David

Amit Munshi

Jay Birnbaum

[Signature Page to Third Amended and Restated Investor Rights Agreement]

INVESTOR:

The Alan C. & Agnès B. Mendelson Family Trust

By:	/s/ Alan C. Mendelson
Name:	Alan C. Mendelson
Title:	Trustee

VP Company Investments 2008, LLC

By:	/s/ Alan C. Mendelson
Name:	Alan C. Mendelson
Title:	Managing Member

Mark V. Roeder

/s/ Mark V. Roeder

[Signature Page to Third Amended and Restated Investor Rights Agreement]

INVESTOR:

IFA PE Domestic Fund, LP

By:	/s/ Sacha Lainovic
Name:	Sacha Lainovic
Title:	Managing Member

IFA PE Master Fund, LP

By:	/s/ Sacha Lainovic
Name:	Sacha Lainovic
Title:	Managing Member

[Signature Page to Third Amended and Restated Investor Rights Agreement]

INVESTOR:

Foley Ventures LLC

By:	/s/ Susan Pravda
Name:	Susan Pravda
Title:	Manager

[Signature Page to Third Amended and Restated Investor Rights Agreement]

INVESTOR:

The Paul A. Stewart and Jane B. Stewart 2000 Family Trust

By:	/s/ Paul A. Stewart
Name:	Paul A. Stewart, Trustee

[Signature Page to Third Amended and Restated Investor Rights Agreement]

INVESTOR:

Fidelity Contrafund: Fidelity Advisor New
Insights Fund

By:	/s/ Jeffrey Christian
Name:	Jeffrey Christian
Title:	Deputy Treasurer

[Signature Page to Third Amended and Restated Investor Rights Agreement]

EXHIBIT A

INVESTORS

Investor	Number of Series A Shares	Number of Series B Shares	Number of Series C Shares	Number of Series D Shares

JAFCO Super V3 Investment Limited Partnership	—	—	1,079,372	141,805

JAFCO Life Science No. 1 Investment Enterprise Partnership	—	—	1,079,371

Prospect Venture Partners III, L.P.	3,905	3,476,810	1,242,627	312,064

Versant Venture Capital II, L.P.	1,596,133	2,739,277	1,200,315	385,530

Versant Side Fund II, L.P.	13,695	24,482	10,725	3,446

Versant Affiliates Fund II-A, L.P.	29,077	51,984	22,779	7,316

ARCH Venture Fund VI, L.P.	3,905	3,511,462	1,474,566	350,765

Altitude Life Science Ventures, L.P.	103,905	591,574	227,134	60,910

BBT Fund, L.P.			1,057,145	69,443

PFM Healthcare Fund, L.P.	69,000		279,201	298,142

PFM Healthcare Offshore Fund, Ltd.	29,830		194,814	596,646

PFM Healthcare Principals Fund, L.P.	5,075		21,430	56,126

Fidelity Contrafund: Fidelity Advisor New Insights Fund				3,803,655

WS Investment Company, LLC (2008A)			1,187

WS Investment Company, LLC (2008C)			792

Nancy Jorgesen			10,000

Investor	Number of Series A Shares	Number of Series B Shares	Number of Series C Shares	Number of Series D Shares

Deepak Chadha			9,902

The UCLA Foundation		8,692

The UCLA Foundation		8,692

WS Investment Company LLC (2005A)		10,183

WS Investment Company LLC (2005D)		7,273

Michael Kolodney, MD		13,629	5,315

Los Angeles Biomedical Research Institute at Harbor — UCLA Medical Center		42,834	17,329

Adam Rotunda, MD		13,629	5,315

Shellwater & Company		27,259	10,672

Leonard Family Trust, dated 28 August 1996	1,625,000

Nathaniel David	752,500

Amit D.Munshi Revocable Trust, dated 4 April 2011	99,953

Sabine Munshi Revocable Trust, dated 4 April 2011	99,953

Jay Birnbaum	200,000

Kristina Burow	12,500

Kevin Young	100,000

Hafelfinger Family Trust	16,664

Thomas and Christine Carlucci	10,000

Dennis M. Fenton, Ph.D.	3,905		4,951

Joseph L. Turner			4,951

Investor	Number of Series A Shares	Number of Series B Shares	Number of Series C Shares	Number of Series D Shares

Leerink Swann Co-Investment Fund			34,655	28,527

The Alan C. & Agnès B. Mendelson Family Trust				6,656

VP Company Investments 2008, LLC				7,132

Mark V. Roeder				475

IFA PE Domestic Fund, LP				231,643

IFA PE Master Fund, LP				719,271

Foley Ventures LLC				19,018

Paul A. Stewart and Jane B. Stewart 2000 Family Trust				19,018

TOTALS	4,775,000 shares	10,527,780 shares	7,994,548 shares	7,117,588 shares

SCHEDULE 1

NOTICE AND WAIVER/ELECTION OF

RIGHT OF FIRST REFUSAL

I do hereby waive or exercise, as indicated below, my rights of first refusal under the Investor Rights Agreement dated as of                            (the “Agreement”):

1.                                      Waiver of 10 Days’ Notice Period in Which to Exercise Right of First Offer:  (please check only one)

☐                                    WAIVE in full, on behalf of all Holders, the 10-day notice period provided to exercise my right of first refusal granted under the Agreement.

☐                                    DO NOT WAIVE the notice period described above.

2.                                      Issuance and Sale of New Securities:  (please check only one)

☐                                    WAIVE in full the right of first refusal granted under the Agreement with respect to the issuance of the New Securities.

☐                                    ELECT TO PARTICIPATE in $                     [PLEASE PROVIDE AMOUNT] in New Securities proposed to be issued by Kythera Biopharmaceuticals, Inc., representing less than my pro rata portion of the aggregate of $                     in New Securities being offered in the financing.

☐                                    ELECT TO PARTICIPATE in $                     in New Securities proposed to be issued by Kythera Biopharmaceuticals, Inc., representing my full pro rata portion of the aggregate of $                     in New Securities being offered in the financing.

☐                                    ELECT TO PARTICIPATE in my full pro rata portion of the aggregate of $                     in New Securities being made available in the financing and, to the extent available, the greater of (x) an additional $                     [PLEASE PROVIDE AMOUNT] or (y) my pro rata portion of any remaining investment amount available in the event other Significant Holders do not exercise their full rights of first refusal with respect to the $                     in New Securities being offered in the financing.

Date: , 20

Signature of Stockholder or Authorized Signatory

Title, if applicable

This is neither a commitment to purchase nor a commitment to issue the New Securities described above.  Such issuance can only be made by way of definitive documentation related to such issuance.  Kythera Biopharmaceuticals, Inc. will supply you with such definitive documentation upon request or if you indicate that you would like to exercise your first offer rights in whole or in part.

Exhibit 10.1(b)

KYTHERA BIOPHARMACEUTICALS, INC.

AMENDMENT NO. 1 TO

THIRD AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

THIS AMENDMENT NO. 1 is made as of January 27, 2012, between KYTHERA BIOPHARMACEUTICALS, INC., a Delaware corporation (the “Company”), and the Investors set forth on the signature pages hereto.

The Company and the Investors are parties to that certain Third Amended and Restated Investor Rights Agreement, dated as of August 30, 2011 (the “Investors’ Agreement”).  In connection with working capital credit facility with Lighthouse Capital Partners VI, L.P. (“Lighthouse”), the Company issued a warrant to Lighthouse (the “Warrant”) to acquire shares of the Company’s Series D Preferred Stock (the “Preferred Stock”).

As a covenant of the Warrant, the Company agreed to grant Lighthouse registration rights with respect to the shares of the Company’s Common Stock issuable upon conversion of the Preferred Stock, and the Investors, constituting the holders of at least sixty percent (60%) of the Registrable Securities (as defined in the Investors’ Agreement), desire to amend the Investors’ Agreement to include Lighthouse thereunder.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                      The definition of “Series D Preferred Stock” set forth in Section 1.1(cc) of the Investor’s Agreement shall be amended in its entirety as follows:

“Series D Preferred Stock” shall mean the shares of Series D Preferred Stock of the Company issued pursuant to the Purchase Agreement and the shares of Series D Preferred Stock of the Company issued or issuable pursuant to that certain Preferred Stock Purchase Warrant, dated December 30, 2011, issued to Lighthouse Capital Partners VI, L.P. by the Company.”

2.                                      Exhibit A to the Investors’ Agreement shall be amended in its entirety as set forth in Attachment 1 hereto to include Lighthouse Capital Partners VI, L.P. as an Investor under the Investors’ Agreement.

3.                                      Except as set forth herein, the Investors’ Agreement shall remain in full force and effect in accordance with its terms.

4.                                      On or after the date hereof, each reference in the Investors’ Agreement to “this Agreement,” “hereunder,” “herein” or words of like import shall mean and be a reference to the Investors’ Agreement as amended hereby.  No reference to this Amendment No. 1 need be made in any instrument or document at any time referring to the Investors’ Agreement and a reference to the Investors’ Agreement in any such instrument or document shall be deemed a reference to the Investors’ Agreement as amended hereby.

5.                                      This Amendment No. 1 may be executed in any number of counterparts, all of which together shall constitute one instrument.

6.                                      This Amendment No. 1 shall be governed in all respects by the internal laws of the State of California as applied to agreements entered into among California residents to be performed entirely within California, without regard to principles of conflicts of law.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 to the Third Amended and Restated Investor Rights Agreement as of the date first written above.

KYTHERA BIOPHARMACEUTICALS, INC.

By:	/s/ Keith R. Leonard

Name:	Keith R. Leonard

Title:	President & CEO

INVESTORS:

See attached pages.

Agreed and Accepted:

LIGHTHOUSE CAPITAL PARTNERS VI, L.P.

By:	LIGHTHOUSE MANAGEMENT PARTNERS VI, L.L.C.,
its general partner

By:	/s/ Ryan Turner

Name:	Ryan Turner

Title:	Managing Director

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 to the Third Amended and Restated Investor Rights Agreement as of the date first written above.

INVESTORS:

JAFCO SUPER V3 INVESTMENT LIMITED PARTNERSHIP

By: JAFCO Co., Ltd.
Its: General Partner

By:	/s/ Hironori Hozoji

Name:	Hironori Hozoji

Title:	Senior Vice President, JAFCO America Ventures, Inc., A Wholly Owned Subsidiary of JAFCO Co., Ltd.

JAFCO LIFE SCIENCE NO. 1 INVESTMENT ENTERPRISE PARTNERSHIP

By: JAFCO Co., Ltd.
Its: Executive Partner

By:	/s/ Hironori Hozoji

Name:	Hironori Hozoji

Title:	Senior Vice President, JAFCO America Ventures, Inc., A Wholly Owned Subsidiary of JAFCO Co., Ltd.

Signature Page to Kythera Biopharmaceuticals, Inc.

Amendment No. 1 to Third Amended and Restated Investor Rights Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 to the Third Amended and Restated Investor Rights Agreement as of the date first written above.

INVESTORS:

PROSPECT VENTURE PARTNERS III, L.P.

By: Prospect Management Co. III, L.L.C.
Its: General Partner

By:	/s/ David Schnell

Name:	David Schnell

Title:	Managing Member

Signature Page to Kythera Biopharmaceuticals, Inc.

Amendment No. 1 to Third Amended and Restated Investor Rights Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 to the Third Amended and Restated Investor Rights Agreement as of the date first written above.

INVESTORS:

ARCH VENTURE FUND VI, L.P.

By: ARCH Venture Partners VI, L.P.
Its: General Partner
By: ARCH Venture Partners VI, LLC
Its: General Partner

By:	/s/ Robert T. Nelsen

Name:	Robert T. Nelsen

Title:	Managing Director

Signature Page to Kythera Biopharmaceuticals, Inc.

Amendment No. 1 to Third Amended and Restated Investor Rights Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 to the Third Amended and Restated Investor Rights Agreement as of the date first written above.

INVESTORS:

VERSANT VENTURE CAPITAL II, L.P.

By: Versant Ventures II, LLC
Its: General Partner

By:	/s/ Camille Samuels

Name:	Camille Samuels

Title:	Camille Samuels

VERSANT SIDE FUND II, L.P.

By: Versant Ventures II, LLC
Its: General Partner

By:	/s/ Camille Samuels

Name:	Camille Samuels

Title:	Camille Samuels

VERSANT AFFILIATES FUND II-A, L.P.

By: Versant Ventures II, LLC
Its: General Partner

By:	/s/ Camille Samuels

Name:	Camille Samuels

Title:	Camille Samuels

Signature Page to Kythera Biopharmaceuticals, Inc.

Amendment No. 1 to Third Amended and Restated Investor Rights Agreement

Attachment 1

Schedule of Investors

Investor	Number of Series A Shares	Number of Series B Shares	Number of Series C Shares	Number of Series D Shares

JAFCO Super V3 Investment Limited Partnership	—	—	1,079,372	141,805

JAFCO Life Science No. 1 Investment Enterprise Partnership	—	—	1,079,371	—

Prospect Venture Partners III, L.P.	3,905	3,476,810	1,242,627	312,064

Versant Venture Capital II, L.P.	1,596,133	2,739,277	1,200,315	385,530

Versant Side Fund II, L.P.	13,695	24,482	10,725	3,446

Versant Affiliates Fund II-A, L.P.	29,077	51,984	22,779	7,316

ARCH Venture Fund VI, L.P.	3,905	3,511,462	1,474,566	350,765

Altitude Life Science Ventures, L.P.	103,905	591,574	227,134	60,910

BBT Fund, L.P.			1,057,145	69,443

PFM Healthcare Fund, L.P.	69,000		279,201	298,142

PFM Healthcare Offshore Fund, Ltd.	29,830		194,814	596,646

PFM Healthcare Principals Fund, L.P.	5,075		21,430	56,126

Fidelity Contrafund: Fidelity Advisor New Insights Fund				3,803,655

WS Investment Company, LLC (2008A)			1,187

WS Investment Company, LLC (2008C)			792

Nancy Jorgesen			10,000

Deepak Chadha			9,902

The UCLA Foundation		8,692

Investor	Number of Series A Shares	Number of Series B Shares	Number of Series C Shares	Number of Series D Shares
The UCLA Foundation		8,692

WS Investment Company LLC (2005A)		10,183

WS Investment Company LLC (2005D)		7,273

Michael Kolodney, MD		13,629	5,315

Los Angeles Biomedical Research Institute at Harbor — UCLA Medical Center		42,834	17,329

Adam Rotunda, MD		13,629	5,315

Shellwater & Company		27,259	10,672

Leonard Family Trust, dated 28 August 1996	1,625,000

Nathaniel David	752,500

Amit D.Munshi Revocable Trust, dated 4 April 2011	99,953

Sabine Munshi Revocable Trust, dated 4 April 2011	99,953

Jay Birnbaum	200,000

Kristina Burow	12,500

Kevin Young	100,000

Hafelfinger Family Trust	16,664

Thomas and Christine Carlucci	10,000

Dennis M. Fenton, Ph.D.	3,905		4,951

Joseph L. Turner			4,951

Leerink Swann Co-Investment Fund			34,655	28,527

The Alan C. & Agnès B. Mendelson Family Trust				6,656

VP Company Investments 2008, LLC				7,132
Attn: Russell S. Player

Mark V. Roeder				475

Investor	Number of Series A Shares	Number of Series B Shares	Number of Series C Shares	Number of Series D Shares
IFA PE Domestic Fund, LP				231,643

IFA PE Master Fund, LP				719,271

Foley Ventures LLC				19,018

Paul A. Stewart and Jane B. Stewart 2000 Family Trust				19,018

SUBTOTALS	4,775,000	10,527,780	7,994,548	7,117,588

WARRANT HOLDER Lighthouse Capital Partners VI, L.P.	—	—	89,114(1)	114,110(2)

TOTAL	4,775,000	10,527,780	8,083,662	7,237,698

(1)                                 Series C shares are issuable upon exercise of warrant dated March 21, 2011, as amended on August 30, 2011.

(2)                                 Series D shares are issuable upon exercise of warrant dated December 30, 2011.  Such warrant is initially exercisable for 114,109 shares and may be exercisable for up to 228,219 Series D shares.

Exhibit 10.2

KYTHERA BIOPHARMACEUTICALS, INC.

INDEMNIFICATION AGREEMENT

This Indemnification Agreement (“Agreement”) is effective as of [•] by and between Kythera Biopharmaceutical, Inc., a Delaware corporation (the “Company”), and «Indemnitee» (“Indemnitee”).

A.            The Company recognizes the difficulty in obtaining liability insurance for its directors, officers, employees, controlling persons, fiduciaries and other agents and affiliates, the significant cost of such insurance and the general limitations in the coverage of such insurance.

B.            The Company further recognizes the substantial increase in corporate litigation in general, subjecting directors, officers, employees, controlling persons, fiduciaries and other agents and affiliates to expensive litigation risks at the same time as the availability and coverage of liability insurance has been severely limited.

C.            The current protection available to directors, officers, employees, controlling persons, fiduciaries and other agents and affiliates of the Company may not be adequate under the present circumstances, and directors, officers, employees, controlling persons, fiduciaries and other agents and affiliates of the Company (or persons who may be alleged or deemed to be the same), including the Indemnitee, may not be willing to serve or continue to serve or be associated with the Company in such capacities without additional protection.

D.            The Company (a) desires to attract and retain the involvement of highly qualified persons, such as Indemnitee, to serve and be associated with the Company, and (b) accordingly, wishes to provide for the indemnification and advancement of expenses to the Indemnitee to the maximum extent permitted by law.

E.            In view of the considerations set forth above, the Company desires that Indemnitee shall be indemnified and advanced expenses by the Company as set forth herein.

AGREEMENT:

In consideration of the mutual promises and covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Certain Definitions.

(a)           “Change in Control” shall be deemed to have occurred if, on or after the date of this Agreement, (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company acting in such capacity or a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then outstanding Voting Securities (as defined below), (ii) during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company and any new director whose election by the Board of Directors or nomination for election by the Company’s stockholders was approved by a vote of at least two- thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof, or (iii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation other than a merger or consolidation which would result in the Voting Securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity) at least eighty percent (80%) of the total voting power represented by the Voting Securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (iv) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of (in one transaction or a series of related transactions) all or substantially all of the Company’s assets.

(b)           “Claim” shall mean with respect to a Covered Event (as defined below):  any threatened, asserted, pending or completed action, suit, proceeding or alternative dispute resolution mechanism, or any hearing, inquiry or investigation that Indemnitee in good faith believes might lead to the institution of any such action, suit, proceeding or alternative dispute resolution mechanism, whether civil, criminal, administrative, investigative or other.

(c)           References to the “Company” shall include, in addition to Kythera Biopharmaceutical, Inc., any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger to which Kythera Biopharmaceutical, Inc. (or any of its wholly owned subsidiaries) is a party, which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees, agents or fiduciaries, so that if Indemnitee is or was a director, officer, employee, agent or fiduciary of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee, agent or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, Indemnitee shall stand in the same position under the provisions of this Agreement with respect to the resulting or surviving corporation as Indemnitee would have with respect to such constituent corporation if its separate existence had continued.

(d)           “Covered Event” shall mean any event or occurrence related to the fact that Indemnitee is or was a director, officer, employee, agent or fiduciary of the Company, or any subsidiary of the Company, direct or indirect, or is or was serving at the request of the Company as a director, officer, employee, agent or fiduciary of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action or inaction on the part of Indemnitee while serving in such capacity.

(e)           “Expense Advance” shall mean a payment to Indemnitee for Expenses pursuant to Section 3 hereof, in advance of the settlement of or final judgment in any action, suit, proceeding or alternative dispute resolution mechanism, hearing, inquiry or investigation, which constitutes a Claim.

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(f)            “Expenses” shall mean any and all direct and indirect costs, losses, claims, damages, fees, expenses and liabilities, joint or several (including reasonable attorneys’ fees and all other costs, expenses and obligations reasonably incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, to be a witness in or to participate in, any action, suit, proceeding, alternative dispute resolution mechanism, hearing, inquiry or investigation), judgments, fines, penalties and amounts paid in settlement (if such settlement is approved in advance by the Company, which approval shall not be unreasonably withheld) actually and reasonably incurred, of any Claim and any federal, state, local or foreign taxes imposed on the Indemnitee as a result of the actual or deemed receipt of any payments under this Agreement.

(g)           “Independent Legal Counsel” shall mean an attorney or firm of attorneys, selected in accordance with the provisions of Section 2(d) hereof, who shall not have otherwise performed services for the Company or Indemnitee within the last three (3) years (other than with respect to matters concerning the rights of Indemnitee under this Agreement, or of other indemnitees under similar indemnity agreements).

(h)           References to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on Indemnitee with respect to an employee benefit plan; and references to “serving at the request of the Company” shall include any service as a director, officer, employee, agent or fiduciary of the Company which imposes duties on, or involves services by, such director, officer, employee, agent or fiduciary with respect to an employee benefit plan, its participants or its beneficiaries; and if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan, Indemnitee shall be deemed to have acted in a manner “not opposed to the best interests of the Company” as referred to in this Agreement.

(i)            “Reviewing Party” shall mean, subject to the provisions of Section 2(d), any person or body appointed by the Board of Directors in accordance with applicable law to review the Company’s obligations hereunder and under applicable law, which may include a member or members of the Company’s Board of Directors, Independent Legal Counsel or any other person or body not a party to the particular Claim for which Indemnitee is seeking indemnification, exoneration or hold harmless rights.

(j)            “Section” refers to a section of this Agreement unless otherwise indicated.

(k)           “Voting Securities” shall mean any securities of the Company that vote generally in the election of directors.

2.             Indemnification.

(a)           Indemnification of Expenses.  Subject to the provisions of Section 2(b) below, the Company shall indemnify, exonerate or hold harmless Indemnitee for Expenses to the fullest extent permitted by law if Indemnitee was or is or becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in, any Claim

3

(whether by reason of or arising in part out of a Covered Event), including all interest, assessments and other charges incurred in connection with or in respect of such Expenses.

(b)           Review of Indemnification Obligations.  Notwithstanding the foregoing, in the event any Reviewing Party shall have determined (in a written opinion, in any case in which Independent Legal Counsel is the Reviewing Party) that Indemnitee is not entitled to be indemnified, exonerated or held harmless hereunder under applicable law, (i) the Company shall have no further obligation under Section 2(a) to make any payments to Indemnitee not made prior to such determination by such Reviewing Party and (ii) the Company shall be entitled to be reimbursed by Indemnitee (who hereby agrees to reimburse the Company) for all Expenses theretofore paid in indemnifying, exonerating or holding harmless Indemnitee (within thirty (30) days after such determination); provided, however, that if Indemnitee has commenced or thereafter commences legal proceedings in a court of competent jurisdiction to secure a determination that Indemnitee is entitled to be indemnified, exonerated or held harmless hereunder under applicable law, any determination made by any Reviewing Party that Indemnitee is not entitled to be indemnified hereunder under applicable law shall not be binding and Indemnitee shall not be required to reimburse the Company for any Expenses theretofore paid in indemnifying, exonerating or holding harmless Indemnitee until a final judicial determination is made with respect thereto (as to which all rights of appeal therefrom have been exhausted or lapsed).  Indemnitee’s obligation to reimburse the Company for any Expenses shall be unsecured and no interest shall be charged thereon.

(c)           Indemnitee Rights on Unfavorable Determination; Binding Effect.  If any Reviewing Party determines that Indemnitee substantively is not entitled to be indemnified, exonerated or held harmless hereunder in whole or in part under applicable law, Indemnitee shall have the right to commence litigation seeking an initial determination by the court or challenging any such determination by such Reviewing Party or any aspect thereof, including the legal or factual bases therefor, and, subject to the provisions of Section 15 hereof, the Company hereby consents to service of process and to appear in any such proceeding.  Absent such litigation, any determination by any Reviewing Party shall be conclusive and binding on the Company and Indemnitee.

(d)           Selection of Reviewing Party; Change in Control.  If there has not been a Change in Control, any Reviewing Party shall be selected by the Board of Directors, and if there has been such a Change in Control (other than a Change in Control which has been approved by a majority of the Company’s Board of Directors who were directors immediately prior to such Change in Control), any Reviewing Party with respect to all matters thereafter arising concerning Indemnitee’s indemnification, exoneration or hold harmless rights for Expenses under this Agreement or any other agreement or under the Company’s Certificate of Incorporation or bylaws as now or hereafter in effect, or under any other applicable law, if desired by Indemnitee, shall be Independent Legal Counsel selected by the Indemnitee and approved by Company (which approval shall not be unreasonably withheld). Such counsel, among other things, shall render its written opinion to the Company and Indemnitee as to whether and to what extent Indemnitee would be entitled to be indemnified, exonerated or held harmless hereunder under applicable law and the Company agrees to abide by such opinion.  The Company agrees to pay the reasonable fees of the Independent Legal Counsel referred to above and to fully indemnify, exonerate and hold harmless such counsel against any and all expenses (including attorneys’

4

fees), claims, liabilities and damages arising out of or relating to this Agreement or its engagement pursuant hereto.  Notwithstanding any other provision of this Agreement, the Company shall not be required to pay Expenses of more than one Independent Legal Counsel in connection with all matters concerning a single Indemnitee, and such Independent Legal Counsel shall be the Independent Legal Counsel for any or all other Indemnitees unless (i) the Company otherwise determines or (ii) any Indemnitee shall provide a written statement setting forth in detail a reasonable objection to such Independent Legal Counsel representing other Indemnitees.

(e)           Mandatory Payment of Expenses.  Notwithstanding any other provision of this Agreement other than Section 10 hereof, to the extent that Indemnitee has been successful on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, in defense of any Claim, Indemnitee shall be indemnified, exonerated and held harmless against all Expenses incurred by Indemnitee in connection therewith.

(f)            Contribution.  If the indemnification, exoneration or hold harmless rights provided for in this Agreement is for any reason held by a court of competent jurisdiction to be unavailable to an Indemnitee, then in lieu of indemnifying, exonerating or holding harmless Indemnitee thereunder, the Company shall contribute to the amount paid or payable by Indemnitee as a result of such Expenses (i) in such proportion as is appropriate to reflect the relative benefits received by the Company and Indemnitee or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company and Indemnitee in connection with the action or inaction which resulted in such Expenses, as well as any other relevant equitable considerations.  In connection with the registration of the Company’s securities, the relative benefits received by the Company and Indemnitee shall be deemed to be in the same respective proportions that the net proceeds from the offering (before deducting expenses) received by the Company and Indemnitee, in each case as set forth in the table on the cover page of the applicable prospectus, bear to the aggregate public offering price of the securities so offered.  The relative fault of the Company and Indemnitee shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or Indemnitee and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The Company and Indemnitee agree that it would not be just and equitable if contribution pursuant to this Section 2(f) were determined by pro rata or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph.  In connection with the registration of the Company’s securities, in no event shall Indemnitee be required to contribute any amount under this Section 2(f) in excess of the net proceeds received by Indemnitee from its sale of securities under such registration statement.  No person found guilty of fraudulent misrepresentation (within the meaning of Section 11(1) of the Securities Act) shall be entitled to contribution from any person who was not found guilty of such fraudulent misrepresentation.

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3.             Expense Advances.

(a)           Obligation to Make Expense Advances.  The Company shall make Expense Advances to Indemnitee upon receipt of a written undertaking by or on behalf of the Indemnitee to repay such amounts if it shall ultimately be determined that the Indemnitee is not entitled to be indemnified, exonerated or held harmless therefor by the Company.

(b)           Form of Undertaking.  Any written undertaking by the Indemnitee to repay any Expense Advances hereunder shall be unsecured and no interest shall be charged thereon.

4.             Procedures for Indemnification and Expense Advances.

(a)           Timing of Payments.  All payments of Expenses (including without limitation Expense Advances) by the Company to the Indemnitee pursuant to this Agreement shall be made to the fullest extent permitted by law as soon as practicable after written demand by Indemnitee therefor is presented to the Company, but in no event later than forty-five (45) days after such written demand by Indemnitee is presented to the Company, except in the case of Expense Advances, which shall be made no later than twenty (20) days after such written demand by Indemnitee is presented to the Company.

(b)           Notice/Cooperation by Indemnitee.  Indemnitee shall, as a condition precedent to Indemnitee’s right to be indemnified, exonerated or held harmless or Indemnitee’s right to receive Expense Advances under this Agreement, give the Company notice in writing as soon as practicable of any Claim made against Indemnitee for which indemnification, exoneration or hold harmless right will or could be sought under this Agreement.  Notice to the Company shall be directed to the President and the Secretary of the Company at the address shown on the signature page of this Agreement (or such other address as the Company shall designate in writing to Indemnitee).  In addition, Indemnitee shall give the Company such information and cooperation as it may reasonably require and as shall be within Indemnitee’s power.

(c)           No Presumptions; Burden of Proof.  For purposes of this Agreement, the termination of any Claim by judgment, order, settlement (whether with or without court approval) or conviction, or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that Indemnitee did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification, exoneration or hold harmless right is not permitted by this Agreement or applicable law.  In addition, neither the failure of any Reviewing Party to have made a determination as to whether Indemnitee has met any particular standard of conduct or had any particular belief, nor an actual determination by any Reviewing Party that Indemnitee has not met such standard of conduct or did not have such belief, prior to the commencement of legal proceedings by Indemnitee to secure a judicial determination that Indemnitee should be indemnified, exonerated or held harmless under this Agreement or applicable law, shall be a defense to Indemnitee’s claim or create a presumption that Indemnitee has not met any particular standard of conduct or did not have any particular belief.  In connection with any determination by any Reviewing Party or otherwise as to whether the

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Indemnitee is entitled to be indemnified, exonerated or held harmless hereunder, the burden of proof shall be on the Company to establish that Indemnitee is not so entitled.

(d)           Notice to Insurers.  If, at the time of the receipt by the Company of a notice of a Claim pursuant to Section 4(b) hereof, the Company has liability insurance in effect which may cover such Claim, the Company shall give prompt notice of the commencement of such Claim to the insurers in accordance with the procedures set forth in the respective policies.  The Company shall thereafter take all reasonably necessary or desirable action to cause such insurers to pay, on behalf of the Indemnitee, all amounts payable as a result of such Claim in accordance with the terms of such policies.

(e)           Selection of Counsel.  In the event the Company shall be obligated hereunder to provide indemnification, exoneration or hold harmless rights for or make any Expense Advances with respect to the Expenses of any Claim, the Company, if appropriate, shall be entitled to assume the defense of such Claim with counsel approved by Indemnitee (which approval shall not be unreasonably withheld) upon the delivery to Indemnitee of written notice of the Company’s election to do so.  After delivery of such notice, approval of such counsel by Indemnitee and the retention of such counsel by the Company, the Company will not be liable to Indemnitee under this Agreement for any fees or expenses of separate counsel subsequently employed by or on behalf of Indemnitee with respect to the same Claim; provided, however, that (i) Indemnitee shall have the right to employ Indemnitee’s separate counsel in any such Claim at Indemnitee’s expense and (ii) if (A) the employment of separate counsel by Indemnitee has been previously authorized by the Company, (B) Indemnitee shall have reasonably concluded that there may be a conflict of interest between the Company and Indemnitee in the conduct of any such defense, or (C) the Company shall not continue to retain such counsel to defend such Claim, then the fees and expenses of Indemnitee’s separate counsel shall be Expenses for which Indemnitee may receive indemnification, exoneration or hold harmless rights or Expense Advances hereunder.  The Company shall have the right to conduct such defense as it sees fit in its sole discretion, including the right to settle any claim, action or proceeding against Indemnitee without the consent of Indemnitee, provided that the terms of such settlement include either: (i) a full release of Indemnitee by the claimant from all liabilities or potential liabilities under such claim; or (ii), in the event such full release is not obtained, the terms of such settlement do not limit any indemnification, exoneration or hold harmless rights Indemnitee may now, or hereafter, be entitled to under this Agreement, the Company’s Certificate of Incorporation, bylaws, any agreement, any vote of stockholders or disinterested directors, the General Corporation Law of the State of Delaware (the “DGCL”) or otherwise.

5.             Additional Indemnification Rights; Nonexclusivity.

(a)           Scope.  The Company hereby agrees to indemnify, exonerate and hold harmless the Indemnitee to the fullest extent permitted by law, notwithstanding that such indemnification, exoneration or hold harmless right is not specifically authorized by the other provisions of this Agreement, the Company’s Certificate of Incorporation, the Company’s bylaws or by statute.  In the event of any change after the date of this Agreement in any applicable law, statute or rule which expands the right of a Delaware corporation to indemnify, exonerate or hold harmless a member of its board of directors or an officer, employee, agent or fiduciary, it is the intent of the parties hereto that Indemnitee shall enjoy by this Agreement the

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greater benefits afforded by such change.  In the event of any change in any applicable law, statute or rule which narrows the right of a Delaware corporation to indemnify, exonerate or hold harmless a member of its board of directors or an officer, employee, agent or fiduciary, such change, to the extent not otherwise required by such law, statute or rule to be applied to this Agreement, shall have no effect on this Agreement or the parties’ rights and obligations hereunder except as set forth in Section 10(a) hereof.

(b)           Nonexclusivity.  The indemnification, exoneration or hold harmless rights and the payment of Expense Advances provided by this Agreement shall be in addition to any rights to which Indemnitee may be entitled under the Company’s Certificate of Incorporation, its bylaws, any other agreement, any vote of stockholders or disinterested directors, the DGCL, or otherwise.  The indemnification, exoneration or hold harmless rights and the payment of Expense Advances provided under this Agreement shall continue as to Indemnitee for any action taken or not taken while serving in an indemnified, exonerated or held harmless capacity even though subsequent thereto Indemnitee may have ceased to serve in such capacity.

6.             No Duplication of Payments.  The Company shall not be liable under this Agreement to make any payment in connection with any Claim made against Indemnitee to the extent Indemnitee has otherwise actually received payment (under any insurance policy, provision of the Company’s Certificate of Incorporation, bylaws or otherwise) of the amounts otherwise payable hereunder, except as provided in Section 18 below.

7.             Partial Indemnification.  If Indemnitee is entitled under any provision of this Agreement to indemnification, exoneration or hold harmless rights by the Company for some or a portion of Expenses incurred in connection with any Claim, but not, however, for the total amount thereof, the Company shall nevertheless indemnify, exonerate or hold harmless Indemnitee for the portion of such Expenses to which Indemnitee is entitled.

8.             Mutual Acknowledgment.  Both the Company and Indemnitee acknowledge that in certain instances, federal law or applicable public policy may prohibit the Company from indemnifying, exonerating or holding harmless its directors, officers, employees, agents or fiduciaries under this Agreement or otherwise.  Indemnitee understands and acknowledges that the Company may be required in the future to undertake with the Securities and Exchange Commission to submit the question of indemnification, exoneration or hold harmless rights to a court in certain circumstances for a determination of the Company’s right under public policy to indemnify, exonerate or hold harmless Indemnitee.

9.             Liability Insurance.  To the extent the Company maintains liability insurance applicable to directors, officers, employees, agents or fiduciaries, Indemnitee shall be covered by such policies in such a manner as to provide Indemnitee the same rights and benefits as are provided to the most favorably insured of the Company’s directors who are not employees of the Company, if Indemnitee is a director who is not employed by the Company; or of the Company’s officers, if Indemnitee is a director of the Company and is also employed by the Company, or is not a director of the Company but is an officer; or in the Company’s sole discretion, if Indemnitee is not an officer or director but is a key employee, agent or fiduciary.

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10.          Exceptions.  Notwithstanding any other provision of this Agreement, the Company shall not be obligated pursuant to the terms of this Agreement:

(a)           Excluded Action or Omissions.  To indemnify, exonerate or hold harmless Indemnitee for Expenses resulting from acts, omissions or transactions for which Indemnitee is prohibited from receiving indemnification, exoneration or hold harmless rights under this Agreement or applicable law; provided, however, that notwithstanding any limitation set forth in this Section 10(a) regarding the Company’s obligation to provide indemnification, exoneration or hold harmless rights to Indemnitee, Indemnitee shall be entitled under Section 3 to receive Expense Advances hereunder with respect to any such Claim unless and until a court having jurisdiction over the Claim shall have made a final judicial determination (as to which all rights of appeal therefrom have been exhausted or lapsed) that Indemnitee has engaged in acts, omissions or transactions for which Indemnitee is prohibited from receiving indemnification under this Agreement or applicable law.

(b)           Claims Initiated by Indemnitee.  To indemnify, exonerate or hold harmless or make Expense Advances to Indemnitee with respect to Claims initiated or brought voluntarily by Indemnitee and not by way of defense, counterclaim or cross claim, except (i) with respect to actions or proceedings brought to establish or enforce an indemnification, exoneration or hold harmless right under this Agreement or any other agreement or insurance policy or under the Company’s Certificate of Incorporation or bylaws now or hereafter in effect relating to Claims for Covered Events, (ii) in specific cases if the Board of Directors has approved the initiation or bringing of such Claim, or (iii) as otherwise required under Section 145 of the DGCL, regardless of whether Indemnitee ultimately is determined to be entitled to such indemnification, exoneration, hold harmless right, Expense Advances or insurance recovery, as the case may be.

(c)           Lack of Good Faith.  To indemnify, exonerate or hold harmless Indemnitee for any Expenses incurred by the Indemnitee with respect to any action instituted (i) by Indemnitee to enforce or interpret this Agreement, if a court having jurisdiction over such action determines as provided in Section 13 hereof that each of the material assertions made by the Indemnitee as a basis for such action was not made in good faith or was frivolous, or (ii) by or in the name of the Company to enforce or interpret this Agreement, if a court having jurisdiction over such action determines as provided in Section 13 hereof that each of the material defenses asserted by Indemnitee in such action was made in bad faith or was frivolous.

(d)           Claims Under Section 16(b).  To indemnify, exonerate or hold harmless Indemnitee for expenses and the payment of profits arising from the purchase and sale by Indemnitee of securities in violation of Section 16(b) of the Securities Exchange Act of 1934, as amended, or any similar successor statute; provided, however, that notwithstanding any limitation set forth in this Section 10(d) regarding the Company’s obligation to provide indemnification or exoneration or hold harmless, Indemnitee shall be entitled under Section 3 hereof to receive Expense Advances hereunder with respect to any such Claim unless and until a court having jurisdiction over the Claim shall have made a final judicial determination (as to which all rights of appeal therefrom have been exhausted or lapsed) that Indemnitee has violated said statute.

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11.          Counterparts.  This Agreement may be executed in counterparts and by facsimile or electronic transmission, each of which shall constitute an original and all of which, together, shall constitute one instrument.

12.          Binding Effect; Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors, assigns, including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of the Company, spouses, heirs, and personal and legal representatives.  The Company shall require and cause any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all, substantially all, or a substantial part, of the business and/or assets of the Company, by written agreement in form and substance satisfactory to Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.  This Agreement shall continue in effect regardless of whether Indemnitee continues to serve as a director, officer, employee, agent or fiduciary (as applicable) of the Company or of any other enterprise at the Company’s request.  [The Company and Indemnitee agree that the Fund Indemnitors (as defined in Section 18 hereof) are express third party beneficiaries of this Agreement.](1)

13.          Expenses Incurred in Action Relating to Enforcement or Interpretation.  In the event that any action is instituted by Indemnitee under this Agreement or under any liability insurance policies maintained by the Company to enforce or interpret any of the terms hereof or thereof, Indemnitee shall be entitled to be indemnified for all Expenses incurred by Indemnitee with respect to such action (including without limitation attorneys’ fees), regardless of whether Indemnitee is ultimately successful in such action, unless as a part of such action a court having jurisdiction over such action makes a final judicial determination (as to which all rights of appeal therefrom have been exhausted or lapsed) that each of the material assertions made by Indemnitee as a basis for such action was not made in good faith or was frivolous; provided, however, that until such final judicial determination is made, Indemnitee shall be entitled under Section 3 hereof to receive payment of Expense Advances hereunder with respect to such action.  In the event of an action instituted by or in the name of the Company under this Agreement to enforce or interpret any of the terms of this Agreement, Indemnitee shall be entitled to be indemnified, exonerated or held harmless for all Expenses incurred by Indemnitee in defense of such action (including without limitation costs and expenses incurred with respect to Indemnitee’s counterclaims and cross-claims made in such action), unless as a part of such action a court having jurisdiction over such action makes a final judicial determination (as to which all rights of appeal therefrom have been exhausted or lapsed) that each of the material defenses asserted by Indemnitee in such action was made in bad faith or was frivolous; provided, however, that until such final judicial determination is made, Indemnitee shall be entitled under Section 3 hereof to receive payment of Expense Advances hereunder with respect to such action.

14.          Notices.  All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed duly given (i) if delivered by hand and signed for by the party addressed, on the date of such delivery, or (ii) if mailed by domestic certified or registered mail with postage prepaid, on the third business day after the date postmarked.

(1)  If applicable.

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Addresses for notice to either party are as shown on the signature page of this Agreement or as subsequently modified by written notice.

15.          Consent to Jurisdiction.  The Company and Indemnitee each hereby irrevocably consent to the jurisdiction of the courts of the State of Delaware for all purposes in connection with any action or proceeding which arises out of or relates to this Agreement and agree that any action instituted under this Agreement shall be commenced, prosecuted and continued only in the Court of Chancery of the State of Delaware in and for New Castle County, which shall be the exclusive and only proper forum for adjudicating such a claim.

16.          Severability.  The provisions of this Agreement shall be severable in the event that any of the provisions hereof (including any provision within a single section, paragraph or sentence) are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, and the remaining provisions shall remain enforceable to the fullest extent permitted by law.  Furthermore, to the fullest extent possible, the provisions of this Agreement (including without limitation each portion of this Agreement containing any provision held to be invalid, void or otherwise unenforceable, that is not itself invalid, void or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

17.          Choice of Law.  This Agreement, and all rights, remedies, liabilities, powers and duties of the parties to this Agreement, shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of laws.

18.          [Fund Indemnitors; Subrogation.

(a)           The Company hereby acknowledges that Indemnitee has certain indemnification, exoneration, hold harmless or Expense advancement rights and/or insurance provided by «Fund» and certain of its affiliates (collectively, the “Fund Indemnitors”).  The Company hereby agrees (i) that it is the indemnitor of first resort (i.e., its obligations to Indemnitee are primary and any obligation of the Fund Indemnitors to advance Expenses or to provide indemnification, exoneration or hold harmless rights for the same Expenses incurred by Indemnitee are secondary), (ii) that it shall be required to advance the full amount of Expenses incurred by Indemnitee and shall be liable for the full amount of all Expenses, to the extent legally permitted and as required by the Certificate of Incorporation or bylaws of the Company (or any agreement between the Company and Indemnitee), without regard to any rights Indemnitee may have against the Fund Indemnitors, (iii) that it irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof, and (iv) if any Fund Indemnitor is a party to or a participant in a legal proceeding, which participation or involvement arises solely as a result of Indemnitee’s service to the Company as a director of the Company, then such Fund Indemnitor shall be entitled to all of the indemnification rights and remedies under this Agreement to the same extent as Indemnitee.  The Company further agrees that no advancement or payment by the Fund Indemnitors on behalf of Indemnitee with respect to any Claim for which Indemnitee has sought indemnification, exoneration or hold harmless rights from the Company shall affect the foregoing and the Fund Indemnitors shall have a right

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to receive from the Company, contribution and/or be subrogated, to the extent of such advancement or payment to all of the rights of recovery of Indemnitee against the Company.](2)

(b)           [Except as provided in Section 18(a) above, i][I]n the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee [(other than against Fund Indemnitors)] from any insurance policy purchase by the Company, who shall execute all documents required and shall do all acts that may be necessary to secure such rights and to enable the Company effectively to bring suit to enforce such rights.  In no event, however, shall the Company or any other person have any right of recovery, through subrogation or otherwise, against [(i)] Indemnitee[, (ii) any Fund Indemnitor or (iii)] any insurance policy purchased or maintained by Indemnitee [or any Fund Indemnitor].(3)

19.          Amendment and Termination.  No amendment, modification, termination or cancellation of this Agreement shall be effective unless it is in writing signed by both the parties hereto.  No waiver of any of the provisions of this Agreement shall be deemed to be or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver.

20.          Integration and Entire Agreement.  This Agreement sets forth the entire understanding between the parties hereto and supersedes and merges all previous written and oral negotiations, commitments, understandings and agreements relating to the subject matter hereof between the parties hereto.

21.          No Construction as Employment Agreement.  Nothing contained in this Agreement shall be construed as giving Indemnitee any right to employment by the Company or any of its subsidiaries or affiliated entities.

22.          Additional Acts.  If for the validation of any of the provisions in this Agreement any act, resolution, approval or other procedure is required, the Company undertakes to cause such act, resolution, approval or other procedure to be affected or adopted in a manner that will enable the Company to fulfill its obligations under this Agreement.

(The remainder of this page is intentionally left blank.)

(2)  If applicable.

(3)  If applicable.

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IN WITNESS WHEREOF, the parties hereto have executed this Indemnification Agreement as of the date first above written.

KYTHERA BIOPHARMACEUTICAL, INC.

By:
AUTHORIZED OFFICER

Address:
27200 West Agoura Road
Suite 200
Calabasas, CA 91301

AGREED TO AND ACCEPTED BY:

INDEMNITEE:

By:
«INDEMNITEE»

Date: [•]

Address:
«Address»

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Exhibit 10.3(a)

LOAN AND SECURITY AGREEMENT NO. 1991

THIS LOAN AND SECURITY AGREEMENT NO. 1991 (this “Agreement”) is entered into as of March 21, 2011, by and between LIGHTHOUSE CAPITAL PARTNERS VI, L.P. (“Lender”) and KYTHERA BIOPHARMACEUTICALS, INC., a Delaware corporation (“Borrower”) and sets forth the terms and conditions upon which Lender will lend and Borrower will repay money.  In consideration of the mutual covenants herein contained, the parties agree as follows:

1.                                      DEFINITIONS AND CONSTRUCTION

1.1                               Definitions.  Initially capitalized terms used and not otherwise defined herein are defined in the California Uniform Commercial Code (“UCC”).

“ACH” means the Automated Clearing House electronic funds transfer system.

“Advance” means a Loan advanced by Lender to Borrower hereunder.

“Basic Rate” a per annum rate of interest equal to (i) 11.5% during the Interest Only Period and (ii) 8.5% on and after the Loan Commencement Date.

“Borrower’s Books” means all of Borrower’s books and records, including records concerning Collateral, Borrower’s assets, liabilities, business operations or financial condition, on any media, and the equipment containing such information.

“Collateral” means:  (i) all property in which Lender now has or hereafter obtains a security interest or which is listed on any UCC-1 naming Borrower as Debtor in any capacity and Lender or an affiliate of Lender as Secured Party including Exhibit A attached hereto; and (ii) all products and proceeds of the foregoing, including proceeds of insurance and proceeds of proceeds.

“Commitment” means $15,000,000.

“Commitment Fee” means $15,000.

“Commitment Termination Date” means the earliest to occur of (i) January 1, 2012; (ii) at Lender’s discretion, any Event of Default; (iii) the date on which Keith Leonard ceases to serve as President and Chief Executive Officer of Borrower; (iv) the date on which Versant Ventures, Prospect Venture Partners or ARCH Venture Partners cease to have a representative on Borrower’s Board of Directors; or (v) the date on which the Borrower ceases to be in the business of developing novel therapeutics for aesthetic medicine.

“Control Agreement” means an agreement substantially in the form of Exhibit I or otherwise acceptable to Lender.

“Default” means any event that with the passing of time or the giving of notice or both would become an Event of Default.

“Default Rate” means the lesser of 5% per annum above the Basic Rate then in effect with respect to each Advance immediately before the relevant Event of Default or the highest rate permitted by applicable law.

“Disclosure Schedule” means the schedule attached as Schedule 1 hereto.

“Event of Default” is defined in Section 8.

“Funding Date” means any date on which an Advance is made to or on account of Borrower hereunder.

“Incumbency Certificate” means the document in the form of Exhibit E.

“Indebtedness” means (i) all indebtedness for borrowed money or the deferred purchase of property or services, (ii) all obligations evidenced by notes, bonds, debentures or similar instruments, (iii) all capital lease obligations, and (iv) all contingent obligations, including guaranties and obligations of reimbursement or respecting letters of credit.

“Intellectual Property” is defined in Exhibit A.

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“Interest Only Period” means for any particular Advance, the Funding Date of such Advance and continuing until the Loan Commencement Date.

“Kythera Australia” means Kythera Biopharmaceuticals Australia PTY LTD, a company organized under the laws of Australia and a wholly-owned Subsidiary of Borrower.

“Kythera UK” means Kythera Biopharmaceuticals (Europe) Limited, a company organized under the laws of England and Wales and a wholly-owned Subsidiary of Borrower.

“Lender’s Expenses” means all reasonable costs or expenses (including reasonable attorneys’ fees and expenses) incurred in connection with the preparation, negotiation, modification, administration, or enforcement of the Loan or Loan Documents, or the exercise or preservation of any rights or remedies by Lender, whether or not suit is brought. Lender will apply deposits received before the date hereof, if any, towards Lender’s Expenses.

“Lien” means any lien, security interest, pledge, bailment, lease, mortgage, hypothecation, conditional sales and title retention agreement, charge, claim, or other encumbrance.

“Loan” means all of the Advances, however evidenced, and all other amounts due or to become due hereunder.

“Loan Commencement Date” means for any particular Advance the first business day of the calendar month following the 6 month anniversary of the Funding Date.

“Loan Documents” means, collectively, this Agreement, the Warrant, the Notes and all other documents, instruments and agreements entered into between Borrower and Lender in connection with the Loan, all as amended or extended from time to time.

“Negative Pledge Agreement” means an agreement in the form of Exhibit H.

“Note” means a Secured Promissory Note in the form of Exhibit B.

“Notice of Borrowing” means the form attached as Exhibit D.

“Obligations” means all Loans, debt, principal, interest, fees, charges, Lender’s Expenses and other amounts, obligations, covenants, and duties owing by Borrower to Lender of any kind or description (whether pursuant to the Loan Documents or otherwise (with the exception of the Warrant), and whether or not for the payment of money), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including any of the same obtained by Lender by assignment or otherwise, and all amounts Borrower is required to pay or reimburse by the Loan Documents, by law, or otherwise.

“Permitted Indebtedness” means: (i) the Loan; (ii) unsecured trade debt incurred in the ordinary course of Borrower’s business; (iii) Indebtedness secured by clause (ii), (v) and (vi) of Permitted Liens; and (iv) Subordinated Debt.

“Permitted Liens” means: (i) Liens in favor of Lender; (ii) Liens disclosed in the Disclosure Schedule; (iii) Liens for taxes, fees, assessments or other governmental charges or levies not delinquent or being contested in good faith by appropriate proceedings, that do not jeopardize Lender’s interest in any Collateral; (iv) Liens to secure payment of worker’s compensation, employment insurance, old age pensions or other social security obligations of Borrower on which Borrower is current and are in the ordinary course of its business; provided none of the same diminish or impair Lender’s rights and remedies respecting the Collateral; (v) Liens (a) on equipment and related software acquired or held by Borrower incurred for financing the acquisition of the equipment and related software, or (b) existing on equipment and related software when acquired, if the Lien is confined to the property and improvements and proceeds of the equipment and related software provided that with respect to clauses (a) and (b) in an aggregate amount not to exceed $500,000 inclusive of the value of any Liens outstanding on the date hereof; and (vi) pledges and deposits securing liability for reimbursement or indemnification obligations in respect of letters of credit for the benefit of landlords in an amount not to exceed $200,000 and provided the Lien is restricted solely to a segregated account supporting the letter of credit obligation.

“Regulated Substance” means any substance, material or waste the use, generation, handling, storage, treatment or disposal of which is regulated by any local or state government authority, including any of the same designated by any authority as hazardous, genetic, cloning, fetal, or embryonic.

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“Responsible Officer” means each person as authorized by the board of directors of Borrower as set forth on the Incumbency Certificate.

“Subordinated Debt” means short term bridge financing (with a maturity date of less than one year) Indebtedness of Borrower in an amount not to exceed $10,000,000 that is subordinated in both security and right of payment to the Obligations on terms and conditions reasonably satisfactory to Lender in its reasonable discretion.

“Subsidiary” means any corporation, limited liability company or other entity type of which a majority of the outstanding capital stock or other equity interests entitled to vote for the election of directors (otherwise than as the result of a default) is owned by Borrower directly or indirectly through Subsidiaries.

“Term” means the period from and after the date hereof until the full, final and indefeasible payment and performance of all Obligations.

“Warrant” means the Warrant in favor of Lender and its affiliates to purchase securities of Borrower substantially in the form of Exhibit C.

1.2                               Interpretation.  References to “Articles,” “Sections,” “Exhibits,” and “Schedules” are to articles, sections, exhibits and schedules herein and hereto unless otherwise indicated.  “Hereof,” “herein” and “hereunder” refer to this Agreement as a whole.  “Including” is not limiting.  All accounting and financial computations shall be computed in accordance with United States generally accepted accounting principles consistently applied (“GAAP”).  “Or” is not necessarily exclusive.  All interest computation shall be based on a 360-day year and actual days elapsed prior to the Loan Commencement Date and on a 360-day year and 30 day month on and after the Loan Commencement Date.

2.                                      THE LOANS

2.1                               Commitment.  Subject to the terms hereof, Lender will make one or more Advances to Borrower up to the principal amount of the Commitment, on or before the Commitment Termination Date.  Notwithstanding anything in the Loan Documents to the contrary, Lender’s obligation to make any Advances or to lend the undisbursed portion of the Commitment shall terminate on the Commitment Termination Date.  Repaid principal of the Advances may not be re-borrowed.

2.2                               The Advances.  A Note setting forth the specific terms of repayment will evidence each Advance.  No Advance will be made for less than $1,000,000, unless less than $1,000,000 remains available under the Commitment for borrowing. Absence of a Note evidencing any portion of the Loan shall not impair Borrower’s obligation to repay it to Lender.

2.3                               Terms of Payment, Repayment.

(a)                                 Repayment.  Borrower shall repay the principal and pay interest on each Advance on the terms set forth in the applicable Note.  Amounts not paid when due hereunder or under the Note shall bear interest at the Default Rate.  If a court of competent jurisdiction determines that Lender has received payments that, if interest, would exceed the maximum lawfully permitted, Lender will instead apply such money to fees and expenses and then to early prepayment of principal.

(b)                                 ACH.  All payments due to Lender must be, at Lender’s option, paid to Lender in cash or through ACH. Borrower shall execute and deliver the ACH Authorization Form substantially in the form of Exhibit G.  If the ACH payment arrangement is terminated for any reason, Borrower shall make all payments due to Lender at Lender’s address specified in Section 11.

(c)                                  Default Rate.  While an Event of Default has occurred and is continuing, interest on the Loan shall be increased to the Default Rate.  Lender’s failure to charge or accrue interest at the Default Rate during the existence of a Default shall not be deemed a waiver by Lender of its right or claim thereto.

(d)                                 Date.  Whenever any payment due under the Loan Documents is due on a day other than a business day, such payment shall be made on the next succeeding business day, and such extension of time shall be included in the computation of interest or fees, as the case may be.

2.4                               Fees.  Borrower shall pay to Lender the following:

(a)                                 Commitment Fee.  The Commitment Fee, which has been previously paid by Borrower, and shall be applied by Lender to Lender’s Expenses and other Obligations.

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(b)                                 Late Fee.  Payable on demand, a late charge on any sums due hereunder that are not paid when due, in an amount equal to 2% of the past due amount; provided, however, the foregoing Late Fee shall not apply on account of a failure to pay due solely to an administrative or operational error if Borrower had the funds to make the payment when due and makes the payment the business day following Borrower’s knowledge of such failure to pay.

(c)                                  Lender’s Expenses.  When requested in writing, all Lender’s Expenses.  Lender’s Expenses not paid when due shall bear interest as principal at the Default Rate.

3.                                      CONDITIONS OF ADVANCES; PROCEDURE FOR REQUESTING ADVANCES

3.1                               Conditions Precedent to any and all Advances.  The obligation of Lender to make any Advances is subject to each and every of the following conditions precedent in form and substance satisfactory to Lender in its sole discretion: (i) this Agreement, a Note evidencing the Advance, the Warrant, and all other UCC financing statements, and other documents required or as specified herein have been duly authorized, executed and delivered; (ii) no Default or Event of Default has occurred and is continuing; (iii) delivery of a Notice of Borrowing with respect to the proposed Advance; (iv) Lender’s security interests in the Collateral are valid and first priority, except for Permitted Liens; and (v) all such other items as Lender may reasonably deem necessary or appropriate have been delivered or satisfied.  The extension of an Advance prior to the receipt by Lender of any of the foregoing shall not constitute a waiver by Lender of Borrower’s obligation to deliver such item.

3.2                               Procedure for Making Advances.  For any Advance, Borrower shall provide Lender an irrevocable Notice of Borrowing at least 10 business days prior to the desired Funding Date and Lender shall only be required to make Advances hereunder based upon written requests which comply with the terms and exhibits of this Loan Agreement (as the same may be amended from time to time), and which are submitted and signed by a Responsible Officer. Borrower shall execute and deliver to Lender a Note and such other documents and instruments as Lender may reasonably require for each Advance made.

4.                                      CREATION OF SECURITY INTEREST

4.1                               Grant of Security Interest.  Borrower grants to Lender a valid, first priority (subject to Permitted Liens), continuing security interest in all present and future Collateral in order to secure prompt, full, faithful and timely payment and performance of all Obligations.

4.2                               Inspections.  Lender shall have the right upon reasonable prior written notice and during normal business hours to inspect Borrower’s Books, including computer files, and to make copies, and to test, inspect and appraise the Collateral, in order to verify any matter relating to Borrower or the Collateral provided that Lender shall only have the right to inspect once per calendar year unless an Event of Default exists.

4.3                               Authorization to File Financing Statements.  Borrower irrevocably authorizes Lender at any time and from time to time to file in any jurisdiction any financing statements and amendments that: (i) name Collateral as collateral thereunder, regardless of whether any particular Collateral falls within the scope of the UCC; (ii) contain any other information required by the UCC for sufficiency or filing office acceptance, including organization identification numbers; and (iii) contain such language as Lender determines helpful in protecting or preserving rights against third parties.  Borrower ratifies any such filings made prior to the date hereof.

5.                                      REPRESENTATIONS AND WARRANTIES

Borrower represents, warrants and covenants as follows:

5.1                               Due Organization and Qualification.  Borrower is a corporation duly formed, existing and in good standing under the laws of its state of incorporation and qualified and licensed to do business in, and is in good standing in, any state in which the conduct of its business or its ownership of property requires that it be so qualified or in which the Collateral is located, except states other than California and Delaware where non-compliance would not reasonably be expected to have a material adverse effect on Borrower or any of the Collateral.

5.2                               Authority.  Borrower has all corporate power and authority, and has taken all actions, and has obtained all third party consents necessary to execute, deliver, and perform the Loan Documents.

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5.3                               Disclosure Schedule.  All information on the Disclosure Schedule is true, correct and complete.

5.4                               Authorization; Enforceability.  The execution and delivery hereof, the granting of the security interest in the Collateral, the incurring of the Obligations, the execution and delivery of all Loan Documents and the consummation of the transactions herein and therein contemplated have been duly authorized by all necessary action by Borrower.  The Loan Documents constitute legal, valid and binding obligations of Borrower, enforceable in accordance with their terms, except as enforceability may be limited by bankruptcy or similar laws relating to enforcement of creditors’ rights generally.

5.5                               Name and Location; Subsidiaries.  Borrower has not done business under any name other than that specified on the signature page hereof or as set forth on the Disclosure Schedule.  The chief executive office, principal place of business, and the place where Borrower maintains its records concerning the Collateral is set forth in Section 11. The tangible Collateral is presently located at the address(es) set forth in Section 11 and on the Disclosure Schedule, other than Collateral in transit or at repair locations in the ordinary course of business.  Borrower has no Subsidiaries, except those listed on the Disclosure Schedule.

5.6                               Litigation.  All actions or proceedings pending or threatened by or against Borrower before any court or administrative agency are set forth on the Disclosure Schedule.

5.7                               Financial Statements.  All financial statements fairly represent the financial condition of the Borrower. All statements respecting Collateral that have been or may hereafter be delivered by Borrower to Lender are true, complete and correct in all material respects for the periods indicated.

5.8                               Solvency.  Borrower is solvent and able to pay its debts (including trade debts) as they come due.

5.9                               Taxes.  Borrower has filed all required tax returns, and has paid all taxes it owes other than where the failure to comply could not reasonably be expected to have a material adverse effect on Borrower.

5.10                        Rights; Title to Assets.  Borrower possesses and owns or has rights to use all necessary assets, rights, trademarks, trade names, copyrights, patents, patent rights, franchises and licenses which it needs to conduct its business as now operated or proposed to be operated. Borrower has good title to its assets, free and clear of any Liens, except for Permitted Liens.

5.11                        Full Disclosure.  No written representation, warranty or other statement made by Borrower in any Loan Document, certificate or statement furnished to Lender contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading.

5.12                        Regulated Substances.  Borrower complies and will comply with all laws respecting Regulated Substances.

5.13                        Reaffirmation.  Each Notice of Borrowing will constitute (i) a warranty and representation in favor of Lender that there does not exist any Default and (ii) a reaffirmation as of the date thereof of all of the representations and warranties contained in this Agreement and the Loan Documents.

5.14                        Auction Rate Securities.  The Borrower (i) owns no auction rate securities or similar financial instruments directly or indirectly in any brokerage, securities account or other account created by or for the benefit of the Borrower; and (ii) has not created any standing or discretionary purchase order or directive with any brokerage account or broker service to purchase auction rate securities or similar financial instruments on behalf of the Borrower.

6.                                      AFFIRMATIVE COVENANTS

Borrower covenants and agrees that it shall do all of the following:

6.1                               Good Standing and Compliance.  Borrower shall maintain all governmental licenses, rights and agreements necessary for its operations or business and comply in all material respects with all statutes, laws, ordinances and government rules and regulations to which it is subject.

6.2                               Financial Statements, Reports, Certificates.  Borrower shall deliver to Lender: (i) as soon as prepared, and no later than 30 days after the end of each calendar month, a balance sheet, income statement and cash flow statement covering Borrower’s operations during such period; (ii) as soon as prepared, but no later than 180 days after the end of the fiscal year, audited financial statements prepared in accordance with GAAP, together with an opinion that such financial statements fairly present Borrower’s financial

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condition by an independent public accounting firm reasonably acceptable to Lender; (iii) immediately upon notice thereof, a report of any legal or administrative action pending or threatened against Borrower which is likely to result in liability to Borrower in excess of $100,000; and (iv) such other financial information as Lender may reasonably request from time to time.  Financial statements delivered pursuant to subsections (i) and (ii) above shall be accompanied by a certificate signed by a Responsible Officer (each an “Officer’s Certificate”) in the form of Exhibit F.

6.3                               Notice of Defaults.  Upon any Default or Event of Default, deliver an Officer’s Certificate setting forth the facts relating to or giving rise thereto, and the Borrower’s proposed action with respect thereto.

6.4                               Use; Maintenance.  Borrower, at its expense, shall (i) maintain the Collateral in good condition, reasonable wear and tear excepted, and will comply in all material respects with all laws, rules and regulations regarding use and operation of the Collateral and (ii) repair or replace any lost or damaged Collateral.

6.5                               Insurance.  Borrower, at its own expense, shall maintain insurance in amounts and coverages reasonably satisfactory to Lender. Each insurance policy shall: (i) name Lender loss payee or additional insured, as appropriate, (ii) provide for insurer’s waiver of its right of subrogation against Lender and Borrower, (iii) provide that such insurance shall not be invalidated by any action of, or breach of warranty by, Borrower and waive set-off, counterclaim or offset against Lender, (iv) be primary without a right of contribution of Lender’s insurance, if any, or any obligation on the part of Lender to pay premiums of Borrower, and (v) require the insurer to give Lender at least 30 days prior written notice of cancellation.  Borrower shall furnish all certificates of insurance required by Lender.

6.6                               Loss Proceeds.             So long as no Event of Default has occurred and is continuing, any proceeds of insurance on or condemnation of Collateral shall, at Borrower’s election and so long as Lender’s security interest in such proceeds remains first priority (subject to Permitted Liens), be used either to repair or replace such Collateral or otherwise applied to the purchase or acquisition of property useful to Borrower’s business.

6.7                               Taxes.  Borrower shall file all required tax returns, and shall pay all taxes it owes other than where the failure to comply could not reasonably be expected to have a material adverse effect on Borrower.

6.8                               Further Assurances.  At any time and from time to time, Borrower shall execute and deliver such further instruments and take such further action as Lender may reasonably request to effect the intent and purposes hereof, to perfect and continue perfected and of first priority (subject to Permitted Liens) Lender’s security interests in the Collateral, and to effect and maintain ACH payment arrangements.

6.9                               Creation of Subsidiaries; Pledge Agreements.  Borrower shall provide Lender not less than 15 days prior written notice of the formation of a Subsidiary after the date hereof, whether domestic or foreign.  Borrower shall take all steps necessary at the request of Lender to cause each domestic Subsidiary to be a borrower hereunder or a guarantor hereof and shall cause such domestic Subsidiary to grant a first priority (subject to Permitted Liens) security interest in all of its assets to Lender and/or cause a pledge of such Subsidiary’s capital stock in favor of Lender.  Borrower shall take all steps necessary at the request of Lender to pledge in favor of Lender the capital stock of each foreign Subsidiary formed after the date hereof provided such pledge may be limited to 65% of such Subsidiary’s issued and outstanding capital stock. In addition to, and notwithstanding the foregoing, Lender hereby acknowledges that as of the date of this Agreement, Lender is not requiring a pledge agreement with respect to the capital stock of Kythera Australia or Kythera UK but reserves its right to require a pledge agreement and possession of the certificates (or other tangible evidence) in the future if Lender determines in its reasonable and good faith discretion that such Subsidiaries have meaningful value with respect to the combined operations and assets of the Borrower.  In addition, Borrower agrees that it shall not cause or permit any capital stock of any Subsidiary (whether in existence as of the date hereof or subsequent to the date hereof) to be pledged in favor or any other entity, nor shall it cause or permit possession of the certificates (or other tangible evidence) of such capital stock to be in any person’s possession and control other than Borrower or Lender.

7.                                      NEGATIVE COVENANTS

Borrower will not do any of the following:

7.1                               Location of Collateral.  Change its chief executive office or principal place of business or remove, except in the ordinary course of Borrower’s business, the Collateral or Borrower’s Books from the premises listed in Section 11 and on the Disclosure Schedule without giving 30 days prior written notice to Lender.

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7.2                               Extraordinary Transactions.  Enter into any transaction not in the ordinary course of Borrower’s business, including the sale, lease, license or other disposition of its assets, other than (i) sales of inventory in the ordinary course of Borrower’s business; (ii) licenses of Borrower’s Intellectual Property entered into in the ordinary course of business; (iii) dispositions of worn out or obsolete equipment; (iv) investments in Subsidiaries in the ordinary course of business and only to the extent necessary to fund such Subsidiary’s ordinary course of operations; and (v) other transactions otherwise permitted in this Article 7.

7.3                               Restructure.  Make any material change in Borrower’s or any Subsidiary’s financial structure or business operations (other than through the sale of preferred stock to equity investors); create any new Subsidiaries not in accordance with Section 6.9; or suspend operation of Borrower’s business.

7.4                               Liens.  Create, incur, assume or suffer to exist any Lien of any kind with respect to any of its property, whether now owned or hereafter acquired, except for Permitted Liens.

7.5                               Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness, other than Permitted Indebtedness or cause or suffer any Subsidiary to create, incur, assume or suffer to exist any Indebtedness, other than Permitted Indebtedness.

7.6                               Distributions.  Pay any dividends or distributions, or redeem or purchase, any capital stock, except for repurchases of capital stock from departing employees or directors, under repurchase agreements approved by the Borrower’s Board of Directors.

7.7                               Transactions with Affiliates.  Directly or indirectly enter into any transaction with any affiliate (other than permitted investments in Subsidiaries under Section 7.2) which is on terms less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated entity; provided, any such transaction shall not be a breach of this Section 7.7 if approved by a disinterested majority of the Borrower’s Board of Directors.

7.8                               Compliance.  (i) Become an “investment company” under the Investment Company Act of 1940 or extend credit to purchase or carry margin stock; (ii) fail to meet the minimum funding requirements of ERISA; (iii) permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; (iv) fail to comply with the Federal Fair Labor Standards Act; or (v) violate any other material law or material regulation.

7.9                               UCC Effectiveness.  Change its name, jurisdiction of organization, or take any other action that could render Lender’s financing statements misleading under the UCC, without giving Lender 30 days advance written notice.

7.10                        Deposit and Securities Accounts.  Maintain any deposit accounts or accounts holding securities owned by Borrower except accounts in which Lender has obtained a perfected first priority security interest.  For so long as the Obligations are outstanding, Borrower shall not hold directly or indirectly, purchase or create a purchase order or directive to purchase any auction rate securities or similar financial instruments regardless of whether such securities are to be held by Borrower or through one or more brokerage accounts.

7.11                        Maintenance of Subsidiaries.  Borrower shall not, and shall not permit or cause any Subsidiary to, (i) sell, dispose of, or convey any of its assets, including Intellectual Property (as defined in Exhibit A) owned by such Subsidiary (and for this purpose, the definition of “Intellectual Property” shall be deemed to refer to such Subsidiary) except for (a) non-exclusive licenses entered into in the ordinary course of business; and (b) sales of inventory in the ordinary course of business; (ii) divest or “spin-off” any Subsidiary except where as a result of such transaction Borrower and/or Borrower’s shareholders or affiliates retain or obtain majority ownership of such Subsidiary; (iii) merge or consolidate any Subsidiary with or into another entity (unless as a result of such merger Borrower and/or Borrower’s shareholders or affiliates retain or obtain majority ownership of the surviving entity); (iv) permit a Change of Control (as defined below) of any Subsidiary; (v) permit a Lien other than Permitted Liens, (and for this purpose, the definitions of “Lien” and “Permitted Liens” shall be deemed to refer to such Subsidiary), to arise on any of it assets, or make a pledge of, any capital stock of any Subsidiary in favor of any person other than Lender; or (vi) materially change the corporate structure and business operations of the Borrower and its Subsidiaries taken as a whole.  For the purposes of this Section 7.11, a “Change of Control” shall mean, any transaction or series of related transactions whereby the Borrower and/or Borrower’s shareholders or affiliates of Borrower holding in excess of 50% of the outstanding voting capital stock of any Subsidiary immediately prior to such transaction or transactions, shall own less than 50% of the outstanding voting or capital stock of such Subsidiary immediately following such transaction or transactions other than as a result of a the sale of Borrower’s capital stock to a venture capital firm or similar investment fund or institution pursuant to a bona fide equity financing transaction, including an initial public offering.

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8.                                      EVENTS OF DEFAULT

Any one or more of the following shall constitute an Event of Default by Borrower hereunder:

8.1                               Payment.  Borrower fails to pay when due and payable in accordance with the Loan Documents any portion of the Obligations, or cancels an ACH payment or transfer Lender has initiated in conformity with the terms hereof provided, however, that an Event of Default shall not occur on account of a failure to pay due solely to an administrative or operational error if Borrower had the funds to make the payment when due and makes the payment the business day following Borrower’s knowledge of such failure to pay.

8.2                               Certain Covenant Defaults.  Borrower fails to perform any obligation under Section 6.5 or 6.6, or violates any of the covenants contained in Section 7.

8.3                               Other Covenant Defaults.  Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant, or agreement contained in this Agreement, in any of the other Loan Documents, or in any other present or future agreement between Borrower and Lender and has failed to cure such failure within 15 days after a Responsible Officer becomes aware thereof, or, after exercise of reasonable diligence should have been aware thereof.

8.4                               Attachment.  Any material portion of Borrower’s assets is attached, seized, subjected to a government levy, lien, writ or distress warrant, or comes into the possession of any trustee or receiver and the same is not returned, removed, waived, stayed, discharged or rescinded within 10 days.

8.5                               Other Agreements.  There is a default in any agreement to which Borrower is a party resulting in a right by a third party, whether or not exercised, to accelerate the maturity of any Indebtedness, in an amount greater than $100,000.

8.6                               Judgments.  One or more judgments for an aggregate of at least $100,000 is rendered against Borrower and remains unsatisfied and unstayed for more than 30 days.

8.7                               Injunction.  Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct any material part of its business affairs, or if a judgment or other claim becomes a Lien upon any material portion of Borrower’s assets.

8.8                               Misrepresentation.  Any representation, statement, or report made to Lender by Borrower was false or misleading when made in any material respect.

8.9                               Enforceability.  Lender’s ability to enforce its rights against Borrower or any Collateral is impaired in any material respect, or Borrower asserts that any Loan Document is not a legal, valid and binding obligation of Borrower enforceable in accordance with its terms.

8.10                        Involuntary Bankruptcy.  An involuntary bankruptcy case remains undismissed or unstayed for 60 days or, if earlier, an order granting the relief sought is entered.

8.11                        Voluntary Bankruptcy or Insolvency.  Borrower commences a voluntary case under applicable bankruptcy or insolvency law, consents to the entry of an order for relief in an involuntary case under any such law, or consents or is subject to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian or other similar official of Borrower or any substantial part of its property, or makes an assignment for the benefit of creditors, or fails generally or admits in writing to its inability to pay its debts as they become due, or takes any corporate action in furtherance of any of the foregoing.

8.12                        Merger, Sale or Change of Control.  The occurrence of (i) a merger of Borrower with another entity (whether or not the Borrower is the “surviving entity”) whereby the shareholders of Borrower immediately prior to such merger own less than 50% of the outstanding voting securities of Borrower immediately after such merger; (ii) the sale (in one or a series of related transactions) of all or substantially all of Borrower’s assets; or (iii) any transaction (or series of related transactions) other than a transaction that is a bona fide equity financing with the primary purpose of raising capital for Borrower, whereby the shareholders of Borrower immediately prior to such transaction(s) own less than 50% of the outstanding voting securities of Borrower immediately after such transaction(s), and such acquirer or resulting entity (including, Borrower, if Borrower is the resulting or surviving entity) fails to either: (a) pay off the Obligations in cash at the closing of the acquisition, merger or sale or (b) provide an unconditional, unlimited guaranty or reaffirmation of the Obligations in form and substance satisfactory to Lender and is of a credit quality acceptable to Lender.

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9.                                      LENDER’S RIGHTS AND REMEDIES

9.1                               Rights and Remedies.  Upon the occurrence and continuance of any Event of Default, Lender may, at its election, without notice of election and without demand, do any one or more of the following, all of which are authorized by Borrower:  (i) accelerate and declare the Loan and all Obligations immediately due and payable; (ii) make such payments and do such acts as Lender considers necessary or reasonable to protect its security interest in the Collateral, with such amounts becoming Obligations bearing interest at the Default Rate; (iii) exercise any and all other rights and remedies available under the UCC or otherwise; (iv) require Borrower to assemble the Collateral at such places as Lender may designate; (v) enter premises where any Collateral is located, take, maintain possession of, or render unusable the Collateral or any part of it; (vi) without notice to Borrower, set off and recoup against any portion of the Obligations; (vii) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral, in connection with which Borrower hereby grants Lender a license to use without charge Borrower’s premises, labels, name, trademarks, and other property necessary to complete, advertise, and sell any Collateral; and (viii) sell the Collateral at one or more public or private sales.

9.2                               Power of Attorney in Respect of the Collateral.  Borrower hereby irrevocably appoints Lender (which appointment is coupled with an interest) its true and lawful attorney in fact with full power of substitution, for it and in its name to, during the continuance of an Event of Default:  (i) ask, demand, collect, receive, sue for, compound and give acquittance for any and all Collateral with full power to settle, adjust or compromise any claim, (ii) receive payment of and endorse the name of Borrower on any items of Collateral, (iii) make all demands, consents and waivers, or take any other action with respect to, the Collateral, (iv)  file any claim or take any other action, in Lender’s or Borrower’s name, which Lender may reasonably deem appropriate to protect its rights in the Collateral, or (v) otherwise act with respect to the Collateral as though Lender were its outright owner.

9.3                               Charges.  If Borrower fails to pay any amounts required hereunder to be paid by Borrower to any third party, Lender may at its option pay any part thereof and any amounts so paid including Lender’s Expenses incurred shall become Obligations, immediately due and payable, bearing interest at the Default Rate, and secured by the Collateral.  Any such payments by Lender shall not constitute an agreement to make similar payments or a waiver of any Event of Default.

9.4                               Remedies Cumulative.  Lender’s rights and remedies under the Loan Documents and all other agreements with Borrower shall be cumulative.  Lender shall have all other rights and remedies as provided under the UCC, by law, or in equity.  No exercise by Lender of one right or remedy shall be deemed an election, and no waiver by Lender of any Event of Default shall be deemed a continuing waiver.  No delay by Lender shall constitute a waiver, election, or acquiescence.

9.5                               Application of Collateral Proceeds.  Lender will apply proceeds of sale, to the extent actually received in cash, in the manner and order it determines in its sole discretion, and as prescribed by applicable law.

10.                               WAIVERS; INDEMNIFICATION

10.1                        Waivers.  Without limiting the generality of the other waivers made by Borrower herein, to the maximum extent permitted under applicable law, Borrower hereby irrevocably waives all of the following: (i) any right to assert against Lender as a defense, counterclaim, set-off or crossclaim, any defense (legal or equitable), set-off, counterclaim, crossclaim and/or other claim (a) which Borrower may now or at any time hereafter have against any party liable to Lender in any way or manner, or (b) arising directly or indirectly from the present or future lack of perfection, sufficiency, validity and/or enforceability of any Loan Document, or any security interest; (ii) presentment, demand and notice of presentment, dishonor, notice of intent to accelerate, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all accounts, documents, instruments, chattel paper and guaranties at any time held by Lender on which Borrower may in any way be liable and hereby ratifies and confirms whatever Lender may do in this regard; (iii) the benefit of all marshalling, valuation, appraisal and exemption laws; (iv)  the right, if any, to require Lender to (a) proceed against any person liable for any of the Obligations as a condition to or before proceeding hereunder; or (b) foreclose upon, sell or otherwise realize upon or collect or apply any other property, real or personal, securing any of the Obligations, as a condition to, or before proceeding hereunder; (v) any demand for possession before the commencement of any suit or action to recover possession of Collateral; and (vi) any requirement that Lender retain possession and not dispose of Collateral until after trial or final judgment.

10.2                        Lender’s Liability for Collateral.  Lender shall not in any way or manner be liable or responsible for:  (i) the safekeeping of any Collateral; (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (iii) any diminution in the value thereof; or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other person or entity whomsoever.  All risk of loss, damage or destruction of the Collateral shall be borne by Borrower.  Lender will have no responsibility for taking any steps to preserve rights against any parties respecting any Collateral.  Lender’s powers hereunder are conferred solely to protect its interest in the Collateral and do not impose any duty to exercise any such powers.  None of Lender or any of its officers, directors, employees, agents or counsel will be liable for any action lawfully taken or omitted to be taken hereunder or in connection herewith (excepting gross negligence or willful misconduct), nor under any circumstances have any liability to Borrower for lost

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profits or other special, indirect, punitive, or consequential damages.  Lender retains any documents delivered by Borrower only for its purposes and for such period as Lender, at its sole discretion, may determine necessary, after which time Lender may destroy such records without notice to or consent from Borrower.

10.3                        Indemnification.  Borrower shall defend, indemnify, and hold Lender and each of its officers, directors, employees, counsel, partners, agents and attorneys-in-fact (each, an “Indemnified Person”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses or disbursements (including Lender’s Expenses and reasonable attorney’s fees and the allocated cost of in-house counsel) of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement and any other Loan Documents, or the transactions contemplated hereby and thereby, with respect to noncompliance with laws or regulations respecting Regulated Substances, government secrecy or technology export, or any Lien not created by Lender or right of another against any Collateral, even if the Collateral is foreclosed upon or sold pursuant hereto, and with respect to any investigation, litigation or proceeding before any agency, court or other governmental authority relating to this Agreement or the Advances or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided, that Borrower shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities arising from the gross negligence or willful misconduct of such Indemnified Person.  The obligations in this Section shall survive the Term.  At the election of any Indemnified Person, Borrower shall defend such Indemnified Person using legal counsel satisfactory to such Indemnified Person, at the sole cost and expense of Borrower.  All amounts owing under this Section shall be paid within 30 days after written demand.

11.                               NOTICES

All notices shall be in writing and personally delivered or sent by certified mail, postage prepaid, return receipt requested, or by confirmed facsimile, at the respective addresses set forth below:

If to Borrower:	If to Lender:

Kythera Biopharmaceuticals, Inc.	Lighthouse Capital Partners VI, LP
Attention: Chief Financial Officer	Attention: Contracts Administration
27200 West Agoura Road, Suite 200	3555 Alameda de las Pulgas, Suite 200
Calabasas, California 91301	Menlo Park, California 94025
FAX: (818) 587-4591	FAX: (650) 233-0114

12.                               GENERAL PROVISIONS

12.1                        Successors and Assigns.  This Agreement shall bind and inure to the benefit of the parties’ respective successors and permitted assigns.  Borrower may not assign any rights hereunder without Lender’s prior written consent, which consent may be granted or withheld in Lender’s sole discretion.  Lender shall have the right without the consent of or notice to Borrower to sell, transfer, negotiate, or grant participations in all or any part of any Loan Document; provided, however, that such person or affiliate of such person proposed to become a “Lender” after the date hereof is not directly in competition with Borrower, as reasonably determined by Borrower’s Board of Directors in its good faith business judgment.

12.2                        Time of Essence.  Time is of the essence for the performance of all Obligations.

12.3                        Severability of Provisions.  Each provision hereof shall be severable from every other provision in determining its legal enforceability.

12.4                        Entire Agreement.  This Agreement and each of the other Loan Documents dated as of the date hereof, taken together, constitute and contain the entire agreement between Borrower and Lender with respect to their subject matter and supersede any and all prior agreements, negotiations, correspondence, understandings and communications between the parties, whether written or oral.  This Agreement is the result of negotiations between and has been reviewed by the Borrower and Lender as of the date hereof and their respective counsel; accordingly, this Agreement shall be deemed to be the product of the parties hereto, and no ambiguity shall be construed in favor of or against Borrower or Lender.  This Agreement may only be modified with the written consent of Lender.  Any waiver or consent with respect to any provision of the Loan Documents shall be effective only in the specific instance and for the specific purpose for which it was given.  No notice to or demand on Borrower in any one case shall entitle Borrower to any other or further notice or demand in similar or other circumstances.

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12.5                        Reliance by Lender.  All covenants, agreements, representations and warranties made herein by Borrower shall, notwithstanding any investigation by Lender, be deemed to be material to and to have been relied upon by Lender.

12.6                        No Set-Offs by Borrower.  All sums payable by Borrower pursuant to this Agreement or any of the other Loan Documents shall be payable without notice or demand and shall be payable in United States Dollars without set-off or reduction of any manner whatsoever.

12.7                        Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which, when taken together, shall constitute one and the same original instrument.

12.8                        Survival.  All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding.

12.9                        No Original Issue Discount.  Borrower and Lender acknowledge and agree that the Warrant is part of an investment unit within the meaning of Section 1273(c)(2) of the Internal Revenue Code, which includes the Loan.  Borrower and Lender further agree as between them, that they will cooperate with each other in determining the fair market value of the Warrant and that, pursuant to Treas. Reg. § 1.1273-2(h), a portion of the issue price of the investment unit will be allocable to the Warrant and the balance shall be allocable to the Loans.  Borrower and Lender agree to prepare their federal income tax returns in a manner consistent with the foregoing and to cooperate with each other in determining such valuation and allocation approach and methodology pursuant to Treas. Reg. § 1.1273.

12.10                 Relationship of Parties.  The relationship between Borrower and Lender is, and at all times shall remain, solely that of a borrower and lender. Lender is not a partner or joint venturer of Borrower; nor shall Lender under any circumstances be deemed to be in a relationship of confidence or trust or have a fiduciary relationship with Borrower or any of its affiliates, or to owe any fiduciary duty to Borrower or any of its affiliates.  Lender does not undertake or assume any responsibility or duty to Borrower or any of its affiliates to select, review, inspect, supervise, pass judgment upon or otherwise inform any of them of any matter in connection with its or their property, the Loans, any Collateral or the operations of Borrower or any of its affiliates.  Borrower and each of its affiliates shall rely entirely on their own judgment with respect to such matters, and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by Lender in connection with such matters is solely for the protection of Lender and neither Borrower nor any affiliate is entitled to rely thereon.

12.11                 Choice of Law and Venue; Jury Trial Waiver.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. EACH OF BORROWER AND LENDER HEREBY SUBMITS TO THE EXCLUSIVE JURISDICTION AND VENUE OF THE STATE AND FEDERAL COURTS LOCATED IN THE CITY AND COUNTY OF SAN FRANCISCO, STATE OF CALIFORNIA.  BORROWER AND LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PARTY FURTHER WAIVES ANY RIGHT TO CONSOLIDATE ANY ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

KYTHERA BIOPHARMACEUTICALS, INC.		LIGHTHOUSE CAPITAL PARTNERS VI, L.P.
		By:	LIGHTHOUSE MANAGEMENT PARTNERS VI, L.L.C., its general partner

By:	/s/ Keith R. Leonard	By:	/s/ Ryan Turner

Name:	Keith R. Leonard	Name:	Ryan Turner

Title:	President & CEO	Title:	Managing Director

Exhibit A	Collateral Description
Exhibit B	Form of Note
Exhibit C	Form of Preferred Stock Warrant
Exhibit D	Form of Notice of Borrowing
Exhibit E	Form of Incumbency Certificate
Exhibit F	Form of Officers Certificate
Exhibit G	ACH Authorization
Exhibit H	Form of Negative Pledge Agreement
Exhibit I	Control Agreement

Schedule 1	Disclosure Schedule

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EXHIBIT A

COLLATERAL

DEBTOR:                                                                                        Kythera Biopharmaceuticals, Inc.

SECURED PARTY:                                    Lighthouse Capital Partners VI, L.P.

This FINANCING STATEMENT and SECURITY AGREEMENT covers all of Debtor’s interests in all of the following types or items of property, wherever located and whether now owned or hereafter acquired, and Debtor hereby grants Secured Party a security interest therein as collateral for the payment and performance of all present and future Obligations of Debtor to Secured Party, howsoever arising.  Debtor agrees that said security interest may be enforced by Secured Party in accordance with the terms of the Loan and Security Agreement no. 1991, dated as of March 21, 2011, between Secured Party and Debtor, the California Uniform Commercial Code, or both, and that this document shall be fully effective as a security agreement, even if there is no other security or other agreement between Secured Party or Debtor:

All assets of the Debtor; all personal property of Debtor;

All “accounts”, “general intangibles” (excluding Intellectual Property as defined below), “chattel paper”, “contract rights”, “documents”, “instruments”, “deposit accounts”, “inventory”, “farm products”, “fixtures” and “equipment”, as such terms are defined in Division 9 of the California Uniform Commercial Code in effect on the date hereof;

All general intangibles of every kind (excluding Intellectual Property as defined below), including without limitation, federal, state and local tax refunds and claims of all kinds; all rights as a licensee or any kind; all customer lists, telephone numbers, and purchase orders, and all rights to purchase, lease sell, or otherwise acquire or deal with real or personal property and all rights relating thereto;

All returned and repossessed goods and all rights as a seller of goods; all collateral securing any of the foregoing; all deposit accounts, special and general, whether on deposit with Secured Party or others;

All life and other insurance policies, claims in contract, tort or otherwise, and all judgments now or hereafter arising therefrom;

All right, title and interest of Debtor, and all of Debtor’s rights, remedies, security and liens, in, to and in respect of all accounts and other collateral, including, without limitation, rights of stoppage in transit, replevin, repossession and reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, and all guarantees and other contracts of suretyship with respect to any accounts and other collateral, and all deposits and other security for any accounts and other collateral, and all credit and other insurance;

All notes, drafts, letters of credit, contract rights, and things in action; all drawings, specifications, blueprints and catalogs; and all raw materials, work in process, materials used or consumed in Debtor’s business, goods, finished goods, returned goods and all other goods and inventory of whatsoever kind or nature, any and all wrapping, packaging, advertising and shipping materials, and all documents relating thereto, and all labels and other devices, names and marks affixed or to be affixed thereto for purposes of selling or identifying the same or the seller or manufacturer thereof;

All inventory, raw materials and work in progress wherever located; all present and future claims against any supplier of any of the foregoing, including claims for defective goods or overpayments to or undershipments by suppliers; all proceeds arising from the lease or rental of any of the foregoing;

All equipment and fixtures including without limitation all machinery, machine tools, motors, controls, parts, vehicles, workstations, tools, dies, jigs, furniture, furnishings and fixtures; and all attachments, accessories, accessions and property now or hereafter affixed to or used in connection with any of the foregoing, and all substitutions and replacements for any of the foregoing; all warranty and other claims against any vendor or lessor of any of the foregoing;

All investment property;

All books, records, ledger cards, computer data and programs and other property and general intangibles at any time evidencing or relating to any or all of the foregoing; and

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All cash and non-cash products and proceeds of any of the foregoing, in whatever form, including proceeds in the form of inventory, equipment or any other form of personal property, including proceeds of proceeds and proceeds of insurance, and all claims by Debtor against third parties for loss or damage to, or destruction of, or otherwise relating to, any or all of the foregoing.

NOTICE - PURSUANT TO AN AGREEMENT BETWEEN DEBTOR AND SECURED PARTY, DEBTOR HAS AGREED NOT TO FURTHER ENCUMBER THE COLLATERAL DESCRIBED HEREIN, THE FURTHER ENCUMBERING OF WHICH MAY CONSTITUTE THE TORTIOUS INTERFERENCE WITH SECURED PARTY’S RIGHTS BY SUCH ENCUMBRANCER.  IN THE EVENT THAT ANY ENTITY IS GRANTED A SECURITY INTEREST IN DEBTOR’S ACCOUNTS, CHATTEL PAPER, GENERAL INTANGIBLES OR OTHER ASSETS CONTRARY TO THE ABOVE, THE SECURED PARTY ASSERTS A CLAIM TO ANY PROCEEDS THEREOF RECEIVED BY SUCH ENTITY.

Notwithstanding any of the foregoing, this Financing Statement and Security Agreement does not cover any of Debtor’s interests in, and the Collateral shall not under any circumstance include, and no security interest is granted in (i) Debtor’s Intellectual Property, including, without limitation, any and all property of the Debtor that is subject to, listed in or otherwise described in the Negative Pledge Agreement dated March 21, 2011 between the Secured Party and the Debtor; (ii) more than 65% of the stock or equity interests of any Subsidiary formed or organized outside of the United States; (iii) any item that would be rendered invalid, abandoned, void or unenforceable by reason of its being included as part of the Collateral (in each case, other than to the extent that any such term or restriction would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408, or 9-409 of the UCC); and (iv) any license agreement between Debtor and Bayer Consumer Care AG and agreements related thereto, provided, however, the Collateral shall include any payments received by Borrower in respect to each of the foregoing and Borrower’s right to enforce payment of each of the foregoing. “Intellectual Property” means, collectively, all rights, priorities and privileges of the Debtor relating to intellectual property, in any medium, of any kind or nature whatsoever, now or hereafter owned or acquired or received by Debtor, or in which Debtor now holds or hereafter acquires or receives any right or interest, whether arising under United States, multinational or foreign laws or otherwise, and shall include, in any event, all copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, trade secrets, internet domain names (including any right related to the registration thereof), proprietary or confidential information, mask works, sources object or other programming codes, inventions (whether or not patented or patentable), technical information, procedures, designs, knowledge, know-how, software, data base, data, skill, expertise, recipe, experience, process, models, drawings, materials or records. Notwithstanding the foregoing, Intellectual Property as defined above does not include accounts, accounts receivable, royalties, licensing fees, contract rights, proceeds, or revenue arising from or on account of the licensing, exploitation, sale or other disposition of Intellectual Property or of any interest in the Intellectual Property, none of which are excluded, and all of which are included as collateral in the interest granted by Debtor to Secured Party.

“DEBTOR”	“SECURED PARTY”

KYTHERA BIOPHARMACEUTICALS, INC.,	LIGHTHOUSE CAPITAL PARTNERS VI, L.P.
a Delaware corporation	BY:	LIGHTHOUSE MANAGEMENT PARTNERS VI, L.L.C., its general partner

By:

Name:	By:

Title:	Name:

Title:

2

EXHIBIT B

[                    ]

SECURED PROMISSORY NOTE

This SECURED PROMISSORY NOTE (this “Note”) is made                         , 20    , by KYTHERA BIOPHARMACEUTICALS, INC. (“Borrower”) in favor of LIGHTHOUSE CAPITAL PARTNERS VI, L.P. (collectively with its assigns, “Lender”). Initially capitalized terms used and not otherwise defined herein are defined in that certain Loan and Security Agreement No. 1991 between Borrower and Lender dated March 21, 2011 (the “Loan Agreement”).

FOR VALUE RECEIVED, Borrower promises to pay in lawful money of the United States, to the order of Lender, at 3555 Alameda de las Pulgas, Suite 200, Menlo Park, CA 94025, or such other place as Lender may from time to time designate (“Lender’s Office”), the principal sum of $                       (the “Advance”), including interest on the unpaid balance and all other amounts due or to become due hereunder according to the terms hereof and of the Loan Agreement.

“Basic Rate” a per annum rate of interest equal to (i) 11.5% during the Interest Only Period and (ii) 8.5% on and after the Loan Commencement Date.

“Final Payment” means 6% of the Advance.

“Loan Commencement Date” means               .[means the first business day of the calendar month following the 6 month anniversary of the Funding Date.]

“Maturity Date” means the last day of the Repayment Period, or if earlier, the date of prepayment under the Note.

“Payment Date” means the first day of each calendar month.

“Prepayment Fee” means (i) 3% of the outstanding principal amount being prepaid for any prepayment made in 2011; (ii) 2% of the outstanding principal amount being prepaid for any prepayment made in 2012; and (iii) 1% of the outstanding principal amount being prepaid for any prepayment made thereafter.

“Repayment Period” means the period beginning on the Loan Commencement Date and continuing for 30 calendar months.

1.                                      Repayment.  Borrower shall pay principal and interest due hereunder from the Funding Date, until this Note is paid in full, on each Payment Date pursuant to the terms of the Loan Agreement and this Note.  Prior to the Loan Commencement Date, Borrower shall pay to Lender, monthly in advance on each Payment Date, interest calculated using the Basic Rate prevailing on the first business day of such calendar month.  Beginning on the Loan Commencement Date and on each Payment Date thereafter during the Repayment Period, Borrower shall make equal installments of principal and interest in advance, calculated at the Basic Rate.  On the Maturity Date, Borrower shall pay, in addition to all unpaid principal and interest outstanding hereunder, the Final Payment.

2.                                      Interest.  Interest not paid when due will, to the maximum extent permitted under applicable law, become part of principal, at Lender’s option, and thereafter bear like interest as principal. All interest computation shall be based on a 360-day year and actual days elapsed prior to the Loan Commencement Date and on a 360-day year and 30 day month on and after the Loan Commencement Date.  All Obligations not paid when due shall bear interest at the Default Rate unless waived in writing by Lender. All amounts paid hereunder will be applied to the Obligations in Lender’s discretion and as provided in the Loan Agreement.

3.                                      Voluntary Prepayment.  Borrower may prepay the Note if and only if Borrower pays to Lender (i) the outstanding principal amount of this Note and any unpaid accrued interest, (ii) the Final Payment, (iii) the Prepayment Fee, provided, however, the Prepayment Fee shall not apply if the Note is refinanced with Indebtedness issued by Lender or an affiliate of Lender, and (iv) all other sums, if any, that shall have become due and payable hereunder with respect to this Note.

4.                                      Collateral.  This Note is secured by the Collateral.

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5.                                      Waivers.  Borrower, and all guarantors and endorsers of this Note, regardless of the time, order or place of signing, hereby waive notice, demand, presentment, protest, and notices of every kind, presentment for the purpose of accelerating maturity, diligence in collection, and, to the fullest extent permitted by law, all rights to plead any statute of limitations as a defense to any action on this Note.

6.                                      Choice of Law; Venue.  THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. EACH OF BORROWER AND LENDER HEREBY SUBMITS TO THE EXCLUSIVE JURISDICTION AND VENUE OF THE STATE AND FEDERAL COURTS LOCATED IN THE CITY AND COUNTY OF SAN FRANCISCO, STATE OF CALIFORNIA.  BORROWER AND LENDER EACH HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS NOTE.  EACH PARTY FURTHER WAIVES ANY RIGHT TO CONSOLIDATE ANY ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.

7.                                      Miscellaneous.  THIS NOTE MAY BE MODIFIED ONLY BY A WRITING SIGNED BY BORROWER AND LENDER.  Each provision hereof is severable from every other provision hereof and of the Loan Agreement when determining its legal enforceability.  Sections and subsections are titled for convenience, and not for construction.  “Hereof,” “herein,” “hereunder,” and similar words refer to this Note in its entirety.  “Or” is not necessarily exclusive.  “Including” is not limiting.  The terms and conditions hereof inure to the benefit of and are binding upon the parties’ respective permitted successors and assigns.  This Note is subject to all the terms and conditions of the Loan Agreement.

IN WITNESS WHEREOF, Borrower has caused this Note to be executed by a duly authorized officer as of the day and year first above written.

KYTHERA BIOPHARMACEUTICALS, INC.

By:

Name:

Title:

2

EXHIBIT C

WARRANT

(See Exhibit 4.4)

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EXHIBIT D

NOTICE OF BORROWING

,

Lighthouse Capital Partners VI, L.P.

3555 Alameda de las Pulgas, Suite 200

Menlo Park, CA 94025

Ladies and Gentlemen:

Reference is made to the Loan and Security Agreement No. 1991 dated as of March 21, 2011 (as it has been and may be amended from time to time, the “Loan Agreement,” initially capitalized terms used herein as defined therein), between LIGHTHOUSE CAPITAL PARTNERS VI, L.P. and KYTHERA BIOPHARMACEUTICALS, INC. (the “Company”)

The undersigned is the President and CEO of the Company, and hereby irrevocably requests an Advance under the Loan Agreement, and in that connection certifies as follows:

1.                                      The amount of the proposed Advance is $                    .  The business day of the proposed Advance is                     .

2.                                      The Loan Commencement Date for this Advance shall be                     .

3.                                      As of this date, no Event of Default, or event which with notice or the passage of time would constitute an Event of Default, has occurred and is continuing, or will result from the making of the proposed Advance, and the representations and warranties of the Company contained in Section 5 of the Loan Agreement are true and correct in all material respects.

4.                                      Except as described below, no event that could reasonably be expected to have a material adverse effect on the ability of Company to fulfill its obligations under the Loan Agreement has occurred since the date of the most recent financial statements, submitted to you by the Company.

The Company agrees to notify you promptly before the funding of the Advance if any of the matters to which I have certified above shall not be true and correct on the Funding Date.

Very truly yours,

KYTHERA BIOPHARMACEUTICALS, INC.

By:

Name:

Title:

1

EXHIBIT E

INCUMBENCY CERTIFICATE

The undersigned, John Smither, hereby certifies that:

1.                                      He/She is the duly elected and acting Chief Financial Officer of KYTHERA BIOPHARMACEUTICALS, INC., a Delaware corporation (the “Company”).

2.                                      That on the date hereof, each person listed below holds the office in the Company indicated opposite his or her name and that the signature appearing thereon is the genuine signature of each such person:

NAME	OFFICE	SIGNATURE

Keith Leonard	President & Chief Executive Officer

John W. Smither	Chief Financial Officer

3.                                      Attached hereto as Exhibit A is a true and correct copy of the Certificate of Incorporation of the Company, as amended, as in effect as of the date hereof.

4.                                      Attached hereto as Exhibit B is a true and correct copy of the Bylaws of the Company, as amended, as in effect as of the date hereof.

5.                                      Attached hereto as Exhibit C is a copy of the resolutions of the Board of Directors of the Company authorizing and approving the Company’s execution, delivery and performance of a loan facility with Lighthouse Capital Partners VI, L.P.

IN WITNESS WHEREOF, the undersigned has executed this Incumbency Certificate on March 21, 2011.

KYTHERA BIOPHARMACEUTICALS, INC.

By:

Name:	John W. Smither

Title:	Chief Financial Officer

I, the President and Chief Executive Officer of the Company, do hereby certify that John Smither is the duly qualified, elected and acting Chief Financial Officer of the Company and that the above signature is his or her genuine signature.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Incumbency Certificate on March 21, 2011.

KYTHERA BIOPHARMACEUTICALS, INC.

By:

Name:	Keith Leonard

Title:	President and Chief Executive Officer

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EXHIBIT F

OFFICER’S CERTIFICATE

The undersigned, to induce LIGHTHOUSE CAPITAL PARTNERS VI, L.P. (“Lender”), to extend or continue financial accommodations to KYTHERA BIOPHARMACEUTICALS, INC., a Delaware corporation (the “Borrower”) pursuant to the terms of that certain Loan and Security Agreement dated March 21, 2011 (the “Loan Agreement”), hereby certifies that on the date hereof:

1.                                      I am the duly elected and acting                            of Borrower.

2.                                      I am a Responsible Officer as that term is defined in the Loan Agreement.

3.                                      The information submitted herewith is in fact what it purports to be.

4.                                      The information delivered herewith is true, correct and complete.

5.                                      Borrower is currently able to meet its obligations as they come due.

6.                                      I understand that Lender is relying upon the truthfulness, accuracy and completeness hereof in connection with the Loan Agreement.

7.                                      I will advise you if it comes to my attention that, as of the date hereof, the information submitted herewith was not in fact true, correct and complete.

IN WITNESS WHEREOF, the undersigned has executed this Officer’s Certificate on                               .

KYTHERA BIOPHARMACEUTICALS, INC.

By:

Name:

Title:

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EXHIBIT G

AUTHORIZATION FOR AUTOMATIC PAYMENT

The undersigned KYTHERA BIOPHARMACEUTICALS, INC. (“Borrower”) authorizes LIGHTHOUSE CAPITAL PARTNERS VI, L.P. and any and all affiliated funds (collectively, “Lender”) and the bank / financial institution (“Bank”) named below to initiate variable debit and/or credit entries to Borrower’s deposit, checking or savings accounts as designated below and to cause funds transfers to an account of Lender as payment of any and all amounts due under the Loan and Security Agreement between Borrower and Lender dated March 21, 2011 (the “Loan Agreement”).

1.                                      Lender is hereby authorized to initiate variable debit and/or credit transactions and resulting funds transfers in Borrower’s designated accounts with respect to amounts calculated by Lender to be due and owing to Lender by Borrower periodically under the Loan Agreement.  Borrower consents to all such debit and/or credit transactions and resulting funds transfers and hereby authorizes Lender to take all such actions as may be required by Bank with respect to such transactions. Borrower acknowledges and agrees that such credit and/or debit entries may be made in amounts due under the Loan Agreement in order to cause timely payments as required by the terms of the Loan Agreement.

2.                                      Borrower hereby authorizes Lender to release to Bank all information concerning Borrower that may be necessary or desirable for Bank to investigate or recover any erroneous funds transfers that may occur.

3.                                      Borrower acknowledges and agrees that all such debit and/or credit transactions and funds transfers are intended to be made through an Automated Clearing House system and in compliance with the NACHA Rules and in compliance with Bank’s security procedures.

4.                                      Borrower represents and warrants that the account information set forth below is accurate and complete and that each of the account(s) set forth below is a business account maintained in Borrower’s name and for Borrower’s account.

This Consent shall be effective as of March 21, 2011 and shall remain in effect until the Loan Agreement has been terminated. Any cancellation by Borrower of this consent shall (i) be made in writing and (ii) delivered to Bank and Lender in such time as to afford Bank and Lender a reasonable opportunity to act on said cancellation.

Silicon Valley Bank
(Name of Borrower’s Bank)

3003 Tasman Drive	Santa Clara	CA	95054
(Address of Bank)	(City)	(State)	(Zip Code)

Bank Routing Number	XXXXXXXXX
(between these symbols “ /:” “:/” on bottom left of check)

Account Number:	XXXXXXXXX

Copy of a voided check is attached to this form

Borrower Name:	KYTHERA BIOPHARMACEUTICALS, INC.
Borrower Address:	27200 W. Agoura Rd., Suite 200
Calabasas, CA 91301

Authorized by:
Its:

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EXHIBIT H

NEGATIVE PLEDGE AGREEMENT

THIS NEGATIVE PLEDGE AGREEMENT is made as of March 21, 2011, by and between KYTHERA BIOPHARMACEUTICALS, INC. (“Borrower”) and LIGHTHOUSE CAPITAL PARTNERS VI, L.P. (“Lender”).

In consideration of the Loan and Security Agreement between the parties of proximate date herewith (the “Loan Agreement”), Borrower agrees as follows:

Except as otherwise permitted in the Loan Agreement, Borrower shall not sell, transfer, assign, mortgage, pledge, lease, grant a security interest in, or encumber any of Borrower’s Intellectual Property, including, without limitation, the following:

(a)                                 Any and all copyright rights, copyright applications, copyright registration and like protection in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held (collectively, the “Copyrights”);

(b)                                 Any and all trade secrets, and any and all intellectual property rights in computer software and computer software products now or hereafter existing, created, acquired or held;

(c)                                  Any and all design rights which may be available to Borrower now or hereafter existing, created, acquired or held;

(d)                                 All patents, patent applications and like protections, including, without limitation, improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same, including, without limitation, the patents and patent applications (collectively, the “Patents”);

(e)                                  Any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks (collectively, the “Trademarks”);

(f)                                   Any and all claims for damages by way of past, present and future infringements of any of the rights included above, with the right, but not the obligation, to sue for an collect such damages for said use or infringement of the intellectual property rights identified above;

(g)                                 Any and all licenses or other rights to use any of the Copyrights, Patents or Trademarks and all license fees and royalties arising from such use to the extent permitted by such license or rights

(h)                                 Any and all amendments, extensions, renewals and extensions of any of the Copyrights, Patents or Trademarks; and

(i)                                    Any and all proceeds and products of the foregoing, including, without limitation, all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.

For the avoidance of doubt, Borrower shall at all times be permitted to enter into licenses of Intellectual Property.  It shall be an Event of Default under the Loan Agreement if there is a breach of any term of this Negative Pledge Agreement.

KYTHERA BIOPHARMACEUTICALS, INC.	LIGHTHOUSE CAPITAL PARTNERS VI, L.P.

By:	By: LIGHTHOUSE MANAGEMENT PARTNERS VI, L.L.C., its general partner

Name:
By:
Title:
Name:

Title:

1

EXHIBIT I

CONTROL AGREEMENT

[In form and substance acceptable to Lender in its reasonable discretion]

1

Account Numbers: XXXXXX

DEPOSIT ACCOUNT CONTROL AGREEMENT

Customer:	Kythera Biopharmaceuticals, Inc.
Creditor:	Lighthouse Capital Partners VI, L.P.
Date:	March , 2011

This Deposit Account Control Agreement (“Agreement”) is entered into as of the above date among Silicon Valley Bank (“Bank”), Creditor identified above (“Creditor”), and Customer identified above (“Customer”).

All parties agree as follows:

1.                                      Deposit Account. Bank maintains one or more demand, time, savings, passbook, certificates of deposit or other similar accounts that are identified above in which Customer has an interest (collectively, the “Account”). The Deposit Account (as defined below) is subject to Bank’s Deposit Agreement and Disclosure Statement (the “Deposit Agreement”), provided that, in the case of any conflict between the terms of this Agreement and the Deposit Agreement, the terms of this Agreement will prevail. The parties acknowledge that the Deposit Account constitutes a “deposit account” within the meaning of Section 9102 of the Uniform Commercial Code of the State of California (the “UCC”), and Bank is a “bank” within the meaning of Section 9102 of the UCC. Bank’s jurisdiction for purposes of Section 9304 of the UCC is California. The provisions of this Agreement constitute “control” over the Deposit Account within the meaning of Section 9104 of the UCC.

2.                                      Security Interests. Pursuant to a security agreement or similar agreement, Customer has granted to Creditor a security interest in the Account and in all cash, funds, items, instruments, and any other amounts now or later deposited into or held therein (collectively, the “Deposit Account”). Bank acknowledges the lien on and security interest in the Deposit Account granted by Customer to Creditor.

[For Bank use only - Bank representative to check box, if necessary, and insert initials.]

(a)                                 ☐ Other than as set forth in Section 6 below, Bank does not have a security interest in the Deposit Account.             [DLM initials]

(b)                                 ☐ Bank has a security interest in the Deposit Account.             [DLM initials]

If the box is Section 2(b) above is checked, the priorities of Creditor’s security interest and Bank’s security interest in the Deposit Account are governed by an intercreditor or other similar agreement between Bank and Creditor.

3.                                      Other Deposit Control Agreements.

[For Bank use only - Bank representative to check appropriate box below and insert initials.]

(a)                                 ☐ Bank has not entered into any other control agreement governing the Deposit Account with any other party.               [DLM initials]

(b)                                 ☐ Bank has entered into other control agreement(s) governing the Deposit Account with the following party or parties:

[DLM initials]

Bank agrees that it will not enter into a control agreement with any other party with respect to the Deposit Account without Creditor’s prior written consent.

4.                                      Customer’s Rights in Deposit Account. Creditor has control over the Deposit Account, provided that, until Bank receives a Notice of

SVB Deposit Account Control Agreement (October 2008)

Exclusive Control (as described and set forth in Section 13(b) below), Customer will be entitled to draw items on and to withdraw or otherwise direct the disposition of funds from the Deposit Account. So long as this Agreement is in effect, Customer may not close the Deposit Account without Creditor’s prior written consent. Bank may close the Deposit Account in accordance with the Deposit Agreement and as may be required by applicable law. After Bank receives a Notice of Exclusive Control, Bank will notify Creditor not less than thirty (30) calendar days prior to closing the Deposit Account in non-emergency circumstances and substantially contemporaneously with closing the Deposit Account in emergency circumstances (for example, in response to fraud or returned items), unless prohibited by law. Customer will notify Creditor promptly if Bank closes the Deposit Account.

5.                                      Creditor’s Control of Deposit Account. Except as permitted in Section 6 hereof, after Bank receives a Notice of Exclusive Control and has reasonable opportunity to comply with it, but no later than two Business Days (as defined below) after the Notice of Exclusive Control has been validly given (in accordance with Section 13(b) below), Bank and Customer agree that: (a) Bank will comply only with Creditor’s instructions as to the withdrawal or disposition of any funds credited to the Deposit Account and to any other matters relating to the Deposit Account, without Customer’s further consent, and (b) Bank will not comply with any instructions from Customer concerning the Deposit Account or any funds therein. Bank shall have no duty to inquire or determine whether Creditor is entitled to send a Notice of Exclusive Control. Creditor’s instructions may include the giving of stop payment orders for any items being presented to the Deposit Account for payment. Bank will be fully entitled to rely upon such instructions from Creditor even if such instructions are contrary to any instructions or demands given by Customer. Customer confirms that Bank (x) should follow instructions from Creditor even if the result of following such instructions is that Bank dishonors items presented for payment from the Deposit Account, and (y) will have no liability to Customer for wrongful dishonor of such items in following such instructions from Creditor. For purposes of this Agreement, “Business Day” means a day on which Bank is open to the public for business and is measured in a 24 hour increment.

6.                                      Priorities of Security Interests; Rights Reserved by Bank.

(a)                                 Creditor agrees that nothing herein subordinates or waives, and that Bank expressly reserves, any and/or all of Bank’s present and future rights (whether described as rights of setoff, banker’s liens, chargeback or otherwise, and whether available to Bank under the law or under any other agreement between Bank and Customer concerning the Deposit Account) with respect to:

(i)                                     the face amount of a check, draft, money order, instrument, wire transfer of funds, automated clearing house entry, credit from a merchant card transaction, other electronic transfer of funds or other item (A) deposited in or credited to the Deposit Account, whether before or after the date of this Agreement, and returned unpaid or otherwise uncollected or subject to an adjustment entry, whether for insufficient funds or for any other reason and without regard to the timeliness of the return or adjustment or the occurrence or timeliness of any other person’s notice of nonpayment or adjustment, (B) subject to a claim against the Bank for breach of transfer, presentment, encoding, retention or other warranty under Federal Reserve Regulations or Operating Circulars, clearing house rules, the UCC or other applicable law, or (C) for a merchant card transaction, against which a contractual demand for chargeback has been made (“Returned Items”);

(ii)                                  service charges, fees or expenses payable or reimbursable to the Bank in connection with the Deposit Account or any related services (“Account Charges”); and

(iii)                               any adjustments or corrections of any posting or encoding errors (“Adjustments”).

(b)                                 Creditor agrees that notwithstanding receipt of the Notice of Exclusive Control, Bank may exercise Bank’s rights and remedies in connection with any liens or claims it may have in or on the Deposit Account as described in this Section 6.

7.                                      Statements. At Customer’s expense, Bank will send copies of all statements sent to Customer for the Deposit Account to Creditor at Creditor’s address set forth below Creditor’s signature at the end of this Agreement. Until this Agreement is terminated, Customer authorizes Bank to disclose to Creditor at Creditor’s request any information concerning the Deposit Account, including but not limited to the identity of any other party with which Customer and Bank have executed control agreements.

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8.                                      Returned Items, Account Charges, and Adjustments. Bank may debit the Deposit Account for Returned Items, Account Charges and Adjustments. If at any time after Creditor exercises exclusive control over the Deposit Account (a) funds are not available in the Deposit Account to cover the amount of any Returned Item, Account Charge or Adjustment, and (b) Customer fails to pay such amount within fifteen (15) Business Days of Bank’s written demand therefor, then Creditor agrees that it will pay, within ten (10) Business Days of a written demand by Bank, amounts owed for each such Returned Item, Account Charge or Adjustment that is not paid in full by Customer up to the amount of the proceeds received by Creditor from the Deposit Account, provided that Bank must make a demand from Creditor within 180 days of termination of this Agreement.

9.                                      Indemnity and Hold Harmless of Bank by Customer. Customer hereby agrees to indemnify and hold harmless Bank, its affiliates and their respective directors, officers, agents and employees (each, an “Indemnified Person”) against any and all claims, causes of action, liabilities, lawsuits, demands and damages (each, a “Claim”) asserted by Creditor or any other party (other than an Indemnified Person), including without limitation, any and all court costs and reasonable attorneys’ fees, in any way related to or arising out of or in connection with this Agreement; provided that no Indemnified Person shall be entitled to be indemnified to the extent that such Claims result from the gross negligence or willful misconduct of such Indemnified Person.

10.                               Indemnification and Hold Harmless of Bank by Creditor. To the extent that an Indemnified Person is not promptly indemnified by Customer, Creditor shall indemnify and hold harmless such Indemnified Person against any and all Claims (including reasonable attorneys’ fees) asserted by persons other than an Indemnified Person and arising from any Notice of Exclusive Control from Creditor except to the extent such Claims result from the gross negligence or willful misconduct of Bank or any other Indemnified Person; provided that in no event shall Creditor be liable for any special, indirect, consequential or punitive damages, or lost profits. Creditor agrees that Bank is released from any and all liabilities to the Creditor arising from the terms of this Agreement except to the extent such liabilities arise from Bank’s or another Indemnified Person’s gross negligence or willful misconduct.

11.                               Limitation of Liability. IN NO EVENT SHALL BANK BE LIABLE FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES RELATING TO THIS AGREEMENT WHETHER ANY CLAIM IS BASED ON ANY THEORY OF LIABILITY (INCLUDING WITHOUT LIMITATION ANY THEORY IN CONTRACT OR TORT) AND WHETHER THE LIKELIHOOD OF SUCH DAMAGES WAS KNOWN TO BANK AND REGARDLESS OF THE FORM OF ANY CLAIM OR ACTION.

12.                               Amendments. This Agreement and all exhibits attached hereto may be amended only by a written agreement signed by Bank, Creditor, and Customer.

13.                               Notices.

(a)                                 Any notice, other than a Notice of Exclusive Control, or other communication provided for or allowed hereunder shall be in writing and shall be considered to have been validly given (i) when received if delivered personally (whether by messenger, hand delivery or otherwise) or by overnight delivery or by facsimile to the recipient to the address or facsimile number set forth below the signature of the applicable party hereto, or (ii) 72 hours after being deposited in the United States mail, registered or certified, postage prepaid, return receipt requested, if sent to the address and addressee as set forth below the signature of the applicable party hereto. The addresses and facsimile numbers to which notices or other communications are to be given (including statements delivered pursuant to Section 7 and a Notice of Exclusive Control pursuant to Section 13(b) below) may be changed from time to time by notice given as provided herein.

(b)                                 A Notice of Exclusive Control shall be in writing, must be in the form set forth in Exhibit A hereto, must be delivered to the address listed below Bank’s signature at the end of this Agreement via hand delivery, messenger, overnight delivery or facsimile, and shall be considered to have been validly given when actually received, except that a facsimile will be considered to have been validly given only when acknowledged in writing by Bank (Bank agrees that it will use its good faith effort to promptly acknowledge receipt of such facsimile). To the extent Creditor does not deliver the Notice of Exclusive Control as set forth in this Section 13 or to the address listed below Bank’s signature at the end of this Agreement, Creditor (a) acknowledges that Bank may not be able to respond to such Notice of Exclusive Control pursuant to Section 5 above, and (b) agrees that Bank will not be held liable for any failure to respond to such Notice of Exclusive Control.

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(c)                                  If deemed necessary by Bank to enable Bank to comply with the provisions of §326 of the USA PATRIOT Act, Creditor agrees that it will provide Bank with a copy of its formation documentation when delivering a Notice of Exclusive Control, unless such documentation has previously been provided to Bank, and Bank can verify that such documentation is still maintained in Bank’s files (provided that no such request by Bank shall delay the effectiveness of any such Notice of Exclusive Control).

14.                               Integration Provision. This Agreement constitutes the entire agreement among Bank, Customer and Creditor with respect to Creditor’s control over the Deposit Account and matters related thereto, and all prior communications, whether verbal or written, between any of the parties hereto with respect to the subject matter hereof shall be of no further effect or evidentiary value.

15.                               Counterparts. This Agreement may be signed in counterparts that, when signed by all parties, shall constitute one agreement.

16.                               Relationship of the Parties. Nothing in this Agreement shall create any agency or fiduciary relationship between Customer, Creditor and Bank.

17.                               Governing Law and Jurisdiction. The parties hereto agree that this Agreement shall be governed exclusively under and in accordance with the laws of the State of California. All parties hereto each submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California.

18.                               Jury Trial Waiver. CUSTOMER, CREDITOR, AND BANK EACH WAIVES ITS RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR ALL PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time out of or based upon this Agreement or any transaction contemplated herein shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and order applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to the California Code of Civil Procedure § 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

19.                               Successors. The terms of this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective corporate successors or heirs and personal representatives. Customer may not assign this Agreement without the prior written consent of Creditor and Bank. Creditor

4

may assign this Agreement upon written notice to Bank; provided, that such assignee must assume in writing or by operation of law all of Creditor’s obligations under this Agreement. Bank may assign this Agreement upon written notice to Creditor (which shall be given to Creditor at the same time such notice is provided to Customer); provided, that such assignee must assume in writing or by operation of law all of Bank’s obligations under this Agreement.

20.                               Attorneys’ Fees, Costs and Expenses. In any action or proceeding between Bank and any other party to this agreement, the prevailing party will be entitled to recover its reasonable attorneys’ fees and other reasonable costs and expenses incurred, in addition to any other relief to which it may be entitled.

21.                               Termination; Survival. Customer may terminate this Agreement only with the written consent of Creditor. Creditor may terminate this Agreement by giving Bank and Customer written notice of termination. Bank may terminate this Agreement by giving Creditor and Customer thirty (30) calendar days’ prior written notice of termination unless termination is a result of Bank’s closure of the Deposit Account pursuant to its rights set forth in the Deposit Agreement or in accordance with applicable law, in which case, Creditor’s receipt of notice shall be governed by Section 4 hereof. Subject to the foregoing, this Agreement automatically terminates when the Deposit Account closes. Sections 9, 10, 11, 17, 18 and 20 shall survive the termination of this Agreement.

[Signature page follows.]

5

BANK:	SILICON VALLEY BANK

By
Title:
Deposit Liability Management

Address for Notices:
Silicon Valley Bank
Deposit Liability Management
3003 Tasman Drive, Mail Sort HF 184
Santa Clara, CA 95054
Telephone: XXXXXX
Facsimile: XXXXXX

CUSTOMER:	Kythera Biopharmaceuticals, Inc.,
a Delaware corporation
TIN*

By
Name:
Title:

Address for Notices:
27200 West Agoura Road, Suite 200
Calabasas, CA 91301
Attn: Chief Financial Officer
Telephone: XXXXXX
Facsimile: XXXXXX

CREDITOR:	Lighthouse Capital Partners VI, L.P.,
a Delaware limited partnership
TIN* XXXXXX

	By:	Lighthouse Management Partners VI, L.L.C.,
its general partner

By
Name:
Title:

Address for Notices:
3555 Alameda de las Pulgas, Suite 200
Menlo Park, CA 94025
Attn: Contracts Administration
Telephone: XXXXXX
Facsimile: XXXXXX

* Pursuant to §326 of the USA PATRIOT Act, Bank is required to obtain a Tax Identification Number (TIN) from all parties to this Agreement.

Exhibit A

Notice of Exclusive Control

To:	Silicon Valley Bank (“Bank”)
From:	(“Creditor”)
Re:	(“Customer”)
Date:

Pursuant to the Deposit Account Control Agreement dated                                             (“Agreement”) entered among Bank, Customer and Creditor, Creditor hereby notifies Bank of Creditor’s exercise of Creditor’s rights under the Agreement and directs Bank to cease complying with instructions or any directions originated by Customer or its agents.

Creditor agrees that it will provide Bank with a copy of its formation documentation when delivering a Notice of Exclusive Control if deemed necessary by Bank to enable Bank to comply with the provisions of §326 of the USA PATRIOT Act (provided that no such request by Bank shall delay the effectiveness of any such Notice of Exclusive Control).

CREDITOR:

By
Title:

ACKNOWLEDGED BY:	SILICON VALLEY BANK
(for facsimile only)

By:
Name:
Title:
Date:
Time:

Blocked Account Control

Agreement (“Shifting Control”) | JPMORGAN CHASE BANK, N.A.

AGREEMENT dated as of March      2011, by and among Kythera Biopharmaceuticals, Inc. (“Company”), Lighthouse Capital Partners VI, L.P. (“Lender”) and JPMorgan Chase Bank, N.A. (“Depositary”).

The parties hereto refer to Account No. XXXXXX in the name of Company maintained at Depositary (the “Account”) and hereby agree as follows:

1.   Company and Lender notify Depositary that by separate agreement Company has granted Lender a security interest in the Account and all funds on deposit from time to time therein. Depositary acknowledges being so notified.

2.   Prior to the Effective Time (as defined below) Depositary shall honor all withdrawal, payment, transfer or other fund disposition or other instructions which the Company is entitled to give under the Account Documentation (as hereinafter defined) (collectively, “instructions”) received from the Company (but not those from Lender) concerning the Account. On and after the Effective Time (and without Company’s consent), Depositary shall honor all instructions received from Lender (but not those from Company) concerning the Account and Company shall have no right or ability to access or withdraw or transfer funds from the Account.

For the purposes hereof, the “Effective Time” shall be the opening of business on the second business day next succeeding the business day on which a notice purporting to be signed by Lender in substantially the same form as Exhibit A, attached hereto, with a copy of this Agreement attached thereto (a “Shifting Control Notice”), is actually received by the unit of Depositary to whom the notice is required hereunder to be addressed; provided, however, that if any such notice is so received after 12:00 noon, Eastern time, on any business day, the “Effective Time” shall be the opening of business on the third business day next succeeding the business day on which such receipt occurs; and, provided further, that a “business day” is any day other than a Saturday, Sunday or other day on which Depositary is or is authorized or required by law to be closed.

Notwithstanding the foregoing: (i) all transactions involving or resulting in a transaction involving the Account duly commenced by Depositary or any affiliate prior to the Effective Time and so consummated or processed thereafter shall be deemed not to constitute a violation of this Agreement; and (ii) Depositary and/or any affiliate may (at its discretion and without any obligation to do so) (x) cease honoring Company’s instructions and/or commence honoring solely Lender’s instructions concerning the Account at any time or from time to time after it becomes aware that Lender has sent to it a Shifting Control Notice but prior to the Effective Time therefor (including without limitation halting, reversing or redirecting any transaction referred to in clause (i) above), or (y) deem a Shifting Control Notice to be received by it for purposes of the foregoing paragraph prior to the specified unit’s actual receipt if otherwise actually received by Depositary (or if such Shifting Control Notice does not comply with the form attached hereto as Exhibit A or does not attach an appropriate copy of this Agreement), with no liability whatsoever to Company or any other party for doing so.

3.   This Agreement supplements, rather than replaces, Depositary’s deposit account agreement, terms and conditions and other standard documentation in effect from time to time with respect to the Account or services provided in connection with the Account (the “Account Documentation”), which Account Documentation will continue to apply to the Account and such services, and the respective rights, powers, duties, obligations, liabilities and responsibilities of the parties thereto and hereto, to the extent not expressly conflicting with the provisions of this Agreement (however, in the event of any such conflict, the provisions of this Agreement shall control). Prior to issuing any instructions on or after the Effective Time, Lender shall provide Depositary with such documentation as Depositary may reasonably request to establish the identity and authority of the individuals issuing instructions on behalf of Lender. Lender may request the Depositary to provide other services (such as automatic daily transfers) with respect to the Account on or after the Effective Time; however, if such services are not authorized or otherwise covered under the Account Documentation, Depositary’s decision to provide any such services shall be made in its sole discretion (including without limitation being subject to Company and/or Lender executing such Account Documentation or other documentation as Depositary may require in connection therewith).

4.   Depositary agrees not to exercise or claim any right of offset, banker’s lien or other like right against the Account for so long as this Agreement is in effect except with respect to (i) returned or charged-back items, reversals or cancellations of payment orders and other electronic fund transfers or other corrections or adjustments to the Account or transactions therein, (ii) overdrafts in the Account or (iii) Depositary’s charges, fees and expenses with respect to the Account or the services provided hereunder.

5.   Notwithstanding anything to the contrary in this Agreement: (i) Depositary shall have only the duties and responsibilities with respect to the matters set forth herein as is expressly set forth in writing herein and shall not be deemed to be an agent, bailee or fiduciary for any party hereto; (ii) Depositary shall be fully protected in acting or refraining from acting in good faith without investigation on any notice (including without limitation a Shifting Control Notice), instruction or request purportedly furnished to it by Company or Lender in accordance with the terms hereof, in which case the parties hereto agree that Depositary has no duty to make any further inquiry whatsoever; (iii) it is hereby acknowledged and agreed that Depositary has no knowledge of (and is not required to know) the terms and provisions of the separate agreement referred to in paragraph 1 above or any other related documentation or whether any actions by Lender (including without limitation the sending of a Shifting Control Notice), Company or any other person or entity are permitted or a breach thereunder or consistent or inconsistent therewith, (iv) Depositary shall not be liable to any party hereto or any other person for any action or failure to act under or in connection with this Agreement except to the extent such conduct constitutes its own willful misconduct or gross negligence (and to the maximum extent permitted by law, shall under no circumstances be liable for any incidental, indirect, special, consequential or punitive damages); and (v) Depositary shall not be liable for losses or delays caused by force majeure, interruption or malfunction of computer, transmission or communications facilities, labor difficulties, court order or decree, the commencement of bankruptcy or other similar proceedings or other matters beyond Depositary’s reasonable control.

1

6.   Company hereby agrees to indemnify, defend and save harmless Depositary against any loss, liability or expense (including reasonable fees and disbursements of counsel who may be an employee of Depositary) (collectively, “Covered Items”) incurred in connection with this Agreement or the Account (except to the extent due to Depositary’s willful misconduct or gross negligence) or any interpleader proceeding relating thereto or incurred as a result of following Company’s direction or instruction. Lender hereby agrees to indemnify, defend and save harmless Depositary against any Covered Items incurred (i) on or after the Effective Time in connection with this Agreement or the Account (except to the extent due to Depositary’s willful misconduct or gross negligence) or any interpleader proceeding related thereto, (ii) as a result of following Lender’s direction or instruction (including without limitation Depositary’s honoring of a Shifting Control Notice) or (iii) due to any claim by Lender of an interest in the Account or the funds on deposit therein.

7.   Depositary may terminate this Agreement (i) in its discretion upon the sending of at least thirty (30) days’ advance written notice to the other parties hereto or (ii) because of a material breach by Company or Lender of any of the terms of this Agreement or the Account Documentation, upon the sending of at least five (5) days advance written notice to the other parties hereto. Lender may terminate this Agreement in its discretion upon the sending of at least three (3) days advance written notice to the other parties hereto, provided that Depositary may shorten or waive the requirement that Lender’s notice be in advance and any such shortening or waiver shall be binding on all parties. Any other termination or any amendment or waiver of this Agreement shall be effected solely by an instrument in writing executed by all the parties hereto. The provisions of paragraphs 5 and 6 above shall survive any such termination.

8.   Company shall compensate Depositary for the opening and administration of the Account and services provided hereunder in accordance with Depositary’s fee schedules from time to time in effect. Payment will be effected by a direct debit to the Account.

9.   This Agreement: (i) may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument; (ii) shall become effective when counterparts hereof have been signed by the parties hereto; and (iii) shall be governed by and construed in accordance with the laws of the State of New York. All parties hereby waive all rights to a trial by Jury in any action or proceeding relating to the Account or this Agreement. All notices under this Agreement shall be in writing and sent (including via emailed pdf or similar file or facsimile transmission) to the parties hereto at their respective addresses, email addresses or fax numbers set forth below (or to such other address, email address or fax number as any such party shall designate in writing to the other parties from time to time).

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

KYTHERA BIOPHARMACEUTICALS, INC.		LIGHTHOUSE CAPITAL PARTNERS VI, L.P.

By:	Date: March , 2011	By:	Date: March , 2011

Name:		Name:
Title:		Title:

Address for	27200 West Agoura Road, Suite 200	Address for	3555 Alameda de las Pulgas, Suite 200
Notices:	Calabasas, CA 91301	Notices:	Menlo Park, CA 94025
Fax No.:	XXXXXX	Fax No.:	XXXXXX
Email Address:		Email Address:	N/A

JPMORGAN CHASE BANK, N.A.

By:	Date:
Name:
Title:

Address for other Notices:		Address For Shifting Control and Termination Notices:
JPMorgan Chase Bank, N.A.		JPMorgan Chase Bank, N.A.
Attn:		Global TS Contracts & Documentation
1 Chase Manhattan an Plaza, Floor 18, NY1-A306		Attn: Blocked Accounts
New York, NY 1005-1401		420 W Van Buren Street, 9th floor Suite IL1-0199
Email:		Chicago, Il 60606-3534
Fax No.: XXXXXX		Email: XXXXXX
Fax No. XXXXXX

2

Exhibit A | SHIFTING CONTROL NOTICE

Date:

JPMorgan Chase Bank, N.A.
Global TS Contracts & Documentation

Address:	420 W Van Buren Street, 9th Floor Suite IL1-0199
Chicago, IL 60606-3534
Attention:	Blocked Accounts

Re: Blocked Account Control Agreement dated as of             ,           20     , (the “Agreement”) by and among                                                                                                                               and JPMorgan Chase Bank, N.A. relating to Account(s)

Ladies and Gentlemen:

This constitutes a Shifting Control Notice as referred to in paragraph 2 of the Agreement, a copy of which is attached hereto.

[NAME OF LENDER]

By:	Date:

Name:
Title:

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Blocked Account Agreement | JPMORGAN CHASE BANK, N.A., London Branch

This Agreement is made on March       , 2011 between: (1) Kythera Biopharmaceuticals, Inc. (the “Company”); (2) Lighthouse Capital Partners VI, L.P. (the “Lender”); and (3) JPMorgan Chase Bank, N.A., London Branch (the “Bank”).

The parties hereto refer to Account No. XXXXXX in the name of the Company maintained at the Bank (the “Account”) and hereby agree as follows:

1.     The Company and the Lender hereby notify the Bank that by separate agreement the Company has granted to the Lender a security interest in the Account (including any renewal or redesignation thereof) and all monies standing to the credit of the Account from time to time (the “Security Interest”). The Bank acknowledges being so notified.

2.     (a)    Prior to the Effective Date (as defined below), the Bank is authorised to honor any payment or other instructions, notices or directions regarding the Account (“Instructions”) from the Company (and not from the Lender) without any reference to or authority from the Lender. For the purposes of this paragraph 2(a) the Bank is authorised to act upon Instructions from any authorised signatory nominated by the Company via such means as are agreed with the Company subject to and in accordance with the Account Terms (as defined below) and, if applicable, any other terms relating to such means of communication.

       (b)     On and after the Effective Date, the Bank is authorised to honor those Instructions set out in paragraph 2(f) from the Lender (and not from the Company) without any reference to or authority from the Company. For the purposes of this paragraph 2(b) the Bank is authorised to act upon the aforementioned Instructions from any authorised signatory nominated by the Lender in accordance with paragraph 2(c) via such means as are agreed with the Lender subject to and in accordance with the Account Terms and, if applicable, any other terms relating to such means of communication.

       (c)     The Lender agrees to deliver with this Agreement, substantially in the form of Exhibit C, the names, titles, telephone and facsimile numbers and specimen signatures of the persons who are authorised by the Lender to give notices and Instructions to the Bank in connection with this Agreement. The Lender may amend the details of the authorised signatories via such means as are agreed with the Bank. Reliance by the Bank upon a notice or Instructions apparently or purportedly signed by any such authorised signatory shall operate as a discharge of the Bank in relation to any notice or Instructions relied and acted upon by it.

       (d)     In this Agreement, “Effective Date” means the date on which the Bank, having received a notice in the form of Exhibit A annexed hereto from the Lender and signed by an authorised signatory of the Lender (the “Notice”), acknowledges such notice. The Notice shall be sent by facsimile to the Bank’s fax number XXXXX and marked for the attention of “Controlled Account Administration” and the Bank’s acknowledgement of the Notice shall be sent to the Lender via SWIFT message to the Lender’s SWIFT address at [      ], attention [      ] (or to such other contact name or address as the Lender shall specify in the Notice). The Bank agrees to acknowledge the Notice promptly after having received the same. Such acknowledgement from the Bank shall be in the form as annexed hereto as Exhibit B.

       (e)     Notwithstanding the foregoing, (i) the processing after the Effective Date of any Instructions received before the Effective Date shall not constitute a violation of this Agreement and (ii) the Bank may (at its discretion and without any obligation to do so) commence honoring the Lender’s instructions prior to the Effective Date after it becomes aware that the Lender has sent to it a Notice and without any liability whatsoever to the Company for doing so.

       (f)     After the Effective Date the Lender may send only the following types of Instruction to the Bank: (i) a single Instruction requesting the Bank to send all monies standing to the credit of the Account from time to time to an identified bank account in the Lender’s name and instructing the Bank to close the Account (a “Payment Instruction”); or (ii) subject always to paragraph 10, an Instruction informing the Bank and copied to the Company informing the Bank that the Security Interest of the Lender in the Account has been terminated and that therefore the Lender wishes to terminate this Agreement (a “Termination Instruction”). For the avoidance of doubt, if a Termination Instruction is received by the Bank and validated as being from a person who is authorized by the Lender to give notice and instruction to the Bank, then this Agreement will be terminated promptly and the Lender will have no future ability or right to instruct over the Account and the Account shall return to the sole direction of the Company.

       (g)     After the Effective Date, the Lender shall send all Instructions under paragraph 2(f) regarding the Account by either (i) facsimile to the following facsimile number XXXXX addressed for the attention of TSG or (ii) SWIFT to XXXXX or by such other method as may be agreed in writing from time to time by the Bank and the Lender.

       (h)     During the term of this Agreement, the Company and the Lender (as applicable) acknowledge and agree to one another that neither of them shall permit or allow to subsist an overdraft on the Account. The foregoing provision shall be without prejudice to the Bank’s right to debit the Account for fees, costs, charges and expenses relating to the Account, whether or not such fees, costs, charges or expenses will result in an overdraft of the Account.

3.    Notwithstanding anything to the contrary in this Agreement:

       (i)      the Bank shall have only the duties and responsibilities expressly set out herein and in its standard account documentation and terms and conditions for accounts held with the Bank (the “Account Terms”) in effect from time to time in relation to the Account and shall not be deemed to be an agent, bailee or fiduciary for any party. The Account Terms shall apply to the Account at all times (whether prior to or after the Effective Date). If and to the extent that there is any inconsistency between the Account Terms and this Agreement, the terms of this Agreement shall prevail.

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(ii)     the Bank may rely on any instruction, notice, direction or communication (including but not limited to Instructions or the Notice) appearing or purporting to be given by the Company of the Lender in accordance with this Agreement and believed by the Bank in good faith to be genuine and the Bank shall have no obligation to make any enquiries whatsoever as to the justification, validity, contents or otherwise of any instructions, notices, directions or communications delivered to it pursuant to this Agreement including, without limitation, any enquiry as to whether the Security Interest has become enforceable or whether the terms of any agreement between the Company and the Lender have been complied with; and

(iii)    the Bank shall not be liable to any party hereto or any other person for any action or failure to act under or in connection with this Agreement except for direct losses arising from its own willful misconduct or gross negligence and shall under no circumstances (other than in respect of its own fraud) be liable for loss of business or profits or goodwill or any indirect or consequential or punitive or special loss or damage, whether or not reasonably foreseeable even if the Bank has been advised of the likelihood of such loss or damage and whether arising from negligence, breach of contract or otherwise.

4.         The Company hereby agrees to indemnify and hold harmless the Bank against any claim, action, damages, loss, liability, cost or expense (including reasonable legal fees) (together “Losses”) incurred or suffered by the Bank in connection with this Agreement or the Account (except to the extent due to the Bank’s willful misconduct or gross negligence) or incurred at the Company’s direction or instruction. This indemnity shall survive the termination of this Agreement. The Lender hereby severally agrees to indemnify and hold harmless the Bank against any Losses incurred or suffered by the Bank in connection with this Agreement or the Account (except to the extent due to the Bank’s willful misconduct or gross negligence) or incurred at the Lender’s direction or instruction, including (without limitation) those Instructions set out in paragraph 2(f), after the Effective Date. This indemnity shall survive the termination of this Agreement.

5.         Without prejudice to paragraph 2(f), the Company and the Lender each agree to notify the Bank promptly after the Security Interest is terminated or otherwise cancelled. The Company and the Lender shall each provide the Bank with such documentation, declarations, certifications and information as the Bank may require in connection with the aforementioned notice.

6.        The Company and the Lender each warrant, represent and undertake to the Bank on a continuing basis that:

(a)    it is duly incorporated, established or constituted (as the case may be) and validly existing under the laws of its country of incorporation, establishment or constitution (as the case may be);

(b)    it is duly authorized and has taken all necessary action to allow it to enter into and perform this Agreement and the transactions contemplated hereunder;

(c)    its entry into and performance of this Agreement will not conflict with or constitute a default under (i) any agreement or instrument to which it is a party, (ii) its constitutional documents or (iii) any law, lien, lease, order, judgment, award, injunction, decree, ordinance or regulation or any other restriction of any kind or character by which it is bound; and

(d)    the person signing this Agreement on its behalf is duly authorized so to act.

7.         The Company further warrants, represents and undertakes to the Bank at the date of this Agreement that the Account is not subject to any charge or security interest other than the Security Interest.

8.         The Bank confirms that it has not at the date hereof received written notice of any third party interest or claim in the Account.

9.        The Bank agrees not to exercise any right of set off, combination, consolidation or banker’s lien against the Account except with respect to returned or charged-back items or the Bank’s charges, fees, costs and expenses with respect to the Account or the services provided hereunder.

10.       This Agreement shall terminate upon (i) the written agreement of all the parties hereto; or (ii) notwithstanding the foregoing, upon thirty (30) days’ prior written notice by the Bank to the other parties hereto.

11.       Unless terminated in accordance with paragraph 2(f) or paragraph 10, this Agreement shall expire on the third anniversary of the date of this Agreement. In the event that the Company and the Lender wish to continue the arrangements contemplated hereunder after the date of expiration, the Company and the Lender shall be responsible for arranging and executing a new blocked account agreement (on the Bank’s standard terms in effect at such time) with the Bank in advance of the date of expiration of this Agreement. The Bank shall have no obligation to enter into such agreement. The Company and the Lender hereby severally but not jointly agree to indemnify and hold the Bank harmless from and against any Losses incurred or suffered by the Bank in connection with the failure of the Company and the Lender to put in place a new blocked account agreement.

12.      Subject to clause 2, all notices shall be in writing and sent to the parties hereto at the following address (or to such other address as any party shall designate in writing to the other parties from time to time):

The Company:	Kythera Biopharmaceuticals, Inc.	The Lender:	Lighthouse Capital Partners VI, L.P.

	27200 West Agoura Rd., Suite 200		3555 Alameda de las Pulgas, Suite 200

	Calabasas, CA 91301		Menlo Park, CA 94025

	Attention: Chief Financial Officer		Attention: Contracts Administration

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The Bank:	JPMorgan Chase Bank, N.A.,
London Branch
60 Victoria Embankment
London EC4Y 0JP
England
Attention: Escrow Team

13.       The Company shall compensate the Bank for the opening and administration of the Account and services provided hereunder in accordance with the Bank’s fee schedules and the Bank’s account terms from time to time in effect. The Bank shall be entitled to debit the Account with all such fees and with all costs, charges and expenses relating to the Account.

14.       This Agreement may be executed in any number of counterparts and by the parties on separate counterparts but shall not be effective until each party has executed at least one counterpart. Each counterpart shall constitute an original of this Agreement but all the counterparts shall together constitute but one and the same instrument. Any amendment or waiver of this Agreement shall be effected solely by an instrument in writing executed by all the parties hereto.

15.       This Agreement contains the whole agreement between the parties relating to the transactions contemplated by this Agreement and supersedes all previous agreements between the parties relating to these transactions. Without prejudice to the generality of the foregoing, the parties expressly agree that the terms of this Agreement shall supersede and replace the terms contained in any notice or acknowledgement of such notice that may be served upon the Bank in connection with the Security Interest.

16.       This Agreement may only be enforced by a party to it or such party’s successors or assigns.

17.       (a)        This Agreement and any non-contractual obligations arising out of or in relation to this Agreement shall be governed by and construed in accordance with English law. All disputes arising out of or relating to this Agreement or any non-contractual obligations arising out of or relating to this Agreement shall be submitted to the exclusive jurisdiction of the English courts. This clause is for the benefit of the Bank only and does not prevent the Bank from taking proceedings in the courts of any other country with jurisdiction including, to the extent allowed by law, concurrently in any number of countries.

(b)       If the Company or the Lender does not have a place of business in England or Wales, the process by which any suit, action or proceedings are begun in England may be served on that entity by being delivered to the person specified as the Process Agent at the address specified below or such person’s registered office for the time being. If the appointment of the Process Agent ceases to be effective, another person in England shall immediately be appointed to accept service of process; and if such other person is not appointed within 15 days, then the Bank shall be entitled to appoint such other person by notice to the Company or the Lender as the case may be. The right of any party to serve process in any other manner permitted by law shall not be affected.

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In witness whereof the parties hereto have duly executed this Agreement as of the date first above written.

Lighthouse Capital Partners VI, L.P.
Kythera Biopharmaceuticals, Inc.	By: Lighthouse Management Partners VI, L.L.C.
its general partner

By:	By:
Signature	Signature

Name	Name

Title	Title

Name and address of Process Agent	Name and address of Process Agent
(if required):	(if required):

JPMorgan Chase Bank, N. A., London Branch

By:
Signature

Name

Title

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Blocked Account Agreement | Exhibit A

Text of facsimile message from the Lender

To:	JPMorgan Chase Bank, N. A., London Branch
Fax number XXXXXX

For the attention of: Controlled Account Administration

Re:	Account(s) no(s): [ ]
Blocked Account Agreement dated March , 2011 (the “Agreement”) between JPMorgan Chase Bank, N.A., London Branch, Kythera Biopharmaceuticals and Lighthouse Capital Partners VI, L.P.

This letter constitutes the Notice referred to in paragraph 2 of the Agreement, a copy of which is attached hereto.

Lighthouse Capital Partners VI, L.P.
By: Lighthouse Management Partners VI, L.L.C.
its general partner

By:
Signature

Name

Title

Date

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Blocked Account Agreement | Exhibit B

Text of authenticated SWIFT message from the Bank

To:	Lender
SWIFT:

For the attention of: [name]/the Customer
Service Officer for [name of the Company]

Re:	Account(s) no(s): [ ]
Blocked Account Agreement dated March , 2011 (the “Agreement”) between JPMorgan Chase Bank, N.A., London Branch, Kythera Biopharmaceuticals, Inc. and Lighthouse Capital Partners VI, L.P.

This letter constitutes acknowledgement of the Notice referred to in paragraph 2 of the Agreement.

JPMorgan Chase Bank, N. A. London Branch

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Blocked Account Agreement | Exhibit C

The Lender’s Authorized Signatories:

Name:	Title:	Telephone Number:	Facsimile Number:	Specimen Signature:
Ryan Turner	Managing Director	XXXXXX	XXXXXX
Cristy Barnes	Managing Director	XXXXXX	XXXXXX

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U.S Bank, N.A.

SVB Asset Management

Securities Account Control Agreement

Account Number(s)/Title(s):	XXXXXX

Customer:	Kythera Biopharmaceuticals, Inc.

Creditor:	Lighthouse Capital Partners VI, L.P.

Date:	March , 2011

This Securities Account Control Agreement entered into as of the above date (this “Agreement”) is among U.S. Bank, N.A (“USB”), SVB Asset Management (“SAM”), the Customer identified above (“Customer”), and the Creditor identified above (“Creditor”).

Recitals

A.                                    Customer has established a securities account or securities accounts (“Account”) with and/or through USB pursuant to a USB Custodial Account Agreement (the “Client Agreement”). The account number and title for the Account are identified above. SAM acts as Customer’s registered investment advisor with respect to the Account. USB is a securities intermediary pursuant to Division 8 of the California Uniform Commercial Code (the “CUCC”). Customer maintains in the Account securities, financial assets, and other investment property as defined under Divisions 8 and 9 of the CUCC (collectively, the “Securities”).

B.                                    Pursuant to a security agreement or similar agreement (the “Security Agreement”), Customer has granted to Creditor a security interest in certain personal property of Customer, including without limitation (i) the Account; (ii) the Securities, (iii) all dividends and distributions, whether payable in cash, securities, or other property, in respect of the Securities, (iv) all of Customer’s rights with respect to the Securities and Account, and (iv) all products, proceeds and revenues of and from any of the foregoing personal property in sections (i) through (iv) (collectively, the “Collateral”).

C.                                    USB, SAM, Customer and Creditor are entering into this Agreement to perfect Creditor’s security interest in the Collateral by means of control pursuant to Division 8 of the CUCC.

Agreement

The parties hereto hereby agree as follows:

1.                                      Defined Terms. All terms used in this Agreement which are defined in the CUCC but are not otherwise defined herein shall have the meanings assigned to such terms in the CUCC, as in effect as of the date of this Agreement. While in the Account, all property credited to the Securities will be treated as financial assets under Division 8 of the CUCC. By this Agreement, Customer provides Creditor “control” over the Account for purposes of perfecting Creditor’s security interest in the Collateral pursuant to Divisions 8 and 9 of the CUCC.

2.                                      The Account. USB confirms that the Account, identified in the books of USB in the name of Customer, is maintained by USB.

3.                                      Acknowledgement of Security Interest. USB and SAM hereby acknowledge the

USB-SAM Form January 2009

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security interest granted in the Collateral to Creditor by Customer. Creditor hereby acknowledges the security interest granted in the Collateral to USB by Customer pursuant to the Client Agreement.

4.                                      Other Control Agreements. USB represents and warrants that, other than any account control agreement listed in this Section 4, USB has executed no other account control agreement with any other party and USB is not presently obligated to accept any entitlement order from any person other than SAM and Customer with respect to the Collateral. [The following is to be completed and initialed by USB.]

☐ No other account control agreement has been executed.                       [USB initial]

☐ The following account control agreement(s) has (have) been executed.

[USB initial]

5.                                      Future Control Agreements. Customer covenants and agrees that it will not enter an account control agreement with any other party with respect to the Account without Creditor’s prior written consent. USB agrees that it will not enter into a control agreement with any other party with respect to the Account without Creditor’s prior written consent.

6.                                      Limitation on USB’s and SAM’s Rights in the Collateral.

(a)                                 USB will not attempt to assert control and does not claim and will not accept any security or other interest in any part of the Collateral, and USB will not exercise, enforce or attempt to enforce on its own behalf any right of setoff against the Collateral, or otherwise charge or deduct from the Collateral on USB’s behalf any amount whatsoever, other than for: security interests, liens, encumbrances, claims or rights of setoff for the payment of any amounts owed by Customer to USB arising in connection with USB’s customary fees and commissions pursuant to the Client Agreement or for the payment for financial assets and securities purchased for the Account (the “USB Account Claims”). Customer and Creditor hereby acknowledge that any security interests, liens, encumbrances, claims or rights of setoff for the payment of any amounts owed by Customer to USB arising in connection with the USB Account Claims shall at all times be prior to the rights of Creditor in the Collateral.

(b)                                 SAM will not attempt to assert control and does not claim and will not accept any security or other interest in any part of the Collateral, and SAM will not exercise, enforce or attempt to enforce on its own behalf any right of setoff against the Collateral, or otherwise charge or deduct from the Collateral on SAM’s behalf any amount whatsoever, other than for: SAM’s rights of setoff for the payment of any amounts owed by Customer to SAM arising in connection with SAM’s customary fees and commissions pursuant to its Discretionary Account Agreement with Customer (the “SAM Account Claims” and together with the USB Account Claims, the “Account Claims”). Customer and Creditor hereby acknowledge that any rights of setoff for the payment of any amounts owed by Customer to SAM arising in connection with the SAM Account Claims shall at all times be prior to the rights of Creditor in the Collateral.

7.                                      Agreement for Control.

(a)                                 USB and SAM will comply with all entitlement orders (including requests to withdraw Collateral from the Account) originated by Customer with respect to the Collateral, or any portion of the Collateral, without further consent by Creditor until such time as USB receives from Creditor (in accordance with Section 12 below) a written notice to USB that Creditor is thereby exercising exclusive control over the Account (a “Notice of Exclusive Control.”), The Notice of

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Exclusive Control must be in the form set forth in Exhibit A hereto. USB has no obligation whatsoever to confirm that Creditor is entitled to send a Notice of Exclusive Control in connection with the Account or that the Creditor’s representative who signs any Notice of Exclusive Control is authorized to do so. Upon USB’s receipt of such Notice of Exclusive Control, USB will proceed in accordance with the remainder of this Section 7 even if Creditor’s instructions are contrary to any instructions or demands that Customer may give to USB or SAM. After USB receives a Notice of Exclusive Control and has had reasonable opportunity to comply with it, but no later than two (2) Business Days (“Business Days” means days which USB is open to the public for business and are measured in 24 hour increments) after receipt of the Notice of Exclusive Control (in accordance with Section 12 below), the parties agree that USB will: (i) cease complying with entitlement orders or other directions concerning the Account and Collateral that are originated by Customer or its representatives until such time as USB receives a written notice from Creditor rescinding the Notice of Exclusive Control; and (ii) comply with the entitlement orders and instructions provided to USB by Creditor without further consent of Customer and without investigating: the reason for any action taken by Creditor; the amount of any obligations of Customer to Creditor; the validity of any of Creditor’s agreements with Customer; or the existence of any defaults under such agreements.

(b)                                 Notwithstanding the foregoing, Creditor agrees that upon receipt of Creditor’s Notice of Exclusive Control, USB and SAM may take all steps necessary to satisfy or settle any Account Claims, may respond as required pursuant to the terms of any other account control agreement listed in Section 4 hereof with respect to which USB believes it previously received a notice of exclusive control or similar notice, and may respond as required by law to any court or government order, writ or other legal process received by USB or SAM. Creditor also agrees that, before USB’s receipt of Creditor’s Notice of Exclusive Control, (i) USB may be required to and may respond to notices of exclusive control or similar notices sent to USB by other parties (but only to the extent that other account control agreements to which such notices of exclusive control or other similar notices relate are listed in Section 4 hereof or have been subsequently consented to in accordance with Section 5 hereof) and (ii) USB or SAM may be required to and may respond to a writ or other similar legal process served on USB or SAM in connection with the Account and Collateral. USB agrees to use good faith efforts to promptly notify Creditor if any other party delivers to USB a notice of exclusive control. USB and SAM agree to use good faith efforts to promptly notify Creditor if any party other than Creditor or SAM asserts a claim against the Collateral by means of a writ or other similar legal process, but failure to provide such notice does not constitute a breach of this Agreement. Customer expressly agrees that USB, SAM and Creditor may act in accordance with the terms of this Section 7.

8.                                      Customer Waiver and Authorization. Customer hereby waives any rights that Customer may have under the Client Agreement and the SAM Discretionary Account Agreement to the extent such rights are inconsistent with the provisions of this Agreement, and hereby authorizes USB to comply with all instructions and entitlement orders delivered by Creditor to USB in accordance with the terms of this Agreement.

9.                                      Amendments to and Termination of Client Agreement. USB and Customer shall not amend, supplement or otherwise modify the Client Agreement insofar as it pertains to the Collateral without prior written notice to Creditor. Customer may not terminate the Client Agreement insofar as it pertains to the Collateral without consent of Creditor. USB and SAM agree to use good faith efforts to notify Creditor if USB terminates the Client Agreement, but USB’s or SAM’s failure to notify Creditor shall not be a breach of this Agreement.

10.                               Termination of this Agreement. Creditor may terminate this Agreement by giving USB, SAM and Customer written notice of termination; provided that, by giving such notice, Creditor hereby acknowledges that it will thereby be confirming that, as of the termination date,

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it will no longer have a perfected security interest in the Collateral to the extent such perfection is by control pursuant to this Agreement, although Creditor may continue to have a perfected security interest in the Account by other means. USB may terminate this Agreement by giving Creditor and Customer 30 days’ prior written notice of termination (unless a shorter notice period is mandated by applicable law). Customer may only terminate this Agreement with the written consent of Creditor; provided that, by giving such notice with Creditor’s written consent, both Customer and Creditor acknowledge that they will thereby be confirming that, as of the termination date, Creditor will no longer have a perfected security interest in the Collateral which is perfected by control pursuant to this Agreement, although Creditor may continue to have a perfected security interest in the Collateral by other means.

11.                               Delivery of Account Statements. USB is hereby authorized by Customer and agrees to send to Creditor at its address for notices set forth below Creditor’s signature block at the end of this Agreement, concurrently with the sending thereof to Customer, duplicate copies of any and all monthly statements or reports issued or sent to Customer with respect to the Account. Until this Agreement is terminated, Customer authorizes USB and SAM to disclose to Creditor at Creditor’s request any information concerning the Account and the Securities therein, including but not limited to the identity of any other party with which Customer, USB, and SAM have executed account control agreements or similar agreements with respect to the Account.

12.                               Notices.

(a)                                 Any notice, other than a Notice of Exclusive Control, or other communication provided for or allowed hereunder shall be in writing and shall be considered to have been validly given (i) when actually received by the recipient at the address or facsimile number, if delivered personally (whether by messenger, air courier service or otherwise) or sent by facsimile to the address or facsimile number identified below the signature of the applicable party’s signature below and addressed to the addressee identified below the signature of the applicable party’s signature below; or (ii) 72 hours after being deposited in the United States mail, registered or certified, postage prepaid, return receipt requested, if sent to the address and addressee as set forth below the signature of the applicable party hereto. The addresses and facsimile numbers to which notices or other communications are to be given (including, without limitation, statements delivered pursuant to Section 11 above and a Notice of Exclusive Control delivered pursuant to Section 7 above) may be changed from time to time by notice served as provided herein.

(b)                                 A Notice of Exclusive Control shall be in writing, must be in the form set forth in Exhibit A hereto, must be delivered to the address listed below USB’s signature block at the end of this Agreement (subject to the last sentence of Section 12(a) above), must be delivered to USB via hand delivery, messenger, overnight delivery or facsimile and shall be considered to have been validly given when actually received, except that a facsimile will be considered to have been validly given only when acknowledged in writing by USB (USB agrees that it will use its good faith effort to promptly acknowledge receipt of such facsimile). If Creditor does not deliver the Notice of Exclusive Control as set forth in this Section 12 or to the address listed below USB’s signature block at the end of this Agreement (subject to the last sentence of Section 12(a) above), Creditor (i) acknowledges that USB may not be able to respond to a Notice of Exclusive Control pursuant to Section 7 above, and (it) agrees that USB will not be held liable for any failure to respond to a Notice of Exclusive Control.

13.                               Unpaid Account Claims. Before Creditor exercises exclusive control over the Account, USB and/or SAM may, in the ordinary course of business, debit from the Account any unpaid Account Claims. After Creditor exercises exclusive control over the Account, if (a) funds are not available in the Account to pay USB and/or SAM for any Account Claims, and (b) Customer fails to pay such Account Claims within fifteen (15) Business Days of USB’s and/or

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SAM’s written demand therefor, Creditor will pay to USB and/or SAM, within ten (10) Business Days of a written demand by USB and/or SAM, any amounts owed for an Accounts Claim and that is not paid in full by Customer up to the amount of the proceeds received by Creditor from the Account.

14.                               Indemnification and Hold Harmless of USB and SAM by Customer and Creditor.

(a)                                 Customer hereby agrees to indemnify and hold harmless USB and SAM, and their respective affiliates and their respective directors, officers, agents and employees (each, an “Indemnified Person”) against any and all claims, causes of action, liabilities, lawsuits, demands and damages (each, a “Claim”), including without limitation, any and all court costs and reasonable attorneys’ fees, asserted by Creditor or any other party, in any way related to or arising out of or in connection with this Agreement or any action taken or not taken pursuant hereto, including any Claims arising as a result of USB’s and SAM’s adherence (or alleged failure of adherence) to the foregoing instructions including, without limitation, Claims that allegedly result from USB’s ceasing, based on this Agreement, to permit withdrawals of or from the Collateral or resulting from USB’s paying over or delivering all or any part of the Collateral pursuant to the directions of Creditor; provided that no Indemnified Person shall be entitled to be indemnified to the extent that such Claims arise from the Indemnified Person’s own gross negligence or willful misconduct.

(b)                                 To the extent that an Indemnified Person is not promptly indemnified by Customer, Creditor hereby agrees to indemnify and hold harmless such Indemnified Person against any and all Claims, including, without limitation, any and all court costs and reasonable attorneys’ fees, asserted by Customer or any other party arising directly out of USB’s and/or SAM’s adherence to Creditor’s instructions in its Notice of Exclusive Control, including, without limitation, any Claim that arises directly out of USB’s ceasing, based on this Agreement, to permit withdrawals of or from the Collateral or resulting from USB’s paying over or delivering all or any part of the Collateral pursuant to Creditor’s instructions in its Notice of Exclusive Control; provided that no Indemnified Person shall be entitled to be indemnified to the extent that such Claims arise from the Indemnified Person’s own gross negligence or willful misconduct. Creditor agrees that it will not hold Indemnified Persons liable for any Claim arising out of or relating to any Indemnified Person’s performance or failure of performance under this Agreement other than those Claims that result directly from the acts or omissions of the Indemnified Person which are deemed gross negligence or willful misconduct by a civil court or other similar judicial body.

(c)                                  Customer and Creditor agree that USB and /or SAM shall not be liable for delays or errors occurring by reason of circumstances beyond the control of USB and /or SAM, including, without limitation, acts of civil, military, or banking authorities, national emergencies, market disorder, labor difficulties, fire, flood or other catastrophes, acts of God, terrorism, insurrection, war, riots, failure of transportation or equipment, or failure of vendors, communication or power supply.

15.                               Responsibility of USB, SAM and Creditor. This Agreement does not create any obligation or duty on the part of USB, SAM or Creditor other than those expressly set forth herein.

16.                               No Waiver. Any forbearance or failure or delay by USB, SAM or Creditor in exercising any right hereunder shall not be deemed a waiver thereof and any single or partial exercise of any right shall not preclude the further exercise thereof.

17.                               Amendments. This Agreement and all exhibits attached hereto may be amended only in writing signed by all parties hereto.

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18.                               Governing Law. Notwithstanding the terms of any other agreement, the parties hereto agree that this Agreement shall be governed under and in accordance with the laws of the State of California. All parties hereto each submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California.

19.                               Jury Trial Waiver. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR ALL PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

20.                               Waiver. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT OR ANYWHERE ELSE, CUSTOMER AND CREDITOR EACH WAIVE AND AGREE THAT EACH SHALL NOT SEEK FROM USB, SAM OR CREDITOR UNDER ANY THEORY OF LIABILITY (INCLUDING WITHOUT LIMITATION ANY THEORY IN TORTS), ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES

21.                               Attorneys’ Fees, Costs and Expenses. In any action or proceeding between Customer and USB, between Customer and SAM, between Creditor and USB, or between Creditor and SAM, arising out of this Agreement, the prevailing party will be entitled to recover its reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled, whether or not a lawsuit is filed.

22.                               No Conflict. To the extent that the terms or conditions of this Agreement are inconsistent with the Client Agreement, the SAM Discretionary Account Agreement or any other document, instrument or agreement among USB, SAM and Customer, the terms and conditions of this Agreement shall prevail.

23.                               Successors. The terms of this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and to each party’s respective successors or heirs and personal representatives. The parties may assign this Agreement and any rights under the Agreement only if that party’s successor or assign assume all obligations under this Agreement. Customer may not assign its rights or obligations hereunder without the prior written consent of Creditor, USB, and SAM.

24.                               Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, are one Agreement.

25.                               Integration Provision. This Agreement constitutes the entire agreement among the parties with respect to Creditor’s control over the Collateral and matters specifically set forth herein, and all prior communications, whether verbal or written, between any of the parties hereto with respect to the subject matter hereof shall be of no further effect or evidentiary value.

26.                               Survival. Section 13 through this Section 26, inclusive, shall survive the termination of this Agreement.

[Signature page follows.]

6

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

CUSTOMER:	Kythera Biopharmaceuticals, Inc.
By
Name:
Title:

Address for Notices:
2700 West Agoura Rd., Suite 200
Calabasas, CA 91301
Telephone: XXXXXX
Facsimile: XXXXXX

CREDITOR:	Lighthouse Capital Partners VI, L.P.
By: Lighthouse Management Partners VI, L.L.C. its general partner
By
Name:
Title:

Address for Notices:
3555 Alameda de las Pulgas, Suite 200
Menlo Park, CA 94025
Telephone: XXXXXX
Facsimile: XXXXXX

SAM:	SVB ASSET MANAGEMENT

By
Name:
Title:

Address for Notices:
555 Mission St., STE 900
San Francisco, CA 94105
Attn: Chief Investment Officer
Telephone: XXXXXX
Facsimile: XXXXXX

USB:	U.S. Bank, N.A.

By
Name:
Title:

Address for Notices:
US Bank Institutional Trust & Custody
CN-OH-W6TC
Cincinnati, OH 45202
Attn: Ibrahimha Kane
Telephone: XXXXXX
Facsimile: XXXXXX

7

U.S Bank, N.A

SVB Asset Management

Exhibit A

Notice of Exclusive Control

To:	U.S. Bank, N.A. (“USB”)
From:	(“Creditor”)
Re:	(“Customer”)
Date:

Pursuant to the Securities Account Control Agreement dated                     (“Agreement”) entered among USB, SVB Asset Management, Customer and Creditor, Creditor hereby notifies USB of Creditor’s exercise of Creditor’s rights under the Agreement and directs USB to cease complying with trading instructions or any entitlement orders originated by Customer or its agents.

CREDITOR:

By
Title:

ACKNOWLEDGED BY:	U.S. Bank, N.A.
(for facsimile only)
By:
Name:
Title:
Date:
Time:

8

SCHEDULE 1

DISCLOSURE SCHEDULE

DEPOSIT AND SECURITIES ACCOUNTS

	Account Information:		Contact Information for Account:
Account Number 1 (ACH Account)	Bank Name: Address: City, State, Zip: Phone: Fax: Type of Account: Account number:	Silicon Valley Bank 3003 Tasman Drive Santa Clara, CA 95054 XXXXX XXXXX XXXXX	Contact Name: Phone: Fax: E-mail:	Wendi Krabel XXXXX XXXXX XXXXX

Account Number 2	Bank Name: Address: City, State, Zip: Phone: Fax: Type of Account: Account number:	JP Morgan Chase Bank 1 Chase Manhattan Plaze, Floor 18, NY1-A306 New York, NY 10005-1401 XXXXX XXXXX US $ - Operating Dev Fund XXXXX	Contact Name: Phone: Fax: E-mail:	Mark Sims XXXXX XXXXX XXXXX

Account Number 3	Bank Name: Address: City, State, Zip: Phone: Fax: Type of Account: Account number:	JP Morgan Chase Bank 125 London Wall London EC27 SAJ XXXXX XXXXX XXXXX	Contact Name: Phone: Fax: E-mail:	Mark Sims XXXXX XXXXX XXXXX

Account Number 4	Bank Name: Address: City, State, Zip: Phone: Fax: Type of Account: Account number:	SVB Asset Management 555 Mission Street, Suite 900 San Francisco, CA 94105 XXXXX XXXXX	Contact Name: Phone: Fax: E-mail: or Contact Name: Phone: Fax: E-mail:	Ninh Chung XXXXX XXXXX XXXXX Judy Lee XXXXX XXXXX XXXXX

PERMITTED LIENS

EXISTING LIENS	None

SUBSIDIARIES

1.                                      Kythera Biopharmaceuticals Australia PTY LTD, a company organized under the laws of Australia.

c/o Blake Dawson, Level 26, 181 William Street, Melbourne, VIC 3000 Australia

2.                                      Kythera Biopharmaceuticals (Europe) Limited, a company organized under the laws of England and Wales.

21 St. Thomas Street, Bristol BS1 6JS UK

PRIOR NAMES

Bulldog Corp.

Dermion, Inc.

AESTERx, Inc.

LITIGATION AND ADMINISTRATIVE PROCEEDINGS

None

BUSINESS PREMISES

[TO BE PROVIDED BY BORROWER — indicate street address and landlord contact information]

	Each Location Address where Lighthouse Capital Partners has financed assets:		Landlord/Property Management Information:
Current Headquarters (Location 1)	Contact Name: Address: City, State, Zip: Phone: Fax:	John Smither 27200 West Agoura Rd., Suite 200 Calabasas, CA 91301 XXXXX XXXXX	Contact Name: Company Name: Address: City, State, Zip: Phone: Fax:	Joseph T. Amoroso, President of Manager 27200 Associates, LLC, a California Limited Liability Company 27200 Agoura Rd., Suite 200 Calabasas, CA 91301 XXXXX XXXXX

Location 2	Contact Name: Company Name: Address: City, State, Zip: Phone: Fax:		Contact Name: Company Name: Address: City, State, Zip: Phone: Fax:

Location 3	Contact Name: Company Name: Address: City, State, Zip: Phone: Fax:		Contact Name: Company Name: Address: City, State, Zip: Phone: Fax:

3

Exhibit 10.3(b)

AMENDMENT NO. 01

Dated  December 30, 2011

TO

that certain Loan and Security Agreement No. 1991

dated as of March 21, 2011, (“Agreement”), by and between

LIGHTHOUSE CAPITAL PARTNERS VI, L.P. (“Lender”) and

KYTHERA BIOPHARMACEUTICALS, INC.   (“Borrower”).

WHEREAS,  Borrower and Lender have previously entered into the Agreement;

WHEREAS,  Borrower has requested that Lender modify certain terms of its existing term loan financing under the Agreement;

WHEREAS, Lender has agreed to do so under the Agreement, subject to all of the terms and conditions hereof and of the Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, the parties hereby agree to modify the Agreement and to perform such other covenants and conditions as follows:

(All capitalized terms not otherwise defined herein shall have the meanings given to such terms in the Agreement.)

Without limiting or amending any other provisions of the Agreement, Lender and Borrower agree to the following amendments and modifications:

I.             Section 1.1 of the Agreement, the following definitions shall be deleted in their entirety and replaced with the following:

“Commitment Fee” means (i) $15,000 paid in conjunction with the original Agreement and (ii) $5,000 paid in conjunction with Amendment 01.

“Commitment Termination Date” means the earliest to occur of (i) (a) August 1, 2012 if Borrower has not drawn at least $5,000,000 by such date or (b) December 1, 2012; (ii) at Lender’s discretion, any Event of Default; (iii) the date on which Keith Leonard ceases to serve as President and Chief Executive Officer of Borrower; (iv) the date on which Versant Ventures, Prospect Venture Partners, ARCH Venture Partners, or JAFCO Life Science cease to have a representative on Borrower’s Board of Directors; or (v) the date on which the Borrower ceases to be in the business of developing novel therapeutics for aesthetic medicine.

“Note” means a Secured Promissory Note in the form attached hereto as Exhibit B-1.

“Warrant” means the Warrant in favor of Lender and its affiliates to purchase securities of Borrower substantially in the form of Exhibit C to the Agreement, as amended by the Warrant Amendment and the New Warrant.

II.            Section 1.1 of the Agreement, the following definitions shall be added:

“Amendment 01”  means Amendment No. 01 to the Agreement between Borrower and Lender dated as of December 30, 2011.

“New Warrant “ means the warrant in favor of Lender and its affiliates to purchase securities of Borrower substantially in the form attached hereto as  Exhibit C-1.

“Warrant Amendment” means the form attached hereto as Exhibit C-2 which shall amend the Warrant between Borrower and Lender dated March 21, 2011.

III.          Section 7 of the Agreement, Sections 7.2 and 7.3 shall be deleted and replaced with the following:

7.2          Extraordinary Transactions.  Enter into any transaction not in the ordinary course of Borrower’s business, including the sale, lease, license or other disposition of its assets, other than (i) sales of inventory in the ordinary course of Borrower’s business; (ii) licenses of Borrower’s Intellectual Property entered into in the ordinary course of business; (iii) dispositions of worn out or obsolete equipment; (iv) investments in Subsidiaries in the ordinary course of business and only to the extent necessary to fund such Subsidiary’s ordinary course of operations; (v) other transactions otherwise permitted in this Article 7; and (vi) an initial public offering of the Borrower’s shares.

7.3          Restructure.  Make any material change in Borrower’s or any Subsidiary’s financial structure or business operations (other than through the sale of preferred stock to equity investors or an initial public offering of the Borrower’s shares); create any new Subsidiaries not in accordance with Section 6.9; or suspend operation of Borrower’s business.

IV.          Section 8 of the Agreement, Section 8.12 shall be deleted and replaced with the following:

8.12       Merger, Sale or Change of Control.  The occurrence of (i) a merger of Borrower with another entity (whether or not the Borrower is the “surviving entity”) whereby the shareholders of Borrower immediately prior to such merger own less than 50% of the outstanding voting securities of Borrower immediately after such merger; (ii) the sale (in one or a series of related transactions) of all or substantially all of Borrower’s assets; or (iii) any transaction (or series of related transactions) other than a transaction that is a bona fide equity financing with the primary purpose of raising capital for Borrower, whereby the shareholders of Borrower immediately prior to such transaction(s) own less than 50% of the outstanding voting securities of Borrower immediately after such transaction(s),  and such acquirer or resulting entity (including, Borrower, if Borrower is the resulting or surviving entity) fails to either: (a) pay off the Obligations in cash at the closing of the acquisition, merger or sale or (b) provide an unconditional, unlimited guaranty or reaffirmation of the Obligations in form and substance satisfactory to Lender and is of a credit quality acceptable to Lender.  The provisions of this Section 8.12 shall not apply to an initial public offering of Borrower’s shares.

V.            Conditions Precedent to the effectiveness of Amendment 01:

The obligation of Lender to enter into this Amendment 01 is subject to the performance and fulfillment of each and every of the following conditions precedent in form and substance satisfactory to Lender in its sole discretion:

1.                                      (a)                                 This Amendment 01 shall have been duly executed and delivered by Borrower.

2.                                      (b)                                 Borrower shall have duly executed and delivered the New Warrant.

3.                                      (c)                                  Borrower shall have duly executed and delivered the Warrant Amendment.

4.

5.                                                                                      (d)                                 Without limiting the foregoing or Lender’s rights or Borrower’s Obligations under the Agreement, such consents, including the approvals of Borrower’s board of directors, amendments, filings, recordations, or other documents from any persons or entities necessary to maintain the perfection and priority of Lender’s security interest in the Collateral as originally configured, in form and substance satisfactory to Lender in its sole discretion, shall have been delivered by Borrower to Lender.

6.                                                                                      (e)                                  A good standing certificate from Borrower’s state of incorporation or formation and the states in which Borrowers maintain a place of business, together with certificates of the applicable governmental authorities stating that Borrower is in compliance with the franchise tax laws of each such state (to the extent available as of the date hereof), each dated as of a recent date shall have been delivered to Lender.

(f)                                   All necessary consents of shareholders, members, and other third parties with respect to the execution, delivery and performance of Agreement, Amendment 01, and the other Loan Documents shall have been delivered to Lender.

VI.          Additional Terms and Conditions

(a)                                 Further Conditions.  The following are conditions precedent to Lender’s obligations hereunder,:

(i)                                     Borrower shall deliver an Incumbency Certificate attached hereto as Exhibit E-1, certified by responsible officers of Borrower, and attachments thereto including the resolutions adopted by Borrower’s board of directors authorizing the execution and delivery of this Amendment 01 and the other documents referred to in this Amendment 01 and the performance by Borrower of its obligations under such documents.

(ii)                                  Borrower shall execute and deliver all other documents, as Lender shall have reasonably requested prior to the execution by Borrower and Lender of this Amendment 01.

(iii)                               Borrower shall agree to promptly pay all Lender’s Expenses for the preparation and negotiation of this Amendment 01 when requested.

(b)                                 Representations and Warranties of Borrower. Borrower reaffirms that the representations and warranties made to Lender in the Agreement are true and correct in all material respects as of the date hereof (other than representations and warranties made on a specific date, in which case such representations and warranties shall be true and correct in all material respects as of the date made) as though fully set forth herein. Borrower further warrants and represents, as a significant material inducement to Lender to enter hereinto, that: (i) no Events of Default have occurred that have not been disclosed to Lender by Borrower in writing and all previously disclosed Events of Default have been cured; (ii) it is not and has no reason to believe it may be named as a party to any judicial or administrative proceeding, litigation or arbitration, and has not received any communication from any person or entity (whether private or governmental) threatening or indicating the same, except as previously disclosed to Lender in writing; (iii) it is in full compliance with Section 7.10 of the Agreement; and (iv) the information provided on the attached Disclosure Schedule is complete and accurate.

(c)                                  No Control.  Borrower warrants and represents, as a significant material inducement to Lender to enter hereinto, that none of Lender nor any affiliate, officer, director, employee, agent, or attorney of Lender, have at any time, from Borrower’s date of formation through to the date hereof, (i) exercised management or other control over the Borrower, (ii) exercised undue influence over Borrower or any of its officers, employees or directors, (iii) made any representation or warranty, express or implied, to any party on behalf of Borrower, (iv) entered into any joint venture, agency relationship, employment relationship, or partnership with Borrower, (v) directed or instructed Borrower on the manner, method, amount, or identity of payee of any payment made to any creditor of Borrower, and further, Borrower warrants and represents that by entering hereinto Lender has not, is not and will not have engaged in any of the foregoing.

VII.         Integration Clause.  This Amendment 01 and the Agreement (as amended by this Amendment 01) represents and documents the entirety of the agreement and understanding of the parties hereto with respect to its subject matter.  All prior understandings, whether oral or written, other than the Loan Documents, are hereby merged hereinto.  NONE OF THE AGREEMENT OR THIS AMENDMENT 01 MAY BE MODIFIED EXCEPT BY A WRITING SIGNED BY LENDER AND BORROWER.  Each provision hereof shall be severable from every other provision when determining its legal enforceability such that Lender’s rights and remedies under this Amendment 01 and the Agreement may be enforced to the maximum extent permitted under applicable law.  This Amendment 01 shall be binding upon, and inure to the benefit of, each party’s respective permitted successors and assigns.  This Amendment 01 may be executed in counterpart originals, all of which, when taken together, shall constitute one and the same original document.  No provision of any other document between Lender and Borrower shall limit the effectiveness hereof or the rights and remedies of Lender against Borrower.

Except as amended hereby, the Agreement remains unmodified and unchanged.

BORROWER:		LENDER:

KYTHERA BIOPHARMACEUTICALS, INC.		LIGHTHOUSE CAPITAL PARTNERS VI, L.P.

By:	/s/ Keith R. Leonard, Jr.	By:	LIGHTHOUSE MANAGEMENT
PARTNERS VI, L.L.C., its general partner
Name:	Keith R. Leonard, Jr.

Title:	President & CEO	By:	/s/ Ryan Turner

		Name:	Ryan Turner

		Title:	Managing Director

EXHIBIT B-1

[                    ]

SECURED PROMISSORY NOTE

This SECURED PROMISSORY NOTE (this “Note”) is made                         , 20    , by KYTHERA BIOPHARMACEUTICALS, INC. (“Borrower”) in favor of LIGHTHOUSE CAPITAL PARTNERS VI, L.P. (collectively with its assigns, “Lender”).   Initially capitalized terms used and not otherwise defined herein are defined in that certain Loan and Security Agreement No. 1991 between Borrower and Lender dated March 21, 2011 (the “Loan Agreement”).

FOR VALUE RECEIVED, Borrower promises to pay in lawful money of the United States, to the order of Lender, at 3555 Alameda de las Pulgas, Suite 200, Menlo Park, CA 94025, or such other place as Lender may from time to time designate (“Lender’s Office”), the principal sum of $                       (the “Advance”), including interest on the unpaid balance and all other amounts due or to become due hereunder according to the terms hereof and of the Loan Agreement.

“Basic Rate” a per annum rate of interest equal to (i) 11.5% during the Interest Only Period and (ii) 8.5% on and after the Loan Commencement Date.

“Final Payment” means 6% of the Advance.

“Loan Commencement Date” means               .[means the first business day of the calendar month following the 6 month anniversary of the Funding Date.]

“Maturity Date” means the last day of the Repayment Period, or if earlier, the date of prepayment under the Note.

“Payment Date” means the first day of each calendar month.

“Prepayment Fee” means (i) 3% of the outstanding principal amount being prepaid for any prepayment made in 2011 or 2012; (ii) 2% of the outstanding principal amount being prepaid for any prepayment made in 2013; and (iii) 1% of the outstanding principal amount being prepaid for any prepayment made thereafter.

“Repayment Period” means the period beginning on the Loan Commencement Date and continuing for 30 calendar months.

1.             Repayment.  Borrower shall pay principal and interest due hereunder from the Funding Date, until this Note is paid in full, on each Payment Date pursuant to the terms of the Loan Agreement and this Note.  Prior to the Loan Commencement Date, Borrower shall pay to Lender, monthly in advance on each Payment Date, interest calculated using the Basic Rate prevailing on the first business day of such calendar month.  Beginning on the Loan Commencement Date and on each Payment Date thereafter during the Repayment Period, Borrower shall make equal installments of principal and interest in advance, calculated at the Basic Rate.  On the Maturity Date, Borrower shall pay, in addition to all unpaid principal and interest outstanding hereunder, the Final Payment.

2.             Interest.  Interest not paid when due will, to the maximum extent permitted under applicable law, become part of principal, at Lender’s option, and thereafter bear like interest as principal. All interest computation shall be based on a 360-day year and actual days elapsed prior to the Loan Commencement Date and on a 360-day year and 30 day month on and after the Loan Commencement Date.  All Obligations not paid when due shall bear interest at the Default Rate unless waived in writing by Lender. All amounts paid hereunder will be applied to the Obligations in Lender’s discretion and as provided in the Loan Agreement.

3.             Voluntary Prepayment.  Borrower may prepay the Note if and only if Borrower pays to Lender (i) the outstanding principal amount of this Note and any unpaid accrued interest, (ii) the Final Payment, (iii) the Prepayment

Fee, provided, however, the Prepayment Fee shall not apply if the Note is refinanced with Indebtedness issued by Lender or an affiliate of Lender, and (iv) all other sums, if any, that shall have become due and payable hereunder with respect to this Note.

4.             Collateral.  This Note is secured by the Collateral.

5.             Waivers.  Borrower, and all guarantors and endorsers of this Note, regardless of the time, order or place of signing, hereby waive notice, demand, presentment, protest, and notices of every kind, presentment for the purpose of accelerating maturity, diligence in collection, and, to the fullest extent permitted by law, all rights to plead any statute of limitations as a defense to any action on this Note.

6.             Choice of Law; Venue.  THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.   EACH OF BORROWER AND LENDER HEREBY SUBMITS TO THE EXCLUSIVE JURISDICTION AND VENUE OF THE STATE AND FEDERAL COURTS LOCATED IN THE CITY AND COUNTY OF SAN FRANCISCO, STATE OF CALIFORNIA.  BORROWER AND LENDER EACH HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS NOTE.  EACH PARTY FURTHER WAIVES ANY RIGHT TO CONSOLIDATE ANY ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.

7.             Miscellaneous.  THIS NOTE MAY BE MODIFIED ONLY BY A WRITING SIGNED BY BORROWER AND LENDER.  Each provision hereof is severable from every other provision hereof and of the Loan Agreement when determining its legal enforceability.  Sections and subsections are titled for convenience, and not for construction.  “Hereof,” “herein,” “hereunder,” and similar words refer to this Note in its entirety.  “Or” is not necessarily exclusive.  “Including” is not limiting.  The terms and conditions hereof inure to the benefit of and are binding upon the parties’ respective permitted successors and assigns.  This Note is subject to all the terms and conditions of the Loan Agreement.

IN WITNESS WHEREOF, Borrower has caused this Note to be executed by a duly authorized officer as of the day and year first above written.

KYTHERA BIOPHARMACEUTICALS, INC.

By:

Name:

Title:

EXHIBIT C-1

NEW WARRANT

(See Exhibit 4.5)

EXHIBIT C-2

WARRANT AMENDMENT

(See Exhibit 4.4)

EXHIBIT E-1

INCUMBENCY CERTIFICATE

The undersigned, John W. Smither, hereby certifies that:

1.                                      He/She is the duly elected and acting Chief Financial Officer of KYTHERA BIOPHARMACEUTICALS, INC., a Delaware corporation (the “Company”).

2.                                      That on the date hereof, each person listed below holds the office in the Company indicated opposite his or her name and that the signature appearing thereon is the genuine signature of each such person:

NAME	OFFICE	SIGNATURE

Keith Leonard	President & Chief Executive Officer

John W. Smither	Chief Financial Officer

3.                                      Attached hereto as Exhibit A is a true and correct copy of the Certificate of Incorporation of the Company, as amended, as in effect as of the date hereof.

4.                                      Attached hereto as Exhibit B is a true and correct copy of the Bylaws of the Company, as amended, as in effect as of the date hereof.

5.                                      Attached hereto as Exhibit C is a copy of the resolutions of the Board of Directors of the Company authorizing and approving the Company’s execution, delivery and performance of an amendment to the loan facility with Lighthouse Capital Partners VI, L.P.

IN WITNESS WHEREOF, the undersigned has executed this Incumbency Certificate on December 30, 2011.

KYTHERA BIOPHARMACEUTICALS, INC.

By:

Name:	John W. Smither

Title:	Chief Financial Officer

I, the President and Chief Executive Officer of the Company, do hereby certify that John W. Smither is the duly qualified, elected and acting Chief Financial Officer of the Company and that the above signature is his or her genuine signature.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Incumbency Certificate on December 30, 2011.

KYTHERA BIOPHARMACEUTICALS, INC.

By:

Name:	Keith Leonard

Title:	President and Chief Executive Officer

SCHEDULE 1

DISCLOSURE SCHEDULE

DEPOSIT AND SECURITIES ACCOUNTS

	Account Information:		Contact Information for Account:
Account Number 1 (ACH Account)	Bank Name: Address: City, State, Zip: Phone: Fax: Type of Account: Account number:	Silicon Valley Bank 3003 Tasman Drive Santa Clara, CA 95054 XXXXX XXXXX XXXXX	Contact Name: Phone: Fax: E-mail:	Wendi Krabel XXXXX XXXXX XXXXX

Account Number 2	Bank Name: Address: City, State, Zip: Phone: Fax: Type of Account: Account number:	JP Morgan Chase Bank 1 Chase Manhattan Plaze, Floor 18, NY1-A306 New York, NY 10005-1401 XXXXX XXXXX US $ - Operating Dev Fund XXXXX	Contact Name: Phone: Fax: E-mail:	Mark Sims XXXXX XXXXX XXXXX

Account Number 3	Bank Name: Address: City, State, Zip: Phone: Fax: Type of Account: Account number:	JP Morgan Chase Bank 125 London Wall London EC27 SAJ XXXXX XXXXX XXXXX	Contact Name: Phone: Fax: E-mail:	Mark Sims XXXXX XXXXX .XXXXX

Account Number 4	Bank Name: Address: City, State, Zip: Phone: Fax: Type of Account: Account number:	SVB Asset Management 555 Mission Street,Suite 900 San Francisco, CA 94105 XXXXX XXXXX	Contact Name: Phone: Fax: E-mail: or Contact Name: Phone: Fax: E-mail:	Ninh Chung XXXXX XXXXX XXXXX Judy Lee XXXXX XXXXX XXXXX

PERMITTED LIENS

EXISTING LIENS                                     Lender’s Lien under the Agreement.

SUBSIDIARIES

1.             Kythera Biopharmaceuticals Australia PTY LTD, a company organized under the laws of Australia.

c/o Blake Dawson, Level 26, 181 William Street, Melbourne, VIC 3000 Australia

2.             Kythera Biopharmaceuticals (Europe) Limited, a company organized under the laws of England and Wales.

21 St. Thomas Street, Bristol BS1 6JS UK

PRIOR NAMES

Bulldog Corp.

Dermion, Inc.

AESTERx, Inc.

LITIGATION AND ADMINISTRATIVE PROCEEDINGS

None

BUSINESS PREMISES

	Each Location Address where Lighthouse Capital Partners has financed assets:		Landlord/Property Management Information:
Current	Contact Name:	John Smither	Contact Name:	Joseph T. Amoroso,
Headquarters	Address:	27200 West Agoura Rd.,		President of Manager
(Location 1)		Suite 200	Company Name:	27200 Associates, LLC, a
	City, State, Zip:	Calabasas, CA 91301		California Limited Liability
	Phone:	XXXXX		Company
	Fax:	XXXXX	Address:	27200 Agoura Rd., Suite 200
			City, State, Zip:	Calabasas, CA 91301
			Phone:	XXXXX
			Fax:	XXXXX

Exhibit 10.4(a)

STANDARD MULTI-TENANT OFFICE LEASE - GROSS

AIR COMMERCIAL REAL ESTATE ASSOCIATION

1.             Basic Provisions (“Basic Provisions”).

1.1          Parties: This Lease (“Lease”), dated for reference purposes only December      , 2009, is made by and between 27200 Associates, LLC, a California limited liability company                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                          (“Lessor”) and Kythera Biopharmaceuticals, Inc., a Delaware corporation                                                                                                                                                                                                                                                                                                          (“Lessee”), (collectively the “Parties”, or individually a “Party”).

1.2(a)     Premises: That certain portion of the Project (as defined below), known as Suite Numbers(s) 200, second floor(s), consisting of approximately 7,579 rentable square feet and approximately 6,767 useable square feet (“Premises”). The Premises are located at: 27200 Agoura Road, in the City of Calabasas, County of Los Angeles, State of California, with zip code 91301. In addition to Lessee’s rights to use and occupy the Premises as hereinafter specified, Lessee shall have non-exclusive rights to the Common Areas (as defined in Paragraph 2.7 below) as hereinafter specified, but shall not have any rights to the roof, the exterior walls, the area above the dropped ceilings, or the utility raceways of the building containing the Premises (“Building”) or to any other buildings in the Project. The Premises, the Building, the Common Areas, the land upon which they are located, along with all other buildings and improvements thereon, are herein collectively referred to as the “Project.” The Project consists of approximately 23, 840 rentable square feet. (See also Paragraph 2)

1.2(b)     Parking: 23 unreserved and 4 reserved vehicle parking spaces at a monthly cost of $0 per unreserved space and $0.00 per reserved space. (See Paragraph 2.6)

1.3          Term: 3 years and 0 months (“Original Term”) commencing January 1, 2010 (“Commencement Date”) and ending December 31, 2012 (“Expiration Date”). (See also Paragraph 3)

1.4          Early Possession: If the Premises are available Lessee may have non-exclusive possession of the Premises commencing N/A (“Early Possession Date”). (See also Paragraphs 3.2 and 3.3)

1.5          Base Rent: $14,021.15 per month (“Base Rent)”, payable on the First day of each month commencing December 1, 2009. (See also Paragraph 4)

☒ If this box is checked, there are provisions in this Lease for the Base Rent to be adjusted. See Paragraph 50

1.6          Lessee’s Share of Operating Expense Increase: Thirty-One pt. Seventy-Nine percent (31.79%) (“Lessee’s Share”). In the event that that size of the Premises and/or the Project are modified during the term of this Lease, Lessor shall recalculate Lessee’s Share to reflect such modification,

1.7                               Base Rent and Other Monies Paid Upon Execution:

(a)             Base Rent: $                                 for the period

(b)             Security Deposit: $0 (See Paragraph 59) (“Security Deposit”). (See also Paragraph 5)

(c)             Parking: $                             for the period

(d)             Other: $                             for

(e)             Total Due Upon Execution of this Lease: $

1.8                               Agreed Use: General Office                                                                    .                                                                                                                                                                                                                                                                                                                                                                                                                                                               (See also Paragraph 6)

1.9          Base Year; Insuring Party. The Base Year is 2010. Lessor is the “Insuring Party”. (See also Paragraphs 4.2 and 8)

1.10        Real Estate Brokers: (See also Paragraph 15)

(a)             Representation: The following real estate brokers (the “Brokers”) and brokerage relationships exist in this transaction (check applicable boxes):

☐                                                                                                                                 represents Lessor exclusively (“Lessor’s Broker”);

☒ Studley Inc. represents Lessee exclusively (“Lessee’s Broker”); or

☐                                                                                                                                represents both Lessor and Lessee (“Dual Agency”)

(b)             Payment to Brokers: Upon execution and delivery of this Lease by both Parties, Lessor shall pay to the Brokers the brokerage fee agreed to in a separate written agreement (or if there is no such agreement, the sum of                                 or 4 % of the total Base Rent during the Initial Term for the brokerage services rendered by the Brokers).

1.11        Guarantor. The obligations of the Lessee under this Lease shall be guaranteed by None                                                                                                                                                                                                 (“Guarantor”). (See also Paragraph 37)

1.12        Business Hours for the Building: 8:00 am. to 6:00 p.m., Mondays through Fridays (except Building Holidays) and 9:00 a.m. to 1:00 p.m. on Saturdays (except Building Holidays). “Building Holidays” shall mean the dates of observation of New Year’s Day, President’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day, and None

1.13       Lessor Supplied Services. Notwithstanding the provisions of Paragraph 11.1, Lessor is NOT obligated to provide the following within the Premises:

☐ Janitorial services

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☐ Electricity

☒ Other (specify): Directv service

1.14 Attachments. Attached hereto are the following, all of which constitute a part of this Lease:

☒ an Addendum consisting of Paragraphs 52 through 62;

☒ a plot plan depicting the Premises;

☒ a current set of the Rules and Regulations;

☐ a Work Letter;

☐ a janitorial schedule;

☒ other (specify): Rental Adjustments (Par. 50); Option to Extend (Par. 51); Exhibit B (Furniture Inventory)

2.                                      Premises

2.1          Letting. Lessor hereby leases to Lessee, and Lessee hereby leases from Lessor, the Premises, for the term, at the rental, and upon all of the terms, covenants and conditions set forth in this Lease. While the approximate square footage of the Premises may have been used in the marketing of the Premises for purposes of comparison, the Base Rent stated herein is NOT tied to square footage and is not subject to adjustment should the actual size be determined to be different. Note: Lessee is advised to verify the actual size prior to executing this Lease.

2.2          Condition. Lessor shall deliver the Premises to Lessee in a clean condition on the Commencement Date or the Early Possession Date, whichever first occurs (“Start Date”), and warrants that the existing electrical, plumbing, fire sprinkler, lighting, heating, ventilating and air conditioning systems (“HVAC”), and all other items which the Lessor is obligated to construct pursuant to the Work Letter attached hereto, if any, other than those constructed by Lessee, shall be in good operating condition on said date, that the structural elements of the roof, bearing walls and foundation of the Unit shall be free of material defects, and that the Premises do not contain hazardous levels of any mold or fungi defined as toxic under applicable state or federal law. Lessor, at Lessor’s sole cost and expense, shall be 100% responsible for the repair of all latent and patent structural defects prior to and during the term of the Lease.

2.3          Compliance. Lessor warrants to the best of its knowledge that the improvements comprising the Premises and the Common Areas comply with the building codes that were in effect at the time that each such improvement, or portion thereof, was constructed, and also with all applicable laws, covenants or restrictions of record, regulations, and ordinances (“Applicable Requirements”) in effect on the Start Date. Said warranty does not apply to the use to which Lessee will put the Premises, modifications which may be required by the Americans with Disabilities Act or any similar laws as a result of Lessee’s use (see Paragraph 49), or to any Alterations or Utility Installations (as defined in Paragraph 7.3(a)) made or to be made by Lessee. NOTE: Lessee is responsible for determining whether or not the zoning and other Applicable Requirements are appropriate for Lessee’s intended use, and acknowledges that past uses of the Premises may no longer be allowed. If the Premises do not comply with said warranty, Lessor shall, except as otherwise provided, promptly after receipt of written notice from Lessee setting forth with specificity the nature and extent of such non-compliance, rectify the same. If the Applicable Requirements are hereafter changed so as to require during the term of this Lease the construction of an addition to or an alteration of the Premises, the remediation of any Hazardous Substance, or the reinforcement or other physical modification of the Premises (“Capital Expenditure”), Lessor and Lessee shall allocate the cost of such work as follows:

(a)           Subject to Paragraph 2.3(c) below, if such Capital Expenditures are required as a result of the specific and unique use of the Premises by Lessee as compared with uses by tenants in general, Lessee shall be fully responsible for the cost thereof, provided, however that if such Capital Expenditure is required during the last 2 years of this Lease and the cost thereof exceeds 6 months’ Base Rent, Lessee may instead terminate this Lease unless Lessor notifies Lessee, in writing, within 10 days after receipt of Lessee’s termination notice that Lessor has elected to pay the difference between the actual cost thereof and the amount equal to 6 months’ Base Rent. If Lessee elects termination, Lessee shall immediately cease the use of the Premises which requires such Capital Expenditure and deliver to Lessor written notice specifying a termination date at least 90 days thereafter. Such termination date shall, however, in no event be earlier than the last day that Lessee could legally utilize the Premises without commencing such Capital Expenditure.

(b)           If such Capital Expenditure is not the result of the specific and unique use of the Premises by Lessee (such as, governmentally mandated seismic modifications), then Lessor shall pay for such Capital Expenditure and Lessee shall only be obligated to pay, each month during the remainder of the term of this Lease or any extension thereof, on the date that on which the Base Rent is due, an amount equal to 1/144th of the portion of such costs reasonably attributable to the Premises. Lessee shall pay Interest on the balance but may prepay its obligation at any time. If, however, such Capital Expenditure is required during the last 2 years of this Lease or if Lessor reasonably determines that it is not economically feasible to pay its share thereof, Lessor shall have the option to terminate this Lease upon 90 days prior written notice to Lessee unless Lessee notifies Lessor, in writing, within 10 days after receipt of Lessor’s termination notice that Lessee will pay for such Capital Expenditure. If Lessor does not elect to terminate, and fails to tender its share of any such Capital Expenditure, Lessee may advance such funds and deduct same, with Interest, from Rent until Lessor’s share of such costs have been fully paid. If Lessee is unable to finance Lessor’s share, or if the balance of the Rent due and payable for the remainder of this Lease is not sufficient to fully reimburse Lessee on an offset basis, Lessee shall have the right to terminate this Lease upon 30 days written notice to Lessor.

(c)           Notwithstanding the above, the provisions concerning Capital Expenditures are intended to apply only to nonvoluntary, unexpected, and new Applicable Requirements. If the Capital Expenditures are instead triggered by Lessee as a result of an actual or proposed change in use, change in intensity of use, or modification to the Premises then, and in that event, Lessee shall either: (i) immediately cease such changed use or intensity of use and/or take such other steps as may be necessary to eliminate the requirement for such Capital Expenditure, or (ii) complete such Capital Expenditure at its own expense. Lessee shallnot have any right to terminate this Lease.

2.4          Acknowledgements. Lessee acknowledges that: (a) it has been given an opportunity to inspect and measure the Premises, (b) Lessee has been advised by Lessor and/or Brokers to satisfy itself with respect to the size and condition of the Premises (including but not limited to the electrical, HVAC and fire sprinkler systems, security, environmental aspects, and compliance with Applicable Requirements), and their suitability for Lessee’s intended use, (c) Lessee has made such investigation as it deems necessary with reference to such matters and assumes all responsibility therefor as the same relate to its occupancy of the Premises, (d) it is not relying on any representation as to the size of the Premises made by Brokers or Lessor, (e) the square footage of the Premises was not material to Lessee’s decision to lease the Premises and pay the Rent stated herein, and (f) neither Lessor, Lessor’s agents, nor Brokers have made any oral or written representations or warranties with respect to said matters other than as set forth in this Lease. In addition, Lessor acknowledges that: (i) Brokers have made no representations, promises or warranties concerning Lessee’s ability to honor the Lease or suitability to occupy the Premises, and (ii) it is Lessor’s sole responsibility to investigate the financial capability and/or suitability of all proposed tenants.

2.5          Lessee as Prior Owner/Occupant. The warranties made by Lessor in Paragraph 2 shall be of no force or effect if immediately prior to the Start Date, Lessee was the owner or occupant of the Premises. In such event, Lessee shall be responsible for any necessary corrective work.

2.6          Vehicle Parking. So long as Lessee is not in default, and subject to the Rules and Regulations attached hereto, and as established by Lessor from time to time, Lessee shall be entitled to rent and use the number of parking spaces specified in Paragraph 1.2 (b) ~~at the rental rate applicable from time to time for monthly parking as set by Lessor and/or its licensee.~~

(a)           If Lessee commits, permits or allows any of the prohibited activities described in the Lease or the rules then in effect, then Lessor shall have the right, without notice, in addition to such other rights and remedies that it may have, to remove or tow away the vehicle involved and charge the cost to Lessee, which cost shall be immediately payable upon demand by Lessor.

~~(b)           The monthly rent per parking space specified in Paragraph 1.2(b) is subject to change upon 30 days prior written notice to Lessee.- The rent for the parking is payable one month in advance prior to the first day of each calendar month.~~

2.7          Common Areas - Definition. The term “Common Areas” is defined as all areas and facilities outside the Premises and within the exterior boundary line of the Project and interior utility raceways and installations within the Premises that are provided and designated by the Lessor from time to time for the general nonexclusive use of Lessor, Lessee and other tenants of the Project and their respective employees, suppliers, shippers, customers, contractors and invitees, including, but not limited to, common entrances, lobbies, corridors, stairwells, public restrooms, elevators, parking areas, loading and unloading areas, trash areas, roadways, walkways, driveways and landscaped areas.

2.8          Common Areas - Lessee’s Rights. Lessor grants to Lessee, for the benefit of Lessee and its employees, suppliers, shippers, contractors, customers and invitees, during the term of this Lease, the nonexclusive right to use, in common with others entitled to such use, the Common Areas as they exist from time to time, subject to any rights, powers, and privileges reserved by Lessor under the terms hereof or under the terms of any rules and regulations or restrictions governing the use of the Project. Under no circumstances shall the right herein granted to use the Common Areas be deemed to include the right to store any property, temporarily or permanently, in the Common Areas. Any such storage shall be permitted only by the prior written consent of Lessor or Lessor’s designated agent, which consent may be revoked at any time. In the event that any

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unauthorized storage shall occur then Lessor shall have the right, without notice, in addition to such other rights and remedies that it may have, to remove the property and charge the cost to Lessee, which cost shall be immediately payable upon demand by Lessor.

2.9          Common Areas - Rules and Regulations. Lessor or such other person(s) as Lessor may appoint shall have the exclusive control and management of the Common Areas and shall have the right, from time to time, to adopt, modify, amend and enforce reasonable rules and regulations (“Rules and Regulations”) for the management, safety, care, and cleanliness of the grounds, the parking and unloading of vehicles and the preservation of good order, as well as for the convenience of other occupants or tenants of the Building and the Project and their invitees. The Lessee agrees to abide by and conform to all such Rules and Regulations, and shall use its best efforts to cause its employees, suppliers, shippers, customers, contractors and invitees to so abide and conform. Lessor shall not be responsible to Lessee for the noncompliance with said Rules and Regulations by other tenants of the Project.

2.10        Common Areas - Changes. Lessor shall have the right, in Lessor’s sole discretion, from time to time:

(a)           To make changes to the Common Areas, including, without limitation, changes in the location, size, shape and number of the lobbies, windows, stairways, air shafts, elevators, escalators, restrooms, driveways, entrances, parking spaces, parking areas, loading and unloading areas, ingress, egress, direction of traffic, landscaped areas, walkways and utility raceways;

(b)           To close temporarily any of the Common Areas for maintenance purposes so long as reasonable access to the Premises remains available;

(c)           To designate other land outside the boundaries of the Project to be a part of the Common Areas;

(d)           To add additional buildings and improvements to the Common Areas;

(e)           To use the Common Areas while engaged in making additional improvements, repairs or alterations to the Project, or any portion thereof; and

(f)            To do and perform such other acts and make such other changes in, to or with respect to the Common Areas and Project as Lessor may, in the exercise of sound business judgment, deem to be appropriate.

3.             Term.

3.1          Term. The Commencement Date, Expiration Date and Original Term of this Lease are as specified in Paragraph 1.3.

3.2          Early Possession. Any provision herein granting Lessee Early Possession of the Premises is subject to and conditioned upon the Premises being available for such possession prior to the Commencement Date. Any grant of Early Possession only conveys a non-exclusive right to occupy the Premises. If Lessee totally or partially occupies the Premises prior to the Commencement Date, the obligation to pay Base Rent shall be abated for the period of such Early Possession. All other terms of this Lease (including but not limited to the obligations to pay Lessee’s Share of the Operating Expense Increase) shall be in effect during such period. Any such Early Possession shall not affect the Expiration Date.

3.3          Delay In Possession. Lessor agrees to use its best commercially reasonable efforts to deliver possession of the Premises to Lessee by the Commencement Date. If, despite said efforts, Lessor is unable to deliver possession by such date, Lessor shall not be subject to any liability therefor, nor shall such failure affect the validity of this Lease. Lessee shall not, however, be obligated to pay Rent or perform its other obligations until Lessor delivers possession of the Premises and any period of rent abatement that Lessee would otherwise have enjoyed shall run from the date of delivery of possession and continue for a period equal to what Lessee would otherwise have enjoyed under the terms hereof, but minus any days of delay caused by the acts or omissions of Lessee. If possession is not delivered within 60 days after the Commencement Date, as the same may be extended under the terms of any Work Letter executed by Parties, Lessee may, at its option, by notice in writing within 10 days after the end of such 60 day period, cancel this Lease, in which event the Parties shall be discharged from all obligations hereunder. If such written notice is not received by Lessor within said 10 day period, Lessee’s right to cancel shall terminate. If possession of the Premises is not delivered within 120 days after the Commencement Date, this Lease shall terminate unless other agreements are reached between Lessor and Lessee, in writing.

3.4          Lessee Compliance. Lessor shall not be required to deliver possession of the Premises to Lessee until Lessee complies with its obligation to provide evidence of insurance (Paragraph 8.5). Pending delivery of such evidence, Lessee shall be required to perform all of its obligations under this Lease from and after the Start Date, including the payment of Rent, notwithstanding Lessor’s election to withhold possession pending receipt of such evidence of insurance. Further, if Lessee is required to perform any other conditions prior to or concurrent with the Start Date, the Start Date shall occur but Lessor may elect to withhold possession until such conditions are satisfied.

4.             Rent.

4.1.         Rent Defined. All monetary obligations of Lessee to Lessor under the terms of this Lease (except for the Security Deposit) are deemed to be rent (“Rent”).

4.2          Operating Expense Increase. Lessee shall pay to Lessor during the term hereof, in addition to the Base Rent, Lessee’s Share of the amount by which all Operating Expenses for each Comparison Year exceeds the amount of all Operating Expenses for the Base Year, such excess being hereinafter referred to as the “Operating Expense Increase”, in accordance with the following provisions:

(a)           “Base Year” is as specified in Paragraph 1.9.

(b)           “Comparison Year” is defined as each calendar year during the term of this Lease subsequent to the Base Year; provided, however, Lessee shall have no obligation to pay a share of the Operating Expense Increase applicable to the first 12 months of the Lease Term (other than such as are mandated by a governmental authority, as to which government mandated expenses Lessee shall pay Lessee’s Share, notwithstanding they occur during the first twelve (12) months). Lessee’s Share of the Operating Expense Increase for the first and last Comparison Years of the Lease Term shall be prorated according to that portion of such Comparison Year as to which Lessee is responsible for a share of such increase.

(c)           The following costs relating to the ownership and operation of the Project, calculated as if the Project was at least 95% occupied, are defined as “Operating Expenses”:

(i)            Costs relating to the operation, repair, and maintenance in neat, clean, safe, good order and condition, but not the replacement (see subparagraph (g)), of the following:

(aa)         The Common Areas, including their surfaces, coverings, decorative items, carpets, drapes and window coverings, and including parking areas, loading and unloading areas, trash areas, roadways, sidewalks, walkways, stairways, parkways, driveways, landscaped areas, striping, bumpers, irrigation systems, Common Area lighting facilities, building exteriors and roofs, fences and gates;

(bb)         All heating, air conditioning, plumbing, electrical systems, life safety equipment, communication systems and other equipment used in common by, or for the benefit of, tenants or occupants of the Project, including elevators and escalators, tenant directories, fire detection systems including sprinkler system maintenance and repair.

(cc)         All other areas and improvements that are within the exterior boundaries of the Project but outside of the Premises and/or any other space occupied by a tenant.

(ii)           The cost of trash disposal, janitorial and security services, pest control services, and the costs of any environmental inspections;

(iii)          The cost of any other service to be provided by Lessor that is elsewhere in this Lease stated to be an “Operating Expense”;

(iv)          The cost of the premiums for the insurance policies maintained by Lessor pursuant to paragraph 8 and any deductible portion of an insured loss concerning the Building or the Common Areas;

(v)           The amount of the Real Property Taxes payable by Lessor pursuant to paragraph 10;

(vi)          The cost of water, sewer, gas, electricity, and other publicly mandated services not separately metered;

(vii)         Labor, salaries, and applicable fringe benefits and costs, materials, supplies and tools, used in maintaining and/or cleaning the Project and accounting and management fees attributable to the operation of the Project;

(viii)        The cost of any capital improvement to the Building or the Project not covered under the provisions of Paragraph 2.3 provided; however, that Lessor shall allocate the cost of any such capital improvement over a 12 year period and Lessee shall not be required to pay more than Lessee’s Share of 1/144th of the cost of such Capital Expenditure in any given month;

(ix)          The cost to replace equipment or improvements that have a useful life for accounting purposes of 5 years or less.

(x)           Reserves set aside for maintenance, repair and/or replacement of Common Area improvements and equipment.

(d)           Any item of Operating Expense that is specifically attributable to the Premises, the Building or to any other building in the Project or to the operation, repair and maintenance thereof, shall be allocated entirely to such Premises, Building, or other building. However, any such item that is not specifically attributable to the Building or to any other building or to the operation, repair and maintenance thereof, shall be equitably allocated by Lessor to all buildings in the Project.

(e)           The inclusion of the improvements, facilities and services set forth in Subparagraph 4.2(c) shall not be deemed to impose an obligation upon Lessor to either have said improvements or facilities or to provide those services unless the Project already has the same, Lessor already provides the services, or Lessor has agreed elsewhere in this Lease to provide the same or some of them.

(f)            Lessee’s Share of Operating Expense Increase is payable monthly on the same day as the Base Rent is due hereunder. The amount of such payments shall be based on Lessor’s estimate of the Operating Expense Expenses. Within 60 days after written request (but not

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more than once each year) Lessor shall deliver to Lessee a reasonably detailed statement showing Lessee’s Share of the actual Common Area Operating Expenses for the preceding year. If Lessee’s payments during such Year exceed Lessee’s Share, Lessee shall credit the amount of such over-payment against Lessee’s future payments. If Lessee’s payments during such Year were less than Lessee’s Share, Lessee shall pay to Lessor the amount of the deficiency within 10 days after delivery by Lessor to Lessee of said statement. Lessor and Lessee shall forthwith adjust between them by cash payment any balance determined to exist with respect to that portion of the last Comparison Year for which Lessee is responsible as to Operating Expense Increases, notwithstanding that the Lease term may have terminated before the end of such Comparison Year.

(g)           Operating Expenses shall not include the costs of replacement for equipment or capital components such as the roof, foundations, exterior walls or a Common Area capital improvement, such as the parking lot paving, elevators, fences that have a useful life for accounting purposes of 5 years or more.

(h)           Operating Expenses shall not include any expenses paid by any tenant directly to third parties, or as to which Lessor is otherwise reimbursed by any third party, other tenant, or by insurance proceeds.

4.3          Payment. Lessee shall cause payment of Rent to be received by Lessor in lawful money of the United States on or before the day on which it is due, without offset or deduction (except as specifically permitted in this Lease). All monetary amounts shall be rounded to the nearest whole dollar. In the event that any invoice prepared by Lessor is inaccurate such inaccuracy shall not constitute a waiver and Lessee shall be obligated to pay the amount set forth in this Lease. Rent for any period during the term hereof which is for less than one full calendar month shall be prorated based upon the actual number of days of said month. Payment of Rent shall be made to Lessor at its address stated herein or to such other persons or place as Lessor may from time to time designate in writing. Acceptance of a payment which is less than the amount then due shall not be a waiver of Lessor’s rights to the balance of such Rent, regardless of Lessor’s endorsement of any check so stating. In the event that any check, draft, or other instrument of payment given by Lessee to Lessor is dishonored for any reason, Lessee agrees to pay to Lessor the sum of $25 in addition to any Late Charge and Lessor, at its option, may require all future Rent be paid by cashier’s check. Payments will be applied first to accrued late charges and attorney’s fees, second to accrued interest, then to Base Rent and Common Area Operating Expenses, and any remaining amount to any other outstanding charges or costs.

5.             Security Deposit. Lessee shall deposit with Lessor upon execution hereof the Security Deposit as security for Lessee’s faithful performance of its obligations under this Lease. If Lessee fails to pay Rent, or otherwise Defaults under this Lease, Lessor may use, apply or retain all or any portion of said Security Deposit for the payment of any amount already due Lessor, for Rents which will be due in the future, and/ or to reimburse or compensate Lessor for any liability, expense, loss or damage which Lessor may suffer or incur by reason thereof. If Lessor uses or applies all or any portion of the Security Deposit, Lessee shall within 10 days after written request therefor deposit monies with Lessor sufficient to restore said Security Deposit to the full amount required by this Lease. If the Base Rent increases during the term of this Lease, Lessee shall, upon written request from Lessor, deposit additional monies with Lessor so that the total amount of the Security Deposit shall at all times bear the same proportion to the increased Base Rent as the initial Security Deposit bore to the initial Base Rent. Should the Agreed Use be amended to accommodate a material change in the business of Lessee or to accommodate a sublessee or assignee, Lessor shall have the right to increase the Security Deposit to the extent necessary, in Lessor’s reasonable judgment, to account for any increased wear and tear that the Premises may suffer as a result thereof. If a change in control of Lessee occurs during this Lease and following such change the financial condition of Lessee is, in Lessor’s reasonable judgment, significantly reduced, Lessee shall deposit such additional monies with Lessor as shall be sufficient to cause the Security Deposit to be at a commercially reasonable level based on such change in financial condition. Lessor shall not be required to keep the Security Deposit separate from its general accounts. Within 90 days after the expiration or termination of this Lease, Lessor shall return that portion of the Security Deposit not used or applied by Lessor. No part of the Security Deposit shall be considered to be held in trust, to bear interest or to be prepayment for any monies to be paid by Lessee under this Lease.

6.             Use.

6.1          Use. Lessee shall use and occupy the Premises only for the Agreed Use, or any other legal use which is reasonably comparable thereto, and for no other purpose. Lessee shall not use or permit the use of the Premises in a manner that is unlawful, creates damage, waste or a nuisance, or that disturbs occupants of or causes damage to neighboring premises or properties. Other than guide, signal and seeing eye dogs, Lessee shall not keep or allow in the Premises any pets, animals, birds, fish, or reptiles. Lessor shall not unreasonably withhold or delay its consent to any written request for a modification of the Agreed Use, so long as the same will not impair the structural integrity of the improvements of the Building, will not adversely affect the mechanical, electrical, HVAC, and other systems of the Building, and/or will not affect the exterior appearance of the Building. If Lessor elects to withhold consent, Lessor shall within 7 days after such request give written notification of same, which notice shall include an explanation of Lessor’s objections to the change in the Agreed Use.

6.2          Hazardous Substances.

(a) Reportable Uses Require Consent. The term “Hazardous Substance” as used in this Lease shall mean any product, substance, or waste whose presence, use, manufacture, disposal, transportation, or release, either by itself or in combination with other materials expected to be on the Premises, is either: (i) potentially injurious to the public health, safety or welfare, the environment or the Premises, (ii) regulated or monitored by any governmental authority, or (iii) a basis for potential liability of Lessor to any governmental agency or third party under any applicable statute or common law theory. Hazardous Substances shall include, but not be limited to, hydrocarbons, petroleum, gasoline, and/or crude oil or any products, byproducts or fractions thereof. Lessee shall not engage in any activity in or on the Premises which constitutes a Reportable Use of Hazardous Substances without the express prior written consent of Lessor and timely compliance (at Lessee’s expense) with all Applicable Requirements. “Reportable Use” shall mean (i) the installation or use of any above or below ground storage tank, (ii) the generation, possession, storage, use, transportation, or disposal of a Hazardous Substance that requires a permit from, or with respect to which a report, notice, registration or business plan is required to be filed with, any governmental authority, and/or (iii) the presence at the Premises of a Hazardous Substance with respect to which any Applicable Requirements requires that a notice be given to persons entering or occupying the Premises or neighboring properties. Notwithstanding the foregoing, Lessee may use any ordinary and customary materials reasonably required to be used in the normal course of the Agreed Use such as ordinary office supplies (copier toner, liquid paper, glue, etc.) and common household cleaning materials, so long as such use is in compliance with all Applicable Requirements, is not a Reportable Use, and does not expose the Premises or neighboring property to any meaningful risk of contamination or damage or expose Lessor to any liability therefor. In addition, Lessor may condition its consent to any Reportable Use upon receiving such additional assurances as Lessor reasonably deems necessary to protect itself, the public, the Premises and/or the environment against damage, contamination, injury and/or liability, including, but not limited to, the installation (and removal on or before Lease expiration or termination) of protective modifications (such as concrete encasements) and/or increasing the Security Deposit.

(b) Duty to Inform Lessor. If Lessee knows, or has reasonable cause to believe, that a Hazardous Substance has come to be located in, on, under or about the Premises, other than as previously consented to by Lessor, Lessee shall immediately give written notice of such fact to Lessor, and provide Lessor with a copy of any report, notice, claim or other documentation which it has concerning the presence of such Hazardous Substance.

(c) Lessee Remediation. Lessee shall not cause or permit any Hazardous Substance to be spilled or released in, on, under, or about the Premises (including through the plumbing or sanitary sewer system) and shall promptly, at Lessee’s expense, comply with all Applicable Requirements and take all investigatory and/or remedial action reasonably recommended, whether or not formally ordered or required, for the cleanup of any contamination of, and for the maintenance, security and/or monitoring of the Premises or neighboring properties, that was caused or materially contributed to by Lessee, or pertaining to or involving any Hazardous Substance brought onto the Premises during the term of this Lease, by or for Lessee, or any third party.

(d) Lessee Indemnification. Lessee shall indemnify, defend and hold Lessor, its agents, employees, lenders and ground lessor, if any, harmless from and against any and all loss of rents and/or damages, liabilities, judgments, claims, expenses, penalties, and attorneys’ and consultants’ fees arising out of or involving any Hazardous Substance brought onto the Premises by or for Lessee, its agents, employees or contractors, in connection with Lessee’s use or occupancy of the Premises ~~or any third party~~ (provided, however, that Lessee shall have no liability under this Lease with respect to underground migration of any Hazardous Substance under the Premises from areas outside of the Project not caused or contributed to by Lessee). Lessee’s obligations shall include, but not be limited to, the effects of any contamination or injury to person, property or the environment created or suffered by Lessee, and the cost of investigation, removal, remediation, restoration and/or abatement, and shall survive the expiration or termination of this Lease. No termination, cancellation or release agreement entered into by Lessor and Lessee shall release Lessee from its obligations under this Lease with respect to Hazardous Substances, unless specifically so agreed by Lessor in writing at the time of such agreement.

(e) Lessor Indemnification. Lessor and its successors and assigns shall indemnify, defend, reimburse and hold Lessee, its employees and lenders, harmless from and against any and all environmental damages, including the cost of remediation, which result from Hazardous Substances which existed on the Premises prior to Lessee’s occupancy or which are caused by the gross negligence or willful misconduct of Lessor, its agents or employees. Lessor’s obligations, as and when required by the Applicable Requirements, shall include, but not be limited to, the cost of investigation, removal, remediation, restoration and/or abatement, and shall survive the expiration or termination of this Lease.

(f) Investigations and Remediation’s. Lessor shall retain the responsibility and pay for any investigations or remediation measures required by governmental entities having jurisdiction with respect to the existence of Hazardous Substances on the Premises prior to

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Lessee’s occupancy, unless such remediation measure is required as a result of Lessee’s use (including “Alterations”, as defined in paragraph 7.3(a) below) of the Premises, in which event Lessee shall be responsible for such payment. Lessee shall cooperate fully in any such activities at the request of Lessor, including allowing Lessor and Lessor’s agents to have reasonable access to the Premises at reasonable times in order to carry out Lessor’s investigative and remedial responsibilities.

(g) Lessor Termination Option. If a Hazardous Substance Condition (see Paragraph 9.1(e)) occurs during the term of this Lease, unless Lessee is legally responsible therefor (in which case Lessee shall make the investigation and remediation thereof required by the Applicable Requirements and this Lease shall continue in full force and effect, but subject to Lessor’s rights under Paragraph 6.2(d) and Paragraph 13), Lessor may, at Lessor’s option, either (i) investigate and remediate such Hazardous Substance Condition, if required, as soon as reasonably possible at Lessor’s expense, in which event this Lease shall continue in full force and effect, or (ii) if the estimated cost to remediate such condition exceeds 12 times the then monthly Base Rent or $100,000, whichever is greater, give written notice to Lessee, within 30 days after receipt by Lessor of knowledge of the occurrence of such Hazardous Substance Condition, of Lessor’s desire to terminate this Lease as of the date 60 days following the date of such notice. In the event Lessor elects to give a termination notice, Lessee may, within 10 days thereafter, give written notice to Lessor of Lessee’s commitment to pay the amount by which the cost of the remediation of such Hazardous Substance Condition exceeds an amount equal to 12 times the then monthly Base Rent or $100,000, whichever is greater. Lessee shall provide Lessor with said funds or satisfactory assurance thereof within 30 days following such commitment. In such event, this Lease shall continue in full force and effect, and Lessor shall proceed to make such remediation as soon as reasonably possible after the required funds are available. If Lessee does not give such notice and provide the required funds or assurance thereof within the time provided, this Lease shall terminate as of the date specified in Lessor’s notice of termination.

6.3          Lessee’s Compliance with Applicable Requirements. Except as otherwise provided in this Lease, Lessee shall, at Lessee’s sole expense, fully, diligently and in a timely manner, materially comply with all Applicable Requirements, the requirements of any applicable fire insurance underwriter or rating bureau, and the recommendations of Lessor’s engineers and/or consultants which relate in any manner to the Premises, without regard to whether said requirements are now in effect or become effective after the Start Date. Lessee shall, within 10 days after receipt of Lessor’s written request, provide Lessor with copies of all permits and other documents, and other information evidencing Lessee’s compliance with any Applicable Requirements specified by Lessor, and shall immediately upon receipt, notify Lessor in writing (with copies of any documents involved) of any threatened or actual claim, notice, citation, warning, complaint or report pertaining to or involving the failure of Lessee or the Premises to comply with any Applicable Requirements. Likewise, Lessee shall immediately give written notice to Lessor of: (i) any water damage to the Premises and any suspected seepage, pooling, dampness or other condition conducive to the production of mold; or (ii) any mustiness or other odors that might indicate the presence of mold in the Premises.

6.4          Inspection; Compliance. Lessor and Lessor’s “Lender” (as defined in Paragraph 30) and consultants shall have the right to enter into Premises at any time, in the case of an emergency, and otherwise at reasonable times, after reasonable notice, for the purpose of inspecting the condition of the Premises and for verifying compliance by Lessee with this Lease. The cost of any such inspections shall be paid by Lessor, unless a violation of Applicable Requirements, or a Hazardous Substance Condition (see paragraph 9.1e) is found to exist or be imminent, or the inspection is requested or ordered by a governmental authority. In such case, Lessee shall upon request reimburse Lessor for the cost of such inspection, so long as such inspection is reasonably related to the violation or contamination. In addition, Lessee shall provide copies of all relevant material safety data sheets (MSDS) to Lessor within 10 days of the receipt of written request therefor.

7.             Maintenance; Repairs; Utility Installations; Trade Fixtures and Alterations.

7.1          Lessee’s Obligations. Notwithstanding Lessor’s obligation to keep the Premises in good condition and repair, Lessee shall be responsible for payment of the cost thereof to Lessor as additional rent for that portion of the cost of any maintenance and repair of the Premises, or any equipment (wherever located) that serves only Lessee or the Premises, to the extent such cost is attributable to abuse or misuse. Lessee shall be responsible for the cost of painting, repairing or replacing wall coverings, and to repair or replace any improvements with the Premises. Lessor may, at its option, upon reasonable notice, elect to have Lessee perform any particular such maintenance or repairs the cost of which is otherwise Lessee’s responsibility hereunder.

7.2          Lessor’s Obligations. Subject to the provisions of Paragraphs 2.2 (Condition), 2.3 (Compliance), 4.2 (Operating Expenses), 6 (Use), 7.1 (Lessee’s Obligations), 9 (Damage or Destruction) and 14 (Condemnation), Lessor, subject to reimbursement pursuant to Paragraph 4.2, shall keep in good order, condition and repair the foundations, exterior walls, structural condition of interior bearing walls, exterior roof, fire sprinkler system, fire alarm and/or smoke detection systems, fire hydrants, and the Common Areas. Lessee expressly waives the benefit of any statute now or hereafter in effect to the extent it is inconsistent with the terms of this Lease.

7.3          Utility Installations; Trade Fixtures; Alterations.

(a) Definitions. The term “Utility Installations” refers to all floor and window coverings, air lines, vacuum lines, power panels, electrical distribution, security and fire protection systems, communication cabling, lighting fixtures, HVAC equipment, and plumbing in or on the Premises. The term “Trade Fixtures” shall mean Lessee’s machinery and equipment that can be removed without doing material damage to the Premises. The term “ Alterations” shall mean any modification of the improvements, other than Utility Installations or Trade Fixtures, whether by addition or deletion. “Lessee Owned Alterations and/or Utility Installations” are defined as Alterations and/or Utility Installations made by Lessee that are not yet owned by Lessor pursuant to Paragraph 7.4(a).

(b) Consent. Lessee shall not make any Alterations or Utility Installations to the Premises without Lessor’s prior written consent. Lessee may, however, make non-structural Alterations or Utility Installations to the interior of the Premises (excluding the roof) without such consent but upon notice to Lessor, as long as they are not visible from the outside, do not involve puncturing, relocating or removing the roof, ceilings, floors or any existing walls, will not affect the electrical, plumbing, HVAC, and/or life safety systems, and the cumulative cost thereof during this Lease as extended does not exceed $2000. Notwithstanding the foregoing, Lessee shall not make or permit any roof penetrations and/or install anything on the roof without the prior written approval of Lessor. Lessor may, as a precondition to granting such approval, require Lessee to utilize a contractor chosen and/or approved by Lessor. Any Alterations or Utility Installations that Lessee shall desire to make and which require the consent of the Lessor shall be presented to Lessor in written form with detailed plans. Consent shall be deemed conditioned upon Lessee’s: (i) acquiring all applicable governmental permits, (ii) furnishing Lessor with copies of both the permits and the plans and specifications prior to commencement of the work, and (iii) compliance with all conditions of said permits and other Applicable Requirements in a prompt and expeditious manner. Any Alterations or Utility Installations shall be performed in a workmanlike manner with good and sufficient materials. Lessee shall promptly upon completion furnish Lessor with asbuilt plans and specifications. For work which costs an amount in excess of one month’s Base Rent, Lessor may condition its consent upon Lessee providing a lien and completion bond in an amount equal to 150% of the estimated cost of such Alteration or Utility Installation and/or upon Lessee’s posting an additional Security Deposit with Lessor.

(c) Liens; Bonds. Lessee shall pay, when due, all claims for labor or materials furnished or alleged to have been furnished to or for Lessee at or for use on the Premises, which claims are or may be secured by any mechanic’s or materialmen’s lien against the Premises or any interest therein. Lessee shall give Lessor not less than 10 days notice prior to the commencement of any work in, on or about the Premises, and Lessor shall have the right to post notices of non-responsibility. If Lessee shall contest the validity of any such lien, claim or demand, then Lessee shall, at its sole expense defend and protect itself, Lessor and the Premises against the same and shall pay and satisfy any such adverse judgment that may be rendered thereon before the enforcement thereof. If Lessor shall require, Lessee shall furnish a surety bond in an amount equal to 150% of the amount of such contested lien, claim or demand, indemnifying Lessor against liability for the same. If Lessor elects to participate in any such action, Lessee shall pay Lessor’s attorneys’ fees and costs.

7.4        Ownership; Removal; Surrender; and Restoration.

(a) Ownership. Subject to Lessor’s right to require removal or elect ownership as hereinafter provided, all Alterations and Utility Installations made by Lessee shall be the property of Lessee, but considered a part of the Premises. Lessor may, at any time, elect in writing to be the owner of all or any specified part of the Lessee Owned Alterations and Utility Installations. Unless otherwise instructed per paragraph 7.4(b) hereof, all Lessee Owned Alterations and Utility Installations shall, at the expiration or termination of this Lease, become the property of Lessor and be surrendered by Lessee with the Premises.

(b) Removal. By delivery to Lessee of written notice from Lessor not earlier than 90 and not later than 30 days prior to the end of the term of this Lease, Lessor may require that any or all Lessee Owned Alterations or Utility Installations be removed by the expiration or termination of this Lease. Lessor may require the removal at any time of all or any part of any Lessee Owned Alterations or Utility Installations made without the required consent.

(c) Surrender; Restoration. Lessee shall surrender the Premises by the Expiration Date or any earlier termination date, with all of the improvements, parts and surfaces thereof clean and free of debris, and in good operating order, condition and state of repair, ordinary wear and tear excepted. “Ordinary wear and tear” shall not include any damage or deterioration that would have been prevented by good maintenance practice. Notwithstanding the foregoing, if this Lease is for 12 months or less, then Lessee shall surrender the Premises in the same condition as delivered to Lessee on the Start Date with NO allowance for ordinary wear and tear. Lessee shall repair any damage occasioned by the installation, maintenance or removal of Trade Fixtures, Lessee owned Alterations and/or Utility Installations, furnishings, and equipment as well as the removal of any storage tank installed by or for Lessee. Lessee shall also completely remove from the Premises any and all Hazardous Substances brought onto the Premises by or for Lessee, or any third party (except Hazardous Substances which were deposited via underground migration from areas outside of the Premises) even if such removal would require Lessee to perform or pay for work that exceeds statutory requirements. Trade Fixtures shall remain the property of

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Lessee and shall be removed by Lessee. Any personal property of Lessee not removed on or before the Expiration Date or any earlier termination date shall be deemed to have been abandoned by Lessee and may be disposed of or retained by Lessor as Lessor may desire. The failure by Lessee to timely vacate the Premises pursuant to this Paragraph 7.4(c) without the express written consent of Lessor shall constitute a holdover under the provisions of Paragraph 26 below.

8.             Insurance; Indemnity.

8.1          Insurance Premiums. The cost of the premiums for the insurance policies maintained by Lessor pursuant to paragraph 8 are included as Operating Expenses (see paragraph 4.2 (c)(iv)). Said costs shall include increases in the premiums resulting from additional coverage related to requirements of the holder of a mortgage or deed of trust covering the Premises, Building and/or Project, increased valuation of the Premises, Building and/or Project, and/or a general premium rate increase. Said costs shall not, however, include any premium increases resulting from the nature of the occupancy of any other tenant of the Building. If the Project was not insured for the entirety of the Base Year, then the base premium shall be the lowest annual premium reasonably obtainable for the required insurance as of the Start Date, assuming the most nominal use possible of the Building and/or Project. In no event, however, shall Lessee be responsible for any portion of the premium cost attributable to liability insurance coverage in excess of $2,000,000 procured under Paragraph 8.2(b).

8.2          Liability Insurance.

(a) Carried by Lessee. Lessee shall obtain and keep in force a Commercial General Liability policy of insurance protecting Lessee and Lessor as an additional insured against claims for bodily injury, personal injury and property damage based upon or arising out of the ownership, use, occupancy or maintenance of the Premises and all areas appurtenant thereto. Such insurance shall be on an occurrence basis providing single limit coverage in an amount not less than $1,000,000 per occurrence with an annual aggregate of not less than $2,000,000. Lessee shall add Lessor as an additional insured by means of an endorsement at least as broad as the Insurance Service Organization’s “Additional Insured-Managers or Lessors of Premises” Endorsement and coverage shall also be extended to include damage caused by heat, smoke or fumes from a hostile fire. The policy shall not contain any intra-insured exclusions as between insured persons or organizations, but shall include coverage for liability assumed under this Lease as an “insured contract” for the performance of Lessee’s indemnity obligations under this Lease. The limits of said insurance shall not, however, limit the liability of Lessee nor relieve Lessee of any obligation hereunder. Lessee shall provide an endorsement on its liability policy(ies) which provides that its insurance shall be primary to and not contributory with any similar insurance carried by Lessor, whose insurance shall be considered excess insurance only.

(b) Carried by Lessor. Lessor shall maintain liability insurance as described in Paragraph 8.2(a), in addition to, and not in lieu of, the insurance required to be maintained by Lessee. Lessee shall not be named as an additional insured therein.

8.3          Property Insurance - Building, Improvements and Rental Value.

(a) Building and Improvements. Lessor shall obtain and keep in force a policy or policies of insurance in the name of Lessor, with loss payable to Lessor, any ground-lessor, and to any Lender insuring loss or damage to the Building and/or Project. The amount of such insurance shall be equal to the full insurable replacement cost of the Building and/or Project, as the same shall exist from time to time, or the amount required by any Lender, but in no event more than the commercially reasonable and available insurable value thereof. Lessee Owned Alterations and Utility Installations, Trade Fixtures, and Lessee’s personal property shall be insured by Lessee not by Lessor. If the coverage is available and commercially appropriate, such policy or policies shall insure against all risks of direct physical loss or damage (except the perils of flood and/or earthquake unless required by a Lender), including coverage for debris removal and the enforcement of any Applicable Requirements requiring the upgrading, demolition, reconstruction or replacement of any portion of the Premises as the result of a covered loss. Said policy or policies shall also contain an agreed valuation provision in lieu of any coinsurance clause, waiver of subrogation, and inflation guard protection causing an increase in the annual property insurance coverage amount by a factor of not less than the adjusted U.S. Department of Labor Consumer Price Index for All Urban Consumers for the city nearest to where the Premises are located. If such insurance coverage has a deductible clause, the deductible amount shall not exceed $5,000 ~~1,000~~ per occurrence.

(b) Rental Value. Lessor shall also obtain and keep in force a policy or policies in the name of Lessor with loss payable to Lessor and any Lender, insuring the loss of the full Rent for one year with an extended period of indemnity for an additional 180 days (“Rental Value insurance”). Said insurance shall contain an agreed valuation provision in lieu of any coinsurance clause, and the amount of coverage shall be adjusted annually to reflect the projected Rent otherwise payable by Lessee, for the next 12 month period.

(c) Adjacent Premises. Lessee shall pay for any increase in the premiums for the property insurance of the Building and for the Common Areas or other buildings in the Project if said increase is caused by Lessee’s acts, omissions, use or occupancy of the Premises.

(d) Lessee’s Improvements. Since Lessor is the Insuring Party, Lessor shall not be required to insure Lessee Owned Alterations and Utility Installations unless the item in question has become the property of Lessor under the terms of this Lease.

8.4          Lessee’s Property; Business Interruption Insurance.

(a) Property Damage. Lessee shall obtain and maintain insurance coverage on all of Lessee’s personal property, Trade Fixtures, and Lessee Owned Alterations and Utility Installations. Such insurance shall be full replacement cost coverage with a deductible of not to exceed $5000 ~~1,000~~ per occurrence. The proceeds from any such insurance shall be used by Lessee for the replacement of personal property, Trade Fixtures and Lessee Owned Alterations and Utility Installations. Lessee shall provide Lessor with written evidence that such insurance is in force.

(b) Business Interruption. Lessee shall obtain and maintain loss of income and extra expense insurance in amounts as will reimburse Lessee for direct or indirect loss of earnings attributable to all perils commonly insured against by prudent lessees in the business of Lessee or attributable to prevention of access to the Premises as a result of such perils.

(c) No Representation of Adequate Coverage. Lessor makes no representation that the limits or forms of coverage of insurance specified herein are adequate to cover Lessee’s property, business operations or obligations under this Lease.

8.5          Insurance Policies. Insurance required herein shall be by companies duly licensed or admitted to transact business in the state where the Premises are located, and maintaining during the policy term a “General Policyholders Rating” of at least A-, VI, as set forth in the most current issue of “Best’s Insurance Guide”, or such other rating as may be required by a Lender. Lessee shall not do or permit to be done anything which invalidates the required insurance policies. Lessee shall, prior to the Start Date, deliver to Lessor certified copies of policies of such insurance or certificates evidencing the existence and amounts of the required insurance. No such policy shall be cancelable or subject to modification except after 10 days prior written notice to Lessor. Lessee shall, at least 30 days prior to the expiration of such policies, furnish Lessor with evidence of renewals or “insurance binders” evidencing renewal thereof, or Lessor may order such insurance and charge the cost thereof to Lessee, which amount shall be payable by Lessee to Lessor upon demand. Such policies shall be for a term of at least one year, or the length of the remaining term of this Lease, whichever is less. If either Party shall fail to procure and maintain the insurance required to be carried by it, the other Party may, but shall not be required to, procure and maintain the same.

8.6          Waiver of Subrogation. Without affecting any other rights or remedies, Lessee and Lessor each hereby release and relieve the other, and waive their entire right to recover damages against the other, for loss of or damage to its property arising out of or incident to the perils required to be insured against herein. The effect of such releases and waivers is not limited by the amount of insurance carried or required, or by any deductibles applicable hereto. The Parties agree to have their respective property damage insurance carriers waive any right to subrogation that such companies may have against Lessor or Lessee, as the case may be, so long as the insurance is not invalidated thereby.

8.7          Indemnity. Except for Lessor’s gross negligence or willful misconduct, Lessee shall indemnify, protect, defend and hold harmless the Premises, Lessor and its agents, Lessor’s master or ground lessor, partners and Lenders, from and against any and all claims, loss of rents and/or damages, liens, judgments, penalties, attorneys’ and consultants’ fees, expenses and/or liabilities arising out of, involving, or in connection with, the use and/or occupancy of the Premises by Lessee. If any action or proceeding is brought against Lessor by reason of any of the foregoing matters, Lessee shall upon notice defend the same at Lessee’s expense by counsel reasonably satisfactory to Lessor and Lessor shall cooperate with Lessee in such defense. Lessor need not have first paid any such claim in order to be defended or indemnified.

8.8          Exemption of Lessor and its Agents from Liability. Notwithstanding the negligence or breach of this Lease by Lessor or its agents, neither Lessor nor its agents shall be liable under any circumstances for: (i) injury or damage to the person or goods, wares, merchandise or other property of Lessee, Lessee’s employees, contractors, invitees, customers, or any other person in or about the Premises, whether such damage or injury is caused by or results from fire, steam, electricity, gas, water or rain, indoor air quality, the presence of mold or from the breakage, leakage, obstruction or other defects of pipes, fire sprinklers, wires, appliances, plumbing, HVAC or lighting fixtures, or from any other cause, whether the said injury or damage results from conditions arising upon the Premises or upon other portions of the Building, or from other sources or places, (ii) any damages arising from any act or neglect of any other tenant of Lessor or from the failure of Lessor or its agents to enforce the provisions of any other lease in the Project, or (iii) injury to Lessee’s business or for any loss of income or profit therefrom. Instead, it is intended that Lessee’s sole recourse in the event of such damages or injury be to file a claim on the insurance policy(ies) that Lessee is required to maintain pursuant to the provisions of paragraph 8.

8.9          Failure to Provide Insurance. Lessee acknowledges that any failure on its part to obtain or maintain the insurance required herein will expose Lessor to risks and potentially cause Lessor to incur costs not contemplated by this Lease, the extent of which will be extremely difficult to ascertain. Accordingly, for any month or portion thereof that Lessee does not maintain the required insurance and/or does not provide Lessor with the required binders or certificates evidencing the existence of the required insurance, the Base Rent shall be automatically increased, without any

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requirement for notice to Lessee, by an amount equal to 10% of the then existing Base Rent or $100, whichever is greater. The parties agree that such increase in Base Rent represents fair and reasonable compensation for the additional risk/costs that Lessor will incur by reason of Lessee’s failure to maintain the required insurance. Such increase in Base Rent shall in no event constitute a waiver of Lessee’s Default or Breach with respect to the failure to maintain such insurance, prevent the exercise of any of the other rights and remedies granted hereunder, nor relieve Lessee of its obligation to maintain the insurance specified in this Lease.

9.             Damage or Destruction.

9.1          Definitions.

(a) “Premises Partial Damage” shall mean damage or destruction to the improvements on the Premises, other than Lessee Owned Alterations and Utility Installations, which can reasonably be repaired in 3 months or less from the date of the damage or destruction, and the cost thereof does not exceed a sum equal to 6 month’s Base Rent. Lessor shall notify Lessee in writing within 30 days from the date of the damage or destruction as to whether or not the damage is Partial or Total.

(b) “Premises Total Destruction” shall mean damage or destruction to the improvements on the Premises, other than Lessee Owned Alterations and Utility Installations and Trade Fixtures, which cannot reasonably be repaired in 3 months or less from the date of the damage or destruction and/or the cost thereof exceeds a sum equal to 6 month’s Base Rent. Lessor shall notify Lessee in writing within 30 days from the date of the damage or destruction as to whether or not the damage is Partial or Total.

(c) “Insured Loss” shall mean damage or destruction to improvements on the Premises, other than Lessee Owned Alterations and Utility Installations and Trade Fixtures, which was caused by an event required to be covered by the insurance described in Paragraph 8.3(a), irrespective of any deductible amounts or coverage limits involved.

(d) “Replacement Cost” shall mean the cost to repair or rebuild the improvements owned by Lessor at the time of the occurrence to their condition existing immediately prior thereto, including demolition, debris removal and upgrading required by the operation of Applicable Requirements, and without deduction for depreciation.

(e) “Hazardous Substance Condition” shall mean the occurrence or discovery of a condition involving the presence of, or a contamination by, a Hazardous Substance, in, on, or under the Premises which requires restoration.

9.2          Partial Damage - Insured Loss. If a Premises Partial Damage that is an Insured Loss occurs, then Lessor shall, at Lessor’s expense, repair such damage (but not Lessee’s Trade Fixtures or Lessee Owned Alterations and Utility Installations) as soon as reasonably possible and this Lease shall continue in full force and effect; provided, however, that Lessee shall, at Lessor’s election, make the repair of any damage or destruction the total cost to repair of which is $5,000 or less, and, in such event, Lessor shall make any applicable insurance proceeds available to Lessee on a reasonable basis for that purpose. Notwithstanding the foregoing, if the required insurance was not in force or the insurance proceeds are not sufficient to effect such repair, the Insuring Party shall promptly contribute the shortage in proceeds as and when required to complete said repairs. In the event, however, such shortage was due to the fact that, by reason of the unique nature of the improvements, full replacement cost insurance coverage was not commercially reasonable and available, Lessor shall have no obligation to pay for the shortage in insurance proceeds or to fully restore the unique aspects of the Premises unless Lessee provides Lessor with the funds to cover same, or adequate assurance thereof, within 10 days following receipt of written notice of such shortage and request therefor. If Lessor receives said funds or adequate assurance thereof within said 10 day period, the party responsible for making the repairs shall complete them as soon as reasonably possible and this Lease shall remain in full force and effect. If such funds or assurance are not received, Lessor may nevertheless elect by written notice to Lessee within 10 days thereafter to: (i) make such restoration and repair as is commercially reasonable with Lessor paying any shortage in proceeds, in which case this Lease shall remain in full force and effect, or (ii) have this Lease terminate 30 days thereafter. Lessee shall not be entitled to reimbursement of any funds contributed by Lessee to repair any such damage or destruction. Premises Partial Damage due to flood or earthquake shall be subject to Paragraph 9.3, notwithstanding that there may be some insurance coverage, but the net proceeds of any such insurance shall be made available for the repairs if made by either Party.

9.3          Partial Damage - Uninsured Loss. If a Premises Partial Damage that is not an Insured Loss occurs, unless caused by a negligent or willful act of Lessee (in which event Lessee shall make the repairs at Lessee’s expense), Lessor may either: (i) repair such damage as soon as reasonably possible at Lessor’s expense, in which event this Lease shall continue in full force and effect, or (ii) terminate this Lease by giving written notice to Lessee within 30 days after receipt by Lessor of knowledge of the occurrence of such damage. Such termination shall be effective 60 days following the date of such notice. In the event Lessor elects to terminate this Lease, Lessee shall have the right within 10 days after receipt of the termination notice to give written notice to Lessor of Lessee’s commitment to pay for the repair of such damage without reimbursement from Lessor. Lessee shall provide Lessor with said funds or satisfactory assurance thereof within 30 days after making such commitment. In such event this Lease shall continue in full force and effect, and Lessor shall proceed to make such repairs as soon as reasonably possible after the required funds are available. If Lessee does not make the required commitment, this Lease shall terminate as of the date specified in the termination notice.

9.4          Total Destruction. Notwithstanding any other provision hereof, if a Premises Total Destruction occurs, this Lease shall terminate 60 days following such Destruction. If the damage or destruction was caused by the gross negligence or willful misconduct of Lessee, Lessor shall have the right to recover Lessor’s damages from Lessee, except as provided in Paragraph 8.6.

9.5          Damage Near End of Term. If at any time during the last 6 months of this Lease there is damage for which the cost to repair exceeds one month’s Base Rent, whether or not an Insured Loss, Lessor may terminate this Lease effective 60 days following the date of occurrence of such damage by giving a written termination notice to Lessee within 30 days after the date of occurrence of such damage. Notwithstanding the foregoing, if Lessee at that time has an exercisable option to extend this Lease or to purchase the Premises, then Lessee may preserve this Lease by, (a) exercising such option and (b) providing Lessor with any shortage in insurance proceeds (or adequate assurance thereof) needed to make the repairs on or before the earlier of (i) the date which is 10 days after Lessee’s receipt of Lessor’s written notice purporting to terminate this Lease, or (ii) the day prior to the date upon which such option expires. If Lessee duly exercises such option during such period and provides Lessor with funds (or adequate assurance thereof) to cover any shortage in insurance proceeds, Lessor shall, at Lessor’s commercially reasonable expense, repair such damage as soon as reasonably possible and this Lease shall continue in full force and effect. If Lessee fails to exercise such option and provide such funds or assurance during such period, then this Lease shall terminate on the date specified in the termination notice and Lessee’s option shall be extinguished.

9.6          Abatement of Rent; Lessee’s Remedies.

(a) Abatement. In the event of Premises Partial Damage or Premises Total Destruction or a Hazardous Substance Condition for which Lessee is not responsible under this Lease, the Rent payable by Lessee for the period required for the repair, remediation or restoration of such damage shall be abated in proportion to the degree to which Lessee’s use of the Premises is impaired, but not to exceed the proceeds received from the Rental Value insurance. All other obligations of Lessee hereunder shall be performed by Lessee, and Lessor shall have no liability for any such damage, destruction, remediation, repair or restoration except as provided herein.

(b) Remedies. If Lessor is obligated to repair or restore the Premises and does not commence, in a substantial and meaningful way, such repair or restoration within 90 days after such obligation shall accrue, Lessee may, at any time prior to the commencement of such repair or restoration, give written notice to Lessor and to any Lenders of which Lessee has actual notice, of Lessee’s election to terminate this Lease on a date not less than 60 days following the giving of such notice. If Lessee gives such notice and such repair or restoration is not commenced within 30 days thereafter, this Lease shall terminate as of the date specified in said notice. If the repair or restoration is commenced within such 30 days, this Lease shall continue in full force and effect. “Commence” shall mean either the unconditional authorization of the preparation of the required plans, or the beginning of the actual work on the Premises, whichever first occurs.

9.7          Termination; Advance Payments. Upon termination of this Lease pursuant to Paragraph 6.2(g) or Paragraph 9, an equitable adjustment shall be made concerning advance Base Rent and any other advance payments made by Lessee to Lessor. Lessor shall, in addition, return to Lessee so much of Lessee’s Security Deposit as has not been, or is not then required to be, used by Lessor.

10.          Real Property Taxes.

10.1        Definitions. As used herein, the term “Real Property Taxes” shall include any form of assessment; real estate, general, special, ordinary or extraordinary, or rental levy or tax (other than inheritance, personal income or estate taxes); improvement bond; and/or license fee imposed upon or levied against any legal or equitable interest of Lessor in the Project, Lessor’s right to other income therefrom, and/or Lessor’s business of leasing, by any authority having the direct or indirect power to tax and where the funds are generated with reference to the Project address and where the proceeds so generated are to be applied by the city, county or other local taxing authority of a jurisdiction within which the Project is located. “Real Property Taxes” shall also include any tax, fee, levy, assessment or charge, or any increase therein: (i) imposed by reason of events occurring during the term of this Lease, including but not limited to, a change in the ownership of the Project, (ii) a change in the improvements thereon, and/or (iii) levied or assessed on machinery or equipment provided by Lessor to Lessee pursuant to this Lease.

10.2        Payment of Taxes. Except as otherwise provided in Paragraph 10.3, Lessor shall pay the Real Property Taxes applicable to the Project, and said payments shall be included in the calculation of Operating Expenses in accordance with the provisions of Paragraph 4.2.

10.3        Additional Improvements. Operating Expenses shall not include Real Property Taxes specified in the tax assessor’s records and work sheets as being caused by additional improvements placed upon the Project by other lessees or by Lessor for the exclusive enjoyment of such other lessees. Notwithstanding Paragraph 10.2 hereof, Lessee shall, however, pay to Lessor at the time Operating Expenses are payable under Paragraph 4.2, the entirety of any increase in Real Property Taxes if assessed solely by reason of Alterations, Trade Fixtures or Utility Installations placed upon the Premises by Lessee or at Lessee’s request or by reason of any alterations or improvements to the Premises made by Lessor

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subsequent to the execution of this Lease by the Parties.

10.4        Joint Assessment. If the Building is not separately assessed, Real Property Taxes allocated to the Building shall be an equitable proportion of the Real Property Taxes for all of the land and improvements included within the tax parcel assessed, such proportion to be determined by Lessor from the respective valuations assigned in the assessor’s work sheets or such other information as may be reasonably available. Lessor’s reasonable determination thereof, in good faith, shall be conclusive.

10.5        Personal Property Taxes. Lessee shall pay prior to delinquency all taxes assessed against and levied upon Lessee Owned Alterations and Utility Installations, Trade Fixtures, furnishings, equipment and all personal property of Lessee contained in the Premises. When possible, Lessee shall cause its Lessee Owned Alterations and Utility Installations, Trade Fixtures, furnishings, equipment and all other personal property to be assessed and billed separately from the real property of Lessor. If any of Lessee’s said property shall be assessed with Lessor’s real property, Lessee shall pay Lessor the taxes attributable to Lessee’s property within 10 days after receipt of a written statement setting forth the taxes applicable to Lessee’s property.

11.          Utilities and Services.

11.1        Services Provided by Lessor. Lessor shall provide heating, ventilation, air conditioning, reasonable amounts of electricity for normal lighting and office machines, water for reasonable and normal drinking and lavatory use in connection with an office, and replacement light bulbs and/or fluorescent tubes and ballasts for standard overhead fixtures. Lessor shall also provide janitorial services to the Premises and Common Areas 5 times per week, excluding Building Holidays, or pursuant to the attached janitorial schedule, if any. Lessor shall not, however, be required to provide janitorial services to kitchens or storage areas included within the Premises.

11.2        Services Exclusive to Lessee. Lessee shall pay for all water, gas, light, power, telephone and other utilities and services specially or exclusively supplied and/or metered exclusively to the Premises or to Lessee, together with any taxes thereon. If a service is deleted by Paragraph 1.13 and such service is not separately metered to the Premises, Lessee shall pay at Lessor’s option, either Lessee’s Share or a reasonable proportion to be determined by Lessor of all charges for such jointly metered service.

11.3        Hours of Service. Said services and utilities shall be provided during times set forth in Paragraph 1.12. Utilities and services required at other times shall be subject to advance request and reimbursement by Lessee to Lessor of the cost thereof.

11.4        Excess Usage by Lessee. Lessee shall not make connection to the utilities except by or through existing outlets and shall not install or use machinery or equipment in or about the Premises that uses excess water, lighting or power, or suffer or permit any act that causes extra burden upon the utilities or services, including but not limited to security and trash services, over standard office usage for the Project. Lessor shall require Lessee to reimburse Lessor for any excess expenses or costs that may arise out of a breach of this subparagraph by Lessee. Lessor may, in its sole discretion, install at Lessee’s expense supplemental equipment and/or separate metering applicable to Lessee’s excess usage or loading.

11.5   Interruptions. There shall be no abatement of rent and Lessor shall not be liable in any respect whatsoever for the inadequacy, stoppage, interruption or discontinuance of any utility or service due to riot, strike, labor dispute, breakdown, accident, repair or other cause beyond Lessor’s reasonable control or in cooperation with governmental request or directions.

12.          Assignment and Subletting.

12.1        Lessor’s Consent Required.

(a) Lessee shall not voluntarily or by operation of law assign, transfer, mortgage or encumber (collectively, “assign or assignment”) or sublet all or any part of Lessee’s interest in this Lease or in the Premises without Lessor’s prior written consent.

(b) Unless Lessee is a corporation and its stock is publicly traded on a national stock exchange, a change in the control of Lessee shall constitute an assignment requiring consent. The transfer, on a cumulative basis, of 25% or more of the voting control of Lessee shall constitute a change in control for this purpose. Notwithstanding anything to the contrary contained in this Lease, a sale by Lessee of any amount of equity or debt securities primarily for the purposes of capital raising shall not be deemed a change of control of Lessee and accordingly, will not constitute an assignment requiring consent.

(c) The involvement of Lessee or its assets in any transaction, or series of transactions (by way of merger, sale, acquisition, financing, transfer, leveraged buyout or otherwise), whether or not a formal assignment or hypothecation of this Lease or Lessee’s assets occurs, which results or will result in a reduction of the Net Worth of Lessee by an amount greater than 25% of such Net Worth as it was represented at the time of the execution of this Lease or at the time of the most recent assignment to which Lessor has consented, or as it exists immediately prior to said transaction or transactions constituting such reduction, whichever was or is greater, shall be considered an assignment of this Lease to which Lessor may withhold its consent. “Net Worth of Lessee” shall mean the net worth of Lessee (excluding any guarantors) established under generally accepted accounting principles.

(d) An assignment or subletting without consent shall, at Lessor’s option, be a Default curable after notice per Paragraph 13.1(c), or a noncurable Breach without the necessity of any notice and grace period. If Lessor elects to treat such unapproved assignment or subletting as a noncurable Breach, Lessor may either: (i) terminate this Lease, or (ii) upon 30 days written notice, increase the monthly Base Rent to 110% of the Base Rent then in effect. Further, in the event of such Breach and rental adjustment, (i) the purchase price of any option to purchase the Premises held by Lessee shall be subject to similar adjustment to 110% of the price previously in effect, and (ii) all fixed and non-fixed rental adjustments scheduled during the remainder of the Lease term shall be increased to 110% of the scheduled adjusted rent.

(e) Lessee’s remedy for any breach of Paragraph 12.1 by Lessor shall be limited to compensatory damages and/or injunctive relief.

(f) Lessor may reasonably withhold consent to a proposed assignment or subletting if Lessee is in Default at the time consent is requested.

(g) Notwithstanding the foregoing, allowing a de minimis portion of the Premises, i e. 20 square feet or less, to be used by a third party vendor in connection with the installation of a vending machine or payphone shall not constitute a subletting.

12.2        Terms and Conditions Applicable to Assignment and Subletting.

(a) Regardless of Lessor’s consent, no assignment or subletting shall: (i) be effective without the express written assumption by such assignee or sublessee of the obligations of Lessee under this Lease, (ii) release Lessee of any obligations hereunder, or (iii) alter the primary liability of Lessee for the payment of Rent or for the performance of any other obligations to be performed by Lessee.

(b) Lessor may accept Rent or performance of Lessee’s obligations from any person other than Lessee pending approval or disapproval of an assignment. Neither a delay in the approval or disapproval of such assignment nor the acceptance of Rent or performance shall constitute a waiver or estoppel of Lessor’s right to exercise its remedies for Lessee’s Default or Breach.

(c) Lessor’s consent to any assignment or subletting shall not constitute a consent to any subsequent assignment or subletting.

(d) In the event of any Default or Breach by Lessee, Lessor may proceed directly against Lessee, any Guarantors or anyone else responsible for the performance of Lessee’s obligations under this Lease, including any assignee or sublessee, without first exhausting Lessor’s remedies against any other person or entity responsible therefore to Lessor, or any security held by Lessor.

(e) Each request for consent to an assignment or subletting shall be in writing, accompanied by information relevant to Lessor’s determination as to the financial and operational responsibility and appropriateness of the proposed assignee or sublessee, including but not limited to the intended use and/or required modification of the Premises, if any, together with a fee of $500 as consideration for Lessor’s considering and processing said request. Lessee agrees to provide Lessor with such other or additional information and/or documentation as may be reasonably requested. (See also Paragraph 36)

(f) Any assignee of, or sublessee under, this Lease shall, by reason of accepting such assignment, entering into such sublease, or entering into possession of the Premises or any portion thereof, be deemed to have assumed and agreed to conform and comply with each and every term, covenant, condition and obligation herein to be observed or performed by Lessee during the term of said assignment or sublease, other than such obligations as are contrary to or inconsistent with provisions of an assignment or sublease to which Lessor has specifically consented to in writing.

(g) Lessor’s consent to any assignment or subletting shall not transfer to the assignee or sublessee any Option granted to the original Lessee by this Lease unless such transfer is specifically consented to by Lessor in writing. (See Paragraph 39.2)

12.3        Additional Terms and Conditions Applicable to Subletting. The following terms and conditions shall apply to any subletting by Lessee of all or any part of the Premises and shall be deemed included in all subleases under this Lease whether or not expressly incorporated therein:

(a) Lessee hereby assigns and transfers to Lessor all of Lessee’s interest in all Rent payable on any sublease, and Lessor may collect such Rent and apply same toward Lessee’s obligations under this Lease; provided, however, that until a Breach shall occur in the performance of Lessee’s obligations, Lessee may collect said Rent. In the event that the amount collected by Lessor exceeds Lessee’s then outstanding obligations any such excess shall be refunded to Lessee. Lessor shall not, by reason of the foregoing or any assignment of such sublease, nor by reason of the collection of Rent, be deemed liable to the sublessee for any failure of Lessee to perform and comply with any of Lessee’s obligations to such sublessee. Lessee hereby irrevocably authorizes and directs any such sublessee, upon receipt of a written notice from Lessor stating that a Breach exists in the performance of Lessee’s obligations under this Lease, to pay to Lessor all Rent due and to become due under the sublease. Sublessee shall rely upon any such notice from Lessor and shall pay all Rents to Lessor without any obligation or right to inquire as to whether such Breach exists, notwithstanding any claim from Lessee to the contrary.

(b) In the event of a Breach by Lessee, Lessor may, at its option, require sublessee to attorn to Lessor, in which event Lessor shall undertake the obligations of the sublessor under such sublease from the time of the exercise of said option to the expiration of such sublease; provided,

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however, Lessor shall not be liable for any prepaid rents or security deposit paid by such sublessee to such sublessor or for any prior Defaults or Breaches of such sublessor.

(c) Any matter requiring the consent of the sublessor under a sublease shall also require the consent of Lessor.

(d) No sublessee shall further assign or sublet all or any part of the Premises without Lessor’s prior written consent.

(e) Lessor shall deliver a copy of any notice of Default or Breach by Lessee to the sublessee, who shall have the right to cure the Default of Lessee within the grace period, if any, specified in such notice. The sublessee shall have a right of reimbursement and offset from and against Lessee for any such Defaults cured by the sublessee.

13.          Default; Breach; Remedies.

13.1        Default; Breach. A “Default” is defined as a failure by the Lessee to comply with or perform any of the terms, covenants, conditions or Rules and Regulations under this Lease. A “Breach” is defined as the occurrence of one or more of the following Defaults, and the failure of Lessee to cure such Default within any applicable grace period:

(a) The abandonment of the Premises; or the vacating of the Premises without providing a commercially reasonable level of security, or where the coverage of the property insurance described in Paragraph 8.3 is jeopardized as a result thereof, or without providing reasonable assurances to minimize potential vandalism.

(b) The failure of Lessee to make any payment of Rent or any Security Deposit required to be made by Lessee hereunder, whether to Lessor or to a third party, when due, to provide reasonable evidence of insurance or surety bond, or to fulfill any obligation under this Lease which endangers or threatens life or property, where such failure continues for a period of 3 business days following written notice to Lessee. THE ACCEPTANCE BY LESSOR OF A PARTIAL PAYMENT OF RENT OR SECURITY DEPOSIT SHALL NOT CONSTITUTE A WAIVER OF ANY OF LESSOR’S RIGHTS, INCLUDING LESSOR’S RIGHT TO RECOVER POSSESSION OF THE PREMISES.

(c) The failure of Lessee to allow Lessor and/or its agents access to the Premises or the commission of waste, act or acts constituting public or private nuisance, and/or an illegal activity on the Premises by Lessee, where such actions continue for a period of 3 business days following written notice to Lessee.

(d) The failure by Lessee to provide (i) reasonable written evidence of compliance with Applicable Requirements, (ii) the service contracts, (iii) the rescission of an unauthorized assignment or subletting, (iv) an Estoppel Certificate or financial statements, (v) a requested subordination, (vi) evidence concerning any guaranty and/or Guarantor, (vii) any document requested under Paragraph 41, (viii) material data safety sheets (MSDS), or (ix) any other documentation or information which Lessor may reasonably require of Lessee under the terms of this Lease, where any such failure continues for a period of 10 days following written notice to Lessee.

(e) A Default by Lessee as to the terms, covenants, conditions or provisions of this Lease, or of the rules adopted under Paragraph 2.9 hereof, other than those described in subparagraphs 13.1(a), (b) or (c), above, where such Default continues for a period of 30 days after written notice: provided, however, that if the nature of Lessee’s Default is such that more than 30 days are reasonably required for its cure, then it shall not be deemed to be a Breach if Lessee commences such cure within said 30 day period and thereafter diligently prosecutes such cure to completion.

(f) The occurrence of any of the following events: (i) the making of any general arrangement or assignment for the benefit of creditors; (ii) becoming a “debtor” as defined in 11 U.S.C. § 101 or any successor statute thereto (unless, in the case of a petition filed against Lessee, the same is dismissed within 60 days); (iii) the appointment of a trustee or receiver to take possession of substantially all of Lessee’s assets located at the Premises or of Lessee’s interest in this Lease, where possession is not restored to Lessee within 30 days; or (iv) the attachment, execution or other judicial seizure of substantially all of Lessee’s assets located at the Premises or of Lessee’s interest in this Lease, where such seizure is not discharged within 30 days; provided, however, in the event that any provision of this subparagraph is contrary to any applicable law, such provision shall be of no force or effect, and not affect the validity of the remaining provisions.

(g) The discovery that any financial statement of Lessee or of any Guarantor given to Lessor was materially false.

(h) If the performance of Lessee’s obligations under this Lease is guaranteed: (i) the death of a Guarantor, (ii) the termination of a Guarantor’s liability with respect to this Lease other than in accordance with the terms of such guaranty, (iii) a Guarantor’s becoming insolvent or the subject of a bankruptcy filing, (iv) a Guarantor’s refusal to honor the guaranty, or (v) a Guarantor’s breach of its guaranty obligation on an anticipatory basis, and Lessee’s failure, within 60 days following written notice of any such event, to provide written alternative assurance or security, which, when coupled with the then existing resources of Lessee, equals or exceeds the combined financial resources of Lessee and the Guarantors that existed at the time of execution of this Lease.

13.2        Remedies.. If Lessee fails to perform any of its affirmative duties or obligations, within 10 days after written notice (or in case of an emergency, without notice), Lessor may, at its option, perform such duty or obligation on Lessee’s behalf, including but not limited to the obtaining of reasonably required bonds, insurance policies, or governmental licenses, permits or approvals. Lessee shall pay to Lessor an amount equal to 115% of the costs and expenses incurred by Lessor in such performance upon receipt of an invoice therefor. In the event of a Breach, Lessor may, with or without further notice or demand, and without limiting Lessor in the exercise of any right or remedy which Lessor may have by reason of such Breach:

(a) Terminate Lessee’s right to possession of the Premises by any lawful means, in which case this Lease shall terminate and Lessee shall immediately surrender possession to Lessor. In such event Lessor shall be entitled to recover from Lessee: (i) the unpaid Rent which had been earned at the time of termination; (ii) the worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that the Lessee proves could have been reasonably avoided; (iii) the worth at the time of award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of such rental loss that the Lessee proves could be reasonably avoided; and (iv) any other amount necessary to compensate Lessor for all the detriment proximately caused by the Lessee’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, including but not limited to the cost of recovering possession of the Premises, expenses of reletting, including necessary renovation and alteration of the Premises, reasonable attorneys’ fees, and that portion of any leasing commission paid by Lessor in connection with this Lease applicable to the unexpired term of this Lease. The worth at the time of award of the amount referred to in provision (iii) of the immediately preceding sentence shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of the District within which the Premises are located at the time of award plus one percent. Efforts by Lessor to mitigate damages caused by Lessee’s Breach of this Lease shall not waive Lessor’s right to recover damages under Paragraph 12. If termination of this Lease is obtained through the provisional remedy of unlawful detainer, Lessor shall have the right to recover in such proceeding any unpaid Rent and damages as are recoverable therein, or Lessor may reserve the right to recover all or any part thereof in a separate suit. If a notice and grace period required under Paragraph 13.1 was not previously given, a notice to pay rent or quit, or to perform or quit given to Lessee under the unlawful detainer statute shall also constitute the notice required by Paragraph 13.1. In such case, the applicable grace period required by Paragraph 13.1 and the unlawful detainer statute shall run concurrently, and the failure of Lessee to cure the Default within the greater of the two such grace periods shall constitute both an unlawful detainer and a Breach of this Lease entitling Lessor to the remedies provided for in this Lease and/or by said statute.

(b) Continue the Lease and Lessee’s right to possession and recover the Rent as it becomes due, in which event Lessee may sublet or assign, subject only to reasonable limitations. Acts of maintenance, efforts to relet, and/or the appointment of a receiver to protect the Lessor’s interests, shall not constitute a termination of the Lessee’s right to possession.

(c) Pursue any other remedy now or hereafter available under the laws or judicial decisions of the state wherein the Premises are located. The expiration or termination of this Lease and/or the termination of Lessee’s right to possession shall not relieve Lessee from liability under any indemnity provisions of this Lease as to matters occurring or accruing during the term hereof or by reason of Lessee’s occupancy of the Premises.

13.3        Inducement Recapture. Any agreement for free or abated rent or other charges, or for the giving or paying by Lessor to or for Lessee of any cash or other bonus, inducement or consideration for Lessee’s entering into this Lease, all of which concessions are hereinafter referred to as “Inducement Provisions”, shall be deemed conditioned upon Lessee’s full and faithful performance of all of the terms, covenants and conditions of this Lease. Upon Breach of this Lease by Lessee, any such Inducement Provision shall automatically be deemed deleted from this Lease and of no further force or effect, and any rent, other charge, bonus, inducement or consideration theretofore abated, given or paid by Lessor under such an Inducement Provision shall be immediately due and payable by Lessee to Lessor, notwithstanding any subsequent cure of said Breach by Lessee. The acceptance by Lessor of rent or the cure of the Breach which initiated the operation of this paragraph shall not be deemed a waiver by Lessor of the provisions of this paragraph unless specifically so stated in writing by Lessor at the time of such acceptance.

13.4        Late Charges. Lessee hereby acknowledges that late payment by Lessee of Rent will cause Lessor to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges, and late charges which may be imposed upon Lessor by any Lender. Accordingly, if any Rent shall not be received by Lessor within 5 days after such amount shall be due, then, without any requirement for notice to Lessee, Lessee shall immediately pay to Lessor a one-time late charge equal to 10% of each such overdue amount or $100, whichever is greater. The parties hereby agree that such late charge represents a fair and reasonable estimate of the costs Lessor will incur by reason of such late payment. Acceptance of such late charge by Lessor shall in no event constitute a waiver of Lessee’s Default or Breach with respect to such overdue amount, nor prevent the exercise of any of the other rights and remedies granted hereunder. In the event that a late charge is payable hereunder, whether or not collected, for 3 consecutive installments of Base Rent, then notwithstanding any provision of this Lease to the contrary, Base Rent shall, at Lessor’s option, become due and payable quarterly in advance.

13.5        Interest. Any monetary payment due Lessor hereunder, other than late charges, not received by Lessor, when due as to scheduled payments (such as Base Rent) or within 30 days following the date on which it was due for nonscheduled payment, shall bear interest from

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the date when due, as to scheduled payments, or the 31st day after it was due as to nonscheduled payments. The interest (“Interest”) charged shall be computed at the rate of 10% per annum but shall not exceed the maximum rate allowed by law. Interest is payable in addition to the potential late charge provided for in Paragraph 13.4.

13.6        Breach by Lessor.

(a) Notice of Breach. Lessor shall not be deemed in breach of this Lease unless Lessor fails within a reasonable time to perform an obligation required to be performed by Lessor. For purposes of this Paragraph, a reasonable time shall in no event be less than 30 days after receipt by Lessor, and any Lender whose name and address shall have been furnished Lessee in writing for such purpose, of written notice specifying wherein such obligation of Lessor has not been performed; provided, however, that if the nature of Lessor’s obligation is such that more than 30 days are reasonably required for its performance, then Lessor shall not be in breach if performance is commenced within such 30 day period and thereafter diligently pursued to completion.

(b) Performance by Lessee on Behalf of Lessor. In the event that neither Lessor nor Lender cures said breach within 30 days after receipt of said notice, or if having commenced said cure they do not diligently pursue it to completion, then Lessee may elect to cure said breach at Lessee’s expense and offset from Rent the actual and reasonable cost to perform such cure, provided however, that such offset shall not exceed an amount equal to the greater of one month’s Base Rent or the Security Deposit, reserving Lessee’s right to seek reimbursement from Lessor for any such expense in excess of such offset. Lessee shall document the cost of said cure and supply said documentation to Lessor.

14.          Condemnation. If the Premises or any portion thereof are taken under the power of eminent domain or sold under the threat of the exercise of said power (collectively “Condemnation”), this Lease shall terminate as to the part taken as of the date the condemning authority takes title or possession, whichever first occurs. If more than 10% of the rentable floor area of the Premises, or more than 25% of Lessee’s Reserved Parking Spaces, if any, are taken by Condemnation, Lessee may, at Lessee’s option, to be exercised in writing within 10 days after Lessor shall have given Lessee written notice of such taking (or in the absence of such notice, within 10 days after the condemning authority shall have taken possession) terminate this Lease as of the date the condemning authority takes such possession. If Lessee does not terminate this Lease in accordance with the foregoing, this Lease shall remain in full force and effect as to the portion of the Premises remaining, except that the Base Rent shall be reduced in proportion to the reduction in utility of the Premises caused by such Condemnation. Condemnation awards and/or payments shall be the property of Lessor, whether such award shall be made as compensation for diminution in value of the leasehold, the value of the part taken, or for severance damages; provided, however, that Lessee shall be entitled to any compensation paid by the condemnor for Lessee’s relocation expenses, loss of business goodwill and/or Trade Fixtures, without regard to whether or not this Lease is terminated pursuant to the provisions of this Paragraph. All Alterations and Utility Installations made to the Premises by Lessee, for purposes of Condemnation only, shall be considered the property of the Lessee and Lessee shall be entitled to any and all compensation which is payable therefor. In the event that this Lease is not terminated by reason of the Condemnation, Lessor shall repair any damage to the Premises caused by such Condemnation.

15.          Brokerage Fees.

15.1        Additional Commission. ~~In addition to the payments owed pursuant to Paragraph 1.10 above, and unless Lessor and the Brokers otherwise agree in writing, Lessor agrees that: (a) if Lessee exereises any Option, (b) if Lessee or anyone affiliated with Lessee acquires from Lessor any rights to the Premises or other premises owned by Lessor and located within the Project, (c) if Lessee remains in possession of the Premises, with the consent of Lessor, after the expiration of this Lease, or (d) if Base Rent is increased, whether by agreement or operation of an escalation clause herein, then, Lessor shall pay Brokers a fee in accordance with the schedule of the Brokers in effect at the time of the execution of this Lease.~~

15.2        Assumption of Obligations. Any buyer or transferee of Lessor’s interest in this Lease shall be deemed to have assumed Lessor’s obligation hereunder. Brokers shall be third party beneficiaries of the provisions of Paragraphs 1.10, 15, 22 and 31. If Lessor fails to pay to Brokers any amounts due as and for brokerage fees pertaining to this Lease when due, then such amounts shall accrue Interest. In addition, if Lessor fails to pay any amounts to Lessee’s Broker when due, Lessee’s Broker may send written notice to Lessor and Lessee of such failure and if Lessor fails to pay such amounts within 10 days after said notice, Lessee shall pay said monies to its Broker and offset such amounts against Rent. In addition, Lessee’s Broker shall be deemed to be a third party beneficiary of any commission agreement entered into by and/or between Lessor and Lessor’s Broker for the limited purpose of collecting any brokerage fee owed.

15.3        Representations and Indemnities of Broker Relationships. ~~Lessee and Lessor each represent and warrant to the other that it has had no dealings with any person, firm, broker or finder (other than the Brokers, if any) in connection with this Lease, and that no one other than said named Brokers is entitled to any commission or finder’s fee in connection herewith. Lessee and Lessor do each hereby agree to indemnify, protect, defend and hold the other harmless from and against liability for compensation or charges which may be claimed by any such unnamed broker, finder or other similar party by reason of any dealings or actions of the indemnifying Party, including any costs, expenses, attorneys’ fees reasonably incurred with respect thereto.~~

16.          Estoppel Certificates.

(a) Each Party (as “Responding Party”) shall within 10 days after written notice from the other Party (the “Requesting Party”) execute, acknowledge and deliver to the Requesting Party a statement in writing in form similar to the then most current “Estoppel Certificate” form published by the AIRCommercial Real Estate Association, plus such additional information, confirmation and/or statements as may be reasonably requested by the Requesting Party.

(b) If the Responding Party shall fail to execute or deliver the Estoppel Certificate within such 10 day period, the Requesting Party may execute an Estoppel Certificate stating that: (i) the Lease is in full force and effect without modification except as may be represented by the Requesting Party, (ii) there are no uncured defaults in the Requesting Party’s performance, and (iii) if Lessor is the Requesting Party, not more than one month’s rent has been paid in advance. Prospective purchasers and encumbrancers may rely upon the Requesting Party’s Estoppel Certificate, and the Responding Party shall be estopped from denying the truth of the facts contained in said Certificate.

(c) If Lessor desires to finance, refinance, or sell the Premises, or any part thereof, Lessee and all Guarantors shall within 10 days after written notice from Lessor deliver to any potential lender or purchaser designated by Lessor such financial statements as may be reasonably required by such lender or purchaser, including but not limited to Lessee’s financial statements for the past 3 years. All such financial statements shall be received by Lessor and such lender or purchaser in confidence and shall be used only for the purposes herein set forth.

17.          Definition of Lessor. The term “Lessor” as used herein shall mean the owner or owners at the time in question of the fee title to the Premises, or, if this is a sublease, of the Lessee’s interest in the prior lease. In the event of a transfer of Lessor’s title or interest in the Premises or this Lease, Lessor shall deliver to the transferee or assignee (in cash or by credit) any unused Security Deposit held by Lessor. Upon such transfer or assignment and delivery of the Security Deposit, as aforesaid, the prior Lessor shall be relieved of all liability with respect to the obligations and/or covenants under this Lease thereafter to be performed by the Lessor. Subject to the foregoing, the obligations and/or covenants in this Lease to be performed by the Lessor shall be binding only upon the Lessor as hereinabove defined.

18.          Severability. The invalidity of any provision of this Lease, as determined by a court of competent jurisdiction, shall in no way affect the validity of any other provision hereof.

19.          Days. Unless otherwise specifically indicated to the contrary, the word “days” as used in this Lease shall mean and refer to calendar days.

20.          Limitation on Liability. The obligations of Lessor under this Lease shall not constitute personal obligations of Lessor or its partners, members, directors, officers or shareholders, and Lessee shall look to the Project, and to no other assets of Lessor, for the satisfaction of any liability of Lessor with respect to this Lease, and shall not seek recourse against Lessor’s partners, members, directors, officers or shareholders, or any of their personal assets for such satisfaction.

21.          Time of Essence. Time is of the essence with respect to the performance of all obligations to be performed or observed by the Parties under this Lease.

22.          No Prior or Other Agreements; Broker Disclaimer. This Lease contains all agreements between the Parties with respect to any matter mentioned herein, and no other prior or contemporaneous agreement or understanding shall be effective. Lessor and Lessee each represents and warrants to the Brokers that it has made, and is relying solely upon, its own investigation as to the nature, quality, character and financial responsibility of the other Party to this Lease and as to the use, nature, quality and character of the Premises. Brokers have no responsibility with respect thereto or with respect to any default or breach hereof by either Party.

23.          Notices.

23.1        Notice Requirements. All notices required or permitted by this Lease or applicable law shall be in writing and may be delivered in person (by hand or by courier) or may be sent by regular, certified or registered mail or U.S. Postal Service Express Mail, with postage prepaid, or by facsimile transmission, and shall be deemed sufficiently given if served in a manner specified in this Paragraph 23. The addresses noted adjacent to a Party’s signature on this Lease shall be that Party’s address for delivery or mailing of notices. Either Party may by written notice to the other specify a different address for notice, except that upon Lessee’s taking possession of the Premises, the Premises shall constitute Lessee’s address for notice. A copy of all notices to Lessor shall be concurrently transmitted to such party or parties at such addresses as Lessor may from time to time hereafter designate in writing.

23.2        Date of Notice. Any notice sent by registered or certified mail, return receipt requested, shall be deemed given on the date of delivery shown on the receipt card, or if no delivery date is shown, the postmark thereon. If sent by regular mail the notice shall be deemed given 72 hours after the same is addressed as required herein and mailed with postage prepaid. Notices delivered by United States Express Mail or overnight courier that guarantees next day delivery shall be deemed given 24 hours after delivery of the same to the Postal Service or courier. Notices transmitted by

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facsimile transmission or similar means shall be deemed delivered upon telephone confirmation of receipt (confirmation report from fax machine is sufficient), provided a copy is also delivered via delivery or mail. If notice is received on a Saturday, Sunday or legal holiday, it shall be deemed received on the next business day.

24.          Waivers.

(a)     No waiver by Lessor of the Default or Breach of any term, covenant or condition hereof by Lessee, shall be deemed a waiver of any other term, covenant or condition hereof, or of any subsequent Default or Breach by Lessee of the same or of any other term, covenant or condition hereof. Lessor’s consent to, or approval of, any act shall not be deemed to render unnecessary the obtaining of Lessor’s consent to, or approval of, any subsequent or similar act by Lessee, or be construed as the basis of an estoppel to enforce the provision or provisions of this Lease requiring such consent.

(b)     The acceptance of Rent by Lessor shall not be a waiver of any Default or Breach by Lessee. Any payment by Lessee may be accepted by Lessor on account of moneys or damages due Lessor, notwithstanding any qualifying statements or conditions made by Lessee in connection therewith, which such statements and/or conditions shall be of no force or effect whatsoever unless specifically agreed to in writing by Lessor at or before the time of deposit of such payment.

(c)     THE PARTIES AGREE THAT THE TERMS OF THIS LEASE SHALL GOVERN WITH REGARD TO ALL MATTERS RELATED THERETO AND HEREBY WAIVE THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE TO THE EXTENT THAT SUCH STATUTE IS INCONSISTENT WITH THIS LEASE.

25.          Disclosures Regarding The Nature of a Real Estate Agency Relationship.

(a)     When entering into a discussion with a real estate agent regarding a real estate transaction, a Lessor or Lessee should from the outset understand what type of agency relationship or representation it has with the agent or agents in the transaction. Lessor and Lessee acknowledge being advised by the Brokers in this transaction, as follows:

(i)           Lessor’s Agent. A Lessor’s agent under a listing agreement with the Lessor acts as the agent for the Lessor only. A Lessor’s agent or subagent has the following affirmative obligations: To the Lessor: A fiduciary duty of utmost care, integrity, honesty, and loyalty in dealings with the Lessor. To the Lessee and the Lessor: a. Diligent exercise of reasonable skills and care in performance of the agent’s duties. b. A duty of honest and fair dealing and good faith. c. A duty to disclose all facts known to the agent materially affecting the value or desirability of the property that are not known to, or within the diligent attention and observation of, the Parties. An agent is not obligated to reveal to either Party any confidential information obtained from the other Party which does not involve the affirmative duties set forth above.

(ii)          Lessee’s Agent. An agent can agree to act as agent for the Lessee only. In these situations, the agent is not the Lessor’s agent, even if by agreement the agent may receive compensation for services rendered, either in full or in part from the Lessor. An agent acting only for a Lessee has the following affirmative obligations. To the Lessee: A fiduciary duty of utmost care, integrity, honesty, and loyalty in dealings with the Lessee. To the Lessee and the Lessor: a. Diligent exercise of reasonable skills and care in performance of the agent’s duties. b. A duty of honest and fair dealing and good faith. c. A duty to disclose all facts known to the agent materially affecting the value or desirability of the property that are not known to, or within the diligent attention and observation of, the Parties. An agent is not obligated to reveal to either Party any confidential information obtained from the other Party which does not involve the affirmative duties set forth above.

(iii)         Agent Representing Both Lessor and Lessee. A real estate agent, either acting directly or through one or more associate licenses, can legally be the agent of both the Lessor and the Lessee in a transaction, but only with the knowledge and consent of both the Lessor and the Lessee. In a dual agency situation, the agent has the following affirmative obligations to both the Lessor and the Lessee: a. A fiduciary duty of utmost care, integrity, honesty and loyalty in the dealings with either Lesser or the Lessee. b. Other duties to the Lessor and the Lessee as stated above in subparagraphs (i) or (ii). In representing both Lessor and Lessee, the agent may not without the express permission of the respective Party, disclose to the other Party that the Lessor will accept rent in an amount less than that indicated in the listing or that the Lessee is willing to pay a higher rent than that offered. The above duties of the agent in a real estate transaction do not relieve a Lessor or Lessee from the responsibility to protect their own interests. Lessor and Lessee should carefully read all agreements to assure that they adequately express their understanding of the transaction. A real estate agent is a person qualified to advise about real estate. If legal or tax advise is desired, consult a competent professional.

(b)     Brokers have no responsibility with respect to any default or breach hereof by either Party. The Parties agree that no lawsuit or other legal proceeding involving any breach of duty, error or omission relating to this Lease may be brought against Broker more than one year after the Start Date and that the liability (including court costs and attorneys’ fees), of any Broker with respect to any such lawsuit and/or legal proceeding shall not exceed the fee received by such Broker pursuant to this Lease; provided, however, that the foregoing limitation on each Broker’s liability shall not be applicable to any gross negligence or willful misconduct of such Broker.

(c)     Lessor and Lessee agree to identify to Brokers as “Confidential” any communication or information given Brokers that is considered by such Party to be confidential.

26.          No Right To Holdover. Lessee has no right to retain possession of the Premises or any part thereof beyond the expiration or termination of this Lease. In the event that Lessee holds over, then the Base Rent shall be increased to 150% of the Base Rent applicable immediately preceding the expiration or termination. Nothing contained herein shall be construed as consent by Lessor to any holding over by Lessee.

27.          Cumulative Remedies. No remedy or election hereunder shall be deemed exclusive but shall, wherever possible, be cumulative with all other remedies at law or in equity.

28.          Covenants and Conditions; Construction of Agreement. All provisions of this Lease to be observed or performed by Lessee are both covenants and conditions. In construing this Lease, all headings and titles are for the convenience of the Parties only and shall not be considered a part of this Lease. Whenever required by the context, the singular shall include the plural and vice versa. This Lease shall not be construed as if prepared by one of the Parties, but rather according to its fair meaning as a whole, as if both Parties had prepared it.

29.          Binding Effect; Choice of Law. This Lease shall be binding upon the Parties, their personal representatives, successors and assigns and be governed by the laws of the State in which the Premises are located. Any litigation between the Parties hereto concerning this Lease shall be initiated in the county in which the Premises are located.

30.          Subordination; Attornment; Non-Disturbance.

30.1        Subordination. This Lease and any Option granted hereby shall be subject and subordinate to any ground lease, mortgage, deed of trust, or other hypothecation or security device (collectively, “Security Device”), now or hereafter placed upon the Premises, to any and all advances made on the security thereof, and to all renewals, modifications, and extensions thereof. Lessee agrees that the holders of any such Security Devices (in this Lease together referred to as “Lender”) shall have no liability or obligation to perform any of the obligations of Lessor under this Lease. Any Lender may elect to have this Lease and/or any Option granted hereby superior to the lien of its Security Device by giving written notice thereof to Lessee, whereupon this Lease and such Options shall be deemed prior to such Security Device, notwithstanding the relative dates of the documentation or recordation thereof.

30.2        Attornment. In the event that Lessor transfers title to the Premises, or the Premises are acquired by another upon the foreclosure or termination of a Security Devise to which this Lease is subordinated (i) Lessee shall, subject to the non-disturbance provisions of Paragraph 30.3, attorn to such new owner, and upon request, enter into a new lease, containing all of the terms and provisions of this Lease, with such new owner for the remainder of the term hereof, or, at the election of the new owner, this Lease will automatically become a new lease between Lessee and such new owner, and (ii) Lessor shall thereafter be relieved of any further obligations hereunder and such new owner shall assume all of Lessor’s obligations, except that such new owner shall not: (a) be liable for any act or omission of any prior lessor or with respect to events occurring prior to acquisition of ownership; (b) be subject to any offsets or defenses which Lessee might have against any prior lessor, (c) be bound by prepayment of more than one month’s rent, or (d) be liable for the return of any security deposit paid to any prior lessor which was not paid or credited to such new owner.

30.3        Non-Disturbance. With respect to Security Devices entered into by Lessor after the execution of this Lease, Lessee’s subordination of this Lease shall be subject to receiving a commercially reasonable non-disturbance agreement (a “Non-Disturbance Agreement”) from the Lender which Non-Disturbance Agreement provides that Lessee’s possession of the Premises, and this Lease, including any options to extend the term hereof, will not be disturbed so long as Lessee is not in Breach hereof and attorns to the record owner of the Premises. Further, within 60 days after the execution of this Lease, Lessor shall, if requested by Lessee, use its commercially reasonable efforts to obtain a Non-Disturbance Agreement from the holder of any pre-existing Security Device which is secured by the Premises. In the event that Lessor is unable to provide the Non-Disturbance Agreement within said 60 days, then Lessee may, at Lessee’s option, directly contact Lender and attempt to negotiate for the execution and delivery of a Non-Disturbance Agreement.

30.4        Self-Executing. The agreements contained in this Paragraph 30 shall be effective without the execution of any further documents; provided, however, that, upon written request from Lessor or a Lender in connection with a sale, financing or refinancing of the Premises, Lessee and Lessor shall execute such further writings as may be reasonably required to separately document any subordination, attornment and/or Non-Disturbance Agreement provided for herein.

31.          Attorneys’ Fees. If any Party or Broker brings an action or proceeding involving the Premises whether founded in tort, contract or equity, or to declare rights hereunder, the Prevailing Party (as hereafter defined) in any such proceeding, action, or appeal thereon, shall be entitled to reasonable attorneys’ fees. Such fees may be awarded in the same suit or recovered in a separate suit, whether or not such action or proceeding is pursued to decision or judgment. The term, “Prevailing Party” shall include, without limitation, a Party or Broker who substantially obtains or defeats the relief sought, as the case may be, whether by compromise, settlement, judgment, or the abandonment by the other Party or Broker of its claim or defense.

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The attorneys’ fees award shall not be computed in accordance with any court fee schedule, but shall be such as to fully reimburse all attorneys’ fees reasonably incurred. In addition, Lessor shall be entitled to attorneys’ fees, costs and expenses incurred in the preparation and service of notices of Default and consultations in connection therewith, whether or not a legal action is subsequently commenced in connection with such Default or resulting Breach ($200 is a reasonable minimum per occurrence for such services and consultation).

32.          Lessor’s Access; Showing Premises; Repairs. Lessor and Lessor’s agents shall have the right to enter the Premises at any time, in the case of an emergency, and otherwise at reasonable times after reasonable prior notice for the purpose of showing the same to prospective purchasers, lenders, or tenants, and making such alterations, repairs, improvements or additions to the Premises as Lessor may deem necessary or desirable and the erecting, using and maintaining of utilities, services, pipes and conduits through the Premises and/or other premises as long as there is no material adverse effect on Lessee’s use of the Premises. All such activities shall be without abatement of rent or liability to Lessee.

33.          Auctions. Lessee shall not conduct, nor permit to be conducted, any auction upon the Premises without Lessor’s prior written consent. Lessor shall not be obligated to exercise any standard of reasonableness in determining whether to permit an auction.

34.          Signs. Lessor may place on the Premises ordinary “For Sale” signs at any time and ordinary “For Lease” signs during the last 6 months of the term hereof. Lessor may not place any sign on the exterior of the Building that covers any of the windows of the Premises. Except for ordinary “For Sublease” signs which may be placed only on the Premises, Lessee shall not place any sign upon the Project without Lessor’s prior written consent. All signs must comply with all Applicable Requirements.

35.          Termination; Merger. Unless specifically stated otherwise in writing by Lessor, the voluntary or other surrender of this Lease by Lessee, the mutual termination or cancellation hereof, or a termination hereof by Lessor for Breach by Lessee, shall automatically terminate any sublease or lesser estate in the Premises; provided, however, that Lessor may elect to continue any one or all existing subtenancies. Lessor’s failure within 10 days following any such event to elect to the contrary by written notice to the holder of any such lesser interest, shall constitute Lessor’s election to have such event constitute the termination of such interest.

36.          Consents. Except as otherwise provided herein, wherever in this Lease the consent of a Party is required to an act by or for the other Party, such consent shall not be unreasonably withheld or delayed. Lessor’s actual reasonable costs and expenses (including but not limited to architects’, attorneys’, engineers’ and other consultants’ fees) incurred in the consideration of, or response to, a request by Lessee for any Lessor consent, including but not limited to consents to an assignment, a subletting or the presence or use of a Hazardous Substance, shall be paid by Lessee upon receipt of an invoice and supporting documentation therefor. Lessor’s consent to any act, assignment or subletting shall not constitute an acknowledgment that no Default or Breach by Lessee of this Lease exists, nor shall such consent be deemed a waiver of any then existing Default or Breach, except as may be otherwise specifically stated in writing by Lessor at the time of such consent. The failure to specify herein any particular condition to Lessor’s consent shall not preclude the imposition by Lessor at the time of consent of such further or other conditions as are then reasonable with reference to the particular matter for which consent is being given. In the event that either Party disagrees with any determination made by the other hereunder and reasonably requests the reasons for such determination, the determining party shall furnish its reasons in writing and in reasonable detail within 10 business days following such request.

37.          Guarantor.

37.1        Execution. The Guarantors, if any, shall each execute a guaranty in the form most recently published by the AIR Commercial Real Estate Association.

37.2        Default. It shall constitute a Default of the Lessee if any Guarantor fails or refuses, upon request to provide: (a) evidence of the execution of the guaranty, including the authority of the party signing on Guarantor’s behalf to obligate Guarantor, and in the case of a corporate Guarantor, a certified copy of a resolution of its board of directors authorizing the making of such guaranty, (b) current financial statements. (c) an Estoppel Certificate, or (d) written confirmation that the guaranty is still in effect.

38.          Quiet Possession. Subject to payment by Lessee of the Rent and performance of all of the covenants, conditions and provisions on Lessee’s part to be observed and performed under this Lease, Lessee shall have quiet possession and quiet enjoyment of the Premises during the term hereof.

39.          Options. If Lessee is granted an Option, as defined below, then the following provisions shall apply.

39.1        Definition. “Option” shall mean: (a) the right to extend or reduce the term of or renew this Lease or to extend or reduce the term of or renew any lease that Lessee has on other property of Lessor; (b) the right of first refusal or first offer to lease either the Premises or other property of Lessor; (c) the right to purchase, the right of first offer to purchase or the right of first refusal to purchase the Premises or other property of Lessor.

39.2        Options Personal To Original Lessee. Any Option granted to Lessee in this Lease is personal to the original Lessee, and cannot be assigned or exercised by anyone other than said original Lessee and only while the original Lessee is in full possession of the Premises and, if requested by Lessor, with Lessee certifying that Lessee has no intention of thereafter assigning or subletting.

39.3        Multiple Options. In the event that Lessee has any multiple Options to extend or renew this Lease, a later Option cannot be exercised unless the prior Options have been validly exercised.

39.4        Effect of Default on Options.

(a) Lessee shall have no right to exercise an Option: (i) during the period commencing with the giving of any notice of Default and continuing until said Default is cured, (ii) during the period of time any Rent is unpaid (without regard to whether notice thereof is given Lessee), (iii) during the time Lessee is in Breach of this Lease, or (iv) in the event that Lessee has been given 3 or more notices of separate Default, whether or not the Defaults are cured, during the 12 month period immediately preceding the exercise of the Option.

(b) The period of time within which an Option may be exercised shall not be extended or enlarged by reason of Lessee’s inability to exercise an Option because of the provisions of Paragraph 39.4(a).

(c) An Option shall terminate and be of no further force or effect, notwithstanding Lessee’s due and timely exercise of the Option, if, after such exercise and prior to the commencement of the extended term or completion of the purchase, (i) Lessee fails to pay Rent for a period of 30 days after such Rent becomes due (without any necessity of Lessor to give notice thereof), or (ii) if Lessee commits a Breach of this Lease.

40.          Security Measures. Lessee hereby acknowledges that the Rent payable to Lessor hereunder does not include the cost of guard service or other security measures, and that Lessor shall have no obligation whatsoever to provide same. Lessee assumes all responsibility for the protection of the Premises, Lessee, its agents and invitees and their property from the acts of third parties. In the event, however, that Lessor should elect to provide security services, then the cost thereof shall be an Operating Expense.

41.          Reservations.

(a) Lessor reserves the right: (i) to grant, without the consent or joinder of Lessee, such easements, rights and dedications that Lessor deems necessary, (ii) to cause the recordation of parcel maps and restrictions, (iii) to create and/or install new utility raceways, so long as such easements, rights, dedications, maps, restrictions, and utility raceways do not unreasonably interfere with the use of the Premises by Lessee. Lessor may also: change the name, address or title of the Building or Project upon at least 90 days prior written notice; provide and install, at Lessee’s expense, Building standard graphics on the door of the Premises and such portions of the Common Areas as Lessor shall reasonably deem appropriate; grant to any lessee the exclusive right to conduct any business as long as such exclusive right does not conflict with any rights expressly given herein; and to place such signs, notices or displays as Lessor reasonably deems necessary or advisable upon the roof, exterior of the Building or the Project or on signs in the Common Areas. Lessee agrees to sign any documents reasonably requested by Lessor to effectuate such rights. The obstruction of Lessee’s view, air, or light by any structure erected in the vicinity of the Building, whether by Lessor or third parties, shall in no way affect this Lease or impose any liability upon Lessor.

~~(b) Lessor also reserves the right to move Lessee to other space of comparable-size in the Building or Project. Lessor must provide at least 45 days prior written notice of such move, and the now space must contain improvements of comparable quality to those contained within the Premises. Lessor shall pay the reasonable out of pocket costs that Lessee incurs with regard to such relocation, including the expenses of moving and necessary stationary revision costs. In no event, however, shall Lessor be required to pay an amount in excess of two months Base Rent-Lessee may not be relocated more than once during the term of this Lease.~~

(c) Lessee shall not: (i) use a representation (photographic or otherwise) of the Building or Project or their name(s) in connection with Lessee’s business; or (ii) suffer or permit anyone, except in emergency, to go upon the roof of the Building.

42.          Performance Under Protest. If at any time a dispute shall arise as to any amount or sum of money to be paid by one Party to the other under the provisions hereof, the Party against whom the obligation to pay the money is asserted shall have the right to make payment “under protest” and such payment shall not be regarded as a voluntary payment and there shall survive the right on the part of said Party to institute suit for recovery of such sum. If it shall be adjudged that there was no legal obligation on the part of said Party to pay such sum or any part thereof, said Party shall be entitled to recover such sum or so much thereof as it was not legally required to pay. A Party who does not initiate suit for the recovery of sums paid “under protest” within 6 months shall be deemed to have waived its right to protest such payment.

43.          Authority; Multiple Parties; Execution

(a) If either Party hereto is a corporation, trust, limited liability company, partnership, or similar entity, each individual executing this Lease on behalf of such entity represents and warrants that he or she is duly authorized to execute and deliver this Lease on its behalf. Each Party shall, within 30 days after request, deliver to the other Party satisfactory evidence of such authority.

(b) If this Lease is executed by more than one person or entity as “Lessee”, each such person or entity shall be jointly and severally liable hereunder. It is agreed that any one of the named Lessees shall be empowered to execute any amendment to this Lease, or other

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document ancillary thereto and bind all of the named Lessees, and Lessor may rely on the same as if all of the named Lessees had executed such document.

(c) This Lease may be executed by the Parties in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

44.          Conflict. Any conflict between the printed provisions of this Lease and the typewritten or handwritten provisions shall be controlled by the typewritten or handwritten provisions.

45.          Offer. Preparation of this Lease by either party or their agent and submission of same to the other Party shall not be deemed an offer to lease to the other Party. This Lease is not intended to be binding until executed and delivered by all Parties hereto.

46.          Amendments. This Lease may be modified only in writing, signed by the Parties in interest at the time of the modification. As long as they do not materially change Lessee’s obligations hereunder, Lessee agrees to make such reasonable nonmonetary modifications to this Lease as may be reasonably required by a Lender in connection with the obtaining of normal financing or refinancing of the Premises.

47.          Waiver of Jury Trial. THE PARTIES HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING INVOLVING THE PROPERTY OR ARISING OUT OF THIS AGREEMENT.

48.          Arbitration of Disputes. An Addendum requiring the Arbitration of all disputes between the Parties and/or Brokers arising out of this Lease ☐ is ☒ is not attached to this Lease.

49.          Americans with Disabilities Act. Since compliance with the Americans with Disabilities Act (ADA) is dependent upon Lessee’s specific use of the Premises, Lessor makes no warranty or representation as to whether or not the Premises comply with ADA or any similar legislation. In the event that Lessee’s use of the Premises requires modifications or additions to the Premises in order to be in ADA compliance, Lessee agrees to make any such necessary modifications and/or additions at Lessee’s expense.

LESSOR AND LESSEE HAVE CAREFULLY READ AND REVIEWED THIS LEASE AND EACH TERM AND PROVISION CONTAINED HEREIN, AND BY THE EXECUTION OF THIS LEASE SHOW THEIR INFORMED AND VOLUNTARY CONSENT THERETO. THE PARTIES HEREBY AGREE THAT, AT THE TIME THIS LEASE IS EXECUTED, THE TERMS OF THIS LEASE ARE COMMERCIALLY REASONABLE AND EFFECTUATE THE INTENT AND PURPOSE OF LESSOR AND LESSEE WITH RESPECT TO THE PREMISES.

ATTENTION: NO REPRESENTATION OR RECOMMENDATION IS MADE BY THE AIR COMMERCIAL REAL ESTATE ASSOCIATION OR BY ANY BROKER AS TO THE LEGAL SUFFICIENCY, LEGAL EFFECT, OR TAX CONSEQUENCES OF THIS LEASE OR THE TRANSACTION TO WHICH IT RELATES. THE PARTIES ARE URGED TO:

1.             SEEK ADVICE OF COUNSEL AS TO THE LEGAL AND TAX CONSEQUENCES OF THIS LEASE.

2.             RETAIN APPROPRIATE CONSULTANTS TO REVIEW AND INVESTIGATE THE CONDITION OF THE PREMISES. SAID INVESTIGATION SHOULD INCLUDE BUT NOT BE LIMITED TO: THE POSSIBLE PRESENCE OF HAZARDOUS SUBSTANCES, THE ZONING AND SIZE OF THE PREMISES, THE STRUCTURAL INTEGRITY, THE CONDITION OF THE ROOF AND OPERATING SYSTEMS, COMPLIANCE WITH THE AMERICANS WITH DISABILITIES ACT AND THE SUITABILITY OF THE PREMISES FOR LESSEE’S INTENDED USE.

WARNING: IF THE PREMISES ARE LOCATED IN A STATE OTHER THAN CALIFORNIA, CERTAIN PROVISIONS OF THE LEASE MAY NEED TO BE REVISED TO COMPLY WITH THE LAWS OF THE STATE IN WHICH THE PREMISES ARE LOCATED.

The parties hereto have executed this Lease at the place and on the dates specified above their respective signatures.

Executed at:	Executed at:
On:	On:

By LESSOR:		By LESSEE:

27200 Associates, LLC		Kythera Biopharmaceuticals, Inc.,
a California limited liability company		a Delaware corporation

By:	/s/ Joseph T. Amoroso	By:	/s/ Keith R. Leonard
Name Printed:	Joseph T. Amoroso	Name Printed:	Keith R. Leonard
Title:	President of Manager	Title:	President & CEO

By:		By:
Name Printed:		Name Printed:
Title:		Title:
Address: 27200 Agoura Road, Suite 201,		Address: 27200 Agoura Road, Suite 200
Calabasas, California 91301		Calabasas, California 91301

Telephone: (818) 871-2920		Telephone:( )
Facsimile: (818) 871-2921		Facsimile:( )
Federal ID No.		Federal ID No.

LESSOR’S BROKER:		LESSEE’S BROKER:

		Studley, Inc.	/s/ David Gordon
Attn:		Attn:	David Gordon
Address:		Address:	10960 Wilshire Boulevard Los Angeles, CA 90024

Telephone:( )		Telephone:	(310) 444 1000
Facsimile:( )		Facsimile:	(310) 444 1099
Broker/Agent DRE License #:		Broker/Agent DRE License #:

Agent # 00918262
Corporate # 00388260

NOTICE: These forms are often modified to meet changing requirements of law and industry needs. Always write or call to make sure you

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are utilizing the most current form: AIR Commercial Real Estate Association, 800 W 6th Street, Suite 800, Los Angeles, CA 90017. Telephone No. (213) 687-8777. Fax No.: (213) 687-8616.

©Copyright 1999-By AIR Commercial Real Estate Association.

All rights reserved.

No part of these works may be reproduced in any form without permission in writing.

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EXHIBIT “B”

Inventory of

Existing Furniture and Telephone Equipment

Quantity	Description

1	Reception Desk — “L” Shaped, 2 Piece — Dark Wood
1	Conference Table — Oval (16’ X 5’) — Dark Wood
1	Conference Credenza (6’ X 2’) — Dark Wood
8	Chairs — Black Leather — Swivel w/ Arms
30	Modular Furniture Partitions — Gray — Including (26) Desk Units; (21) File Cabinets; (4) Upper Storage Cabinets; (33) Upper Shelves; (7) Lower Storage Cabinets; (4) Transaction Desk Tops; (1) Credenza
2	Credenza (6’ X 2’) — White Stained Wood
2	Desk (6’ X 3’) — White Stained Wood
4	Storage Shelving Units — Steel Frame — 4-Tier
1 Room	Built-In Cabinets — Upper & Lower — Cherry Wood — Granite Counter Tops
1 Room	Computer Rack Units
1 Room	Built-In Cabinets — Upper & Lower — White Laminate - Formica Counter Tops
16	Chairs — Gray — Swivel w/o Arms
3	Chairs — Gray — Swivel w/ Arms
5	Chairs — Gray — Stationary w/ Arms
1	Telephone System — Siemens — Master
1	Telephone Unit — Siemens — White
77	Telephone Units — Siemens or Panasonic — Black

SCHEDULE 1

HVAC SPECIFICATION SHEET

DESIGN BUILD SCOPE

JOB NAME:	KYTHERA	DATE: 12/01/09
27200 AGOURA ROAD
SUITE 200

EQUIPMENT: ONE (1) 4-TON YORK BHZ048, 13 SEER ROOFTOP PACKAGE HEAT PUMP

SCOPE: INSTALL ADDITIONAL DUCT FROM NEW 4-TON UNIT AND RECONFIGURE EXISTING SUPPLY DUCT TO OPTIMIZE AIR DISTRIBUTION. WORK TO INCLUDE INSTALL RETURN AIR DUCT AND GRILLES TO EXTERIOR OFFICES TO FACILITATE IMPROVE AIR FLOW TO AREAS. PERFORM COMPLETE SYSTEM AIR BALANCE AT COMPLETION OF WORK.

INCLUDED IN JOB:

•      INSTALL ABOVE EQUIPMENT

•      INSTALL CONDENSATE DRAIN

•      FACTORY ROOF CURB

•      INSTALL SUPPLY AIR REGISTERS AS NECESSARY FOR NEW 4-TON SYSTEM

•      INSTALL RETURN AIR REGISTERS AS REQUIRED

•      INSTALL RIGID SPIRAL DUCT AS REQUIRED

•      INSTALL GLASS FLEX DUCT AS REQUIRED

•      NECESSARY HARDWARE (STRAP, TAPE, SCREWS)

•      INSTALL MANUAL VOLUME DAMPERS AS REQUIRED

•      INSTALL LOW VOLTAGE WIRING FOR THERMOSTAT FOR NEW 4-TON UNIT

•      AIR BALANCE BY ADAMS AIR SYSTEMS

•      START UP EQUIPMENT

•      INSTALL SUPPLY AIR PLENUMS

•      INSTALL RETURN AIR PLENUMS

•      INSTALL (1) THERMOSTATS

•      INSTALL OUTSIDE AIR VENT FOR 4-TON UNIT

•      INSTALL SMOKE DETECTOR FOR 4-TON UNIT

•      CRANE LIFT

•      LABOR AS REQUIRED

NOT INCLUDED IN JOB:

•      LOW VOLTAGE CONDUIT

•      OVERTIME/AFTER HOURS LABOR

•      BUILLDING ENVELOPE TITLE 24

•      ENGINEERED PLANS

•      MECHANICAL PERMIT, TITLE 24

•      CERTIFIED AIR BALANCE

•      ROOFING, ROOF PATCHING

•      PAINTING OF DUCT

•      LINED SPIRAL DUCT

•      PAINTING/PATCHING OF WALLS OR CEILING

•      FIRE-LIFE-SAFETY SYSTEMS OR INTERLOCKS

THE ABOVE WORK WILL SIGNIFICANTLY IMPROVE THE TENANT COMFORT BY OPTIMIZING THE EXISTING AIR DISTRIBUTION SYSTEM AND ADDING AN ADDITIONAL 48,000 BTU/HR OF COOLING TO THE SPACE.

All material is guaranteed to be as specified. All work to be completed in a workmanlike manner according to standard practices. Any alteration or deviation from above specifications involving extra costs will be executed only upon written orders, and will become an extra charge over and above the estimate. All agreements contingent upon strikes, accidents or delays beyond our control. Owner to carry fire, and other necessary insurance. Our workers are fully covered by Workmen’s Compensation insurance.

SUBMITTED BY:	MIKE PRUNER
DATE:	12/01/09

amoroso.27200.suite200.ti.sco

3481 Old Conejo Road, Suite 102, Newbury Park, CA 91320

Phone 805.499.5308 I Fax 805.499.5468

License #640254

RENT ADJUSTMENT(S)

STANDARD LEASE ADDENDUM

Dated	December , 2009

By and Between (Lessor)	27200 Associates, LLC, a California limited liability company

(Lessee)	Kythera Biopharamceuticals, Inc., a Delaware corporation

Address of Premises:	27200 Agoura Road, suite 200, Calabasas, California 91301

Paragraph 50

A.                                    RENT ADJUSTMENTS:

The monthly rent for each month of the adjustment period(s) specified below shall be increased using the method(s) indicated below: (Check Method(s) to be Used and Fill in Appropriately)

☐   I.                   Cost of Living Adjustment(s) (COLA)

 a.                                   On (Fill in COLA Dates):

the Base Rent shall be adjusted by the change, if any, from the Base Month specified below, in the Consumer Price Index of the Bureau of Labor Statistics of the U.S. Department of Labor for (select one): ☐ CPI W (Urban Wage Earners and Clerical Workers) or ☐ CPI U (All Urban Consumers), for (Fill in Urban Area):

                                                                                                                                                                                                . All Items (1982-1984 = 100), herein referred to as “CPI”.

 b.                                   The monthly rent payable in accordance with paragraph A.I.a. of this Addendum shall be calculated as follows: the Base Rent set forth in paragraph 1.5 of the attached Lease, shall be multiplied by a fraction the numerator of which shall be the CPI of the calendar month 2 months prior to the month(s) specified in paragraph A.I.a. above during which the adjustment is to take effect, and the denominator of which shall be the CPI of the calendar month which is 2 months prior to (select one): the ☐ first month of the term of this Lease as set forth in paragraph 1.3 (“Base Month”) or ☐ (Fill in Other “Base Month”):                                                                                 . The sum so calculated shall constitute the new monthly rent hereunder, but in no event, shall any such new monthly rent be less than the rent payable for the month immediately preceding the rent adjustment.

 c.                                    In the event the compilation and/or publication of the CPI shall be transferred to any other governmental department or bureau or agency or shall be discontinued, then the index most nearly the same as the CPI shall be used to make such calculation. In the event that the Parties cannot agree on such alternative index, then the matter shall be submitted for decision to the American Arbitration Association in accordance with the then rules of said Association and the decision of the arbitrators shall be binding upon the parties. The cost of said Arbitration shall be paid equally by the Parties.

☐  II.                 Market Rental Value Adjustment(s) (MRV)

 a.                                   On (Fill in MRV Adjustment Date(s):

the Base Rent shall be adjusted to the “Market Rental Value” of the property as follows:

1)  Four months prior to each Market Rental Value Adjustment Date described above, the Parties shall attempt to agree upon what the new MRV will be on the adjustment date. If agreement cannot be reached within thirty days, then:

(a)  Lessor and Lessee shall immediately appoint a mutually acceptable appraiser or broker to establish the new MRV within the next 30 days. Any associated costs will be split equally between the Parties, or

(b)  Both Lessor and Lessee shall each immediately make a reasonable determination of the MRV and submit such determination, in writing, to arbitration in accordance with the following provisions:

(i)  Within 15 days thereafter, Lessor and Lessee shall each select an ☐ appraiser or ☐ broker (“Consultant” -check one) of their choice to act as an arbitrator. The two arbitrators so appointed shall immediately select a third mutually acceptable Consultant to act as a third arbitrator.

(ii)  The 3 arbitrators shall within 30 days of the appointment of the third arbitrator reach a decision as to what the actual MRV for the Premises is, and whether Lessor’s or Lessee’s submitted MRV is the closest thereto. The decision of a majority of the arbitrators shall be binding on the Parties. The submitted MRV which is determined to be the closest to the actual MRV shall thereafter be used by the Parties

(iii)  If either of the Parties fails to appoint an arbitrator within the specified 15 days, the arbitrator timely appointed by

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one of them shall reach a decision on his or her own, and said decision shall be binding on the Parties.

(iv)  The entire cost of such arbitration shall be paid by the party whose submitted MRV is not selected, i.e., the one that is NOT the closest to the actual MRV.

2)  Notwithstanding the foregoing, the new MRV shall not be less than the rent payable for the month immediately preceding the rent adjustment.

b.                                      Upon the establishment of each New Market Rental Value:

1)  the new MRV will become the new “Base Rent” for the purpose of calculating any further Adjustments, and

2)  the first month of each Market Rental Value term shall become the new ‘Base Month’ for the purpose of calculating any further Adjustments.

☒   III.       Fixed Rental Adjustment(s) (FRA)

The Base Rent shall be increased to the following amounts on the dates set forth below:

On (Fill in FRA Adjustment Date(s)):	The New Base Rent shall be:

January 1, 2011	$14,441.78
January 1, 2012	$14,875.04

B.                                    NOTICE:

Unless specified otherwise herein, notice of any such adjustments, other than Fixed Rental Adjustments, shall be made as specified in paragraph 23 of the Lease.

C.                                    BROKER’S FEE:

The Brokers shall be paid a Brokerage Fee for each adjustment specified above in accordance with paragraph 15 of the Lease.

NOTICE: These forms are often modified to meet changing requirements of law and industry needs. Always write or call to make sure you are utilizing the most current form: AIR Commercial Real Estate Association, 800 W 6th Street, Suite 800, Los Angeles, CA 90017. Telephone No. (213) 687-8777. Fax No.: (213) 687-8616.

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FORM RA-3-8/00E

OPTION(S) TO EXTEND

STANDARD LEASE ADDENDUM

Dated	December, 2009

By and Between (Lessor)	27200 Associates, LLC, a California limited liability company

By and Between (Lessee)	Kythera Biopharmaceuticals, Inc., a Delaware corporation

Address of Premises:	27200 Agoura Road, Suite 200
Calabasas, California

Paragraph 51

A.            OPTION(S) TO EXTEND:

Lessor hereby grants to Lessee the option to extend the term of this Lease for One (1) additional Thirty-six (36) month period(s) commencing when the prior term expires upon each and all of the following terms and conditions:

(i)                                     In order to exercise an option to extend, Lessee must give written notice of such election to Lessor and Lessor must receive the same at least 6 but not more than 9 months prior to the date that the option period would commence, time being of the essence. If proper notification of the exercise of an option is not given and/or received, such option shall automatically expire. Options (if there are more than one) may only be exercised consecutively.

(ii)                                  The provisions of paragraph 39, including those relating to Lessee’s Default set forth in paragraph 39.4 of this Lease, are conditions of this Option.

(iii)                               Except for the provisions of this Lease granting an option or options to extend the term, all of the terms and conditions of this Lease except where specifically modified by this option shall apply.

(iv)                              This Option is personal to the original Lessee, and cannot be assigned or exercised by anyone other than said original Lessee and only while the original Lessee is in full possession of the Premises and without the intention of thereafter assigning or subletting.

(v)                                 The monthly rent for each month of the option period shall be calculated as follows, using the method(s) indicated below: (Check Method(s) to be Used and Fill in Appropriately)

☐            ~~I.                Cost of Living Adjustment(s) (COLA)~~

~~a.              On (Fill in COLA Dates):~~

~~the Base Rent shall be adjusted by the change, if any, from the Base Month specified below, in the Consumer Price Index of the Bureau of Labor Statistics of the U.S. Department of Labor for (select one): ☐ CPI W (Urban Wage Earners and Clerical Workers) or ☐ CPI U (All Urban Consumers), for (Fill in Urban Area):~~

~~All Items (1982-1984 = 100), herein referred to as “CPI”.~~

~~b.              The monthly rent payable in accordance with paragraph A.I.a. of this Addendum shall be calculated as follows: the Base Rent set forth in paragraph 1.5 of the attached Lease, shall be multiplied by a fraction the numerator of which shall be the CPI of the calendar month 2 months prior to the month(s) specified in paragraph A.I.a. above during which the adjustment is to take effect, and the denominator of which shall be the CPI of the calendar month which is 2 months prior to (select one): ☐ the first month of the term of this Lease as set forth in paragraph 1.3 (“Base Month”) or ☐ (Fill in Other “Base Month”):~~

~~The sum so calculated shall constitute the new monthly rent hereunder, but in no event, shall any such new monthly rent be less than the rent payable for the month immediately preceding the rent adjustment.~~

~~c.               In the event the compilation and/or publication of the CPI shall be transferred to any other governmental department or bureau or agency or shall be discontinued, then the index most nearly the same as the CPI shall be used to make such calculation. In the event that the Parties cannot agree on such alternative index, then the matter shall be submitted for decision to the American Arbitration Association in accordance with the then rules of said Association and the decision of the arbitrators shall be binding upon the parties. The cost of said Arbitration shall be paid equally by the Parties.~~

☒          II.           Market Rental Value Adjustment(s) (MRV)

a.              On (Fill in MRV Adjustment Date(s)) January 1, 2013

the Base Rent shall be adjusted to the “Market Rental Value” of the property as follows:

1)             Four months prior to each Market Rental Value Adjustment Date described above, the Parties shall attempt to agree upon what the new MRV will be on the adjustment date. If agreement cannot be reached, within thirty days, then:

(a) Lessor and Lessee shall immediately appoint a mutually acceptable appraiser or broker to establish the new MRV within the next 30 days. Any associated costs will be split equally between the Parties, or

(b) Both Lessor and Lessee shall each immediately make a reasonable determination of the MRV and submit such determination, in

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writing, to arbitration in accordance with the following provisions:

(i) Within 15 days thereafter, Lessor and Lessee shall each select an ☐ appraiser or ☒ broker (“Consultant” - check one) of their choice to act as an arbitrator. The two arbitrators so appointed shall immediately select a third mutually acceptable Consultant to act as a third arbitrator.

(ii) The 3 arbitrators shall within 30 days of the appointment of the third arbitrator reach a decision as to what the actual MRV for the Premises is, and whether Lessor’s or Lessee’s submitted MRV is the closest thereto. The decision of a majority of the arbitrators shall be binding on the Parties. The submitted MRV which is determined to be the closest to the actual MRV shall thereafter be used by the Parties.

(iii) If either of the Parties fails to appoint an arbitrator within the specified 15 days, the arbitrator timely appointed by one of them shall reach a decision on his or her own, and said decision shall be binding on the Parties.

(iv) The entire cost of such arbitration shall be paid by the party whose submitted MRV is not selected, ie. the one that is NOT the closest to the actual MRV.

2)             Notwithstanding the foregoing, the new MRV shall not be less than the rent payable for the month immediately preceding the rent adjustment.

b.              Upon the establishment of each New Market Rental Value:

1) the new MRV will become the new “Base Rent” for the purpose of calculating any further Adjustments, and

2) the first month of each Market Rental Value term shall become the new “Base Month” for the purpose of calculating any further Adjustments.

☐            III.      ~~Fixed Rental Adjustment(s) (FRA)~~

~~The Base Rent shall be increased to the following amounts on the dates set forth below:~~

~~On (Fill in FRA Adjustment Date(s)):~~	~~The New Base Rent shall be:~~

B.            NOTICE:

Unless specified otherwise herein, notice of any rental adjustments, other than Fixed Rental Adjustments, shall be made as specified in paragraph 23 of the Lease.

~~C.            BROKER’S FEE:~~

~~The Brokers shall be paid a Brokerage Fee for each adjustment specified above in accordance with paragraph 15 of the Lease.~~

D. Starting with the second twelve (12) month period of the Option Term, and every year thereafter, the monthly base rent shall increase by three percent (3%)

NOTICE: These forms are often modified to meet changing requirements of law and industry needs. Always write or call to make sure you are utilizing the most current form: AIR Commercial Real Estate Association, 800 W 6th Street, Suite 800, Los Angeles, CA 90017. Telephone No. (213) 687-8777. Fax No.: (213) 687-8616.

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ADDENDUM TO THAT STANDARD MULTI-LESSEE OFFICE LEASE-GROSS DATED DECEMBER    , 2009 BY AND BETWEEN 27200 ASSOCIATES, LLC, AS LESSOR AND KYTHERA BIOPHARMACEUTICALS, INC., A DELWARE CORPORATION, AS LESSEE FOR THAT CERTAIN PROPERTY COMMONLY KNOWN AS 27200 W. AGOURA ROAD, SUITE 200, CALABASAS, COUNTY OF LOS ANGELES, CALIFORNIA 91301

52.                               Cancellation of Original Lease

Lessor and Lessee entered into that certain Standard Multi-Lessee Office Lease-Gross dated December 12, 2006 (the “Original Lease”), as amended by that certain First Amendment to Lease dated March 16, 2007 (the “First Amendment” and together with the Original Lease shall be called the “2006 Lease”). Lessor and Lessee hereby agree that as of the Commencement Date, the 2006 Lease shall be cancelled.

53.                               Signage

Lessee shall be permitted to maintain the freeway facing building signage that is currently on the exterior of the Building. Lessee shall be responsible for any and all costs associated the maintenance and removal of such signage.

54.                               Lessee Improvements

Within fourteen (14) days of the Commencement Date, Lessor, at its sole cost and expense, shall commence the Lessee improvements to the Premises, to include the following:

•                  Touch-up interior walls with new paint

•                  Steam clean carpets

•                  Cleaning of tile located in the entryway of the Premises

•                  All work performed pursuant to this Section 54 shall be performed after the Business Hours for the Building (as set forth in Section 1.12 of the Lease) and shall be completed no later than thirty (30) days following the Commencement Date of the Lease.

55.                               Base Building Improvements

Within fourteen (14) days of the Commencement Date, Lessor, at its sole cost and expense, shall commence the following improvements to the Building:

Heating, Ventilation and Air Conditioning

•                  Installation of one new four (4) ton unit to be located on the roof for additional output, with 48,000 BTU/HR of heating/cooling (pursuant to the specification sheet attached hereto as Schedule 1);

•                  Reconfiguration of the existing supply ducts and new supply ducts to accommodate proper balance between the existing HVAC unit and the new four (4) ton unit;

•                  Reconfiguration of existing air ducts and installation of new air ducts and grilles to allow sufficient coverage for each zoned area;

•                  If the mechanical systems contractor hired by Lessor determines that it is necessary to reduce the temperature controlled air volume in the perimeter offices, Lessor shall install dropped ceilings in such perimeter offices, with the approval of Lessee; All HVAC work to be performed by Lessor pursuant to this Section 55 shall be referred to as the “HVAC Work”. Lessor shall complete the HVAC Work within ninety (90) days following the Commencement Date (the “HVAC Completion Date”), unless a delay is created by inclement weather. In the event Lessor does not complete the HVAC Work on or before the HVAC Completion Date, Lessee’s obligation to pay Base Rent shall be abated for each day that the completion of the HVAC Work extends beyond the HVAC Completion Date. Notwithstanding the foregoing, during any period of rental abatement Lessee shall remain responsible for all other obligations set forth in the Lease.

•                  Lessor, at Lessee’s reasonable request will reevaluate the HVAC Work in conjunction with Lessee during the summer months of 2010 to determine if the completed HVAC Work is reducing the temperature sufficiently. In the event the mechanical systems contractor hired by Lessor determines that it is necessary, at that time, to reduce the temperature controlled air volume in the perimeter offices, Lessor’s obligation to install dropped ceilings in such perimeter offices at Lessor’s sole cost, with the approval of Lessee (as detailed above) will still apply. In addition to the HVAC Work, Lessor will, at Lessee’s reasonable request, rebalance the supply ducts on an ongoing basis.

Exterior Windows

•                  Within fourteen (14) days of the Commencement Date, Lessor will engage the services of a glazing consultant to assess the integrity of the exterior window systems, including the glass, window frames and striping. Lessor, at its sole cost and expense, will have the glazing consultant perform the recommended work, within a reasonable amount of time thereafter.

Shower

•                  Within fourteen (14) days of the Commencement Date, Lessor, at its sole cost and expense, shall engage the services of a contractor to refurbish the shower located within the Premises. Such refurbishment shall include the following:

•               Replace the existing fixtures with new fixtures selected by Lessor in its sole discretion

•               Caulk around the base of the shower, and where necessary

•             Paint the interior walls located in the shower room with building standard paint

•             Install new flooring, to be selected by Lessor in its sole discretion and subject to the reasonable approval of Lessee.

Expanded Storage Space

•                  Lessor will consider creating additional storage space located within the Building for Lessee’s non-exclusive use, however, in the event Lessor determines, in its sole discretion, that it is not commercially reasonable to add such storage space, Lessor shall contribute up to $1,000 to be used by Lessee for the construction of expanded storage space within the Premises. Lessee shall perform all necessary work in connection with the construction of the expanded storage space and Lessee shall be responsible that to ensure that all work performed in connection with the storage space is in compliance with any applicable building codes. At the end of the Term, Lessor may, in its sole discretion, require Lessee, at its sole cost and expense, to remove the expanded storage space.

56.                               Covered Parking

Lessee, at its sole cost and expense, may install covered parking over its four (4) reserved parking spaces (“Covered Parking”). Prior to commencing construction of the Covered Parking, Lessee shall deliver notice to Lessor, including the size, location, type and design of the Covered Parking. Lessor retains the right to approve or deny any of the aspects of the Covered Parking. Prior to commencing any work associated with the Covered Parking, Lessee shall obtain all necessary permits, along with all necessary approvals from the relevant governmental authorities. Furthermore, Lessee shall indemnify Lessor against any and all claims associated with the Covered Parking, and Lessee hereby agrees to execute any instrument required by

Lessor in connection with such indemnification. At the end of the Term, Lessee, at its sole cost and expense, shall remove the Covered Parking, unless Lessor shall request otherwise.

57.                               Expansion Option

Provided Lessee is not in default beyond the expiration of the applicable cure period under any provision of this Lease (i) at the time Lessee exercises its option to expand or (ii) during the period of time following the exercise of such option through the date Lessee is to take possession of the Expansion Premises (as defined below), Lessor hereby grants to the initial Lessee a one-time right to expand into Suite 201 of the Building (“Expansion Premises”). Lessee’s right to expand into Expansion Premises shall be on the terms and conditions set forth in this Paragraph 57.

(a)  Delivery of Written Notice. Lessee shall provide Lessor with not less than nine (9) months prior written notice of its exercise of the option to lease the Expansion Premises, time being of the essence (“Expansion Notice”). If the Expansion Notice is not so given and received, the option granted hereunder shall automatically expire. If Lessee timely exercises Lessee’s right to lease the Expansion Premises as set forth herein, the Lessor shall, within five (5) business days, provide to Lessee an amendment (the “Expansion Amendment”) adding the Expansion Premises under the same terms and conditions as this Lease, except (i) the monthly Base Rent for the Expansion Premises shall be the then Fair Rental Value (as defined below) and (ii) the term may be extended, as set forth below.

(b)  Term. The term for the Expansion Premises shall be coterminous with the Term set forth in the Lease, provided, however; in the event there are less than two (2) years remaining on the Term of the Lease at the time Lessee delivers the Expansion Notice, the Expansion Amendment shall provide that the Lease for both the Premises and the Expansion Premises shall be extended until the date which is two (2) years from the date Lessee takes possession of the Expansion Premises.

(c)  Base Rent. Base Rent for the Expansion Premises shall be at Fair Rental Value. As used herein, “Fair Rental Value” shall mean the minimum rental rate based upon leases to non-renewal tenants of space of comparable size, location and quality in similar office buildings in the 101 corridor. In no event shall the Fair Rental Value for the Expansion Premises be higher than the Base Rent then in effect for the Premises (including the annual increases).

(d)  Condition of Expansion Premises. Except as specifically set forth in this Lease, the Expansion Premises shall be delivered to Lessee in its “AS-IS” condition, clean and free of debris, with all building systems in good working order and repair. Lessor shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Expansion Premises.

(e)  No Brokerage Fee. The Broker is not entitled to any fee in connection with the Expansion Option set forth in this Section 57.

58.                               Right of First Offer

Provided Lessee is not in default beyond the expiration of the applicable cure period under any provision of this Lease (i) at the time Lessee exercises its option described in this Paragraph 58 or (ii) during the period of time following the exercise of such option through the date Lessee is to take possession of the Available Space (as defined below), subject to existing tenant’s rights, Lessor hereby grants to Lessee a one-time (subject to the terms hereof) right of first offer with respect to the any available space in the Building (“Available Space”). Notwithstanding the foregoing such first offer right of Lessee shall commence only following the expiration or earlier termination of any existing lease pertaining to the Available Space. Lessee’s right of first offer shall be on the terms and conditions set forth in this Paragraph 58.

(a)  Procedure for Offer. Prior to offering the Available Space to anyone else other than tenant’s with existing rights to the Available Space, Lessor shall give Lessee written notice of the availability of the Available Space and the date the existing tenant or occupant, if any, is expected to vacate such space. Within five (5) business days following delivery of such notice, time being of the essence, Lessee shall notify Lessor of its interest in leasing the Available Space. If Lessor has not received such a request from Lessee within such time period, Lessee shall be conclusively presumed to have elected not to lease the Available Space and Lessee’s right to lease the Available Space will thereafter be null and void and of no further force or effect. If Lessee timely exercises Lessee’s right to lease the Available Space as set forth herein, then Lessor shall, within five (5) business days, provide to Lessee an amendment adding the Available Space under the same terms and conditions as the Lease, except the monthly Base Rent for the Available Space shall be at Fair Rental Value. As used herein, “Fair Rental Value” shall mean the minimum rental rate based upon leases to non-renewal tenants of space of comparable size, location and quality in similar office buildings in the 101 corridor. In no event shall the Fair Rental Value for the Expansion Premises be less than the Base Rent then in effect for the Premises (including the annual increases). Within five (5) business days following delivery of said amendment, Lessee shall either accept the terms and conditions by signing and returning the amendment to Lessor, or decline to lease the Available Premises. If Lessee does not return the fully executed amendment within such time period, it shall be conclusively presumed that Lessee will not lease the Available Premises and Lessee’s right to lease the Available Premises will thereafter be null and void and of no further force or effect. Broker is not entitled to any fee in connection with the Right of First Offer set forth in this Section 58.

59.                               Security Deposit

Lessee previously delivered a security deposit in the amount of $18,340.00 to Lessor under the Original Lease. The Parties agree that the $18,340.00 currently held by Lessor shall be considered the “Security Deposit” described in Paragraphs 1.7(b) and 5 of the Lease and Lessor shall be entitled to use, apply or retain all or any portion of said Security Deposit pursuant to the terms and conditions set forth in Paragraph 5 of the Lease.

60.                               Return of Letter of Credit

Pursuant to Paragraph 62 of the Original Lease, Lessor currently holds a letter of credit from Lessee in the amount of $125,000.00 (“Original Letter of Credit”). Within five (5) business days following the mutual execution of the Lease, Lessor agrees to return the Original Letter of Credit to Lessee.

61.                               Existing Furniture and Telephones

Lessor shall allow Lessee to the use the existing furniture and telephone equipment (as described in Exhibit B), however Lessor does not warrant the condition of the existing furniture and telephone equipment and the existing furniture and telephone equipment shall remain in the Premises during the Term. In the event Lessee has not been in default or delinquent in its obligations set forth in the Lease, then at the end of the Term Lessee shall have the right to purchase the existing furniture and telephone equipment (as described in Exhibit B) for the sum of One Dollar ($1.00).

62.                               Return of Termination Fee.

Pursuant to Section 59 of the Original Lease, on April 30, 2009, Lessee delivered the sum of Seventy Seven Thousand Four Hundred Sixty and 44/100 Dollars ($77,460.44) to Lessor to terminate the Original Lease (the “Termination Fee”). Within five (5) business days following the mutual execution of the Lease, Lessor shall deliver a check to Lessee in the amount of the Termination Fee.

LESSOR:

27200 ASSOCIATES, LLC
a California limited liability company

By:	ADC Real Estate Group, Ltd.
a California limited partnership
Its:	Manager

By:	ADC Investments, Inc.
A California corporation
Its:	General Partner

By:	/s/ Joseph T. Amoroso
Name:	Joseph T. Amoroso
Title:	President

LESSEE:

KYTHERA BIOPHARMACEUTICAL, INC.,
a Delaware corporation

By:	/s/ Keith R. Leonard
Name:	Keith R. Leonard
Title:	President & CEO

BROKER:

STUDLEY, INC.

By:	/s/ David Gordon
Name:	David Gordon
Title:	EVP

Exhibit 10.4(b)

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (this “First Amendment”) is dated as of January 8, 2010, between 27200 Associates, LLC, a California limited liability company (“Lessor”), and Kythera Biopharmaceuticals, Inc., a Delaware corporation (“Lessee”).

A.            Lessor and Lessee entered into that certain Standard Multi-Tenant Office Lease-Gross dated as of December, 2009 (the “Lease”), with respect to certain premises commonly known as Suite 200 in the building located at 27200 Agoura Road, Calabasas, California 91301 (the “Premises”). Initially capitalized terms not specifically defined herein shall have the meanings set forth in the Lease.

B.            Lessor and Lessee desire to amend the Lease in order to amend the Base Rent commencement date, and as otherwise set forth herein.

NOW THEREFORE, in consideration of the foregoing recitals, the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lessor and Lessee agree, and amend the Lease as follows:

1.             Base Rent Commencement. Section 1.5 of the Lease is hereby deleted in its entirety and is replaced with the following:

“1.5. Base Rent: $14,021.15 per month (“Base Rent”), payable on the First day of each month commencing January 1, 2010 (See also Paragraph 4). There are provisions in this Lease for the Base Rent to be adjusted (See Paragraph 50).”

2.             Reaffirmation of Obligations. Lessor and Lessee hereby acknowledge and reaffirm all of the terms of the Lease, as such Lease has been amended by this First Amendment, and agrees that any reference made in any other document to the Lease shall mean the Lease as amended pursuant to this First Amendment. Except as expressly provided herein, the Lease remains unmodified and in full force and effect.

3.             Miscellaneous. The agreements, conditions and provisions herein contained shall apply to and bind the heirs, executors, administrators, successors and assigns of the parties hereto. If any provisions of this First Amendment or the Lease shall be determined to be illegal or unenforceable, such determination shall not affect any other provision of the Lease or this First Amendment and all such other provisions shall remain in full force and effect. If there is any inconsistency between the provisions of this First Amendment and the other provisions of the Lease, the provisions of this First Amendment shall control with respect to the subject matter of this First Amendment. This First Amendment shall be construed in accordance with the laws of the state of California. This First Amendment constitutes a part of the Lease and is incorporated by this reference.

1

IN WITNESS WHEREOF, Lessor and Lessee have caused this First Amendment to be duly executed and delivered as of the date above written.

“Lessor”

27200 ASSOCIATES, LLC
a California limited liability company

By:	ADC Real Estate Group, Ltd.
a California limited partnership
Its:	Manager

	By:	ADC Investments, Inc.,
a California corporation
	Its:	General Partner

	By:	/s/ Joseph T. Amoroso
	Name:	Joseph T. Amoroso
	Title:	President

“Lessee”

KYTHERA BIOPHARMACEUTICALS, INC.,
a Delaware corporation

By:	/s/ Keith R. Leonard
Name:	Keith R. Leonard
Title:	President and CEO

2

Exhibit 10.4(c)

SECOND AMENDMENT TO OFFICE LEASE

THIS SECOND AMENDMENT TO OFFICE LEASE (this “Amendment”) is entered into as of the 21 day of April, 2011 by and between 27200 Associates, LLC, a California limited liability company (“Lessor”), and Kythera Biopharmaceuticals, Inc., a Delaware corporation (“Lessee”).

WITNESSETH:

WHEREAS, Lessor and Lessee, entered into that certain Standard Multi-Lessee Office Lease - Gross dated December    , 2009 (the “Original Lease”) as amended by that certain First Amendment to Lease dated January 8, 2010 (the “First Amendment” and together with the Original Lease shall be referred to herein as the “Lease”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Lease; and

WHEREAS, pursuant to the Lease, Lessee presently leases Suite 200 (the “Suite 200 Premises”) in the building located at 27200 Agoura Road in Calabasas, California(the “Building”), which Premises consists of approximately 7,579 rentable square feet;

WHEREAS, subject to and in accordance with the terms of this Amendment, Lessor and Lessee desire to amend the Lease, all on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, for and in consideration of the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Lease shall be amended as follows:

A G R E E M E N T:

1.                                      Expansion of Premises. Subject to the terms and conditions set forth below, on the “Expansion Date” (as hereinafter defined), Lessee shall lease from Lessor and Lessor shall lease to Lessee Suite 100 of the Building (the “Suite 100 Premises”), which Suite 100 Premises consists of approximately 6,458 rentable square feet. From and after the Expansion Date, all references in the Lease (as amended hereby) to the Premises shall be deemed to mean the Suite 200 Premises and the Suite 100 Premises, collectively. From and after the Expansion Date, the Premises shall consist of approximately 14,037 rentable square feet. Prior to the Expansion Date, Lessee shall have the right to confirm the actual square footage of the Suite 100 Premises and in the event of any adjustment to the rentable area of the Suite 100 Premises, all amounts, percentages and figures appearing or referred to in the Lease based upon such rentable area (including, without limitation, the amount of the Rent and any Security Deposit) shall be modified in accordance with such determination.

2.                                      Expansion Date. The “Expansion Date” shall be the later to occur of (i) June 1, 2011 or (ii) the date that the Lessee Improvements (as defined in the Lessee Work Letter attached hereto as Exhibit “A”) are substantially complete in accordance with the Space Plan (as defined in the Lessee Work Letter attached hereto as Exhibit A) and Lessor shall have delivered possession of the Suite 100 Premises to Lessee. The Lessee Improvements shall be deemed to be “substantially complete” when the Lessee Improvements have been completed except for minor items or defects which can be

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completed or remedied after Lessee occupies the Suite 100 Premises without causing substantial interference with Lessee’s use of the Suite 100 Premises.

3.                                      Extension of Term. The Term of the Lease (as amended hereby) shall be extended one (1) year, such that the Expiration Date for both the Suite 100 Premises and the Suite 200 Premises shall be December 31, 2013.

4.                                      Base Rent. Commencing on the Expansion Date the Base Rent for the Suite 100 Premises shall be $12,270.20 per month. Total Base Rent for the entire Premises shall be $26,711.98 per month. Base Rent under the Lease (as amended hereby) shall be subject to an annual adjustment on January 1, 2012.

The overall schedule of Base Rent shall be as follows:

Date	Monthly Base Rent

Expansion Date-12/31/2011	$26,711.98

1/1/2012-12/31/2012	$27,513.35

1/1/2013- 12/31/2013	$28,338.75

5.                                      Base Year. The Base Year applicable to the Suite 100 Premises shall be 2011. The Base Year for the Suite 200 Premises will remain 2010.

6.                                      Lessee’s Percentage. From and after the Expansion Date, “Lessee’s Share” (as defined in the Lease) shall equal 58.88%. In the event either the rentable square feet of the Premises and/or the total rentable square feet of the Building is changed, Lessee’s Share shall be appropriately adjusted, and, as to the Base Year in which such change occurs, Lessee’s Share for such year shall be determined on the basis of the number of days during such Base Year that each such Lessee’s Share was in effect.

7.                                      Lessee Improvements. Lessor shall cause improvements to be made to the Suite 100 Premises in accordance with the Lessee Work Letter attached hereto as Exhibit “A”. With respect to the Suite 100 Premises, the Expansion Date shall be considered the “Start Date”. Except for the improvements set forth in the Lesee Work Letter, Lessor shall have no other construction obligation with respect to the Suite 100 Premises.

8.                                      Parking. In addition to the parking spaces currently allotted Lessee in connection with the Suite 200 Premises, Lessor shall provide Lessee with four (4) reserved parking spaces and sixteen (16) unreserved parking spaces in the parking lot of the Building (the “Parking Spaces”). Lessee’s right to use the Parking Spaces shall be subject to the conditions set forth in Paragraph 2.6 of the Lease. The use of the Parking Spaces will be free of charge throughout the term of the Lease and any extensions, if applicable.

9.                                      Option to Extend. Lessee’s option to extend the Term, as set forth in Paragraph 51 of the Lease, shall also apply to the Suite 100 Premises. In the event Lessee elects to exercise its option

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to extend the Term, Lessee hereby acknowledges and agrees that Lessee must simultaneously exercise the option to extend for both the Suite 100 Premises and Suite 200 Premises.

10.                               Cancellation of Expansion Option. Pursuant to Paragraph 57 of the Lease, Lessee was granted the option to expand into Suite 201 of the Building (the “Expansion Option”). The Parties hereby agree that the Expansion Option is hereby terminated and all references to the Expansion Option in the Lease shall be deleted.

11.                               Security Deposit. The Parties agree that Lessor currently holds a deposit in the amount of $18,340.00 with respect to the Suite 200 Premises (the “Original Security Deposit”). On the Expansion Date, Lessee shall deliver an additional $12,270.20 as an additional security deposit for the Suite 100 Premises, and together with the Original Security Deposit shall be deemed the “Security Deposit” described in Paragraphs 1.7(b) and 5 of the Lease. Lessor shall be entitled to use, apply or retain all or any portion of the Security Deposit pursuant to the terms and conditions set forth in Paragraph 5 of the Lease.

12.                               Existing Furniture. Lessor shall allow Lessee to the use the existing furniture in the Suite 100 Premises (as described in Exhibit B), however Lessor does not warrant the condition of the existing furniture and such furniture shall remain in the Suite 100 Premises during the Term. In the event Lessee has not been in default or delinquent in its obligations set forth in the Lease, then at the end of the Term Lessee shall have the right to purchase the existing furniture (as described in Exhibit B) for the sum of One Dollar ($1.00). Notwithstanding the foregoing, in the event Lessee elects not to purchase the furniture, Lessee shall be responsible to remove all existing furniture from the Suite 100 Premises prior to relinquishing possession of the Premises at the end of the Term. In the event Lessee desires to remove or dispose of any such furniture prior to the end of the Term, Lessee shall have the right to do so upon ten (10) days written notice to Lessor. If Lessor, prior to the end of the ten (10) day period desires to take possession of such furniture, Lessor shall make prompt arrangements to have such furniture removed from the Suite 100 Premises.

13.                               No Further Amendments; Lease Remains in Full Force and Effect. Except as modified herein, the Lease shall remain unmodified and in full force and effect.

14.                               Entire Agreement. It is understood and acknowledged that there are no oral agreements among the parties hereto affecting this Amendment and this Amendment supersedes and cancels any and all previous negotiations, arrangements, agreements and understandings, if any, among the parties hereto with respect to the Premises.

15.                               Attorneys’ Fees. Should any dispute arise among the parties hereto or the legal representatives, successors and assigns concerning any provision of this Amendment or the rights and duties of any person in relation thereto, the party prevailing in such dispute shall be entitled, in addition to such other relief that may be granted, to recover reasonable attorneys’ fees and legal costs in connection with such dispute.

16.                               Governing Law. This Amendment shall be governed by and construed under the laws of the State of California.

17.                               Counterparts. This Amendment may be executed in any number of original counterparts. Any such counterpart, when executed, shall constitute an original of this Amendment, and all such counterparts together shall constitute one and the same Amendment.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.

LESSOR:

27200 ASSOCIATES, LLC
a California limited liability company

By:	ADC Real Estate Group, Ltd.
a California limited partnership
Its:	Manager

By:	ADC Investments, Inc.
A California corporation
Its:	General Partner

	By:	/s/ Joseph T. Amoroso
	Name:	Joseph T. Amoroso
	Title:	President

LESSEE:

KYTHERA BIOPHARMACEUTICAL, INC.,
a Delaware corporation

By:	/s/ Keith R. Leonard
Name:	Keith R. Leonard
Title:	President

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EXHIBIT “A”

LESSEE WORK LETTER

This Lessee Work Letter shall set forth the terms and conditions relating to the construction of the Lessee improvements in the Suite 100 Premises. This Lessee Work Letter is essentially organized chronologically and addresses the issues of the construction of the Premises, in sequence, as such issues will arise during the actual construction of the Premises. All capitalized terms used but not defined herein shall have the meanings given such terms in this Amendment.

AGREEMENT

SECTION 1

CONSTRUCTION DRAWINGS FOR THE PREMISES

All work required to be performed by Lessor or Lessor’s contractor pursuant to this Agreement is hereinafter referred to as the “Lessor’s Work.” Lessor shall cause to be constructed, at Lessor’s sole cost, improvements in the Premises (the “Lessee Improvements”) in accordance with that certain preliminary plan prepared by Wirt Design Group, dated March 17, 2011 (the “Space Plan”). The Space Plan is attached hereto as Schedule 1 and is incorporated herein by reference. Lessee acknowledges that Lessor has made no representation or warranty whatsoever concerning (i) the actual cost to construct the Lessee Improvements, or (ii) the extent to which the actual cost or final configuration of the Lessee Improvements will be affected by the adoption of new federal, state or local laws or the implementation of any regulations or building requirements under new or existing laws, including, without limitation, the Americans With Disabilities Act and any fire and life safety laws or regulations.

SECTION 2

LESSEE IMPROVEMENTS

Subject to the terms set forth in Paragraph 6.7 of this Lessee Work Letter, Lessor, at its sole cost and expense, shall commence the improvements to the Suite 100 Premises per Schedule 1, to include the following:

(i)                           Removal of various walls and reconfigure the Suite 100 Premises per the Space Plan

(ii)                        Installation of new demising walls to create four (4) new offices and one (1) new conference room in the Suite 100 Premises per the Space Plan

(iii)                     Clean the existing carpet in the Suite 100 Premises

(iv)                    Repaint the walls of the Suite 100 Premises with Building Standard paint

(v)                       Recarpet the area within the central storage room that is being removed per (i) above.

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(vi)                    Installation of a glass wall in the new conference room by utilizing glass from the Suite 200 Premises and replacement of the glass from the Suite 200 Premises with drywall and Building Standard paint (the “Glass Work”). Lessor and Lessee each agree to pay 50% of the cost of the Glass Work. Lessee to deliver payment to Lessor for the Glass Work within five (5) business days following receipt of an invoice from Lessor.

(vii)                 Moving of the existing cubicles from their existing position to the position indicated on the Space Plan, and delivering electricity to each cubicle.

SECTION 3

CONTRACTOR’S WARRANTIES AND GUARANTIES

Lessor will upon completion of the Lessee Improvements and Lessee’s acceptance of the Premises assign to Lessee all warranties and guaranties by the contractor who constructs the Lessee Improvements (the “Contractor”) relating to the Lessee Improvements. Such warranties and guaranties of Contractor shall guarantee that the Lessee Improvements shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of completion thereof, and Contractor shall be responsible for the replacement or repair, without additional charge, of the Lessee Improvements that shall become defective within one (1) year after Substantial Completion of the Premises.

SECTION 4

INTENTIONALLY OMITTED.

SECTION 5

COMPLETION OF THE LESSEE IMPROVEMENTS;

LEASE COMMENCEMENT DATE

Except as provided in this Section 5, the “Expansion Date” (as defined in the Amendment) shall occur as set forth in Section 2 of the Amendment. If there shall be a delay or there are delays in the “substantial completion” (as defined in the Amendment) of the Premises or in the occurrence of any of the other conditions precedent to the Expansion Date, as set forth in Section 2 of the Amendment, as a direct, indirect, partial, or total result of:

5.1                               Lessee’s failure to timely approve any matter requiring Lessee’s approval;

5.2                               A breach by Lessee of the terms of this Lessee Work Letter or the Lease (as amended by the Amendment);

5.3                               Lessee’s requirement for materials, components, finishes or improvements which are not available in a commercially reasonable time given the anticipated date of substantial completion of the Premises, as set forth in this Lease;

5.4                               Any changes to the Space Plan requested by Lessee that causes a delay to the substantial completion of the Premises;

5.5                             Any other acts or omissions of Lessee, or its agents, or employees; then, notwithstanding anything to the contrary set forth in this Lease or this Lessee Work Letter and regardless of the actual date of the substantial completion of the Premises, the Expansion Date shall be deemed to be the date the Expansion Date would have occurred if no Lessee delay or delays, as set forth above, had occurred.

SECTION 6

MISCELLANEOUS

6.1                               Lessee’s Entry Into the Premises Prior to Substantial Completion. Provided that Lessee and its agents do not interfere with Contractor’s work in the Building and the Premises, Contractor shall allow Lessee access to the Premises two (2) weeks prior to the Substantial Completion of the Suite 100 Premises for the purpose of Lessee installing overstandard equipment or fixtures (including Lessee’s data and telephone equipment) in the Suite 100 Premises. Prior to Lessee’s entry into the Suite 100 Premises as permitted by the terms of this Section 6.1, Lessee shall submit a schedule to Lessor and Contractor, for their approval, which schedule shall detail the timing and purpose of Lessee’s entry. Lessee shall hold Lessor harmless from and indemnify, protect and defend Lessor against any loss or damage to the Building or the Suite 100 Premises and against injury to any persons caused by Lessee’s actions pursuant to this Section 6.1.

6.2                               Lessee’s Representative. Lessee has designated Keith Klein as its sole representative with respect to the matters set forth in this Lessee Work Letter, who, until further notice to Lessor, shall have full authority and responsibility to act on behalf of the Lessee as required in this Lessee Work Letter.

6.3                               Lessor’s Representative. Prior to commencing construction, Lessor will designate an individual employed by Lessor as its sole representative with respect to the matters set forth in this Lessee Work Letter, who, until further notice to Lessee, shall have full authority and responsibility to act on behalf of the Lessor as required in this Lessee Work Letter.

6.4                               Lessee’s Agents. All subcontractors, laborers, materialmen, and suppliers retained directly by Lessee (such subcontractors, laborers, materialmen and suppliers to be known collectively as “Lessee’s Agents”).

6.5                               Insurance Requirements. All of Lessee’s Agents shall carry excess liability and Products and Completed Operation Coverage insurance, each in amounts not less than $500,000 per incident, $1,000,000 in aggregate, and in form and with companies as are required to be carried by Lessee as set forth in the Lease (as amended by the Amendment), and the policies therefor shall insure Lessor and Lessee, as their interests may appear, as well as Lessor’s contractor, and shall name as additional insureds all mortgagees of the Building or any other party designated by Lessor. Lessee’s Agents shall maintain the foregoing insurance coverage in force until the Lessee Improvements are fully completed, except for the Products and Completed Operation Coverage insurance, which is to be maintained for ten (10) years following completion of the work and acceptance by Lessor and Lessee. All insurance maintained by Lessee’s Agents shall preclude subrogation claims by the insurer against anyone insured thereunder. Such insurance shall provide that it is primary insurance as respects the Lessor and that any other insurance maintained by Lessor is excess and noncontributing with the insurance required hereunder.

6.6                               Time of the Essence in This Lessee Work Letter. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days. In all instances where Lessee is required to approve or deliver an item, if no written notice of approval is given or the item is not delivered within the stated time period, at Lessor’s sole option, at the end of such period the item shall automatically be deemed approved or delivered by Lessee and the next succeeding time period shall commence.

6.7                               Lessee’s Lease Default. Notwithstanding any provision to the contrary contained in this Lease, if an event of default as described in the Lease (as amended by the Amendment), or a default by Lessee under this Lessee Work Letter, has occurred at any time on or before the substantial completion of the Suite 100 Premises, then (i) in addition to all other rights and remedies granted to Lessor pursuant to the Lease (as amended by the Amendment), Lessor shall have the right to cause Contractor to cease the construction of the Suite 100 Premises (in which case, Lessee shall be responsible for any delay in the substantial completion of the Suite 100 caused by such work stoppage as set forth in Section 5 of this Lessee Work Letter), (ii) all other obligations of Lessor under the terms of this Lessee Work Letter shall be forgiven until such time as such default is cured pursuant to the terms of this Lease and (iii) Lessee shall reimburse Lessor for all out-of-pocket costs associated with the construction of the Suite 100 Premises. The term “default” as used in this Section shall mean “default and the expiration of applicable cure periods.”

SCHEDULE 1

Exhibit 10.4(d)

THIRD AMENDMENT TO OFFICE LEASE

THIS THIRD AMENDMENT TO OFFICE LEASE (this “Amendment”) is entered into as of the 23 day of March, 2012 by and between 27200 Associates, LLC, a California limited liability company (“Lessor”), and Kythera Biopharmaceuticals, Inc., a Delaware corporation (“Lessee”).

WITNESSETH:

WHEREAS, Lessor and Lessee, entered into that certain Standard Multi-Lessee Office Lease - Gross dated December    , 2009 (the “Original Lease”) as amended by that certain First Amendment to Lease dated January 8, 2010 (the “First Amendment”), and by that certain Second Amendment to Office Lease dated April 21, 2011 (the “Second Amendment”, and together with the Original Lease and First Amendment shall be referred to herein as the “Lease”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Lease; and

WHEREAS, pursuant to the Lease, Lessee presently leases Suite 200 (the “Suite 200 Premises”) and Suite 100 (the “Suite 100 Premises”) in the building located at 27200 Agoura Road in Calabasas, California (the “Building”), which Suite 200 Premises consists of approximately 7,579 rentable square feet and Suite 100 Premises consists of approximately 6,458 rentable square feet;

WHEREAS, subject to and in accordance with the terms of this Amendment, Lessor and Lessee desire to amend the Lease, all on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, for and in consideration of the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Lease shall be amended as follows:

A G R E E M E N T:

1.             Expansion of Premises. Subject to the terms and conditions set forth below, on the “Expansion Date” (as hereinafter defined), Lessee shall lease from Lessor and Lessor shall lease to Lessee Suite 101 of the Building (the “Suite 101 Premises”), which Suite 101 Premises consists of approximately 2,910 rentable square feet. From and after the Expansion Date, all references in the Lease (as amended hereby) to the Premises shall be deemed to mean the Suite 200 Premises, the Suite 100 Premises and the Suite 101 Premises, collectively. From and after the Expansion Date, the Premises shall consist of approximately 16,947 rentable square feet. Prior to the Expansion Date, Lessee shall have the right to confirm the actual square footage of the Suite 101 Premises and in the event of any adjustment to the rentable area of the Suite 101 Premises, all amounts, percentages and figures appearing or referred to in the Lease based upon such rentable area (including, without limitation, the amount of the Rent and any Security Deposit) shall be modified in accordance with such determination.

2.             Expansion Date. The “Expansion Date” shall be the later to occur of (i) May 1, 2012 or (ii) the date that the Lessee Improvements (as defined in the Lessee Work Letter attached hereto as

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Exhibit “A”) are substantially complete in accordance with the Space Plan (as defined in the Lessee Work Letter attached hereto as Exhibit A) and Lessor shall have delivered possession of the Suite 101 Premises to Lessee. The Lessee Improvements shall be deemed to be “substantially complete” when the Lessee Improvements have been completed except for minor items or defects which can be completed or remedied after Lessee occupies the Suite 101 Premises without causing substantial interference with Lessee’s use of the Suite 101 Premises.

3.             Suite 101 Premises Term. The Term of the Lease (as amended hereby) as it relates to the Suite 101 Premises shall be two (2) years from the Expansion Date. The Expiration Date of Term of the Lease as it relates to the Suite 100 Premises and the Suite 200 Premises shall remain December 31, 2013.

4.             Base Rent. Commencing on the Expansion Date the Base Rent for the Suite 101 Premises shall be $5,703.60 per month. As of the Expansion Date, the total Base Rent for the entire Premises shall be $33,216.95 per month. Base Rent under the Lease (as amended hereby) for the Suite 101 Premises shall be subject to a three percent (3%) annual adjustment on the anniversary date of the Expansion Date.

5.             Base Year. The Base Year applicable to the Suite 101 Premises shall be 2012. The Base Year for the Suite 200 Premises will remain 2010 and the Base Year for the Suite 100 Premises shall remain 2011.

6.             Lessee’s Percentage. From and after the Expansion Date, “Lessee’s Share” (as defined in the Lease) shall equal 71.08%. In the event either the rentable square feet of the Premises and/or the total rentable square feet of the Building is changed, Lessee’s Share shall be appropriately adjusted, and, as to the Base Year in which such change occurs, Lessee’s Share for such year shall be determined on the basis of the number of days during such Base Year that each such Lessee’s Share was in effect.

7.             Lessee Improvements. Lessor shall cause improvements to be made to the Suite 101 Premises in accordance with the Lessee Work Letter attached hereto as Exhibit “A”. With respect to the Suite 101 Premises, the Expansion Date shall be considered the “Start Date”. Except for the improvements set forth in the Lessee Work Letter, Lessor shall have no other construction obligation with respect to the Suite 101 Premises.

8.             Parking. In addition to the parking spaces currently allotted Lessee in connection with the Suite 200 Premises and the Suite 100 Premises, Lessor shall provide Lessee with five (5) reserved parking spaces and five (5) unreserved parking spaces in the parking lot of the Building (the “Parking Spaces”). Lessee’s right to use the Parking Spaces shall be subject to the conditions set forth in Paragraph 2.6 of the Lease. The use of the Parking Spaces will be free of charge throughout the term of the Lease and any extensions, if applicable.

9.             Security Deposit. The Parties agree that Lessor currently holds a deposit in the amount of $30,610.20 with respect to the Suite 200 Premises and the Suite 100 Premises (the “Original Security Deposit”). On the Expansion Date, Lessee shall deliver an additional $5,703.60 as an additional security deposit for the Suite 101 Premises, and together with the Original Security Deposit shall be deemed the “Security Deposit” described in Paragraphs 1.7(b) and 5 of the Lease. Lessor

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shall be entitled to use, apply or retain all or any portion of the Security Deposit pursuant to the terms and conditions set forth in Paragraph 5 of the Lease.

10.          Option to Extend. Lessee’s option to extend the Term, as set forth in Paragraph 51 of the Lease, shall also apply to the Suite 101 Premises; provided, however, that the extended term for Suite 101 shall be for an additional thirty (30) months rather than thirty-six (36) months, such that the Expiration Date for the Suite 100 Premises, the Suite 200 Premises and the Suite 101 Premises shall be December 31, 2016. In the event Lessee elects to exercise its option to extend the Term, Lessee hereby acknowledges and agrees that Lessee must simultaneously exercise the option to extend for the Suite 100 Premises, Suite 200 Premises and Suite 101 Premises.

11.          Broker Indemnification. Each of Lessee and Lessor represent to the other that it has not dealt with any broker in connection with the proposed transaction and would agree to indemnify the other against any claim, loss, liability or expense, including reasonable attorney’s fees, incurred by such other party as a result of a breach by the indemnifying party of such representation.

12.          No Further Amendments; Lease Remains in Full Force and Effect. Except as modified herein, the Lease shall remain unmodified and in full force and effect.

13.          Entire Agreement. It is understood and acknowledged that there are no oral agreements among the parties hereto affecting this Amendment and this Amendment supersedes and cancels any and all previous negotiations, arrangements, agreements and understandings, if any, among the parties hereto with respect to the Premises.

14.          Attorneys’ Fees. Should any dispute arise among the parties hereto or the legal representatives, successors and assigns concerning any provision of this Amendment or the rights and duties of any person in relation thereto, the party prevailing in such dispute shall be entitled, in addition to such other relief that may be granted, to recover reasonable attorneys’ fees and legal costs in connection with such dispute.

15.          Governing Law. This Amendment shall be governed by and construed under the laws of the State of California.

16.          Counterparts. This Amendment may be executed in any number of original counterparts. Any such counterpart, when executed, shall constitute an original of this Amendment, and all such counterparts together shall constitute one and the same Amendment.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.

LESSOR:

27200 ASSOCIATES, LLC
a California limited liability company

By:	ADC Real Estate Group, Ltd.
a California limited partnership
Its:	Manager

By:	ADC Investments, Inc.
A California corporation
Its:	General Partner

	By:	/s/ Joseph T. Amoroso
	Name:	Joseph T. Amoroso
	Title:	President

LESSEE:

KYTHERA BIOPHARMACEUTICAL, INC.,
a Delaware corporation

By:	/s/ Keith R. Leonard
Name:	Keith R. Leonard
Title:	President

4

EXHIBIT “A”

LESSEE WORK LETTER

This Lessee Work Letter shall set forth, the terms and conditions relating to the construction of the Lessee improvements in the Suite 101 Premises. This Lessee Work Letter is essentially organized chronologically and addresses the issues of the construction of the Premises, in sequence, as such issues will arise during the actual construction of the Premises. All capitalized terms used but not defined herein shall have the meanings given such terms in this Amendment.

AGREEMENT

SECTION 1

CONSTRUCTION DRAWINGS FOR THE PREMISES

All work required to be performed by Lessor or Lessor’s contractor pursuant to this Agreement is hereinafter referred to as the “Lessor’s Work.” Lessor shall cause to be constructed improvements in the Premises (the “Lessee Improvements”) in accordance with that certain preliminary plan as marked up by Lessee (the “Space Plan”). The Space Plan is attached hereto as Schedule 1 and is incorporated herein by reference. Lessor shall provide a Lessee Improvement allowance up to the amount of Twenty-five Thousand and 0/100 Dollars ($25,000.00) (the “Improvement Allowance”) to be used for the costs relating to the Lessee Improvements, including without limitation, the costs to construct permanently affixed improvements to the Premises, (collectively the “Improvement Costs”). Any Improvement Costs for Lessee Improvements exceeding this Improvement Allowance shall be the responsibility of Lessee (the “Lessee’s Share of Improvement Costs”). Lessor and Lessee acknowledge that Lessor has received a bid from RCI Builders, Inc. (the “Contractor”) to complete the Lessee Improvements in the amount of Fifty-five Thousand Eight Hundred Forty Nine Dollars and 0/100 Dollars ($55,849.00) (the “RCI Estimate”). Therefore, Lessee’s Share of Improvement Costs is estimated to be Thirty Thousand Eight Hundred Forty Nine Dollars and 0/100 Dollars ($30,849.00), which amount is subject to change as set forth herein. The RCI Estimate is based on discussions with Lessee and Lessor and any changes to the scope of work requested by Lessee beyond that previously agreed upon by Lessor and Lessee shall be the sole responsibility of Lessee. Similarly, if the scope of work is changed by Lessor, due to requirements of Lessor, Lessor shall bear any additional costs associated with such changes. Lessee acknowledges that Lessor has made no representation or warranty whatsoever concerning (i) the actual cost to construct the Lessee Improvements, or (ii) the extent to which the actual cost or final configuration of the Lessee Improvements will be affected by the adoption of new federal, state or local laws or the implementation of any regulations or building requirements under new or existing laws, including, without limitation, the Americans With Disabilities Act and any fire and life safety laws or regulations. Notwithstanding anything to the contrary contained herein, Lessor will notify Lessee immediately upon receipt of notice that the Improvement Costs will exceed the RCI Estimate.

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SECTION 2

LESSEE IMPROVEMENTS

Subject to the terms set forth in Paragraph 6.7 of this Lessee Work Letter, Lessor, shall commence the improvements to the Suite 101 Premises per Schedule 1, to include the following:

(i)                       Removal of various walls and reconfigure the Suite 101 Premises per the Space Plan

(ii)                    Installation of new demising walls to create two (2) new offices in the Suite 101 Premises per the Space Plan

(iii)                 Replace the existing carpet in the Suite 101 Premises

(iv)                Repaint the walls of the Suite 101 Premises with Lessee supplied paint

(v)                   Installation of 5 x 8 glass window partitions in each of the new offices

(vi)                Create a pass through between the Suite 100 Premises and the Suite 101 Premises

(vii)             Removal of cabinetry and partition walls in the existing kitchen area to create a work space

SECTION 3

CONTRACTOR’S WARRANTIES AND GUARANTIES

Lessor will upon completion of the Lessee Improvements and Lessee’s acceptance of the Premises assign to Lessee all warranties and guaranties by the Contractor relating to the Lessee Improvements. Such warranties and guaranties of Contractor shall guarantee that the Lessee Improvements shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of completion thereof, and Contractor shall be responsible for the replacement or repair, without additional charge, of the Lessee Improvements that shall become defective within one (1) year after Substantial Completion of the Premises.

SECTION 4

LESSEE CONTRIBUTION TO IMPROVEMENT COSTS

Lessee shall reimburse Lessor for any costs exceeding the Improvement Allowance as follows:

4.1.1 Lessor anticipates that the Contractor will submit a single invoice following the completion of the Lessee Improvements. Lessor shall submit evidence of all amounts owed to

Contractor for the Improvement Costs within three (3) business days of receiving the invoice from the Contractor. Within five (5) days of receipt of same, Lessee shall pay to Lessor an amount equal to all costs that exceed the Improvement Allowance.

SECTION 5

COMPLETION OF THE LESSEE IMPROVEMENTS;

LEASE COMMENCEMENT DATE

Except as provided in this Section 5, the “Expansion Date” (as defined in the Amendment) shall occur as set forth in Section 2 of the Amendment. If there shall be a delay or there are delays in the “substantial completion” (as defined in the Amendment) of the Premises or in the occurrence of any of the other conditions precedent to the Expansion Date, as set forth in Section 2 of the Amendment, as a direct, indirect, partial, or total result of:

5.1                                       Lessee’s failure to timely approve any matter requiring Lessee’s approval;

5.2                                       A breach by Lessee of the terms of this Lessee Work Letter or the Lease (as amended by the Amendment);

5.3                                       Lessee’s requirement for materials, components, finishes or improvements which are not available in a commercially reasonable time given the anticipated date of substantial completion of the Premises, as set forth in this Lease (provided, however , that Lessor is not currently aware that any such materials, components, finishes or improvements are not available in the referenced commercial reasonable time);

5.4                                       Any changes to the Space Plan requested by Lessee that causes a delay to the substantial completion of the Premises;

5.5                                       Any other acts or omissions of Lessee, or its agents, or employees; then, notwithstanding anything to the contrary set forth in this Lease or this Lessee Work Letter and regardless of the actual date of the substantial completion of the Premises, the Expansion Date shall be deemed to be the date the Expansion Date would have occurred if no Lessee delay or delays, as set forth above, had occurred.

SECTION 6

MISCELLANEOUS

6.1                                       Lessee’s Entry Into the Premises Prior to Substantial Completion. Provided that Lessee and its agents do not interfere with Contractor’s work in the Building and the Premises, Contractor shall allow Lessee access to the Premises two (2) weeks prior to the Substantial Completion of the Suite 101 Premises for the purpose of Lessee installing overstandard equipment or fixtures (including Lessee’s data and telephone equipment) in the Suite 101 Premises. Prior to Lessee’s entry into the Suite 101 Premises as permitted by the terms of this Section 6.1, Lessee shall submit a schedule to Lessor and Contractor, for their approval, which schedule shall detail the timing and purpose of Lessee’s entry. Lessee shall hold Lessor harmless from and indemnify, protect and defend Lessor against any loss or damage to the Building or the Suite 101 Premises and against injury to any persons caused by Lessee’s actions pursuant to this Section 6.1.

6.2                                       Lessee’s Representative. Lessee has designated Keith Klein as its sole representative with respect to the matters set forth in this Lessee Work Letter, who, until further notice to Lessor, shall have full authority and responsibility to act on behalf of the Lessee as required in this Lessee Work Letter.

6.3                                       Lessor’s Representative. Prior to commencing construction, Lessor will designate an individual employed by Lessor as its sole representative with respect to the matters set forth in this Lessee Work Letter, who, until further notice to Lessee, shall have full authority and responsibility to act on behalf of the Lessor as required in this Lessee Work Letter.

6.4                                       Lessee’s Agents. All subcontractors, laborers, materialmen, and suppliers retained directly by Lessee (such subcontractors, laborers, materialmen and suppliers to be known collectively as “Lessee’s Agents”).

6.5                                       Insurance Requirements. All of Lessee’s Agents shall carry excess liability and Products and Completed Operation Coverage insurance, each in amounts not less than $500,000 per incident, $1,000,000 in aggregate, and in form and with companies as are required to be carried by Lessee as set forth in the Lease (as amended by the Amendment), and the policies therefor shall insure Lessor and Lessee, as their interests may appear, as well as Lessor’s contractor, and shall name as additional insureds all mortgagees of the Building or any other party designated by Lessor. Lessee’s Agents shall maintain the foregoing insurance coverage in force until the Lessee Improvements are fully completed, except for the Products and Completed Operation Coverage insurance, which is to be maintained for ten (10) years following completion of the work and acceptance by Lessor and Lessee. All insurance maintained by Lessee’s Agents shall preclude subrogation claims by the insurer against anyone insured thereunder. Such insurance shall provide that it is primary insurance as respects the Lessor and that any other insurance maintained by Lessor is excess and noncontributing with the insurance required hereunder.

6.6                                       Time of the Essence in This Lessee Work Letter. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days. In all instances where Lessee is required to approve or deliver an item, if no written notice of approval is given or the item is not delivered within the stated time period, at Lessor’s sole option, at the end of such period the item shall automatically be deemed approved or delivered by Lessee and the next succeeding time period shall commence.

6.7                                       Lessee’s Lease Default. Notwithstanding any provision to the contrary contained in this Lease, if an event of default as described in the Lease (as amended by the Amendment), or a default by Lessee under this Lessee Work Letter, has occurred at any time on or before the substantial completion of the Suite 101 Premises, then (i) in addition to all other rights and remedies granted to Lessor pursuant to the Lease (as amended by the Amendment), Lessor shall have the right to cause Contractor to cease the construction of the Suite 101 Premises (in which case, Lessee shall be responsible for any delay in the substantial completion of the Suite 101 caused by such work stoppage as set forth in Section 5 of this Lessee Work Letter), (ii) all other obligations of Lessor under the terms of this Lessee Work Letter shall be forgiven until such time as such default is cured pursuant to the terms of this Lease and (iii) Lessee shall reimburse Lessor for all out-of-pocket costs associated with the construction of the Suite 101 Premises. The term “default” as used in this Section shall mean “default and the expiration of applicable cure periods.”

6.8                                       Suite 100 Premises Interruption. Lessee understands that in the course of creating a pass through between the Suite 100 Premises and the Suite 101 Premises, Lessee’s business operation in the Suite 100 Premises may temporarily be interrupted. While Lessor will instruct the contractor to perform the majority of work related to the Suite 100 Premises after normal business hours, in no event shall Lessor be responsible for any interruption to Lessee’s business.

Exhibit 10.5(a)

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

LICENSE AGREEMENT

ENTERED INTO
AS OF AUGUST 26, 2010

BETWEEN

BAYER CONSUMER CARE AG

AND

KYTHERA BIOPHARMACEUTICALS, INC.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

LICENSE AGREEMENT

This LICENSE AGREEMENT (the “License Agreement”) is entered into as of August 26, 2010 (the “Effective Date”) between BAYER CONSUMER CARE AG, a company organized under the laws of Switzerland (“BCC”), and KYTHERA BIOPHARMACEUTICALS, INC., a Delaware corporation (“Kythera”).  Kythera and BCC are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Kythera has developed certain intellectual property relating to the use of deoxycholic acid for treatment of localized fat deposits;

WHEREAS, BCC and its Affiliates have substantial expertise in the research, development, manufacture, distribution, sales and marketing of pharmaceutical products worldwide; and

WHEREAS, Kythera wishes to grant to BCC, and BCC wishes to obtain, the right to develop, manufacture and commercialize certain product(s) containing deoxycholic acid in the BCC Territory (as defined herein), for all human and animal applications, all on the terms and conditions set forth herein.

WHEREAS, Kythera and BCC have agreed to collaborate, through BCC Affiliate Intendis, in the Development of the Initial Product, on the terms and conditions set forth in a separate Services, Research, Development, and Collaboration Agreement entered into between Kythera and Intendis on even date herewith;

NOW THEREFORE, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this License Agreement, the Parties agree as follows:

ARTICLE 1
DEFINITIONS

As used in this License Agreement, the following initially capitalized terms, whether used in the singular or plural form, shall have the meanings set forth in this Article 1.

1.1                       “Actual Cost” means, with respect to the Compound or the Initial Product, Kythera’s [*] costs expended to produce, release and deliver Compound, Product, or drug kits (each drug kit defined as a unit containing [*] of Initial Product, which are sufficient for one treatment cycle of one patient), as the case may be ([*], unless specifically provided under this License Agreement or under the Project Plan), in accordance with the Project Plan.

1.2                       “Actual Knowledge” means, with respect to a Party, the actual knowledge of any officer of such Party or the knowledge that such officer should have had following due and reasonable inquiry.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

1

1.3                       “Adverse Event” has the meaning set forth in Section 4.2(b).

1.4                       “Affiliate” means, with respect to a particular Party, any corporation or other entity controlled by, controlling, or under common control with, such Party, and, solely for the purposes of this definition, “control” means direct or indirect ownership of more than fifty percent (50%) of the voting stock (or other comparable ownership interest) of a corporation or entity or the power to direct the management of a corporation or entity through ownership of stock, by contract or otherwise.  As of the Effective Date, Intendis GmbH, a company organized under the laws of the Federal Republic of Germany (“Intendis”), is an Affiliate of BCC.

1.5                       “Bankrupt Party” has the meaning set forth in Section 14.3.

1.6                       “BCC Indemnitees” has the meaning set forth in Section 10.1.

1.7                       “BCC Intellectual Property” means, with respect to a particular Product, all Patents, Information, Technology, and other intellectual property rights, in each case Controlled solely (as between the Parties) by BCC or its Affiliates (including Intendis Developed IP under the Collaboration Agreement), whether as of the Effective Date or during the Term, which relate to, or are necessary or useful to make, have made, use, sell, offer for sale, have sold, import, export or otherwise exploit, such Product (including submitting for Regulatory Approval).

1.8                       “BCC [*] Initial Product Diversion” has the meaning set forth in Section 2.5(b)(i).

1.9                       “BCC Product Marks” has the meaning set forth in Section 5.3.

1.10                “BCC Prosecuted Patents” has the meaning set forth in Section 8.4(b)(i).

1.11                “BCC Territory” means all countries and territories in the world outside the Retained Territory.

1.12                “Breaching Party” has the meaning set forth in Section 12.2.

1.13                “Bundled Product” means a Product packaged with one or more other products and sold as one pack.

1.14                “Business Day” means any weekday, and for financial obligations any weekday other than a weekday on which banks in Calabasas, California or Basel, Switzerland are authorized or required to be closed.

1.15                “Catastrophic Breach” has the meaning set forth in Section 12.7(d).

1.16                “Change in Control” means, with respect to a Party, and shall be deemed to have occurred upon:

(a)                                 any Third Party or group of related Third Parties, excluding employee benefit

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

2

plans of such Party or any of its Affiliates, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which Rules shall apply for purposes of this clause (a) whether or not such Party is subject to the Exchange Act), directly or indirectly, of such Party’s securities representing (i) fifty percent (50%) or more of the combined voting power of such Party’s then outstanding securities (“Voting Power”) or (ii) fifty percent (50%) or more of such Party’s then outstanding voting securities and non-voting securities taken together;

(b)                                 any consolidation or merger of such Party with or into any Third Party, or any other corporate reorganization, in which the stockholders of such Party (in the aggregate) immediately prior to such consolidation, merger or reorganization, own less than fifty percent (50%) of the Voting Power of the surviving entity immediately after such consolidation, merger or reorganization;

(c)                                  any transaction or series of related transactions in which in excess of (i) fifty percent (50%) of such Party’s then-outstanding Voting Power is transferred or (ii) fifty percent (50%) of such Party’s then-outstanding voting and non-voting securities, taken together, is transferred;

(d)                                 a sale, lease or other disposition of (i) all or substantially all of the assets of such Party or (ii) all or substantially all of the assets of such Party relating to the Compound or Products; or

(e)                                  any Third Party or group of related Third Parties becoming entitled to elect a majority of the board of directors (or any successor governing body) of such Party.

For the avoidance of doubt, with respect to Kythera, any public offering under the United States Securities Act of 1933 (as codified under 15 U.S.C. §77a et. seq.) or the Exchange Act or foreign equivalent of the foregoing is not a Change in Control, unless any Third Party acquires, in such transaction, in excess of (i) fifty percent (50%) of Kythera’s then-outstanding Voting Power is transferred or (ii) fifty percent (50%) of Kythera’s then-outstanding voting and non-voting securities, taken together, is transferred.

1.17                “Chief Executives” has the meaning set forth in Section 13.2.

1.18                “Collaboration Agreement” means that certain Services, Research, Development and Collaboration Agreement, dated as of the date of this License Agreement, by and between Intendis and Kythera, pursuant to which, among other things, Kythera and Intendis agree to collaborate on the conduct of specified Development activities relating to the Initial Product in the BCC Territory.

1.19                “Combination Product” means a Product suitable for human application that contains the Compound as an active ingredient together with one or more other active ingredients.

1.20                “Commercial Use Validation” has the meaning set forth in Section 6.1(c).

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

3

1.21                “Commercialize” or “Commercialization” means all activities undertaken before and after obtaining Regulatory Approvals relating specifically to the pre-launch, launch, promotion, detailing, medical education and medical liaison activities, marketing, pricing, reimbursement, sale, and distribution of a Product, including:  (a) strategic marketing, sales force detailing, advertising, medical education and liaison, and market and Product support; (b) any post-marketing clinical studies for use in generating Data (and all associated reporting requirements), and (c) all customer support, Product distribution, invoicing and sales activities.

1.22                “Commercially Reasonable Efforts” means (i) with respect to the efforts to be expended by any Party or any of its Affiliates with respect to any objective, such reasonable, diligent, and good faith efforts as such Party would normally use to accomplish a similar objective under similar circumstances, and (ii) with respect to any objective relating to Development or Commercialization of the Compound or a Product, those efforts, consistent with compliance with applicable Laws and the exercise of prudent scientific and business judgment, in an active and ongoing program as applied by a Party to the Development and Commercialization of, or the conduct of Regulatory Activities with respect to, its own pharmaceutical products at a similar stage of development and with similar market potential.  Commercially Reasonable Efforts requires that a Party, at a minimum, assign appropriate responsibility for such obligations to qualified employees, sets annual goals and objectives sufficient for carrying out such obligations, and allocates adequate resources designed to meet such goals and objectives.

1.23                “Competing Product” means any product for human use, not developed by BCC or its Affiliates, that is sold by a Third Party (i) that is [*] or [*]; (ii) that is not a [*]; (iii) that [*]; and (iv) for which Regulatory Approval has been received for [*].

1.24                “Competitor Entry” has the meaning set forth in Section 7.4(d).

1.25                “Compound” means deoxycholic acid, including any metabolites, salts, esters, free-acid forms, free-base forms, racemates or other active forms thereof, and any improvements that are derivatives made from any of the foregoing.

1.26                “Compound Manufacturer” has the meaning set forth in Section 6.1(g).

1.27                “Compound Specifications” means the specifications for the Compound in the BCC Territory set forth in Exhibit A which may be amended only pursuant to Section 6.1(e) of this License Agreement.  For clarity, the specifications set forth in Exhibit A as of the Effective Date relate only to the Compound as supplied for use in clinical trials.

1.28                “Confidential Information” means, with respect to a Party, (a) all Information and Technology of such Party or its Affiliates that is disclosed to the other Party under this License Agreement, whether in oral, written, graphic, tangible or electronic form; (b) all Information and Technology disclosed by Kythera or Intendis pursuant to the Collaboration Agreement, which shall be deemed to be Confidential Information disclosed hereunder; and (c) all Information and Technology disclosed by Kythera or Intendis pursuant to the Secrecy Agreements, which shall be deemed to be Confidential Information disclosed hereunder;

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

4

provided that in case of clauses (b) and (c) above, Information and Technology disclosed by Intendis shall be deemed to be the Confidential Information of BCC hereunder.

1.29                        “Control” means, with respect to any Information, Technology or intellectual property right, that a Party owns or has a license to such Information, Technology or intellectual property right and, in each case, has the ability to grant to the other Party access, a license, or a sublicense (as applicable) to the foregoing on the terms and conditions set forth in this License Agreement without violating the terms of any then-existing agreement or other arrangement with any Third Party.

1.30                “Court” has the meaning set forth in Section 13.3(b).

1.31                “CRO” means any Third Party independent contractor approved by BCC or designated Affiliate that conducts all or part of the Current Phase 3 Clinical Trials on behalf of the Parties, including without limitation protocol design, selection or monitoring of investigators, evaluation of reports, generation of tables and listings for statistical analysis, and preparation of materials to be submitted to a Regulatory Authority.  The Parties understand that as of the Effective Date, Parexel is the CRO responsible for the Current Phase 3 Clinical Trials.

1.32                “CTAs” has the meaning set forth in Section 4.1(a).

1.33                “Current Phase 3 Clinical Trials” means the two (2) Phase 3 Clinical Trials in the EU initiated for the Initial Product by Kythera and entitled “Phase 3, multicenter, randomized, double-blind, placebo-controlled study of ATX-101 (sodium deoxycholate injection) versus placebo for the reduction of localized subcutaneous fat in the submental area” and that have Protocol numbers ATX-101-10-16 and ATX-101-10-17.

1.34                “Data” means any and all, clinical, pharmaceutical and analytical data, research data, pharmacology data, preclinical data, clinical data and/or all other documents (including all electronic documents), with respect to the Compound and Products that have been submitted, or are required to be submitted, to the FDA, EMA or other Regulatory Authority in association with a Regulatory Approval, or any data generated pursuant to Phase 3 Clinical Trials, Phase 3b Clinical Trials or Phase 4 Clinical Trials.

1.35                “Database Lock” means BCC’s receipt of written notice from the CRO responsible for the Current Phase 3 Clinical Trials that all Data required by the Protocols has been entered into the database, reviewed, queries resolved, and issues addressed and that such Data is ready to undergo statistical analysis.

1.36                “DC” has the meaning set forth in Section 7.4(a).

1.37                “DC Product” has the meaning set forth in Section 7.4(a)(i).

1.38                “Develop” or “Development” means the conduct of all activities relating to preparing and conducting preclinical testing, toxicology testing and human clinical studies with respect to a Product, together with the manufacturing of such Product for the purpose of

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

5

conducting the foregoing activities.  For clarity, Development does not include Regulatory Activities.

1.39                “Development Account” has the meaning set forth in Section 4.1(a) of the Collaboration Agreement.

1.40                “Disputes” has the meaning set forth in Section 13.1.

1.41                “Distributor” has the meaning set forth in Section 2.2.

1.42                “Dollars” means the official currency of the United States and “$” shall be interpreted accordingly.

1.43                “Effective Date” has the meaning set forth in the preamble to this License Agreement.

1.44                “EMA” means the European Medicines Agency and any successors thereof.

1.45                “EU” means all of the countries and territories in the European Union.

1.46                “Euro” means the official currency of the European Union, and “€” shall be interpreted accordingly.

1.47                “Exclusivity Extension” means any applicable exclusivity extensions for a pharmaceutical product, including without limitation pediatric, biologic product, or data exclusivity, in a country with respect to a product (such as those periods listed in the FDA’s Orange Book or periods under national implementations of Article 10.1(a)(iii) of Directive 2001/EC/83, and equivalents in other countries in the BCC Territory).

1.48                “Facility Inspection” has the meaning set forth in Section 6.3.

1.49                “FDA” means the United States Food and Drug Administration and any successors thereof.

1.50                “Field” means all human and animal applications, including, without limitation, the Initial Indication.

1.51                “First Commercial Sale” means (a) with respect to all countries in the BCC Territory except [*], the first bona fide sale by BCC, its Affiliates or Sublicensees to a Third Party (including a Distributor) of a Product for use or consumption by an end-user of such Product in a given country after Regulatory Approval has been obtained in such country; and (b) with respect to [*] only, the first bona fide sale effected or authorized by BCC, its Affiliates or Sublicensees to a Third Party (including a Distributor) of a Product for use or consumption by an end-user of such Product in [*].

1.52                “FTE” means a full time employee or equivalent.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

6

1.53                “Generic Entry” has the meaning set forth in Section 7.4(e).

1.54                “Generic Version” means, with respect to a Product, a product (i) that contains the Compound as the active ingredient, and (ii) has been granted a marketing authorization pursuant to Articles 10(1), 10(2), 10(3), 10(4) or 10a of Directive 2001/83/EC of the European Parliament and of the Council of 6 November 2001 on the Community code relating to medicinal products for human use, each as amended, or any similar approval in any country in the BCC Territory that is based on a demonstration of bio-equivalence or similarity to such Product.

1.55                “GMP” means good manufacturing practices of the FDA and other appropriate Government Authority relating to manufacturing practices for products (including ingredients, testing, storage, packaging, handling, intermediates, bulk and finished products) promulgated by the FDA or any other appropriate Governmental Authority, in the form of Laws, guidelines, advisory opinions and compliance policy guides and current interpretations of the authority agency, as the same may be updated, supplemented or amended from time to time.

1.56                “Go Decision” has the meaning set forth in Section 4.1(c).

1.57                “Go-No-Go Information” has the meaning set forth in Section 4.1(c).

1.58                “Governmental Authority” means any tax authority, multi-national, federal, state, local, municipal, provincial or other government authority of any nature (including any governmental division, prefecture, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal).

1.59                “IAS/IFRS” means International Accounting Standards/International Financial Reporting Standards, as promulgated by the International Accounting Standards Board.

1.60                “ICC Rules” or “Rules” has the meaning set forth in Section 13.3(a).

1.61                “In-License Agreements” means any license agreement entered into after the Effective Date by Kythera in which Kythera acquires from a Third Party rights as a licensee under Patents included in the Kythera Licensed Intellectual Property.

1.62                “Indemnified Party” has the meaning set forth in Section 10.3.

1.63                “Indemnifying Party” has the meaning set forth in Section 10.3.

1.64                “Information” means any Data, non-regulatory data, results, records, reports, business and technical information and information of any type whatsoever, in any tangible or intangible form, including, without limitation, technical, marketing and financial reports, specifications, market data, financial data, test data (including pharmacological, biological, chemical, biochemical, toxicological, preclinical and clinical test data), analytical and quality control data, stability data, other study data and procedures.

1.65                “Initial Cure Period” has the meaning set forth in Section 2.5(b)(ii).

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

7

1.66                “Initial Indication” means the treatment of submental fat in humans.

1.67                “Initial Product” means the Product (including any Substitute Product) under Development or Developed pursuant to the Current Phase 3 Clinical Trials, or if such Development of such Product is terminated, the first Product Commercialized for the Initial Indication under this License Agreement.

1.68                “Initial Product Specifications” means the specifications for the Initial Product in the BCC Territory set forth in Exhibit B which may be amended only pursuant to Section 6.1(e) of this License Agreement.  For clarity, the specifications set forth in Exhibit B as of the Effective Date relate only to the Initial Product as supplied for use in clinical trials.

1.69                “[*] Alternative Strategy Milestone” has the meaning set forth in Section 7.2(a)(ii)(B).

1.70                “[*] Regulatory Recommendation Milestone” has the meaning set forth in Section 7.2(a)(ii)(A).

1.71                “Joint Intellectual Property” means all Patents, Information, Technology and other intellectual property rights that are not BCC Intellectual Property or Kythera Intellectual Property, but that are for Patents conceived or for other intellectual property rights developed jointly by BCC and Kythera under or in performance of this License Agreement or Joint Developed IP with Intendis under the Collaboration Agreement during the Term that is necessary or useful for Developing and Commercializing, and conducting Regulatory Activities with respect to, one or more Products.

1.72                “Joint Inventions” has the meaning set forth in Section 8.2.

1.73                “Joint Patents” means Patents included in the Joint Intellectual Property.

1.74                “Joint Product Marks” has the meaning set forth in Section 5.3.

1.75                “Joint Steering Committee” or “JSC” has the meaning set forth in Section 3.2(a).

1.76                “Kythera Indemnitees” has the meaning set forth in Section 10.2.

1.77                “Kythera Intellectual Property” means all (a) Kythera Owned Intellectual Property, (b) Kythera Licensed Intellectual Property, and (c) Kythera Developed IP as such term is defined under the Collaboration Agreement.

1.78                “Kythera Licensed Intellectual Property” means (a) the Patents listed on Schedule 1.78 and (b) all Patents, Information, Technology, and other intellectual property rights, in each case in (b) licensed by one or more Third Parties to Kythera or any of its Affiliates or otherwise Controlled (other than by assignment of ownership) by Kythera or any of its Affiliates, whether now or during the term of this License Agreement which are necessary or used by Kythera or any of its Affiliates to make, have made, use, sell, offer for sale, have sold,

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

8

import, export or otherwise exploit, one or more Products (including submitting for Regulatory Approval).

1.79                “Kythera Manufacturing Know-How” has the meaning set forth in Section 6.2(c).

1.80                “Kythera Owned Intellectual Property” means (a) the Patents listed on Schedule 1.80, and (b) all other Patents, Information, Technology and other intellectual property rights, including any rights in the Technology, in each case in (b) owned solely by Kythera or any of its Affiliates, whether now or during the term of this License Agreement which are necessary or used by Kythera or any of its Affiliates to make, have made, use, sell, offer for sale, have sold, import, export or otherwise exploit, one or more Products (including submitting for Regulatory Approval).

1.81                “Kythera Patents” means Patents included in the Kythera Intellectual Property.

1.82                “Kythera Product Marks” has the meaning set forth in Section 5.3.

1.83                “Kythera Prosecuted Patents” has the meaning set forth in Section 8.4(a)(i).

1.84                “LA BioMed” means the Los Angeles Biomedical Research Institute at Harbor/UCLA Medical Center.

1.85                “LA BioMed License Agreement” has the meaning set forth in Section 9.2(f).

1.86                “Law” or “Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of any Governmental Authority.

1.87                “Licensed Intellectual Property” means the Kythera Intellectual Property and all of Kythera’s and its Affiliates’ rights in Joint Intellectual Property.

1.88                “Losses” has the meaning set forth in Section 10.1.

1.89                “Major EU Country” means [*].

1.90                “Major Markets” means each of the following markets:  each [*].

1.91                “Manufacturer” has the meaning set forth in Section 6.1.

1.92                “[*] Initial Product Diversion Threshold” has the meaning set forth in Section 2.5(b)(ii).

1.93                “Net Sales” means the total amounts invoiced by BCC, its Affiliates and their respective Sublicensees for sales of all Products (combined as if they were one Product for this purpose) to Third Parties (including Distributors), less the following deductions to the extent estimated as percentages below or included and itemized in the applicable invoice:

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

9

(a)                                 normal and customary trade, cash and quantity allowances or discounts granted and taken directly with respect to sales of such Products;

(b)                                 amounts actually repaid or credited by reason of defects, rejections, recalls, returns, rebates and allowances;

(c)                                  charge-backs and other amounts paid on sale or dispensing of Products;

(d)                                 Third Party cash rebates related to sales of Products, to the extent allowed;

(e)                                  retroactive price reductions that are actually allowed or granted;

(f)                                   [*] of the total gross invoice amount for any amounts which are not collected by BCC or its Affiliates or their respective Sublicensees, including bad debts;

(g)                                 compulsory refunds, credits and rebates related to the sale of Products, accrued, paid or deducted pursuant to agreements (including, but not limited to, managed care agreements) or applicable Law;

(h)                                 [*] of the total gross invoice amount for transportation, freight insurance, distribution, packaging and handling costs;

(i)                                    sales taxes, value added taxes, excise taxes and customs duties, or other consumption taxes and compulsory payments to Governmental Authorities or other governmental charges imposed on the sale of Products; and

(j)                                    as agreed by the Parties, any other specifically identifiable costs or charges included in the gross invoiced sales price of such Products falling within categories substantially equivalent to those listed above, and ultimately credited to customers or a Governmental Authority or agency thereof.

Notwithstanding the foregoing, amounts billed by BCC, its Affiliates, or their respective Sublicensees for the sale of Products among BCC, its Affiliates or their respective Sublicensees for resale shall not be included in the computation of Net Sales hereunder.  For purposes of determining Net Sales, the Products shall be deemed to be sold when invoiced and a “sale” shall not include reasonable transfers or dispositions, at no cost, as samples or for charitable purposes, or transfers or dispositions at no cost for preclinical, clinical or regulatory purposes.  Each of the deductions set forth above shall be reasonable and customary, and in accordance with BCC’s financial systems and with IAS/IFRS, consistently applied.

For Combination Products, the Net Sales used for the calculation of royalties under Section 7.3 shall be determined by multiplying the Net Sales of such Combination Product by the fraction A/(A+B), where A equals the standard sales price of the Product containing the same amount of the Compound as the sole active ingredient contained in such Combination Product, and B equals the standard sales price of the ready-for-sale form of a product containing the same amount of the other therapeutically active ingredient(s) contained in the Combination Product.  In the event that no separate sales are made of either the Product or the other product(s)

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

10

contained in such Combination Product, the reasonably estimated commercial value thereof, as determined by mutual agreement of the Parties, will be used instead of the standard sales price.

For Bundled Products, the Net Sales used for the calculation of royalties under Section 7.3 shall be determined by multiplying the Net Sales of such Bundled Product by the fraction X/(X+Y), where X equals the standard sales price of the Product included in the Bundled Product, and Y equals the standard sales price of the other product(s) included in such Bundled Product.  In the event that no separate sales are made of either the Product or the other product(s) contained in such Bundled Product, then the standard sales price of such Product or other product(s) when last on the market in such country shall be used.  In the event that such Product or other product(s) have never been on the market, the reasonably estimated commercial value thereof, as determined by mutual agreement of the Parties, will be used instead of the standard sales price.

All payments made under this License Agreement will be payable in Euros regardless of the countries in which Net Sales are made.  Net Sales made in currencies other than Euros will be converted into Euros in accordance with Section 7.5.

1.94                “No-Go Decision” has the meaning set forth in Section 4.1(c).

1.95                “Non-Breaching Party” has the meaning set forth in Section 12.2.

1.96                “Non-Commercial Research Purposes” means use of the rights under Patents licensed under the LA BioMed License Agreement for academic research or other not-for-profit scholarly purposes which are undertaken at a non-profit or governmental institution and which are not undertaken on behalf of, or for the benefit of, a for-profit entity, as permitted under the LA BioMed License.

1.97                “Patents” means (a) pending patent applications, issued patents, utility models and designs; (b) reissues, substitutions, confirmations, registrations, validations, re-examinations, additions, continuations, continued prosecution applications, continuations-in-part, supplementary protection certificates, extensions or divisions of or to any patents, patent applications, utility models or designs; and (c) the equivalent or counterpart of the foregoing in any country.

1.98                “Pharmacovigilance Agreement” has the meaning set forth in Section 4.2(a).

1.99                “Phase 3 Clinical Trial” means a human clinical trial of a product on a sufficient number of subjects that is designed to:  (a) establish that such product is safe and efficacious for its intended use; (b) define warnings, precautions and adverse reactions that are associated with such product in the dosage range to be prescribed; and (c) support Regulatory Approval of such product, or a similar clinical study prescribed by the Regulatory Authorities in a given country. Phase 3 Clinical Trial includes, without limitation, the Current Phase 3 Clinical Trials.

1.100         “Phase 3b Clinical Trial” means a Phase 3 Clinical Trial commenced before receipt of Regulatory Approval in the jurisdiction where such trials are being conducted, but

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

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which is not required for receipt of Regulatory Approval and are conducted primarily for the purpose of Product support (i.e., providing additional drug profile data).

1.101         “Phase 4 Clinical Trial” means a human clinical trial conducted after Regulatory Approval of such product has been obtained from an appropriate Regulatory Authority, which trial is (a) conducted voluntarily to enhance marketing or scientific knowledge of such product, or (b) conducted due to a request or requirement of a Regulatory Authority.

1.102         “Potential Manufacturers” has the meaning set forth in Section 6.1(j)(ii).

1.103         “Product” means any product suitable for human or animal applications that includes the Compound as an active ingredient, including, without limitation, the Initial Product, Substitute Products, Combination Products, and Subsequent Products.

1.104         “Product Infringement” has the meaning set forth in Section 8.5(a).

1.105         “Project Plan” means the plan for implementation of the Development of the Initial Product in the BCC Territory, the initial version of which is attached hereto as Exhibit C, and is deemed to be approved by the Parties as of the Effective Date.

1.106         “Protocols” means the clinical protocols for the Current Phase 3 Clinical Trials, which protocols are hereby approved by BCC and its Affiliates as of the Effective Date and subject to amendment by the JSC.

1.107         “Quality Agreement” has the meaning set forth in Section 6.1(f).

1.108         “Regents” means the Regents of the University of California.

1.109         “Registration Run” has the meaning set forth in Section 6.1(c).

1.110         “Regulatory Activities” means all activities reasonably required to obtain and maintain Regulatory Approval for a Product, including without limitation preparation and filing of Regulatory Filings and interaction with Regulatory Authorities.

1.111         “Regulatory Approval” means, with respect to a Product in any country or jurisdiction, all approvals (including pricing and reimbursement approvals where required), registrations, licenses or authorizations from the relevant Regulatory Authority in a country or jurisdiction that is specific to such Product and necessary to market and sell such Product in such country or jurisdiction.

1.112         “Regulatory Authority” means, in a particular country or regulatory jurisdiction, any applicable Governmental Authority involved in granting Regulatory Approval and/or, to the extent required in such country or regulatory jurisdiction, pricing or reimbursement approval of a Product in such country or regulatory jurisdiction.

1.113         “Regulatory Filings” means, with respect to any Product, any submission to a Regulatory Authority of any appropriate regulatory application specific to such Product, and

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

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shall include, without limitation, any submission to a regulatory advisory board and any supplement or amendment thereto.

1.114         “Remedial Action” has the meaning set forth in Section 4.6(a)(i).

1.115         “Retained Territory” means the United States and Canada and their respective territories and possessions, and any countries added pursuant to Section 12.7(c).

1.116         “Review Period” has the meaning set forth in Section 4.1(c).

1.117         “RFP ” has the meaning set forth in Section 6.1(j)(ii).

1.118         “Royalty Term” has the meaning set forth in Section 7.3(b).

1.119         “Second Cure Period” has the meaning set forth in Section 2.5(b)(iii).

1.120         “Secrecy Agreements” means (a) that certain agreement titled “Secrecy Agreement,” effective as March 2, 2009, between Kythera and Intendis, as amended September 24, 2009, and (b) that certain agreement titled “Secrecy Agreement,” effective as May 18, 2010, between Kythera and Intendis.

1.121         “Senior Executive” has the meaning set forth in Section 3.2(g).

1.122         “Serious Adverse Event” has the meaning set forth in Section 4.2(b).

1.123         “Sole Inventions” has the meaning set forth in Section 8.2.

1.124         “Sublicense” has the meaning set forth in Section 2.1(e)(i).

1.125         “Sublicense Income” has the meaning set forth in Section 2.1(e)(ii).

1.126         “Sublicensee” has the meaning set forth in Section 2.1(e)(i).

1.127         “Subsequent Product” means any Product other than the Initial Product or Substitute Product.

1.128         “Substitute Product” means a Product designated by the JSC for Development, Regulatory Activities and Commercialization to replace the Initial Product if and when Development and Regulatory Activities of the Initial Product have been terminated. Upon such designation pursuant to Section 3.3(e), such Product shall be considered for the purposes of this License Agreement as the Initial Product.

1.129         “Supply Agreement” has the meaning set forth in Section 6.1(h)(i).

1.130         “Technical Agreement” has the meaning set forth in Section 6.1(f).

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

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1.131         “Technology” means any know-how, trade secrets, practices, expertise, techniques, methods, processes, inventions, developments, formulations, formulae, materials or compositions of matter of any type or kind (patentable or otherwise), software, and algorithms.

1.132         “Term” has the meaning set forth in Section 12.1.

1.133         “Third Party” means any person or entity other than Kythera or BCC or their Affiliates.

1.134         “Third Party Claim” has the meaning set forth in Section 10.1.

1.135         “Transfer Period” has the meaning set forth in Section 7.6(a).

1.136         “Transfer Price” has the meaning set forth in Section 6.1(h)(ii).

1.137         “Valid Claim” means, with respect to a given country in the BCC Territory, a claim of any (a) issued, unexpired Patent included in the Licensed Intellectual Property in such jurisdiction, which has not been revoked or held unenforceable or invalid by a decision of a court or Governmental Authority of competent jurisdiction from which no appeal can be taken, or with respect to which an appeal is not taken within the time allowed for appeal, and which has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise; or (b) pending patent application (provided that such patent application has not been pending longer than [*]) that is being prosecuted in good faith and that has not been (i) canceled, (ii) withdrawn from consideration, (iii) finally determined to be unallowable by the applicable Governmental Authority (from which no appeal is or can be taken), or (iv) abandoned or disclaimed and not revived.  If a claim that has been pending for more than [*] years later issues in the relevant jurisdiction, it shall be considered a Valid Claim upon issuance.

1.138         “Validation” means the act of demonstrating and documenting that a manufacturing procedure operates effectively in accordance with specifications and in the manner required by the applicable Regulatory Authority.  In particular, Validation of a manufacturing process means the act of ensuring and providing documentary evidence that the manufacturing process within its predefined specific design parameters is capable of consistently producing a finished product of the required quality in a manner required by the applicable Regulatory Authority.

ARTICLE 2
LICENSES AND COVENANTS

2.1                       License to BCC under Licensed Intellectual Property.

(a)                                 Kythera Grants.  Subject to the terms of this License Agreement, Kythera hereby grants BCC:

(i)                                    an exclusive (even as to Kythera, except as otherwise provided herein), royalty-bearing right and license, with the limited right to grant Sublicenses at one or more tier(s) subject to Section 2.1(e), under the Licensed Intellectual Property, to Develop, use,

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

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and import (but not the right to make or have made unless and until the occurrence of a transfer of manufacturing pursuant to Section 6.1(j)) the Compound in the Field in the BCC Territory, except that no license shall be granted to BCC for any rights to Information to the extent that Kythera exclusively retains any such Information rights pursuant to Section 2.1(b)(iv); and

(ii)                                an exclusive (even as to Kythera, except as otherwise provided herein), royalty-bearing right and license, with the limited right to grant Sublicenses at one or more tier(s) subject to Section 2.1(e), under the Licensed Intellectual Property, to Develop, conduct Regulatory Activities with respect to, make or have made, Commercialize, use, sell, offer for sale, have sold, import, export and otherwise exploit the Products in the Field in the BCC Territory, except that no license shall be granted to BCC for any rights to Information to the extent that Kythera exclusively retains any such Information rights pursuant to Section 2.1(b)(iv); and

(iii)                            an exclusive license and right of reference under Regulatory Filings Controlled by Kythera or its Affiliates, with the right to grant Sublicenses and further rights of reference at one or more tier(s) subject to Section 2.1(e), to use any Data Controlled by Kythera or its Affiliates regarding the Compound or Initial Products generated at any time inside or outside the BCC Territory, including but not limited to all Data Controlled by Kythera, in the Development and Commercialization of, and the conduct of Regulatory Activities with respect to, Products in the Field in the BCC Territory (including the right to reference or use such Data in Regulatory Filings for Products in the Field in the BCC Territory), without any additional compensation from BCC to Kythera, subject to Section 4.2 and Section 4.5(f); except that no license shall be granted to BCC for any rights to Information to the extent that Kythera exclusively retains any such Information rights pursuant to Section 2.1(b)(iv).

(b)                                 No Other Rights and Retained Rights.  This License Agreement confers no right, license or interest by implication, estoppel, or otherwise under any Patents, Information, Technology or other intellectual property rights of either Party except as expressly set forth in this Article 2 or elsewhere in this License Agreement.  Each Party hereby expressly retains and reserves all rights and interests with respect to Patents, Information, Technology or other intellectual property rights not expressly granted to the other Party hereunder.  Further, Kythera specifically retains all rights not granted to BCC under Section 2.1(a) or elsewhere in this License Agreement.  Without limiting the generality of the foregoing, BCC agrees that Kythera retains:

(i)                                    the right to practice and license the Licensed Intellectual Property for the Compound or Products in the Field in the BCC Territory solely to the extent necessary to exercise its rights and fulfill its obligations under this License Agreement and the Collaboration Agreement;

(ii)                                the exclusive right to practice and license the Licensed Intellectual Property outside the scope of the license granted to BCC in Section 2.1(a);

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

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(iii)                            a co-exclusive right to practice and license the Licensed Intellectual Property in the BCC Territory for the Development of the Initial Product, subject to this License Agreement and the Collaboration Agreement;

(iv)                             subject to Section 4.2 and Section 4.5(f), the exclusive right to Information developed or identified by Kythera in its Development of Subsequent Products independent of BCC or its Affiliates for the Retained Territory or outside the Field in the BCC Territory;

(v)                                 the exclusive right to make and have made the Compound, including process development, except to the extent BCC is granted such right with respect to the BCC Territory pursuant to Section 6.1(j) of this License Agreement; and

(vi)                             the co-exclusive right to make and have made the Products, including process development, anywhere in the world.

(c)                                  In-License Agreements.

(i)                                    With respect to any Kythera Patents that are the subject of any In-License Agreement, the licenses in Section 2.1(a) will, to the extent provided in this Section 2.1(c), be subject to the terms and conditions of such In-License Agreements, to the extent such terms and conditions are applicable.

(ii)                                Kythera shall negotiate terms and conditions of any In-License Agreement entered into after the Effective Date so as to allow the licenses granted in Section 2.1(a) to be subject to no restrictions, conditions and limitations that would prevent BCC from Developing, conducting Regulatory Activities and Commercializing a Product in the BCC Territory under any license granted to BCC in Section 2.1(a).  To the extent practicable, Kythera shall provide BCC, in advance of its execution, a copy of any draft In-License Agreement for BCC’s review and comment.  Kythera shall consider BCC’s comments in good faith.

(iii)                            Kythera shall, promptly following the execution of any In-License Agreement, so notify BCC in writing and provide a copy of any such agreement to BCC.

(d)                                 LA BioMed License Agreement.  With respect to any Kythera Patents that are the subject of the LA BioMed License Agreement, the licenses in Section 2.1(a) are subject to the following conditions:

(i)                                    Compliance with 35 USC §§200-212, 37 CFR §401 et seq., applicable governmental implementing regulations and the obligations of LA BioMed with respect to such in-licensed Kythera Patents pursuant to such statutes and regulations under agreements with its sources of federal grant funding.  Any right granted in this License Agreement greater than that permitted under 35 USC §§200-212, 37 CFR §401 et seq., shall be subject to modification as may be required to conform to the provisions of those statutes.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

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(ii)                                LA BioMed reserves the right to make and use, and grant to other non-profit or governmental entities non-exclusive licenses to make and use for Non-Commercial Research Purposes for any and all uses and applications, the subject matter described and claimed in such in-licensed Kythera Patents.

(iii)                            LA BioMed expressly reserves on its behalf and on behalf of the Regents, the right to use, under all agreements among LA BioMed and its affiliate institutions, the rights and associated technology covered by such in-licensed Kythera Patents for educational, research and non-commercial clinical purposes, including sharing tangible research results with other non-profit institutions for their use of similar scope.

(iv)                             All rights reserved to the United States Government and others under 35 USC §§200-212, 37 CFR §401 et seq., shall remain and shall in no way be affected by this License Agreement.

(e)                                  Sublicensing; Sublicensing Income.

(i)                                    Sublicensing.  Except as noted below, BCC shall have the right to grant sublicenses in one or more tiers under the licenses in Section 2.1(a) to its Affiliates and Third Parties without the consent of Kythera (each such sublicense, a “Sublicense,” and each such sublicensee, a “Sublicensee”) solely as provided in this Section 2.1(e).  Any Sublicense granted under this Section 2.1(e) is subject to the following:

(A)                               BCC may not grant Sublicenses to Third Parties to Commercialize a Product unless there is a commercial need to do so, as reasonably determined by BCC;

(B)                               Promptly after execution of the Sublicense, BCC shall provide a copy of such Sublicense to Kythera, redacted only as to those portions that concern products other than Products and that do not relate to the subject matter of this License Agreement;

(C)                               In such Sublicense, the Sublicensee shall agree in writing to be bound to BCC by terms and conditions substantially similar to, or less favorable to the Sublicensee than, the corresponding terms and conditions of this License Agreement;

(D)                               Such Sublicenses shall refer to this License Agreement and shall be subordinate to and consistent with the terms and conditions of this License Agreement, and shall not limit (a) the ability of BCC (individually or through the activities of its Sublicensee) to fully perform all of its obligations under this License Agreement or (b) Kythera’s rights under this License Agreement;

(E)                               BCC shall remain responsible for the performance of this License Agreement and for the performance of its Sublicensees hereunder, and shall cause each such Sublicensee to enable BCC to comply with all applicable terms and conditions of this License Agreement;

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

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(F)                                Such Sublicensees shall have the right to grant of further Sublicenses of the same or lesser scope as its Sublicense from BCC under the grants contained in this Section 2.1(e) (the other party to such further Sublicense also being a Sublicensee), provided that such further Sublicenses shall be in accordance with and subject to all of the terms and conditions of Section 2.1(b), Section 2.1(d) and this Section 2.1(e) (i.e., such Sublicensee shall be subject to Section 2.1(b) and this Section 2.1(e) in the same manner and to the same extent as BCC).

(G)                              Each Sublicense (including each further Sublicense) shall survive the early termination of this License Agreement only with respect to the rights that are subject to this License Agreement, provided that each Sublicensee agrees in writing to be bound by the applicable terms of this License Agreement.  In the event of such early termination of this License Agreement, BCC will assign to Kythera such Sublicenses.

(ii)                                Sublicense Income.  BCC shall pay to Kythera a percentage of all Sublicense Income received by BCC or its Affiliates from a Third Party Sublicensee pursuant to a Sublicense of the rights granted pursuant to this License Agreement at the following rates: [*] of Sublicense Income paid, earned, or accrued to BCC or any Affiliate by a Third Party Sublicensee prior to the [*] anniversary of the Effective Date; and [*] of Sublicense Income paid to, or earned or accrued by, BCC or any Affiliate by or from, as the case may be, a Third Party Sublicensee on or after the [*] anniversary and on or before the [*] anniversary of the Effective Date.  No payments shall be due to Kythera in respect of any Sublicense Income first payable to BCC or its Affiliates by a Third Party Sublicensee after the [*] anniversary of the Effective Date.  For payments for Sublicense Income that is earned or accrued in the relevant time period under this Section 2.1, such payments shall be due Kythera on BCC’s or its Affiliates’ actual receipt of such Sublicense Income even if such receipt occurs after such time period.  “Sublicense Income” means up-front fees, license signing fees, milestone payments and success fees received by BCC or its Affiliates from a Third Party Sublicensee pursuant to a Sublicense of the rights granted pursuant to this License Agreement, but shall not include any other consideration received by BCC or its Affiliates from a Third Party Sublicensee, including without limitation royalties or payments for equity or research and development or other services.

(f)                                   The make and have made rights granted under Section 2.1(a)(i) and (ii) include the right to make or have made anywhere in the world, but solely to practice the other licenses granted in Section 2.1(a) in the BCC Territory.

2.2                       Distributors.  BCC, its Affiliates and its Sublicensees shall have the right, in their sole discretion, to appoint any Third Party to distribute, market (solely at the direction and on behalf of BCC) and sell Products in the BCC Territory in circumstances where such Third Party purchases its requirements of Product from BCC, its Affiliates or Sublicensees, but does not otherwise make any royalty or other payment to BCC with respect to intellectual property rights, and BCC or any BCC Affiliate or Sublicensee has no control over the final pricing of Products sold to an end-user (such Third Party, a “Distributor”).  Any revenue invoiced to (or received from, if not invoiced) Distributors shall be considered Net Sales under this License Agreement.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

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2.3                       License to Kythera.

(a)                                 License for Kythera Obligations.  BCC, on behalf of itself and Intendis, hereby grants Kythera a non-exclusive, royalty-free license, with the right to grant sublicenses, under the BCC Intellectual Property solely to the extent necessary to perform Kythera’s obligations under this License Agreement during the Term.

(b)                                 BCC Retained Rights.  Without limiting the generality of the foregoing, and notwithstanding anything in this Agreement to the contrary, Kythera agrees that BCC retains the exclusive right to Information developed or identified by BCC in its independent Development of Subsequent Products for the Field in the BCC Territory.

2.4                       Negative Covenant; No Implied License.  BCC covenants that it will not, and it will not permit any of its Affiliates to, use or practice any Kythera Intellectual Property outside the scope of the licenses granted to it under Section 2.1(a).  Kythera covenants that it will not, and it will not permit any of its Affiliates to, use or practice any BCC Intellectual Property outside the scope of the license granted to it under Section 2.3.  Except as set forth herein, neither Party shall acquire any license or other intellectual property interest, by implication or otherwise, under any trademarks, patents or patent applications owned or Controlled by the other Party.

2.5                       Product Diversion.

(a)                                 Sales into the Retained Territory.  Except as provided in Section 2.5(b), to the extent permitted by applicable Law, BCC shall not, and shall cause its Affiliates, Sublicensees and Distributors not to, knowingly or intentionally sell Products into the Retained Territory, and should BCC become aware of any such Product diversion, it shall, and shall cause its Affiliates, Sublicensees or Distributors to, use Commercially Reasonable Efforts to stop the diversion.  To the extent permitted by applicable Law, BCC and/or its Affiliates shall include in agreements with Sublicensees and Distributors that sell Products in the Field covenants from such Sublicensees and Distributors to not knowingly or intentionally sell Products outside of the BCC Territory or outside the Field.  Should BCC become aware of any such Product diversion, it shall, and shall cause its Affiliates, Sublicensees and Distributors to, use Commercially Reasonable Efforts to stop the diversion.

(b)                                 Sales into the Retained Territory From [*].

(i)                                    To the extent permitted by applicable Law, BCC shall not, and shall cause its Affiliates, Sublicensees and Distributors not to, knowingly or intentionally sell the Initial Product from [*] into the Retained Territory (together “BCC [*] Initial Product Diversion”).  To the extent permitted by applicable Law, BCC and/or its Affiliates shall include in agreements with Sublicensees and Distributors that sell the Initial Product in [*], covenants from such Sublicensees and Distributors to not knowingly or intentionally sell the Initial Product outside of the BCC Territory, and such agreements shall include provisions allowing for termination for breach of such covenants.  Should either Party become aware of any such BCC [*] Initial Product Diversion, such Party shall notify the other Party promptly of such BCC [*]

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

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Initial Product Diversion. BCC shall, and shall cause its Affiliates, Sublicensees or Distributors to promptly stop the diversion.

(ii)                                If BCC becomes aware of, or has received notice of, sales of the Initial Product from [*] in the Retained Territory in excess of [*] of total Net Sales of the Initial Product in [*] in any calendar quarter (the “[*] Initial Product Diversion Threshold”), then BCC shall have [*] to (A) promptly seek to identify the cause and determine a plan to use Commercially Reasonable Efforts to stop the BCC [*] Initial Product Diversion and (B) inform Kythera in writing of such cause and plan, including an identification of the party or parties alleged to have sold the Product resulting in the BCC [*] Initial Product Diversion.  Within [*] after notifying Kythera of such cause and plan, BCC shall implement the plan and use Commercially Reasonable Efforts to stop the BCC [*] Initial Product Diversion (the “Initial Cure Period”).

(iii)                            If the BCC [*] Initial Product Diversion is caused by an Affiliate, Sublicensee or Distributor or other party in contractual privity with BCC or its Affiliates and BCC has not resolved the BCC [*] Initial Product Diversion by the end of the Initial Cure Period, then the royalties payable by BCC arising from Net Sales of the Initial Product in [*] shall be increased by [*] percentage points from the then applicable rate under Section 7.3 during the period beginning after the Initial Cure Period and continuing for [*], whichever is longer (the “Second Cure Period”), provided that at any time when for a period of [*] such BCC [*] Initial Product Diversion has been reduced to a level below the [*] Initial Product Diversion Threshold, the royalty rate will revert to its original rate as provided under this License Agreement.

(iv)                             If the BCC [*] Initial Product Diversion has not been reduced to a level below the [*] Initial Product Diversion Threshold by the end of the Second Cure Period after the end of the Initial Cure Period, then BCC shall pay to Kythera, within [*] following each calendar quarter after the end of the Second Cure Period that the BCC [*] Initial Product Diversion continues at a level above the [*] Initial Product Diversion Threshold, an amount equal to (A) the total sales represented by such BCC [*] Initial Product Diversion, measured in units, multiplied by (B) the lowest wholesale price charged by Kythera for the applicable Product(s) in the Retained Territory for such calendar quarter, provided that at any time when for a period of [*] such BCC [*] Initial Product Diversion has been reduced to a level below the [*] Initial Product Diversion Threshold, the royalty rate will revert to its original rate as provided under this License Agreement.  Any amounts paid by BCC to Kythera pursuant to this Section 2.5(b)(iv) shall be deducted from Net Sales.

(v)                                 For any diversion of any Subsequent Product from [*] to the Retained Territory, the Parties shall negotiate in good faith appropriate remedies comparable in scope and purpose to those set forth in Section 2.5(b)(i)-(iv).

(c)                                  Sales into the [*].  To the extent permitted by applicable Law, Kythera shall [*].  To the extent permitted by applicable Law, Kythera or its Affiliates shall [*].  Should Kythera [*].

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

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ARTICLE 3
PRODUCT DEVELOPMENT

3.1                       Overview of Product Development.

(a)                                 Initial Product.  As between the Parties, Kythera shall have the responsibility for the Development of the Initial Product in the BCC Territory, including with respect to the Current Phase 3 Clinical Trials, subject to the terms of this License Agreement and the Project Plan.  The Parties agree that Kythera may engage subcontractors to implement the Project Plan (including the engagement of Intendis pursuant to the Collaboration Agreement).  Kythera shall have no diligence obligation for Development of the Initial Product in the BCC Territory except as specifically identified in the Project Plan.

(b)                                 Subsequent Products.  BCC shall have the exclusive right to Develop Subsequent Products in the Field in the BCC Territory.  Kythera shall have the exclusive right to Develop Subsequent Products (i) outside the Field in the BCC Territory and (ii) in the Field or outside the Field in the Retained Territory.  [*].

3.2                       Joint Steering Committee.

(a)                                 Formation and Purpose.  Within thirty (30) days after the Effective Date, the Parties will establish a joint steering committee (the “Joint Steering Committee” or “JSC”) for the purpose of sharing information concerning, and reviewing, discussing and coordinating activities, and with respect to the issues specified below relating to the Development of, and the conduct of Regulatory Activities with respect to, the Products, and such other Development activities and Regulatory Activities as the Parties may agree to from time to time.

(b)                                 Responsibilities. Responsibilities of the JSC shall include:

(i)                                    Facilitate the flow of, and review and discuss, Technology, Information and other documentation submitted by the Parties with respect to Development activities, Regulatory Activities and Commercialization activities being conducted for Products worldwide consistent with this License Agreement and the Collaboration Agreement;

(ii)                                Approve amendments to the Project Plan;

(iii)                            Review and discuss the Parties’ activities and progress under, and compliance with, the Project Plan;

(iv)                             Review and approve any amendments to the Compound Specifications or Initial Product Specifications pursuant to Section 6.1(e);

(v)                                 Discuss the strategy for communications with Regulatory Authorities in connection with Regulatory Filings and Regulatory Approvals as provided under this License Agreement;

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

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(vi)                             Hear and settle any issues raised by either Party related to funding of Development activities under this License Agreement or the Collaboration Agreement;

(vii)                         Designate Substitute Products pursuant to Section 3.3(e); and

(viii)                     Such additional responsibilities as set forth elsewhere in this Agreement, the Collaboration Agreement, or otherwise agreed to by the Parties.

(c)                                  Members.  The JSC shall consist of at least two members, with an equal number of members appointed by each Party.  The JSC may change its size from time to time by mutual consent of its members, provided that the JSC shall at all times consist of an equal number of representatives of each of Kythera and BCC.  BCC may appoint as its representatives employees or agents of Intendis.  Each Party may replace its JSC members at any time upon written notice to the other Party.  The JSC may invite non-members to participate in the discussions and meetings of the JSC, provided that such participants shall have no voting authority at the JSC.

(d)                                 Role of Chair.  The JSC will be chaired by a representative selected by BCC for the first twelve (12) months following the Effective Date, and the chairing of the JSC shall alternate thereafter between the Parties on an annual basis.  The role of the chairperson shall be to convene and preside at meetings of the JSC, but the chairperson shall have no additional powers or rights beyond those held by the other JSC representatives.

(e)                                  Meetings.

(i)                                    The JSC shall meet on a quarterly basis during the Term unless the Parties mutually agree in writing to a different frequency for such meetings.  These meetings may be held by videoconference or teleconference as mutually agreed by the Parties.  Either Party may also call a special meeting of the JSC (by videoconference or teleconference) by at least seven (7) days’ prior written notice to the other Party, unless the other Party otherwise agrees to shorter notice, in the event such Party reasonably believes that a significant matter must be addressed prior to the next scheduled meeting.  Notwithstanding the foregoing, at least two (2) meetings per calendar year shall be in person unless the Parties mutually agree instead to a videoconference or teleconference.  In-person JSC meetings will be held at locations alternately selected by Kythera and by BCC.

(ii)                                Each Party will bear the expense of its respective JSC members’ participation in JSC meetings.

(iii)                            Meetings of the JSC shall be effective only if at least one (1) representative of each Party is present or participating in such meeting.

(iv)                             The chairperson of the JSC will be responsible for preparing reasonably detailed written minutes of all JSC meetings that reflect, without limitation, material decisions made at such meetings.  The JSC chairperson shall send draft meeting minutes to each member of the JSC for review and approval within ten (10) Business Days after each JSC

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

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meeting.  Such minutes will be deemed approved unless one or more members of the JSC objects to the accuracy of such minutes within ten (10) Business Days of receipt.

(f)                                   JSC Actions.  The JSC shall strive to seek consensus in its actions and decision making process.  The representatives from each Party will have, collectively, one (1) vote on behalf of that Party.

(g)                                 Dispute Resolution.  In the event of a disagreement between the Kythera members and BCC or its Affiliate members of the JSC relating to a matter within the jurisdiction of the JSC, either Party may refer the matter to one designated executive of each Party, other than a Chief Executive as defined in Section 13.2, for resolution (a “Senior Executive”).  If such Senior Executives cannot resolve the matter within ten (10) Business Days, then BCC shall have final decision making authority for all JSC matters other than disputes relating to:  [*]  Any dispute described in clauses (i) through (v) above that is not resolved by Senior Executives under this Section 3.2(g) shall be submitted for resolution by Chief Executives pursuant to Section 13.2 and, if necessary, to binding arbitration pursuant to Section 13.3.  This Section 3.2(g) is intended to address only disputes that arise within the specifically delineated jurisdiction of the JSC and shall not affect the rights of either Party with respect to matters outside the jurisdiction of the JSC.

(h)                                 Additional JSC Procedures and General Authority.  The JSC may establish such rules and procedures as are necessary or appropriate for the conduct of activities within its jurisdiction under this License Agreement. The JSC may also supervise activities under the Collaboration Agreement as and to the extent provided therein. The JSC (and any additional committees created pursuant to Section 3.2(i)) shall have solely the powers expressly assigned to it in the Collaboration Agreement and this Article 3 and elsewhere in this License Agreement (or, in the case of a committee created pursuant to Section 3.2(i), in the written agreement creating such committee).  The JSC (and any additional committees created pursuant to Section 3.2(i)) shall not have any power to amend, modify, or waive compliance with this License Agreement or the Collaboration Agreement.

(i)                                    Additional Committees.  Upon mutual written agreement, the Parties, either directly, or through the JSC, may establish such other committees as they may deem reasonably necessary in furtherance of the Development or Commercialization of, or the conduct of Regulatory Activities with respect to, the Initial Product under this License Agreement.  Any such agreement shall address specifically the responsibilities, powers, make-up, procedures and decision-making process (including tie-breaking measures) for such additional committee(s).

(j)                                    Kythera’s Membership in the JSC or Additional Committees.  Kythera’s membership in the JSC or additional committees shall be at its sole discretion, as a matter of right and not obligation, for the sole purpose of participation in governance, decision-making, and information exchange with respect to activities within the jurisdiction of such committee.  At any time prior to the disbanding of such committee under this License Agreement, Kythera shall have the right to withdraw from membership in any or all committees upon thirty (30) days’ prior written notice to BCC, which notice shall be effective as to the relevant committee upon the expiration of such thirty (30) day period.  Following its withdrawal

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

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from a committee, Kythera’s membership in such committee and its rights arising therefrom (including any voting or decision-making rights) shall be terminated, provided that Kythera’s rights and obligations regarding information exchange shall survive such withdrawal.  If Kythera withdraws from membership in the JSC or additional committee pursuant to this Section 3.2(j), then BCC shall have sole decision-making authority with respect to the JSC or additional committee, except as to [*], which shall require Kythera’s consent and remain subject to the dispute resolution provisions of Sections 13.2 and 13.3 of this License Agreement.  If, at any time, following issuance of such notice, Kythera wishes to resume participation in any committee, Kythera shall notify BCC in writing and, thereafter, Kythera’s representatives to such committee shall be entitled to attend any subsequent meeting of such committee and to participate in the activities of, and decision-making by, such committee as provided in this Section 3.2 as if such notice had not been issued by Kythera pursuant to this Section 3.2(j), provided, however, that all decisions made by BCC during the period of Kythera’s withdrawal that are otherwise in compliance with the terms and conditions of this License Agreement shall not be affected by Kythera’s resumption of participation. If the JSC is disbanded, then any Information and Technology originally to be disclosed through the JSC, shall be provided by such Party directly to the other Party.

3.3                       Conduct of Development.

(a)                                 Subcontracting.  The Parties shall have the right to engage subcontractors for the performance of their respective Development activities under this License Agreement, such as the engagement by Kythera of Intendis to perform certain Development services relating to the Initial Product pursuant to the Collaboration Agreement and the Project Plan.  The Parties shall cause the subcontractor(s) engaged by them to be bound by written obligations of confidentiality and invention assignment consistent with those contained in this License Agreement.  Except with respect to Kythera’s engagement of Intendis as a subcontractor under the Collaboration Agreement, the subcontracting Party shall remain primarily responsible for the performance of such subcontractor(s), and the engagement of such subcontractors shall not relieve such Party from its obligations to comply with the terms and conditions of this License Agreement.

(b)                                 Records.  Each Party shall maintain complete, current and accurate records of all work conducted by it relating to its Development activities under this License Agreement, and all Technology, Data and other Information resulting from such work.  Such records shall fully and properly reflect all work done and results achieved in the performance of the Development activities in good scientific manner appropriate for regulatory purposes.  Each Party shall have the right to review all records maintained by the other Party at reasonable times, upon reasonable prior written notice, but no more frequently than once per calendar quarter.

(c)                                  Documentation.  Each Party shall document all preclinical studies and clinical trials in formal written study reports according to applicable national and international guidelines and shall provide the other Party with a copy of the final version of each such report promptly after its completion.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

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(d)                                 Kythera Documentation.  Kythera, at its expense, shall provide BCC with the Protocols and other protocol(s) and all other relevant documentation in its Control and used by Kythera in its Development of the Initial Product and all other Products in the Retained Territory as of the Effective Date and at such reasonable intervals after the Effective Date as BCC requests, but no more frequently than once per calendar quarter.

(e)                                  Substitute Products.  The JSC may, at any time after the Go-No-Go Decision, designate a Product as a Substitute Product. Such Product shall, for the purposes of this License Agreement and the Collaboration Agreement be treated as the Initial Product.  If the JSC designates a Substitute Product, the JSC shall make appropriate amendments to the Project Plan to provide for Development of such Substitute Product.

3.4                       Subsequent Products.

(a)                                 Development of Subsequent Products.  Except as otherwise agreed by the Parties, Kythera shall have the exclusive right to Develop Subsequent Products outside the Field in the BCC Territory and in the Retained Territory, and BCC shall have the exclusive right to Develop Subsequent Products in the Field in the BCC Territory.  In the event that a Party desires to Develop a Subsequent Product in its territory, such Party may, in its sole discretion, present to the other Party, a proposal to co-Develop such Subsequent Product.

(b)                                 Information Rights.  Except as otherwise agreed by the Parties, each Party shall have no license or rights to use or reference Information developed or identified by or on behalf of the other Party in its Development of Subsequent Products independent of the first Party and its Affiliates, except as provided in Section 4.2 and Section 4.5(f).

ARTICLE 4
REGULATORY MATTERS

4.1                       Regulatory Responsibilities.

(a)                                 BCC Responsibility.  As between the Parties, BCC shall have the responsibility for all Regulatory Activities relating to Products in the Field in the BCC Territory at its sole expense (except as noted below), including with respect to the Current Phase 3 Clinical Trials, Phase 3b Clinical Trials, Phase 4 Clinical Trials and Regulatory Filings, subject to the terms of this License Agreement and the Project Plan.  BCC shall have the right to determine, in its sole discretion, but in compliance with applicable Law, the content of all Regulatory Filings and of all correspondence with Regulatory Authorities relating to Products in the Field in the BCC Territory.  BCC shall own all Regulatory Filings (or in the case of Clinical Trials Applications associated with the Current Phase 3 Clinical Trials  (“CTAs”), Kythera may hold such CTAs on BCC’s behalf) and Regulatory Approvals for Products in the BCC Territory.  In the case of such CTAs, and to the extent permitted by applicable Law, BCC may [*] Kythera to transfer such CTAs to BCC, in which case BCC will be responsible for all fees payable to a Governmental Authority associated with such transfer.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

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(b)                                 Diligence.  BCC shall use Commercially Reasonable Efforts to prepare, obtain and maintain Regulatory Approvals for the Initial Product in the Field in the Major Markets in accordance with the Project Plan.  [*].

(c)                                  Go-No-Go Decision.  Upon Database Lock, the Parties shall cause the CRO responsible for the Current Phase 3 Clinical Trials to generate and, within five (5) business days of such Database Lock, simultaneously provide to BCC and Kythera tables and listings as pre-defined in the EU Phase 3 statistical analysis plan (the “Go-No-Go Information”).  Upon Kythera’s receipt of the Go-No-Go Information, Kythera shall issue to BCC an invoice for the milestone payment set forth in Section 7.2(a) to be paid by BCC upon the later of (A) a Go Decision (as defined below) and (B) completion of two (2) successful consecutive Commercial Use Validations for the Compound.  BCC shall have [*] from the date of its receipt of the Go-No-Go Information (the “Review Period”) to determine whether the Parties will proceed with Development and pursue Regulatory Approval of the Initial Product pursuant to this License Agreement (a “Go Decision”) or whether the Parties will cease Development of the Initial Product and thus not pursue Regulatory Approval pursuant to this License Agreement (a “No-Go Decision”).  BCC’s Go Decision or No-Go Decision shall be sent to Kythera in writing no later than the expiration of the Review Period.  If BCC makes a Go Decision, then it shall so notify Kythera immediately in writing and, if two (2) successful consecutive Commercial Use Validations for the Compound have been completed, remit along with such notification, the milestone payment set forth in Section 7.2(a).  If such Commercial Use Validations have not been completed, then it shall remit such milestone payment under the above invoice immediately upon their completion.  If BCC makes a No-Go Decision, or if BCC has not notified Kythera by the end of the Review Period of any decision, in which case it shall be deemed to have made a No-Go Decision, then such milestone shall not be due and this License Agreement shall immediately terminate pursuant to Section 12.4.

(d)                                 Kythera Documentation and Support.

(i)                                    Within a reasonable period of time after the Effective Date, and in no event later than [*] after the Effective Date, Kythera shall, subject to Section 7.6 of this License Agreement, provide all relevant Technology, Information and other documentation relating to the Initial Product, including but not limited to Data Controlled by Kythera, reasonably necessary or useful to support the Regulatory Filings to be submitted by BCC for Products in the BCC Territory (it being understood that a request from a Regulatory Authority is deemed to establish reasonable necessity).

(ii)                                Subject to Sections 3.4(b) and 7.6, from time to time during the Term, at the reasonable request of BCC, Kythera shall provide, within a reasonable period of time after such request, to the extent not previously so provided, all relevant Technology, Information and other documentation relating to the Initial Product, including but not limited to Data Controlled by Kythera as of such date, reasonably necessary or useful to support the Regulatory Filings to be submitted by BCC for Products in the BCC Territory (it being understood that a request from a Regulatory Authority is deemed to establish reasonable necessity).

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

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(e)                                  Additional Kythera Cooperation.  Subject to Section 3.4(b) and Section 7.6, within [*] after the Effective Date, Kythera shall deliver to BCC copies of Regulatory Filings and significant correspondence Controlled by Kythera related to the Initial Product in the Retained Territory.  Thereafter during the Term, subject to Sections 3.4(b) and 7.6, Kythera shall:  (i) deliver to BCC copies of Regulatory Filings and significant correspondence Controlled by Kythera related to Products in the Retained Territory; (ii) keep BCC informed of material regulatory developments related to Products in the Retained Territory; (iii) at BCC’s request, provide BCC with reasonable cooperation and assistance in connection with Regulatory Activities for the Products in the Field in the BCC Territory; and (iv) respond to reasonable requests by BCC for documents and Data Controlled by Kythera and related to such Regulatory Activities promptly upon receipt of such request (including a prompt acknowledgment of receipt of such request and an estimate of the time required to respond), and should such documents be available in electronic format (e.g., eCTD), Kythera will make such electronic documents available upon request.  For the avoidance of doubt, all expenses associated with such assistance incurred by Kythera shall be allocated pursuant to Section 7.6.

(f)                                   BCC Cooperation.

(i)                                    Subject to Section 3.4(b), BCC shall, at BCC’s expense, promptly deliver to Kythera copies of Regulatory Filings and correspondence Controlled by BCC related to Products in the BCC Territory, and shall keep Kythera informed of material regulatory developments related to Products in the BCC Territory.  Should such documents be available in electronic format (e.g., eCTD), BCC will make such electronic documents available upon request.

(ii)                                Subject to Section 3.4(b), during the Term, BCC shall provide Kythera with reasonable cooperation and assistance in connection with Regulatory Activities for the Products in the Field in the Retained Territory, including without limitation providing relevant Information Controlled by BCC to support Kythera’s activities in the Retained Territory.  BCC shall respond to reasonable requests by Kythera for additional Information Controlled by BCC and related to such Regulatory Activities promptly upon receipt of such request (including a prompt acknowledgment of receipt of such request and an estimate of the time required to respond).  Notwithstanding the generality of the foregoing, BCC and its Affiliates shall promptly provide Kythera with relevant Information Controlled by BCC from any Development of the Initial Product to support Kythera’s activities in the Retained Territory, but in no case later than [*] following the date when such Information first becomes available to BCC.

(g)                                 Law Compliance.  Each Party shall be responsible for ensuring, at its sole expense, that its Development, manufacture and Commercialization of, and conduct of Regulatory Activities with respect to, Products pursuant to this License Agreement, are in compliance with all applicable Law, including without limitation all rules and regulations promulgated by any of the applicable Regulatory Authorities.  Specifically and without limiting the foregoing, Kythera shall file all compliance filings, certificates and safety reporting (subject to Section 4.2(a)) for Products in the Retained Territory at its sole expense, and BCC shall file

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

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all compliance filings, certificates and safety reporting (subject to Section 4.2(a)) for Products in the BCC Territory at its sole expense.

(h)                                 Regulatory Lead.  Kythera shall lead all calls and meetings with any Regulatory Authority related to any Development of any Products in the Retained Territory. BCC shall lead all calls and meetings with any Regulatory Authority related to any Development of any Products in the BCC Territory.  Each Party shall inform the other Party of any such major calls and meetings in advance to the extent practicable, and shall reasonably consider any input from the other Party in preparation for such calls and meetings.  To the extent permitted by the applicable Regulatory Authority, the lead Party may request that representatives of the other Party participate in significant scheduled calls and meetings between the lead Party and the Regulatory Authority in the lead Party’s territory.  If the other Party agrees to participate, then the lead Party shall reimburse the other Party’s [*] expenses for such participation.  If the other Party does not participate in such calls or meetings, the lead Party shall provide the other Party with written summaries of such calls and meetings between the lead Party and the applicable Regulatory Authority in English as soon as practicable after the conclusion thereof.

(i)                                    Accuracy of Filings.  With respect to all Regulatory Filings made by a Party for Products in the Retained Territory or the BCC Territory, such Party shall, and shall ensure that its Affiliates and sublicensees will:  (i) submit only Data and other Information that are free from fraud or material falsity; (ii) not use bribery or the payment of illegal gratuities in connection with its Regulatory Filings for any Product; and (iii) submit only Data and other Information that are accurate and reliable in all material respects for purposes of supporting Regulatory Approvals.

4.2                       Adverse Events.

(a)                                 Pharmacovigilance Agreement(s).  Within [*] following the Effective Date, the Parties (either directly or through one or more Affiliates) shall discuss in good faith and enter into a pharmacovigilance and adverse event reporting agreement setting forth the worldwide pharmacovigilance procedures for the Parties with respect to Products, such as safety Data sharing, adverse events reporting and prescription events monitoring (the “Pharmacovigilance Agreement”).  Such Pharmacovigilance Agreement shall govern the global pharmacovigilance procedures to be agreed upon by BCC, Kythera and any Third Parties that Commercialize any Products with either Party.

(b)                                 Prior to Pharmacovigilance Agreement.  Prior to the execution of any Pharmacovigilance Agreement, the Parties agree to coordinate the pharmacovigilance procedures in connection with the Development of Products, and each Party shall submit to the other Party all safety information and reporting in a manner that meets the reporting requirements in such other Party’s respective territory.  Each Party shall notify the other Party (either directly or through an Affiliate) within [*] of any Serious Adverse Events that is attributed to or potentially attributable to the use of any Product.  Each Party shall also provide the other Party, on an annual basis and more frequently as reasonably requested by the other Party, a summary report of Adverse Events, as well as those Serious Adverse Events that are not attributable to the use of Products.  As used herein, unless defined differently by an applicable Regulatory Authority, in

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

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which case the definition of the Regulatory Authority shall control for a given country, “Adverse Event” means any side effect, injury, toxicity or sensitivity reaction, or any unexpected incident, regardless of the severity thereof, whether or not determined to be attributable to any Product, and “Serious Adverse Event” means an Adverse Event which results in death, is immediately life-threatening, results in persistent and significant disability/incapacity or requires in-patient hospitalization or prolongation of existing hospitalization, or is an overdose.

(c)           Effect of Pharmacovigilance Agreement.  After the execution of a Pharmacovigilance Agreement covering a Product or Products, the Parties shall comply with such Pharmacovigilance Agreement with respect to all aspects of pharmacovigilance activities with respect to such Product(s), and Section 4.2(b) shall be of no further effect with respect to such Product(s).

4.3        No Harmful Actions to the Other Party’s Products.  Neither Party shall take any action with respect to any Product in such Party’s territory, and, in the case of Kythera, with respect to any Product outside the Field in the BCC Territory, that could reasonably be expected to have a material adverse impact upon the Development, regulatory status or Commercialization of a Product that the other Party could Develop or Commercialize under this Agreement.  Without limiting the foregoing, a Party shall not (a) communicate with any Regulatory Authority having jurisdiction in the other Party’s territory, or unless so ordered by such Regulatory Authority, in which case such Party shall provide immediately to the other Party notice of such order; or (b) submit any Regulatory Filings or seek Regulatory Approvals for such Product in the other Party’s territory.

4.4        Notification of Threatened Action.  Each Party shall immediately notify the other Party of any information it receives regarding any threatened or pending action or inspection or any material communication by or from any Third Party, including, without limitation, a Regulatory Authority, which may affect the safety or efficacy claims of a Product or the continued marketing of a Product.  Upon receipt of such information, the Parties shall consult with each other to take appropriate action.

4.5        Data Exchange and Use.

(a)           BCC Territory.  Subject to Section 3.4(b), BCC shall provide Kythera with copies of all Regulatory Filings and significant correspondence to and from all Regulatory Authorities relating to Products in the Initial Indication in the BCC Territory, to the extent such Regulatory Filings are Controlled by BCC and not otherwise already in Kythera’s possession, within [*] of submission or receipt, as applicable.  Either Party may request that the JSC discuss what constitutes “significant” correspondence for the purposes of this Section 4.5.

(b)           Retained Territory.  Subject to Section 3.4(b) of this License Agreement, Kythera shall provide BCC with copies of all Regulatory Filings and significant correspondence to and from all Regulatory Authorities relating to Products in the Initial Indication in the Retained Territory, to the extent such Regulatory Filings are Controlled by Kythera and not otherwise in BCC’s possession, within [*] of submission or receipt, as

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

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applicable.  Either Party may request that the JSC discuss what constitutes “significant” correspondence for the purposes of this Section 4.5.

(c)           Rights of Reference.  Each Party shall permit the other Party to access, and shall provide the other Party with rights to reference and/or use in association with any Product, all of its, its Affiliates’, and its or their licensees’ or sublicensees’ Data, Regulatory Filings, and Regulatory Approvals with respect to the Initial Product, including all Data resulting from any Phase 3 Clinical Trial, Phase 3b Clinical Trial, Phase 4 Clinical Trial or other post-marketing clinical trials.

(d)           Pharmacovigilance Data.  This Section 4.5 shall not apply to any pharmacovigilance Data to the extent that it is addressed in Section 4.2.

(e)           Product Technical Complaints.  Each Party shall share Data relating to product technical complaints with the other in accordance with a process to be agreed between the Parties.

(f)            Safety Data.  Notwithstanding anything to the contrary herein, each Party agrees to make available for use by the other Party, all safety Data generated in clinical trials, for any Product, including the Initial Product and any Subsequent Product to the extent such other Party is required to submit such Data by a Regulatory Authority.

4.6        Remedial Actions.

(a)           Notice of Events.

(i)            Each Party will notify the other immediately, and promptly confirm such notice in writing, if it obtains information indicating that any Product commercialized by or on behalf of a Party or its licensee or sublicensee may be subject to any recall, corrective action or other regulatory action with respect to any Product taken by virtue of applicable Law in their respective territories (a “Remedial Action”).  The Parties will assist each other in gathering and evaluating such information as is necessary to determine the necessity of conducting a Remedial Action.  Each Party shall, and shall ensure that its Affiliates, Distributors and sublicensees will maintain adequate records to permit the Parties to trace the manufacture of the affected Product(s) and the distribution and use of such Product(s).

(ii)           In the event BCC determines that any Remedial Action with respect to any such Product in the Field in the BCC Territory should be commenced, or Remedial Action is required by any Regulatory Authority having jurisdiction over the matter, BCC will control and coordinate all efforts necessary to conduct such Remedial Action.

(iii)         In the event Kythera determines that any Remedial Action with respect to any such Product outside the Field in the BCC Territory, or any such Product in the Retained Territory, should be commenced, or Remedial Action with respect to such Product outside the Field, or any Product in the Retained Territory, is required by any Regulatory Authority having jurisdiction over the matter, Kythera will control and coordinate all efforts

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

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necessary to conduct such Remedial Action.  For clarity, as between the Parties, Kythera shall have sole discretion with respect to any matters relating to any Remedial Action in the Retained Territory or outside the Field in the BCC Territory.

(b)           The costs of any such Remedial Action would be allocated as follows:

(i)            If and to the extent the Remedial Action is due to BCC’s negligence or willful misconduct, or BCC’s material breach of this License Agreement or applicable Law, then BCC shall bear the costs of the Remedial Action.

(ii)           If and to the extent the Remedial Action is due to Kythera’s negligence or willful misconduct or Kythera’s material breach of this License Agreement or applicable Law, then Kythera shall bear the costs of the Remedial Action.

(iii)         If and to the extent the Remedial Action is due to reasons other than those above, then:

(A)          for any particular Compound or Product manufactured by, and/or for which any or all of fill/finish, packaging and/or labeling was conducted by, Kythera or its subcontractors (x) for BCC for sale in the Field in the BCC Territory or (y) for Kythera, its Affiliates or licensees (other than BCC) outside the Field in the BCC Territory or in the Retained Territory, the costs of any Remedial Action in the Field in the BCC Territory shall be borne by Kythera to the extent such Remedial Action pertains to Kythera’s obligations in manufacturing such Compound or Product; and

(B)          for any particular Compound or Product manufactured by, and/or for which any or all of fill/finish, packaging and/or labeling was conducted by, BCC or its subcontractors for BCC for sale in the Field in the BCC Territory, the costs of any Remedial Action in the Field in the BCC Territory shall be borne by BCC to the extent such Remedial Action pertains to BCC’s obligations in manufacturing such Compound or Product.

ARTICLE 5
COMMERCIALIZATION

5.1        Overview.  BCC will be [*] responsible for [*] aspects of the Commercialization of the Initial Product and all Subsequent Products in the Field in the BCC Territory, in compliance with applicable Law.  As between the Parties, BCC shall be [*] responsible for [*] of Products in the Field in the BCC Territory (including [*]), and shall book sales for the Products in the BCC Territory.

5.2        BCC Performance.

(a)           Diligence. BCC shall use [*].  [*].

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

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(b)           Reports.

(i)            BCC shall present a written report within thirty (30) days after each quarter to Kythera summarizing BCC’s Commercialization activities with respect to the Initial Product in the BCC Territory, covering subject matter at a reasonable level of detail sufficient to enable Kythera to determine BCC’s compliance with its diligence obligations pursuant to this Section 5.2.

(ii)           Each Party shall keep the other Party reasonably informed, through the JSC or as otherwise agreed to by the Parties, on a regular basis as to such Party’s marketing matters, including Commercialization strategy and pricing of Products in the BCC Territory or the Retained Territory, as applicable.

(c)           Post-Marketing Clinical Studies.  BCC shall be solely responsible for the conduct of any Phase 3b Clinical Trial, Phase 4 Clinical Trial and/or other post-marketing studies for Products in the Field in relation to or for the BCC Territory, at its sole expense.

5.3        Trademarks.  The Parties may cooperate to develop trademarks, trade dress and domain names for use in connection with the marketing, distribution and sale of the Initial Product in the Field worldwide (“Joint Product Marks”).  In case the parties do not elect to or cannot agree on Joint Product Marks, BCC and Kythera shall each have the right, at their sole discretion, to develop and use trademarks, trade dress and domain names as they each deem appropriate in connection with the marketing, distribution and sale of Products in the Field in their respective territories (the “BCC Product Marks” or the “Kythera Product Marks” as the case may be); provided that such trademarks, trade dress and domain names do not have a material adverse effect on the other Party’s Product Marks used in connection with the marketing, distribution and sale of Products in the Field in their respective territories.  The Parties shall jointly own Joint Product Marks.  BCC shall be the sole and exclusive owner of BCC Product Marks.  Kythera shall be the sole and exclusive owner of Kythera Product Marks.

ARTICLE 6
MANUFACTURING

6.1        Supply by Kythera.  The Parties recognize that Kythera has engaged, in connection with clinical supply, Albany Molecular Research, Inc. (“AMRI”) to manufacture the Compound, [*] to manufacture the Initial Product for the Current Phase 3 Clinical Trials, and [*] to label, pack and distribute the Initial Product for Current Phase 3 Clinical Trials.  Kythera shall enter into supply agreements with AMRI, [*] or other Third Party contract manufacturer(s) (each a “Manufacturer”) to manufacture and supply, pursuant to the Project Plan, the Compound and Initial Product for pre-clinical, clinical, Validation, and other non-commercial use by BCC in the BCC Territory as follows:

(a)           Preclinical Supply of Compound and Initial Product.  Kythera shall procure from Manufacturers, and supply for Development pursuant to the Project Plan, such quantities of Compound and/or Initial Product as are necessary for all preclinical work that is undertaken as part of the Development of the Initial Product in accordance with the Project Plan

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

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for the Initial Product. Kythera shall supply the Compound and such Initial Product to BCC, or its designated Affiliate, at its Actual Cost.

(b)           EU Phase 3 Clinical Supply of Compound and Initial Product.  Kythera shall procure from Manufacturers, and supply for Development pursuant to the Project Plan, such quantities of the Compound and Initial Product as are necessary for the Current Phase 3 Clinical Trials that are undertaken as part of the Development of the Initial Product in accordance with the Project Plan. Kythera shall supply the Compound and such Initial Product at the price per kit specified in the Project Plan, but not to exceed [*] per kit, provided that there are no changes to the kit specifications by BCC.  For the avoidance of doubt, distribution costs for such kits will be specified separately in the Project Plan.

(c)           Compound Manufacturing for Drug Product Validation and Initial Commercial Supply.  The Parties agree and understand that Compound manufacturing development primarily includes manufacturing process work comprising one demo/engineering run, one successful Validation run (appropriate for clinical use) (the “Registration Run”) plus three further consecutive successful Validation runs (appropriate for commercial use) (each a “Commercial Use Validation”); as well as the development and refinement of the requisite analytical methods.  All work, including costs, for the Compound manufacturing development and the Validations of the Compound referred to herein will be the responsibility of Kythera.

(i)            In the event that:

(A)          the Registration Run results in Compound that is suitable for use for clinical drug product development for the Initial Product as demonstrated by:  (A) meeting the Compound Specifications in place at the time of manufacture, and (B) being released with a certificate of compliance and a certificate of analysis from its GMP Manufacturer, then Kythera shall cause [*] of such Compound to be delivered by the Manufacturer to BCC or its designee;

(B)          the first Commercial Use Validation run results in Compound that is suitable for use for commercial drug product development for the Initial Product as demonstrated by:  (A) meeting the Compound Specifications and all additional standards of the relevant Regulatory Authorities and of applicable Law in the Major Markets in place at the time of manufacture, (B) being released with a certificate of compliance and a certificate of analysis from its GMP Manufacturer and (C) meeting the pre-defined acceptance criteria set forth in the applicable Validation protocol, then Kythera shall cause [*] of such Compound for the first drug product Validation for the Initial Product to be conducted by BCC to be delivered by the Manufacturer to BCC or its designee; and

(C)          the second Commercial Use Validation results in Compound that is suitable for use for commercial drug product development for the Initial Product as demonstrated by: (A) meeting the Compound Specifications and all additional standards specified by the relevant Regulatory Authorities and of applicable Law in the Major Markets in place at the time of manufacture, (B) being released with a certificate of compliance and a certificate of analysis from its GMP Manufacturer and (C) meeting the pre-defined

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

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acceptance criteria set forth in the applicable Validation protocol, then Kythera shall cause [*] of such Compound for the second drug product Validation for the Initial Product to be conducted by BCC to be delivered by the Manufacturer to BCC or its designee; and Kythera shall be entitled, simultaneously with delivery of the [*] of Compound to BCC, to deduct the applicable transfer price of [*] of such Compound to be produced in the third Commercial Use Validation from the Development Account in accordance with the Collaboration Agreement.

(D)          the third consecutive Commercial Use Validation results in Compound that is suitable for use for commercial drug product development for the Initial Product as demonstrated by:  (A) meeting the Compound Specifications and all additional standards specified by the relevant Regulatory Authorities and of applicable Law in the Major Markets in place at the time of manufacture, (B) being released with a certificate of compliance and a certificate of analysis from its GMP Manufacturer and (C) meeting the pre-defined acceptance criteria set forth in the applicable Validation protocol, then Kythera shall cause [*] of such Compound to be delivered by the Manufacturer to BCC or its designee, provided that Kythera has deducted the prepayment under Section 6.1(c)(i)(C).

(ii)           In each of the above cases in Section 6.1(c)(i), the transfer price for the Compound delivered (or to be delivered in the case of Section 6.1(c)(i)(D)) shall be [*], such amounts deductable from the Development Account following delivery (or in the case of Section 6.1(c)(i)(D) at the time of delivery under Section 6.1(c)(i)(C)) of such Compound by the Manufacturer.

(iii)         In the event that the Registration Run or any of the Commercial Use Validations do not meet the applicable requirements described in Section 6.1(c)(i), Kythera shall solely bear the expense of such unsuccessful Validation and shall be responsible for re-performance of such Validation.  In addition, Kythera shall reimburse the Development Account for [*] of the reasonable expense of re-performing any drug product Validation work for the Initial Product required as a result of the failure of Compound provided by Kythera to be suitable for use for commercial drug product development for the Initial Product as provided in Section 6.1(c)(i).

(iv)          In the event that the Commercial Use Validations for the Compound are deemed unacceptable by a Regulatory Authority for a Regulatory Filing prior to a first Regulatory Approval in a Major EU Country, Kythera shall solely bear the expense of re-performing any steps necessary to address the reasons for which the Compound has been deemed unacceptable by such Regulatory Authority, including any required supply of Compound for Initial Product Validation.  BCC shall solely bear the expense of re-performing any Initial Product Validation, including, without limitation, process development, manufacturing and Validation, subject to the preceding sentence.  For the avoidance of doubt, Kythera shall not be responsible in any manner for any deficiencies in respect of Initial Product manufacturing other than as set forth in the first sentence of this Section 6.1(c)(iv).

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

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(d)           Non-Commercial, Non-EU Phase 3 Supply of Compound.  For any additional supply of Compound from Kythera to BCC prior to Commercialization beyond what is described in Section 6.1(c)(i) above (e.g., for ex-EU clinical Development or for additional drug product Validation work), BCC or its designated Affiliate shall pay Kythera’s Actual Cost for such Compound.

(e)           Changes to Specifications.

(i)            If a Party desires to amend the Compound Specifications or the Initial Product Specifications applicable to Compound or Initial Product supplied by Kythera to BCC for pre-clinical, clinical, and Validation use pursuant to Sections 6.1(a), (b) and (c), such Party shall present such proposed change to the JSC for consideration and approval.  Upon JSC approval of such change, the Party requesting such change shall have sole responsibility for the costs incurred by the Parties in implementing such change, including any costs incurred by the Compound Manufacturer in accordance with the supply agreement with such Compound Manufacturer.  Notwithstanding the foregoing, if such change to the Compound Specifications or the Initial Product Specifications is required by an applicable Regulatory Authority or applicable Law in a Major Market, then the JSC must approve such change, and the Parties shall share equally the costs incurred by the Parties in implementing such change, including any costs incurred by the Compound Manufacturer in accordance with the supply agreement with such Compound Manufacturer.

(ii)           If a Party desires to amend the Compound Specifications applicable to Compound supplied by Kythera to BCC for commercial use in Products pursuant to Sections 6.1(h), such Party shall present such proposed change request, including an explanation of the reasonable grounds for such proposed change, to the other Party, for review and comment.  If Kythera is the requesting party, such proposed change shall be subject to approval by BCC.  The Party requesting such change shall have sole responsibility for the costs incurred by the Parties in implementing such change, including any costs incurred by the Compound Manufacturer in accordance with the supply agreement with such Compound Manufacturer.  Notwithstanding the foregoing, if such change to the Compound Specifications is required by an applicable Regulatory Authority or applicable Law in the BCC Territory, then the Parties must implement such change, and BCC shall bear the costs incurred by the Parties in implementing such change, including any costs incurred by the Compound Manufacturer in accordance with the supply agreement with such Compound Manufacturer.

(iii)         If BCC decides to change the Initial Product Specifications for commercial use, which it may do in its sole discretion, BCC shall notify the JSC in writing in advance of such change.  BCC shall be solely responsible for technology transfer, implementation, and all costs (including Third Party costs) associated with such changes.

(iv)          For any change to the Compound Specifications or Initial Product Specification approved or required (as the case may be) under this Section 6.1(e), the Parties shall cooperate to develop and execute a transition plan to implement such change (including implementation by the Compound Manufacturer).  Any dispute under this Section 6.1(e) shall be subject to dispute resolution by the JSC under Section 3.2(g).  If Kythera is unable for any

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

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reason to effect a change to the Compound Specifications described in Section 6.1(e)(ii), then BCC shall have the right to require Kythera to transfer manufacturing as provided in Section 6.1(j)(ii).

(f)            Technical and Quality Agreements.  Kythera and BCC shall on or promptly following the Effective Date (but not later than [*] following the Effective Date) execute a technical agreement (the “Technical Agreement”) and a quality agreement (the “Quality Agreement”) regarding clinical supply of the Compound and Initial Product by Kythera.  The Technical Agreement and the Quality Agreement shall, among other matters, provide that all products supplied by Kythera or its Manufacturers to BCC or its Affiliates or designees pursuant to this License Agreement will be produced in compliance with applicable regulations including without limitation applicable GMP standards, including without limitation the ICH Guideline Q7 according to EMA 2001/83 and the EU Guidelines for Good Manufacturing Practices for medicinal products laid down in Commission Directives 91/356/EEC as amended by Directives 2003/94/EC and 91/412/EEC.

(g)           Supply Agreement with Manufacturers.  For so long as Kythera supplies the Compound or Initial Product to BCC for pre-clinical, clinical, Validation or commercial use under this Section 6.1, Kythera shall enter into and maintain supply agreements with each of its Manufacturers for the BCC Territory.  BCC shall be entitled to co-negotiate and approve all supply agreements for the Compound with current and potential Manufacturers of the Compound (a “Compound Manufacturer”) that will support the BCC Territory and to obtain all relevant technical or production information required to make commercial decisions in respect of such supply agreements.  BCC shall be entitled to review all supply agreements entered into by Kythera for any [*] used in the manufacture of such Compound and reasonably object to pricing terms in such agreements.  Kythera and BCC shall use Commercially Reasonable Efforts to enter into such supply agreements not later than [*] after the Effective Date and Kythera shall not enter into or amend any such supply agreements with a Compound Manufacturer for which it is a party for Compound for the BCC Territory without the prior written consent of BCC, such consent not to be unreasonably withheld or delayed.  During negotiation with a Compound Manufacturer the Parties shall make Commercially Reasonable Efforts to ensure that any such supply agreement for the commercial supply of Compound entered into after the Effective Date shall include:

(i)            A term of least [*] with a minimum notice period for termination by the Manufacturer without cause of not less than [*];

(ii)           Any and all such other provisions as may be required to permit the manufacturing technology transfer described in Section 6.2;

(iii)         Procedures for cost improvement projects after the first Regulatory Approval of the Initial Product (including cost improvement targets) and termination rights for Kythera in the event of breach of such procedures (or failure to meet such targets) by the Manufacturer; and

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

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(iv)          a quality agreement to ensure manufacture in compliance with applicable regulations including without limitation applicable GMP standards, the ICH Guideline Q7 according to EMA 2001/83 and the EU Guidelines for Good Manufacturing Practices for medicinal products laid down in Commission Directives 91/356/EEC as amended by Directives 2003/94/EC and 91/412/EEC.  Such quality agreement shall provide that BCC shall have the right to conduct GMP audits of the Manufacturer once per year and any time for cause when critical complaints were received, provided that BCC shall provide, by prior written request for audit, lead time of at least [*] (for regular GMP audits) and [*] (for audits for cause), and that, subject to Section 6.4(c), such Manufacturer shall correct any material deficiencies in due time.

(h)           Commercial Supply of Compound.

(i)            The Parties will use [*] to negotiate and enter into a manufacturing and supply agreement, including a quality agreement (the “Supply Agreement”), whereby Kythera will procure from Compound Manufacturers and supply to BCC all of BCC’s requirements for the Compound for use in the manufacture of the Initial Product and other Products by BCC or by BCC’s designated Product manufacturer for Commercialization in the Field in the BCC Territory within [*] of the Effective Date.  The Supply Agreement shall contain such reasonable and standard terms and conditions as are common in manufacturing and supply agreements in the pharmaceutical industry for small molecules manufactured by standard chemical manufacturing methods, including, without limitation, forecasts and purchase orders that take into account raw material lead times, provisions for reasonable increases or decreases in demand, quality control, acceptance and rejection, and failure to supply, and shall include provisions consistent with those applicable provisions with respect to commercial manufacture set forth in this Article 6.

(ii)           The price to be charged for such Compound (the “Transfer Price”) shall equal (x) the [*] as provided to Kythera under the Supply Agreement (as approved by BCC) plus (y) a [*] which shall be equal to:

(A)          For the first [*] years following the First Commercial Sale of a Product in the BCC Territory, [*], payable promptly following the First Commercial Sale, and [*], payable promptly following the first anniversary of the First Commercial Sale; and

(B)          For each year thereafter (each year commencing on the anniversary of the First Commercial Sale), [*] of the Actual Cost (excluding transportation costs) for such Compound if the total orders fulfilled for Compound in such year is less than or equal to [*], and [*] of the Actual Cost (excluding transportation costs) for amounts of such Compound if the total orders fulfilled for Compound in such year is more than [*].  Kythera shall invoice, and BCC shall pay, such management fee on the basis of the then-current forecast for such year in accordance with the Supply Agreement, reconciled to actual orders on an annual basis.

(iii)         The Supply Agreement will be reviewed by the Parties on an annual basis, if required, under the JSC.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

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(i)            BCC Manufacture of Products.  BCC will be responsible, at its own expense, for manufacture of the Initial Product or Subsequent Products (including for fill/finish, packaging and labeling) for Commercialization in the Field in the BCC Territory, using the Compound supplied by Kythera.  Subject to Section 7.6, promptly following the Effective Date and from time to time at BCC’s request, Kythera shall make available and transfer to BCC or its Third Party manufacturers, as the case may be, the Kythera Intellectual Property that are necessary or reasonably useful for the manufacture of Products for the Initial Indication using Compound supplied by Kythera or that as of the Effective Date are being used by Kythera or its Manufacturers to manufacture the Initial Product.

(j)            Manufacturing Transfer.

(i)            Failure to Supply; Kythera Change in Control; Termination for Kythera Breach; Kythera Insolvency.  In the event that:  (A) the third consecutive successful Commercial Use Validation for commercial supply of Compound to be supplied by Kythera in accordance with Section 6.1(c) has not occurred on or before [*]; (B) Kythera is not able to procure supply (1) at least [*] of BCC’s forecast for a period longer than [*] or (2) at least [*] of BCC’s forecast for a period longer than [*]; (C) a Change in Control of Kythera occurs; (D) BCC terminates this License Agreement in its entirety pursuant to Section 12.2; or (E) Kythera files a petition in bankruptcy or insolvency or for reorganization or a receiver or trustee is appointed for Kythera or its assets in accordance with applicable Laws, then, in each such case, BCC shall have the right to [*] Kythera to transfer the manufacturing of the Compound for the BCC Territory to BCC, its Affiliate or a Third Party.  In such event:

(A)          Kythera shall perform the manufacturing technology transfer described in Section 6.2, and exercise Commercially Reasonable Efforts to (and BCC will cooperate with Kythera to) ensure that the supply of the Compound to BCC is uninterrupted during the pendency of such transfer;

(B)          The license grant in Section 2.1(a)(i) shall immediately be deemed to include the right to make and have made the Compound, provided, however, and for the avoidance of doubt, such license and this Section 6.1 shall not affect, in any way, and such license shall not be exclusive as to Kythera with respect to, Kythera’s right to manufacture Compound in and for the Retained Territory, even where such manufacture occurs in the BCC Territory, nor shall it prevent Kythera from continuing to supply Compound to BCC or its Affiliates in addition to their designated Manufacturers if so agreed to by the Parties; and

(C)          The Parties shall negotiate in good faith and enter into such additional documents that identify the intellectual property being transferred and provide commercially reasonable and typical representations and warranties as to such intellectual property, comparable to those contained in Sections 9.2(a) through (e), with such modifications as are appropriate to reflect the change in the intellectual property being transferred between the Effective Date and the date of such technology transfer.

(ii)           Lower Price.  After payment of the Go-Decision Milestone by BCC, the Parties agree to work collaboratively to seek a qualified, lower cost manufacturer of

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

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Compound for commercial supply of Compound. The Parties will collectively develop an appropriate request for proposal (“RFP”) which will be submitted to a reasonable number of potential Third Party Compound Manufacturers within a reasonable time, including BCC or an Affiliate thereof (the “Potential Manufacturers”).  The Parties will then perform such other selection procedures (e.g., site visits, etc.) as are reasonably necessary to evaluate and qualify such Potential Manufacturers, in each case at each Party’s own expense.  If the Parties determine that any of these Potential Manufacturers are qualified and are willing and able to manufacture and supply the Compound for the BCC Territory at a total cost to BCC materially below the then-current Transfer Price (based solely on volume for the BCC Territory), then Kythera shall enter into a supply agreement and transfer manufacturing of the Compound to the lowest cost Potential Manufacturer, unless, in Kythera’s reasonable business judgment, such Potential Manufacturer is not satisfactory, and in such case Kythera shall enter into a supply agreement with and transfer manufacturing of the Compound to the lowest cost remaining Potential Manufacturer that is reasonably satisfactory to Kythera.

(iii)         New Specifications.  In the event that Kythera is unable to manufacture or have manufactured Compound according to new Compound Specifications requested, approved or required (as the case may be) in accordance with Section 6.1(e), then in such event, BCC shall identify a replacement Manufacturer (other than BCC or its Affiliates unless specifically agreed to in writing by Kythera), and provided such replacement Manufacturer is a qualified GMP manufacturer, Kythera shall enter into a supply agreement with and transfer manufacture of the Compound to such replacement Manufacturer in accordance with Section 6.1(g).  Kythera may object to the qualifications of such replacement Manufacturer, provided that any such objection must be based on objective criteria provided in writing.

(iv)          To facilitate qualification of Manufacturers and obtain price quotations for the manufacture of Compound under Sections 6.1(j)(i)-(iii) above, Kythera shall make available and transfer to BCC copies of Information in Kythera’s Control that are necessary for BCC to generate an RFP of sufficient detail according to pharmaceutical industry standards

6.2        Manufacturing Technology Transfer.

(a)           Transfer to BCC.  In the event Kythera transfers the manufacturing obligation to BCC pursuant to Section 6.1(j)(i), to enable BCC, its Affiliate or a Compound Manufacturer (as the case may require) to commence manufacture of the Compound, Kythera shall perform a technology transfer to BCC as set forth below.  If such technology transfer occurs pursuant to Section 6.1(j)(i), the technology transfer shall be at Kythera’s expense.  If the technology transfer occurs pursuant to any other provision of this License Agreement, the technology transfer shall be at BCC’s expense except for Kythera’s option to source Compound pursuant to the last sentence of Section 6.2(b).

(b)           Transfer to New Manufacturer. In the event Kythera enters into a supply agreement with and transfers the manufacturing obligation to a Potential Manufacturer or replacement Manufacturer pursuant to Section 6.1(j)(ii) or (iii), to enable a Potential Manufacturer or a replacement Manufacturer, as the case may be, to commence manufacture of

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

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the Compound, Kythera shall perform a technology transfer to such Potential Manufacturer or replacement Manufacturer as set forth below.  If such technology transfer occurs pursuant to Section 6.1(j)(ii) or (iii), the technology transfer shall be at BCC’s expense.  Notwithstanding the foregoing, if Kythera decides to source Compound for the Retained Territory from a Potential Manufacturer selected pursuant to Section 6.1(j)(ii), technology transfer costs shall be shared equally by the Parties.

(c)           Initial Transfer.  In the event that Kythera transfers manufacturing under Sections 6.2(a) or 6.2(b), Kythera shall make available and transfer to BCC or Third Party Manufacturers, as the case may be, Kythera Intellectual Property that are necessary or reasonably useful for the manufacture of the Compound (including any improvements thereto, and any intermediates used in the manufacturing process) and as of such date are being used by Kythera or its Manufacturers to manufacture the Compound (the “Kythera Manufacturing Know-How”) solely for BCC to manufacture or have manufactured the Compound for use in the BCC Territory.  For the avoidance of doubt, Kythera shall without limitation license, permit or provide any consent required reasonably from Kythera by BCC or the Manufacturer to enable the Manufacturer to manufacture and supply the Compound to BCC.

(d)           Subsequent Transfers.  After the initiation of the transfer of Kythera Manufacturing Know-How as set forth in Section 6.2(b) and for a period of three (3) months after its completion, upon reasonable advance request by BCC, Kythera shall use Commercially Reasonable Efforts to make its manufacturing personnel available for consultation with BCC and Third Parties designated by BCC regarding the processes for manufacture of the Compound, and shall provide all other technical transfers of all parts of the validated process for the Compound in the Field, including Regulatory Filings and other documentation.

6.3        Regulatory Inspections.  Each Party shall use good faith efforts to obtain, and to provide copies to the other Party of, all inspection reports for itself, its Affiliates, or for any of its vendors, suppliers or other Third Parties by any Regulatory Authority arising from an inspection of the facilities where the Compound is manufactured, packaged or stored (a “Facility Inspection”), and the progress and outcome of any Facility Inspection as it may relate to such Product.  Upon receipt of notice of any Facility Inspection, the receiving Party will promptly notify the other Party thereof and the receiving Party will provide the other Party with the inspection report and any other relevant information available about the progress and outcome of such inspection available to the receiving Party.

6.4        Audits.

(a)           Audit Rights.  Each Party and its duly authorized representatives shall have the right, at its expense, to inspect all facilities utilized by the other Party or any of its subcontractors (either directly or with the contracting Party, as permitted in the agreement governing the engagement of such subcontractor) in connection with the Development, manufacture, sale, storage or distribution of the Compound or any Product, upon reasonable prior written notice during normal business hours as is necessary (i) to ensure compliance with the terms and conditions of this License Agreement and with applicable industry standards and applicable Law, and (ii) for any period in which Kythera is providing BCC with commercial

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

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supply of the Compound pursuant to Section 6.1(h), for BCC to verify the accuracy of Kythera’s Actual Cost.

(b)           Procedures.  All audits shall be without any undue disruption to the business and operations of the audited Party, and in the case of an inspection involving facilities of a subcontractor of Kythera, consistent with the terms under the applicable agreement between Kythera and such subcontractor.  Kythera shall have the right to disclose audit reports to LA BioMed, provided that LA BioMed and any Third Parties conducting such audits shall enter into confidentiality agreements with the audited Party in a form suitable to the audited Party, and all information or reports gained by the auditing Party as a result of such audit shall be deemed Confidential Information of the audited Party.

(c)           Deficiencies.  In the event of a disagreement between the Parties as to the outcome of a particular audit, an independent, mutually agreed upon arbiter shall be selected by the Parties to resolve the dispute.  The cost of such arbiter shall be borne by the Party whose position is overruled by such arbiter.  All audits shall be conducted without any undue disruption to the business and operations of the audited Party.  The audited Party shall use Commercially Reasonable Efforts to correct, or cause the correction of, any deficiencies which are discovered by any such audit.

ARTICLE 7
FINANCIAL PROVISIONS

7.1        Upfront Fee.  Within fifteen (15) Business Days after receipt by BCC of an invoice from Kythera, BCC shall pay to Kythera a one-time, non-refundable and non-creditable upfront fee of Thirty-Three Million Five Hundred Eighty Four Thousand Three Hundred Thirty-Five Euro (€33,584,335).

7.2        Milestone Payments.

(a)           Initial Product Milestones.

(i)            BCC shall make the following non-refundable and non-creditable milestone payments to Kythera within [*] after receipt by BCC of an invoice from Kythera following the first achievement of each milestone event for the Initial Product as set forth in this Section 7.2(a) by BCC, its Affiliates and Sublicensees, except as otherwise provided in this License Agreement.  Each milestone payment by BCC to Kythera hereunder shall be payable only once with respect to the Initial Product, regardless of the number of times achieved by the Initial Product or any other Products.  For the avoidance of doubt, each milestone payable pursuant to this Section 7.2(a) only shall be payable in Dollars, except as explicitly specified otherwise below.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

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Regulatory Milestone Event	Milestone Payment
Upon the later of: (i) a Go Decision by BCC pursuant to Section 4.1(c) and (ii) completion of at least two (2) successful consecutive Validations for the Compound	[*]
[*] Regulatory Recommendation Milestone pursuant to Section 7.2(a)(ii)	[*]
[*] Alternative Strategy Milestone pursuant to Section 7.2(a)(ii)	[*]
Upon the first Regulatory Approval to sell the Initial Product in a [*]	[*]
Upon the First Commercial Sale of the Initial Product [*]	[*]
Upon the First Commercial Sale of the Initial Product in [*]	[*]
Maximum Achievable Regulatory Milestones	[*]

(ii)           [*] Milestone Payments.

(A)          [*] Regulatory Report.  Kythera shall, no later than [*] after payment of the first regulatory milestone under Section 7.2(a)(i) by BCC, provide to BCC the [*] Regulatory Report (as defined in the Collaboration Agreement).  In the event the [*] Regulatory Report includes a [*] Regulatory Recommendation (as defined in the Collaboration Agreement) that Regulatory Approval for the Initial Product should be pursued in [*] prior to Commercialization in [*], then Kythera shall invoice BCC for [*] (the “[*] Regulatory Recommendation Milestone”). BCC shall pay such invoice within [*] after payment of the first Regulatory Milestone by BCC, provided that Kythera has provided the [*] Regulatory Report to BCC.

(B)          [*] Alternative Strategy Report.  In the event that the [*] Regulatory Report does not include a [*] Regulatory Recommendation that Regulatory Approval for the Initial Product should be pursued in [*] prior to Commercialization in [*], then Kythera shall within ninety (90) days of the payment of the first regulatory milestone under Section 7.2(a)(i) deliver the [*] Alternative Strategy Report (as defined in the Collaboration Agreement) to BCC and an invoice for [*] as a milestone payment to Kythera (the “[*] Alternative Strategy Milestone”).  BCC shall pay such invoice within ninety (90) days after the payment of the first Regulatory Milestone, provided that Kythera has provided the [*] Alternative Strategy Report.

(C)          Kythera Review Right.  In the event the [*] Regulatory Recommendation Milestone is paid by BCC, BCC shall provide Kythera a report setting out BCC’s plans for allocation of [*]  in relation to Regulatory Activities and Development of Products in the Field in the BCC Territory.   In the event the [*] Alternative Strategy Milestone is paid by BCC, BCC shall provide Kythera a report setting out BCC’s plans for allocation of [*] in relation to Regulatory Activities and Development of Products in the Field in the BCC Territory.  Kythera shall have the right to review and provide comments on the report to BCC.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

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(b)           Sales Milestones.

(i)            BCC shall make the following non-refundable and non-creditable one-time sales milestone payments to Kythera within thirty (30) Business Days after receipt by BCC of an invoice from Kythera following the end of the calendar year during which any milestone event set forth in this Section 7.2(b) is achieved by BCC, its Affiliates and Sublicensees.  For purposes of the milestone events set forth in this Section 7.2(b), the Net Sales for all Products (i.e., the Initial Product and any Subsequent Products) will be combined, and each sales milestone event may only occur once.

Sales Milestone Event	Milestone Payment
The aggregate Net Sales of all Products in the Field in the BCC Territory during a calendar year first equal or exceed [*]	[*]
The aggregate Net Sales of all Products in the Field in the BCC Territory during a calendar year first equal or exceed [*]	[*]
The aggregate Net Sales of all Products in the Field in the BCC Territory during a calendar year first equal or exceed [*]	[*]
Total Achievable Sales Milestones	[*]

7.3        Royalties.

(a)           Royalty Rates. BCC shall pay to Kythera a running royalty at the following royalty rates, on Net Sales of all Products (with all sales of all Products taken together) in all countries of the BCC Territory during the Royalty Term.

Portion of Aggregate Net Sales of all Products in the BCC Territory for a Particular Calendar Year	Royalty Rate Applicable to such Net Sales in such Calendar Year
Portion of aggregate Net Sales throughout the BCC Territory in a calendar year that are less than [*]	[*]
Portion of aggregate Net Sales throughout the BCC Territory in a calendar year that are equal to or greater than [*] but less than [*]	[*]
Portion of aggregate Net Sales throughout the BCC Territory in a calendar year that are equal to or greater than [*] but less than [*]	[*]
Portion of aggregate Net Sales throughout the BCC Territory in a calendar year that are equal to or greater than [*]	[*]

For example, if the aggregate Net Sales in the BCC Territory in a given calendar year were €100 million, royalties owed for that year would be [*].

(b)           Royalty Term.  The royalty payment obligation under this Section 7.3 shall continue, on a country-by-country and Product-by-Product basis, during the period of time

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

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(the “Royalty Term”) beginning upon the First Commercial Sale of such Product in such country, and ending upon the later of:

(i)            the date on which such Product in such country is no longer covered by a Valid Claim in such country;

(ii)           the date on which such Product in such country is no longer covered by an Exclusivity Extension; or

(iii)         the fifteenth (15th) anniversary after the First Commercial Sale of such Product in such country.

Notwithstanding the foregoing, provided that the Royalty Term has not already expired pursuant to Section 7.4(e)(i), the Royalty Term shall end on the fifteenth (15th) anniversary after the First Commercial Sale of any Product in such country, if Generic Entry or Competitor Entry has occurred.  Upon expiration of the Royalty Term for a given Product in a given country, the licenses granted to BCC pursuant to Section 2.1(a) with respect to such Product in such country shall convert to fully-paid, royalty-free, irrevocable licenses.

(c)           Royalty Payments and Reports.  Within forty-five (45) Business Days after the end of each calendar quarter, BCC shall deliver to Kythera a report containing the following information for the prior calendar quarter:  (i) the total quantity of units of Product sold in each country in the BCC Territory by BCC, its Affiliates, and Sublicensees, (ii) gross sales associated with each Product sold by BCC, its Affiliates and Sublicensees; (iii) a calculation of Net Sales of each Product that is sold by BCC, its Affiliates and (if applicable) Sublicensees; (iv) a detailed calculation showing all deductions from gross sales used to calculate Net Sales, (v) an itemization and calculation of all royalty offsets under Section 7.4 of this License Agreement, and (vi) a calculation of payments due to Kythera with respect to the foregoing.  Concurrent with these reports, BCC shall remit to Kythera any payment due for the applicable calendar quarter.  If no royalties are due to Kythera for such reporting period, the report shall so state.  The method of payment shall be by check or wire transfer to an address or account specified in writing by Kythera.

7.4        Royalty Offsets.  The following adjustments to royalty obligations payable under Section 7.3 shall apply throughout the Royalty Term.

(a)           Determination of Necessity.

(i)            If either Party reasonably believes that it is necessary to acquire a license from a Third Party to intellectual property rights of any kind because the Development, manufacturing, Commercialization, marketing, use, sale, import, export, distribution or any other exploitation of any Product [*] in the Initial Indication in the BCC Territory is alleged or could reasonably be alleged by a Third Party, without such license, to violate, infringe upon or misappropriate the intellectual property rights or other proprietary rights of such Third Party, such Party shall promptly so inform the other Party by written notice, describing in reasonable detail the reasons for such belief.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

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(ii)           Kythera First Right to Negotiate.  Kythera, in the first instance, may, in its reasonable discretion, at its expense, seek to obtain such a license from such Third Party for the intellectual property rights or other proprietary rights for the BCC Territory.

(iii)         BCC Second Right to Seek a License.  If BCC has, pursuant to Section 7.4(a)(i) indicated to Kythera that such license should be so obtained, and Kythera does not seek to obtain such a license within [*] of the notice described in Section 7.4(a)(i), then BCC shall have the right to either (A) seek a license on its own behalf, and negotiate such license; or (B) elect not to seek such a license.

(b)           Kythera Indemnity.  If BCC elects not to seek such a license pursuant to Section 7.4(a)(iii) after Kythera has not obtained such a license, or for any other reason BCC does not obtain such a license, then Kythera shall indemnify BCC in connection with any Third Party Claims described in Section 7.4(a) as and to the extent provided in Section 10.4.

(c)           Third Party Intellectual Property.  In the event that BCC enters into a license agreement with a Third Party pursuant to Section 7.4(a)(iii), BCC shall have the right to deduct from BCC’s royalty obligations to Kythera [*] of the royalty amounts actually paid by BCC to the Third Party under any such license in exchange for the practice of such license by BCC in the Field in any country or jurisdiction governed by such license in the BCC Territory for the Development, manufacture and/or Commercialization of, and/or the conduct of Regulatory Activities with respect to, a DC Product for the Initial Indication; provided, that such deduction shall not reduce BCC’s royalty payment obligation to Kythera in any given calendar quarter by more than fifty percent (50%); and provided, further, that amounts so paid to such Third Party that are not used by BCC in a particular calendar quarter to reduce the royalties due to Kythera in a particular calendar quarter may be carried over to subsequent calendar quarters until fully used in accordance with this Section 7.4(a).

(d)           Competing Products.  In the event that, during the Royalty Term, a Competing Product receives Regulatory Approval for sale and is actually and legally sold in such country in a particular country in the BCC Territory (“Competitor Entry”), then the royalty rate applicable to the calculation of royalties payable by BCC with respect to Products in such country shall be adjusted as follows:

(i)            [*].  For any country within the [*]:

(A)          if Competitor Entry occurs on or prior to the [*] of the First Commercial Sale of a Product in such country, the royalty rate applicable to the calculation of royalties payable by BCC with respect to Net Sales of Products for any calendar quarter shall equal (x) [*] of the royalty otherwise payable pursuant to Section 7.3 as adjusted by Section 7.4(c) for the country in which such Competitor Entry occurs and (y) [*] of the royalty otherwise payable pursuant to Section 7.3 as adjusted by Section 7.4(c) for each other country in [*];

(B)          if Competitor Entry occurs after the [*] but on or prior to the [*] of the First Commercial Sale of a Product in such country, the royalty rate applicable to the calculation of royalties payable by BCC with respect to Net Sales of Products for any

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

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calendar quarter shall equal (x) [*] of the royalty otherwise payable pursuant to Section 7.3 as adjusted by Section 7.4(c) for the country in which such Competitor Entry occurs and (y) [*] of the royalty otherwise payable pursuant to Section 7.3 as adjusted by Section 7.4(c) for each other country in [*]; and

(C)          if Competitor Entry occurs after the [*] of the First Commercial Sale of a Product in such country, the royalty rate applicable to the calculation of royalties payable by BCC with respect to Net Sales of Products for any calendar quarter shall equal (x) [*] of the royalty otherwise payable pursuant to Section 7.3 as adjusted by Section 7.4(c) for the country in which such Competitor Entry occurs and (y) [*] of the royalty otherwise payable pursuant to Section 7.3 as adjusted by Section 7.4(c) for each other country in [*].

In the event a Competitor Entry subsequently occurs in any country in which the royalty rate has previously been adjusted pursuant to this Section 7.4(d)(i), the royalty rate for Net Sales of Products in such country shall equal the lowest royalty rate applicable in such country in accordance with this Section 7.4(d)(i).  For example, [*].

For purposes of this Section 7.4(d)(i) only, the [*] together shall be considered a single country.

(ii)           Outside [*].  For any country in the BCC Territory outside [*]:

(A)          if Competitor Entry occurs on or prior to the [*] of the First Commercial Sale of a Product in such country, the royalty rate applicable to the calculation of royalties payable by BCC with respect to Net Sales of Products in such country for any calendar quarter shall equal [*] of the royalty otherwise payable pursuant to Section 7.3 as adjusted by Section 7.4(c);

(B)          if Competitor Entry occurs after the [*] but on or prior to the [*] of the First Commercial Sale of a Product in such country, the royalty rate applicable to the calculation of royalties payable by BCC with respect to Net Sales of Products in such country for any calendar quarter shall equal [*] of the royalty otherwise payable pursuant to Section 7.3 as adjusted by Section 7.4(c); and

(C)          if Competitor Entry occurs after the [*] of the First Commercial Sale of a Product in such country, the royalty rate applicable to the calculation of royalties payable by BCC with respect to Net Sales of Products for any calendar quarter shall equal [*] of the royalty otherwise payable pursuant to Section 7.3 as adjusted by Section 7.4(c).

(e)           Generic Versions.  In the event that, during the applicable Royalty Term, one or more Generic Version(s) of a Product receives Regulatory Approval for sale by the applicable Regulatory Authority in any country in the BCC Territory and is actually and legally sold in such country (“Generic Entry”), then:

(i)            if Generic Entry occurs on or prior to the [*] of the First Commercial Sale of such Product in such country, the Royalty Term for such Product in such country shall, as of the date of Generic Entry, [*]; and

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

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(ii)           if Generic Entry occurs after the [*] of the First Commercial Sale of such Product in such country, the royalty rate applicable to the calculation of royalties payable by BCC with respect to Net Sales of such Product in such country for any calendar quarter shall [*] of the royalty otherwise payable pursuant to Section 7.3 as adjusted by Section 7.4(c).

For purposes of this Section 7.4(e) only, the EU shall be considered a single country.

(f)            After a Competitor Entry or a Generic Entry in a given country, if the Regulatory Approval for the applicable Competing Product or Generic Version, as the case may be, in such country is revoked by the applicable Regulatory Authority or otherwise withdrawn (or legally prevented), and no other Competing Product or Generic Version, as the case may be, has received Regulatory Approval for sale by the applicable Regulatory Authority and is actually and legally sold in such country in such country, then the royalty rates in such country will revert to the standard royalty rates applicable in such country prior to the Competitor Entry or Generic Entry, as the case may be.

7.5        Foreign Exchange.  Net Sales under this License Agreement which are invoiced in currencies other than Euros shall be converted into Euros using the average exchange rate for the applicable calendar quarter, calculated in accordance with BCC’s internal accounting and reporting process (the current version of which is set forth in Exhibit D).  Any costs to be reimbursed by either Party which are payable in currencies other than Euros (other than to be deducted from the Development Account) shall be converted into Euros using the reference exchange rate of the European Central Bank Frankfurt/Main, Germany for the date of invoice as published, in the absence of manifest error, by the European Central Bank on its website (http://www.ecb.int), being currently available under the following link:  http://sdw.ecb.europa.eu/browse.do?node=2018794.  If the Euro ceases to be the official currency throughout the Economic and Monetary Union of the European Union (Euro area), or if the Euro ceases to be the official currency of Germany  such that Germany reverts to a national currency, then the Parties shall renegotiate in good faith the currency to be used for all payments under this Collaboration Agreement.

7.6        Cost Allocation for Kythera Technical Support.  From time-to-time, Kythera may provide certain Information, Technology, technical support and assistance to BCC under this License Agreement or to Intendis under the Collaboration Agreement with respect to certain clinical, regulatory, manufacturing or other activities.  Unless otherwise specified in this License Agreement, the costs and expenses of the provision of such Information, Technology, technical support and assistance shall be as set forth in this Section 7.6.

(a)           Transfer Period.  For the period from the Effective Date until [*] after the Effective Date (the “Transfer Period”), and except as provided in Section 7.6(e), Kythera shall provide reasonable technical support at Kythera’s expense.

(b)           Project Plan Costs.  After the Transfer Period, the reasonable expenses incurred by Kythera in connection with the provision of such Information, Technology, technical support and assistance that are specified in the Project Plan, including reasonable internal and

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

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external expenses, shall be allocated between the Parties as set forth in the Project Plan, and Kythera shall be reimbursed for such costs from the Development Account.

(c)           JSC Specified Costs.  After the Transfer Period, for any costs incurred by Kythera for the provision of such Information, Technology, technical support and assistance that are specified by the JSC, but not included in the Project Plan, Kythera shall be reimbursed for Kythera’s actual FTE costs for Kythera’s employees time spent performing such services, on a per day per employee basis, and Kythera, following JSC approval, shall be entitled to deduct such costs from the Development Account.

(d)           BCC Requested Activities.  After the Transfer Period, for any costs incurred by Kythera for the provision of such Information, Technology, technical support and assistance that are requested by BCC, but not included in the Project Plan or specified by the JSC, Kythera shall be reimbursed for Kythera’s actual FTE costs for Kythera’s employees time spent performing such services, on a per day per employee basis, and Kythera, following JSC approval, shall deduct such costs from the Development Account.

(e)           Travel Costs.  Kythera shall be reimbursed for all reasonable travel costs incurred by Kythera’s employees for the performance of services under Sections 7.6(a), 7.6(c) or 7.6(d).

7.7        Payment Method; Late Payments.  All payments due to Kythera by BCC hereunder shall be made in Euros, except for certain Development payments under Section 7.2(a) which shall be payable in Dollars, by wire transfer of immediately available funds into an account designated by Kythera within [*] after receipt of the respective invoice (immediately with the applicable royalty report if a royalty payment is due under Section 7.3), unless otherwise specified in this License Agreement.  Any payments due under this License Agreement shall be due on such date as is specified in this License Agreement and, in the event such date is not a Business Day, then the next succeeding Business Day.  Any failure by BCC to make a payment within [*] after the date when due shall obligate BCC to pay computed interest, with the interest period commencing on the due date and ending on the payment date to Kythera.  In the case of any payment in Euros, the interest shall be computed at a rate per annum equal to the EURIBOR for one month quoted two (2) Business Days prior to due date by the European Banking Federation, plus a premium of [*].  These rates are currently published by Reuters on screen <EURIBOR>.  In the case of any payment in Dollars, the interest shall be computed at a rate per annum equal to the USD LIBOR for one month quoted two (2) Business Days prior to due date by the British Bankers’ Association, plus a premium of [*].  These rates are currently published by Reuters on screen <LIBOR01>.  The interest rate shall be adjusted monthly.  Interest shall be paid using the modified following payment convention and calculated based on the actual/360 adjusted day count convention.

7.8        Records; Audits.  BCC will maintain complete and accurate records in sufficient detail to permit Kythera to confirm the accuracy of the calculation of royalty and milestone payments under this License Agreement.  Upon reasonable prior notice, such records shall be available during regular business hours for a period of [*] from the end of the calendar year to which they pertain for examination at the expense of Kythera, and not more often than once each

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

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calendar year, by an independent certified public accountant selected by Kythera and reasonably acceptable to BCC, for the sole purpose of verifying the accuracy of the financial reports furnished by BCC pursuant to this License Agreement.  Any such auditor shall not disclose to Kythera BCC’s Confidential Information, except to the extent such disclosure is necessary to verify the accuracy of the financial reports furnished by BCC or the amount of payments due by BCC under this License Agreement.  Any amounts shown to be owed but unpaid shall be paid within [*] from the accountant’s report, plus interest (as set forth in Section 7.7) from the original due date.  Kythera shall bear the full cost of such audit unless such audit discloses an underpayment by BCC of more than [*] of the amount due, in which case BCC shall bear the full cost of such audit.

7.9          Taxes.

(a)           Each Party shall be solely responsible for the payment of all taxes imposed on its share of income arising under this License Agreement directly or indirectly from the efforts of the Parties under this License Agreement.  In the event that a Party is mandated by applicable Law to withhold any tax in connection with any payment to the other Party under this License Agreement, such amount shall be deducted from the payment to be made to such other Party, provided that the withholding Party shall take reasonable and lawful action to avoid and minimize such withholding and promptly notify the other Party so that such other Party may take lawful action to avoid and minimize such withholding.  The withholding Party shall promptly furnish the other Party with copies of any tax certificate or other documentation evidencing such withholding as necessary to satisfy the requirements of the relevant Governmental Authority related to any application by such other Party for foreign tax credit for such payment.  The Parties agree to cooperate in claiming exemptions from such deductions or withholdings under any agreement or treaty from time to time in effect.

(b)           Notwithstanding Section 7.9(a), in the event that Kythera enters into any contract, subcontract, sublicense or other arrangement with an Affiliate of BCC to perform any Development activities contemplated by this License Agreement, BCC shall be responsible for payment to Kythera, or reimbursement to such Affiliate on behalf of Kythera (as the case may be), of any mark-up payment charged by such Affiliate to Kythera.

ARTICLE 8
INTELLECTUAL PROPERTY

8.1        Ownership of Background Inventions.  As between the Parties, Kythera shall own all Kythera Intellectual Property, subject to the licenses granted during the term of this License Agreement, and BCC shall own all BCC Intellectual Property, subject to any licenses agreed upon under this License Agreement.

8.2        Ownership of Inventions.  Each Party shall own any inventions made solely by its own employees, agents, subcontractors, or independent contractors in the course of conducting its activities under this License Agreement, together with all intellectual property rights therein (the “Sole Inventions”).  The Parties shall jointly own any inventions that are made jointly by

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

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employees, agents, or independent contractors of each Party in the course of performing activities under this License Agreement, together with all intellectual property rights therein (the “Joint Inventions”).

8.3          Disclosure of Inventions.  Each Party shall promptly disclose to the other Party any invention disclosures, or other similar documents, submitted to it by its employees, agents or independent contractors describing inventions that are either Sole Inventions or Joint Inventions.  Each Party shall promptly disclose to the other Party all Information and Technology relating to such inventions to the extent necessary for the preparation, filing and maintenance of any Patent with respect to such invention.

8.4        Prosecution of Patents.

(a)           Kythera Prosecuted Patents.

(i)            As between the Parties and subject to Section 8.4(a)(iii) and Kythera’s obligations under the LA Biomed Agreement and any In-License Agreements, Kythera shall have the sole right to prepare, file, prosecute and maintain Sole Inventions owned by Kythera, Kythera Patents and Joint Patents (the “Kythera Prosecuted Patents”), at Kythera’s cost and expense.  Kythera shall use Commercially Reasonable Efforts to prepare, file, prosecute and maintain the Kythera Prosecuted Patents in each Major Market and each other country in the EU.

(ii)           Subject to the LA BioMed License Agreement and any In-License Agreements, Kythera shall provide BCC reasonable opportunity to review and comment on such prosecution efforts regarding Kythera Prosecuted Patents in the BCC Territory.  Kythera shall provide BCC with a copy of material communications from any patent authority in the BCC Territory regarding such Kythera Prosecuted Patents, within a reasonable time after receipt of such communications and shall provide drafts of any material filings or responses to be made to such patent authorities in a reasonable amount of time in advance of submitting such filings or responses for BCC’s review and comment, and shall implement as appropriate such comments by BCC with respect to Kythera Prosecuted Patents in the BCC Territory.  Kythera shall reasonably consider such comments by BCC in connection with the prosecution of Kythera Prosecuted Patents; provided, however, that final decision making with respect to patents licensed under the LA BioMed License Agreement remains with LA BioMed.

(iii)         If Kythera decides to cease the prosecution or maintenance of any Kythera Prosecuted Patents in the BCC Territory, except for any Kythera Patent licensed under the LA BioMed License Agreement, it shall notify BCC in writing sufficiently in advance at least sixty (60) days prior to any relevant deadline so that BCC may, at its discretion, assume the responsibility for the prosecution or maintenance of such Kythera Prosecuted Patents in the BCC Territory, at BCC’s sole expense.  If BCC elects to assume responsibility for such prosecution and maintenance of a particular Kythera Prosecuted Patent that is not in-licensed by Kythera, then Kythera shall assign to BCC all rights and interest in such Kythera Prosecuted Patent, provided, however, that in Kythera’s reasonable judgment, such assignment will not create a material adverse effect on the prosecution or maintenance of any Patent in the Kythera

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

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Intellectual Property.  Such assigned Patent shall no longer be included in the Kythera Intellectual Property or the Kythera Prosecuted Patents and shall instead be included in the BCC Intellectual Property and in the BCC Prosecuted Patents and the terms of Section 8.4(b) shall apply to such Patents.  If Kythera decides to cease the prosecution or maintenance of any Kythera Prosecuted Patents in the BCC Territory licensed under the LA BioMed License Agreement, it shall notify BCC in writing at least sixty (60) days prior to any relevant deadline so that BCC may, at its discretion, require Kythera to continue such prosecution or maintenance of such Patent, at BCC’s sole expense, in cooperation with LA BioMed.

(b)           BCC Prosecuted Patents.

(i)            Subject to Section 8.4(b)(iii), BCC shall be solely responsible for filing, prosecuting and maintaining Patents covering Sole Inventions owned by BCC, and all Kythera Prosecuted Patents for which the responsibility for prosecution and maintenance has transferred to BCC pursuant to Section 8.4(a)(iii) above (the “BCC Prosecuted Patents”).

(ii)           BCC shall provide Kythera reasonable opportunity to review and comment on such prosecution efforts regarding such BCC Prosecuted Patents in the BCC Territory.  BCC shall provide Kythera with a copy of material communications from any patent authority regarding such BCC Prosecuted Patents within a reasonable amount of time after receipt of such communications and shall provide drafts of any material filings or responses to be made to such patent authorities in a reasonable amount of time in advance of submitting such filings or responses for Kythera’s review and comment.  BCC shall reasonably consider such comments by Kythera in connection with the prosecution of BCC Prosecuted Patents.

(iii)         If BCC decides to cease the prosecution or maintenance of any BCC Prosecuted Patents, it shall notify Kythera in writing sufficiently in advance and at least sixty (60) days prior to any relevant deadline.  Kythera may, at its discretion, assume the responsibility for the prosecution or maintenance of such BCC Prosecuted Patents, at Kythera’s sole expense, in which event BCC shall assign to Kythera all rights and interests in and to such BCC Prosecuted Patents, provided, however, that in BCC’s reasonable judgment, such assignment will not create a material adverse effect on the prosecution or maintenance of any Patent in the BCC Intellectual Property.

(c)           Cooperation in Prosecution.  Each Party shall provide the other Party all reasonable assistance and cooperation in the Patent prosecution efforts provided in this Section 8.4, including providing any necessary powers of attorney and executing any other required documents or instruments for such prosecution.

8.5        Infringement of Patents by Third Parties.

(a)           Notification.  Each Party shall promptly notify the other Party in writing of any existing or threatened infringement by a Third Party of the Kythera Patents or the Joint Patents through the development or commercialization of a product containing the Compound in the Field in the BCC Territory, of which such Party becomes aware, including any certification or the like in the BCC Territory similar to “patent certification” filed in the United States under

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

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21 U.S.C. § 355(b)(2) or 21 U.S.C. § 355(j)(2), and of any declaratory judgment, opposition, or similar action alleging the invalidity, unenforceability or non-infringement of any of the Kythera Patents or the Joint Patents (collectively “Product Infringement”).

(b)           Actions Against Product Infringement.

(i)            For any Product Infringement, each Party shall share with the other Party all Information available to it regarding such alleged infringement.  Subject to the LA BioMed License Agreement and any In-License Agreements, BCC shall have the right, but not the obligation, to bring an appropriate suit or other action against any person or entity engaged in such Product Infringement, subject to Section 8.5(b)(ii) through 8.5(b)(iv).  Subject to the LA BioMed License Agreement and any In-License Agreement, if BCC fails to institute and prosecute an action or proceeding to abate the Product Infringement within a period of [*] after: (A) BCC becoming aware of such matter; or (B) written notice of such matter by Kythera, then Kythera shall have the right, but not the obligation, to commence a suit or take action to enforce the applicable Patent against such Third Party perpetrating such Product Infringement in the BCC Territory at its own cost and expense.  In this case, BCC shall take appropriate actions in order to enable Kythera to commence a suit or take the actions set forth in the preceding sentence.

(ii)           Each Party shall provide to the Party enforcing any such rights under this Section 8.5(b) reasonable assistance in such enforcement, at such enforcing Party’s request, including joining such action as a party plaintiff if required by applicable Law to pursue such action.  The enforcing Party shall keep the other Party regularly informed of the status and progress of such enforcement efforts, shall reasonably consider the other Party’s comments on any such efforts, and shall seek consent of the other Party in any important aspects of such enforcement including, without limitation, determination of litigation strategy, and filing of important papers to the competent court, which shall not be unreasonably withheld or delayed.

(iii)         Each Party shall bear all of its own internal costs incurred in connection with its activities under this Section 8.5(b).  The Party controlling such  action shall bear all external costs and expenses for such action

(iv)          The Party not bringing an action with respect to Product Infringement under this Section 8.5(b) shall be entitled to separate representation in such matter by counsel of its own choice and at its own expense, but such Party shall at all times cooperate fully with the Party bringing such action.

(c)           Infringement Other Than a Product Infringement.  For any and all infringement of any Kythera Patent outside the Field or BCC Territory other than a Product Infringement, as between the Parties, Kythera shall have the sole and exclusive right, but not the obligation, to bring an appropriate suit or other action against any person or entity engaged in such other infringement, in its sole discretion, and as between the Parties shall bear all related expenses and retain all related recoveries.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

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(d)           Settlement.

(i)            Kythera shall not settle any claim, suit or action that it controls under this Section 8.5 involving Kythera Prosecuted Patents or any Joint Patent in any manner that would negatively impact such Patents or that would limit or restrict the ability of BCC to Develop, conduct Regulatory Activities with respect thereto, to make, have made, import, use, offer for sale, sell or otherwise Commercialize Products in the Field anywhere in the BCC Territory, without the prior written consent of BCC, which consent shall not be unreasonably withheld or delayed.

(ii)           BCC shall not settle any claim, suit or action that it controls under this Section 8.5 involving Kythera Prosecuted Patents or any Joint Patent in any manner that would negatively impact such Patents or that would limit or restrict the ability of Kythera to Develop, conduct Regulatory Activities with respect thereto, to make, import, use, offer for sale, sell or otherwise Commercialize Products anywhere in the Retained Territory or to make or have made Product anywhere in the world for such Development, use, sale or import anywhere in the Retained Territory, without the prior written consent of Kythera, which consent shall not be unreasonably withheld or delayed.  Kythera agrees to use good faith efforts to seek any consents necessary from LA BioMed under the LA BioMed License Agreement, but may withhold consent to any proposed settlement if LA BioMed does not provide any consent required under the LA BioMed License Agreement.

(e)           Allocation of Proceeds.  If either Party recovers monetary damages from any Third Party in a suit or action brought for a Product Infringement, such recovery shall be allocated first to the reimbursement of any expenses incurred by the Parties in such litigation (including, for this purpose, a reasonable allocation of expenses of internal counsel), and any remaining amounts shall be [*].

8.6        Infringement of Third Party Rights in the BCC Territory.  Subject to Section 7.4 and Article 10, if any Product used or sold by either Party, its Affiliates, licensees or sublicensees becomes the subject of a Third Party’s claim or assertion of infringement of a Patent granted by a jurisdiction within the BCC Territory, the Party first having notice of the claim or assertion shall promptly notify the other Party, and the Parties shall agree on and enter into an “common interest agreement” wherein such Parties agree to their shared, mutual interest in the outcome of such potential dispute.  Thereafter, the Parties shall promptly meet to consider the claim or assertion and the appropriate course of action, and Kythera shall control, and be responsible for, the defense of any such claim or assertion.

ARTICLE 9
REPRESENTATIONS AND WARRANTIES

9.1        Mutual Representations and Warranties.  Each Party hereby represents, warrants, and covenants (as applicable) to the other Party as follows:

(a)           Corporate Existence and Power.  It is a company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

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incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this License Agreement, including, without limitation, the right to grant the licenses granted by it hereunder.

(b)           Authority and Binding Agreement.  As of the Effective Date, (i) it has the corporate power and authority and the legal right to enter into this License Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this License Agreement and the performance of its obligations hereunder; and (iii) this License Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms.

(c)           Compliance with Law.  It and its Affiliates shall at all times materially comply with all applicable Law relating or pertaining to their obligations under this License Agreement.

(d)           No Conflict; Covenant.  It is not a party to any agreement that would materially prevent it from granting the rights granted to the other Party under this License Agreement or performing its obligations under this License Agreement.

(e)           No Debarment.  In the course of the development of Products, each Party shall not use, during the Term, any employee or consultant who has been debarred by any Regulatory Authority, or, to the best of such Party’s knowledge, is the subject of debarment proceedings by a Regulatory Authority.

9.2        Additional Representations and Warranties of Kythera.  Kythera represents and warrants to BCC that, as of the Effective Date (except where otherwise noted):

(a)           (i) it is the sole and exclusive owner of all right and interest in, to and under the Kythera Owned Intellectual Property, in each case free and clear of any security interests, claims, encumbrances or charges of any kind; and (ii) it has sole Control of all right and interest in, to and under the Kythera Licensed Intellectual Property, subject to the terms and conditions of the license agreements granting such licenses, including any reservation of rights by the licensors of the U.S. Government;

(b)           it has sufficient rights to grant the licenses and rights granted herein, free and clear of any security interests, claims, encumbrances or charges of any kind, except as provided in the LA BioMed License Agreement;

(c)           it has not assigned and/or granted licenses, nor shall it assign and/or grant licenses, to the Licensed Intellectual Property to any Third Party that would restrict or impair the rights granted hereunder, and it has not granted to anyone any rights that cover Products in the Field in the BCC Territory that remain in effect;

(d)           to Kythera’s Actual Knowledge [*], the Development, conduct of

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

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Regulatory Activities with respect to, Commercialization, making or having made, use, marketing, sale, offering for sale, import, export and other exploitation of a DC Product in the Initial Indication in the BCC Territory does not, and would not if such DC Product existed as of the Effective Date, infringe upon, misappropriate or otherwise violate any intellectual property rights or other proprietary rights of any kind of any Third Party; provided, however, that the foregoing representation, to the extent that it applies to any DC Product that contains any further active ingredients other than DC (including a Combination Product), shall apply solely to infringement, misappropriation or violation of intellectual property or other proprietary rights that a Third Party may have with respect to such Third Party’s claims DC in such Product, and not to any claims to such other active ingredients, or to claims covering the combination of other active ingredients with the Compound;

(e)           (i) no Third Party has made, or to Kythera’s Actual Knowledge threatened to make, a claim before any Governmental Authority or any court that any Licensed Intellectual Property is invalid or not enforceable; (ii) to Kythera’s Actual Knowledge (after reasonable, diligent inquiry), Kythera (or Kythera’s licensor) has obtained assignment of the all rights, title and interest in the Kythera Patents from the inventors named therein, subject to any government rights retained therein; and (iii) the Kythera Patents represent all the Patents within Kythera’s or its Affiliates’ Control relating to the Compound and Products in the BCC Territory; (iv) all application, registration, maintenance and renewal fees in respect of the Kythera Patents have been paid and all documents and certificates required to be filed with the relevant agencies for the purpose of maintaining the Kythera Patents have been filed; and (v) to Kythera’s Actual Knowledge, all inventors who should have been listed in the Kythera Patents as inventors have been listed in the Kythera Patents as inventors.  Except for Patents licensed under the LA BioMed License Agreement, none of the Licensed Intellectual Property was developed with funding from any Governmental Authority such that any Governmental Authority has any march-in rights or other rights to use the Licensed Intellectual Property;

(f)            a true, complete and correct copy of the License Agreement between Kythera and LA BioMed, dated August 25, 2005 (the “LA BioMed License Agreement”), as amended as of the Effective Date, has been provided to BCC prior to the Effective Date.  The LA BioMed License Agreement is the only license agreement regarding any of the Kythera Patents as of the Effective Date.  During the Term, Kythera shall not and shall cause its Affiliates to not, encumber or diminish the rights granted to BCC hereunder with respect to the Kythera Patents, including by not (a) intentionally committing any acts or permitting the occurrence of any omissions that would cause the breach or termination of the LA BioMed License Agreement to diminish in any way the rights granted to BCC hereunder, or (b) amending or otherwise modifying or permitting to be amended or modified, the LA BioMed License Agreement to diminish in any way the rights granted to BCC hereunder.  Kythera shall promptly provide BCC with notice of any alleged, threatened or actual material breach of the LA BioMed License Agreement.  None of Kythera, its Affiliates and, to the best of their knowledge, any Third Party is in material breach of the LA BioMed License Agreement;

(g)           to Kythera’s and its Affiliates’ Actual Knowledge, there is no actual infringement or threatened infringement of the Licensed Intellectual Property by any Third Party;

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

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(h)           to Kythera’s Actual Knowledge, any Information or Technology included in the Licensed Intellectual Property that is confidential has been kept confidential or has been disclosed to Third Parties only under terms of confidentiality.  To the Actual Knowledge of Kythera, no breach of such confidentiality has been committed by any Third Party;

(i)            to Kythera’s Actual Knowledge (after reasonable, diligent inquiry), any trade secrets among the Technology have been maintained as trade secrets or have been disclosed to Third Parties only under terms of confidentiality.  To the Actual Knowledge (after reasonable, diligent inquiry) of Kythera, no breach of such confidentiality has been committed by any Third Party;

(j)            all current and former officers, employees, agents and consultants of Kythera who are inventors of or have otherwise contributed in a material manner to the creation or development of any Licensed Intellectual Property have executed and delivered to Kythera or an Affiliate of Kythera an assignment or other agreement regarding the protection of proprietary information and the assignment to Kythera or an Affiliate of Kythera of any Licensed Intellectual Property.  To Kythera’s Actual Knowledge, no current officer, employee, agent or consultant of Kythera and its Affiliates is in material violation of any term of any assignment or other agreement regarding the protection of Patents, intellectual property rights or other proprietary information of Kythera and its Affiliates;

(k)           all Data provided in writing to BCC or its Affiliates by Kythera relating to the Initial Product or the Compound has been accurate in all material respects;

(l)            to Kythera’s Actual Knowledge, Kythera has made no material misrepresentation or material omission in connection with Data provided in writing to BCC or its Affiliates by Kythera relating to the Initial Product or the Compound; and

9.3        All Rights Granted.  Kythera represents, warrants and covenants that:  (a) the Licensed Intellectual Property licensed under Section 2.1(a) constitutes all of the intellectual property rights owned or Controlled by Kythera that are necessary to make, have made, use, market, sell, offer for sale, have sold, import, export and otherwise exploit the Compound in Products in the Initial Indication in the BCC Territory; and (b) as of the Effective Date, Kythera has delivered to BCC copies of all material documents in its possession and Control and reasonable for BCC to receive in order to evaluate the Product as of the Effective Date relating to the Development, conduct of Regulatory Activities with respect to, manufacture (to the extent provided in Section 2.1(a)(i)) and Commercialization of the Compound in Products in the Initial Indication relevant to the BCC Territory.

9.4        Litigation.  Kythera represents, warrants and covenants that, as of the Effective Date, there is no legal, administrative, arbitration, or other proceeding, suit, claim or action of any nature, judgment, decree, decision, injunction, writ or order pending, nor, to the Actual Knowledge of Kythera, threatened, against or involving the Licensed Intellectual Property, or this License Agreement, whether at law or in equity, before or by any Third Party.  Kythera shall provide notice of any of the foregoing to the extent they involve a Product, the Licensed Intellectual Property, or this License Agreement.  BCC represents, warrants and covenants that,

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

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as of the Effective Date, there is no legal, administrative, arbitration, or other proceeding, suit, claim or action of any nature, judgment, decree, decision, injunction, writ or order pending or, to the knowledge of BCC’s senior management, threatened, against or involving this License Agreement, whether at law or in equity, before or by any Third Party.  BCC shall provide notice of any of the foregoing to the extent they involve this License Agreement.

9.5          Regulatory Approvals.

(a)           Kythera.  Kythera represents, warrants and covenants (as applicable) that:

(i)            as of the Effective Date, Kythera has provided BCC with all applicable and material details on the regulatory status of Initial Product for the Initial Indication in the Retained Territory and the BCC Territory, and Kythera has provided copies of all clearances and applications thereof;

(ii)           with respect to all of Kythera’s Regulatory Filings to obtain Regulatory Approvals for Products in the Field:  (i) the Data in such Regulatory Filings were, are and shall be free from fraud or material falsity; (ii) the Regulatory Approvals have not been and will not be obtained either through bribery or the payment of illegal gratuities by Kythera, its Affiliates or their respective agents; (iii) the Data in such Regulatory Filings are, were and shall be accurate and reliable for purposes of supporting approval of the submissions; and (iv) the Regulatory Approvals shall be obtained without illegal or unethical behavior of any kind by Kythera, its Affiliates or their respective agents; provided that Kythera shall not be deemed to be in breach of this Section 9.5(a)(ii) if the violation of this Section 9.5(a)(ii) results from the action or omission of BCC or its Affiliates or Sublicensees; and

(b)           BCC.  BCC represents, warrants and covenants (as applicable) that, except for information provided by Kythera, its Affiliates or their respective agents, with respect to all  of BCC’s Regulatory Filings to obtain Regulatory Approvals for Products in the Field in the BCC Territory:  (i) the Data in such Regulatory Filings and modifications thereof shall be free from fraud or material falsity; (ii) the Regulatory Approvals will not be obtained either through bribery or the payment of illegal gratuities by BCC, its Affiliates or their respective agents; (iii) the Data in such Regulatory Approvals and modifications thereof shall be accurate and reliable for purposes of supporting approval of the Regulatory Filings; and (iv) the Regulatory Approvals shall be obtained without illegal or unethical behavior of any kind by BCC, its Affiliates or their respective agents; provided that BCC shall not be deemed to be in breach of this Section 9.5(b) if the violation of this Section 9.5(b) results from the action or omission of Kythera or its Affiliates or licensees.

9.6        Professional Standards.  Each Party represents, warrants and covenants that, with respect to the services provided hereunder to the other Party, it, its Affiliates and their respective employees, contractors and agents (except with respect to services provided by Intendis to Kythera under the Collaboration Agreement), who perform services have the experience, capability and resources to efficiently and skillfully perform the services, and shall perform, where applicable, all such services in a professional and workmanlike manner and in accordance

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

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with the generally accepted then-current standards, forms, procedures and techniques established from time to time by the industry.

9.7          No Conflict.  Kythera represents, warrants and covenants that:  (a) no agreements that it or its Affiliates may have with any Third Party provide such Third Party with any rights of first offer, rights of first refusal, or any other rights to make, have made, use, conduct clinical trials for, sell, offer for sale, have sold, import, export, or otherwise exploit the Products in the Field in the BCC Territory or the use of the Licensed Intellectual Property in connection with the making, Developing or Commercializing of, or conducting Regulatory Activities with respect to, Products in the Field in the BCC Territory; and (b) it has received no notice from a Third Party of any suit, action, proceeding or arbitration pending or threatened against it that the proposed terms and conditions of this License Agreement, and the Parties’ performance in accordance therewith, do or shall conflict or interfere with in a manner resulting in a breach or default under, or other violation of, any agreements that Kythera or its Affiliates may have with any Third Party.

9.8        Product Warranties.

(a)           By Kythera.  For the Compound and any Products that Kythera supplies, or causes to be supplied, pursuant to Section 6.1, Kythera represents, warrants and covenants that: (i) all such Compound and Products are provided free of defects in materials and workmanship and manufacturing; (ii) all such Compound and Products shall be manufactured in compliance with the applicable specifications and shall be free and clear of all liens, security interests and encumbrances; (iii) Kythera’s and its subcontractor’s manufacturing facilities will be in compliance, as applicable, with all standards and specifications as set out in the Technical Agreement; and (iv) if applicable, no such Compound or Product, at the time of delivery to BCC, shall be adulterated or misbranded or an article which may not be introduced into commerce within the meaning of the FD&C Act, or similar applicable Law in any country in the BCC Territory.

(b)           By BCC.  BCC represents, warrants and covenants that after such Compound or Product has been delivered to BCC by or on behalf of Kythera, BCC shall (either by itself or through its subcontractor), prior to use or sale of such Compound or Product, store, handle and transport such Compound or Product under appropriate conditions in compliance with all applicable Law.

9.9        Inaccuracies.  Without limiting either Party’s rights and remedies at law, in equity or under this License Agreement, if, at any point in time (not just at the times when the warranties are deemed granted), either Party becomes aware of any material inaccuracies in the foregoing warranties and representations, such Party shall promptly notify the other Party of such material inaccuracies, with a detailed written explanation.

9.10     Disclaimer.  BCC understands that the Compound and the Products are the subject of ongoing clinical research and development and that Kythera cannot assure the safety or efficacy of the Products.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

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9.11     No Other Representations or Warranties.  EXCEPT AS EXPRESSLY STATED IN THIS ARTICLE 9, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, IS MADE OR GIVEN BY OR ON BEHALF OF A PARTY.  ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.

ARTICLE 10
INDEMNIFICATION

10.1     Indemnification By Kythera.  Except to the extent of any Losses covered by Section 10.2, Kythera agrees to defend, indemnify and hold harmless BCC, its Affiliates, and their respective directors, officers, employees, and agents (“BCC Indemnitees”) from and against any and all liabilities, expenses and/or losses, including without limitation reasonable legal expenses and attorneys’ fees (collectively “Losses”) in each case resulting from Third Party (other than an Affiliate of BCC) suits, claims, actions and demands (each, a “Third Party Claim”) arising out of, resulting from or relating to:

(a)           any material breach of a representation or warranty made by Kythera in this License Agreement;

(b)           any material breach of any covenant of, or obligation required to be performed by, Kythera contained in this License Agreement;

(c)           any negligent act or omission or willful misconduct of any of the Kythera Indemnitees in connection with this License Agreement;

(d)           when Kythera has the right to conduct a Remedial Action under this License Agreement, Kythera’s handling of such Remedial Action or Kythera’s election not to commence such Remedial Action;

(e)           any Remedial Action relating to Kythera’s products other than Products in the Field;

(f)            personal injury or death, or any damage to any property, caused by a manufacturing defect in any Compound manufactured by Kythera or for Kythera by Third Parties;

(g)           any violation by Kythera of any Regulatory Approval involving a Product.

10.2     Indemnification By BCC.  Except to the extent of any Losses covered by Section 10.1, BCC agrees to defend, indemnify and hold harmless Kythera, its Affiliates, and their respective directors, officers, employees, and agents (the “Kythera Indemnitees”) from

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

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and against any and all Losses arising out of a Third Party Claim by a Third Party (other than an Affiliate of Kythera) arising out of, resulting from or relating to:

(a)           any material breach of a representation or warranty made by BCC in this License Agreement;

(b)           any material breach of any covenant or obligation required to be performed by BCC contained in this License Agreement;

(c)           any negligent act or omission or willful misconduct of any of the BCC Indemnitees in connection with this License Agreement;

(d)           when BCC has the right to conduct a Remedial Action under this License Agreement, BCC’s handling of such Remedial Action or BCC’s election not to commence such Remedial Action;

(e)           personal injury or death, or any damage to any property, caused by a manufacturing defect in any Compound or finished Product manufactured by BCC or directly for BCC by Third Parties;

(f)            any violation by BCC of any Regulatory Approval involving a Product in the Field in the BCC Territory;

(g)           the exercise of rights by BCC, its Affiliates or Sublicenses in the Field in the BCC Territory under Licensed Intellectual Property which is subject to the LA BioMed License Agreement; or

(h)           any material breach of any warranty, covenant, or obligation of Intendis under the Collaboration Agreement or any material breach of any covenant or obligation of Kythera under this License Agreement caused by Intendis under the Collaboration Agreement.

BCC hereby agrees that LA BioMed and the Regents are intended third party beneficiaries of the indemnity of this Section 10.2.

10.3     Procedure.  A Party entitled to be indemnified under Section 10.1, 10.2, or 10.4 (the “Indemnified Party”) shall promptly notify the other Party liable for such indemnification (the “Indemnifying Party”) in writing of any Third Party Claim which the Indemnified Party has determined has given or could give rise to a right of indemnification under this License Agreement.  Failure to promptly notify the Indemnifying Party of any such claim shall not relieve the Indemnifying Party of any such duty to so indemnify except to the extent that the Indemnifying Party can demonstrate actual loss and prejudice as a result of such failure.  The Indemnifying Party shall have the obligation to control the defense of the Indemnified Party against any such Third Party Claim, utilizing counsel chosen in the Indemnifying Party’s sole discretion; provided, however, that the Indemnified Party may participate in any such defense, at its own expense, by separate counsel of its choice; provided further, that any such participation shall not limit the Indemnifying Party’s right to control such defense.  Notwithstanding the

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

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foregoing, the Indemnifying Party shall obtain the prior written approval of the Indemnified Party, not to be unreasonably withheld or delayed, before (i) admitting any liability or fault of the Indemnified Party, (ii) ceasing to defend against any Third Party Claim or (iii) entering into any settlement, adjustment or compromise of such Third Party Claim involving injunctive or similar equitable relief being asserted against any Indemnified Party or any of its Affiliates.  The Indemnified Party shall cooperate with the Indemnifying Party in the provision of any such defense by providing to the Indemnifying Party all such information, assistance and authority as may reasonably be requested by the Indemnifying Party.

10.4     Intellectual Property Infringement.

(a)           Indemnity.  Kythera shall defend, indemnify and hold harmless the BCC Indemnitees from and against any and all (i) damages finally awarded, (ii) damages arising out of any settlement entered into by Kythera, (iii) direct out-of-pocket losses (including attorneys’ fees with respect to claims by BCC’s suppliers, Distributors, and Sublicensees) of BCC resulting from injunctive relief, damages awarded as a consequence of injunctive relief, or damages agreed to by BCC in settlement (upon consent of Kythera, not to be unreasonably withheld) as a consequence of injunctive relief, in each case of (i) through (iii) arising out of any Third Party Claim arising out of, resulting from or relating to the Development, conduct of Regulatory Activities with respect to, manufacture, Commercialization, marketing, promotion, use, sale, import, export, distribution or any other exploitation of a [*] in the Field in the BCC Territory violates, infringes upon or misappropriates the intellectual property rights of any kind of any Third Party.

Kythera’s indemnity obligation under this Section 10.4 is pursuant to the procedures set forth in Section 10.3.  All of the indemnity obligations in this Section 10.4 are subject to BCC’s duty to mitigate such damages,

(b)           Limitation for Third Party Claims Relating to Products with Multiple Active Ingredients.  Notwithstanding Section 10.4(a), the indemnity provided in Section 10.4(a), to the extent that it relates to any [*], shall apply only to Third Party Claims for infringement, misappropriation or violation of intellectual property or other proprietary rights that a Third Party may have with respect to claims to [*].  Such indemnity shall not apply to Third Party Claims relating to [*].

10.5     Limitation of Liability.  NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, INCIDENTAL, PUNITIVE, CONSEQUENTIAL OR INDIRECT DAMAGES OR LOSS OF PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS LICENSE AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.  NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 10.5 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 10.1, 10.2, OR 10.4, OR DAMAGES AVAILABLE FOR A PARTY’S BREACH OF CONFIDENTIALITY OBLIGATIONS IN ARTICLE 11.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

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10.6     Insurance.

(a)           Kythera shall procure and maintain insurance adequate to cover its obligations hereunder and which are consistent with normal business practices of prudent companies similarly situated, including comprehensive or commercial form general liability insurance with not less than [*] of coverage, at all times during which Kythera is responsible for manufacture and supply of the Compound or any Product to BCC and for three (3) years thereafter.  It is understood that such insurance shall not be construed to create a limit of Kythera’s liability with respect to its indemnification obligations under this Article 10.  Kythera shall provide BCC with written evidence of such insurance upon request.  Kythera shall provide BCC with written notice at least thirty (30) days prior to the cancellation, non-renewal or material change in such insurance which would materially adversely affect the rights of BCC hereunder.

(b)           BCC shall maintain self-insurance adequate to cover its obligations hereunder, consistent with normal business practices of prudent companies similarly situated, at all times during which BCC is responsible for manufacture of any Product and for three (3) years thereafter.

ARTICLE 11
CONFIDENTIALITY

11.1     Confidentiality.  Except to the extent expressly authorized by this License Agreement or otherwise agreed in writing by the Parties, for the Term and for a period of [*] years thereafter, each Party shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this License Agreement (which includes the exercise of any rights or the performance of any obligations hereunder) any Confidential Information of the other Party pursuant to this License Agreement.  The foregoing confidentiality and non-use obligations shall not apply to any portion of the Confidential Information that the receiving Party can demonstrate by competent written proof:

(a)           was already known to the receiving Party or its Affiliates, other than under an obligation of confidentiality, at the time of disclosure by the other Party;

(b)           was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party or its Affiliates;

(c)           became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party or its Affiliates in breach of this License Agreement;

(d)           is subsequently disclosed to the receiving Party or its Affiliates by a Third Party who has a legal right to make such disclosure; or

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

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(e)           is subsequently independently discovered or developed by the receiving Party or its Affiliates without the aid, application, or use of the disclosing Party’s Confidential Information, as evidenced by a contemporaneous writing.

11.2     Authorized Disclosure.  Notwithstanding the obligations set forth in Section 11.1, a Party may disclose the other Party’s Confidential Information and the terms of this License Agreement to the extent:

(a)           such disclosure:  (i) is reasonably necessary for the filing or prosecuting patent rights as contemplated by this License Agreement; (ii) is required under the LA BioMed License Agreement or (iii) is reasonably necessary for the prosecuting or defending litigation as contemplated by this License Agreement; or

(b)           such disclosure is reasonably necessary:  (i) to such Party’s directors, attorneys, independent accountants or financial advisors for the sole purpose of enabling such directors, attorneys, independent accountants or financial advisors to provide advice to the receiving Party, provided that in each such case on the condition that such directors, attorneys, independent accountants and financial advisors are bound by confidentiality and non-use obligations; or (ii) to actual or potential investors and/or acquirers, or merger partners solely for the purpose of evaluating an actual or potential investment or acquisition; provided that in each such case on the condition that such actual or potential investors and/or acquirers are bound by confidentiality and non-use obligations no less stringent than those contained in this License Agreement;

(c)           such disclosure is required by judicial or administrative process, provided that in such event such Party shall promptly inform the other Party as to such required disclosure and provide the other Party an opportunity to challenge or limit the disclosure obligations.  Confidential Information that is disclosed by judicial or administrative process shall remain otherwise subject to the confidentiality and non-use obligations of this Article 11, and the Party disclosing Confidential Information pursuant to law or court order shall take all steps reasonably necessary, including seeking of confidential treatment or a protective order to ensure the continued confidential treatment of such Confidential Information; and

(d)           such disclosure is reasonably necessary to its subcontractors, licensees or other collaborators or partners (including potential and future collaborators and partners) in its respective territory for the purpose of the Development, conduct of Regulatory Activities with respect to, manufacture and/or Commercialization of the Products, solely for the purpose of carrying out such transaction, on the condition that such collaborators are bound by confidentiality and non-use obligations at least as stringent as those contained in this License Agreement.

11.3     Publication.  Each Party shall deliver to the other Party for review a copy of any proposed academic or scientific presentations or publications relating to the Development of Products in the Field.  Such other Party shall have the right to (a) require modifications of the proposed publication or presentation to delete or modify such Party’s Confidential Information; and (b) delay such proposed submission or presentation for up to ninety (90) days as may be

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

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reasonably necessary to seek patent protection for the information disclosed in such proposed presentation or publication.

11.4     Publicity; Use of Names.  Subject to the rest of this Section 11.4, no disclosure of the terms of this License Agreement may be made by either Party or its Affiliates, and no Party shall use the name, trademark, trade name or logo of the other Party, LA BioMed, the Regents, or the name of any campus of the University of California, its or their Affiliates or their respective employee(s) in any publicity, promotion, news release or other public disclosure relating to this License Agreement or its subject matter, without the prior express written permission of the LA BioMed, the Regents, or the other Party as appropriate, except as may be required by law.

11.5     Securities Filings.  A Party may disclose this License Agreement and its terms in securities filings with the appropriate Governmental Authorities, including without limitation the Securities and Exchange Commission, and any securities exchange on which securities of such Party are listed to the extent required by applicable Law after complying with the procedure set forth in this Section 11.5.  In such event, the Party seeking such disclosure will prepare a draft confidential treatment request and a proposed redacted version of this License Agreement to request confidential treatment for this License Agreement, and provide such draft to the other Party, and in such case the other Party agrees to promptly (and in any event, no less than seven (7) days (or such shorter time to meet any filing deadline where it was not practical to provide the other Party with 7 days notice)  after receipt of such confidential treatment request and proposed redactions) give its input in a reasonable manner in order to allow the Party seeking disclosure to file its request within the timelines proscribed by the applicable regulations of applicable Governmental Authorities or securities exchange.  The Party seeking such disclosure shall exercise Commercially Reasonable Efforts to obtain confidential treatment of this License Agreement from the applicable Governmental Authority or securities exchange as represented by the redacted version reviewed by the other Party.

11.6     Other Required Disclosure.  Further, each Party acknowledges that the other Party may be legally required to make public disclosures (including in filings with a Governmental Authority) of certain material developments or material information generated under this License Agreement and agrees that each Party may make such disclosures as required by law, provided that the Party seeking such disclosure first provides the other Party a copy of the proposed disclosure, and provided further that (except to the extent that the Party seeking disclosure is required to disclose such information to comply with applicable Law) if the other Party demonstrates to the reasonable satisfaction of the Party seeking disclosure, within three (3) Business Days of such Party’s providing the copy, that the public disclosure of previously undisclosed information will materially adversely affect the Development and/or Commercialization of, and/or the conduct of Regulatory Activities with respect to, a Product being Developed and/or Commercialized, the Party seeking disclosure will remove from the disclosure such specific previously undisclosed information as the other Party shall reasonably request to be removed.

11.7     Press Releases.  The Parties have agreed on language of press releases announcing the collaboration, attached hereto as Exhibit E, to be issued promptly after the execution of this

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

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License Agreement by each Party.  During the Term, each Party shall have the right to issue press release or make a public announcement concerning the material terms of this License Agreement or the Development or Commercialization of, or the conduct of Regulatory Activities with respect to, Products under this License Agreement, such as announcing the commencement and completion of clinical studies for Products in countries of the BCC Territory, the filing and obtaining of Regulatory Approvals for Products in countries of the BCC Territory, the First Commercial Sale of Products in countries in the BCC Territory, and the publication of Information in accordance with Section 11.3, by providing the other Party with reasonable advance notice of the content thereof.  Such other Party shall have the right to review and comment on such proposed press release or announcement and the Party seeking such disclosure shall reasonably take into consideration and incorporate when appropriate the comment from the other Party.

11.8     Subsequent Disclosures.  The Parties agree that after a disclosure pursuant to Section 11.5 or 11.6 has been reviewed and approved by the other Party, the disclosing Party may make subsequent public disclosures or issue a press release disclosing the same content without having to obtain the other Party’s prior consent and approval.

11.9     Equitable Relief.  Each Party and its Affiliates acknowledge that a breach of this Article 11 may not reasonably or adequately be compensated in damages in an action at law and that such a breach may cause the other Party irreparable injury and damage.  By reason thereof, each Party and its Affiliates agree that the other Party may be entitled, in addition to any other remedies it may have under this License Agreement or otherwise, to preliminary and permanent injunctive and other equitable relief to prevent or curtail any breach of the obligations relating to Confidential Information set forth herein by the other Party.

ARTICLE 12
TERM AND TERMINATION

12.1     Term.  This License Agreement shall become effective as of the Effective Date and, unless earlier terminated pursuant to the other provisions of this Article 12 (the “Term”), shall expire on a Product-by-Product and country-by-country basis, upon the expiration of the Royalty Term with respect to such Product in such country.  In any event, this License Agreement shall expire in its entirety upon the expiration of the Royalty Term with respect to all Products in all countries in the BCC Territory.

12.2     Termination for Cause.

(a)           Breach or Default.  Either Party (the “Non-Breaching Party”) may, without prejudice to any other remedies available to it at law or in equity, terminate this License Agreement in its entirety or on a Product-by-Product and a country-by-country basis, in the event that the other Party (the “Breaching Party”) shall have materially breached or defaulted with respect to:  (i) the performance of any of its material obligations in this License Agreement; (ii) any material representation or warranty provided in this License Agreement; or (iii) with respect to any Product or any country, so materially breached or defaulted with respect to that

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

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Product or country, and in each case such breach or default shall have continued for [*] (or [*] for any non-payment by BCC) after written notice thereof was provided to the Breaching Party by the Non-Breaching Party (or, excluding any non-payment by BCC, if such default cannot be cured within such [*] period, if the Breaching Party does not commence and diligently continue actions to cure such default during such [*].  Any such termination shall become effective at the end of such [*] period (or such [*] period for non-payment by BCC) unless the Breaching Party has cured any such breach or default prior to the expiration of such [*] period, as the case may be, (or, if such default cannot be cured within such [*] period excluding any non-payment by BCC, if the Breaching Party has commenced and diligently continued actions to cure such default to the reasonable satisfaction of the Non-Breaching Party).  Notwithstanding the above, BCC may not terminate this License Agreement under this Section 12.2(a) for a breach by Kythera, to the extent such breach is due to a breach by Intendis of the Collaboration Agreement.

(b)           Suspension for Dispute Resolution.  Notwithstanding the foregoing, in the event that the Party that is alleged to have materially breached or defaulted contests in good faith the alleged material breach or default pursuant to Article 13, the foregoing [*] period (or [*] period in the case of an alleged non-payment by BCC) shall not commence unless and until it is finally determined by an arbitral panel to the effect that (i) such breach or default has occurred and (ii) termination of this License Agreement in its entirety, or with respect to a country or Product, is consistent with the requirements of this Section 12.2.

(c)           Waiver.  The right of ether Party to terminate this License Agreement as provided in this Section 12.2 shall not be affected in any way by its waiver or failure to take action with respect to any previous default.

12.3     Termination by BCC for Good Reason

(a)           Good Reason.  BCC may, for good reason, terminate this License Agreement, or with respect to any Product or country, upon one hundred eighty (180) days’ prior written notice to Kythera.  For purposes of this Section 12.3, “good reason” shall exist if BCC reasonably determines that: (a) Development or manufacturing of, or the conduct of Regulatory Activities with respect to, the Products does not appear to be viable on a basis that makes achievement of the objectives of the Parties reflected in this License Agreement likely (such as, for example, because of additional work being required that is not contemplated by the Project Plan, including pre-clinical work or a clinical study) or the costs of such work having escalated beyond the budgeted costs; or (b) a material change in circumstances has occurred with respect to the prospective profitability of the Products, because of pricing, intellectual property, market or other factors.

12.4     Termination for a No-Go Decision.  Notwithstanding anything to the contrary, this License Agreement shall automatically and immediately terminate upon a BCC actual or deemed No-Go Decision pursuant to Section 4.1(c).

12.5     Termination for Patent Challenge.  Kythera shall have the right to terminate this License Agreement immediately upon written notice if BCC or any BCC Affiliate challenges the validity, scope or enforceability of or otherwise opposes any Kythera Patent with respect to

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

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Development or Commercialization of, or the conduct of Regulatory Activities with respect to, the Compound or Products in the Field.  If a Sublicensee of BCC challenges the validity, scope or enforceability of or otherwise opposes any Kythera Patent under which such Sublicensee is sublicensed with respect to Development or Commercialization of, or the conduct of Regulatory Activities with respect to, the Compound or Products in the Field, then BCC shall, upon written notice from Kythera, terminate such Sublicense.  BCC shall include provisions in all agreements under which a Third Party obtains a Sublicense under any Kythera Patent providing that if the Sublicensee challenges the validity or enforceability of or otherwise opposes any such Kythera Patent under which the Sublicensee is sublicensed, BCC may terminate its Sublicense agreement with such Sublicensee.

12.6     Termination for BCC’s Cessation or Abandonment of Development, Regulatory Activities and/or Commercialization. Kythera shall have the right to terminate this License Agreement (i) immediately on written notice from BCC or any BCC Affiliate that it has ceased, or has decided to cease, support of Kythera’s Development, or Development, Regulatory Activities (whether with respect to BCC or any BCC Affiliate) or Commercialization of the Initial Product or of all Products, (ii) on sixty (60) days’ written notice by Kythera if for a period greater than [*], BCC has not conducted any Development or Commercialization or Regulatory Activities (except for delays caused by a Governmental Authority) anywhere in the BCC Territory.

12.7     Effect of Expiration or Termination.

(a)           Following Expiration of the Term.  Following the expiration of the Term with respect to a Product in any country in the BCC Territory pursuant to Section 12.1, BCC shall have a non-exclusive, royalty-free, paid-up, perpetual, irrevocable and sublicensable right and license to the same extent that BCC continued to have such license rights to such Product in such country immediately prior to the expiration of the Term, to develop, make, have made, use, market, sell, have sold, offer to sell, import, distribute and otherwise exploit such Product in such country in the BCC Territory.

(b)           Agreement Termination For BCC Breach, Patent Challenge, or No-Go Decision, or Cessation or Abandonment of Development, Regulatory Activities and/or Commercialization.  If this License Agreement is terminated in its entirety by Kythera pursuant to Section 12.2, Section 12.4,  Section 12.5, or Section 12.6, in addition to any other remedies available at law or in equity:  (i) all licenses and rights granted by Kythera to BCC under this License Agreement shall terminate; (ii) at BCC’s expense, BCC shall promptly:  (A) pay to Kythera all outstanding costs and expenses incurred by Kythera pursuant to this License Agreement prior to termination, provided that any such amounts deductable from the Development Account shall be deducted from the Development Account to the extent that there are sufficient funds in the Development Account, (B) transfer to Kythera all relevant Information, Technology, and materials in BCC’s possession or control that relate to the Products; (C) execute all documents, necessary or desirable to transfer any Regulatory Filings in BCC’s name with respect to the Products to Kythera; and (D) return to Kythera all Information and materials in BCC’s possession or Control containing Kythera’s Confidential Information (provided that BCC may keep one (1) copy of such Confidential Information for archival

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

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purposes only); (iii) to the extent BCC owns or holds any right, title and interest in any Joint Product Marks under which any Product has been or is being marketed or sold in the BCC Territory, BCC shall assign the same to Kythera; and (iv) all Sublicenses granted to Sublicensees by BCC under this License Agreement shall continue in full force and effect if permitted by the terms and conditions of the respective Sublicenses, and, if permitted under the terms and conditions of such Sublicenses, BCC will assign to Kythera such Sublicenses.

(c)           Product or Country Termination for BCC Breach.  If this License Agreement is terminated with respect to a particular Product or country by Kythera pursuant to Section 12.2, in addition to any other remedies available at law or in equity:  (i) all licenses and rights granted by Kythera to BCC under this License Agreement with respect to such Product or such country shall terminate; (ii) at BCC’s expense, BCC shall promptly:  (A) pay to Kythera all outstanding costs and expenses incurred by Kythera pursuant to this License Agreement with respect to such Product or such country prior to termination, provided that any such amounts deductable from the Development Account shall be deducted from the Development Account to the extent that there are sufficient funds in the Development Account, (B) transfer to Kythera all relevant Information, Technology, and materials in BCC’s possession or control that relate to such Product or such country; (C) execute all documents, necessary or desirable to transfer any Regulatory Filings in BCC’s name that relate to such Product or such country to Kythera; and (D) return to Kythera all relevant Information, and materials in BCC’s possession or control containing Kythera’s Confidential Information that relate to such Product or such country (provided that BCC may keep one (1) copy of such Confidential Information for archival purposes only); (iii) to the extent BCC owns or holds any right, title and interest in any Joint Product Marks in such country or under which such Product has been or is being marketed or sold, BCC shall assign the same to Kythera; (iv) all Sublicenses granted to Sublicensees by BCC under this License Agreement shall continue in full force and effect if permitted by the terms and conditions of the respective Sublicenses, and, if permitted under the terms and conditions of such Sublicenses, BCC will assign to Kythera such Sublicenses; and (v) any such terminated country by virtue of such termination shall be included in the Retained Territory.

(d)           Agreement Termination For Kythera Breach.  If this License Agreement is terminated in its entirety by BCC pursuant to Section 12.2, in addition to any other remedies available at law or in equity:  (i) all licenses and rights granted by BCC to Kythera under this License Agreement shall terminate; (ii) at Kythera’s expense, Kythera shall promptly:  (A) transfer to BCC all Information and materials in Kythera’s possession or control that relate to the Products as they are being Developed or Commercialized in the BCC Territory; and (B) return to BCC all relevant Information and materials in Kythera’s possession or control containing BCC’s Confidential Information (provided that Kythera may keep one (1) copy of such Confidential Information for archival purposes only); (iii) Kythera shall transfer manufacturing of the Compound for the BCC Territory to BCC, its Affiliate or a Third Party in accordance with Section 6.1(j)(i); and (iv) the licenses granted under Section 2.1(a) (including as modified by Section 6.1(j)(i)) shall continue in full force and effect, subject to and in accordance with all other terms and conditions of this License Agreement, including the obligation of BCC to pay [*] of the royalty rates set forth pursuant to Section 7.3; provided, however, that if BCC terminates for a Catastrophic Breach then the licenses granted under

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

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Section 2.1(a) shall continue in full force and effect on an irrevocable, perpetual, royalty-free and full paid-up basis. “Catastrophic Breach” as used in this Section 12.7 means a material breach by Kythera under Section 12.2 that results or is reasonably likely to result in imminent substantial harm to the commercial value of the Product in the BCC Territory, including without limitation the following types of events:  (x) fraud or intentional misconduct by Kythera in inducing BCC to enter into this License Agreement; (y) intentional or willful sales of Products by Kythera in the BCC Territory or grant of license rights to Third Parties similar to those granted BCC under this License Agreement to effect such sales; and (z) other events, having substantially the same types of adverse effects on the commercial value of Product as those events set forth in (i) and (ii).

(e)           Product or Country Termination for Kythera Breach.  If this License Agreement is terminated with respect to a particular Product or a particular country by BCC pursuant to Section 12.2, in addition to any other remedies available at law or in equity:  (i) all licenses and rights granted by BCC to Kythera under this License Agreement with respect to such Product or such country shall terminate; (ii) at Kythera’s expense, Kythera shall promptly:  (A) transfer to BCC all Information and materials in Kythera’s possession or control that relate to such country or such Product as it is being Developed or Commercialized in the BCC Territory; and (B) return to BCC all relevant Information and materials in Kythera’s possession or control containing BCC’s Confidential Information that relate to such Product or such country (provided that Kythera may keep one (1) copy of such Confidential Information for archival purposes only); (iii) to the extent Kythera owns or holds any right, title and interest in any Joint Product Marks in such country or under which such Product has been or is being marketed or sold, Kythera shall assign the same to BCC; and (iv) the licenses granted under Section 2.1(a) shall continue in full force and effect, subject to and in accordance with all other terms and conditions of this License Agreement, including the obligation of BCC to pay [*] of the royalty rates set forth pursuant to Section 7.3; provided, however, that if BCC terminates for a Catastrophic Breach with respect to a particular Product in a particular country then the licenses granted under Section 2.1(a) shall continue in full force and effect on an irrevocable, perpetual, royalty-free and full paid-up basis with respect to such Product in such country.

(f)            Termination by BCC for Good Reason.  If this License Agreement is terminated with respect to any Product by BCC pursuant to Section 12.3:  (i) all licenses and rights granted by Kythera to BCC under this License Agreement with respect to such Product shall terminate; (ii) at BCC’s expense, BCC shall promptly:  (A) pay all outstanding costs and expenses with respect to such Product to Kythera, provided that any such amounts deductable from the Development Account shall be deducted from the Development Account, (B) transfer to Kythera all relevant Information and materials in BCC’s possession or control that relate to such Product; (C) provide Kythera with all information, and execute all documents, necessary or desirable to transfer any Regulatory Filings in BCC’s name that relate to such Products to Kythera; and (D) return to Kythera all relevant records and materials in BCC’s possession or control containing Kythera’s Confidential Information that relate to such Product (provided that BCC may keep one (1) copy of such Confidential Information for archival purposes only); (iii) to the extent BCC owns or holds any right, title and interest in any Trademarks under which any such Product has been or is being marketed or sold in the BCC Territory, BCC shall assign the

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

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same to Kythera; (iv) all Sublicenses granted to Sublicensees by BCC under this License Agreement with respect to such Product shall continue in full force and effect in accordance with the terms and conditions of the respective Sublicenses, and BCC will assign to Kythera such Sublicenses; and (v) the Parties shall discuss in good faith a license to any intellectual property developed by BCC in connection with this License Agreement, with royalty rate and other terms to be negotiated in good faith and based on the relative contributions of such intellectual property to the Products.

(g)           Payment Obligations. At the expiration or any termination of this License Agreement, and except as otherwise specifically provided in this License Agreement, all of BCC’s payment obligations under this License Agreement shall terminate as of the effective date of such expiration or termination.

12.8     Accrued Rights; Surviving Obligations.

(a)           Effect on Other Rights.  Termination, relinquishment or expiration of this License Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of either Party prior to such termination, relinquishment or expiration.  Such termination, relinquishment or expiration shall not relieve either Party from obligations that are expressly indicated to survive termination or expiration of this License Agreement.

(b)           Survival. Except as otherwise expressly provided in this Agreement, All of the Parties’ rights and obligations under Sections 2.1(b) (No Other Rights and Retained Rights), 2.3(b) (BCC Retained Rights), 3.4(b) (Information Rights), 7.3 (Royalties) , 7.4 (Royalty Offsets), 7.5 (Foreign Exchange), 7.6 (Cost Allocation for Kythera Technical Support), 7.7 (Payment Method; Late Payments), 7.8 (Records; Audits), 7.9 (Taxes), 12.6 (Termination for BCC’s Cessation or Abandonment of Development), 12.7 (Effect of Termination), 12.8 (Accrued Rights; Surviving Obligations), and 12.9 (Termination of the LA BioMed License Agreement) and Article 1 (Definitions), Article 8 (Intellectual Property), Article 10 (Indemnification), Article 11 (Confidentiality), Article 13 (Dispute Resolution) and Article 14 (Miscellaneous), shall survive termination, relinquishment or expiration of this License Agreement.

12.9     Termination of the LA BioMed License Agreement.  If the LA BioMed License Agreement is terminated for any reason, the sublicense to BCC shall survive such termination, provided that BCC agrees in writing to be bound by the applicable terms of the LA BioMed License Agreement.

12.10   Effect of Termination of the Collaboration Agreement.  If the Collaboration Agreement is terminated for any reason, including as a result of material breach by a Party, this License Agreement shall not automatically be terminated.  The Parties acknowledge that termination of the Collaboration Agreement as a result of material breach by a Party may be cited by the other Party as grounds for termination of this License Agreement pursuant to Section 12.2, and that in any consideration by a Party or by an arbitration panel pursuant to Section 13.3 of the question of whether a material breach of the Collaboration Agreement should constitute grounds for termination of this License Agreement pursuant to Section 12.2, the

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

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Parties or such panel shall treat the Collaboration Agreement and this License Agreement as if they were one combined Agreement (notwithstanding that Intendis is a party to the Collaboration Agreement rather than BCC).

ARTICLE 13
DISPUTE RESOLUTION

13.1     Exclusive Dispute Resolution Mechanism.  The Parties agree that the procedures set forth in this Article 13 shall be the exclusive mechanism for resolving any dispute, controversy, or claim between the Parties that may arise from time to time pursuant to this License Agreement relating to (i) any unresolved dispute of the JSC pursuant to Section 3.2(g) and (ii) any Party’s rights and/or obligations hereunder that cannot be resolved through good faith negotiation between the Parties (collectively, “Disputes”).

13.2     Resolution by Chief Executives.  Except as otherwise provided in this License Agreement, in the event of any Dispute, the construction hereof, or the rights, duties or liabilities of either Party hereunder, the Parties shall first attempt in good faith to resolve such Dispute by negotiation and consultation between themselves (or in the case of a dispute within the JSC, pursuant to Section 3.2(g)).  In the event that such Dispute is not resolved on an informal basis within [*], either Party may, by written notice to the other Party, refer the Dispute to the other Party for attempted resolution between the Chief Executive Officer of Kythera and a senior officer of BCC or its Affiliates nominated and vested with appropriate authority by BCC (the “Chief Executives”) by good faith negotiation within [*] after such notice is received.  Except as set forth in Section 13.4 or 13.5, each Party may, in its sole discretion, seek resolution of any and all Disputes that are not resolved by the Chief Executives under this Section 13.2 in accordance with Section 13.3 by providing written notice to the other Party within [*] after the period for resolution by Chief Executive has expired.

13.3     Arbitration.

(a)           Any arbitration under this Section 13.3 shall be conducted with the applicable rules of the International Chamber of Commerce (“ICC Rules” or “Rules”) as such Rules may be amended from time to time.  In such arbitration the governing law to be applied is as described in Section 14.13(a).  The International Bar Association Rules on the Taking of Evidence in International Commercial Arbitration shall govern the taking of evidence in any such proceeding, it being the intent of the Parties to enable a reasonable amount of discovery in any such proceeding.

(b)           The arbitration shall be conducted by a panel of three (3) arbitrators.  Within ten (10) days after receipt of an arbitration notice from a Party, each Party shall select one (1) arbitrator with relevant industry experience and the International Court of Arbitration of the ICC (the “Court”) shall select a third arbitrator in accordance with the Rules.  In the event that only one of the Parties selects an arbitrator, then the Court shall select an arbitrator in accordance with the Rules for such Party, and a third arbitrator in accordance with the Rules.  Each and every arbitrator of the arbitration panel conducting the arbitration must and shall agree to render

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

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an opinion within twenty (20) days (or sixty (60) days if a Party requests a written opinion of the findings of fact and conclusion of law pursuant to Section 13.3(e) below) after the final hearing before the panel.

(c)           The place of arbitration shall be London, England, and the language used in any such proceeding (and for all testimony, evidence and written documentation) shall be English.

(d)           The Parties acknowledge that they desire for any arbitration to be conducted in an efficient, speedy and economical manner.  The Parties shall use good faith efforts to complete arbitration under this Section 13.3 within one hundred eighty (180) days following the initiation of such arbitration.  In order to effectuate this desire, the arbitral panel shall establish procedures reasonably directed to facilitating such goals and completing such arbitration within such one hundred eighty (180) day period.

(e)           The decision or award of the arbitral panel shall be final and binding and incontestable and may be used as a basis for judgment thereon in any jurisdiction.  To the full extent permissible under Laws, the Parties hereby expressly agree to waive the right to appeal from the decision of the arbitrator(s), there shall be no appeal to any court or other authority (government or private) from the decision of the arbitrator(s), and the Parties shall not dispute nor question the validity of such decision or award before any regulatory or other authority in any jurisdiction where enforcement action is taken by the Party in whose favor the decision or award is rendered, except in the case of fraud or on the grounds established under Article V of the Convention on the Recognition and Enforcement of Foreign Arbitral Awards.  The arbitrator(s) shall, upon the request of any Party, issue a written opinion of the findings of fact and conclusions of law and shall deliver a copy to each of the Parties.  Without limiting any other remedies that may be available under Laws, the arbitral panel shall have no authority to award provisional remedies of any nature whatsoever, or punitive, special, consequential, or any other similar form of damages.

(f)            Each Party shall bear its own costs and attorneys’ fees, and the Parties shall equally bear the fees, costs, and expenses of the arbitrator(s) and the arbitration proceedings; provided, however, that the arbitrator(s) may exercise discretion to award costs, including attorney’s fees, to the prevailing Party.

13.4     Preliminary Injunctions.  Notwithstanding anything in this License Agreement to the contrary, a Party may seek a temporary restraining order or a preliminary injunction from any court of competent jurisdiction in order to prevent immediate and irreparable injury, loss, or damage on a provisional basis, pending the decision of the arbitrator(s) on the ultimate merits of any Dispute.

13.5     Patent Disputes.  Notwithstanding anything in this License Agreement to the contrary, any and all issues regarding the scope, construction, validity, and enforceability of any patent in a country within the BCC Territory shall be determined in a court or other tribunal, as the case may be, of competent jurisdiction under the applicable patent laws of such country.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

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13.6     Confidentiality.  Any and all activities conducted under Sections 13.1 through 13.3, including without limitation any and all proceedings and decisions of arbitrator(s) under Section 13.3, shall be deemed Confidential Information of each of the Parties, and shall be subject to Article 11.

ARTICLE 14
MISCELLANEOUS

14.1     Entire Agreement; Amendment.  This License Agreement and the Collaboration Agreement, including the Exhibits, schedules and attachments hereto and thereto, set forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersede, as of the Effective Date, all prior agreements and understandings between the Parties with respect to the subject matter hereof.  There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein.  No subsequent alteration, amendment, change or addition to this License Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

14.2     Force Majeure.  Each Party shall be excused from the performance of its obligations under this License Agreement to the extent that such performance is prevented by force majeure and the nonperforming Party promptly provides notice of the prevention to the other Party.  Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party takes reasonable efforts to remove the condition.  For purposes of this License Agreement, force majeure shall include conditions beyond the reasonable control of the nonperforming Party, including without limitation, an act of God or terrorism, involuntary compliance with any regulation, law or order of any government, war, civil commotion, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe.  Notwithstanding the foregoing, a Party shall not be excused from making payments owed hereunder because of a force majeure affecting such Party.  If a force majeure persists for more than ninety (90) days, then the Parties will discuss in good faith the modification of the Parties’ obligations under this License Agreement in order to mitigate the delays caused by such force majeure.

14.3     Rights in Bankruptcy.  All rights and licenses granted under or pursuant to this License Agreement by Kythera and BCC are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code or analogous provisions of applicable Law outside the United States, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code or analogous provisions of applicable Law outside the United States.  The Parties agree that each Party, as licensee of certain rights under this License Agreement, shall retain and may fully exercise all of its rights and elections under the U.S.  Bankruptcy Code or analogous provisions of applicable Law outside the United States.  The Parties further agree that, in the event of the commencement a bankruptcy proceeding by or against a Party (such Party, the “Bankrupt Party”) under the U.S. Bankruptcy Code or

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

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analogous provisions of applicable Law outside the United States, the other Party shall be entitled to a complete duplicate of (or complete access to, as appropriate) any intellectual property licensed to such other Party and all embodiments of such intellectual property, which, if not already in such other Party’s possession, shall be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon such other Party’s written request therefor, unless the Bankrupt Party elects to continue to perform all of its obligations under this License Agreement; or (b) if not delivered under clause (a), following the rejection of this License Agreement by the Bankrupt Party upon written request therefor by the other Party.

14.4     Notices.  Any notice required or permitted to be given under this License Agreement shall be in writing, shall specifically refer to this License Agreement, and shall be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Section 14.4, and shall be deemed to have been given for all purposes (a) when received, if hand-delivered or sent by confirmed facsimile or a reputable courier service, or (b) five (5) Business Days after mailing, if mailed by first class certified or registered airmail, postage prepaid, return receipt requested.

If to Kythera:	Kythera Biopharmaceuticals, Inc.
27200 West Agoura Road, Suite 200
Calabasas, CA 91301
Attention: Keith Klein, Esq., General Counsel
Facsimile: (818) 587-4591

With a copy to:	Latham & Watkins, LLP.
12636 High Bluff Drive, Suite 400
San Diego Ca, 92130
Attention: John E. Wehrli, Esq.
Facsimile: (850) 523-5450

If to BCC:	Bayer Consumer Care AG
Peter Merian-Strabe 84
4052 Basel, Switzerland
Attention: Pascal Bürgin
Facsimile: +41 58 2727173

With a copy to:	Intendis GmbH
Max-Dohrn Strabe 10
10589 Berlin, Germany
Attention: Shakaib Qureshi, Esq.
Facsimile: +41 58 272 71 73

And with a copy to:	Arnold & Porter LLP
1600 Tysons Boulevard, Suite 900
McLean, VA 22102
Attention: Steve Parker, Esq.
Facsimile: (703) 720-7399

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

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14.5     No Strict Construction; Headings.  This License Agreement has been prepared jointly and shall not be strictly construed against either Party.  Ambiguities, if any, in this License Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.  The headings of each Article and Section in this License Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section.

14.6     Assignment; Change in Control.

(a)           Permitted and Prohibited Assignments.  Except as otherwise permitted by this License Agreement, and subject to the requirements of this License Agreement, including Section 14.6(b), neither Party may assign or transfer this License Agreement, or any rights or obligations hereunder without the prior written consent of the other, except that a Party may make such an assignment without the other Party’s consent to (a) any of its Affiliates or (b) a successor in a Change in Control.  Any permitted successor or assignee of rights and/or obligations hereunder shall, in writing to the other Party, expressly assume performance of such rights and/or obligations.  Any permitted assignment shall be binding on the successors of the assigning Party.  Any assignment or attempted assignment by either Party in violation of the terms of this Section 14.6 shall be null, void and of no legal effect.  For the avoidance of doubt, Kythera shall have the right to assign its rights to receive payments pursuant to Article 7, in whole or in part, to a Third Party in connection with the monetization of Kythera’s revenue stream under Article 7, provided that such assignment would not materially adversely affect the rights of BCC under this License Agreement.

(b)           BCC Rights upon Kythera Change in Control.

(i)            Upon a Change in Control of Kythera that occurs prior to [*], BCC shall have the option, at any time within [*] of such Change in Control, to elect, by written notice to Kythera to have Kythera promptly:  (x) transfer to BCC some or all (at BCC’s election) responsibilities for execution of tasks then in effect under the Project Plan; (y) assign to BCC all-decision-making authority under the Collaboration Agreement such that BCC shall have final say in all matters affecting Development and the conduct of Regulatory Activities in the BCC Territory, provided, however, that BCC or the JSC shall have no right to further obligate Kythera or any of its Affiliates; and (z) transfer to BCC, at BCC’s expense, to the extent not previously transferred, all Information and materials in Kythera’s possession or control (including ownership of any Regulatory Filings in the BCC Territory) or Regulatory Approvals that relate to the Initial Product as they are being Developed or Commercialized in the BCC Territory.

(ii)           Upon a Change in Control of Kythera that occurs at any time during the Term, BCC shall have the option, at any time within [*] of such Change in Control, to elect, by written notice to Kythera to:  terminate the JSC, and any other committee then operating pursuant to Section 3.2(i), and terminate any related operations, including disclosure or cooperation obligations arising out of participation in such committees.  If one or more such committees are terminated, the Parties obligations of information-exchange and other

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

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cooperation shall survive and the Parties shall cooperate to develop reasonable reporting mechanisms as to their diligence and similar obligations under this License Agreement and under the Collaboration Agreement.

(iii)         Upon a Change in Control of Kythera that occurs at any time during the Term, the obligations of each Party to continue Development of, and conduct Regulatory Activities with respect to, any Initial Product shall continue as and to the extent specified in any Project Plan.

(iv)          Upon a Change in Control of Kythera, Kythera shall use its best efforts to cause the Third Party that effects such Change in Control with Kythera to enter into a written agreement with Kythera to acknowledge and agree to comply with the obligations imposed on Kythera pursuant to this Section 14.6.

(c)           BCC Competitive Technology.  BCC represents and warrants that as of the Effective Date it is not conducting Development or Commercialization of, or Regulatory Activities with respect to, any [*].

(d)           Notwithstanding anything to the contrary in this License Agreement, in the event of any assignment or Change in Control, the intellectual property rights of the acquiring party (if other than one of the Parties to this License Agreement) shall not be included in the technology licensed to the other Party hereunder to the extent held by such acquirer prior to such transaction, or to the extent such technology is developed outside the scope of activities conducted with respect to Compound and Products. The Kythera Intellectual Property and the BCC Intellectual Property shall exclude any intellectual property owned or Controlled by a permitted assignee or successor and not developed in connection with Compound or Products.

14.7     Performance by Affiliates.  Each Party may discharge any obligations and exercise any right hereunder through any of its Affiliates.  Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this License Agreement, and shall cause its Affiliates to comply with the provisions of this License Agreement in connection with such performance.  Any breach by a Party’s Affiliate of any of such Party’s obligations under this License Agreement shall be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.

14.8     Further Actions.  Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this License Agreement.

14.9     Severability.  If any one or more of the provisions of this License Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this License Agreement and shall not serve to invalidate any remaining provisions hereof.  The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this License Agreement may be realized.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

76

14.10   No Waiver.  Any delay in enforcing a Party’s rights under this License Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this License Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.

14.11   Independent Contractors.  Each Party shall act solely as an independent contractor, and nothing in this License Agreement shall be construed to give either Party the power or authority to act for, bind, or commit the other Party in any way.  Nothing herein shall be construed to create the relationship of partners, principal and agent, or joint-venture partners between the Parties.

14.12   English Language.  This License Agreement was prepared in the English language, which language shall govern the interpretation of, and any dispute regarding, the terms of this License Agreement.  To the extent this License Agreement requires a Party to provide to the other Party Information, correspondence, notice and/or other documentation, such Party shall provide such Information, correspondence, notice and/or other documentation in the English language.

14.13   Governing Law; Jurisdiction.

(a)           Governing Law.  This License Agreement and all disputes arising out of or related to this License Agreement or any breach hereof shall be governed by and construed under the laws of the State of New York, without giving effect to any choice of law principles that would require the application of the laws of a different jurisdiction.

14.14   Counterparts.  This License Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

END OF PAGE

[signatures appear on following page]

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

77

IN WITNESS WHEREOF, the Parties have executed this License Agreement in duplicate originals by their duly authorized officers as of the Effective Date.

KYTHERA BIOPHARMACEUTICALS, INC.		BAYER CONSUMER CARE AG

By:	/s/Keith R. Leonard	By:	/s/ Lilian Vakalopoulou

Name:	Keith R. Leonard	Name:	Lilian Vakalopoulou

Title:	President and CEO

		By:	/s/ Shakaib Qureshi

		Name:	Shakaib Qureshi

[signature page to LICENSE AGREEMENT]

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

Exhibit A

Compound Specification

[*]

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit B

Initial Product Specifications

[*]

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit B-1

Exhibit C

Project Plan

[*]

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit C-1

Exhibit D

BCC’s Internal Accounting and Reporting Process

[*]

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit D-1

Exhibit E

Joint Press Releases

See Kythera press release dated August 30, 2010

See Bayer press release dated August 30, 2010

See Intendis press release dated August 30, 2010

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit E-1

Schedule 1.78

Kythera Licensed Intellectual Property

[*]

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 1.78-1

Schedule 1.80

Kythera Owned Intellectual Property

[*]

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 1.80-1

Exhibit 10.5(b)

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

FIRST AMENDMENT TO

LICENSE AGREEMENT

This FIRST AMENDMENT TO LICENSE AGREEMENT (“First Amendment”) is entered into as of March 21, 2011 (“First Amendment Effective Date”) by and between BAYER CONSUMER CARE AG, a company organized under the laws of the Switzerland (“BCC”), and KYTHERA BIOPHARMACEUTICALS, INC., a Delaware corporation (“Kythera”).

RECITAL

WHEREAS, Kythera and BCC are Parties to a License Agreement, dated as of August 26, 2010 (“License Agreement”), pursuant to which Kythera agreed to grant to BCC certain rights to develop, manufacture and commercialize certain products containing deoxycholic acid on the terms set out therein.  Capitalized terms used but not defined herein shall have the meanings set forth in the License Agreement (and, by reference therein, the Collaboration Agreement between Kythera and Intendis GmbH, dated as of the Effective Date of the License Agreement [“Collaboration Agreement”]);

WHERE S, Kythera and BCC had agreed in the License Agreement to enter into certain additional agreements with each other, and with Third Parties within certain time periods after the Effective Date of the License Agreement;

WHEREAS, the Parties wish to extend these time periods;

Now, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and conditions contained in this First Amendment, the Parties agree as follows:

1.              The first sentence of section 4.2(a) of the License Agreement is hereby amended and restated to read, in its entirety, as follows:

“On or prior to [*], the Parties (either directly or through one of more Affiliates) shall discuss in good faith and enter into a pharmacovigilance and adverse event reporting agreement setting forth the worldwide pharrnacovigilance procedures for the Parties with respect to Products, such as safety Data sharing, adverse events reporting and prescription events monitoring (the “Pharmacovigilance Agreement”).”

2.              The first sentence of section 6.1(f) of the License Agreement is hereby amended and restated to read, in its entirety, as follows:

“Kythera and BCC shall on or prior to [*], execute a technical agreement (the “Technical Agreement”)  and a quality agreement (the “Quality Agreement”) regarding clinical supply of the Compound and Initial Product by Kythera.”

3.              The fourth sentence of section 6.1(g) of the License Agreement is hereby amended and restated to read, in its entirety, as follows:

“Kythera and BCC shall use Commercially Reasonable Efforts to enter into such supply agreements not later than [*] and Kythera shall not enter into or amend any such supply agreements with a Compound Manufacturer for which it is a _party for Compound for the BCC Territory without the prior written consent of BCC, such consent not to be unreasonably withheld or delayed.”

4.              The first sentence of section 6.1(h)(i) of the License Agreement is hereby amended and restated to read, in its entirety, as follows:

“The Parties will use their [*] to negotiate and enter into a manufacturing and supply agreement, including a quality agreement (the “Supply Agreement”), whereby Kythera will procure from Compound Manufacturers and supply to BCC all of BCC’s requirements for the Compound for use in the manufacture of the Initial Product and other Products by BCC or by BCC’s designated Product manufacturer for Commercialization in the Field in the BCC Territory not later than [*].”

5.              This First Amendment, together with the License Agreement, constitutes the entire agreement between the Parties.  All other terms and provisions of the License Agreement and the Collaboration Agreement (as amended), except as expressly amended by this First Amendment, remain in full force and effect.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

IN WITNESS WHEREOF the Parties have executed this First Amendment as of the First Amendment Effective Date by their duly authorized representatives.

BAYER CONSUMER CARE AG		KYTHERA BIOPHARMACEUTICALS,
INC.

By:	/s/ Shakaib Qureshi	By:	/s/ Keith R. Leonard

Name: Shakaib Qureshi		Name:	Keith R. Leonard

		Title:	President and CEO

By:	/s/ Lillian Vakalopoulou

Name: Lillian Vakalopoulou

[signature page to First Amendment to License Agreement]

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

Exhibit 10.5(c)

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

SECOND AMENDMENT TO
LICENSE AGREEMENT

This SECOND AMENDMENT TO LICENSE AGREEMENT (“Second Amendment”) is entered into as of April 2, 2012 (“Second Amendment Effective Date”) by and between BAYER CONSUMER CARE AG, a company organized under the laws of the Switzerland (“BCC”), and KYTHERA BIOPHARMACEUTICALS, INC., a Delaware corporation (“Kythera”).

RECITAL

WHEREAS, Kythera and BCC are parties to a License Agreement, dated as of August 26, 2010, as amended pursuant to that certain First Amendment to License Agreement dated as of August 26, 2010 (collectively, the “License Agreement”), pursuant to which Kythera agreed to grant to BCC certain rights to develop, manufacture and commercialize certain products containing deoxycholic acid.  Capitalized terms used but not defined herein shall have the meanings set forth in the License Agreement (and, by reference therein, the Collaboration Agreement between Kythera and Intendis GmbH, dated as of the Effective Date of the License Agreement (“Collaboration Agreement”));

WHEREAS, Kythera and BCC had agreed in the License Agreement to enter into certain additional agreements with each other, and with third parties within certain time periods after the Effective Date of the License Agreement;

WHEREAS, the Parties wish to extend certain of these time periods;

WHEREAS, the Parties had also agreed that the timing and amount of certain milestones payable by BCC to Kythera would be determined in accordance with: (i) the conclusions of a report on the appropriate regulatory pathway for the Initial Product in [*] and (ii) First Commercial Sale in [*];

WHEREAS, the Parties wish to delete the requirement for a report on the appropriate regulatory pathway in [*], change the aforementioned milestone associated with First Commercial Sale in [*] to First Commercial Sale in [*], and to replace [*] with [*] as a Major Market;

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and conditions contained in this Second Amendment, the Parties agree as follows:

1.              The first sentence of section 4.2(a) of the License Agreement is hereby amended and restated to read, in its entirety, as follows:

“On or prior to [*], the Parties (either directly or through one of more Affiliates) shall discuss in good faith and enter into a pharmacovigilance and adverse event reporting agreement setting forth the worldwide pharmacovigilance procedures for the Parties with respect to Products, such as safety Data sharing, adverse events reporting and prescription events monitoring (the “Pharmacovigilance Agreement”) and which shall be revised in good faith not later than [*] prior to the commencement of any Commercialization.”

2.              The fourth sentence of section 6.1(g) of the License Agreement is hereby amended and restated to read, in its entirety, as follows:

“Kythera and BCC shall use Commercially Reasonable Efforts to enter into such supply agreements not later than [*], and Kythera shall not enter into or amend any such supply agreements with a Compound Manufacturer for which it is a party for Compound for the BCC Territory without the prior written consent of BCC, such consent not to be unreasonably withheld or delayed.”

3.              The first sentence of section 6.1(h)(i) of the License Agreement is hereby amended and restated to read, in its entirety, as follows:

“The Parties will use their best efforts to negotiate and enter into a manufacturing and supply agreement, including a quality agreement (the “Supply Agreement”), whereby Kythera will procure from Compound Manufacturers and supply to BCC all of BCC’s requirements for the Compound for use in the manufacture of the Initial Product and other Products by BCC or by BCC’s designated Product manufacturer for Commercialization in the Field in the BCC Territory not later than [*].”

4.              Section 1.51 of the License Agreement is hereby amended and restated to read, in its entirety, as follows:

“First Commercial Sale” means with respect to all countries in the BCC Territory, the first bona fide sale by BCC, its Affiliates or Sublicensees to a Third Party (including a Distributor) of a Product for use or consumption by an end-user of such Product in a given country after Regulatory Approval has been obtained in such country.”

5.              Section 1.90 of the License Agreement is hereby amended and restated to read, in its entirety, as follows:

“Major Markets” means each of the following markets:  each [*].”

6.              Section 7.2(a)(i) and 7.2(a)(ii) of the License Agreement are hereby amended and restated to read, in its entirety, as follows:

(i)            “BCC shall make the following non-refundable and non-creditable milestone payments to Kythera within [*] after receipt by

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

2

BCC of an invoice from Kythera following the first achievement of each milestone event for the Initial Product as set forth in this Section 7.2(a) by BCC, its Affiliates and Sublicensees, except as otherwise provided in this License Agreement.  Each milestone payment by BCC to Kythera hereunder shall be payable only once with respect to the Initial Product, regardless of the number of times achieved by the Initial Product or any other Products.  For the avoidance of doubt, each milestone payable pursuant to this Section 7.2(a) only shall be payable in Dollars, except as explicitly specified otherwise below.

Regulatory Milestone Event	Milestone Payment
Upon the later of: (i) a Go Decision by BCC pursuant to Section 4.1(c) and (ii) completion of at least two (2) successful consecutive Validations for the Compound	[*]
Upon the first Regulatory Approval to sell the Initial Product in [*]	[*]
Upon the First Commercial Sale of the Initial Product in [*]	[*]
Upon the First Commercial Sale of the Initial Product in [*]	[*]
Maximum Achievable Regulatory Milestones	[*]

(ii)           Project Plan.  Within [*] of receipt by Kythera of the Development Account Allocation Report (as discussed more fully in Section 2.1(a)(6) of the Collaboration Agreement), the Parties will, in good faith, prepare an amended Project Plan which includes budget projections up to the end of [*] for implementation of Development and Regulatory Activities for the Initial Product for the BCC Territory following the Go Decision.  For purposes of clarity, such budget projections will include amounts projected to be disbursed from the Development Account, as well as amounts projected to be paid for outside of the Development Account by BCC, such as amounts for Regulatory Affairs activities, including the [*] allocation set forth in current Project Plan for Regulatory Affairs external costs after data base lock.  .

7.              This Second Amendment, together with the License Agreement, constitutes the entire agreement between the Parties.  All other terms and provisions of the License Agreement and the Collaboration Agreement (as amended), except as expressly amended by this Second Amendment, remain in full force and effect.

END OF PAGE
[signatures appear on following page]

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

3

IN WITNESS WHEREOF the Parties have executed this Second Amendment as of the Second Amendment Effective Date by their duly authorized representatives.

BAYER CONSUMER CARE AG			KYTHERA BIOPHARMACEUTICALS, INC.

By:	/s/ Ulf Zimmerling		By:	/s/ Keith R. Leonard

	Name:	Ulf Zimmerling		Name:	Keith R. Leonard

	Title:	Proxy		Title:	President and CEO

By:	/s/ Lilian Vakalopoulou

	Name:	Lilian Vakalopoulou

	Title:	Proxy

[signature page to Second Amendment to License Agreement]

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit 10.6(a)

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

SERVICES, RESEARCH, DEVELOPMENT
AND COLLABORATION AGREEMENT

THIS SERVICES, RESEARCH, DEVELOPMENT AND COLLABORATION AGREEMENT (this “Collaboration Agreement”) is entered into as of August 26, 2010 (the “Effective Date”) by and between INTENDIS GMBH., a company organized under the laws of the Federal Republic of Germany (“Intendis”), and KYTHERA BIOPHARMACEUTICALS, INC., a Delaware corporation (“Kythera”).  Kythera and Intendis are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Kythera and Bayer Consumer Care AG (“BCC”), an Affiliate of Intendis, are parties to that certain License Agreement, dated as of the Effective Date, pursuant to which Kythera grants to BCC the right, outside the United States and Canada and their respective territories and possessions, to develop, manufacture and commercialize certain products for treatment of localized fat deposits and other human and animal applications, all on the terms and conditions set forth therein (“License Agreement”);

WHEREAS, pursuant to the License Agreement, Kythera is responsible for the Development of the Initial Product in the BCC Territory (as such terms are defined in the License Agreement); and

WHEREAS, Kythera wishes to obtain certain services from Intendis for the Development of the Initial Product, and Intendis wishes to provide such services to Kythera for such Development on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Collaboration Agreement, the Parties agree as follows:

ARTICLE 1
DEFINITIONS

As used in this Collaboration Agreement, the following initially capitalized terms, whether used in the singular or plural form, shall have the meanings set forth in this ARTICLE 1.  Capitalized terms used but not defined herein shall have the meanings set forth in the License Agreement.

1.1                               “Chief Executives” has the meaning set forth in Section 10.13(a).

1.2                               “Court” has the meaning set forth in Section 10.13(b)(ii).

1.3                               “Disputes” has the meaning set forth in Section 10.13.

1.4                               “Development Account” has the meaning set forth in Section 4.1(a).

1.5                               “Development Costs” means the [*] by or on behalf of a Party or its Affiliates in carrying out the Development of the Initial Product in the Field and for the applicable territory in accordance with the Project Plan, including, without limitation:  [*].  For purposes of this definition:  [*] in carrying out such Development activities (in accordance with the Project Plan).  The costs associated with attending and participating in meetings of the PPC shall be excluded from Development Costs.

1.6                               “Indemnified Party” has the meaning given such term in Section 9.3.

1.7                               “Indemnifying Party” has the meaning given such term in Section 9.3.

1.8                               “Intendis Developed IP” has the meaning given such term in Section 7.1.

1.9                               “Intendis Indemnitees” has the meaning given such term in Section 9.1.

1.10                        “Joint Developed IP” has the meaning given such term in Section 7.1.

1.11                        “Japan Alternative Strategy Report” has the meaning given such term in Section 2.1(a)(7).

1.12                        “Japan Regulatory Recommendation” has the meaning given such term in Section 2.1(a)(6).

1.13                        “Japan Regulatory Report” has the meaning given such term in Section 2.1(a)(6).

1.14                        “Kythera Developed IP” has the meaning given such term in Section 7.1.

1.15                        “Kythera Expenses” has the meaning set forth in the Project Plan.

1.16                        “Kythera Indemnitees” has the meaning given such term in Section 9.2.

1.17                        “Losses” has the meaning given such term in Section 9.1.

1.18                        “Project Plan” means the Project Plan as defined in the License Agreement and further described in Section 2.2(a), a copy of which is attached hereto as Exhibit A.

1.19                        “Project Plan Committee” or “PPC” has the meaning given such term in Section 3.1.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

2

1.20                        “Project Plan Term” means, except as otherwise provided in Section 8.1, the period beginning on the Effective Date and ending on the earlier of: (i) the date that Kythera receives the written certification of Intendis that the Development of the Initial Product has been completed in accordance with the Project Plan, and (ii) the date of a No-Go Decision as defined in Section 4.1(c) of the License Agreement.

1.21                        “Third Party” means an entity other than Kythera, Intendis, and any Affiliate of either Party.

1.22                        “Third Party Claim” has the meaning given such term in Section 9.1.

ARTICLE 2
INITIAL PRODUCT DEVELOPMENT

2.1                               General.

(a)                                 Intendis Development.

(i)                                    Development Services.  Except as provided in Section 2.1(b) in relation to Development to be conducted by Kythera, Intendis shall, subject to payment by Kythera in accordance with Section 4.1(d)(ii), be responsible for Development of the Initial Product in the BCC Territory in accordance with the Project Plan and the terms and conditions of this Collaboration Agreement.  Intendis shall fulfill its obligations hereunder by providing to Kythera all services required for the Development of the Initial Product in the BCC Territory as set forth in the Project Plan and managing all Development activities, including activities subcontracted to CROs and other Third Parties, in connection with the Development of the Initial Product in the BCC Territory in accordance with the Project Plan.  The services provided by Intendis shall without limitation include:

(1)                                 [*] in the Field in the BCC Territory in accordance with the Project Plan;

(2)                                 [*] in support of such Development strategy in accordance with the Project Plan;

(3)                                 advising Kythera to engage, or engaging on Kythera’s behalf, Third Party subcontractors and consultants to perform Development activities in accordance with the Project Plan;

(4)                                 managing the relationships with Third Party subcontractors and consultants;

(5)                                 advising on the disbursement of funds from the Development Account to Third Parties as provided in Section 4.1(c);

(6)                                 preparing and delivering, or causing to be prepared and delivered, to Kythera within [*] a plan recommending the regulatory strategy for the Initial Product in Japan (the “Japan Regulatory Report”), including [*] in relation to Japan (the

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

3

“Japan Regulatory Recommendation”) and a discussion of such related matters as the PPC may request to be included; and

(7)                                 provided that the Japan Regulatory Recommendation has not been made that Regulatory Approval for the Initial Product should be pursued in Japan, preparing and delivering, or causing to be prepared and delivered, to Kythera within [*], a plan recommending [*] (the “Japan Alternative Strategy Report”).

(ii)                                Diligence Obligation.  Intendis shall [*] to Develop the [*] in accordance with the Project Plan.  [*].

(b)                                 Kythera Development.

(i)                                    [*] in accordance with the Project Plan, Kythera shall conduct such activities for the Initial Product in the BCC Territory.

(ii)                                Except as provided in Section 2.1(b)(i), during the term of this Collaboration Agreement, [*].

(c)                                  Kythera Documentation.  Kythera shall provide to Intendis the Protocols and other protocol(s) and other relevant documentation used by Kythera in its Development of the Initial Product in the Retained Territory as of the Effective Date as Intendis reasonably requests.  Thereafter, Kythera shall provide to Intendis the protocol(s) and other relevant documentation used by Kythera in its Development of the Initial Product in the Retained Territory as Intendis reasonably requests, but in no case more frequently than [*].

(d)                                 Intendis Documentation.  Intendis shall provide to Kythera protocol(s) and other relevant documentation used by Intendis in its Development of the Initial Product in the BCC Territory as Kythera reasonably requests, but in no case more frequently than [*].

2.2                               Project Plan

(a)                                 Content.  Kythera and BCC have agreed upon the Project Plan.  The Project Plan includes, among other things:  [*].

(b)                                 Amendment.  The Project Plan may be amended only by the JSC as provided under the License Agreement.

2.3                               Conduct of the Project Plan

(a)                                 Development Activities. Subject to the terms and conditions of this Collaboration Agreement:

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

4

(i)                                    Each Party shall [*] to conduct the activities contemplated by the Project Plan pursuant to and consistent with the terms and conditions set forth therein and this Collaboration Agreement;

(ii)                                Each Party shall be responsible for managing and controlling its personnel in performing tasks pursuant to the Project Plan; and

(iii)                            Each Party shall conduct its responsibilities under the Project Plan in good scientific manner, and in compliance in all material respects with all requirements of applicable Laws.

(b)                                 Materials.  Kythera shall manufacture and supply to Intendis the Compound and Initial Product for the Current Phase 3 Clinical Trials for use in the conduct of the Project Plan, as set forth in Section 6.1 of the License Agreement.

(c)                                  Subcontracting.  Each Party shall have the right to engage subcontractors for the performance of its obligations under this Collaboration Agreement.  Each Party shall cause the subcontractor(s) engaged by it to be bound by written obligations of confidentiality and invention assignment consistent with those contained in this Collaboration Agreement.  Each Party shall remain primarily responsible for the performance of such subcontractor(s), and the engagement of such subcontractor(s) shall not relieve either Party from its obligations to comply with the terms and conditions of this Collaboration Agreement.  For the avoidance of doubt, [*].

2.4                               Records and Reports

(a)                                 Records.  Each Party shall maintain complete, current and accurate records of all work conducted by it under this Collaboration Agreement, and all data and other Information resulting from such work.  Such records shall fully and properly reflect all work done and results achieved in the performance of the Project Plan in good scientific manner appropriate for regulatory purposes.  Each Party shall have the right to review all records maintained by the other Party at reasonable times, upon reasonable prior written notice.

(b)                                 Reporting.  Each Party shall advise the other Party of the progress of the conduct of the Project Plan by (i) written reports within [*] days following each calendar quarter during the term of this Collaboration Agreement, and such reports shall provide, in reasonable detail, the total amounts during such quarter and since the Effective Date, of Development Costs for the Initial Product; (ii) oral reports reasonably requested by the other Party; and (iii) any other oral or written reports specified in the Project Plan.

ARTICLE 3
COORDINATION OF DEVELOPMENT ACTIVITIES

3.1                               Project Plan Committee

(a)                                 Supervision of Activities under this Collaboration Agreement.  Within thirty (30) days after the Effective Date, the Parties will establish a project plan committee (the

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

5

“Project Plan Committee” or “PPC”) that will oversee and implement the Development activities contemplated under this Collaboration Agreement in accordance with the Project Plan.

(b)                                 Specific Responsibilities.  The PPC shall be responsible for:

(i)                                    Overseeing implementation of the Project Plan approved by the Parties under this Collaboration Agreement and by BCC and Kythera under the License Agreement;

(ii)                                Overseeing implementation of any amendments to the Project Plan made by the JSC under the License Agreement;

(iii)                            reviewing and discussing the progress of the Parties’ respective Development activities under the Project Plan;

(iv)                             facilitating the exchange of information between the Parties in connection with Development activities for the Initial Product in the BCC Territory and the Retained Territory;

(v)                                 reviewing and discussing allocated responsibilities between the Parties for Development, and related matters covered by the Project Plan, as a result of any Change in Control of Kythera;

(vi)                             establishing such working groups as it may choose from time to time to accomplish its purposes, and such working groups may include those who are not members of the PPC;

(vii)                         periodically forecasting and tracking of costs associated with implementing the Project Plan; and

(viii)                     performing such other functions as appropriate to further the purposes of this Collaboration Agreement as allocated to it in writing by the Parties.

(c)                                  Membership.  The PPC shall consist of at least two (2) members, with an equal number of members appointed by each Party.  The PPC may change its size from time to time by mutual consent of its members, provided that the PPC shall at all times consist of an equal number of representatives of each of Kythera and Intendis. Each Party may replace its PPC members at any time upon written notice to the other Party.

(d)                                 Role of Chair.  The PPC will be chaired by a representative of Kythera for the first twelve (12) months following the Effective Date, and thereafter the chair of the PPC shall alternate between the Parties on an annual basis.  The role of the chairperson shall be to convene and preside at meetings of the PPC, but the chairperson shall have no additional powers or rights beyond those held by the other PPC representatives.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

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(e)                                  Meetings

(i)                                    The PPC shall meet on a monthly basis during the Term unless the Parties mutually agree in writing to a different frequency for such meetings.  These meetings may be held by videoconference or teleconference as mutually agreed by the Parties.  Either Party may also call a special meeting of the PPC (by videoconference or teleconference) by at least seven (7) days’ prior written notice to the other Party, unless the other Party otherwise agrees to shorter notice, in the event such Party reasonably believes that a significant matter must be addressed prior to the next scheduled meeting.  Notwithstanding the foregoing, at least two (2) meetings per calendar year shall be in person unless the Parties mutually agree instead to a videoconference or teleconference.  In-person PPC meetings will be held at locations alternately selected by Kythera and by Intendis.

(ii)                                Each Party will bear the expense of its respective PPC members’ participation in PPC meetings.

(iii)                            Meetings of the PPC shall be effective only if at least one (1) representative of each Party is present or participating in such meeting.

(iv)                             The chairperson of the PPC will be responsible for preparing reasonably detailed written minutes of all PPC meetings that reflect, without limitation, material decisions made at such meetings.  The PPC chairperson shall send draft meeting minutes to each member of the PPC for review and approval within ten (10) business days after each PPC meeting.  Such minutes will be deemed approved unless one or more members of the PPC object to the accuracy of such minutes within ten (10) business days of receipt.

(f)                                   PPC Actions.  The PPC shall strive to seek consensus in its actions and decision making process.

(g)                                 Dispute Resolution.  In the event of a disagreement between the Kythera members and Intendis or its Affiliate members of the PPC relating to a matter within the jurisdiction of the PPC, either Party may refer the matter to the chief executive of both Parties.  If such chief executives cannot resolve the matter within ten (10) Business Days, then either Party may refer the matter to binding arbitration in accordance with Section 10.13.

3.2                               General Authority.  The PPC (and any other working groups created pursuant to Section 3.1(b)) shall have solely the powers expressly assigned to it under this Collaboration Agreement.  The PPC (and any other committees created pursuant to Section 3.1(b)) shall not have any power to amend, modify, or waive compliance with this Collaboration Agreement.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

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ARTICLE 4
FINANCIAL TERMS

4.1                               Payments.

(a)                                 Development Account.  Within fifteen (15) days of the Effective Date, Kythera shall establish two segregated accounts (denominated respectively in Euro and Dollars) at JP Morgan Chase Bank, or such other bank as the Parties agree (the “Development Account”) solely for the purpose of disbursing funds [*] in the Field in the BCC Territory.  Subject to Section 10.5(b), Kythera shall be the sole owner (in name and beneficially) of the Development Account and only Kythera shall exclusively control and be authorized to disburse or direct the disbursement of funds or otherwise write checks under the Development Account against invoices [*] for work under the Project Plan.  At its discretion, Kythera may convert Euro into Dollars to be held and disbursed under Section 4.1(a)(i)-(iv).

(b)                                 Funding of the Development Account.  The following amounts shall be deposited into the Development Account subject to BCC’s initial payment obligations under the License Agreement, in accordance with the schedule specified below:

(i)                                    [*], and, of this amount, [*];

(ii)                                [*], upon receipt by Kythera of [*]; and

(iii)                            Either: (A) [*], upon [*]; or (B) [*], upon [*].

(c)                                  Disbursements to Third Parties from the Development Account.

(i)                                    In connection with the Parties’ Development activities under ARTICLE 2, if Intendis or Kythera has engaged a Third Party to conduct Development activities on behalf of one or both of the Parties, Kythera shall [*], provided, however, that [*].  In the event that:

(1)                                 [*] applicable to such invoice.

(2)                                 [*] in accordance with Section 9.3.

(ii)                                Intendis shall provide [*].  In the event that Intendis [*] in accordance with Section 9.3.

(iii)                            The Parties shall use their [*] to ensure that all Third Party agreements entered into by Kythera or Intendis (on behalf of Kythera) provide for:  (A) payment in Euro or Dollars to follow invoicing currency to the extent possible; (B) a reasonable invoicing period; and (C) a [*].

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

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(iv)                             The Parties recognize that [*] and that [*].

(d)                                 Disbursements to the Parties from the Development Account.  In connection with the Parties’ Development activities under ARTICLE 2, any amounts to be disbursed to one of the Parties shall be disbursed in accordance with the Project Plan as follows:

(i)                                    Payments to Kythera.  Kythera shall be entitled to disburse amounts from the Development Account to itself for [*] in connection with Kythera’s Development activities under the Project Plan.  Kythera shall [*].  Kythera may disburse any amount relating to Development conducted by Kythera [*]. In the event [*].

(ii)                                Payments to Intendis.

In consideration for the services provided by Intendis to Kythera under this Collaboration Agreement [*] as set forth in the Project Plan, Kythera shall [*] in providing the activities set out in this Collaboration Agreement, [*].  In consideration for the services provided by Intendis to Kythera under this Collaboration Agreement [*] as set forth in the Project Plan, Kythera shall [*].  In the event that the [*], Kythera shall [*] in providing the activities set out in this Collaboration Agreement, [*], or in the event that the [*], Kythera shall [*].

(1)                                 Intendis shall send an invoice to Kythera for amounts to be disbursed from the Development Account to Intendis for payments [*] Development activities under the Project Plan and the services provided pursuant to Section 2.1(a).  Such invoice shall include a statement of the amount to be disbursed and [*].  Kythera shall pay the undisputed portion of such invoice from the Development Account within thirty (30) days of receipt of such invoice.  In the event Kythera objects to all or a portion of such invoice, Kythera may refer the disputed amount to the PPC for resolution.

(e)                                  Interest.  If the Development Account is an interest-bearing account, any interest earned or accrued on amounts held in the Development Account shall be credited to the Development Account and shall be available for disbursement in connection with the Development of the Initial Product pursuant to the Project Plan.

(f)                                   Retention of Excess Funds.  After Intendis has certified in writing that all Development activities under the Project Plan have been completed, Kythera shall be entitled to retain any balance remaining in the Development Account after payment of all outstanding invoices including interest earned thereon in accordance with Section 4.1(e), and Kythera may close the Development Account and transfer any funds into any account of Kythera.

(g)                                 Payment Method; Late Payments.  All payments between the Parties due hereunder shall be made by wire transfer of immediately available funds into an account designated by the Party to which payment is due.  Any payments due under this Collaboration Agreement shall be due on such date as is specified in this Collaboration Agreement and, in the event such date is not a Business Day, then the next succeeding Business Day.  Any failure by a Party to make a payment to the other Party within [*] Business Days after the date when due shall obligate such Party to pay computed interest, with the interest period commencing on the

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

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due date and ending on the actual payment date, at a rate per annum equal to the [*], plus a premium of [*].  These rates are currently published by [*].  The interest rate shall be adjusted monthly.  Interest shall be paid using the modified following payment convention and calculated based on the actual/360 adjusted day count convention.

(h)                                 Foreign Exchange.  Any amounts to be disbursed from the Development Account which are payable in currencies other than Euros or Dollars shall be converted into Euros using the reference exchange rate of the [*] for the date of invoice as published, in the absence of manifest error, by the [*], being currently available under the following link:  [*].  If the Euro ceases to be the official currency throughout the Economic and Monetary Union of the European Union (Euro area), or if the Euro ceases to be the official currency of Germany such that Germany reverts to a national currency, then the Parties shall renegotiate in good faith the currency to be used for all payments under this Collaboration Agreement.

4.2                               Taxes on Income.  Each Party shall be solely responsible for the payment of all taxes imposed on its share of income arising under this Collaboration Agreement directly or indirectly from the efforts of the Parties under this Collaboration Agreement.

4.3                               Access and Reporting.  Kythera shall provide Intendis with [*]. Kythera shall provide Intendis and, following transfer of the Development Account to Intendis pursuant to Section 10.5(b), Intendis shall provide Kythera, with [*].

4.4                               Records; Audits.  Kythera and, following transfer of the Development Account to Intendis pursuant to Section 10.5(b), Intendis, will maintain complete and accurate records in sufficient detail to permit confirmation of the accuracy of the payments disbursed from the Development Account.  Upon reasonable prior notice, such records shall be available during regular business hours for a period of [*] from the end of the calendar year to which they pertain for examination at the expense of the auditing Party, and not more often than [*] each calendar year (or more frequently for cause), by an independent certified public accountant selected by the auditing Party and reasonably acceptable to the audited Party, for the sole purpose of verifying the accuracy of the disbursements made by the audited Party from the Development Account.  Any such auditor shall not disclose to the auditing Party the Confidential Information of the audited Party, except to the extent such disclosure is necessary to verify the accuracy of the payments disbursed from the Development Account.

4.5                               Rights in the Development Account.  Kythera and, following transfer of the Development Account to Intendis pursuant to Section 10.5(b), Intendis, shall [*] as permitted by this Collaboration Agreement and the Project Plan.

ARTICLE 5
CONFIDENTIAL INFORMATION;
PUBLICATION; PUBLICITY AND USE OF NAMES

5.1                               Confidentiality.  All Information of a Party or its Affiliates that is disclosed to the other Party under this Collaboration Agreement, whether in oral, written, graphic, or

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

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electronic form, shall be considered Confidential Information for purposes of the License Agreement, and all Information disclosed by Intendis hereunder shall be deemed to be the Confidential Information of BCC under the License Agreement.  Intendis shall treat all Information disclosed by Kythera hereunder as Confidential Information under the License Agreement as if Intendis were a party to the License Agreement.  The treatment and return of all such Information shall be governed by Article 11 and Article 12 of the License Agreement.  All Information disclosed by Kythera or Intendis pursuant to the Secrecy Agreements shall be deemed to be Information disclosed under this Collaboration Agreement.

5.2                               Publication; Publicity; Use of Names.  The provisions of Article 11 of the License Agreement shall govern with respect to any (i) proposed publication or presentation, (ii) disclosure of the terms of this Collaboration Agreement, or (iii) use of the name, trademark, trade name or logo of either Party, its Affiliates or their respective employee(s), under this Collaboration Agreement, to the same extent applicable to the License Agreement.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES

6.1                               Mutual Representations and Warranties.  Each Party hereby represents and warrants to the other Party as follows:

(a)                                 Corporate Existence and Power.  It is a corporation duly organized, validly existing and in good standing under the laws of the state or country in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Collaboration Agreement, including, without limitation, the right to grant the licenses granted hereunder.

(b)                                 Authority and Binding Agreement.  As of the Effective Date, (i) it has the corporate power and authority and the legal right to enter into this Collaboration Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Collaboration Agreement and the performance of its obligations hereunder; and (iii) this Collaboration Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid and binding obligation of such Party and is enforceable against it in accordance with its terms.

(c)                                  No Conflict.  It has not entered, and will not enter, into any agreement with any Third Party which is in conflict with the rights granted to the other Party under this Collaboration Agreement, and has not taken and will not take any action that would in any way prevent it from granting the rights granted to the other Party under this Collaboration Agreement, or that would otherwise materially conflict with or adversely affect the rights granted to the other Party under this Collaboration Agreement.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

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ARTICLE 7
INTELLECTUAL PROPERTY RIGHTS

7.1                               Ownership of Intellectual Property.  All Patents, Information and other intellectual property that is developed, conceived or reduced to practice by or on behalf of Intendis in the course of performing the Project Plan, solely by its employees, agents or independent contractors shall be owned exclusively by Intendis (“Intendis Developed IP”).  Intendis shall promptly report any such Intendis Developed IP to Kythera.  All Patents, Information and other intellectual property that is developed, conceived or reduced to practice by or on behalf of Kythera in the course of performing the Project Plan, solely by its employees, agents or independent contractors shall be owned exclusively by Kythera (“Kythera Developed IP”).  Kythera shall promptly report any such Kythera Developed IP to Intendis. All Patents, Information and other intellectual property that is jointly developed, conceived or reduced to practice by or on behalf of Kythera and Intendis in the course of performing the Project Plan, jointly by its employees, agents or independent contractors shall be jointly owned by Kythera and Intendis (“Joint Developed IP”).  Each Party shall promptly report any such Joint Developed IP to the other Party.

7.2                               Prosecution and Infringement.  The provisions of Section 8.4 of the License Agreement shall govern with respect to the preparation, filing, prosecution and maintenance of all Patents arising in connection with the performance of the Project Plan, where (i) all Patents included in the Intendis Developed IP shall be deemed BCC Prosecuted Patents under the License Agreement, (ii) all Patents included in the Kythera Developed IP shall be deemed Kythera Prosecuted Patents under the License Agreement and (iii) all Patents included in the Joint Developed IP shall be deemed Kythera Prosecuted Patents under the License Agreement.

7.3                               License to Intendis.  Intendis’ rights in the Kythera Intellectual Property, including, without limitation, all licenses required for the performance of Intendis’ obligations under this Collaboration Agreement, shall be the rights of a sublicensee of BCC and are governed by the terms and conditions set forth in the License Agreement.

7.4                               License to Kythera.  Intendis hereby grants to Kythera a non-exclusive, royalty-free license during the term of this Collaboration Agreement, with the right to grant sublicenses, under the Intendis Developed IP and its interest in any Joint Developed IP solely to the extent necessary to perform Kythera’s obligations under this Collaboration Agreement and the License Agreement.

7.5                               No Implied Licenses.  No right or license under any Patents or Information of either Party is granted or shall be granted by implication or estoppel.  All such rights or licenses are or shall be granted only as expressly provided in the terms of the License Agreement and this Collaboration Agreement.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

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ARTICLE 8
TERM AND TERMINATION

8.1                               Term.  This Collaboration Agreement shall commence at the Effective Date and, unless terminated earlier pursuant to Sections 8.2 or 1.1, shall be in full force and effect until the end of the Project Plan Term.

8.2                               Termination for Material Breach.  If a Party materially breaches this Collaboration Agreement, the other Party may terminate this Collaboration Agreement effective [*] days after providing written notice to the breaching Party, if within that time the breaching Party fails to cure its material breach and the non-breaching Party does not withdraw its termination notice.

8.3                               Effects of Termination

(a)                                 Termination of Obligations.  If a Party terminates this Collaboration Agreement under Section 8.2, (i) all terms and provisions shall terminate as of the effective date of termination, except as otherwise expressly provided in this Section 8.3, and (ii) Kythera shall be entitled to retain any undisputed amounts remaining in the Development Account except for amounts (A) required to pay invoices approved by Intendis in accordance with the Project Plan and outstanding as of the effective date of termination; or (B) allocated or otherwise required for payment of non-cancellable commitments pursuant to the Project Plan.  For the avoidance of doubt, [*].

(b)                                 Effect of Termination of the License Agreement.  If the License Agreement is terminated for any reason, including as a result of material breach by a Party, this Collaboration Agreement shall not automatically be terminated.  The Parties acknowledge that termination of the License Agreement as a result of material breach by a Party may be cited by the other Party as grounds for termination of this Collaboration Agreement pursuant to Section 8.2, and that in any consideration by a Party or by an arbitration panel pursuant to Section 10.13(b) of the question of whether a material breach of the License Agreement should constitute grounds for termination of this Collaboration Agreement pursuant to Section 8.2, the Parties or such panel shall treat the License Agreement and this Collaboration Agreement as if they were one combined Agreement (notwithstanding that BCC is a party to the License Agreement rather than Intendis).

(c)                                  Survival of Licenses.  In the case of expiration of this Collaboration Agreement, or any termination of this Collaboration Agreement by Kythera under Section 8.2, the license granted to Kythera under Section 7.4 shall survive such termination or expiration.

8.4                               Accrued Rights and Obligations; Survival.  Termination or expiration of this Collaboration Agreement shall not affect any accrued rights or surviving obligations of the Parties.  The provisions of Sections 4.1(f) (Retention of Excess Funds), 4.2 (Taxes on Income), 4.4 (Records; Audits), 7.1 (Ownership of Intellectual Property), 7.2 (Prosecution and Infringement), 7.5 (No Implied Licenses), 8.3 (Effects of Termination) and 8.4 (Accrued

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

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Rights and Obligations; Survival), and ARTICLE 1 (DEFINITIONS), ARTICLE 5 (CONFIDENTIAL INFORMATION; PUBLICATION; PUBLICITY AND USE OF NAMES), ARTICLE 9 (INDEMNIFICATION; INSURANCE; LIMITATIONS OF LIABILITY) and ARTICLE 10 (MISCELLANEOUS) shall survive the expiration or termination of this Collaboration Agreement for any reason whatsoever.

ARTICLE 9
INDEMNIFICATION, INSURANCE, LIMITATIONS OF LIABILITY

9.1                               Indemnification By Kythera.  Except to the extent of any Losses covered by Section 9.2, Kythera agrees to defend, indemnify and hold harmless Intendis, its Affiliates, and their respective directors, officers, employees, and agents (“Intendis Indemnitees”) from and against any and all liabilities, expenses and/or losses, including without limitation reasonable legal expenses and attorney’s fees (collectively “Losses”) in each case resulting from Third Party (other than an Affiliate of Intendis) suits, claims, actions and demands (each, a “Third Party Claim”) arising out of, resulting from or relating to:

(a)                                 any material breach of a representation or warranty made by Kythera in this Collaboration Agreement;

(b)                                 any material breach of any covenant of, or obligation required to be performed by, Kythera contained in this Collaboration Agreement; or

(c)                                  a negligent act or omission or willful misconduct of any of the Kythera Indemnitees in connection with this Collaboration Agreement.

9.2                               Indemnification By Intendis.  Except to the extent of any Losses covered by Section 9.1, Intendis agrees to defend, indemnify and hold harmless Kythera, its Affiliates, and their respective directors, officers, employees, and agents (the “Kythera Indemnitees”) from and against any and all Losses arising out of a Third Party Claim by a Third Party (other than an Affiliate of Kythera) arising out of, resulting from or relating to:

(a)                                 any material breach of a warranty made by Intendis in this Collaboration Agreement;

(b)                                 any material breach of any covenant or obligation required to be performed by Intendis contained in this Collaboration Agreement;

(c)                                  a negligent act or omission or willful misconduct of any of the Intendis Indemnitees in connection with this Collaboration Agreement;

(d)                                 Kythera’s payment or non-payment from the Development Account of invoices payable to Third Parties on the basis of Intendis’ advice or failure to provide advice as provided in Section 4.1(c); or

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

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(e)                                  contracts with Third Parties entered into by Kythera on the basis of instructions from Intendis in accordance with Section 2.1(a)(i)(3) or management of such contracts by Intendis in accordance with Section 2.1(a)(i)(4), except to the extent such Losses result from any act or omission of a Kythera Indemnitee not in accordance with or in the absence of advice from Intendis.

9.3                               Procedure.  A Party entitled to be indemnified under Sections 9.1 or 9.2 (the “Indemnified Party”) shall promptly notify the other Party liable for such indemnification (the “Indemnifying Party”) in writing of any Third Party Claim which the Indemnified Party has determined has given or could give rise to a right of indemnification under this Collaboration Agreement.  Failure to promptly notify the Indemnifying Party of any such claim shall not relieve the Indemnifying Party of any such duty to so indemnify except to the extent that the Indemnifying Party can demonstrate actual loss and prejudice as a result of such failure.  The Indemnifying Party shall have the first right, but not the obligation, to control the defense of the Indemnified Party against any such Third Party Claim, utilizing counsel chosen in the Indemnifying Party’s sole discretion; provided, however, that the Indemnified Party may participate in any such defense, at its own expense, by separate counsel of its choice; provided further, that any such participation shall not limit the Indemnifying Party’s right to control such defense.  Notwithstanding the foregoing, the Indemnifying Party shall obtain the prior written approval of the Indemnified Party, not to be unreasonably withheld or delayed, before (i) admitting any liability or fault of the Indemnified Party, (ii) ceasing to defend against any Third Party Claim or (iii) entering into any settlement, adjustment or compromise of such Third Party Claim involving injunctive or similar equitable relief being asserted against any Indemnified Party or any of its Affiliates. The Indemnified Party shall cooperate with the Indemnifying Party in the provision of any such defense by providing to the Indemnifying Party all such information, assistance and authority as may reasonably be requested by the Indemnifying Party.

9.4                               Insurance.

(a)                                 Kythera shall procure and maintain insurance adequate to cover its obligations hereunder and which are consistent with normal business practices of prudent companies similarly situated, including comprehensive or commercial form general liability insurance with not less than [*] of coverage, at all times during the term of this Collaboration Agreement and for three (3) years thereafter.  It is understood that such insurance shall not be construed to create a limit of Kythera’s liability with respect to its indemnification obligations under this ARTICLE 9.  Kythera shall provide Intendis with written evidence of such insurance upon request.  Kythera shall provide Intendis with written notice at least thirty (30) days prior to the cancellation, non-renewal or material change in such insurance which would materially adversely affect the rights of Intendis hereunder.

(b)                                 Intendis shall maintain self-insurance adequate to cover its obligations hereunder, consistent with normal business practices of prudent companies similarly situated, at all times during which Intendis during the term of this Collaboration Agreement and for three (3) years thereafter.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

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9.5                               Limitation of Liability.  NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, INCIDENTAL, PUNITIVE, CONSEQUENTIAL OR INDIRECT DAMAGES OR LOSS OF PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS COLLABORATION AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.  NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 9.5 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 9.1 OR 9.2, OR DAMAGES AVAILABLE FOR A PARTY’S BREACH OF CONFIDENTIALITY OBLIGATIONS UNDER ARTICLE 5.

ARTICLE 10
MISCELLANEOUS

10.1                        Entire Agreement; Amendment.  This Agreement and the License Agreement, including the Exhibits, schedules and attachments hereto and thereto, set forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersede, as of the Effective Date, all prior agreements and understandings between the Parties with respect to the subject matter hereof, including the Secrecy Agreements, by and between Kythera and Intendis.  There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein.  In the event of a conflict between this Collaboration Agreement and the License Agreement, the terms and conditions of the License Agreement shall govern.  No subsequent alteration, amendment, change or addition to this Collaboration Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

10.2                        Force Majeure.  Each Party shall be excused from the performance of its obligations under this Collaboration Agreement to the extent that such performance is prevented by force majeure and the nonperforming Party promptly provides notice of the prevention to the other Party.  Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party takes reasonable efforts to remove the condition.  For purposes of this Collaboration Agreement, force majeure shall include conditions beyond the reasonable control of the nonperforming Party, including without limitation, an act of God or terrorism, involuntary compliance with any regulation, law or order of any government, war, civil commotion, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe.  Notwithstanding the foregoing, a Party shall not be excused from making payments owed hereunder because of a force majeure affecting such Party.  If a force majeure persists for more than [*] days, then the Parties will discuss in good faith the modification of the Parties’ obligations under this Collaboration Agreement in order to mitigate the delays caused by such force majeure.

10.3                        Notices.  Any notice required or permitted to be given under this Collaboration Agreement shall be in writing, shall specifically refer to this Collaboration Agreement, and shall

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

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be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Section 10.3, and shall be deemed to have been given for all purposes (a) when received, if hand-delivered or sent by confirmed facsimile or a reputable courier service, or (b) five (5) business days after mailing, if mailed by first class certified or registered airmail, postage prepaid, return receipt requested.

If to Kythera:                                                                                                         Kythera Biopharmaceuticals, Inc.
27200 West Agoura Rd., Ste. 200

Calabasas, CA 91301

Attention:  Keith Klein, Esq., General Counsel

Facsimile:  (818) 587-4591

With a copy to:                                                                                                 Latham & Watkins, LLP

12636 High Bluff Drive, Suite 400

San Diego Ca, 92130

Attention: John E. Wehrli, Esq.

Facsimile: (850)523-5450

If to Intendis:                                                                                                          Intendis GmbH

Max-Dohrn — Stra2e 10

10589 Berlin, Germany

Attention: Shakaib Qureshi, Esq.

Facsimile: +49 30 52 00 75-645

With a copy to:                                                                                                 Arnold & Porter LLP

1600 Tysons Boulevard, Suite 900

McLean, VA 22102

Attention:  Steve Parker, Esq.

Facsimile:  (703) 720-7399

10.4                        No Strict Construction; Headings.  This Agreement has been prepared jointly and shall not be strictly construed against either Party.  Ambiguities, if any, in this Collaboration Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.  The headings of each Article and Section in this Collaboration Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section.

10.5                        Assignment; Change in Control.

(a)                                 Permitted and Prohibited Assignments.  Except as otherwise permitted by this Collaboration Agreement, neither Party may assign or transfer this Collaboration Agreement, or any rights or obligations hereunder without the prior written consent of the other, except that a Party may make such an assignment without the other Party’s consent to (a) any of its Affiliates or (b) a successor in a Change in Control.  Any permitted successor or assignee of

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

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rights and/or obligations hereunder shall, in writing to the other Party, expressly assume performance of such rights and/or obligations.  Any permitted assignment shall be binding on the successors of the assigning Party.  Any assignment or attempted assignment by either Party in violation of the terms of this Section 10.5 shall be null, void and of no legal effect.

(b)                                 Effect of a Change in Control of Kythera.  Upon a Change in Control of Kythera, Kythera shall [*] in accordance with the Project Plan and this Collaboration Agreement.  In connection with such [*].

10.6                        Performance by Affiliates.  Each Party may discharge any obligations and exercise any right hereunder through any of its Affiliates.  Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Collaboration Agreement, and shall cause its Affiliates to comply with the provisions of this Collaboration Agreement in connection with such performance.  Any breach by a Party’s Affiliate of any of such Party’s obligations under this Collaboration Agreement shall be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.

10.7                        Further Actions.  Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Collaboration Agreement.

10.8                        Severability.  If any one or more of the provisions of this Collaboration Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Collaboration Agreement and shall not serve to invalidate any remaining provisions hereof.  The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Collaboration Agreement may be realized.

10.9                        No Waiver.  Any delay in enforcing a Party’s rights under this Collaboration Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Collaboration Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.

10.10                 Independent Contractors.  Each Party shall act solely as an independent contractor, and nothing in this Collaboration Agreement shall be construed to give either Party the power or authority to act for, bind, or commit the other Party in any way.  Nothing herein shall be construed to create the relationship of partners, principal and agent, or joint-venture partners between the Parties.

10.11                 English Language.  This Agreement was prepared in the English language, which language shall govern the interpretation of, and any dispute regarding, the terms of this Collaboration Agreement.  To the extent this Collaboration Agreement requires a Party to

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

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provide to the other Party Information, correspondence, notice and/or other documentation, such Party shall provide such Information, correspondence, notice and/or other documentation in the English language.

10.12                 Governing Law.  This Agreement and all disputes arising out of or related to this Collaboration Agreement or any breach hereof shall be governed by and construed under the laws of the State of New York, without giving effect to any choice of law principles that would require the application of the laws of a different jurisdiction.

10.13                 Dispute Resolution.  The Parties agree that the procedures set forth in this Section 10.13 shall be the exclusive mechanism for resolving any dispute, controversy, or claim between the Parties that may arise from time to time pursuant to this Collaboration Agreement relating to (i) any unresolved dispute of the PPC pursuant to Section 3.1(g) and (ii) any Party’s rights and/or obligations hereunder that cannot be resolved through good faith negotiation between the Parties (collectively, “Disputes”).

(a)                                 Resolution by Chief Executives.  Except as otherwise provided in this Collaboration Agreement, in the event of any Dispute, the construction hereof, or the rights, duties or liabilities of either Party hereunder, the Parties shall first attempt in good faith to resolve such Dispute by negotiation and consultation between themselves (or in the case of a dispute within the PPC, pursuant to Section 3.1(g)).  In the event that such Dispute is not resolved on an informal basis within ten (10) Business Days, either Party may, by written notice to the other Party, refer the Dispute to the other Party for attempted resolution between the Chief Executive Officers of Kythera and of Intendis (the “Chief Executives”) by good faith negotiation within thirty (30) days after such notice is received.  Except as set forth in Section 10.13(c) or 10.13(d), each Party may, in its sole discretion, seek resolution of any and all Disputes that are not resolved by the Chief Executives under this Section 10.13(a) in accordance with Section 10.13(b) by providing written notice to the other Party within forty-five (45) days after the period for resolution by Chief Executive has expired.

(b)                                 Arbitration.

(i)                                            Any arbitration under this Section 10.13(b) shall be conducted with the applicable rules of the International Chamber of Commerce (“ICC Rules” or “Rules”) as such Rules may be amended from time to time.  In such arbitration the governing law to be applied is as described in Section 10.12.  The International Bar Association Rules on the Taking of Evidence in International Commercial Arbitration shall govern the taking of evidence in any such proceeding, it being the intent of the Parties to enable a reasonable amount of discovery in any such proceeding.

(ii)                                        The arbitration shall be conducted by a panel of three (3) arbitrators.  Within ten (10) days after receipt of an arbitration notice from a Party, each Party shall select one (1) arbitrator with relevant industry experience and the International Court of Arbitration of the ICC (the “Court”) shall select a third arbitrator in accordance with the Rules.  In the event that only one of the Parties selects an arbitrator, then the Court shall select an

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

19

arbitrator in accordance with the Rules.  Each and every arbitrator of the arbitration panel conducting the arbitration must and shall agree to render an opinion within twenty (20) days (or sixty (60) days if a Party requests a written opinion of the findings of fact and conclusion of law pursuant to Section 10.13(b)(v) below) after the final hearing before the panel.

(iii)                                    The place of arbitration shall be London, England, and the language used in any such proceeding (and for all testimony, evidence and written documentation) shall be English.

(iv)                                     The Parties acknowledge that they desire for any arbitration to be conducted in an efficient, speedy and economical manner.  The Parties shall use good faith efforts to complete arbitration under this Section 10.13(b) within one hundred eighty (180) days following the initiation of such arbitration.  In order to effectuate this desire, the arbitral panel shall establish procedures reasonably directed to facilitating such goals and completing such arbitration within such one hundred eighty (180) day period.

(v)                                         The decision or award of the arbitral panel shall be final and binding and incontestable and may be used as a basis for judgment thereon in any jurisdiction.  To the full extent permissible under Laws, the Parties hereby expressly agree to waive the right to appeal from the decision of the arbitrator(s), there shall be no appeal to any court or other authority (government or private) from the decision of the arbitrator(s), and the Parties shall not dispute nor question the validity of such decision or award before any regulatory or other authority in any jurisdiction where enforcement action is taken by the Party in whose favor the decision or award is rendered, except in the case of fraud or on the grounds established under Article V of the Convention on the Recognition and Enforcement of Foreign Arbitral Awards.  The arbitrator(s) shall, upon the request of any Party, issue a written opinion of the findings of fact and conclusions of law and shall deliver a copy to each of the Parties.  Without limiting any other remedies that may be available under Laws, the arbitrator(s) shall have no authority to award provisional remedies of any nature whatsoever, or punitive, special, consequential, or any other similar form of damages.

(vi)                                     Each Party shall bear its own costs and attorneys’ fees, and the Parties shall equally bear the fees, costs, and expenses of the arbitrator(s) and the arbitration proceedings; provided, however, that the arbitrator(s) may exercise discretion to award costs, including attorney’s fees, to the prevailing Party.

(c)                                  Preliminary Injunctions.  Notwithstanding anything in this Collaboration Agreement to the contrary, a Party may seek a temporary restraining order or a preliminary injunction from any court of competent jurisdiction in order to prevent immediate and irreparable injury, loss, or damage on a provisional basis, pending the decision of the arbitrator(s) on the ultimate merits of any Dispute.

(d)                                 Patent Disputes.  Notwithstanding anything in this Collaboration Agreement to the contrary, any and all issues regarding the scope, construction, validity, and enforceability of any patent in a country within the BCC Territory shall be determined in a court

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

20

or other tribunal, as the case may be, of competent jurisdiction under the applicable patent laws of such country.

(e)                                  Confidentiality.  Any and all activities conducted under this Section 10.13 including without limitation any and all proceedings and decisions of arbitrators under Section 10.13(b), shall be deemed Confidential Information of each of the Parties, and shall be subject to ARTICLE 5.

10.14                 Cumulative Remedies.  No remedy referred to in this Collaboration Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Collaboration Agreement or otherwise available under law.

10.15                 Counterparts.  This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

END OF PAGE
[signature page follows]

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

21

IN WITNESS WHEREOF the Parties have executed this Collaboration Agreement as of the Effective Date by their duly authorized representatives.

INTENDIS GMBH			KYTHERA BIOPHARMACEUTICALS, INC.

By:	/s/ Shakaib Qureshi		By:	/s/ Keith R. Leonard

	Name:	Shakaib Qureshi		Name:	Keith R. Leonard

	Title:	Vice President		Title:	President and CEO

By:	/s/ Lilian Vakalopoulou

	Name:	Lilian Vakalopoulou

	Title:	Vice President

[signature page to Collaboration Agreement]

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

Exhibit A

PROJECT PLAN

[*]

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

Exhibit 10.6(b)

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

FIRST AMENDMENT TO SERVICES, RESEARCH,

DEVELOPMENT AND COLLABORATION AGREEMENT

This FIRST AMENDMENT TO SERVICES,  RESEARCH, DEVELOPMENT AND COLLABORATION AGREEMENT (“First Amendment”) is entered into as of November 17,2010 (“First Amendment Effective Date”) by and between INTENDIS GMBH., a company organized under the Jaws of the Federal Republic of Germany (“Intendis”), and KYTHERA BIOPHARMACEUTICALS, INC., a Delaware corporation (‘‘Kythera”).

RECITAL

WHEREAS, Kythera and Intendis are parties to a Services, Research, Development and Collaboration Agreement, dated as of August 26, 2010 (“Collaboration Agreement”),  pursuant to which Intendis agreed to provide certain development services to Kythera.  Capitalized terms used but not defined herein shall have the meanings set forth in the Collaboration Agreement (and, by reference therein, the License Agreement between Kythera and Bayer Consumer Care AG dated as of the Effective Date of the Collaboration Agreement (“License Agreement”));

WHEREAS, Kythera wishes to enter into a Master Services Agreement for Clinical Trial Services dated as of the First Amendment Effective Date and presented to Intendis for review (“Master Services Agreement”) with Parexel International, LLC (“Parexel”), and Intendis wishes to provide written advice to Kythera to be permitted to do so, as contemplated by Sections 2.1(a) and 2.3(c) of the Collaboration Agreement;

WHEREAS, for the avoidance of doubt, the Parties wish to clarify certain understandings with respect to matters related to the provision of services pursuant to the Master Services Agreement, including the extent of the indemnity to be provided by Intendis pursuant to Section 9.2(e) of the Collaboration Agreement in connection with the services to be provided by Parexel and other subcontractors,  the procurement of insurance relating to the activities to be undertaken pursuant to the Master Services Agreement, the subcontracting of responsibilities for Remedial Actions relating to the Initial Product in the Field in the BCC Territory to Kythera, and certain related matters;

Now, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and conditions contained in this First Amendment, the Parties agree as follows:

1.                                 Section 9.2(e) of the Collaboration Agreement is hereby amended and restated to read, in its entirety, as follows:

(e) contracts with Third Parties entered into by Kythera on the basis of instructions from Intendis in accordance with Section 2.l(a)(i)(3), or management of such contracts by Intendis in accordance with Section 2.l(a)(i)(4), except:

(1) to the extent such Losses result from any act or omission of a Kythera Indemnitee not in accordance with or in the absence of written advice from Intendis; or

(2) to the extent that any such Loss is covered by insurance referenced in Section 9.4(a)(2).

Nothing in this Section 9.2(e) shall otherwise be construed to amend or alter in any way the indemnification obligations of either Party pursuant to this Agreement or in the License Agreement.

2.                                      Section 9.4(a) of the Collaboration Agreement is hereby amended and restated to read in its entirety as follows:

(a) Kythera shall procure and maintain the following insurance:

(1) Insurance adequate to cover its obligations hereunder and which is consistent with normal business practices of prudent companies similarly situated, including comprehensive or commercial form general liability insurance with not less than [*] of coverage, at all times during the term of this Collaboration Agreement and for three (3) years thereafter.

(2) Insurance required to be purchased by Kythera pursuant to Section 8.1 of the Master Services Agreement.

It is understood that the insurance described in this Section 9.4(a) shall not be construed to create a limit of Kythera’s liability with respect to its indemnification obligations under this Article 9.  Kythera shall provide Intendis with written evidence of either such insurance upon request. Kythera shall provide Intendis with written notice at least thirty (30) days prior to the cancellation, non-renewal or material change in either such insurance which would materially adversely affect the rights of Intendis hereunder.

3.                                      Intendis hereby advises Kythera, as contemplated by Section 2.3(e) of the Collaboration Agreement, that it may engage Parexel under the terms of the Master Services Agreement.

4.                                      This First Amendment, together with the Collaboration Agreement, constitute the entire agreement between the Parties. All other terms and provisions of the Collaboration Agreement and the License Agreement, except as expressly amended by this First Amendment, remain in full force and effect.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

END OF PAGE

[signatures appear on following page]

IN WITNESS WHEREOF the Parties have executed this First Amendment as of the date First Amendment Effective Date by their duly authorized representatives.

INTENDIS GMBH.		KYTHERA BIOPHARMACEUTICALS,
INC.

By:	/s/ Shakaib Qureshi	By:	/s/ Keith R. Leonard

Name:	Shakaib Qureshi	Name:	Keith R. Leonard

Title:	Vice President	Title:	President and CEO

By:	/s/ Lilian Vakalopoulou

Name:	Lilian Vakalopoulou

Title:	Vice President

[signature page to First Amendment to Services,
Research, Development and Collaboration Agreement]

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

Exhibit 10.6(c)

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

SECOND AMENDMENT TO
SERVICES, RESEARCH, DEVELOPMENT
AND COLLABORATION AGREEMENT

This SECOND AMENDMENT TO SERVICES, RESEARCH, DEVELOPMENT AND COLLABORATION AGREEMENT (“Second Amendment”) is entered into as of April 2, 2012 (“Second Amendment Effective Date”) by and between INTENDIS GMBH., a company organized under the laws of the Federal Republic of Germany (“Intendis”), and KYTHERA BIOPHARMACEUTICALS, INC., a Delaware corporation (“Kythera”).

RECITAL

WHEREAS, Kythera and Intendis are parties to a Services, Research, Development and Collaboration Agreement, dated as of August 26, 2010 and amended as of November 17, 2010, (collectively, the “Collaboration Agreement”), pursuant to which Intendis agreed to provide certain development services to Kythera.  Capitalized terms used but not defined herein shall have the meanings set forth in the Collaboration Agreement (and, by reference therein, the License Agreement between Kythera and Bayer Consumer Care AG dated as of the Effective Date of the Collaboration Agreement (“License Agreement”));

WHEREAS, Intendis had agreed to provide certain reports to Kythera regarding the regulatory strategy for the Initial Product in Japan;

WHEREAS, the Parties now wish to eliminate the requirement for Intendis to provide this report to Kythera;

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and conditions contained in this First Amendment, the Parties agree as follows:

1.              Sections 1.11, 1.12 and 1.13 of the Collaboration Agreement are intentionally deleted, in their entirety.

2.              Section 2.1(a)(6) of the Collaboration Agreement is hereby amended and restated to read in its entirety as follows:

“(6) preparing and delivering, or causing to be prepared and delivered, to Kythera within [*], a report (the  “Development Account Allocation Report”) setting out a plan for allocation of  the [*] (to be deposited into the Development Account pursuant to the terms of Section 4.1(b)(ii) hereof).”

3.              Section 2.1(a)(7) of the Collaboration Agreement is intentionally deleted, in its entirety.

4.              Section 4.1(b)(ii) of the Collaboration Agreement is hereby amended and restated to read in its entirety as follows:

“(ii)         [*], upon receipt by Kythera of [*].”

5.              Section 4.1(b)(iii) of the Collaboration Agreement is intentionally deleted, in its entirety.

6.              Section 4.1(d)(ii) of the Collaboration Agreement is hereby amended and restated to read in its entirety as follows:

“(ii) Payments to Intendis.

In consideration for the services provided by Intendis to Kythera under this Collaboration Agreement [*] as set forth in the Project Plan, Kythera shall pay [*] in providing the activities set out in this Collaboration Agreement, [*].  In consideration for the services provided by Intendis to Kythera under this Collaboration Agreement [*] as set forth in the Project Plan, Kythera shall [*].”

This Second Amendment, together with the Collaboration Agreement, constitutes the entire agreement between the Parties.  All other terms and provisions of the Collaboration Agreement and the License Agreement, except as expressly amended by this Second Amendment, remain in full force and effect.

IN WITNESS WHEREOF the Parties have executed this Second Amendment as of the Second Amendment Effective Date by their duly authorized representatives.

INTENDIS GMBH		KYTHERA BIOPHARMACEUTICALS, INC.

By:	/s/ Ulf Zimmerling	By:	/s/ Keith R. Leonard
	Name: Ulf Zimmerling		Name: Keith R. Leonard
	Title: Vice President		Title: President and CEO

By:	/s/ Lilian Vakalopoulou
Name: Lilian Vakalopoulou
Title: Vice President

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

2

Exhibit 10.10(a)

KYTHERA BIOPHARMACEUTICALS, INC.

2004 STOCK PLAN

(amended and restated as of January 20, 2010)

1.                                      Purposes of the Plan. The purposes of this Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to Employees, Directors and Consultants and to promote the success of the Company’s business. Options granted under the Plan may be Incentive Stock Options or Nonstatutory Stock Options, as determined by the Administrator at the time of grant. Restricted Stock may also be granted under the Plan.

2.                                      Definitions. As used herein, the following definitions shall apply:

(a)                                 “Administrator” means the Board or any of its Committees as shall be administering the Plan in accordance with Section 4 hereof.

(b)                                 “Applicable Laws” means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any other country or jurisdiction where Awards are, or will be, granted under the Plan.

(c)                                  “Award” means, individually or collectively, a grant under the Plan of Options or Restricted Stock.

(d)                                 “Board” means the Board of Directors of the Company.

(e)                                  “Change in Control” means the occurrence of any of the following events:

(i)                                     Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

(ii)                                  The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; or

(iii)                               The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

(f)                                   “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code herein will be a reference to any successor or amended section of the Code.

(g)                                  “Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board, or by the compensation committee of the Board, in accordance with Section 4 hereof.

(h)                                 “Common Stock” means the common stock of the Company.

(i)                                     “Company” means Kythera Biopharmaceuticals, Inc., a Delaware corporation, or any successor thereto.

(j)                                    “Consultant” means any person who is engaged by the Company or any Parent or Subsidiary to render consulting or advisory services to such entity.

(k)                                 “Director” means a member of the Board.

(l)                                     “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.

(m)                             “Employee” means any person, including officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company shall be sufficient to constitute “employment” by the Company.

(n)                                 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(o)                                 “Exchange Program” means a program under which (i) outstanding Awards are surrendered or cancelled in exchange for Awards of the same type (which may have higher or lower exercise prices and different terms), awards of a different type, and/or cash, (ii) Optionees would have the opportunity to transfer any outstanding Awards to a financial institution or other person or entity selected by the Administrator, and/or (iii) the exercise price of an outstanding Award is reduced or increased. The Administrator will determine the terms and conditions of any Exchange Program in its sole discretion

(p)                                 “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i)                                     If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market of The Nasdaq Stock Market, its Fair Market Value will be the closing sales price for such stock (or, if no closing sales price was reported on that date, as applicable, on the last trading date such closing sales price was reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

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(ii)                                  If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean between the high bid and low asked prices for the Common Stock on the day of determination (or, if no bids and asks were reported on that date, as applicable, on the last trading date such bids and asks were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii)                               In the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Administrator.

(q)                                 “Incentive Stock Option” means an Option that by its terms qualifies and is otherwise intended to qualify as an incentive stock option within the meaning of Code Section 422 and the regulations promulgated thereunder.

(r)                                    “Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

(s)                                   “Option” means a stock option granted pursuant to the Plan.

(t)                                    “Option Agreement” means a written or electronic agreement between the Company and an Optionee evidencing the terms and conditions of an individual Option grant. The Option Agreement is subject to the terms and conditions of the Plan.

(u)                                 “Optioned Stock” means the Common Stock subject to an Award.

(v)                                 “Optionee” means the holder of an outstanding Award granted under the Plan.

(w)                               “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(x)                                 “Plan” means this 2004 Stock Plan.

(y)                                 “Restatement Effective Date” means January 20, 2010, the date on which the Board adopted an amendment and restatement of the Plan.

(z)                                  “Restricted Stock” means Shares issued pursuant to an Award of Restricted Stock under Section 11 of the Plan, or issued pursuant to the early exercise of an Option.

(aa)                          “Restricted Stock Purchase Agreement” means a written or electronic agreement between the Company and the Optionee evidencing the terms and restrictions applying to Shares purchased under an Award of Restricted Stock. The Restricted Stock Purchase Agreement is subject to the terms and conditions of the Plan and the notice of grant.

(bb)                          “Securities Act” means the Securities Act of 1933, as amended.

(cc)                            “Service Provider” means an Employee, Director or Consultant.

(dd)                          “Share” means a share of the Common Stock, as adjusted in accordance with Section 13 below.

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(ee)                            “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

3.                                      Stock Subject to the Plan. Subject to the provisions of Section 13 of the Plan, the maximum aggregate number of Shares that may be subject to Awards and sold under the Plan is 2,174,057 Shares. The Shares may be authorized but unissued, or reacquired Common Stock.

If an Award expires or becomes unexercisable without having been exercised in full, or is surrendered pursuant to an Exchange Program, the unpurchased Shares that were subject thereto shall become available for future grant or sale under the Plan (unless the Plan has terminated). However, Shares that have actually been issued under the Plan, upon exercise of an Award, shall not be returned to the Plan and shall not become available for future distribution under the Plan, except that if unvested Shares of Restricted Stock are repurchased by the Company at their original purchase price or, if not repurchased at their original purchase price, are forfeited to the Company due to the failure to vest, such Shares shall become available for future grant under the Plan. Notwithstanding the foregoing and, subject to adjustment provided in Section 13, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options shall equal the aggregate Share number stated in the first paragraph of this Section, plus, to the extent allowable under Section 422 of the Code, any Shares that become available for issuance under the Plan under this second paragraph of this Section.

4.                                      Administration of the Plan.

(a)                                 Administrator. The Plan shall be administered by the Board or a Committee appointed by the Board, which Committee shall be constituted to comply with Applicable Laws.

(b)                                 Powers of the Administrator. Subject to the provisions of the Plan and, in the case of a Committee, the specific duties delegated by the Board to such Committee, and subject to the approval of any relevant authorities, the Administrator shall have the authority in its discretion:

(i)                                     to determine the Fair Market Value;

(ii)                                  to select the Service Providers to whom Awards may from time to time be granted hereunder;

(iii)                               to determine the number of Shares to be covered by each such Award granted hereunder;

(iv)                              to approve forms of agreement for use under the Plan;

(v)                                 to determine the terms and conditions of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Common Stock relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine;

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(vi)                              to institute and determine the terms and conditions of an Exchange Program;

(vii)                           to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws or for qualifying for favorable tax treatment under applicable foreign laws;

(viii)                        to allow Optionees to satisfy withholding tax obligations in a manner prescribed in Section 14;

(ix)                              to modify or amend each Award (subject to Section 17(c) of the Plan) including but not limited to the discretionary authority to extend the post-termination exercise period of Awards and to extend the maximum term of an Option (subject to Section 8 regarding Incentive Stock Options);

(x)                                 to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xi)                              to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(xii)                           to make all other determinations deemed necessary or advisable for administering the Plan.

(c)                                  Effect of Administrator’s Decision. All decisions, determinations and interpretations of the Administrator shall be final and binding on all Optionees and any other holders of Awards.

5.                                      Eligibility. Nonstatutory Stock Options and Restricted Stock may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.

6.                                      Limitations.

(a)                                 Incentive Stock Option Limit. Each Option shall be designated in the Option Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Optionee during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds $100,000, such Options shall be treated as Nonstatutory Stock Options. For purposes of this Section 6(a), Incentive Stock Options shall be taken into account in the order in which they were granted. The Fair Market Value of the Shares shall be determined as of the time the Option with respect to such Shares is granted, and calculation will be performed in accordance with Code Section 422 and Treasury Regulations promulgated thereunder.

(b)                                 No Effect on Employment or Service. Neither the Plan nor any Award shall confer upon any Optionee any right with respect to continuing the Optionee’s relationship as a Service Provider with the Company, nor shall it interfere in any way with his or her right or the Company’s right to terminate such relationship at any time, with or without cause, and with or without notice.

5

7.                                      Term of Plan. Subject to stockholder approval in accordance with Section 21, the Plan shall become effective upon its adoption by the Board. Unless sooner terminated under Section 17, it shall continue in effect for a term of ten (10) years from the later of (i) the effective date of the Plan, or (ii) the earlier of the most recent Board or stockholder approval of an increase in the number of Shares reserved for issuance under the Plan.

8.                                      Term of Option. The term of each Option shall be stated in the Option Agreement; provided, however, that the term shall be no more than ten (10) years from the date of grant thereof. In the case of an Incentive Stock Option granted to an Optionee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option shall be five (5) years from the date of grant or such shorter term as may be provided in the Option Agreement.

9.                                      Option Exercise Price and Consideration.

(a)                                 Exercise Price. The per share exercise price for the Shares to be issued upon exercise of an Option shall be such price as is determined by the Administrator, but shall be subject to the following:

(i)                                     In the case of an Incentive Stock Option

(A)                               granted to an Employee who, at the time of grant of such Option, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the exercise price shall be no less than one hundred and ten percent (110%) of the Fair Market Value per Share on the date of grant.

(B)                               granted to any other Employee, the per Share exercise price shall be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(ii)                                  In the case of a Nonstatutory Stock Option, the per Share exercise price shall be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(iii)                               Notwithstanding the foregoing, Options may be granted with a per Share exercise price other than as required above in accordance with and pursuant to a transaction described in, and in a manner consistent with, Section 424 of the Code.

(b)                                 Forms of Consideration. The consideration to be paid for the Shares to be issued upon exercise of an Option, including the method of payment, shall be determined by the Administrator (and, in the case of an Incentive Stock Option, shall be determined at the time of grant). Such consideration may consist of, without limitation, (i) cash, (ii) check, (iii) promissory note, to the extent permitted by Applicable Laws, (iv) other Shares, provided that such Shares have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to

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which such Option shall be exercised and provided further that accepting such Shares, in the sole discretion of the Administrator, shall not result in any adverse accounting consequences to the Company, (v) consideration received by the Company under a cashless exercise program (whether through a broker or otherwise) implemented by the Company in connection with the Plan, (vi) by net exercise, (vii) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws, or (viii) any combination of the foregoing methods of payment. In making its determination as to the type of consideration to accept, the Administrator shall consider if acceptance of such consideration may be reasonably expected to benefit the Company.

10.                       Exercise of Option.

(a)                                 Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder shall be exercisable according to the terms hereof at such times and under such conditions as determined by the Administrator and set forth in the Option Agreement. An Option may not be exercised for a fraction of a Share.

An Option shall be deemed exercised when the Company receives (i) written or electronic notice of exercise (in accordance with the Option Agreement) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised, together with any applicable withholding taxes. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Option Agreement and the Plan. Shares issued upon exercise of an Option shall be issued in the name of the Optionee or, if requested by the Optionee, in the name of the Optionee and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 13 of the Plan.

Exercise of an Option in any manner shall result in a decrease in the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(b)                                 Termination of Relationship as a Service Provider. If an Optionee ceases to be a Service Provider other than upon the Optionee’s termination as a result of the Optionee’s death or Disability, the Optionee may exercise his or her Option within thirty (30) days of termination, or such longer period of time as specified in the Option Agreement, to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of the Option as set forth in the Option Agreement). Unless otherwise provided by the Administrator, if on the date of termination, the Optionee is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Optionee does not exercise his or her Option within the time specified by the Administrator, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(c)                                  Disability of Optionee. If an Optionee ceases to be a Service Provider as a result of the Optionee’s Disability, the Optionee may exercise his or her Option within six (6)

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months of termination, or such longer period of time as specified in the Option Agreement, to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement). Unless otherwise provided by the Administrator, if on the date of termination, the Optionee is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Optionee does not exercise his or her Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(d)                                 Death of Optionee. If an Optionee dies while a Service Provider, the Option may be exercised within six (6) months following Optionee’s death, or such longer period of time as specified in the Option Agreement, to the extent that the Option is vested on the date of death (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement) by the Optionee’s designated beneficiary, provided such beneficiary has been designated prior to Optionee’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Optionee, then such Option may be exercised by the personal representative of the Optionee’s estate or by the person(s) to whom the Option is transferred pursuant to the Optionee’s will or in accordance with the laws of descent and distribution. Unless otherwise provided by the Administrator, if at the time of death, the Optionee is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall immediately revert to the Plan. If the Option is not so exercised within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

11.                               Restricted Stock.

(a)                                 Rights to Purchase. Restricted Stock may be issued either alone, in addition to, or in tandem with other awards granted under the Plan and/or cash awards made outside of the Plan. After the Administrator determines that it will offer Restricted Stock under the Plan, it shall advise the offeree in writing or electronically of the terms, conditions and restrictions related to the offer, including the number of Shares that such person shall be entitled to purchase, the price to be paid (if any), and the time within which such person must accept such offer. The terms of the offer shall comply in all respects with Section 260.140.42 of Title 10 of the California Code of Regulations. The offer shall be accepted by execution of a Restricted Stock Purchase Agreement in the form determined by the Administrator.

(b)                                 Repurchase Option. Unless the Administrator determines otherwise, the Restricted Stock Purchase Agreement shall grant the Company a repurchase option exercisable within ninety (90) days of the voluntary or involuntary termination of the purchaser’s service with the Company for any reason (including death or disability). Unless the Administrator provides otherwise, the purchase price for Shares repurchased pursuant to the Restricted Stock Purchase Agreement shall be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to the Company. The repurchase option shall lapse at such rate as the Administrator may determine.

(c)                                  Term. The term of each Restricted Stock award shall be stated in the Restricted Stock Purchase Agreement; provided, however, that the term shall be no more than ten (10) years from the date of grant thereof.

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(d)                                 Other Provisions. The Restricted Stock Purchase Agreement shall contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Administrator in its sole discretion.

(e)                                  Rights as a Stockholder. Once the Restricted Stock award is purchased or otherwise issued, the purchaser shall have rights equivalent to those of a stockholder and shall be a stockholder when his or her purchase is entered upon the records of the duly authorized transfer agent of the Company. No adjustment shall be made for a dividend or other right for which the record date is prior to the date the Restricted Stock is purchased or otherwise issued, except as provided in Section 13 of the Plan.

12.                               Limited Transferability of Awards.

(a)                                 Unless determined otherwise by the Administrator, Awards may not be sold, pledged, assigned, hypothecated, or otherwise transferred in any manner other than by will or by the laws of descent and distribution, and may be exercised, during the lifetime of the Optionee, only by the Optionee. If the Administrator makes an Award transferable, such Award may only be transferred (i) by will, (ii) by the laws of descent and distribution, or (iii) as permitted by Rule 701 of the Securities Act.

(b)                                 Further, until the Company becomes subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, or after the Administrator determines that it is, will, or may no longer be relying upon the exemption from registration under the Exchange Act as set forth in Rule 12h-1(f) promulgated under the Exchange Act, an Option, or prior to exercise, the Shares subject to the Option, may not be pledged, hypothecated or otherwise transferred or disposed of, in any manner, including by entering into any short position, any “put equivalent position” or any “call equivalent position” (as defined in Rule 16a-1(h) and Rule 16a-1(b) of the Exchange Act, respectively), other than to (i) persons who are “family members” (as defined in Rule 701(c)(3) of the Securities Act) through gifts or domestic relations orders, or (ii) to an executor or guardian of the Optionee upon the death or disability of the Optionee. Notwithstanding the foregoing sentence, the Administrator, in its sole discretion, may determine to permit transfers to the Company or in connection with a Change in Control or other acquisition transactions involving the Company to the extent permitted by Rule 12h-1(f).

13.                               Adjustments; Dissolution or Liquidation; Merger or Change in Control.

(a)                                 Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, shall adjust the number and class of Shares that may be delivered under the Plan and/or the number, class, and price of Shares covered by each outstanding Award; provided, however, that the Administrator shall make such adjustments to the extent required by Section 25102(o) of the California Corporations Code to the extent the Company is relying upon the exemption afforded thereby with respect to the Award.

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(b)                                 Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Optionee as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.

(c)                                  Merger or Change in Control. In the event of a merger of the Company with or into another corporation, or a Change in Control, each outstanding Award shall be treated as the Administrator determines, including, without limitation, that Awards shall be assumed or an equivalent option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. The Administrator shall not be required to treat all Awards similarly in the transaction. In the event that the successor corporation in a merger or Change in Control refuses to assume or substitute for the Award and instead determines to treat the Award in a different manner, then the Optionee shall fully vest in and have the right to exercise the Award as to all of the Optioned Stock, including Shares as to which it would not otherwise be vested or exercisable. If an Award is not assumed or substituted for, the Administrator shall notify the Optionee in writing or electronically that the Award shall be fully vested and exercisable for a period of fifteen (15) days from the date of such notice for Awards granted prior to the Restatement Effective Date and for a period of time determined by the Administrator for Awards granted on or after the Restatement Effective Date, and any Award not assumed or substituted for shall terminate upon expiration of such period. For the purposes of this paragraph, the Award shall be considered assumed or substituted if, following the merger or Change in Control, the option or right confers the right to purchase or receive, for each Share subject to the Award immediately prior to the merger or Change in Control, the consideration (whether stock, cash, or other securities or property) received in the merger or Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Award, for each Share subject to the Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the merger or Change in Control.

14.                               Tax Withholding. Prior to the delivery of any Shares pursuant to an Award (or exercise thereof), the Company will have the power and the right to deduct or withhold, or require a Optionee to remit to the Company, an amount sufficient to satisfy federal, state, local, foreign or other taxes (including the Optionee’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof). The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit an Optionee to satisfy such tax withholding obligation, in whole or in part by (without limitation) (i) paying cash (or by check), (ii) electing to have the Company withhold otherwise deliverable Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld, (iii) delivering to the Company already-owned Shares having a Fair Market Value equal to the statutory amount required to be withheld, provided the delivery of such Shares will not result in any adverse accounting consequences, as the Administrator determines in its sole discretion, or (iv) selling a sufficient number of Shares otherwise deliverable to the Optionee through such means as the Administrator may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld. The amount of the withholding requirement will be deemed to include any

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amount which the Administrator agrees may be withheld at the time the election is made, not to exceed the amount determined by using the maximum federal, state or local marginal income tax rates applicable to the Optionee with respect to the Award on the date that the amount of tax to be withheld is to be determined. The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

15.                               Leaves of Absence.

(a)                                 With respect to Awards granted prior to the Restatement Effective Date, unless the Administrator provides otherwise, or except as otherwise required by Applicable Laws, vesting of Options granted hereunder to officers and Directors shall be suspended during any unpaid leave of absence. With respect to Awards granted on or after the Restatement Effective Date, unless the Administrator provides otherwise, or except as otherwise required by Applicable Laws, vesting of Awards granted hereunder shall be suspended during any unpaid leave of absence.

(b)                                 A Service Provider shall not cease to be an Employee in the case of (A) any leave of absence approved by the Company or (B) transfers between locations of the Company or between the Company, its Parent, any Subsidiary, or any successor.

(c)                                  For purposes of Incentive Stock Options, no such leave may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then six (6) months following the first (1st) day of such leave, any Incentive Stock Option held by the Optionee shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonstatutory Stock Option.

16.                               Time of Granting Awards. The date of grant of an Award shall, for all purposes, be the date on which the Administrator makes the determination granting such Award, or such later date as is determined by the Administrator. Notice of the determination shall be given to each Service Provider to whom an Award is so granted within a reasonable time after the date of such grant.

17.                               Amendment and Termination of the Plan.

(a)                                 Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan.

(b)                                 Stockholder Approval. The Board shall obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

(c)                                  Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Optionee, unless mutually agreed otherwise between the Optionee and the Administrator, which agreement must be in writing (which may include e-mail) and signed by the Optionee and the Company. Termination of the Plan shall not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Options granted under the Plan prior to the date of such termination.

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18.                               Conditions Upon Issuance of Shares.

(a)                                 Legal Compliance. Shares shall not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.

(b)                                 Investment Representations. As a condition to the exercise of an Award, the Administrator may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

19.                               Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

20.                               Reservation of Shares. The Company, during the term of this Plan, shall at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

21.                               Stockholder Approval. The Plan shall be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted. Such stockholder approval shall be obtained in the degree and manner required under Applicable Laws.

22.                               Information to Optionees. Beginning on the earlier of (i) the date that the aggregate number of Optionees under this Plan is five hundred (500) or more and the Company is relying on the exemption provided by Rule 12h-1(f)(1) under the Exchange Act and (ii) the date that the Company is required to deliver information to Optionees pursuant to Rule 701 under the Securities Act, and until such time as the Company becomes subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, is no longer relying on the exemption provided by Rule 12h-1(f)(1) under the Exchange Act or is no longer required to deliver information to Optionees pursuant to Rule 701 under the Securities Act, the Company shall provide to each Optionee the information described in paragraphs (e)(3), (4), and (5) of Rule 701 under the Securities Act not less frequently than every six (6) months with the financial statements being not more than one hundred and eighty (180) days old and with such information provided either by physical or electronic delivery to the Optionees or by written notice to the Optionees of the availability of the information on an Internet site that may be password-protected and of any password needed to access the information. The Company may request that Optionees agree to keep the information to be provided pursuant to this Section confidential. If a Optionee does not agree to keep the information to be provided pursuant to this Section confidential, then the Company will not be required to provide the information unless otherwise required pursuant to Rule 12h-1(f)(1) under the Exchange Act or Rule 701 of the Securities Act.

23.                               Covenants of Significant Stockholders. Each Optionee covenants that, upon the Company’s request, such Optionee will promptly execute a counterpart signature page to any agreement (including, without limitation, any Voting Agreement or Right of First Refusal and Co-Sale Agreement) then in effect that obligates the Company to use its commercially reasonable efforts or otherwise endeavor to cause any such holder to become a party to such agreement.

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AMENDMENT
TO KYTHERA BIOPHARMACEUTICALS, INC.

2004 STOCK PLAN

(amended August 29, 2011)

Pursuant to the authority reserved to the Board of Directors (the “Board”) of Kythera Biopharmaceuticals, Inc., a corporation organized under the laws of State of Delaware (the “Company”), under Section 15(a) of the Company’s 2004 Stock Plan (the “Plan”), the Board hereby amends the Plan as follows.

1.                                      The first sentence of Section 3 of the Plan is hereby amended to read in its entirety as follows:

“3.                                Subject to the provisions of Section 13 of the Plan, the maximum aggregate number of Shares that may be subject to Options or Stock Purchase Rights and sold under the Plan is 5,587,883 Shares.”

* * * * * * * * * *

I hereby certify that the foregoing Amendment to the Plan was duly adopted by the Company’s Board effective as of August 29, 2011.

I hereby further certify that the foregoing Amendment to the Plan was duly adopted by the Company’s Stockholders effective as of August 29, 2011.

Executed on this 29th day of August, 2011.

/s/ Keith Klein
Keith Klein, Secretary

SIGNATURE PAGE TO KYTHERA BIOPHARMACEUTICALS, INC.

AMENDMENT TO 2004 STOCK PLAN

Exhibit 10.10(b)

Kythera Biopharmaceuticals, Inc.

2004 STOCK PLAN

STOCK OPTION AGREEMENT

Unless otherwise defined herein, the terms defined in the 2004 Stock Plan shall have the same defined meanings in this Stock Option Agreement.

I.                                        NOTICE OF STOCK OPTION GRANT

Name:

Address:

The undersigned Optionee has been granted an Option to purchase Common Stock of the Company, subject to the terms and conditions of the Plan and this Option Agreement, as follows:

Date of Grant

Grant Number

Vesting Commencement Date

Exercise Price per Share

Total Number of Shares Granted

Total Exercise Price

Type of Option:	Incentive Stock Option

Nonstatutory Stock Option

Term/Expiration Date:	10 year term, expiring

Vesting Schedule:

This Option shall be exercisable, in whole or in part, according to the following vesting schedule:

Termination Period:

This Option shall be exercisable for thirty (30) days after Optionee ceases to be a Service Provider.  Upon Optionee’s death or Disability, this Option may be exercised for six (6) months after Optionee ceases to be a Service Provider.  In no event may Optionee exercise this Option after the Term/Expiration Date as provided above.

II.                                   AGREEMENT

1.                                      Grant of Option.  The Plan Administrator of the Company hereby grants to the Optionee named in the Notice of Grant (the “Optionee”), an option (the “Option”) to purchase the number of Shares set forth in the Notice of Grant, at the exercise price per Share set forth in the Notice of Grant (the “Exercise Price”), and subject to the terms and conditions of the Plan, which is incorporated herein by reference.  Subject to Section 15(c) of the Plan, in the event of a conflict between the terms and conditions of the Plan and this Option Agreement, the terms and conditions of the Plan shall prevail.

If designated in the Notice of Grant as an Incentive Stock Option (“ISO”), this Option is intended to qualify as an Incentive Stock Option as defined in Section 422 of the Code.  Nevertheless, to the extent that it exceeds the $100,000 rule of Code Section 422(d), this Option shall be treated as a Nonstatutory Stock Option (“NSO”).

2.                                      Exercise of Option.

(a)                                 Right to Exercise.  This Option shall be exercisable during its term in accordance with the Vesting Schedule set out in the Notice of Grant and with the applicable provisions of the Plan and this Option Agreement.

(b)                                 Method of Exercise.  This Option shall be exercisable by delivery of an exercise notice in the form attached as Exhibit A (the “Exercise Notice”) which shall state the election to exercise the Option, the number of Shares with respect to which the Option is being exercised, and such other representations and agreements as may be required by the Company. The Exercise Notice shall be accompanied by payment of the aggregate Exercise Price as to all Exercised Shares.  This Option shall be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice accompanied by the aggregate Exercise Price.

No Shares shall be issued pursuant to the exercise of an Option unless such issuance and such exercise complies with Applicable Laws.  Assuming such compliance, for income tax purposes the Shares shall be considered transferred to the Optionee on the date on which the Option is exercised with respect to such Shares.

3.                                      Optionee’s Representations.  In the event the Shares have not been registered under the Securities Act of 1933, as amended, at the time this Option is exercised, the Optionee shall, if required by the Company, concurrently with the exercise of all or any portion of this Option, deliver to the Company his or her Investment Representation Statement in the form attached hereto as Exhibit B.

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4.                                      Lock-Up Period.  Optionee hereby agrees that Optionee shall not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any Common Stock (or other securities) of the Company or enter into any swap, hedging or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Common Stock (or other securities) of the Company held by Optionee (other than those included in the registration) for a period specified by the representative of the underwriters of Common Stock (or other securities) of the Company not to exceed one hundred eighty (180) days following the effective date of any registration statement of the Company filed under the Securities Act.

Optionee agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriter which are consistent with the foregoing or which are necessary to give further effect thereto.  In addition, if requested by the Company or the representative of the underwriters of Common Stock (or other securities) of the Company, Optionee shall provide, within ten (10) days of such request, such information as may be required by the Company or such representative in connection with the completion of any public offering of the Company’s securities pursuant to a registration statement filed under the Securities Act.  The obligations described in this Section shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a Commission Rule 145 transaction on Form S-4 or similar forms that may be promulgated in the future.  The Company may impose stop-transfer instructions with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of said one hundred eighty (180) day period.  Optionee agrees that any transferee of the Option or shares acquired pursuant to the Option shall be bound by this Section.

5.                                      Method of Payment.  Payment of the aggregate Exercise Price shall be by any of the following, or a combination thereof, at the election of the Optionee:

(a)                                 cash or check;

(b)                                 promissory note;

(c)                                  surrender of other Shares which, (i) in the case of Shares acquired from the Company, either directly or indirectly, have been owned by the Optionee for more than six (6) months on the date of surrender, and (ii) have a Fair Market Value on the date of surrender equal to the aggregate Exercise Price of the Exercised Shares; or

(d)                                 consideration received by the Company under a formal cashless exercise program adopted by the Company in connection with the Plan.

6.                                      Restrictions on Exercise.  This Option may not be exercised until such time as the Plan has been approved by the shareholders of the Company, or if the issuance of such Shares upon such exercise or the method of payment of consideration for such shares would constitute a violation of any Applicable Law.

7.                                      Non-Transferability of Option.  This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the

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lifetime of Optionee only by Optionee.  The terms of the Plan and this Option Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.

8.                                      Term of Option.  This Option may be exercised only within the term set out in the Notice of Grant, and may be exercised during such term only in accordance with the Plan and the terms of this Option.

9.                                      Tax Obligations.

(a)                                 Withholding Taxes.  Optionee agrees to make appropriate arrangements with the Company (or the Parent or Subsidiary employing or retaining Optionee) for the satisfaction of all Federal, state, local and foreign income and employment tax withholding requirements applicable to the Option exercise.  Optionee acknowledges and agrees that the Company may refuse to honor the exercise and refuse to deliver Shares if such withholding amounts are not delivered at the time of exercise.

(b)                                 Notice of Disqualifying Disposition of ISO Shares.  If the Option granted to Optionee herein is an ISO, and if Optionee sells or otherwise disposes of any of the Shares acquired pursuant to the ISO on or before the later of (1) the date two years after the Date of Grant, or (2) the date one year after the date of exercise, the Optionee shall immediately notify the Company in writing of such disposition.  Optionee agrees that Optionee may be subject to income tax withholding by the Company on the compensation income recognized by the Optionee.

10.                               Entire Agreement; Governing Law.  The Plan is incorporated herein by reference.  The Plan and this Option Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Optionee with respect to the subject matter hereof, and may not be modified adversely to the Optionee’s interest except by means of a writing signed by the Company and Optionee.  This agreement is governed by the internal substantive laws but not the choice of law rules of California.

11.                               No Guarantee of Continued Service.  OPTIONEE ACKNOWLEDGES AND AGREES THAT THE VESTING OF SHARES PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER AT THE WILL OF THE COMPANY (NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS OPTION OR ACQUIRING SHARES HEREUNDER).  OPTIONEE FURTHER ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND SHALL NOT INTERFERE IN ANY WAY WITH OPTIONEE’S RIGHT OR THE COMPANY’S RIGHT TO TERMINATE OPTIONEE’S RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE.

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Optionee acknowledges receipt of a copy of the Plan and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts this Option subject to all of the terms and provisions thereof.  Optionee has reviewed the Plan and this Option in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Option and fully understands all provisions of the Option.  Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan or this Option.  Optionee further agrees to notify the Company upon any change in the residence address indicated below.

OPTIONEE	Kythera Biopharmaceuticals, Inc.

Signature	Keith Leonard

Print Name	President and CEO

Residence Address

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EXHIBIT A

2004 STOCK PLAN

EXERCISE NOTICE

Kythera Biopharmaceuticals, Inc.

6303 Owensmouth Ave., 10th Floor
Woodland Hills, CA 91367

Attention:

1.                                      Exercise of Option.  Effective as of today,                           ,           , the undersigned (“Optionee”) hereby elects to exercise Optionee’s option to purchase                    shares of the Common Stock (the “Shares”) of Kythera Biopharmaceuticals, Inc. (the “Company”) under and pursuant to the 2004 Stock Plan (the “Plan”) and the Stock Option Agreement dated                         ,          (the “Option Agreement”).

2.                                      Delivery of Payment.  Purchaser herewith delivers to the Company the full purchase price of the Shares, as set forth in the Option Agreement, and any and all withholding taxes due in connection with the exercise of the Option.

3.                                      Representations of Optionee.  Optionee acknowledges that Optionee has received, read and understood the Plan and the Option Agreement and agrees to abide by and be bound by their terms and conditions.

4.                                      Rights as Shareholder.  Until the issuance of the Shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option.  The Shares shall be issued to the Optionee as soon as practicable after the Option is exercised in accordance with the Option Agreement.  No adjustment shall be made for a dividend or other right for which the record date is prior to the date of issuance except as provided in Section 13 of the Plan.

5.                                      Company’s Right of First Refusal.  Before any Shares held by Optionee or any transferee (either being sometimes referred to herein as the “Holder”) may be sold or otherwise transferred (including transfer by gift or operation of law), the Company or its assignee(s) shall have a right of first refusal to purchase the Shares on the terms and conditions set forth in this Section (the “Right of First Refusal”).

(a)                                 Notice of Proposed Transfer.  The Holder of the Shares shall deliver to the Company a written notice (the “Notice”) stating: (i) the Holder’s bona fide intention to sell or otherwise transfer such Shares; (ii) the name of each proposed purchaser or other transferee (“Proposed Transferee”); (iii) the number of Shares to be transferred to each Proposed Transferee; and (iv) the bona fide cash price or other consideration for which the Holder proposes to transfer the Shares (the “Offered Price”), and the Holder shall offer the Shares at the Offered Price to the Company or its assignee(s).

(b)                                 Exercise of Right of First Refusal.  At any time within thirty (30) days after receipt of the Notice, the Company and/or its assignee(s) may, by giving written notice to the Holder, elect to purchase all, but not less than all, of the Shares proposed to be transferred to any one or more of the Proposed Transferees, at the purchase price determined in accordance with subsection (c) below.

(c)                                  Purchase Price.  The purchase price (“Purchase Price”) for the Shares purchased by the Company or its assignee(s) under this Section shall be the Offered Price.  If the Offered Price includes consideration other than cash, the cash equivalent value of the non-cash consideration shall be determined by the Board of Directors of the Company in good faith.

(d)                                 Payment.  Payment of the Purchase Price shall be made, at the option of the Company or its assignee(s), in cash (by check), by cancellation of all or a portion of any outstanding indebtedness of the Holder to the Company (or, in the case of repurchase by an assignee, to the assignee), or by any combination thereof within thirty (30) days after receipt of the Notice or in the manner and at the times set forth in the Notice.

(e)                                  Holder’s Right to Transfer.  If all of the Shares proposed in the Notice to be transferred to a given Proposed Transferee are not purchased by the Company and/or its assignee(s) as provided in this Section, then the Holder may sell or otherwise transfer such Shares to that Proposed Transferee at the Offered Price or at a higher price, provided that such sale or other transfer is consummated within 120 days after the date of the Notice, that any such sale or other transfer is effected in accordance with any applicable securities laws and that the Proposed Transferee agrees in writing that the provisions of this Section shall continue to apply to the Shares in the hands of such Proposed Transferee.  If the Shares described in the Notice are not transferred to the Proposed Transferee within such period, a new Notice shall be given to the Company, and the Company and/or its assignees shall again be offered the Right of First Refusal before any Shares held by the Holder may be sold or otherwise transferred.

(f)                                   Exception for Certain Family Transfers.  Anything to the contrary contained in this Section notwithstanding, the transfer of any or all of the Shares during the Optionee’s lifetime or on the Optionee’s death by will or intestacy to the Optionee’s immediate family or a trust for the benefit of the Optionee’s immediate family shall be exempt from the provisions of this Section.  “Immediate Family” as used herein shall mean spouse, lineal descendant or antecedent, father, mother, brother or sister.  In such case, the transferee or other recipient shall receive and hold the Shares so transferred subject to the provisions of this Section, and there shall be no further transfer of such Shares except in accordance with the terms of this Section.

(g)                                  Termination of Right of First Refusal.  The Right of First Refusal shall terminate as to any Shares upon the earlier of (i) the first sale of Common Stock of the Company to the general public, or (ii) a Change in Control in which the successor corporation has equity securities that are publicly traded.

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6.                                      Tax Consultation.  Optionee understands that Optionee may suffer adverse tax consequences as a result of Optionee’s purchase or disposition of the Shares.  Optionee represents that Optionee has consulted with any tax consultants Optionee deems advisable in connection with the purchase or disposition of the Shares and that Optionee is not relying on the Company for any tax advice.

7.                                      Restrictive Legends and Stop-Transfer Orders.

(a)                                 Legends.  Optionee understands and agrees that the Company shall cause the legends set forth below or legends substantially equivalent thereto, to be placed upon any certificate(s) evidencing ownership of the Shares together with any other legends that may be required by the Company or by state or federal securities laws:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR, IN THE OPINION OF COUNSEL SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE THEREWITH.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND A RIGHT OF FIRST REFUSAL HELD BY THE ISSUER OR ITS ASSIGNEE(S) AS SET FORTH IN THE EXERCISE NOTICE BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SHARES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE ISSUER.  SUCH TRANSFER RESTRICTIONS AND RIGHT OF FIRST REFUSAL ARE BINDING ON TRANSFEREES OF THESE SHARES.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER FOR A PERIOD NOT TO EXCEED 180 DAYS FOLLOWING THE EFFECTIVE DATE OF THE UNDERWRITTEN PUBLIC OFFERING OF THE COMPANY’S SECURITIES AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF BY THE HOLDER WITHOUT THE CONSENT OF THE COMPANY OR THE MANAGING UNDERWRITER.

(b)                                 Stop-Transfer Notices.  Optionee agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

(c)                                  Refusal to Transfer.  The Company shall not be required (i) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of this Exercise Notice or (ii) to treat as owner of such Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Shares shall have been so transferred.

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8.                                      Successors and Assigns.  The Company may assign any of its rights under this Exercise Notice to single or multiple assignees, and this Exercise Notice shall inure to the benefit of the successors and assigns of the Company.  Subject to the restrictions on transfer herein set forth, this Exercise Notice shall be binding upon Optionee and his or her heirs, executors, administrators, successors and assigns.

9.                                      Interpretation.  Any dispute regarding the interpretation of this Exercise Notice shall be submitted by Optionee or by the Company forthwith to the Administrator which shall review such dispute at its next regular meeting.  The resolution of such a dispute by the Administrator shall be final and binding on all parties.

10.                               Governing Law; Severability.  This Exercise Notice is governed by the internal substantive laws but not the choice of law rules, of California.  In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Exercise Notice will continue in full force and effect.

11.                               Entire Agreement.  The Plan and Option Agreement are incorporated herein by reference.  This Exercise Notice, the Plan, the Option Agreement and the Investment Representation Statement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Optionee with respect to the subject matter hereof, and may not be modified adversely to the Optionee’s interest except by means of a writing signed by the Company and Optionee.

Submitted by:	Accepted by:
OPTIONEE	Kythera Biopharmaceuticals, Inc.

Signature	By

Print Name	Title

Address:	Address:
6303 Owensmouth Ave., 10th Floor
Woodland Hills, CA 91367

Date Received

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EXHIBIT B

INVESTMENT REPRESENTATION STATEMENT

OPTIONEE:

COMPANY:	Kythera Biopharmaceuticals, Inc.

SECURITY:	COMMON STOCK

AMOUNT:

DATE:

In connection with the purchase of the above-listed Securities, the undersigned Optionee represents to the Company the following:

(a)                                 Optionee is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Securities.  Optionee is acquiring these Securities for investment for Optionee’s own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

(b)                                 Optionee acknowledges and understands that the Securities constitute “restricted securities” under the Securities Act and have not been registered under the Securities Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of Optionee’s investment intent as expressed herein.  In this connection, Optionee understands that, in the view of the Securities and Exchange Commission, the statutory basis for such exemption may be unavailable if Optionee’s representation was predicated solely upon a present intention to hold these Securities for the minimum capital gains period specified under tax statutes, for a deferred sale, for or until an increase or decrease in the market price of the Securities, or for a period of one year or any other fixed period in the future.  Optionee further understands that the Securities must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available.  Optionee further acknowledges and understands that the Company is under no obligation to register the Securities.  Optionee understands that the certificate evidencing the Securities will be imprinted with any legend required under applicable state securities laws.

(c)                                  Optionee is familiar with the provisions of Rule 701 and Rule 144, each promulgated under the Securities Act, which, in substance, permit limited public resale of “restricted securities” acquired, directly or indirectly from the issuer thereof, in a non-public offering subject to the satisfaction of certain conditions.  Rule 701 provides that if the issuer qualifies under Rule 701 at the time of the grant of the Option to the Optionee, the exercise will be exempt from registration under the Securities Act.  In the event the Company becomes subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, ninety (90) days thereafter (or such longer period as any market stand-off agreement may require) the Securities exempt under Rule 701 may be resold, subject to the satisfaction of certain of the conditions specified by Rule 144, including: (1) the resale being made through a broker in an unsolicited “broker’s transaction” or in transactions directly with a market maker (as said term is defined under the Securities Exchange Act of 1934); and, in the case of an affiliate, (2) the availability of certain public information about the Company, (3) the amount of Securities being sold during any three month period not exceeding the limitations specified in Rule 144(e), and (4) the timely filing of a Form 144, if applicable.

In the event that the Company does not qualify under Rule 701 at the time of grant of the Option, then the Securities may be resold in certain limited circumstances subject to the provisions of Rule 144, which requires the resale to occur not less than one year after the later of the date the Securities were sold by the Company or the date the Securities were sold by an affiliate of the Company, within the meaning of Rule 144; and, in the case of acquisition of the Securities by an affiliate, or by a non-affiliate who subsequently holds the Securities less than two years, the satisfaction of the conditions set forth in sections (1), (2), (3) and (4) of the paragraph immediately above.

(d)                                 Optionee further understands that in the event all of the applicable requirements of Rule 701 or 144 are not satisfied, registration under the Securities Act, compliance with Regulation A, or some other registration exemption will be required; and that, notwithstanding the fact that Rules 144 and 701 are not exclusive, the Staff of the Securities and Exchange Commission has expressed its opinion that persons proposing to sell private placement securities other than in a registered offering and otherwise than pursuant to Rules 144 or 701 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales, and that such persons and their respective brokers who participate in such transactions do so at their own risk.  Optionee understands that no assurances can be given that any such other registration exemption will be available in such event.

Signature of Optionee:

Date: ,

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Exhibit 10.11(a)

KYTHERA BIOPHARMACEUTICALS, INC.
2012 EQUITY INCENTIVE AWARD PLAN

ARTICLE 1.

PURPOSE

The purpose of the Kythera Biopharmaceuticals, Inc. 2012 Equity Incentive Award Plan (the “Plan”) is to promote the success and enhance the value of Kythera Biopharmaceuticals, Inc. (the “Company”) by linking the individual interests of the Employees, Consultants and members of the Board to those of the Company’s stockholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to the Company’s stockholders.  The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of those individuals upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent.

ARTICLE 2.

DEFINITIONS AND CONSTRUCTION

Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise.  The singular pronoun shall include the plural where the context so indicates.

2.1          “Administrator” shall mean the entity that conducts the general administration of the Plan as provided in Article 13 hereof.  With reference to the duties of the Administrator under the Plan which have been delegated to one or more persons pursuant to Section 13.6 hereof, or which the Board has assumed, the term “Administrator” shall refer to such person(s) unless the Committee or the Board has revoked such delegation or the Board has terminated the assumption of such duties.

2.2          “Affiliate” shall mean any Parent or Subsidiary.

2.3          “Applicable Accounting Standards” shall mean Generally Accepted Accounting Principles in the United States, International Financial Reporting Standards or such other accounting principles or standards as may apply to the Company’s financial statements under United States federal securities laws from time to time.

2.4          “Applicable Law” shall mean any applicable law, including without limitation, (i) provisions of the Code, the Securities Act, the Exchange Act and any rules or regulations thereunder; (ii) corporate, securities, tax or other laws, statutes, rules, requirements or regulations, whether federal, state, local or foreign; and (iii) rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded.

2.5          “Award” shall mean an Option, a Restricted Stock award, a Restricted Stock Unit award, a Performance Award, a Dividend Equivalent award, a Stock Payment award, an award of Stock Appreciation Rights, an Other Incentive Award or a Performance Share award, which may be awarded or granted under the Plan.

2.6          “Award Agreement” shall mean any written notice, agreement, contract or other instrument or document evidencing an Award, including through electronic medium, which shall contain such terms and conditions with respect to an Award as the Administrator shall determine, consistent with the Plan.

2.7          “Board” shall mean the Board of Directors of the Company.

2.8          “Change in Control” shall mean the occurrence of any of the following events:

(a)           The consummation of a transaction or series of transactions (other than an offering of Shares to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its Parents or Subsidiaries, an employee benefit plan maintained by the Company or any of its Parents or Subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(b)           During any period of two (2) consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in Section 2.8(a) or Section 2.8(c) hereof) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the two (2)-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(c)           The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination, (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case, other than a transaction:

(i)            Which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)), directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

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(ii)           After which no person or group beneficially owns voting securities representing fifty percent (50%) or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 2.8(c)(ii) as beneficially owning fifty percent (50%) or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or

(d)           Approval by the Company’s stockholders of a liquidation or dissolution of the Company.

Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Award (or any portion of an Award) that provides for the deferral of compensation that is subject to Section 409A of the Code, to the extent required to avoid the imposition of additional taxes under Section 409A of the Code, the transaction or event described in subsection (a), (b), (c) or (d) with respect to such Award (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such Award if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).  Consistent with the terms of this Section 2.8, the Administrator shall have full and final authority to determine conclusively whether a Change in Control of the Company has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and any incidental matters relating thereto.

2.9          “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, together with the regulations and official guidance promulgated thereunder, whether issued prior or subsequent to the grant of any Award.

2.10        “Committee” shall mean the Compensation Committee of the Board, or another committee or subcommittee of the Board described in Article 13 hereof.

2.11        “Common Stock” shall mean the common stock of the Company, par value $$0.00001 per share.

2.12        “Company” shall mean Kythera Biopharmaceuticals, Inc., a Delaware corporation.

2.13        “Consultant” shall mean any consultant or advisor engaged to provide services to the Company or any Affiliate who qualifies as a consultant or advisor under the applicable rules of Form S-8 Registration Statement or any successor Form thereto or, prior to the Public Trading Date, under Rule 701 of the Securities Act.

2.14        “Covered Employee” shall mean any Employee who is, or could become, a “covered employee” within the meaning of Section 162(m) of the Code.

2.15        “Director” shall mean a member of the Board, as constituted from time to time.

2.16        “Dividend Equivalent” shall mean a right to receive the equivalent value (in cash or Shares) of dividends paid on Shares, awarded under Section 9.2 hereof.

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2.17        “DRO” shall mean a “domestic relations order” as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended from time to time, or the rules thereunder.

2.18        “Effective Date” shall mean the date on which the Company’s registration statement relating to its initial public offering becomes effective, provided that the Board has adopted the Plan prior to such date, subject to approval of the Plan by the Company’s stockholders.

2.19        “Eligible Individual” shall mean any person who is an Employee, a Consultant or a Non-Employee Director, as determined by the Administrator.

2.20        “Employee” shall mean any officer or other employee (within the meaning of Section 3401(c) of the Code) of the Company or any Affiliate.

2.21        “Equity Restructuring” shall mean a nonreciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of Shares (or other securities of the Company) or the share price of Common Stock (or other securities) and causes a change in the per share value of the Common Stock underlying outstanding stock-based Awards.

2.22        “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

2.23        “Fair Market Value” shall mean, as of any given date, the value of a Share determined as follows:

(a)           If the Common Stock is (i) listed on any established securities exchange (such as the New York Stock Exchange, the NASDAQ Global Market and the NASDAQ Global Select Market), (ii) listed on any national market system or (iii) listed, quoted or traded on any automated quotation system, its Fair Market Value shall be the closing sales price for a Share as quoted on such exchange or system for such date or, if there is no closing sales price for a Share on the date in question, the closing sales price for a Share on the last preceding date for which such quotation exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(b)           If the Common Stock is not listed on an established securities exchange, national market system or automated quotation system, but the Common Stock is regularly quoted by a recognized securities dealer, its Fair Market Value shall be the mean of the high bid and low asked prices for such date or, if there are no high bid and low asked prices for a Share on such date, the high bid and low asked prices for a Share on the last preceding date for which such information exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(c)           If the Common Stock is neither listed on an established securities exchange, national market system or automated quotation system nor regularly quoted by a recognized securities dealer, its Fair Market Value shall be established by the Administrator in good faith.

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Notwithstanding the foregoing, with respect to any Award granted after the effectiveness of the Company’s registration statement relating to its initial public offering and prior to the Public Trading Date, the Fair Market Value shall mean the initial public offering price of a Share as set forth in the Company’s final prospectus relating to its initial public offering filed with the Securities and Exchange Commission.

2.24        “Greater Than 10% Stockholder” shall mean an individual then-owning (within the meaning of Section 424(d) of the Code) more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any “parent corporation” or “subsidiary corporation” (as defined in Sections 424(e) and 424(f) of the Code, respectively).

2.25        “Incentive Stock Option” shall mean an Option that is intended to qualify as an incentive stock option and conforms to the applicable provisions of Section 422 of the Code.

2.26        “Individual Award Limit” shall mean the cash and share limits applicable to Awards granted under the Plan, as set forth in Section 3.3 hereof.

2.27        “Non-Employee Director” shall mean a Director of the Company who is not an Employee.

2.28        “Non-Qualified Stock Option” shall mean an Option that is not an Incentive Stock Option or which is designated as an Incentive Stock Option but does not meet the applicable requirements of Section 422 of the Code.

2.29        “Option” shall mean a right to purchase Shares at a specified exercise price, granted under Article 6 hereof.  An Option shall be either a Non-Qualified Stock Option or an Incentive Stock Option; provided, however, that Options granted to Non-Employee Directors and Consultants shall only be Non-Qualified Stock Options.

2.30        “Other Incentive Award” shall mean an Award denominated in, linked to or derived from Shares or value metrics related to Shares, granted pursuant to Section 9.6 hereof.

2.31        “Parent” shall mean any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities ending with the Company if each of the entities other than the Company beneficially owns, at the time of the determination, securities or interests representing more than fifty percent (50%) of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

2.32        “Participant” shall mean a person who has been granted an Award, pursuant to the Plan.

2.33        “Performance Award” shall mean an Award that is granted under Section 9.1 hereof.

2.34        “Performance-Based Compensation” shall mean any compensation that is intended to qualify as “performance-based compensation” as described in Section 162(m)(4)(C) of the Code.

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2.35        “Performance Criteria” shall mean the criteria (and adjustments) that the Committee selects for an Award for purposes of establishing the Performance Goal or Performance Goals for a Performance Period, determined as follows:

(a)           The Performance Criteria that shall be used to establish Performance Goals are limited to the following: (i) net earnings (either before or after one or more of the following: (A) interest, (B) taxes, (C) depreciation, (D) amortization and (E) non-cash equity-based compensation expense); (ii) gross or net sales or revenue; (iii) net income (either before or after taxes); (iv) adjusted net income; (v) operating earnings or profit; (vi) cash flow (including, but not limited to, operating cash flow and free cash flow); (vii) return on assets; (viii) return on capital; (ix) return on stockholders’ equity; (x) total stockholder return; (xi) return on sales; (xii) gross or net profit or operating margin; (xiii) costs; (xiv) funds from operations; (xv) expenses; (xvi) working capital; (xvii) earnings per share; (xviii) adjusted earnings per Share; (xix) price per Share; (xx) regulatory body approval for commercialization of a product; (xxi) implementation or completion of critical projects; (xxii) market share; (xxiii) economic value; (xxiv) debt levels or reduction; (xxv) customer retention; (xxvi) sales-related goals; (xxvii) comparisons with other stock market indices; (xxviii) operating efficiency; (xxix) customer satisfaction and/or growth; (xxx) employee satisfaction; (xxxi) research and development achievements; (xxxii) financing and other capital raising transactions; (xxxiii) recruiting and maintaining personnel; and (xxxiv) year-end cash, any of which may be measured either in absolute terms for the Company or any operating unit of the Company or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices.

(b)           The Administrator may, in its sole discretion, provide that one or more objectively determinable adjustments shall be made to one or more of the Performance Goals.  Such adjustments may include, but are not limited to, one or more of the following:  (i) items related to a change in accounting principle; (ii) items relating to financing activities; (iii) expenses for restructuring or productivity initiatives; (iv) other non-operating items; (v) items related to acquisitions; (vi) items attributable to the business operations of any entity acquired by the Company during the Performance Period; (vii) items related to the sale or disposition of a business or segment of a business; (viii) items related to discontinued operations that do not qualify as a segment of a business under Applicable Accounting Standards; (ix) items attributable to any stock dividend, stock split, combination or exchange of stock occurring during the Performance Period; (x) any other items of significant income or expense which are determined to be appropriate adjustments; (xi) items relating to unusual or extraordinary corporate transactions, events or developments, (xii)  items related to amortization of acquired intangible assets; (xiii) items that are outside the scope of the Company’s core, on-going business activities; (xiv) items related to acquired in-process research and development; (xv) items relating to changes in tax laws; (xvi) items relating to major licensing or partnership arrangements; (xvii) items relating to asset impairment charges; (xviii) items relating to gains or losses for litigation, arbitration and contractual settlements; or (xix) items relating to any other unusual or nonrecurring events or changes in Applicable Laws, accounting principles or business conditions.  For all Awards intended to qualify as Performance-Based Compensation, such determinations shall be made within the time prescribed by, and otherwise in compliance with, Section 162(m) of the Code.

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2.36        “Performance Goals” shall mean, with respect to a Performance Period, one or more goals established in writing by the Administrator for the Performance Period based upon one or more Performance Criteria.  Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of an Affiliate, a division or business unit, or one or more individuals.  The achievement of each Performance Goal shall be determined in accordance with Applicable Accounting Standards, to the extent applicable.

2.37        “Performance Period” shall mean one or more periods of time, which may be of varying and overlapping durations, as the Administrator may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of, a Performance Award.

2.38        “Performance Share Award” shall mean a contractual right awarded under Section 9.5 hereof to receive a number of Shares or the Fair Market Value of such number of Shares in cash based on the attainment of specified Performance Goals or other criteria determined by the Administrator.

2.39        “Permitted Transferee” shall mean, with respect to a Participant, (a) prior to the Public Trading Date, any “family member” of the Participant, as defined under Rule 701 of the Securities Act and (b) on or after the Public Trading Date, any “family member” of the Participant, as defined under the General Instructions to Form S-8 Registration Statement under the Securities Act or any successor Form thereto, or any other transferee specifically approved by the Administrator, after taking into account Applicable Law.

2.40        “Plan” shall mean this Kythera Biopharmaceutical, Inc. 2012 Equity Incentive Award Plan, as it may be amended from time to time.

2.41        “Prior Plan” shall mean the 2004 Stock Plan (amended and restated as of August 18, 2005, as amended).

2.42        “Program” shall mean any program adopted by the Administrator pursuant to the Plan containing the terms and conditions intended to govern a specified type of Award granted under the Plan and pursuant to which such type of Award may be granted under the Plan.

2.43            “Public Trading Date” shall mean the first date upon which the Common Stock is listed (or approved for listing) upon notice of issuance on any securities exchange or designated (or approved for designation) upon notice of issuance as a national market security on an interdealer quotation system.

2.44        “Restricted Stock” shall mean an award of Shares made under Article 8 hereof that is subject to certain restrictions and may be subject to risk of forfeiture or repurchase.

2.45        “Restricted Stock Unit” shall mean a contractual right awarded under Section 9.4 hereof to receive in the future a Share or the Fair Market Value of a Share in cash.

2.46        “Securities Act” shall mean the Securities Act of 1933, as amended.

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2.47        “Share Limit” shall have the meaning provided in Section 3.1(a) hereof.

2.48        “Shares” shall mean shares of Common Stock.

2.49        “Stock Appreciation Right” shall mean a stock appreciation right granted under Article 10 hereof.

2.50        “Stock Payment” shall mean a payment in the form of Shares awarded under Section 9.3 hereof.

2.51        “Subsidiary” shall mean any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing more than fifty percent (50%) of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

2.52        “Substitute Award” shall mean an Award granted under the Plan in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock, in any case, upon the assumption of, or in substitution for, an outstanding equity award previously granted by a company or other entity that is a party to such transaction; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of an Option or Stock Appreciation Right.

2.53        “Successor Entity” shall have the meaning provided in Section 2.9(c)(i) hereof.

2.54        “Termination of Service” shall mean:

(a)  As to a Consultant, the time when the engagement of a Participant as a Consultant to the Company and its Affiliates is terminated for any reason, with or without cause, including, without limitation, by resignation, discharge, death or retirement, but excluding terminations where the Consultant simultaneously commences or remains in employment and/or service as an Employee and/or Director with the Company or any Affiliate.

(b) As to a Non-Employee Director, the time when a Participant who is a Non-Employee Director ceases to be a Director for any reason, including, without limitation, a termination by resignation, failure to be elected, death or retirement, but excluding terminations where the Participant simultaneously commences or remains in employment and/or service as an Employee and/or Consultant with the Company or any Affiliate.

(c) As to an Employee, the time when the employee-employer relationship between a Participant and the Company and its Affiliates is terminated for any reason, including, without limitation, a termination by resignation, discharge, death, disability or retirement, but excluding terminations where the Participant simultaneously commences or remains in service as a Consultant and/or Director with the Company or any Affiliate.

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The Administrator, in its sole discretion, shall determine the effect of all matters and questions relating to any Termination of Service, including without limitation, whether a Termination of Service has occurred, whether any Termination of Service resulted from a discharge for cause and whether any particular leave of absence constitutes a Termination of Service; provided, however, that, with respect to Incentive Stock Options, unless the Administrator otherwise provides in the terms of any Program, Award Agreement or otherwise, or as otherwise required by Applicable Law, a leave of absence, change in status from an employee to an independent contractor or other change in the employee-employer relationship shall constitute a Termination of Service only if, and to the extent that, such leave of absence, change in status or other change interrupts employment for the purposes of Section 422(a)(2) of the Code.  For purposes of the Plan, a Participant’s employee-employer relationship or consultancy relationship shall be deemed to be terminated in the event that the Affiliate employing or contracting with such Participant ceases to remain an Affiliate following any merger, sale of stock or other corporate transaction or event (including, without limitation, a spin-off).

ARTICLE 3.

SHARES SUBJECT TO THE PLAN

3.1          Number of Shares.

(a)           Subject to Sections 3.1(b), 14.1 and 14.2 hereof, the aggregate number of Shares which may be issued or transferred pursuant to Awards under the Plan shall be equal to the sum of (i) one million (1,000,000) Shares, (ii) any Shares which, as of the Effective Date, are (A) available for issuance under the Prior Plan or (B) underlying awards outstanding under the Prior Plan that, on or after the Effective Date, terminate, expire or lapse for any reason without the delivery of Shares to the holder thereof, up to a maximum of five million five hundred eighty-seven thousand eight hundred eighty-three (5,587,883) Shares, and (iii) an annual increase on the first day of each year beginning in 2013 and ending in 2022 equal to the lesser of (A) four million (4,000,000) Shares, (B) four percent (4%) of the Shares outstanding on the last day of the immediately preceding fiscal year and (C) such smaller number of Shares as may be determined by the Board (the “Share Limit”), of which up to forty-one million (41,000,000) Shares  may be granted as Incentive Stock Options, provided, however, that notwithstanding the foregoing, Shares added to the Share Limit pursuant to Section 3.1(a)(ii) or Section 3.1(a)(iii) shall be available for issuance as Incentive Stock Options only to the extent that making such Shares available for issuance as Incentive Stock Options would not cause any Incentive Stock Option to cease to qualify as such.  Notwithstanding the foregoing, to the extent permitted under applicable law and applicable stock exchange rules, Awards that provide for the delivery of Shares subsequent to the applicable grant date may be granted in excess of the Share Limit if such Awards provide for the forfeiture or cash settlement of such Awards to the extent that insufficient Shares remain under the Share Limit at the time that Shares would otherwise be issued in respect of such Award.  As of the Effective Date, no further awards may be granted under the Prior Plan; however, any awards under the Prior Plan that are outstanding as of the Effective Date shall continue to be subject to the terms and conditions of the Prior Plan.

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(b)           The following Shares shall be available for future grants of Awards under the Plan and shall be added back to the Share Limit in the same number of Shares as were debited from the Share Limit in respect of the grant of such Award (as may be adjusted in accordance with Section 14.2 hereof): (i) Shares tendered by a Participant or withheld by the Company in payment of the exercise price of an Option; (ii) Shares tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to an Award; (iii) Shares subject to an Award that is forfeited, expires or is settled for cash (in whole or in part,  provided that only that portion of Shares related to the cash settlement shall be added back to the Share Limit), to the extent of such forfeiture, expiration or cash settlement; and (iv) Shares subject to Stock Appreciation Rights that are not issued in connection with the settlement of the Stock Appreciation Rights on exercise thereof.  Notwithstanding anything to the contrary contained herein, Shares purchased on the open market with the cash proceeds from the exercise of Options shall not be added back to the Share Limit and shall not be available for future grants of Awards.  Any Shares repurchased by the Company under Section 8.4 hereof at the same price paid by the Participant so that such Shares are returned to the Company will again be available for Awards.  The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not be counted against the Shares available for issuance under the Plan.  Notwithstanding the provisions of this Section 3.1(b), no Shares may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code.

(c)           Substitute Awards shall not reduce the Shares authorized for grant under the Plan.  Additionally, in the event that a company acquired by the Company or any Affiliate, or with which the Company or any Affiliate combines, has shares available under a pre-existing plan approved by its stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan, and shall not reduce the Shares authorized for grant under the Plan; provided, however, that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employed by or providing services to the Company or its Affiliates immediately prior to such acquisition or combination.

3.2          Stock Distributed.  Any Shares distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Common Stock, treasury Common Stock or Common Stock purchased on the open market.

3.3          Limitation on Number of Shares Subject to Awards.  Notwithstanding any provision in the Plan to the contrary, and subject to Section 14.2 hereof, the maximum aggregate number of Shares with respect to one or more Awards that may be granted to any one person during any calendar year shall be two million (2,000,000) and the maximum aggregate amount of cash that may be paid in cash during any calendar year with respect to one or more Awards payable in cash shall be five million dollars ($5,000,000) (together, the “Individual Award Limits”); provided, however, that the foregoing limitations shall not apply until the earliest of the

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following events to occur after the Public Trading Date: (a) the first material modification of the Plan (including any increase in the Share Limit in accordance with Section 3.1 hereof); (b) the issuance of all of the Shares reserved for issuance under the Plan; (c) the expiration of the Plan; (d) the first meeting of stockholders at which members of the Board are to be elected that occurs after the close of the third calendar year following the calendar year in which occurred the first registration of an equity security of the Company under Section 12 of the Exchange Act; or (e) such other date required by Section 162(m) of the Code and the rules and regulations promulgated thereunder.

ARTICLE 4.

GRANTING OF AWARDS

4.1          Participation.  The Administrator may, from time to time, select from among all Eligible Individuals, those to whom one or more Awards shall be granted and shall determine the nature and amount of each Award, which shall not be inconsistent with the requirements of the Plan.  Except as provided in Article 12 hereof regarding the automatic grant of Awards to Non-Employee Directors or any applicable Program, no Eligible Individual shall have any right to be granted an Award pursuant to the Plan.

4.2          Award Agreement.  Each Award shall be evidenced by an Award Agreement stating the terms and conditions applicable to such Award, consistent with the requirements of the Plan and any applicable Program.

4.3          Limitations Applicable to Section 16 Persons.  Notwithstanding anything contained herein to the contrary, with respect to any Award granted or awarded to any individual who is then subject to Section 16 of the Exchange Act, the Plan, any applicable Program and the applicable Award Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including Rule 16b-3 of the Exchange Act and any amendments thereto) that are requirements for the application of such exemptive rule, and such additional limitations shall be deemed to be incorporated by reference into such Award to the extent permitted by Applicable Law.

4.4          At-Will Service.  Nothing in the Plan or in any Program or Award Agreement hereunder shall confer upon any Participant any right to continue as an Employee, Director or Consultant of the Company or any Affiliate, or shall interfere with or restrict in any way the rights of the Company or any Affiliate, which rights are hereby expressly reserved, to discharge any Participant at any time for any reason whatsoever, with or without cause, and with or without notice, or to terminate or change all other terms and conditions of any Participant’s employment or engagement, except to the extent expressly provided otherwise in a written agreement between the Participant and the Company or any Affiliate.

4.5          Foreign Participants.  Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company and its Affiliates operate or have Employees, Non-Employee Directors or Consultants, or in order to comply with the requirements of any foreign securities exchange, the Administrator, in its sole discretion, shall have the power and authority to: (a) determine which Affiliates shall be covered by the

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Plan; (b) determine which Eligible Individuals outside the United States are eligible to participate in the Plan; (c) modify the terms and conditions of any Award granted to Eligible Individuals outside the United States to comply with applicable foreign laws or listing requirements of any such foreign securities exchange; (d) establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable; provided, however, that no such subplans and/or modifications shall increase the Share Limit or Individual Award Limits contained in Sections 3.1 and 3.3 hereof, respectively; and (e) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals or listing requirements of any such foreign securities exchange.  Notwithstanding the foregoing, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate Applicable Law.

4.6          Stand-Alone and Tandem Awards.  Awards granted pursuant to the Plan may, in the sole discretion of the Administrator, be granted either alone, in addition to, or in tandem with, any other Award granted pursuant to the Plan.  Awards granted in addition to or in tandem with other Awards may be granted either at the same time as or at a different time from the grant of such other Awards.

ARTICLE 5.

PROVISIONS APPLICABLE TO AWARDS INTENDED TO QUALIFY AS PERFORMANCE-BASED COMPENSATION

5.1          Purpose.  The Committee, in its sole discretion, may determine whether any Award is intended to qualify as Performance-Based Compensation. If the Committee, in its sole discretion, decides to grant an Award to an Eligible Individual that is intended to qualify as Performance-Based Compensation, then the provisions of this Article 5 shall control over any contrary provision contained in the Plan.  The Administrator may in its sole discretion grant Awards to Eligible Individuals that are based on Performance Criteria or Performance Goals but that do not satisfy the requirements of this Article 5 and that are not intended to qualify as Performance-Based Compensation.  Unless otherwise specified by the Committee at the time of grant, the Performance Criteria with respect to an Award intended to be Performance-Based Compensation payable to a Covered Employee shall be determined on the basis of Applicable Accounting Standards.

5.2          Applicability.  The grant of an Award to an Eligible Individual for a particular Performance Period shall not require the grant of an Award to such Eligible Individual in any subsequent Performance Period and the grant of an Award to any one Eligible Individual shall not require the grant of an Award to any other Eligible Individual in such period or in any other period.

5.3          Procedures with Respect to Performance-Based Awards.  To the extent necessary to comply with the requirements of Section 162(m)(4)(C) of the Code, with respect to any Award which is intended to qualify as Performance-Based Compensation, no later than ninety (90) days following the commencement of any Performance Period or any designated fiscal period or period of service (or such earlier time as may be required under Section 162(m)

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of the Code), the Committee shall, in writing, (a) designate one or more Eligible Individuals; (b) select the Performance Criteria applicable to the Performance Period; (c) establish the Performance Goals and amounts of such Awards, as applicable, which may be earned for such Performance Period based on the Performance Goals; and (d) specify the relationship between the Performance Criteria and the Performance Goals and the amounts of such Awards, as applicable, to be earned by each Covered Employee for such Performance Period.  Following the completion of each Performance Period, the Committee shall certify in writing whether and the extent to which the applicable Performance Goals have been achieved for such Performance Period.  In determining the amount earned under such Awards, unless otherwise provided in an applicable Program or Award Agreement, the Committee shall have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant, including the assessment of individual or corporate performance for the Performance Period.

5.4          Payment of Performance-Based Awards.  Unless otherwise provided in the applicable Program or Award Agreement (and only to the extent otherwise permitted by Section 162(m)(4)(C) of the Code), the holder of an Award that is intended to qualify as Performance-Based Compensation must be employed by the Company or an Affiliate throughout the applicable Performance Period.  Unless otherwise provided in the applicable Performance Goals, Program or Award Agreement, a Participant shall be eligible to receive payment pursuant to such Awards for a Performance Period only if and to the extent the Performance Goals for such applicable Performance Period are achieved.

5.5          Additional Limitations.  Notwithstanding any other provision of the Plan and except as otherwise determined by the Administrator, any Award which is granted to an Eligible Individual and is intended to qualify as Performance-Based Compensation shall be subject to any additional limitations imposed by Section 162(m) of the Code that are requirements for qualification as Performance-Based Compensation, and the Plan, the Program and the Award Agreement shall be deemed amended to the extent necessary to conform to such requirements.

ARTICLE 6.

GRANTING OF OPTIONS

6.1          Granting of Options to Eligible Individuals.  The Administrator is authorized to grant Options to Eligible Individuals from time to time, in its sole discretion, on such terms and conditions as it may determine which shall not be inconsistent with the Plan.

6.2          Qualification of Incentive Stock Options.  No Incentive Stock Option shall be granted to any person who is not an Employee of the Company or any “parent corporation” or “subsidiary corporation” of the Company (as defined in Sections 424(e) and 424(f) of the Code, respectively).  No person who qualifies as a Greater Than 10% Stockholder may be granted an Incentive Stock Option unless such Incentive Stock Option conforms to the applicable provisions of Section 422 of the Code.  Any Incentive Stock Option granted under the Plan may be modified by the Administrator, with the consent of the Participant, to disqualify such Option from treatment as an “incentive stock option” under Section 422 of the Code. To the extent that the aggregate fair market value of stock with respect to which “incentive stock options” (within

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the meaning of Section 422 of the Code, but without regard to Section 422(d) of the Code) are exercisable for the first time by a Participant during any calendar year under the Plan and all other plans of the Company and any Affiliate corporation thereof exceeds $100,000, the Options shall be treated as Non-Qualified Stock Options to the extent required by Section 422 of the Code.  The rule set forth in the preceding sentence shall be applied by taking Options and other “incentive stock options” into account in the order in which they were granted and the Fair Market Value of stock shall be determined as of the time the respective options were granted.  In addition, to the extent that any Options otherwise fail to qualify as Incentive Stock Options, such Options shall be treated as Nonqualified Stock Options.

6.3          Option Exercise Price.  Except as provided in Section 6.6 hereof, the exercise price per Share subject to each Option shall be set by the Administrator, but shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the date the Option is granted (or, as to Incentive Stock Options, on the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code).  In addition, in the case of Incentive Stock Options granted to a Greater Than 10% Stockholder, such price shall not be less than one hundred ten percent (110%) of the Fair Market Value of a Share on the date the Option is granted (or the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code).

6.4          Option Term.  The term of each Option shall be set by the Administrator in its sole discretion; provided, however, that the term shall not be more than ten (10) years from the date the Option is granted, or five (5) years from the date an Incentive Stock Option is granted to a Greater Than 10% Stockholder.  The Administrator shall determine the time period, including the time period following a Termination of Service, during which the Participant has the right to exercise the vested Options, which time period may not extend beyond the stated term of the Option. Except as limited by the requirements of Section 409A or Section 422 of the Code, the Administrator may extend the term of any outstanding Option, and may extend the time period during which vested Options may be exercised, in connection with any Termination of Service of the Participant, and, subject to Section 14.1 hereof, may amend any other term or condition of such Option relating to such a Termination of Service.

6.5          Option Vesting.

(a)           The terms and conditions pursuant to which an Option vests in the Participant and becomes exercisable shall be determined by the Administrator and set forth in the applicable Award Agreement.  Such vesting may be based on service with the Company or any Affiliate, any of the Performance Criteria, or any other criteria selected by the Administrator.  At any time after the grant of an Option, the Administrator may, in its sole discretion and subject to whatever terms and conditions it selects, accelerate the vesting of the Option, including following a Termination of Service; provided, that in no event shall an Option become exercisable following its expiration, termination or forfeiture.

(b)           No portion of an Option which is unexercisable at a Participant’s Termination of Service shall thereafter become exercisable, except as may be otherwise provided by the Administrator either in an applicable Program, the applicable Award Agreement or by action of the Administrator following the grant of the Option.

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6.6          Substitute Awards.  Notwithstanding the foregoing provisions of this Article 6 to the contrary, in the case of an Option that is a Substitute Award, the price per Share of the Shares subject to such Option may be less than the Fair Market Value per share on the date of grant, provided, however, that the exercise price of any Substitute Award shall be determined in accordance with the applicable requirements of Sections 424 and 409A of the Code.

6.7          Substitution of Stock Appreciation Rights.  The Administrator may, in its sole discretion, substitute an Award of Stock Appreciation Rights for an outstanding Option at any time prior to or upon exercise of such Option; provided, however, that such Stock Appreciation Rights shall be exercisable with respect to the same number of Shares for which such substituted Option would have been exercisable, and shall also have the same exercise price and remaining term as the substituted Option.

ARTICLE 7.

EXERCISE OF OPTIONS

7.1          Partial Exercise.  An exercisable Option may be exercised in whole or in part.  However, an Option shall not be exercisable with respect to fractional shares and the Administrator may require that, by the terms of the Option, a partial exercise must be with respect to a minimum number of Shares.

7.2          Manner of Exercise.  All or a portion of an exercisable Option shall be deemed exercised upon delivery of all of the following to the Secretary of the Company, or such other person or entity designated by the Administrator, or his, her or its office, as applicable:

(a)           A written or electronic notice complying with the applicable rules established by the Administrator stating that the Option, or a portion thereof, is exercised.  The notice shall be signed by the Participant or other person then entitled to exercise the Option or such portion of the Option;

(b)           Such representations and documents as the Administrator, in its sole discretion, deems necessary or advisable to effect compliance with Applicable Law.  The Administrator may, in its sole discretion, also take such additional actions as it deems appropriate to effect such compliance including, without limitation, placing legends on share certificates and issuing stop-transfer notices to agents and registrars;

(c)           In the event that the Option shall be exercised pursuant to Section 11.3 hereof by any person or persons other than the Participant, appropriate proof of the right of such person or persons to exercise the Option, as determined in the sole discretion of the Administrator; and

(d)           Full payment of the exercise price and applicable withholding taxes to the stock administrator of the Company for the Shares with respect to which the Option, or portion thereof, is exercised, in a manner permitted by the Administrator in accordance with Sections 11.1 and 11.2 hereof.

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7.3          Notification Regarding Disposition.  The Participant shall give the Company prompt written or electronic notice of any disposition of Shares acquired by exercise of an Incentive Stock Option which occurs within (a) two (2) years after the date of granting (including the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code) of such Option to such Participant, or (b) one (1) year after the date of transfer of such Shares to such Participant.

ARTICLE 8.

RESTRICTED STOCK

8.1          Award of Restricted Stock.

(a)           The Administrator is authorized to grant Restricted Stock to Eligible Individuals, and shall determine the terms and conditions, including the restrictions, applicable to each award of Restricted Stock, which terms and conditions shall not be inconsistent with the Plan, and may impose such conditions on the issuance of such Restricted Stock as it deems appropriate.

(b)           The Administrator shall establish the purchase price, if any, and form of payment for Restricted Stock; provided, however, that if a purchase price is charged, such purchase price shall be no less than the par value of the Shares to be purchased, unless otherwise permitted by Applicable Law.  In all cases, legal consideration shall be required for each issuance of Restricted Stock to the extent required by Applicable Law.

8.2          Rights as Stockholders.  Subject to Section 8.4 hereof, upon issuance of Restricted Stock, the Participant shall have, unless otherwise provided by the Administrator, all the rights of a stockholder with respect to said shares, subject to the restrictions in an applicable Program or in the applicable Award Agreement, including the right to receive all dividends and other distributions paid or made with respect to the shares; provided, however, that, in the sole discretion of the Administrator, any extraordinary distributions with respect to the shares shall be subject to the restrictions set forth in Section 8.3 hereof.

8.3          Restrictions.  All shares of Restricted Stock (including any shares received by Participants thereof with respect to shares of Restricted Stock as a result of stock dividends, stock splits or any other form of recapitalization) shall, in the terms of an applicable Program or the applicable Award Agreement, be subject to such restrictions and vesting requirements as the Administrator shall provide.  Such restrictions may include, without limitation, restrictions concerning voting rights and transferability and such restrictions may lapse separately or in combination at such times and pursuant to such circumstances or based on such criteria as selected by the Administrator, including, without limitation, criteria based on the Participant’s continued employment, directorship or consultancy with the Company, the Performance Criteria, Company or Affiliate performance, individual performance or other criteria selected by the Administrator.  By action taken after the Restricted Stock is issued, the Administrator may, on such terms and conditions as it may determine to be appropriate, accelerate the vesting of such Restricted Stock by removing any or all of the restrictions imposed by the terms of an applicable

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Program and/or Award Agreement.  Restricted Stock may not be sold or encumbered until all restrictions are terminated or expire.

8.4          Repurchase or Forfeiture of Restricted Stock.  If no purchase price was paid by the Participant for the Restricted Stock, upon a Termination of Service, the Participant’s rights in unvested Restricted Stock then subject to restrictions shall lapse, and such Restricted Stock shall be surrendered to the Company and cancelled without consideration. If a purchase price was paid by the Participant for the Restricted Stock, upon a Termination of Service, the Company shall have the right to repurchase from the Participant the unvested Restricted Stock then-subject to restrictions at a cash price per share equal to the price paid by the Participant for such Restricted Stock or such other amount as may be specified in an applicable Program or the applicable Award Agreement.  The Administrator in its sole discretion may provide that, upon certain events, including without limitation a Change in Control, the Participant’s death, retirement or disability, any other specified Termination of Service or any other event, the Participant’s rights in unvested Restricted Stock shall not terminate, such Restricted Stock shall vest and cease to be forfeitable and, if applicable, the Company shall cease to have a right of repurchase.

8.5          Certificates for Restricted Stock.  Restricted Stock granted pursuant to the Plan may be evidenced in such manner as the Administrator shall determine.  Certificates or book entries evidencing shares of Restricted Stock must include an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, and the Company may, in its sole discretion, retain physical possession of any stock certificate until such time as all applicable restrictions lapse.

8.6          Section 83(b) Election.  If a Participant makes an election under Section 83(b) of the Code to be taxed with respect to the Restricted Stock as of the date of transfer of the Restricted Stock rather than as of the date or dates upon which the Participant would otherwise be taxable under Section 83(a) of the Code, the Participant shall be required to deliver a copy of such election to the Company promptly after filing such election with the Internal Revenue Service.

ARTICLE 9.

PERFORMANCE AWARDS, DIVIDEND EQUIVALENTS, STOCK PAYMENTS, RESTRICTED STOCK UNITS, PERFORMANCE SHARE AWARDS, OTHER INCENTIVE AWARDS

9.1          Performance Awards.

(a)           The Administrator is authorized to grant Performance Awards to any Eligible Individual and to determine whether such Performance Awards shall be Performance-Based Compensation.  The value of Performance Awards may be linked to any one or more of the Performance Criteria or other specific criteria determined by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator.

(b)           Without limiting Section 9.1(a) hereof, the Administrator may grant Performance Awards to any Eligible Individual in the form of a cash bonus payable upon the

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attainment of objective Performance Goals, or such other criteria, whether or not objective, which are established by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator.  Any such bonuses paid to a Participant which are intended to be Performance-Based Compensation shall be based upon objectively determinable bonus formulas established in accordance with the provisions of Article 5 hereof.

9.2          Dividend Equivalents.

(a)           Subject to Section 9.2(b) hereof, Dividend Equivalents may be granted by the Administrator, either alone or in tandem with another Award, based on dividends declared on the Common Stock, to be credited as of dividend payment dates during the period between the date the Dividend Equivalents are granted to a Participant and the date such Dividend Equivalents terminate or expire, as determined by the Administrator.  Such Dividend Equivalents shall be converted to cash or additional Shares by such formula, at such time and subject to such limitations as may be determined by the Administrator.  In addition, the Administrator may provide that Dividend Equivalents with respect to Shares covered by an Award shall only be paid out to the Participant at the same time or times and to the same extent that the vesting conditions, if any, are subsequently satisfied and the Award vests with respect to such Shares.

(b)           Notwithstanding the foregoing, no Dividend Equivalents shall be payable with respect to Options or Stock Appreciation Rights, unless otherwise determined by the Administrator.

9.3          Stock Payments.  The Administrator is authorized to make one or more Stock Payments to any Eligible Individual.  The number or value of Shares of any Stock Payment shall be determined by the Administrator and may be based upon one or more Performance Criteria or any other specific criteria, including service to the Company or any Affiliate, determined by the Administrator.  Stock Payments may, but are not required to, be made in lieu of base salary, bonus, fees or other cash compensation otherwise payable to such Eligible Individual.

9.4          Restricted Stock Units.  The Administrator is authorized to grant Restricted Stock Units to any Eligible Individual.  The number and terms and conditions of Restricted Stock Units shall be determined by the Administrator.  The Administrator shall specify the date or dates on which the Restricted Stock Units shall become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate, including conditions based on one or more Performance Criteria or other specific criteria, including service to the Company or any Affiliate, in each case, on a specified date or dates or over any period or periods, as determined by the Administrator.  The Administrator shall specify, or permit the Participant to elect, the conditions and dates upon which the Shares underlying the Restricted Stock Units shall be issued, which dates shall not be earlier than the date as of which the Restricted Stock Units vest and become nonforfeitable and which conditions and dates shall be consistent with the applicable provisions of Section 409A of the Code or an exemption therefrom.  On the distribution dates, the Company shall issue to the Participant one unrestricted, fully transferable Share (or the Fair Market Value of one such Share in cash) for each vested and nonforfeitable Restricted Stock Unit.

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9.5          Performance Share Awards.  Any Eligible Individual selected by the Administrator may be granted one or more Performance Share Awards which shall be denominated in a number of Shares and the vesting of which may be linked to any one or more of the Performance Criteria, other specific performance criteria (in each case on a specified date or dates or over any period or periods determined by the Administrator) and/or time-vesting or other criteria, as determined by the Administrator.

9.6          Other Incentive Awards.  The Administrator is authorized to grant Other Incentive Awards to any Eligible Individual, which Awards may cover Shares or the right to purchase Shares or have a value derived from the value of, or an exercise or conversion privilege at a price related to, or that are otherwise payable in or based on, Shares, shareholder value or shareholder return, in each case, on a specified date or dates or over any period or periods determined by the Administrator.  Other Incentive Awards may be linked to any one or more of the Performance Criteria or other specific performance criteria determined appropriate by the Administrator.

9.7          Other Terms and Conditions.  All applicable terms and conditions of each Award described in this Article 9, including without limitation, as applicable, the term, vesting conditions and exercise/purchase price applicable to the Award, shall be set by the Administrator in its sole discretion, provided, however, that the value of the consideration paid by a Participant for an Award shall not be less than the par value of a Share, unless otherwise permitted by Applicable Law.

9.8          Exercise upon Termination of Service.  Awards described in this Article 9 are exercisable or distributable, as applicable, only while the Participant is an Employee, Director or Consultant, as applicable.  The Administrator, however, in its sole discretion may provide that such Award may be exercised or distributed subsequent to a Termination of Service as provided under an applicable Program, Award Agreement, payment deferral election and/or upon certain events, including without limitation, a Change in Control, the Participant’s death, retirement or disability or any other specified Termination of Service.

ARTICLE 10.

STOCK APPRECIATION RIGHTS

10.1        Grant of Stock Appreciation Rights.

(a)           The Administrator is authorized to grant Stock Appreciation Rights to Eligible Individuals from time to time, in its sole discretion, on such terms and conditions as it may determine consistent with the Plan.

(b)           A Stock Appreciation Right shall entitle the Participant (or other person entitled to exercise the Stock Appreciation Right pursuant to the Plan) to exercise all or a specified portion of the Stock Appreciation Right (to the extent then exercisable pursuant to its terms) and to receive from the Company an amount determined by multiplying the difference obtained by subtracting the exercise price per Share of the Stock Appreciation Right from the Fair Market Value on the date of exercise of the Stock Appreciation Right by the number of Shares with respect to which the Stock Appreciation Right shall have been exercised, subject to

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any limitations the Administrator may impose.  Except as described in Section 10.1(c) hereof, the exercise price per Share subject to each Stock Appreciation Right shall be set by the Administrator, but shall not be less than one hundred percent (100%) of the Fair Market Value on the date the Stock Appreciation Right is granted.

(c)           Notwithstanding the provisions of Section 10.1(b) hereof to the contrary, in the case of a Stock Appreciation Right that is a Substitute Award, the price per share of the shares subject to such Stock Appreciation Right may be less than 100% of the Fair Market Value per share on the date of grant; provided, however, that the exercise price of any Substitute Award shall be determined in accordance with the applicable requirements of Sections 424 and 409A of the Code.

10.2        Stock Appreciation Right Vesting.

(a)           The Administrator shall determine the period during which a Participant shall vest in a Stock Appreciation Right and have the right to exercise such Stock Appreciation Rights (subject to Section 10.4 hereof) in whole or in part.  Such vesting may be based on service with the Company or any Affiliate, any of the Performance Criteria or any other criteria selected by the Administrator.  At any time after grant of a Stock Appreciation Right, the Administrator may, in its sole discretion and subject to whatever terms and conditions it selects, accelerate the period during which the Stock Appreciation Right vests.

(b)           No portion of a Stock Appreciation Right which is unexercisable at Termination of Service shall thereafter become exercisable, except as may be otherwise provided by the Administrator either in an applicable Program or Award Agreement or by action of the Administrator following the grant of the Stock Appreciation Right, including following a Termination of Service; provided, that in no event shall a Stock Appreciation Right become exercisable following its expiration, termination or forfeiture.

10.3        Manner of Exercise.  All or a portion of an exercisable Stock Appreciation Right shall be deemed exercised upon delivery of all of the following to the stock administrator of the Company, or such other person or entity designated by the Administrator, or his, her or its office, as applicable:

(a)           A written or electronic notice complying with the applicable rules established by the Administrator stating that the Stock Appreciation Rights, or a portion thereof, is exercised.  The notice shall be signed by the Participant or other person then-entitled to exercise the Stock Appreciation Rights or such portion of the Stock Appreciation Rights;

(b)           Such representations and documents as the Administrator, in its sole discretion, deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act and any other federal, state or foreign securities laws or regulations.  The Administrator may, in its sole discretion, also take whatever additional actions it deems appropriate to effect such compliance;

(c)           In the event that the Stock Appreciation Right shall be exercised pursuant to this Section 10.3 by any person or persons other than the Participant, appropriate proof of the right of such person or persons to exercise the Stock Appreciation Rights; and

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(d)                                 Full payment of the applicable withholding taxes to the stock administrator of the Company for the Shares with respect to which the Stock Appreciation Rights, or portion thereof, are exercised, in a manner permitted by the Administrator in accordance with Sections 11.1 and 11.2 hereof.

10.4                        Stock Appreciation Right Term.  The term of each Stock Appreciation Right shall be set by the Administrator in its sole discretion; provided, however, that the term shall not be more than ten (10) years from the date the Stock Appreciation Right is granted.  The Administrator shall determine the time period, including the time period following a Termination of Service, during which the Participant has the right to exercise any vested Stock Appreciation Rights, which time period may not extend beyond the expiration date of the Stock Appreciation Right term.  Except as limited by the requirements of Section 409A of the Code, the Administrator may extend the term of any outstanding Stock Appreciation Right, and may extend the time period during which vested Stock Appreciation Rights may be exercised, in connection with any Termination of Service of the Participant, and, subject to Section 14.1 hereof, may amend any other term or condition of such Stock Appreciation Rights relating to such a Termination of Service.

ARTICLE 11.

ADDITIONAL TERMS OF AWARDS

11.1                        Payment.  The Administrator shall determine the methods by which payments by any Participant with respect to any Awards granted under the Plan shall be made, including, without limitation: (a) cash or check, (b) Shares (including, in the case of payment of the exercise price of an Award, Shares issuable pursuant to the exercise of the Award) held for such period of time as may be required by the Administrator in order to avoid adverse accounting consequences, in each case, having a Fair Market Value on the date of delivery equal to the aggregate payments required, (c) delivery of a written or electronic notice that the Participant has placed a market sell order with a broker with respect to Shares then-issuable upon exercise or vesting of an Award, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the aggregate payments required; provided, however, that payment of such proceeds is then made to the Company upon settlement of such sale or (d) other form of legal consideration acceptable to the Administrator.  The Administrator shall also determine the methods by which Shares shall be delivered or deemed to be delivered to Participants.  Notwithstanding any other provision of the Plan to the contrary, no Participant who is a Director or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to make payment with respect to any Awards granted under the Plan, or continue any extension of credit with respect to such payment with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act.

11.2                        Tax Withholding.  The Company and its Affiliates shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company or an Affiliate, an amount sufficient to satisfy federal, state, local and foreign taxes (including the Participant’s social security, Medicare and any other employment tax obligation) required by law to be withheld with respect to any taxable event concerning a Participant arising in connection with

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any Award.  The Administrator may in its sole discretion and in satisfaction of the foregoing requirement allow a Participant to satisfy such obligations by any payment means described in Section 11.1 hereof, including without limitation, by allowing such Participant to elect to have the Company or an Affiliate withhold Shares otherwise issuable under an Award (or allow the surrender of Shares).  The number of Shares which may be so withheld or surrendered shall be limited to the number of Shares which have a Fair Market Value on the date of withholding or repurchase no greater than the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such supplemental taxable income.  The Administrator shall determine the fair market value of the Shares, consistent with applicable provisions of the Code, for tax withholding obligations due in connection with a broker-assisted cashless Option or Stock Appreciation Right exercise involving the sale of Shares to pay the Option or Stock Appreciation Right exercise price or any tax withholding obligation.

11.3                        Transferability of Awards.

(a)                                 Except as otherwise provided in Section 11.3(b) or (c) hereof:

(i)                                     No Award under the Plan may be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution or, subject to the consent of the Administrator, pursuant to a DRO, unless and until such Award has been exercised, or the Shares underlying such Award have been issued, and all restrictions applicable to such Shares have lapsed;

(ii)                                  No Award or interest or right therein shall be subject to the debts, contracts or engagements of the Participant or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, hypothecation, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy) unless and until such Award has been exercised, or the Shares underlying such Award have been issued, and all restrictions applicable to such Shares have lapsed, and any attempted disposition of an Award prior to the satisfaction of these conditions shall be null and void and of no effect, except to the extent that such disposition is permitted by clause (i) of this provision; and

(iii)                               During the lifetime of the Participant, only the Participant may exercise an Award (or any portion thereof) granted to him under the Plan, unless it has been disposed of pursuant to a DRO; after the death of the Participant, any exercisable portion of an Award may, prior to the time when such portion becomes unexercisable under the Plan or the applicable Program or Award Agreement, be exercised by his personal representative or by any person empowered to do so under the deceased Participant’s will or under the then-applicable laws of descent and distribution.

(b)                                 Notwithstanding Section 11.3(a) hereof, the Administrator, in its sole discretion, may determine to permit a Participant or a Permitted Transferee of such Participant to transfer an Award other than an Incentive Stock Option (unless such Incentive Stock Option is to become a Non-Qualified Stock Option) to any one or more Permitted Transferees of such

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Participant, subject to the following terms and conditions: (i) an Award transferred to a Permitted Transferee shall not be assignable or transferable by the Permitted Transferee (other than to another Permitted Transferee of the applicable Participant) other than by will or the laws of descent and distribution; (ii) an Award transferred to a Permitted Transferee shall continue to be subject to all the terms and conditions of the Award as applicable to the original Participant (other than the ability to further transfer the Award); and (iii) the Participant (or transferring Permitted Transferee) and the Permitted Transferee shall execute any and all documents requested by the Administrator, including without limitation, documents to (A) confirm the status of the transferee as a Permitted Transferee, (B) satisfy any requirements for an exemption for the transfer under applicable federal, state and foreign securities laws and (C) evidence the transfer.  In addition, and further notwithstanding Section 11.3(a) hereof, the Administrator, in its sole discretion, may determine to permit a Participant to transfer Incentive Stock Options to a trust that constitutes a Permitted Transferee if, under Section 671 of the Code and applicable state law, the Participant is considered the sole beneficial owner of the Incentive Stock Option while it is held in the trust.

(c)                                  Notwithstanding Section 11.3(a) hereof, a Participant may, in the manner determined by the Administrator, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant’s death.  A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Program or Award Agreement applicable to the Participant, except to the extent the Plan, the Program and the Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Administrator.  If the Participant is married or a domestic partner in a domestic partnership qualified under Applicable Law and resides in a “community property” state, a designation of a person other than the Participant’s spouse or domestic partner, as applicable, as his or her beneficiary with respect to more than fifty percent (50%) of the Participant’s interest in the Award shall not be effective without the prior written or electronic consent of the Participant’s spouse or domestic partner.  If no beneficiary has been designated or survives the Participant, payment shall be made to the person entitled thereto pursuant to the Participant’s will or the laws of descent and distribution.  Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time provided the change or revocation is delivered to the Administrator prior to the Participant’s death.

11.4                        Conditions to Issuance of Shares.

(a)                                 Notwithstanding anything herein to the contrary, neither the Company nor its Affiliates shall be required to issue or deliver any certificates or make any book entries evidencing Shares pursuant to the exercise of any Award, unless and until the Administrator has determined, with advice of counsel, that the issuance of such Shares is in compliance with Applicable Law, and the Shares are covered by an effective registration statement or applicable exemption from registration.  In addition to the terms and conditions provided herein, the Administrator may require that a Participant make such reasonable covenants, agreements, and representations as the Administrator, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements.

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(b)                                 All Share certificates delivered pursuant to the Plan and all Shares issued pursuant to book entry procedures are subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with Applicable Law.  The Administrator may place legends on any Share certificate or book entry to reference restrictions applicable to the Shares.

(c)                                  The Administrator shall have the right to require any Participant to comply with any timing or other restrictions with respect to the settlement, distribution or exercise of any Award, including a window-period limitation, as may be imposed in the sole discretion of the Administrator.

(d)                                 No fractional Shares shall be issued and the Administrator shall determine, in its sole discretion, whether cash shall be given in lieu of fractional Shares or whether such fractional Shares shall be eliminated by rounding down.

(e)                                  Notwithstanding any other provision of the Plan, unless otherwise determined by the Administrator or required by any Applicable Law, the Company and/or its Affiliates may, in lieu of delivering to any Participant certificates evidencing Shares issued in connection with any Award, record the issuance of Shares in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).

11.5                        Forfeiture and Claw-Back Provisions.  Pursuant to its general authority to determine the terms and conditions applicable to Awards under the Plan, the Administrator shall have the right to provide, in the terms of Awards made under the Plan, or to require a Participant to agree by separate written or electronic instrument, that:

(a)                                 (i) any proceeds, gains or other economic benefit actually or constructively received by the Participant upon any receipt or exercise of the Award, or upon the receipt or resale of any Shares underlying the Award, must be paid to the Company, and (ii) the Award shall terminate and any unexercised portion of the Award (whether or not vested) shall be forfeited, if (x) a Termination of Service occurs prior to a specified date, or within a specified time period following receipt or exercise of the Award, or (y) the Participant at any time, or during a specified time period, engages in any activity in competition with the Company, or which is inimical, contrary or harmful to the interests of the Company, as further defined by the Administrator or (z) the Participant incurs a Termination of Service for cause; and

(b)                                 All Awards (including any proceeds, gains or other economic benefit actually or constructively received by the Participant upon any receipt or exercise of any Award or upon the receipt or resale of any Shares underlying the Award) shall be subject to the provisions of any claw-back policy implemented by the Company, including without limitation, any claw-back policy adopted to comply with the requirements of Applicable Law, including without limitation the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, to the extent set forth in such claw-back policy and/or in the applicable Award Agreement.

11.6                        Repricing.  Subject to limitations imposed by Section 409A of the Code or other applicable law and the limitations contained in Section 14.1 below, the Administrator shall have

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the authority, without the approval of the stockholders of the Company, to amend any outstanding Award, in whole or in part, to increase or reduce the price per Share or to cancel and replace an Award, in whole or in part, with cash and/or another Award, including without limitation, another Option or Stock Appreciation Right having a price per Share that is less than, greater than or equal to the price per Share of the original Award.

11.7                        Cash Settlement.  Without limiting the generality of any other provision of the Plan, the Administrator may provide, in an Award Agreement or subsequent to the grant of an Award, in its discretion, that any Award may be settled in cash, Shares or a combination thereof.

11.8                        Leave of Absence.  Unless the Administrator provides otherwise, vesting of Awards granted hereunder shall be suspended during any unpaid leave of absence.  A Participant shall not cease to be considered an Employee, Non-Employee Director or Consultant, as applicable, in the case of any (a) leave of absence approved by the Company, (b) transfer between locations of the Company or between the Company and any of its Affiliates or any successor thereof, or (c) change in status (Employee to Director, Employee to Consultant, etc.), provided that such change does not affect the specific terms applying to the Participant’s Award.

11.9                        Terms May Vary Between Awards.  The terms and conditions of each Award shall be determined by the Administrator in its sole discretion and the Administrator shall have complete flexibility to provide for varied terms and conditions as between any Awards, whether of the same or different Award type and/or whether granted to the same or different Participants (in all cases, subject to the terms and conditions of the Plan).

ARTICLE 12.

NON-EMPLOYEE DIRECTOR AWARDS

12.1                        Non-Employee Director Awards.  The Board may grant Awards to Non-Employee Directors, subject to the limitations of the Plan, pursuant to a written non-discretionary formula established by the Committee, or any successor committee thereto carrying out its responsibilities on the date of grant of any such Award (the “Non-Employee Director Equity Compensation Program”).  The Non-Employee Director Equity Compensation Program shall set forth the type of Award(s) to be granted to Non-Employee Directors, the number of Shares subject to Non-Employee Director Awards, the conditions on which such Awards shall be granted, become exercisable and/or payable and expire, and such other terms and conditions as the Committee (or such other successor committee as described above) shall determine in its discretion.

ARTICLE 13.

ADMINISTRATION

13.1                        Administrator.  The Committee (or another committee or a subcommittee of the Board assuming the functions of the Committee under the Plan) shall administer the Plan (except as otherwise permitted herein, including with respect to determinations under Section 3.1(a)(iii)(C)) and, unless otherwise determined by the Board, shall consist solely of two or more Non-Employee Directors appointed by and holding office at the pleasure of the Board, each of

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whom is intended to qualify as a “non-employee director” as defined by Rule 16b-3 of the Exchange Act, an “outside director” for purposes of Section 162(m) of the Code and an “independent director” under the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded, in each case, to the extent required under such provision; provided, however, that any action taken by the Committee shall be valid and effective, whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this Section 13.l or otherwise provided in any charter of the Committee.  Except as may otherwise be provided in any charter of the Committee, appointment of Committee members shall be effective upon acceptance of appointment, Committee members may resign at any time by delivering written or electronic notice to the Board, and vacancies in the Committee may only be filled by the Board.  Notwithstanding the foregoing, (a) the full Board, acting by a majority of its members in office, shall conduct the general administration of the Plan with respect to Awards granted to Non-Employee Directors and (b) the Board or Committee may delegate its authority hereunder to the extent permitted by Section 13.6 hereof.

13.2                        Duties and Powers of Administrator.  It shall be the duty of the Administrator to conduct the general administration of the Plan in accordance with its provisions.  The Administrator shall have the power to interpret the Plan and all Programs and Award Agreements, and to adopt such rules for the administration, interpretation and application of the Plan and any Program as are not inconsistent with the Plan, to interpret, amend or revoke any such rules and to amend any Program or Award Agreement, provided that the rights or obligations of the holder of the Award that is the subject of any such Program or Award Agreement are not affected adversely by such amendment unless the consent of the Participant is obtained or such amendment is otherwise permitted under Section 14.10 hereof.  Any such grant or award under the Plan need not be the same with respect to each Participant.  Any such interpretations and rules with respect to Incentive Stock Options shall be consistent with the provisions of Section 422 of the Code.  In its sole discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan except with respect to matters which under Rule 16b-3 under the Exchange Act, Section 162(m) of the Code, or the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded are required to be determined in the sole discretion of the Committee.

13.3                              Action by the Committee.  Unless otherwise established by the Board or in any charter of the Committee or as required by law, a majority of the Committee shall constitute a quorum and the acts of a majority of the members present at any meeting at which a quorum is present, and acts approved in writing by all members of the Committee in lieu of a meeting, shall be deemed the acts of the Committee.  Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Affiliate, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

13.4                        Authority of Administrator.  Subject to any specific designation in the Plan, the Administrator has the exclusive power, authority and sole discretion to:

(a)                         Designate Eligible Individuals to receive Awards;

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(b)                         Determine the type or types of Awards to be granted to each Eligible Individual;

(c)                          Determine the number of Awards to be granted and the number of Shares to which an Award will relate;

(d)                         Determine the terms and conditions of any Award granted pursuant to the Plan, including, but not limited to, the exercise price, grant price, or purchase price, any performance criteria, any reload provision, any restrictions or limitations on the Award, any schedule for vesting, lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, and any provisions related to non-competition and recapture of gain on an Award, based in each case on such considerations as the Administrator in its sole discretion determines;

(e)                          Determine whether, to what extent, and under what circumstances an Award may be settled in, or the exercise price of an Award may be paid in cash, Shares, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

(f)                           Prescribe the form of each Award Agreement, which need not be identical for each Participant;

(g)                          Decide all other matters that must be determined in connection with an Award;

(h)                         Establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer the Plan;

(i)                             Interpret the terms of, and any matter arising pursuant to, the Plan, any Program or any Award Agreement; and

(j)                            Make all other decisions and determinations that may be required pursuant to the Plan or as the Administrator deems necessary or advisable to administer the Plan.

13.5                        Decisions Binding.  The Administrator’s interpretation of the Plan, any Awards granted pursuant to the Plan, any Program, any Award Agreement and all decisions and determinations by the Administrator with respect to the Plan are final, binding, and conclusive on all parties.

13.6                        Delegation of Authority.  To the extent permitted by Applicable Law, the Board or Committee may from time to time delegate to a committee of one or more members of the Board or, with respect to Options or other rights with respect to Shares (but not Shares themselves), one or more officers of the Company the authority to grant or amend Awards or to take other administrative actions pursuant to this Article 13; provided, however, that in no event shall an officer of the Company be delegated the authority to grant Awards to, or amend Awards held by, the following individuals: (a) individuals who are subject to Section 16 of the Exchange Act, (b) Covered Employees with respect to Awards intended to constitute Performance-Based Compensation, or (c) officers of the Company (or Directors) to whom authority to grant or

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amend Awards has been delegated hereunder; provided further, that any delegation of administrative authority shall only be permitted to the extent it is permissible under Section 162(m) of the Code and Applicable Law.  Any delegation hereunder shall be subject to the restrictions and limits that the Board or Committee specifies at the time of such delegation, and the Board may at any time rescind the authority so delegated or appoint a new delegatee.  At all times, the delegatee appointed under this Section 13.6 shall serve in such capacity at the pleasure of the Board and the Committee.

ARTICLE 14.

MISCELLANEOUS PROVISIONS

14.1                        Amendment, Suspension or Termination of the Plan.  Except as otherwise provided in this Section 14.1, the Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board.  However, without approval of the Company’s stockholders given within twelve (12) months before or after the action by the Administrator, no action of the Administrator may, except as provided in Section 14.2 hereof, increase the Share Limit. Except as provided in Section 14.10 hereof, no amendment, suspension or termination of the Plan shall, without the consent of the Participant, impair any rights or obligations under any Award theretofore granted or awarded, unless the Award itself otherwise expressly so provides.  No Awards may be granted or awarded during any period of suspension or after termination of the Plan. The annual increase to the Share Limit (set forth in Section 3.1(a)(iii) hereof) shall terminate on the tenth (10th) anniversary of the Effective Date and, from and after such tenth (10th) anniversary, no additional share increases shall occur pursuant to Section 3.1(a)(iii) hereof.  In addition, notwithstanding anything herein to the contrary, no Incentive Stock Option shall be granted under the Plan after the tenth (10th) anniversary of the Effective Date.

14.2                        Changes in Common Stock or Assets of the Company, Acquisition or Liquidation of the Company and Other Corporate Events.

(a)                                 In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of the Company’s stock or the share price of the Company’s stock other than an Equity Restructuring, the Administrator shall make equitable adjustments, if any, to reflect such change with respect to (i) the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments of the Share Limit and Individual Award Limits); (ii) the number and kind of Shares (or other securities or property) subject to outstanding Awards; (iii) the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto); and/or (iv) the grant or exercise price per share for any outstanding Awards under the Plan.  Any adjustment affecting an Award intended as Performance-Based Compensation shall be made consistent with the requirements of Section 162(m) of the Code unless otherwise determined by the Administrator.

(b)                                 In the event of any transaction or event described in Section 14.2(a) hereof or any unusual or nonrecurring transactions or events affecting the Company, any Affiliate, or

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the financial statements of the Company or any Affiliate, or of changes in Applicable Law, the Administrator, in its sole discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:

(i)                                     To provide for either (A) termination of any such Award in exchange for an amount of cash and/or other property, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant’s rights (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction or event described in this Section 14.2, the Administrator determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment) or (B) the replacement of such Award with other rights or property selected by the Administrator in its sole discretion having an aggregate value not exceeding the amount that could have been attained upon the exercise of such Award or realization of the Participant’s rights had such Award been currently exercisable or payable or fully vested;

(ii)                                  To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

(iii)                               To make adjustments in the number and type of securities subject to outstanding Awards and Awards which may be granted in the future and/or in the terms, conditions and criteria included in such Awards (including the grant or exercise price, as applicable);

(iv)                              To provide that such Award shall be exercisable or payable or fully vested with respect to all securities covered thereby, notwithstanding anything to the contrary in the Plan or an applicable Program or Award Agreement; and

(v)                                 To provide that the Award cannot vest, be exercised or become payable after such event.

(c)                                  In connection with the occurrence of any Equity Restructuring, and notwithstanding anything to the contrary in Sections 14.2(a) and 14.2(b) hereof:

(i)                                     The number and type of securities subject to each outstanding Award and/or the exercise price or grant price thereof, if applicable, shall be equitably adjusted; and/or

(ii)                                  The Administrator shall make such equitable adjustments, if any, as the Administrator in its discretion may deem appropriate to reflect such Equity Restructuring

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with respect to the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments to the Share Limit and the Individual Award Limits).

The adjustments provided under this Section 14.2(c) shall be nondiscretionary and shall be final and binding on the affected Participant and the Company.

(d)                                 Change in Control.

(i)                                     Notwithstanding any other provision of the Plan, in the event of a Change in Control, each outstanding Award shall be assumed or an equivalent Award substituted by the successor corporation or a parent or subsidiary of the successor corporation, in each case, as determined by the Administrator.

(ii)                                  In the event that the successor corporation in a Change in Control and its parents and subsidiaries refuse to assume or substitute for any Award in accordance with Section 14.2(d)(i) hereof, each such non-assumed/substituted Award shall become fully vested and, as applicable, exercisable and shall be deemed exercised, immediately prior to the consummation of such transaction, and all forfeiture restrictions on any or all such Awards shall lapse at such time.  If an Award vests and, as applicable, is exercised in lieu of assumption or substitution in connection with a Change in Control, the Administrator shall notify the Participant of such vesting and any applicable exercise period, and the Award shall terminate upon the Change in Control.  For the avoidance of doubt, if the value of an Award that is terminated in connection with this Section 14.2(d)(ii) is zero or negative at the time of such Change in Control, such Award shall be terminated upon the Change in Control without payment of consideration therefor.

(e)                                  The Administrator may, in its sole discretion, include such further provisions and limitations in any Award, agreement or certificate, as it may deem equitable and in the best interests of the Company that are not inconsistent with the provisions of the Plan.

(f)                                   With respect to Awards which are granted to Covered Employees and are intended to qualify as Performance-Based Compensation, no adjustment or action described in this Section 14.2 or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause such Award to fail to so qualify as Performance-Based Compensation, unless the Administrator determines that the Award should not so qualify.  No adjustment or action described in this Section 14.2 or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause the Plan to violate Section 422(b)(1) of the Code.  Furthermore, no such adjustment or action shall be authorized with respect to any Award to the extent such adjustment or action would result in short-swing profits liability under Section 16 of the Exchange Act or violate the exemptive conditions of Rule 16b-3 of the Exchange Act unless the Administrator determines that the Award is not to comply with such exemptive conditions.

(g)                                  The existence of the Plan, any Program, any Award Agreement and/or any Award granted hereunder shall not affect or restrict in any way the right or power of the Company or the stockholders of the Company or any Affiliate to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s or such Affiliate’s

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capital structure or its business, any merger or consolidation of the Company or any Affiliate, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock, the securities of any Affiliate or the rights thereof or which are convertible into or exchangeable for Common Stock or securities of any Affiliate, or the dissolution or liquidation of the Company or any Affiliate, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(h)                                 No action shall be taken under this Section 14.2 which shall cause an Award to fail to comply with Section 409A of the Code or an exemption therefrom, in either case, to the extent applicable to such Award, unless the Administrator determines any such adjustments to be appropriate.

(i)                                     In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the Shares or the share price of the Common Stock including any Equity Restructuring, for reasons of administrative convenience, the Company in its sole discretion may refuse to permit the exercise of any Award during a period of thirty (30) days prior to the consummation of any such transaction.

14.3                        Approval of Plan by Stockholders.  The Plan shall be submitted for the approval of the Company’s stockholders within twelve (12) months following the date of the Board’s initial adoption of the Plan.  Awards may be granted or awarded prior to such stockholder approval; provided, that such Awards shall not be exercisable, shall not vest and the restrictions thereon shall not lapse and no Shares shall be issued pursuant thereto prior to the time when the Plan is approved by the Company’s stockholders; and provided, further, that if such approval has not been obtained at the end of such twelve (12)-month period, all such Awards previously granted or awarded under the Plan shall thereupon be canceled and become null and void.

14.4                        No Stockholders Rights.  Except as otherwise provided herein or in an applicable Program or Award Agreement, a Participant shall have none of the rights of a stockholder with respect to Shares covered by any Award until the Participant becomes the record owner of such Shares.

14.5                        Paperless Administration.  In the event that the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Participant may be permitted through the use of such an automated system.

14.6                        Effect of Plan upon Other Compensation Plans.  Other than the termination of the Prior Plan, the adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company or any Affiliate.  Nothing in the Plan shall be construed to limit the right of the Company or any Affiliate: (a) to establish any other forms of incentives or compensation for Employees, Directors or Consultants of the Company or any Affiliate or (b) to grant or assume options or other rights or awards otherwise than under the Plan in connection

31

with any proper corporate purpose, including without limitation, the grant or assumption of options in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, partnership, limited liability company, firm or association.

14.7                        Compliance with Laws.  The Plan, the granting and vesting of Awards under the Plan and the issuance and delivery of Shares and the payment of money under the Plan or under Awards granted or awarded hereunder are subject to compliance with all Applicable Law, and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith.  Any securities delivered under the Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with Applicable Law.  To the extent permitted by Applicable Law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such Applicable Law.

14.8                        Titles and Headings, References to Sections of the Code or Exchange Act.  The titles and headings of the sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control. References to sections of the Code or the Exchange Act shall include any amendment or successor thereto.

14.9                        Governing Law.  The Plan and any Programs or Award Agreements hereunder shall be administered, interpreted and enforced under the internal laws of the State of Delaware without regard to conflicts of laws thereof.

14.10                 Section 409A.  To the extent that the Administrator determines that any Award granted under the Plan is subject to Section 409A of the Code, the Plan, any applicable Program and the Award Agreement covering such Award shall be interpreted in accordance with Section 409A of the Code.  Notwithstanding any provision of the Plan to the contrary, in the event that, following the Effective Date, the Administrator determines that any Award may be subject to Section 409A of the Code, the Administrator may adopt such amendments to the Plan, any applicable Program and the Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate to avoid the imposition of taxes on the Award under Section 409A of the Code, either through compliance with the requirements of Section 409A of the Code or with an available exemption therefrom.

14.11                 No Rights to Awards.  No Eligible Individual or other person shall have any claim to be granted any Award pursuant to the Plan, and neither the Company nor the Administrator is obligated to treat Eligible Individuals, Participants or any other persons uniformly.

14.12                 Unfunded Status of Awards.  The Plan is intended to be an “unfunded” plan for incentive compensation.  With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Program or Award Agreement shall give the

32

Participant any rights that are greater than those of a general creditor of the Company or any Affiliate.

14.13                 Indemnification.  To the extent allowable pursuant to Applicable Law, each member of the Board and any officer or other employee to whom authority to administer any component of the Plan is delegated shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her; provided, however, that he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf.  The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

14.14                 Relationship to other Benefits.  No payment pursuant to the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Affiliate except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

14.15                 Expenses.  The expenses of administering the Plan shall be borne by the Company and its Affiliates.

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*  *  *  *  *

I hereby certify that the foregoing Plan was duly adopted by the Board of Directors of Kythera Biopharmaceuticals, Inc. on [              ].

*  *  *  *  *

I hereby certify that the foregoing Plan was approved by the stockholders of Kythera Biopharmaceuticals, Inc. on [              ].

Executed on this [    ] day of [              ].

[Name, Title]

34

Exhibit 10.11(b)

KYTHERA BIOPHARMACEUTICALS, INC.
2012 EQUITY INCENTIVE AWARD PLAN

STOCK OPTION GRANT NOTICE AND
STOCK OPTION AGREEMENT

Kythera Biopharmaceuticals, Inc., a Delaware corporation (the “Company”), pursuant to its 2012 Equity Incentive Award Plan (the “Plan”), hereby grants to the individual listed below (the “Optionee”), an option to purchase the number of shares of the common stock of the Company (“Shares”), set forth below (the “Option”).  This Option is subject to all of the terms and conditions set forth herein and in the Agreement attached hereto as Exhibit A (the “Agreement”) and the Plan, which are incorporated herein by reference.  Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Grant Notice and the Agreement.

Optionee:

Grant Date:

Vesting Commencement Date:

Exercise Price per Share:	$[ ] /Share

Total Exercise Price:	$

Total Number of Shares Subject to the Option:	shares

Expiration Date:

Type of Option:	☐ Incentive Stock Option	☐ Non-Qualified Stock Option

Vesting Schedule:	[To be set forth in individual agreement]

Termination:	The Option shall terminate on the Expiration Date set forth above or, if earlier, in accordance with the terms of the Agreement.

By his or her signature, the Optionee agrees to be bound by the terms and conditions of the Plan, the Agreement and this Grant Notice.  The Optionee has reviewed the Agreement, the Plan and this Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of this Grant Notice, the Agreement and the Plan.  The Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan or relating to the Option.

KYTHERA BIOPHARMACEUTICALS, INC.	OPTIONEE

By:	By:
Print Name:	Print Name:
Title:
Address:	Address:
Email:

EXHIBIT A

TO STOCK OPTION GRANT NOTICE

STOCK OPTION AGREEMENT

Pursuant to the Stock Option Grant Notice (the “Grant Notice”) to which this Stock Option Agreement (this “Agreement”) is attached, Kythera Biopharmaceuticals, Inc., a Delaware corporation (the “Company”), has granted to the Optionee an option (the “Option”) under the Company’s 2012 Equity Incentive Award Plan, as amended from time to time (the “Plan”) to purchase the number of shares of common stock of the Company (“Shares”) indicated in the Grant Notice.  Capitalized terms not specifically defined herein shall have the meanings specified in the Plan and Grant Notice.

ARTICLE I.

GENERAL

1.1                               Incorporation of Terms of Plan.  The Option is subject to the terms and conditions of the Plan, which are incorporated herein by reference.  In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.

ARTICLE II.

GRANT OF OPTION

2.1                               Grant of Option.  In consideration of the Optionee’s past and/or continued employment with or service to the Company or any Affiliate and for other good and valuable consideration, effective as of the Grant Date set forth in the Grant Notice (the “Grant Date”), the Company irrevocably grants to the Optionee the Option to purchase any part or all of the aggregate number of Shares set forth in the Grant Notice, upon the terms and conditions set forth in the Plan and this Agreement.  Unless designated as a Non-Qualified Stock Option in the Grant Notice, the Option shall be an Incentive Stock Option to the maximum extent permitted by law.

2.2                               Exercise Price.  The exercise price of the Shares subject to the Option shall be as set forth in the Grant Notice, without commission or other charge; provided, however, that the exercise price per share of the Shares subject to the Option shall not be less than 100% of the Fair Market Value of a Share on the Grant Date.  Notwithstanding the foregoing, if this Option is an Incentive Stock Option and the Optionee is a Greater Than 10% Stockholder as of the Grant Date, the exercise price per share of the Shares subject to the Option shall not be less than 110% of the Fair Market Value of a Share on the Grant Date.

2.3                               Consideration to the Company.  In consideration of the grant of the Option by the Company, the Optionee agrees to render faithful and efficient services to the Company or any Affiliate.  Nothing in the Plan or this Agreement shall confer upon the Optionee any right to continue in the employ or service of the Company or any Affiliate or shall interfere with or restrict in any way the rights of the Company and its Affiliates, which rights are hereby expressly reserved, to discharge or terminate the services of the Optionee at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between the Company or an Affiliate and the Optionee.

ARTICLE III.

PERIOD OF EXERCISABILITY

3.1                               Commencement of Exercisability.

(a)                                 Subject to Sections 3.1(b), 3.2, 3.3, 5.10 and 5.13 hereof, the Option shall become vested and exercisable in such amounts and at such times as are set forth in the Grant Notice.

(b)                                 No portion of the Option which has not become vested and exercisable as of the date of the Optionee’s Termination of Service shall thereafter become vested and exercisable, except as may be otherwise provided by the Administrator or as set forth in a written agreement between the Company and the Optionee.

3.2                               Duration of Exercisability.  The installments provided for in the vesting schedule set forth in the Grant Notice are cumulative.  Each such installment which becomes vested and exercisable pursuant to the vesting schedule set forth in the Grant Notice shall remain vested and exercisable until it becomes unexercisable under Section 3.3 hereof.

3.3                               Expiration of Option.  The Option may not be exercised to any extent by anyone after the first to occur of the following events:

(a)                                 The Expiration Date set forth in the Grant Notice;

(b)                                 If this Option is designated as an Incentive Stock Option and the Optionee is a Greater Than 10% Stockholder as of the Grant Date, the expiration of five (5) years from the Grant Date;

(c)                                  The date that is three (3) months from the date of the Optionee’s Termination of Service by the Company without Cause or by the Optionee for any reason (other than due to death or disability);

(d)                                 The expiration of one (1) year from the date of the Optionee’s Termination of Service by reason of the Optionee’s death or disability; or

(e)                                  The start of business on the date of the Optionee’s Termination of Service by the Company for Cause.

The Optionee acknowledges that an Incentive Stock Option exercised more than three (3) months after the Optionee’s Termination of Service, other than by reason of death or disability, will be taxed as a Non-Qualified Stock Option.

3.4                               Special Tax Consequences.  The Optionee acknowledges that, to the extent that the aggregate Fair Market Value (determined as of the time the Option is granted) of all Shares with respect to which Incentive Stock Options, including the Option, are exercisable for the first time by the Optionee in any calendar year exceeds $100,000, the Option and such other options shall be Non-Qualified Stock Options to the extent necessary to comply with the limitations imposed by Section 422(d) of the Code.  The Optionee further acknowledges that the rule set forth in the preceding sentence shall be applied by taking the Option and other “incentive stock options” into account in the order in which they were granted, as determined under Section 422(d) of the Code and the Treasury Regulations thereunder.

ARTICLE IV.

EXERCISE OF OPTION

4.1                               Person Eligible to Exercise.  Except as provided in Section 5.2 hereof, during the lifetime of the Optionee, only the Optionee may exercise the Option or any portion thereof.  After the death of the Optionee, any exercisable portion of the Option may, prior to the time when the Option becomes unexercisable under Section 3.3 hereof, be exercised by the deceased Optionee’s personal representative or by any person empowered to do so under the deceased Optionee’s will or under the then-applicable laws of descent and distribution.

4.2                               Partial Exercise.  Any exercisable portion of the Option or the entire Option, if then wholly exercisable, may be exercised in whole or in part at any time prior to the time when the Option or portion thereof becomes unexercisable under Section 3.3 hereof.  However, the Option shall not be exercisable with respect to fractional shares.

4.3                               Manner of Exercise.  The Option, or any exercisable portion thereof, may be exercised solely by delivery to the Secretary of the Company (or any third party administrator or other person or entity designated by the Company) of all of the following prior to the time when the Option or such portion thereof becomes unexercisable under Section 3.3 hereof:

(a)                                 A written or electronic notice complying with the applicable rules established by the Administrator stating that the Option, or a portion thereof, is exercised.  The notice shall be signed by the Optionee or other person then entitled to exercise the Option or such portion of the Option;

(b)                                 Full payment of the exercise price and applicable withholding taxes to the stock administrator of the Company for the Shares with respect to which the Option, or portion thereof, is exercised, in a manner permitted by Section 4.4 hereof;

(c)                                  Any other written representations or documents as may be required in the Administrator’s sole discretion to effect compliance with all applicable provisions of the Securities Act, the Exchange Act, any other Applicable Law; and

(d)                                 In the event the Option or portion thereof shall be exercised pursuant to Section 4.1 hereof by any person or persons other than the Optionee, appropriate proof of the right of such person or persons to exercise the Option.

Notwithstanding any of the foregoing, the Company shall have the right to specify all conditions of the manner of exercise, which conditions may vary by country and which may be subject to change from time to time.

4.4                               Method of Payment.  Payment of the exercise price shall be by any of the following, or a combination thereof, at the election of the Optionee:

(a)                                 Cash;

(b)                                 Check;

(c)                                  With the consent of the Administrator, delivery of a written or electronic notice that the Optionee has placed a market sell order with a broker with respect to Shares then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the aggregate exercise price; provided, that payment of such proceeds is then made to the Company upon settlement of such sale;

(d)                                 With the consent of the Administrator, surrender of other Shares which have been held by the Optionee for such period of time as may be required by the Administrator in order to avoid adverse accounting consequences and having a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares with respect to which the Option or portion thereof is being exercised;

(e)                                  With the consent of the Administrator, surrendered Shares issuable upon the exercise of the Option having a Fair Market Value on the date of exercise equal to the aggregate exercise price of the Shares with respect to which the Option or portion thereof is being exercised; or

(f)                                   With the consent of the Administrator, such other form of legal consideration as may be acceptable to the Administrator.

4.5                               Conditions to Issuance of Stock Certificates.  The Shares deliverable upon the exercise of the Option, or any portion thereof, may be either previously authorized but unissued Shares, treasury Shares or issued Shares which have then been reacquired by the Company.  Such Shares shall be fully paid and nonassessable.  The Company shall not be required to issue or deliver any certificates or make any book entries evidencing Shares purchased upon the exercise of the Option or portion thereof prior to fulfillment of the conditions set forth in Section 11.4 of the Plan.

4.6                               Rights as Stockholder.  The holder of the Option shall not be, nor have any of the rights or privileges of, a stockholder of the Company, including, without limitation, voting rights and rights to dividends, in respect of any Shares purchasable upon the exercise of any part of the Option unless and until such Shares shall have been issued by the Company and held of record by such holder (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company).  No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 14.2 of the Plan.

ARTICLE V.

OTHER PROVISIONS

5.1                               Administration.  The Administrator shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules.  All actions taken and all interpretations and determinations made by the Administrator in good faith shall be final and binding upon the Optionee, the Company and all other interested persons.  No member of the Administrator or the Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, this Agreement or the Option.

5.2                               Transferability of Option.  Except as otherwise set forth in the Plan:

(a)                                 The Option may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution or, subject to the consent of the Administrator, pursuant to a DRO, unless and until the Option has been exercised and the shares underlying the Option have been issued, and all restrictions applicable to such shares have lapsed;

(b)                                 The Option shall not be liable for the debts, contracts or engagements of the Optionee or the Optionee’s successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, hypothecation, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy) unless and until the Option has been exercised, and any attempted disposition thereof prior to exercise shall be null and void and of no effect, except to the extent that such disposition is permitted by Section 5.2(a) hereof; and

(c)                                  During the lifetime of the Optionee, only the Optionee may exercise the Option (or any portion thereof), unless it has been disposed of pursuant to a DRO; after the death of the Optionee, any exercisable portion of the Option may, prior to the time when such portion becomes unexercisable under the Plan or this Agreement, be exercised by the Optionee’s personal representative or by any person empowered to do so under the deceased Optionee’s will or under the then-applicable laws of descent and distribution.

(d)                                 Notwithstanding any other provision in this Agreement, the Optionee may, in the manner determined by the Administrator, designate a beneficiary to exercise the rights of the Optionee and to receive any distribution with respect to the Option upon the Optionee’s death.  A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and this Agreement, except to the extent the Plan and this Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Administrator.  If the Optionee is married or a domestic partner in a domestic partnership qualified under Applicable Law and resides in a community property state, a designation of a person other than the Optionee’s spouse or domestic partner, as applicable, as his or her beneficiary with respect to more than 50% of the Optionee’s interest in the Option shall not be effective without the prior written consent of the Optionee’s spouse or domestic partner.  If no beneficiary has been designated or survives the Optionee, payment shall be made to the person entitled thereto pursuant to the Optionee’s will or the laws of descent and distribution.  Subject to the foregoing, a beneficiary designation may be changed or revoked by the Optionee at any time provided the change or revocation is filed with the Administrator prior to the Optionee’s death.

5.3                               Tax Consultation.  The Optionee understands that the Optionee may suffer adverse tax consequences as a result of the grant, vesting and/or exercise of the Option, and/or with the purchase or disposition of the Shares subject to the Option.  The Optionee represents that the Optionee has consulted with any tax consultants the Optionee deems advisable in connection with the purchase or disposition of such Shares and that the Optionee is not relying on the Company for any tax advice.

5.4                               Adjustments.  The Optionee acknowledges that the Option is subject to modification and termination in certain events as provided in this Agreement and Article 14 of the Plan.

5.5                               Notices.  Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the at the Company’s principal office, and any notice to be given to the Optionee shall be addressed to the Optionee’s last address reflected on the Company’s records.  Any notice which is required to be given to the Optionee shall, if the Optionee is then deceased, be given to the person entitled to exercise his or her Option pursuant to Section 4.1 hereof by written notice under this Section 5.5.  Any notice shall be deemed duly given when sent via email or when sent by reputable overnight courier or by certified mail (return receipt requested) through the United States Postal Service.

5.6                               Optionee’s Representations.  If the Shares purchasable pursuant to the exercise of this Option have not been registered under the Securities Act or any applicable state laws on an effective registration statement at the time this Option is exercised, the Optionee shall, if required by the Company, concurrently with the exercise of all or any portion of this Option, make such written representations as are deemed necessary or appropriate by the Company and/or its counsel.

5.7                               Titles.  Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

5.8                               Governing Law.  The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

5.9                               Conformity to Securities Laws.  The Optionee acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any Applicable Law.  Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Option is granted and may be exercised, only in such a manner as to conform to such Applicable Law.  To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such Applicable Law.

5.10                        Amendments, Suspension and Termination.  To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator or the Board, provided, however, that, except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall adversely affect the Option in any material way without the prior written consent of the Optionee.

5.11                        Successors and Assigns.  The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company.  Subject to the restrictions on transfer herein set forth in this Article 5, this Agreement shall be binding upon the Optionee and his or her heirs, executors, administrators, successors and assigns.

5.12                        Notification of Disposition.  If this Option is designated as an Incentive Stock Option, the Optionee shall give prompt notice to the Company of any disposition or other transfer of any Shares acquired under this Agreement if such disposition or transfer is made (a) within two (2) years from the Grant Date with respect to such Shares or (b) within one (1) year after the transfer of such Shares to the Optionee.  Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by the Optionee in such disposition or other transfer.

5.13                        Limitations Applicable to Section 16 Persons.  Notwithstanding any other provision of the Plan or this Agreement, if the Optionee is subject to Section 16 of the Exchange Act, then the Plan, the Option and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule.  To the extent permitted by Applicable Law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

5.14                        Not a Contract of Service Relationship.  Nothing in this Agreement or in the Plan shall confer upon the Optionee any right to continue to serve as an Employee or other service provider of the Company or any of its Affiliates or shall interfere with or restrict in any way the rights of the Company and its Affiliates, which rights are hereby expressly reserved, to discharge or terminate the services of the

Optionee at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in a written agreement between the Company or an Affiliate and the Optionee.

5.15                        Entire Agreement.  The Plan, the Grant Notice and this Agreement (including all Exhibits thereto, if any) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and the Optionee with respect to the subject matter hereof.

5.16                        Section 409A.  Notwithstanding any other provision of the Plan, this Agreement or the Grant Notice, the Plan, this Agreement and the Grant Notice shall be interpreted in accordance with the requirements of Section 409A of the Code.  The Administrator may, in its discretion, adopt such amendments to the Plan, this Agreement or the Grant Notice or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Administrator determines are necessary or appropriate to comply with the requirements of Section 409A of the Code.

Exhibit 10.11(c)

KYTHERA BIOPHARMACEUTICALS, INC.

2012 EQUITY INCENTIVE AWARD PLAN

RESTRICTED STOCK AWARD GRANT NOTICE

Kythera Biopharmaceuticals, Inc., a Delaware corporation, (the “Company”), pursuant to its 2012 Equity Incentive Award Plan, as amended from time to time (the “Plan”), hereby grants to the individual listed below (the “Participant”), in consideration of the mutual agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the number of shares of the Company’s Common Stock set forth below (the “Shares”).  This Restricted Stock award is subject to all of the terms and conditions as set forth herein and in the Restricted Stock Award Agreement attached hereto as Exhibit A (the “Agreement”) (including without limitation the Restrictions on the Shares set forth in the Agreement) and the Plan, each of which is incorporated herein by reference.  Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Restricted Stock Award Grant Notice (the “Grant Notice”) and the Agreement.

Participant:	[ ]

Grant Date:	[ ]

Total Number of Shares of Restricted Stock:	[ ] Shares

Vesting Commencement Date:	[ ]

Vesting Schedule:	[ ]

By his or her signature and the Company’s signature below, the Participant agrees to be bound by the terms and conditions of the Plan, the Agreement and this Grant Notice.  The Participant has reviewed the Agreement, the Plan and this Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of this Grant Notice, the Agreement and the Plan.  The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Grant Notice or the Agreement.  In addition, by signing below, the Participant also agrees that the Company, in its sole discretion, may satisfy any withholding obligations in accordance with Section 2.2(c) of the Agreement by (i) withholding shares of Common Stock otherwise issuable to the Participant upon vesting of the shares of Restricted Stock, (ii) instructing a broker on the Participant’s behalf to sell shares of Common Stock otherwise issuable to the Participant upon vesting of the shares of Restricted Stock and submit the proceeds of such sale to the Company, or (iii) using any other method permitted by Section 2.2(c) of the Agreement or the Plan.  If the participant is married, his or her spouse has signed the Consent of Spouse attached to this Grant Notice as Exhibit B.

KYTHERA BIOPHARMACEUTICALS, INC.:	PARTICIPANT:
HOLDER:

By:	By:
Print Name:	Print Name:
Title:
Address:	Address:

1

EXHIBIT A
TO RESTRICTED STOCK AWARD GRANT NOTICE

RESTRICTED STOCK AWARD AGREEMENT

Pursuant to the Restricted Stock Award Grant Notice (the “Grant Notice”) to which this Restricted Stock Award Agreement (this “Agreement”) is attached, Kythera Biopharmaceuticals, Inc., a Delaware corporation (the “Company”) has granted to the Participant the number of shares of Restricted Stock (the “Shares”) under the Company’s 2012 Equity Incentive Award Plan, as amended from time to time (the “Plan”), as set forth in the Grant Notice.  Capitalized terms not specifically defined herein shall have the meanings specified in the Plan and Grant Notice.

ARTICLE I.

GENERAL

1.1          Incorporation of Terms of Plan.  The Award (as defined below) is subject to the terms and conditions of the Plan, which are incorporated herein by reference.  In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.

ARTICLE II.

AWARD OF RESTRICTED STOCK

2.1          Award of Restricted Stock.

(a)           Award.  Pursuant to the Grant Notice and upon the terms and conditions set forth in the Plan and this Agreement, effective as of the Grant Date set forth in the Grant Notice, the Company has granted to the Participant an award of Restricted Stock (the “Award”) under the Plan in consideration of the Participant’s past and/or continued employment with or service to the Company or any Affiliate, and for other good and valuable consideration.  The number of Shares subject to the Award is set forth in the Grant Notice.  The Participant is an Employee, Director or Consultant of the Company or one of its Affiliates.

(b)           Book Entry Form; Certificates.  At the sole discretion of the Administrator, the Shares will be issued in either (i) uncertificated form, with the Shares recorded in the name of the Participant in the books and records of the Company’s transfer agent with appropriate notations regarding the restrictions on transfer imposed pursuant to this Agreement, and upon vesting and the satisfaction of all conditions set forth in Sections 2.2(b) and (d) hereof, the Company shall remove such notations on any such vested Shares in accordance with Section 2.2(e) below; or (ii) certificated form pursuant to the terms of Sections 2.1(c), (d) and (e) below.

(c)           Legend.  Certificates representing Shares issued pursuant to this Agreement shall, until all Restrictions (as defined below) imposed pursuant to this Agreement lapse or have been removed and the Shares have thereby become vested or the Shares represented thereby have been forfeited hereunder, bear the following legend (or such other legend as shall be determined by the Administrator):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN VESTING REQUIREMENTS AND MAY BE SUBJECT TO FORFEITURE UNDER THE TERMS OF A RESTRICTED STOCK AWARD AGREEMENT, BY AND BETWEEN KYTHERA BIOPHARMACEUTICALS, INC. AND THE

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REGISTERED OWNER OF SUCH SHARES, AND SUCH SHARES MAY NOT BE, DIRECTLY OR INDIRECTLY, OFFERED, TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNDER ANY CIRCUMSTANCES, EXCEPT PURSUANT TO THE PROVISIONS OF SUCH AGREEMENT.”

(d)           Escrow.  The Secretary of the Company or such other escrow holder as the Administrator may appoint may retain physical custody of any certificates representing the Shares until all of the Restrictions on transfer imposed pursuant to this Agreement lapse or shall have been removed; in such event, the Participant shall not retain physical custody of any certificates representing unvested Shares issued to him or her.  The Participant, by acceptance of the Award, shall be deemed to appoint, and does so appoint, the Company and each of its authorized representatives as the Participant’s attorney(s)-in-fact to effect any transfer of unvested forfeited Shares (or Shares otherwise reacquired by the Company hereunder) to the Company as may be required pursuant to the Plan or this Agreement and to execute such documents as the Company or such representatives deem necessary or advisable in connection with any such transfer.

(e)           Removal of Notations; Delivery of Certificates Upon Vesting.  As soon as administratively practicable after the vesting of any Shares subject to the Award pursuant to Section 2.2(b) hereof, the Company shall, as applicable, either remove the notations on any Shares subject to the Award issued in book entry form which have vested or deliver to the Participant a certificate or certificates evidencing the number of Shares subject to the Award which have vested (or, in either case, such lesser number of Shares as may be permitted pursuant to Section 11.2 of the Plan). The Participant (or the beneficiary or personal representative of the Participant in the event of the Participant’s death or incapacity, as the case may be) shall deliver to the Company any representations or other documents or assurances required by the Company.  The Shares so delivered shall no longer be subject to the Restrictions hereunder.

2.2          Restrictions.

(a)           Forfeiture.  Notwithstanding any contrary provision of this Agreement, upon the Participant’s Termination of Service for any or no reason, any portion of the Award (and the Shares subject thereto) which has not vested prior to or in connection with such Termination of Service (after taking into consideration any accelerated vesting and lapsing of Restrictions which may occur in connection with such Termination of Service (if any)) shall thereupon be forfeited immediately and without any further action by the Company, and the Participant’s rights in any Shares and such portion of the Award shall thereupon lapse and expire.  For purposes of this Agreement, “Restrictions” shall mean the restrictions on sale or other transfer set forth in Section 3.2 hereof and the exposure to forfeiture set forth in this Section 2.2(a).

(b)           Vesting and Lapse of Restrictions.  Subject to Section 2.2(a) above, the Award shall vest and Restrictions shall lapse in accordance with the vesting schedule set forth in the Grant Notice (rounding down to the nearest whole Share).

(c)           Tax Withholding.  The Company or its Affiliates shall be entitled to require a cash payment (or to elect, or permit the Participant to elect, such other form of payment determined in accordance with Section 11.2 of the Plan) by or on behalf of the Participant and/or to deduct from other compensation payable to the Participant any sums required by federal, state or local tax law to be withheld with respect to the grant or vesting of the Award or the lapse of the Restrictions hereunder.  In satisfaction of the foregoing requirement with respect to the grant or vesting of the Award or the lapse of the Restrictions hereunder, unless otherwise determined by the Company, the Company or its Affiliates

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shall withhold Shares otherwise issuable under the Award having a fair market value equal to the sums required to be withheld by federal, state and/or local tax law.  The number of Shares which shall be so withheld in order to satisfy such federal, state and/or local withholding tax liabilities shall be limited to the number of shares which have a fair market value on the date of withholding equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal, state and/or local tax purposes that are applicable to such supplemental taxable income.  Notwithstanding any other provision of this Agreement (including without limitation Section 2.1(b) hereof), the Company shall not be obligated to deliver any new certificate representing Shares to the Participant or the Participant’s legal representative or enter any such Shares in book entry form unless and until the Participant or the Participant’s legal representative, as applicable, shall have paid or otherwise satisfied in full the amount of all federal, state and local taxes applicable to the taxable income of the Participant resulting from the grant or vesting of the Award or the issuance of Shares hereunder.

(d)           Conditions to Delivery of Shares.  Subject to Section 2.1 above, the Shares deliverable under this Award may be either previously authorized but unissued Shares, treasury Shares or Shares purchased on the open market.  Such Shares shall be fully paid and nonassessable.  The Company shall not be required to issue or deliver any Shares under this Award prior to fulfillment of the conditions set forth in Section 11.4 of the Plan.

Notwithstanding the foregoing, the issuance of such Shares shall not be delayed if and to the extent that such delay would result in a violation of Section 409A of the Code.  In the event that the Company delays the issuance of such Shares because it reasonably determines that the issuance of such Shares will violate Applicable Law, such issuance shall be made at the earliest date at which the Company reasonably determines that issuing such Shares will not cause such violation, as required by Treasury Regulation Section 1.409A-2(b)(7)(ii).

(e)           To ensure compliance with the Restrictions, the provisions of the charter documents of the Company, and/or Applicable Law and for other proper purposes, the Company may issue appropriate “stop transfer” and other instructions to its transfer agent with respect to the Restricted Stock.  The Company shall notify the transfer agent as and when the Restrictions lapse.

2.3          Consideration to the Company.  In consideration of the grant of the Award pursuant hereto, the Participant agrees to render faithful and efficient services to the Company or any Affiliate.

ARTICLE III.

OTHER PROVISIONS

3.1          Section 83(b) Election.  If the Participant makes an election under Section 83(b) of the Code to be taxed with respect to the Restricted Stock as of the date of transfer of the Restricted Stock rather than as of the date or dates upon which the Participant would otherwise be taxable under Section 83(a) of the Code, the Participant hereby agrees to deliver a copy of such election to the Company promptly after filing such election with the Internal Revenue Service.

3.2          Restricted Stock Not Transferable.  Until the Restrictions hereunder lapse or expire pursuant to this Agreement and the Shares vest, the Restricted Stock (including any Shares received by holders thereof with respect to Restricted Stock as a result of stock dividends, stock splits or any other form of recapitalization) shall be subject to the restrictions on transferability set forth in Section 11.3 of the Plan; provided, however, that this Section 3.2 notwithstanding, with the consent of the Administrator, the Shares may be transferred to one or more Permitted Transferees, subject to and in accordance with Section 11.3 of the Plan.

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3.3          Rights as Stockholder.  Except as otherwise provided herein, upon the Grant Date, the Participant shall have all the rights of a stockholder of the Company with respect to the Shares, subject to the Restrictions, including, without limitation, voting rights and rights to receive any cash or stock dividends, in respect of the Shares subject to the Award and deliverable hereunder.

3.4          Not a Contract of Service Relationship.  Nothing in this Agreement or in the Plan shall confer upon the Participant any right to continue to serve as an Employee or other service provider of the Company or any of its Affiliates or shall interfere with or restrict in any way the rights of the Company and its Affiliates, which rights are hereby expressly reserved, to discharge or terminate the services of the Participant at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between the Company or an Affiliate and the Participant.

3.5          Governing Law.  The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

3.6          Conformity to Securities Laws.  The Participant acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act, and any and all Applicable Law.  Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Award is granted, only in such a manner as to conform to such Applicable Law.  To the extent permitted by Applicable Law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such Applicable Law.

3.7          Amendment, Suspension and Termination.  To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator or the Board; provided, however, that, except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall adversely affect the Award in any material way without the prior written consent of the Participant.

3.8          Notices.  Any notice to be given under the terms of this Agreement shall be addressed to the Company in care of the Secretary of the Company at the Company’s principal office, and any notice to be given to the Participant shall be addressed to the Participant at the Participant’s last address reflected on the Company’s records.  Any notice shall be deemed duly given when sent via email or when sent by reputable overnight courier or by certified mail (return receipt requested) through the United States Postal Service.

3.9          Successors and Assigns.  The Company or any Affiliate may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company and its Affiliates.  Subject to the restrictions on transfer set forth in Section 3.2 hereof, this Agreement shall be binding upon the Participant and his or her heirs, executors, administrators, successors and assigns.

3.10        Limitations Applicable to Section 16 Persons.  Notwithstanding any other provision of the Plan or this Agreement, if the Participant is subject to Section 16 of the Exchange Act, then the Plan, the Award and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule.  To the extent permitted by applicable law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

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3.11        Entire Agreement.  The Plan, the Grant Notice and this Agreement (including all Exhibits thereto, if any) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and its Affiliates and the Participant with respect to the subject matter hereof.

3.12        Limitation on the Participant’s Rights.  Participation in the Plan confers no rights or interests other than as herein provided.  This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust.  The Plan, in and of itself, has no assets.  The Participant shall have only the rights of a general unsecured creditor of the Company and its Affiliates with respect to amounts credited and benefits payable, if any, with respect to the Shares issuable hereunder.

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EXHIBIT B
TO RESTRICTED STOCK AWARD GRANT NOTICE

CONSENT OF SPOUSE

I,                               , spouse of                               , have read and approve the Restricted Stock Award Grant Notice (the “Grant Notice”) to which this Consent of Spouse is attached and the Restricted Stock Award Agreement (the “Agreement”) attached to the Grant Notice.  In consideration of issuing to my spouse the shares of the common stock of Kythera Biopharmaceuticals, Inc. set forth in the Grant Notice, I hereby appoint my spouse as my attorney-in-fact in respect to the exercise of any rights under the Agreement and agree to be bound by the provisions of the Agreement insofar as I may have any rights in said Agreement or any shares of the common stock of Kythera Biopharmaceuticals, Inc. issued pursuant thereto under the community property laws or similar laws relating to marital property in effect in the state of our residence as of the date of the signing of the foregoing Agreement.

Dated:
Signature of Spouse

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KYTHERA BIOPHARMACEUTICALS, INC.
2012 EQUITY INCENTIVE AWARD PLAN

RESTRICTED STOCK UNIT AWARD GRANT NOTICE

Kythera Biopharmaceuticals, Inc., a Delaware corporation, (the “Company”), pursuant to its 2012 Equity Incentive Award Plan, as amended from time to time (the “Plan”), hereby grants to the holder listed below (the “Participant”), an award of restricted stock units (“Restricted Stock Units” or “RSUs”).  Each vested Restricted Stock Unit represents the right to receive, in accordance with the Restricted Stock Unit Award Agreement attached hereto as Exhibit A (the “Agreement”), one share of Common Stock (“Share”).  This award of Restricted Stock Units is subject to all of the terms and conditions set forth herein and in the Agreement and the Plan, each of which are incorporated herein by reference.  Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Restricted Stock Unit Award Grant Notice (the “Grant Notice”) and the Agreement.

Participant:	[ ]

Grant Date:	[ ]

Total Number of RSUs:	[ ]

Vesting Commencement Date:	[ ]

Vesting Schedule:	[ ]

Termination:

If the Participant experiences a Termination of Service prior to the applicable vesting date, all RSUs that have not become vested on or prior to the date of such Termination of Service (after taking into consideration any vesting that may occur in connection with such Termination of Service, if any) will thereupon be automatically forfeited by the Participant without payment of any consideration therefor.

By his or her signature and the Company’s signature below, the Participant agrees to be bound by the terms and conditions of the Plan, the Agreement and this Grant Notice.  The Participant has reviewed the Agreement, the Plan and this Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of this Grant Notice, the Agreement and the Plan.  The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Grant Notice or the Agreement.  In addition, by signing below, the Participant also agrees that the Company, in its sole discretion, may satisfy any withholding obligations in accordance with Section 2.6(b) of the Agreement by (i) withholding shares of Common Stock otherwise issuable to the Participant upon vesting of the RSUs, (ii) instructing a broker on the Participant’s behalf to sell shares of Common Stock otherwise issuable to the Participant upon vesting of the RSUs and submit the proceeds of such sale to the Company, or (iii) using any other method permitted by Section 2.6(b) of the Agreement or the Plan

KYTHERA BIOPHARMACEUTICALS, INC.:	PARTICIPANT:

By:	By:
Print Name:	Print Name:
Title:
Address:	Address:

EXHIBIT A

TO RESTRICTED STOCK UNIT AWARD GRANT NOTICE

RESTRICTED STOCK UNIT AWARD AGREEMENT

Pursuant to the Restricted Stock Unit Award Grant Notice (the “Grant Notice”) to which this Restricted Stock Unit Award Agreement (this “Agreement”) is attached, Kythera Biopharmaceuticals, Inc., a Delaware corporation (the “Company”), has granted to the Participant an award of restricted stock units (“Restricted Stock Units” or “RSUs”) under the Company’s 2012 Equity Incentive Award Plan, as amended from time to time (the “Plan”).  Each vested Restricted Stock Unit represents the right to receive one share of Common Stock (“Share”) to purchase the number of Shares indicated in the Grant Notice.  Capitalized terms not specifically defined herein shall have the meanings specified in the Plan and Grant Notice.

ARTICLE I.

GENERAL

1.1                                           Incorporation of Terms of Plan.  The RSUs are subject to the terms and conditions of the Plan, which are incorporated herein by reference.  In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.

ARTICLE II.

GRANT OF RESTRICTED STOCK UNITS

2.1                                           Grant of RSUs.  Pursuant to the Grant Notice and upon the terms and conditions set forth in the Plan and this Agreement, effective as of the Grant Date set forth in the Grant Notice, the Company hereby grants to the Participant an award of RSUs under the Plan in consideration of the Participant’s past and/or continued employment with or service to the Company or any Affiliates and for other good and valuable consideration.

2.2                                           Unsecured Obligation to RSUs.  Unless and until the RSUs have vested in the manner set forth in Article 2 hereof, the Participant will have no right to receive Common Stock under any such RSUs.  Prior to actual payment of any vested RSUs, such RSUs will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.

2.3                                           Vesting Schedule.  Subject to Section 2.5 hereof, the RSUs shall vest and become nonforfeitable with respect to the applicable portion thereof according to the vesting schedule set forth in the Grant Notice (rounding down to the nearest whole Share).

2.4                                           Consideration to the Company.  In consideration of the grant of the award of RSUs pursuant hereto, the Participant agrees to render faithful and efficient services to the Company or any Affiliate.

2.5                                           Forfeiture, Termination and Cancellation upon Termination of Service.  Notwithstanding any contrary provision of this Agreement, upon the Participant’s Termination of Service for any or no reason, all Restricted Stock Units which have not vested prior to or in connection with such Termination of Service (after taking into consideration any accelerated vesting which may occur in connection with such Termination of Service (if any)) shall thereupon automatically be forfeited, terminated and cancelled as of the applicable termination date without payment of any consideration by

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the Company, and the Participant, or the Participant’s beneficiary or personal representative, as the case may be, shall have no further rights hereunder.  No portion of the RSUs which has not become vested as of the date on which the Participant incurs a Termination of Service shall thereafter become vested.

2.6                                           Issuance of Common Stock upon Vesting.

(a)                                 As soon as administratively practicable following the vesting of any Restricted Stock Units pursuant to Section 2.3 hereof, but in no event later than thirty (30) days after such vesting date (for the avoidance of doubt, this deadline is intended to comply with the “short term deferral” exemption from Section 409A of the Code), the Company shall deliver to the Participant (or any transferee permitted under Section 3.2 hereof) a number of Shares (either by delivering one or more certificates for such Shares or by entering such Shares in book entry form, as determined by the Company in its sole discretion) equal to the number of RSUs subject to this Award that vest on the applicable vesting date, unless such RSUs terminate prior to the given vesting date pursuant to Section 2.5 hereof.  Notwithstanding the foregoing, in the event Shares cannot be issued pursuant to Section 11.4 of the Plan, the Shares shall be issued pursuant to the preceding sentence as soon as administratively practicable after the Administrator determines that Shares can again be issued in accordance with such Section.

(b)                                 As set forth in Section 11.2 of the Plan, the Company shall have the authority and the right to deduct or withhold, or to require the Participant to remit to the Company, an amount sufficient to satisfy all applicable federal, state and local taxes required by law to be withheld with respect to any taxable event arising in connection with the Restricted Stock Units.  The Company shall not be obligated to deliver any new certificate representing Shares to the Participant or the Participant’s legal representative or enter such Shares in book entry form unless and until the Participant or the Participant’s legal representative shall have paid or otherwise satisfied in full the amount of all federal, state and local taxes applicable to the taxable income of the Participant resulting from the grant or vesting of the Restricted Stock Units or the issuance of Shares.

2.7                                           Conditions to Delivery of Shares.  The Shares deliverable hereunder may be either previously authorized but unissued Shares, treasury Shares or issued Shares which have then been reacquired by the Company.  Such Shares shall be fully paid and nonassessable.  The Company shall not be required to issue or deliver any certificates or make any book entries evidencing Shares deliverable hereunder prior to fulfillment of the conditions set forth in Section 11.4 of the Plan.

2.8                                           Rights as Stockholder.  The holder of the RSUs shall not be, nor have any of the rights or privileges of, a stockholder of the Company, including, without limitation, voting rights and rights to dividends, in respect of the RSUs and any Shares underlying the RSUs and deliverable hereunder unless and until such Shares shall have been issued by the Company and held of record by such holder (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company).  No adjustment shall be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 14.2 of the Plan.

ARTICLE III.

OTHER PROVISIONS

3.1                                           Administration.  The Administrator shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules.  All actions taken and all interpretations and determinations made by the Administrator in good faith shall be final and binding

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upon the Participant, the Company and all other interested persons.  No member of the Administrator or the Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, this Agreement or the RSUs.

3.2                                           Grant is Not Transferable.  During the lifetime of the Participant, the RSUs may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution or, subject to the consent of the Administrator, pursuant to a DRO.  Neither the RSUs nor any interest or right therein shall be liable for the debts, contracts or engagements of the Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.

3.3                               Tax Consultation.  The Participant understands that the Participant may suffer adverse tax consequences in connection with the RSUs granted pursuant to this Agreement (and the Shares issuable with respect thereto).  The Participant represents that the Participant has consulted with any tax consultants the Participant deems advisable in connection with the RSUs and the issuance of Shares with respect thereto and that the Participant is not relying on the Company for any tax advice.

3.4                               Adjustments. The Participant acknowledges that the RSUs are subject to modification and termination in certain events as provided in this Agreement and Article 14 of the Plan.

3.5                               Notices.  Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the Company’s principal office, and any notice to be given to the Participant shall be addressed to the Participant at the Participant’s last address reflected on the Company’s records.  Any notice shall be deemed duly given when sent via email or when sent by reputable overnight courier or by certified mail (return receipt requested) through the United States Postal Service.

3.6                               Participant’s Representations.  If the Shares issuable hereunder have not been registered under the Securities Act or any applicable state laws on an effective registration statement at the time of such issuance, the Participant shall, if required by the Company, concurrently with such issuance, make such written representations as are deemed necessary or appropriate by the Company and/or its counsel.

3.7                               Titles.  Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

3.8                               Governing Law.  The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

3.9                               Conformity to Securities Laws.  The Participant acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any other Applicable Law.  Notwithstanding anything herein to the contrary, the Plan shall be administered, and the RSUs are granted, only in such a manner as to conform to Applicable Law.  To the extent permitted by Applicable Law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such Applicable Law.

3.10                        Amendment, Suspension and Termination.  To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any

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time or from time to time by the Administrator or the Board; provided, however, that, except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall adversely affect the RSUs in any material way without the prior written consent of the Participant.

3.11                        Successors and Assigns.  The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company.  Subject to the restrictions on transfer herein set forth in Section 3.2 hereof, this Agreement shall be binding upon the Participant and his or her heirs, executors, administrators, successors and assigns.

3.12                        Limitations Applicable to Section 16 Persons.  Notwithstanding any other provision of the Plan or this Agreement, if the Participant is subject to Section 16 of the Exchange Act, then the Plan, the RSUs and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule.  To the extent permitted by Applicable Law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

3.13                        Entire Agreement.  The Plan, the Grant Notice and this Agreement (including all Exhibits thereto, if any) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and the Participant with respect to the subject matter hereof.

3.14                        Section 409A.  Notwithstanding any other provision of the Plan, this Agreement or the Grant Notice, the Plan, this Agreement and the Grant Notice shall be interpreted in accordance with the requirements of Section 409A of the Code.  The Administrator may, in its discretion, adopt such amendments to the Plan, this Agreement or the Grant Notice or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Administrator determines are necessary or appropriate to comply with the requirements of Section 409A of the Code.

3.15                        Limitation on Participant’s Rights.  Participation in the Plan confers no rights or interests other than as herein provided.  This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust.  The Plan, in and of itself, has no assets.  Participant shall have only the rights of a general unsecured creditor of the Company and its Affiliates with respect to amounts credited and benefits payable, if any, with respect to the RSUs, and rights no greater than the right to receive the Common Stock as a general unsecured creditor with respect to RSUs, as and when payable hereunder.

3.16                        Not a Contract of Service Relationship.  Nothing in this Agreement or in the Plan shall confer upon the Participant any right to continue to serve as an Employee or other service provider of the Company or any of its Affiliates or shall interfere with or restrict in any way the rights of the Company and its Affiliates, which rights are hereby expressly reserved, to discharge or terminate the services of the Participant at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between the Company or an Affiliate and the Participant.

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Exhibit 10.17

KYTHERA BIOPHARMACEUTICALS, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM

This Kythera Biopharmaceuticals, Inc. (the “Company”) Non-Employee Director Compensation Program (this “Program”) has been adopted under the Company’s 2012 Equity Incentive Award Plan (the “Plan”) and shall be effective upon the closing of the Company’s initial public offering of its common stock (the “IPO”).  The Equity Compensation portion of this Program is intended to constitute the Non-Employee Director Equity Compensation Program contemplated by Article 12 of the Plan.  Capitalized terms not otherwise defined herein shall have the meaning ascribed in the Plan.

Cash Compensation

Effective upon the IPO, annual retainers will be paid in the following amounts to Non-Employee Directors:

Non-Employee Director:	$30,000
Lead Independent Director:	$15,000
Chair of Audit Committee:	$15,000
Chair of Compensation Committee:	$10,000
Chair of Nominating and Corporate Governance Committee:	$7,000
Audit Committee Member (other than Chair):	$7,000
Compensation Committee Member (other than Chair):	$5,000
Nominating and Corporate Governance Committee Member (other than Chair):	$3,000

All annual retainers will be paid in cash quarterly in arrears promptly following the end of the applicable calendar quarter, but in no event more than thirty (30) days after the end of such quarter.

Equity Compensation

IPO Option Grant:

Each Non-Employee Director who is serving on the Board on the IPO shall be granted an Option to purchase 15,000 shares of Common Stock under the Plan or any other applicable Company equity incentive plan then-maintained by the Company (the “IPO Option”).

The IPO Option will be automatically granted upon the IPO, and will vest in equal annual installments on each of the first three (3) anniversaries of the date of grant, subject to continued service through each vesting date.

Initial Stock Option Grant:	Each Non-Employee Director who is initially elected or

appointed to serve on the Board after the IPO shall be granted an Option to purchase 35,000 shares of Common Stock under the Plan or any other applicable Company equity incentive plan then-maintained by the Company (the “Initial Option”).

The Initial Option will be automatically granted on the date on which such Non-Employee Director commences service on the Board, and will vest in substantially equal annual installments on each of the first three (3) anniversaries of the applicable date of grant, subject to continued service through each vesting date.

Annual Stock Option Grant:

Each Non-Employee Director who is serving on the Board as of the date of each annual shareholder meeting of the Company (each, an “Annual Meeting”) shall be granted an Option to purchase 17,500 shares of Common Stock under the Plan or any other applicable Company equity incentive plan then-maintained by the Company (the “Annual Option”).

The Annual Option will be automatically granted on the date of the applicable Annual Meeting, and will vest in substantially equal annual installments on each of the first three (3) anniversaries of the applicable date of grant, subject to continued service through each vesting date.

Change in Control

Upon a Change in Control of the Company, all outstanding equity awards granted under the Plan or any other equity incentive plan maintained by the Company that are held by a Non-Employee Director shall become fully vested and/or exercisable, irrespective of any other provisions of the Non-Employee Director’s Award Agreement.

Miscellaneous

The other provisions of the Plan shall apply to the Options granted automatically pursuant to this Program, except to the extent such other provisions are inconsistent with this Program.  All applicable terms of the Plan apply to this Program as if fully set forth herein, and all grants of Options hereby are subject in all respect to the terms of such Plan.  The grant of any Option under this Program shall be made solely by and subject to the terms set forth in a written agreement in a form to be approved by the Board and duly executed by an executive officer of the Company.

Effectiveness, Amendment, Modification and Termination

This Program shall become effective upon the consummation of the IPO.  This Program may be amended, modified or terminated by the Board in the future at its sole discretion.  No Non-Employee Director shall have any rights hereunder, except with respect to an Option granted pursuant to the Program.

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" and the use of our report dated March 26, 2012, in the Registration Statement (Form S-1) and related Prospectus of Kythera Biopharmaceuticals, Inc. dated April 6, 2012.

/s/ Ernst & Young LLP
Los Angeles, California April 6, 2012

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KYTHERA BIOPHARMACEUTICALS, INC. Notes to Financial Statements